Form 10-K405, Exhibit 13
RELIANCE GROUP HOLDINGS INC
filed 1995-03-31
CIK 356395

Financial Highlights
--------------------------------------------------------------------------------

(In thousands, except per-share amounts)            1994        1993        1992
Revenues                                      $3,047,050  $2,962,819  $2,757,334
Income (loss) from continuing operations
     before gain on sales of investments          38,790      (1,437)    (85,928)
Net income (loss)                                 43,821      73,525     (35,655)
Per-share information:
     Income (loss) from continuing operations
           before gain on sales of investments       .34        (.02)      (1.14)
     Net income (loss)                               .38         .79        (.47)
Assets                                         9,369,553   8,815,214   8,185,611
Shareholders' equity                             386,750     518,626     257,800

--------------------------------------------------------------------------------

Delivering on the Promise Over the past several years, Reliance has made significant strides in changing its operating strategies, business focus, structure and culture to respond to the insurance markets and customer needs of the 1990's. These strategic moves are producing positive operating results. Reliance established a clear pattern of improved operating earnings in 1994, and the company strongly believes it has the people, the products, the business mix and the strategies for growth to sustain this positive momentum.

                   Reliance Group Holdings, Inc. At-A-Glance


Property
& Casualty Insurance

Reliance National

Market Focus
------------

A broad range of insurance products and services for Fortune 1,000 companies and their private equivalents, and for specialty lines customers served by national brokers. Business conducted in U.S. and selected international markets.

Percentage of Property
and Casualty Premiums
-----------------------
50%
$890 million
Net Written
Premiums


Reliance Insurance

Market Focus
------------
Traditional and innovative coverages for the more complex standard commercial risks of "Business America" customers--corporations with up to 1,000 employees and revenues up to $300 million. Also, custom underwriting for selected classes of non-standard risks and programs for groups with common insurance needs.

Percentage of Property
and Casualty Premiums
-----------------------
35%
$611 million
Net Written
Premiums

Excluding personal lines

Reliance Reinsurance

Market Focus
------------
Treaty and facultative reinsurance for small and mid-sized specialty insurers, and for specialty divisions of larger insurers. Also, customized reinsurance products for specialized needs.

Percentage of Property
and Casualty Premiums
-----------------------
7%
$126 million
Net Written
Premiums

Reliance Surety

Market Focus
------------
Contract surety bonds (primarily for mid-sized contractors), commercial surety bonds and fidelity bonds (for financial institutions and a variety of other customers).

Percentage of Property
and Casualty Premiums
-----------------------
7%
$118 million
Net Written
Premiums


Title Insurance


Commonwealth Land Title

Market Focus
------------
Title insurance, appraisal services, escrow services and a range of other real-estate-related services, for residential and commercial property owners, financial intermediaries and mortgage originators.

Commonwealth Land Title
Premiums and Fees

$602  $676  $826  $893  $857

 90    91    92    93    94
       (dollars in millions)

(Reliance National)
Distribution System
-------------------
. National brokers
. Program agents

1994 Results
------------
Profitability improved significantly. Net premiums written increased to $890 million and the combined ratio improved to 104.5%. The business mix continued to shift, as attractive opportunities were pursued in ocean marine, aviation and other segments. International operations continued their profitable expansion.

Distribution of Premiums      Percentage
------------------------      ----------
[PIE CHART]

1 Risk Management                 33%
2 Special Operations              20
3 Excess and Surplus              14
4 International                   10
5 Financial Products               8
6 Financial and Specialty          6
7 Accident and Health              5
8 Other                            4



(Reliance Insurance)
Distribution System
-------------------

o  Independent agents

o  Regional and national brokers
o  Program agents

1994 Results
------------
The company continued to write more of its targeted business, and the combined ratio and bottom line improved accordingly. Net premiums written were flat at $611 million and the combined ratio improved to 106.4%, the best since 1988.

Distribution of Premiums    Percentage
------------------------    ----------
[PIE CHART]

1 Standard Commercial           51%
2 Custom Underwriting           30
3 Large Accounts                19

(Reliance Reinsurance)
Distribution System
-------------------
o Reinsurance intermediaries

1994 Results
------------
Results were adversely affected by catastrophes, primarily California's Northridge earthquake. Net premiums written grew modestly to $126 million, while the combined ratio increased to 111.3%, including 11.2 points for catastrophes.

Distribution of Premiums    Percentage
------------------------    ----------
[PIE CHART]

1 Treaty                        93%
2 Facultative                    7

(Reliance Surety)
Distribution System
-------------------
o  Independent agents
o  Regional and national brokers

1994 Results
------------
Reliance Surety reported record performance again in 1994, as the company continued to outperform the surety industry. Net written premiums increased 11% to $118 million, and the combined ratio improved further, to 74.3%.

Distribution of Premiums    Percentage
------------------------    ----------
[PIE CHART]

1 Contract Surety               65%
2 Other Surety                  22
3 Fidelity                      13


(Commonwealth)
Distribution System
-------------------
o  Company-owned branch offices
o  Independent title insurance agents

1994 Results
------------
Results reflected the dramatic rise in interest rates which drastically cut residential refinancings and slowed the rate of growth in the new-home and home-resale markets. Revenues slipped to $857 million, and pre-tax operating profit dropped to $31 million. While Commonwealth took aggressive cost-control measures during the year, it continued to invest for the future.

Distribution of Premiums
------------------------
[PIE CHART]

1 Residential          Pie Chart depicting the distribution of Commonwealth's
2 Commercial           premiums between residential and commercial business.

               Reliance Group Holdings, Inc. 1994 Annual Report
               ------------------------------------------------

To Our Shareholders

[Photograph of Saul P. Steinberg and Robert M. Steinberg]

Saul P. Steinberg (right)
Chairman and Chief Executive Officer
Robert M. Steinberg (left)
President and Chief Operating Officer

-------------------------------------------------------------------------------
For property and casualty operations, the combined ratio improved significantly and pretax operating income tripled.
-------------------------------------------------------------------------------

Our property and casualty operations are more focused and disciplined than ever.

[GRAPH]

Reliance's Improving
Combined Ratio
Property and Casualty
Operations

121.0%  91
114.1%  92
110.8%  93
104.4%  94


The ratio of claims and expenses to earned premiums--the better the performance, the lower the ratio.

-------------------------------------------------------------------------------
Our goal is to achieve an ROE which consistently exceeds 15%.
-------------------------------------------------------------------------------

Reliance is delivering on the promise. The company's 1994 operating results validate the strategies we have executed over the past several years.

  Our progress is apparent in most key performance measures. In particular, our property and casualty operations are demonstrating that they are positioned for growth in profitability, regardless of the state of the insurance markets.

  We are pleased to report that Reliance's 1994 operating income was $38.8 million, or $.34 per share, compared with the 1993 operating loss of $1.4 million, or $.02 per share. The 1994 results include a special pretax charge of $11.6 million, or $.07 per share after tax, reflecting the company's assessment of the potential impact of California Proposition 103.

  Net realized capital gains were much lower in 1994. Accordingly, 1994 net income, including gains, was $43.8 million, or $.38 per share, compared with $73.5 million, or $.79 per share, for 1993.

  The significant improvement in operating income is the direct result of fundamental changes made in recent years:

o Sharpening our operational focus by divesting non-core businesses and committing resources to our property and casualty insurance and title insurance operations;

o Shifting our property and casualty operations towards specialty and larger commercial accounts and away from the more price-competitive commodity lines, and

o Reducing balance sheet leverage and interest expense through an equity issue and debt refinancing in November 1993.

Property & Casualty Insurance

The increase in operating income was directly attributable to the outstanding performance of our property and casualty businesses. The property and casualty combined ratio--the ratio of claims and expenses to earned premiums--improved significantly, and pre-tax operating income tripled.

Our combined ratio, which has improved every year since 1991 despite highly competitive market conditions, was 104.4% for 1994, about eight points better than the average for commercial lines companies.

We are very pleased with the progress achieved by our property-casualty operations. They are more focused and disciplined than ever, they have an international as well as a national orientation, and they have a work force with superior skills trained on attractive market niches. We believe you will not find a company today more sophisticated than Reliance in combining actuarial, underwriting and claims management disciplines to compete successfully in the marketplace. We continue to pursue profitable opportunities, both domestically and internationally, and we expect our property and casualty operations to improve further in 1995.

Title Insurance

Following record performances in 1992 and 1993, title insurance results were lower in 1994. This decline reflected the dramatic rise in interest rates, which drastically cut residential refinancings and slowed growth rates in new-home and home-resale markets.

Commonwealth Land Title met this challenge with aggressive cost-control measures throughout the year. Between the first and fourth quarters, the level of quarterly managed costs was cut by $10 million, or $40 million on an annualized basis. Although it appears that market conditions in 1995 will not differ much from the second half of 1994, this does not change our positive longer term view of the title insurance business. We are continuing to invest in technology and other resources at Commonwealth with an eye toward the future.

Sustaining
the Momentum

This is a critical time for the insurance industry. As we enter yet another year of soft market pricing, the companies succeeding and prospering are those, like Reliance, that provide real added benefit to their customers and manage their businesses for

                                      4-5
profitability, regardless of the insurance cycle.

We believe weaker players will continue to be weeded out and the quality gap will widen further, with top companies capitalizing on their strengths and expertise. These companies will satisfy their customers, earn superior returns on equity and generate real value for their shareholders--the key measures of any company's success.

We are absolutely convinced that Reliance is emerging as one of those companies. While our 1994 return on equity of 10% is significantly better than the unacceptably low industry average, we are not satisfied. Our goal is to achieve a return on equity which consistently exceeds 15%. We believe that the changes we have made to date, together with additional improvements anticipated in 1995, have positioned Reliance to reach that goal.

Our accomplishments have not come easily, nor overnight. Many Reliance people have worked diligently to produce these positive results, and we would like to express our deep appreciation to them. In particular, Dean W. Case, vice chairman of Reliance Insurance Company and its president since 1988, retired from operating management in 1994, having provided extraordinary leadership and vision through a period of remarkable transformation.


We have accomplished a lot, and we are dedicated to completing the task. Our commitment to provide top quality service to our customers and create long-term value for our shareholders is stronger than it has ever been. There is undeniable pride and excitement at Reliance these days, as well as a strong belief that we have the drive, the determination and the discipline to sustain the momentum.


Saul P. Steinberg
Chairman and Chief Executive Officer


Robert M. Steinberg
President and Chief Operating Officer

               Reliance Group Holdings, Inc. 1994 Annual Report
               ------------------------------------------------
                             Review of Operations

                                                                          [LOGO]

Reliance's insurance operations are focused in two clearly defined areas: property and casualty insurance and title insurance.

Property and Casualty: While they focus on different product lines, the company's four property and casualty companies share a common business philosophy. Each seeks to identify specialty market segments where it can offer value-added services that go beyond risk assumption. Each strives to recruit and retain top professionals and reward them for their accomplishments. And each maintains the discipline and flexibility to move into and out of market segments quickly, as circumstances dictate.

Title: Commonwealth Land Title is the nation's third largest title insurer. With branches or agents in every major U.S. market, the company provides a growing range of title insurance and other real-estate-related services to residential and commercial markets.

               Reliance Group Holdings, Inc. 1994 Annual Report
               ------------------------------------------------

Dennis A. Busti, President

[Photo of Dennis A. Busti]

"The remarkable growth of Reliance National can be traced in large part to an entrepreneurial culture and a flat organizational structure, which enable us to quickly identify attractive segments of the specialty lines market, both domestically and internationally, and to provide value-added coverages and services for customers in these segments . . . ."

Reliance
     National

Reliance National was created in 1987 to compete in the Fortune 1000 and specialty lines markets served by the national brokers. Since then, Reliance National has emerged as a singular success story. It now accounts for half of Reliance Group's property and casualty premiums.

      A large measure of Reliance National's success stems from its approach to the market. The company seeks attractive specialty market segments where it can provide innovative coverages and responsive, value-added service. These segments are served by skilled and specialized insurance professionals. Operations are divided into eight major divisions, and subdivided into about 50 separate and distinct profit centers, all with their own underwriting and claims capabilities, and many with their own actuarial capabilities.

      As one indication of its success, Reliance National has established leadership positions in important segments of the specialty property and casualty market, including risk management, directors and officers liability, boiler and machinery and environmental coverages.

     While these strong market positions have been achieved through innovative program design, Reliance National's profitability is due to careful underwriting. Risk is controlled through policy

               Reliance Group Holdings, Inc.  1994 Annual Report
               -------------------------------------------------

--------------------------------------------------------------------------------
                               Reliance National

[GRAPH]

$599  90
$786  91
$829  92
$872  93
$890  94

Net Premiums Written (in millions)
--------------------------------------------------------------------------------

Reliance National has strong positions in important segments of the specialty market.
--------------------------------------------------------------------------------

structure, low net retentions, retrospectively rated and loss sensitive coverages (where the final premium is based on the insured's actual loss experience), and increased use of claims-made policies (which provide coverage only for events occurring and reported during the policy period).

     For 1994, Reliance National's net written premiums increased to $890 million and the combined ratio improved to 104.5% from 109.2% in 1993. These results reflect shifts in several lines of business, consistent with the company's strategy. Attractive opportunities in ocean marine, aviation and other market segments were pursued in 1994. Conversely, poorly performing business representing over $100 million in premiums was cancelled or non-renewed.

     Reliance National's international operations, which operate on the same strategy of identifying attractive specialty markets, continued their profitable expansion in 1994, and have grown to account for over 10% of Reliance National's premiums. Existing operations in Canada and the United Kingdom experienced excellent growth, and branch offices were opened in Spain and the Netherlands. Reliance National also completed the acquisitions of companies in Mexico and Argentina, and is in the process of opening a branch in Germany and acquiring a company in Hong Kong.

Outlook:
--------

Reliance National will maintain its focus on identifying profitable opportunities in specialty lines and retain its discipline and flexibility to move in and out of market segments as circumstances dictate. With attractive opportunities in select segments of the domestic market and strong growth expected from international operations, Reliance National should continue to grow in terms of premiums and profitability in 1995 and beyond.

               Reliance Group Holdings, Inc. 1994 Annual Report
               ------------------------------------------------

Dean W. Case, Vice Chairman
[Photo of Dean W. Case]

"The middle market in commercial property and casualty insurance offers significant opportunities for companies which are able to focus on areas where they excel, execute the fundamentals day after day and maintain underwriting discipline. Reliance Insurance is definitely one of those companies . . . ."




Reliance
     Insurance



     Steadily and incrementally in recent years, Reliance Insurance Company has executed a dramatic shift in market focus and profitability. Historically a main street, small commercial and personal lines underwriter, Reliance Insurance today targets larger, more complex commercial risks, through a network of independent agents and brokers.

     Reliance Insurance has maintained and communicated a consistent underwriting strategy for these agents and brokers and has paid careful attention to service and other business fundamentals. As a result, even as it has been exiting less profitable lines, the company has established a strong presence in the "Business America" market --mid-sized companies with up to 1,000 employees and annual revenues up to $300 million. Today this market accounts for over 80% of the company's premiums.
Reliance Insurance offers these customers a range of tailor-made products and services usually available only to larger companies.

     As the company writes more of this targeted business, its combined ratio and bottom line are improving accordingly. Net premiums written in 1994 were $611 million, flat with 1993. However, the combined ratio improved to 106.4% from 109.6% in 1993 -- the best combined ratio since 1988.

               Reliance Group Holdings, Inc. 1994 Annual Report
               ------------------------------------------------

--------------------------------------------------------------------------------
Reliance Insurance

               [GRAPH]

$651  90
$672  91
$600  92
$617  93
$611  94

Net Premiums Written (in millions)


--------------------------------------------------------------------------------
Reliance insurance has executed a dramatic shift in focus and profitability.
--------------------------------------------------------------------------------


     For the company's standard commercial coverages, underwriting results improved significantly in 1994, despite significant competitive activity. The average account size increased during the year as the shift to targeted market segments continued.

     The Large Accounts Division focuses on accounts with annual premiums over $500,000. This division now generates about 20% of Reliance Insurance's premiums and continues to write at an underwriting profit. The division's primary business line is workers compensation insurance, much of which is written on a retrospectively rated or loss-sensitive basis.

     The Custom Underwriting Division, which accounts for about 30% of Reliance Insurance's premiums, reported excellent results for 1994. This division's risk underwriting operation, which writes selected classes of non-standard risks, benefited from rate increases in property lines and an improved mix of business. Results also improved in program business for groups with common insurance needs, as incremental growth was achieved from several existing programs. Reliance Insurance now operates programs for moving and storage companies, day care centers, marinas and Masonic lodges, among other groups.

Outlook:
--------
Through consistent sales and service initiatives, disciplined underwriting and careful attention to costs and other business fundamentals, Reliance Insurance will continue its consistent progress of recent years. The standard commercial business will increasingly reflect the company's "Business America" target market, and the large accounts and custom underwriting areas will continue to grow.

               Reliance Group Holdings, Inc. 1994 Annual Report
               ------------------------------------------------

George H. Roberts, President

[Photograph of George H. Roberts]


"Reliance Reinsurance seeks to identify under-served market segments where we can provide true value-added service, and where we can obtain compensation commensurate with the underwriting risk we are willing to take and the technical expertise we offer. We are decidedly not just another 'me-too' company. . . ."
--------------------------------------------------------------------------------
Reliance Reinsurance
[GRAPH]

$ 91  90
$106  91
$108  92
$124  93
$126  94

Net Premiums Written (in millions)
--------------------------------------------------------------------------------

Reliance
     Reinsurance

Reliance Reinsurance offers treaty and casualty facultative reinsurance for small and mid-sized specialty insurers,and for specialty divisions of larger insurers. It focuses on market segments where technical expertise and experience can make a difference to the client.

     Results were mixed in 1994. Net premiums written grew to $126 million, while the combined ratio increased to 111.3% from 104.8% in 1993, including 11.2 points for catastrophes, primarily the Northridge earthquake.

     Casualty treaty operations, which comprise the bulk of Reliance Re's writings, continued to post impressive results, while the new ocean marine and aviation operation achieved outstanding underwriting profitability. Also, premiums nearly doubled for customized reinsurance products.

     Offsetting strong casualty results, property operations were adversely affected by intense competition and the impact of a retrocessional property catastrophe program. Reliance Reinsurance has not renewed this program for 1995, and believes that this non-renewal will enhance earnings stability going forward.

Outlook:
--------
Reliance Re will continue its proven strategy in casualty, and participate prudently in property coverages. Growth is expected in new market segments and customized reinsurance products.

               Reliance Group Holdings, Inc. 1994 Annual Report
               ------------------------------------------------

George T. Holbrook Jr., President

[Photo of George T. Holbrook Jr., President]

"More than any of our surety peers, Reliance Surety markets itself through its underwriting. We're an underwriting company first, and a marketing company second. We certainly want to grow this business, but we aren't about to compromise our underwriting standards to achieve that growth . . . ."

Reliance Surety
$ 96  90
$ 91  91
$ 94  92
$107  93
$118  94

Net Premiums Written (in millions)

--------------------------------------------------------------------------------

Reliance
  Surety

Reliance Surety, the second largest U.S. surety company, is widely recognized as the premiere company in quality and profitability in its primary markets. Providing bonds for a wide range of contractors, it has established valuable long-term relationships with major clients, through comprehensive knowledge of the construction industry, clear underwriting standards and a reputation for creative problem-solving.

     Reliance Surety reported record performance in 1994, as it continued to outperform the surety industry. Net written premiums increased 11% to $118 million and the combined ratio improved to 74.3% from 81.0% in 1993.

     All of Reliance Surety's businesses exhibited strong growth. In construction bonds, which now account for nearly two thirds of premiums, the company benefited from improvements in the construction industry, writing additional performance bonds for existing clients and establishing new business relationships. Newer programs targeting smaller contracting firms and commercial and license bonds also contributed to the improved 1994 results.

Outlook:
--------
The core business should continue to expand, and newer programs offer significant growth potential. Combined with disciplined underwriting, this should enable Reliance Surety to sustain its outstanding performance.

               Reliance Group Holdings, Inc. 1994 Annual Report
               ------------------------------------------------

Herbert Wender, Chairman


[Photo of Herbert Wender, Chairman]

"At Commonwealth we are continuing to invest in the future. We see significant longer-term opportunities, both in title insurance and a range of other real-estate- related services. Information technology is bringing dramatic change to our business, and Commonwealth is at the forefront of that movement . . . ."


Commonwealth
     Land Title
                Insurance

The nation's third largest title insurance company, Commonwealth provides a growing range of residential and commercial title insurance and real-estate-related services. Faced with a difficult business environment in 1994, Commonwealth took aggressive steps to reduce costs and reshape its operations to reinforce its position as a leading force in the real estate markets of the future.

     Following two record years in 1992 and 1993, Commonwealth's 1994 results reflected the dramatic rise in interest rates, which drastically cut residential refinancings and slowed the rate of growth in the new-home and home-resale markets. As one measure of the decline, mortgage originations dropped by almost 50% during the second half of 1994.

     Revenues and pretax operating income were below the record levels of 1993. Commonwealth responded swiftly to these changed market conditions, and has become a leaner, more aggressive marketer. Staffing levels were reduced by 20% and other cost-control measures were taken throughout the year. Between the first and fourth quarters, the level of quarterly managed costs was cut by $10 million, or $40 million on an annualized basis.

               Reliance Group Holdings, Inc. 1994 Annual Report
               ------------------------------------------------

--------------------------------------------------------------------------------
Commonwealth
Land Title
Revenues

[GRAPH]

(including investment income)
$626  90
$695  91
$865  92
$922  93
$884  94


         (dollars in millions)

Commonwealth Land Title
Income From Operations

[GRAPH]

$15  90
$23  91
$47  92
$55  93
$31  94

       (dollars in millions)

--------------------------------------------------------------------------------
Despite the difficult business environment, Commonwealth continued to invest for the future.
--------------------------------------------------------------------------------

     Despite the difficult business environment, Commonwealth continued to invest for the future. "Commonwealth OneStop" was introduced during the year to provide major national lenders with all the closing services required to complete residential real estate transactions through a single, computer-based contact point. Among the services offered through this state-of-the-art program are: title insurance (provided by the Company's National Residential Title Services Division), appraisal management (through Commonwealth's new appraisal management subsidiary, CLT Appraisal Services, Inc.), appraisal information systems, credit reporting, flood certification and employee relocation.

     Commercial business continued its excellent growth, highlighted by strong performance from the National Title Services Division, which focuses on large, complex, multi-state commercial customers.

           Commonwealth was awarded an "A" claims-paying rating from Standard & Poor's in 1994. This rating represents an objective measure of the company's financial strength and stability, and offers distinct competitive advantages in the marketplace, particularly for large commercial customers.

Outlook:
--------
There are few signs that the title insurance market will be much different in 1995 than in the second half of 1994. Over the longer term, as interest rates stabilize, it is anticipated that the new-home and home-resale markets, Commonwealth's traditional core business, should improve. In addition, commercial business continues to exhibit strength.

     With its focus on providing a broad range of real-estate-related services and its strong financial rating, Commonwealth is now extremely well positioned to capitalize on opportunities that become available in both the residential and commercial segments.

Financial Section Contents

Selected Financial Data             17

Financial Review                    20

Consolidated Financial Statements   28

Notes to Consolidated
Financial Statements                32

Independent
Auditors' Report                    54

Report of Management                55

Market and Dividend Information     56

Directors and Officers              57

Corporate Data                      58

                            Selected Financial Data
                            -----------------------

                 Reliance Group Holdings, Inc. & Subsidiaries
                 --------------------------------------------


Year Ended December 31                                          1994           1993        1992          1991         1990
----------------------                                    ----------     ----------  ----------    ----------   ----------
(In thousands)
Income Statement Data:
Revenues:
Property and casualty insurance
     Premiums earned(1)                                   $1,777,318     $1,571,539  $1,535,740    $1,548,838   $1,630,021
     Net investment income                                   232,299        216,432     189,287       193,375      209,799
     Gain (loss) on sales of investments                       8,851        129,018      50,080          (692)     (52,124)
     Gain on sale of subsidiary(1)                                --             --          --             --     380,500
                                                          ----------     ----------  ----------    -----------  ----------
                                                           2,018,468      1,916,989   1,775,107      1,741,521   2,168,196
                                                          ----------     ----------  ----------    -----------  ----------
Title and mortgage insurance

     Premiums earned(2)                                      856,774        893,364     826,493        675,904     602,089
     Net investment income                                    26,613         24,282      26,224         25,521      23,795
     Gain (loss) on sales of investments                         516          4,786       3,267         (5,971)        (45)
     Gain on sale of subsidiary(2)                                --             --       8,999             --          --
                                                          ----------     ----------  ----------    -----------  ----------
                                                             883,903        922,432     864,983        695,454     625,839
                                                          ----------     ----------  ----------    -----------  ----------
Other                                                        144,679        123,398     117,244        113,378     118,157
                                                          ----------     ----------  ----------    -----------  ----------
                                                          $3,047,050     $2,962,819  $2,757,334     $2,550,353  $2,912,192
                                                          ==========     ==========  ==========    ===========  ==========
Income (loss) from continuing operations
     before gain on sales of investments,
     income taxes, minority interests and
     equity in investee companies:
           Property and casualty insurance                $  134,956     $   41,212  $  (29,999)    $ (133,479) $   60,110
           Title and mortgage insurance                       30,810         55,180      47,031         23,360      15,250
           Corporate interest expense                        (75,619)       (89,517)    (95,574)      (100,659)   (113,796)
           Corporate overhead and other                      (48,166)       (52,979)    (60,970)       (47,979)    (86,324)
                                                          ----------     ----------  ----------    -----------  ----------
                                                              41,981        (46,104)   (139,512)      (258,757)   (124,760)
Income tax (provision) benefit                                (9,464)        35,831      52,138         86,803      61,030
Minority interests                                            (3,205)        (3,605)     (3,760)        (4,198)     (4,602)
Equity in investee companies                                   9,478         12,441       5,206        (16,574)    (17,192)
                                                          ----------     ----------  ----------    -----------  ----------
Income (loss) from continuing operations
     before gain on sales of investments                      38,790         (1,437)    (85,928)      (192,726)    (85,524)
After-tax gain on sales of investments(3)                      5,031         86,973      42,708         13,059     212,925
                                                          ----------     ----------  ----------    -----------  ----------
Income (loss) from continuing operations                      43,821         85,536     (43,220)      (179,667)    127,401
Income (loss) from discontinued operations                        --             --      64,105         31,444     (45,722)
Loss on disposal of discontinued operations                       --             --     (60,000)            --          --
                                                          ----------     ----------  ----------    -----------  ----------
Income (loss) before extraordinary items and
     cumulative effect of accounting change                   43,821         85,536     (39,115)      (148,223)     81,679
                                                          ----------     ----------  ----------    -----------  ----------
Extraordinary item - early extinguishment
     of debt                                                      --        (27,922)      3,460          1,715      15,310
Extraordinary items of investee companies                         --             --          --            894       7,461
Cumulative effect of change in accounting
     for income taxes                                             --        15,911           --             --          --
                                                          ----------     ----------  ----------    -----------  ----------
Net income (loss)                                         $   43,821    $   73,525   $  (35,655)    $ (145,614) $  104,450
                                                          ==========     ==========  ==========    ===========  ==========

                                      17

                            Selected Financial Data
                            -----------------------

                 Reliance Group Holdings, Inc. & Subsidiaries
                 --------------------------------------------


Year Ended December 31                                          1994           1993        1992          1991         1990
----------------------                                    ----------     ----------  ----------    ----------   ----------
(In thousands, except per-share amounts and ratios)
Per-share information:
Income (loss) from continuing operations
     before gain on sales of investments                        $.34          $(.02)     $(1.14)       $(2.61)      $(1.15)
After-tax gain on sales of investments(3)                        .04            .94         .57           .18         2.86
                                                          ----------     ----------  ----------    ----------   ----------
Income (loss) from continuing operations                         .38            .92        (.57)        (2.43)        1.71
Income (loss) from discontinued operations                        --             --         .84           .43         (.61)
Loss on disposal of discontinued operations                       --             --        (.79)           --           --
                                                          ----------     ----------  ----------    ----------   ----------
Income (loss) before extraordinary items and
     cumulative effect of accounting change                      .38            .92        (.52)        (2.00)        1.10
Extraordinary items                                               --           (.30)        .05           .03          .30
Cumulative effect of change in accounting
     for income taxes                                             --            .17          --            --           --
                                                          ----------     ----------  ----------    ----------   ----------
Net income (loss)                                               $.38          $ .79      $ (.47)       $(1.97)      $ 1.40
                                                          ==========     ==========  ==========    ==========   ==========
 Average number of common and common
     equivalent shares outstanding                           115,097         92,858      75,555        73,918       74,530
Cash dividends per common share                                 $.32           $.32        $.32          $.32         $.32

Other Operating Data(4):
Underwriting (loss)                                       $  (97,343)    $ (175,220) $ (219,286)   $ (326,854)  $ (149,689)
Loss and loss expense ratio                                     73.0%          78.6%       84.0%         90.1%        78.5%
Underwriting expense ratio                                      31.4           32.2        30.1          30.9         30.4
                                                          ----------     ----------  ----------    ----------   ----------
Combined ratio(5)                                              104.4%         110.8%      114.1%        121.0%       108.9%
                                                          ==========     ==========  ==========    ==========   ==========


           December 31                                          1994           1993        1992          1991         1990
----------------------                                    ----------     ----------  ----------    ----------   ----------
(In thousands)
Balance Sheet Data:
Assets                                                    $9,369,553     $8,815,214  $8,185,611    $7,201,548   $6,176,000

Marketable securities                                      3,799,874      3,797,315   3,435,595     2,916,214    2,871,648
Excess of cost over fair value of net
     assets acquired                                         269,424        279,404     289,385       303,503      313,621
Debt outstanding                                             871,951        887,236     973,803     1,053,379    1,132,770
Shareholders' equity                                         386,750        518,626     257,800       219,302      337,407
Statutory policyholders' surplus of property
     and casualty insurance subsidiaries                     908,538        902,290     857,611       840,538      846,440

(1) On April 30, 1990, the Company sold General Casualty Company of Wisconsin
("General Casualty"). Premiums earned by the property and casualty insurance subsidiaries excluding General Casualty were $1.50 billion for the year ended
December 31, 1990.
(2) On October 30, 1992, the Company sold Commonwealth
Mortgage Assurance Company ("CMAC"). Premiums earned by the title insurance subsidiaries excluding CMAC were $770.5 million, $613.7 million and $548.6 million for the years ended December 31, 1992, 1991 and 1990, respectively.
(3) Includes net gain on sale of CMAC of $7.5 million ($.10 per share) in 1992 and net gain on sale of General Casualty of $245.5 million ($3.29 per share) in 1990.
(4) The data relates to the property and casualty insurance subsidiaries.
Underwriting results include policyholders' dividends and other income and expense.
(5) In 1994, the combined ratio excludes the effect of the $11.6 million charge pertaining to Proposition 103.

                                      18


                  Property and Casualty Insurance Operations
                  ------------------------------------------

                 Reliance Group Holdings, Inc. & Subsidiaries
                 --------------------------------------------

Net premiums written for each line of property and casualty insurance were as follows:



Year Ended December 31                                          1994           1993        1992          1991         1990
----------------------                                    ----------     ----------  ----------    ----------   ----------
(In thousands)
General Liability                                         $  423,377     $  369,895  $  349,777    $  312,935   $  322,959
Workers' Compensation                                        312,808        377,592     418,685       503,323      366,295
Automobile                                                   244,000        260,180     261,520       255,848      243,336
Multiple Peril                                               180,074        187,438     126,070       134,286      193,531
Reinsurance                                                  125,597        123,742     108,095       155,667       90,953
Surety                                                       117,989        106,664      94,316        90,721       95,670
Involuntary                                                  113,483        113,498     109,583        77,624       56,362
Ocean and Inland Marine                                      103,865        105,254      49,658        51,651       51,394
Other(1)                                                     143,097        126,334      23,856        28,989      191,925

General Casualty                                                  --             --          --            --       82,281
                                                          ----------     ----------  ----------    ----------   ----------
                                                          $1,764,290     $1,770,597  $1,541,560    $1,611,044   $1,694,706
                                                          ==========     ==========  ==========    ==========   ==========

Combined ratios (on a GAAP basis), after policyholders' dividends, for each line of property and casualty insurance were as follows:


Year Ended December 31                                          1994(2)        1993        1992          1991         1990
----------------------                                    ----------     ----------  ----------    ----------   ----------
General Liability                                              106.0%         105.0%      100.4%        100.1%        97.0%
Workers' Compensation                                           95.3           96.5       105.8         121.7        108.6
Automobile                                                     116.6          125.5       119.4         114.2        106.8
Multiple Peril                                                 114.8          121.6       145.3         158.4        123.0
Reinsurance                                                    111.3          104.8       122.0         113.5        106.5
Surety                                                          74.3           81.0        80.9          89.4         80.8
Involuntary                                                    100.3          133.6       147.6         179.4        149.2
Ocean and Inland Marine                                        124.9          113.9       120.0          91.2        104.2
Other(1)                                                        93.5          147.9         N/M           N/M        124.0
General Casualty                                                  --             --          --            --         88.8
                                                          ----------     ----------  ----------    ----------   ----------
                                                               104.4%         110.8%      114.1%        121.0%       108.9%
                                                          ==========     ==========  ==========    ==========   ==========

N/M - Not Meaningful
(1) Includes personal lines.
(2) Excludes the effect of Proposition 103.

                               Financial Review
                               ----------------

                 Reliance Group Holdings, Inc. & Subsidiaries
                 --------------------------------------------

Overview

The Company had income from continuing operations, before gains on sales of investments, of $38.8 million ($.34 per share) in 1994, which included improved underwriting results in property and casualty insurance operations, compared to a loss of $1.4 million ($.02 per share) in 1993, and a loss of $85.9 million ($1.14 per share) in 1992. After-tax gains on sales of investments were $5.0 million ($.04 per share) in 1994 compared to $87.0 million ($.94 per share) in 1993 and $42.7 million ($.57 per share) in 1992.

     Net income was $43.8 million ($.38 per share) in 1994 compared to $73.5 million ($.79 per share) in 1993, which included a $27.9 million ($.30 per share) extraordinary loss from early extinguishment of debt, and income of $15.9 million ($.17 per share) representing the cumulative effect of adopting Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". The net loss in 1992, which included results pertaining to discontinued operations, was $35.7 million ($.47 per share).

Property and Casualty Insurance Operations

The property and casualty insurance operations reported pretax income, before gains on sales of investments, of $135.0 million in 1994 compared to $41.2 million in 1993 and a loss of $30.0 million in 1992. Gains on sales of investments were $8.9 million in 1994 compared to $129.0 million in 1993 and $50.1 million in 1992.

     The property and casualty insurance operations had strong underwriting results in 1994, including continued underwriting profits in workers' compensation and surety lines, as well as improved underwriting results in personal lines, commercial automobile and involuntary insurance facilities. Underwriting losses were $97.3 million in 1994 compared to $175.2 million in 1993 and $219.3 million in 1992. Underwriting results continue to be adversely affected by catastrophe losses. Catastrophe losses were $50.1 million in 1994 ($134.0 million before reinsurance) which included $44.9 million arising from the January 1994 California earthquake, compared to $39.3 million in 1993 ($88.5 million before reinsurance) and $61.1 million in 1992 ($119.2 million before reinsurance), which included $45.6 million arising from Hurricane Andrew. The combined ratios (calculated on a GAAP basis), after policyholders' dividends were 104.4%, 110.8% and 114.1% for 1994, 1993 and 1992, respectively.

     Net premiums written and premiums earned for each line of property and casualty insurance were as follows:

                                                    1994                       1993                    1992
                                         ------------------------   ----------------------  -----------------------
                                                Net           Net          Net         Net         Net          Net
                                           Premiums      Premiums     Premiums    Premiums    Premiums     Premiums
Year Ended December 31                      Written        Earned      Written      Earned     Written       Earned
----------------------                   ----------    ----------   ----------  ----------  ----------   ----------
(In thousands)
  General Liability                      $  423,377    $  427,864   $  369,895  $  337,151  $  349,777   $  325,963
  Workers' Compensation                     312,808       323,891      377,592     360,613     418,685      427,337
  Automobile                                244,000       251,038      260,180     225,910     261,520      250,246
  Multiple Peril                            180,074       170,230      187,438     147,158     126,070      126,263
  Reinsurance                               125,597       132,694      123,742     124,150     108,095      155,402
  Surety                                    117,989       108,833      106,664      97,414      94,316       93,246
  Involuntary                               113,483       115,963      113,498     112,700     109,583       98,038
  Ocean and Inland Marine                   103,865        95,103      105,254      82,451      49,658       47,364
  Other                                     143,097       151,702      126,334      83,992      23,856       11,881
                                         ----------    ----------   ----------  ----------  ----------   ----------
                                         $1,764,290    $1,777,318   $1,770,597  $1,571,539  $1,541,560   $1,535,740
                                         ==========    ==========   ==========  ==========  ==========   ==========

The decline in net premiums written in 1994, when compared to 1993, is primarily attributable to lower writings in workers' compensation reflecting an increase in return premiums on retrospectively rated policies due to improved loss experience, and the trend toward high deductible non-retrospectively rated insurance, which results in lower premiums and lower losses. In addition, workers' compensation net premiums written in 1994 were reduced as a result of certain litigation claims in Texas. See note 16 to the consolidated financial statements. This decline was substantially offset by growth in general liability, surety and other lines. The increase in other lines net premiums written during 1994 reflects continued growth in accident and health premiums, partially offset by a decline in personal lines premiums. The increase in net premiums earned in 1994, when compared to 1993, is due to the non-renewal of certain quota share reinsurance treaties. These treaties reduced 1993 net premiums earned by $209.2 million. The increase in net written premiums in 1993, when compared to 1992, reflects higher net retentions in multiple peril, general liability and inland marine lines of business, as well as growth in reinsurance, surety and accident and health premiums.

     Despite higher catastrophe losses, particularly in reinsurance, underwriting results in 1994 improved, when compared to 1993, reflecting lower underwriting losses in commercial automobile and multiple peril lines of business, as well as lower losses from involuntary insurance facilities. Underwriting losses from involuntary insurance facilities were $338,000 in 1994 compared to $37.9 million in 1993 and $46.7 million in 1992. The improvement in 1994 underwriting results also reflects lower losses in personal lines, as the Company continues to exit this business, and an increase in underwriting profits in the surety line of business. Underwriting profits in surety lines grew to $27.5 million in 1994 compared to $18.4 million in 1993 and $17.4 million in 1992. The 1994 underwriting results include a charge of $11.6 million reflecting the Company's assessment of the impact of California Proposition 103. See note 16 to the consolidated financial statements. The improvement in underwriting results in 1993, when compared to 1992, reflects a lower level of catastrophe losses as well as improved underwriting results in workers' compensation.

     The property and casualty insurance operations assume and cede reinsurance in the normal course of business. See note 8 to the consolidated financial statements.

     Policy claims and settlement expenses includes a provision for insured events of prior years of $22.4 million in 1994 compared to $40.2 million in 1993 and $31.5 million in 1992. The 1994 provision includes $17.0 million of adverse development related to prior year asbestos-related and environmental pollution claims. Development of asbestos-related and environmental pollution claims primarily effects general liability and multiple peril lines of business. The 1994 provision also includes $14.7 million of adverse development from other general liability lines. This development was partially offset by $13.3 million of favorable development in workers' compensation. The 1993 provision includes $21.1 million of adverse development from workers' compensation reinsurance pools and $35.2 million of adverse development related to prior year asbestos-related and environmental pollution claims. This development was partially offset by favorable development in other lines of business, including other general liability lines. The 1992 provision included $55.6 million of adverse development from workers' compensation and automobile reinsurance pools. This development was partially offset by favorable development of $11.9 million from two general liability claims and favorable development of $10.7 million related to unallocated loss adjustment expenses.

     The Company records involuntary assessments when such assessments are billed by the respective state insurance facilities. These assessments are subject to large variations in timing and amount and, accordingly, the Company cannot reasonably estimate a minimum amount of liability prior to billing. While the amount of any involuntary assessments cannot be predicted with certainty, the Company believes that future assessments will not have a material effect on its liquidity or capital resources.

     The liability for property and casualty insurance loss reserves at December 31, 1994 was $5.58 billion compared to $5.05 billion at December 31, 1993. This liability is based on an evaluation of reported claims in addition to statistical projections of claims incurred but not reported and loss adjustment expenses. Estimates of salvage and subrogation are deducted from the liability. Reinsurance recoverables of $2.45 billion and $2.12 billion at December 31, 1994 and 1993, respectively, are included in the liability in accordance with Statement of Financial Accounting Standards No. 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts".

                          Financial Review Continued
                          --------------------------

                 Reliance Group Holdings, Inc. & Subsidiaries
                 --------------------------------------------

     The establishment of loss reserves requires an estimate of the ultimate liability based primarily on past experience. The Company applies a variety of generally accepted actuarial techniques to determine the estimates of ultimate liability. The techniques recognize, among other factors, the Company's and industry's experience with similar business, historical trends in reserving patterns and loss payments, pending level of unpaid claims, cost of claim settlements, product mix, the economic environment in which property and casualty companies operate and the trend toward increasing claims and awards. Estimates are continually reviewed and adjustments of the probable ultimate liability based on subsequent developments and new data are included in operating results for the periods in which they are made. In general, reserves are initially established based upon the actuarial and underwriting data utilized to set pricing levels and are reviewed as additional information, including claims experience, becomes available. The Company regularly analyzes its reserves and reviews its pricing and reserving methodologies so that future adjustments to prior year reserves can be minimized. However, given the complexity of this process, reserves will require continual updates and the ultimate liability may be more or less than such estimates indicate. Over the past five years, the Company has increased its premium writings in long tail lines of business. Estimation of loss reserves for these lines of business is more difficult than for short tail lines because claims may not become apparent for a number of years, and a relatively higher proportion of ultimate losses are considered incurred but not reported. As a result, variation in loss development is more likely in these lines of business. The Company attempts to reduce these variations in certain of its long tail lines, primarily directors and officers liability, professional liability and general liability, by writing policies on a claims-made basis which mitigates the long tail nature of the risks. The Company also limits the loss from a single event through the use of reinsurance.

     Included in the liability for loss reserves at December 31, 1994 are $182.2 million ($130.1 million net of recoverables from reinsurers) of loss reserves pertaining to asbestos-related and environmental pollution claims. Included in these reserves are reserves for claims incurred but not reported and reserves for loss expenses, which include litigation expenses. The Company continues to receive claims asserting injuries from hazardous materials and alleged damages to cover various clean-up costs. Coverage and claim settlement issues, related to policies written in prior years, such as the determination that coverage exists and the definition of an occurrence, may cause the actual loss development to exhibit more variation than the remainder of the Company's book of business. The Company's net paid losses and related expenses for asbestos-related and environmental pollution claims have not been material in relation to the Company's total net paid losses and related expenses. Net paid losses and related expenses (primarily legal fees and expenses) relating to these claims were $20.2 million (including $7.9 million of related expenses), $24.8 million (including $8.1 million of related expenses) and $16.1 million (including $6.2 million of related expenses) for the years ended December 31, 1994, 1993 and 1992, respectively. Total payments for all property and casualty insurance policy claims and related expenses were $1.1 billion, $1.0 billion and $961.1 million for the years ended December 31, 1994, 1993 and 1992, respectively. The following table presents information related to the number of insureds with asbestos-related and environmental pollution claims outstanding:


Year Ended December 31                                        1994   1993
----------------------                                        ----   ----

Number of insureds with outstanding claims, beginning of year  661    807
Additional insureds with claims during the year                307    369
Insureds with closed or settled claims during the year        (302)  (515)
                                                              ----   ----
Number of insureds with outstanding claims, end of year        666    661
                                                              ====   ====

     The average net paid loss for asbestos-related and environmental pollution claims was $34,200 and $28,200 for the years 1994 and 1993, respectively. As of December 31, 1994, the Company was involved in approximately 45 coverage disputes (where a motion for declaratory judgement had been filed, the resolution of which will require a judicial interpretation of an insurance policy) related to asbestos or environmental pollution claims. The Company is not aware of any pending litigation or pending claim which will result in significant contingent liabilities in these areas. The Company believes it has made reasonable provisions for these claims, although the ultimate liability may be more or less than such reserves. The Company believes that future losses associated with these claims will not have a material adverse effect on its financial position, although there is no assurance that such losses will not materially effect the Company's results of operations for any period.


Property and Casualty Insurance Investment Results

Net investment income of the property and casualty insurance operations increased to $232.3 million in 1994 from $216.4 million in 1993 and $189.3 million in 1992. These increases resulted from growth in the size of the fixed maturity investment portfolio.

     Gains on sales of investments were $8.9 million in 1994 compared to $129.0 million in 1993, which primarily resulted from sales of equity securities, and $50.1 million in 1992.

Title Insurance Operations

The title insurance operations reported pretax income, before gains on sales of investments, of $30.8 million in 1994, $55.2 million in 1993 and $47.0 million in 1992.

     Premiums and fees were $856.8 million in 1994 compared to $893.4 million in 1993 and $826.5 million in 1992. Included in the 1992 premiums and fees were $56.0 million from the Company's mortgage insurance unit ("CMAC"), which was sold through a public offering in the fourth quarter of 1992. The decline in premiums and fees in 1994 resulted from a decline in direct title insurance premiums due to lower levels of residential refinancing activity. Refinancing activity has declined steadily since March 1994 when mortgage interest rates began to rise. This decline in direct title insurance premiums was partially offset by an increase in agency premiums resulting from the strong market conditions that existed in the fourth quarter of 1993 and the first quarter of 1994 and the typical reporting lag of 60-90 days for agency premiums. The Company does not anticipate an increase in residential activity during 1995. Partially offsetting the decline in 1994 premiums and fees from residential transactions was an increase in commercial real estate activity where operating margins are generally higher. The increase in premiums and fees in 1993, when compared to 1992, reflected increased residential refinancing activity and, to a lesser extent, increased residential resale activity and an acquisition completed in late 1992.

     Agency commissions represent the portion of premiums retained by agents pursuant to the terms of their agency contracts and are the title insurance operations' single largest expense. Agency commissions were $432.0 million in 1994 compared to $418.4 million in 1993 and $382.1 million in 1992. Agency commissions as a percentage of agency premiums declined in 1994 and 1993. These declines reflect a lower portion of agency business in the Western states where agent commissions are generally higher. Other expenses of the title insurance operations include personnel costs relating to marketing activities, title searches, information gathering on specific properties and preparation of insurance policies, as well as costs associated with the maintenance of title plants. Other expenses were $344.7 million in 1994 compared to $362.3 million in

1993 and $323.0 million in 1992. Included in the 1992 other expenses were $17.1 million from CMAC. The decline in other expenses in 1994, when compared to 1993, reflects various cost control programs, including staff reductions, undertaken by the Company. The expense ratio of the title insurance operations (which includes agency commissions) was 90.2% in 1994 compared to 87.3% in 1993 and 89.2% in 1992. The increase in the 1994 expense ratio resulted from the decline in premiums. The provision for claim losses was $75.9 million in 1994 compared to $81.8 million in 1993 and $100.6 million in 1992, which included $32.4 million from CMAC.

                          Financial Review Continued
                          --------------------------

                 Reliance Group Holdings, Inc. & Subsidiaries
                 --------------------------------------------

Investment Portfolio

At December 31, 1994, the Company's investment portfolio aggregated $3.82 billion (at cost), of which 12.6% was invested in equity securities. The Company seeks to maintain a diversified and balanced fixed maturity portfolio representing a broad spectrum of industries and types of securities. At December 31, 1994, no one issuer comprised more than 2.5% of the fixed maturity and short-term investment portfolio. Furthermore, the Company holds virtually no investments in commercial real estate mortgages in its investment portfolio. Purchases of fixed maturity securities are researched individually based on in-depth analysis and objective predetermined investment criteria and the portfolio is managed to achieve a proper balance of safety, liquidity and investment yields.

     The Company's fixed maturity portfolio consists of investment grade securities (those rated "BBB" or better by Standard & Poor's) and, to a lesser extent, non-investment grade and non-rated securities. The risk of default is generally considered to be greater for non-investment grade securities, when compared to investment grade securities, since these issues may be more susceptible to severe economic downturns. At December 31, 1994, the carrying values of non-investment grade securities and securities not rated by Standard & Poor's were $350.2 million (11% of the fixed income portfolio) and $145.1 million (4% of the fixed income portfolio), respectively. Substantially all of the Company's non-investment grade and non-rated securities are classified as available for sale and, accordingly, are carried at market value.

     Due to the rise in interest rates during 1994, the market value of the Company's fixed maturity investments designated available for sale has declined. At December 31, 1994, the unrealized loss on fixed maturities available for sale was $106.6 million compared to an unrealized gain of $87.1 million at December 31, 1993. This decline in market value was the principal reason the Company's shareholders' equity decreased to $386.8 million at December 31, 1994 from $518.6 million at December 31, 1993.

     At December 31, 1994, approximately 32% of the Company's fixed maturity and short-term investment portfolio was comprised of securities issued by utilities,

the vast majority of which are rated investment grade and are first mortgage or senior secured bonds. The utility portfolio is widely diversified among various geographic regions in the United States and is not dependent on the economic stability of any one particular region. No other industry group comprises more than 10% of the fixed maturity and short-term investment portfolio.

Other Operations

The Company's consulting and technical services operations provide services in the information technology and energy and environmental fields. Revenues for these operations were $141.6 million in 1994, $116.8 million in 1993 and $109.1 million in 1992. The increase in revenues during 1994 resulted from growth in the information technology business. Operating expenses incurred by these operations were $134.7 million in 1994, $111.7 million in 1993 and $104.6 million in 1992. Revenues and expenses of these operations are included in other revenues and other operating expenses in the accompanying statement of operations.

     At December 31, 1994, the Company's real estate holdings had a carrying value of $291.7 million, which includes 11 shopping centers with an aggregate carrying value of $129.9 million, office buildings and other commercial properties, with an aggregate carrying value of $101.0 million, and undeveloped land with a carrying value of $60.8 million.

     Other operating expenses in 1992 reflect a $7.3 million write-down of real estate properties.

Interest Expense

Interest expense declined to $87.9 million in 1994 from $105.4 million in 1993 and $110.1 million in 1992. These declines resulted from the refinancing of certain of the Company's debt, completed on November 15, 1993, which decreased the amount of debt outstanding and the interest rates on such debt.

Income Taxes

Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("FAS 109"). The cumulative effect of adopting FAS 109 was to increase 1993 net income by $15.9 million. See note 5 to the consolidated financial statements.

Liquidity and Capital Resources

The Company's principal sources of funds consist of dividends, advances and net tax payments from its subsidiaries. These net payments aggregated $130.8 million for the year ended December 31, 1994. The Company's ability to receive cash dividends has depended upon and continues to depend upon the dividend paying ability of its insurance subsidiaries. The Insurance Law of Pennsylvania, where Reliance Insurance Company (the Company's principal property and casualty insurance subsidiary) is domiciled, limits the maximum amount of dividends which may be paid without approval by the Pennsylvania Insurance Department. Under such law, Reliance Insurance Company may pay dividends during the year equal to the greater of (a) 10% of the preceding year-end policyholders' surplus or (b) the preceding year's statutory net income, but in no event to exceed the amount of unassigned funds, which are defined as "undistributed, accumulated surplus including net income and unrealized gains since the organization of the insurer". In addition, the Pennsylvania law specifies factors to be considered by the Pennsylvania Insurance Department to allow it to determine that statutory surplus after the payment of dividends is reasonable in relation to an insurance company's outstanding liabilities and adequate for its financial needs. Such factors include the size of the company, the extent to which its business is diversified among several lines of insurance, the number and size of risks insured, the nature and extent of the company's reinsurance and the adequacy of the company's reserves. The maximum dividend permitted by law is not indicative of an insurer's actual ability to pay dividends, which may be constrained by business and regulatory considerations, such as the impact of dividends on surplus, which could affect an insurer's ratings, competitive position, the amount of premiums that can be written and the ability to pay future dividends. Furthermore, the Pennsylvania Insurance Department has broad discretion to limit the payment of dividends by insurance companies.

     In addition, under California Insurance law, Reliance Insurance Company is deemed to be a "commercially domiciled" California insurer and therefore subject to the dividend payment laws of California. The California laws which limit the maximum amount of dividends which may be paid without approval by the California Insurance Department and specify the factors to be considered by the California Insurance Department to determine if the payment of the dividend is reasonable in relation to an insurance company's outstanding liabilities and financial needs are substantially the same as the laws of Pennsylvania. As in Pennsylvania, the California Insurance Department has broad discretion to limit the payment of dividends by insurance companies.

                          Financial Review Continued
                          --------------------------

                 Reliance Group Holdings, Inc. & Subsidiaries
                 --------------------------------------------

     Total common and preferred stock dividends paid by Reliance Insurance Company during 1994, 1993 and 1992 were $114.1 million ($111.5 million for common stock), $133.7 million ($130.6 million for common stock) and $143.7 million ($140.4 million for common stock), respectively. During 1995, $124.5 million would be available for dividend payments by Reliance Insurance Company under Pennsylvania and California law. The Company believes such amount, together with net tax payments from its subsidiaries, will be sufficient to meet its cash needs.

     There is no assurance that Reliance Insurance Company will meet the tests in effect from time to time under Pennsylvania or California law for the payment of dividends without prior Insurance Department approvals or that any requested approvals will be obtained. However, Reliance Insurance Company has been advised by the California Insurance Department that any required prior approval will be based on the financial stability of the Company. Reliance Insurance Company has also been advised by the Pennsylvania Insurance Department that any required prior approval will be based upon a solvency standard and will not be unreasonably withheld. Any significant limitation of Reliance Insurance Company's dividends would adversely effect the Company's ability to service its debt and to pay dividends on its common stock.

     Reliance Insurance Company collects and invests premiums prior to payment of associated claims, which are generally made months or years subsequent to the receipt of premiums. For the year ended December 31, 1994, Reliance Insurance Company generated $321.3 million of cash flow from operating activities compared to $274.7 million in 1993 and $331.2 million in 1992. Reliance Insurance Company carefully monitors its cash, short-term investments and marketable securities to maintain adequate balances for the timely payment of claims and other operating requirements. At December 31, 1994, Reliance Insurance Company had $267.8 million of cash and short-term investments.

     For the year ended December 31, 1994, the Company generated $245.8 million of cash flow from operating activities compared to $195.5 million in 1993 and $241.8 million in 1992. The increase in 1994 operating cash flow, when compared to 1993, reflects improvement in the operating results of the Company's property and casualty insurance subsidiaries. The decline in the 1993 operating cash flow, when compared to 1992, reflects increased income tax payments in 1993, including $30.0 million related to the 1992 sale of Frank B. Hall & Co. Inc., compared to income tax refunds in 1992. Operating cash flows in 1994, 1993 and 1992 were positively impacted by the increase in unearned premiums and unpaid claims and related expenses in excess of the increase in premiums and other receivables and reinsurance recoverables.

     The Company used $243.6 million, $209.2 million and $124.8 million of cash flow for investing activities for the years ended December 31, 1994, 1993 and 1992, respectively. Net purchases of marketable securities were $184.5 million, $263.4 million and $210.1 million in 1994, 1993 and 1992, respectively. Sales of discontinued life insurance operations and of a subsidiary provided cash of $15.6 million, $69.2 million and $118.5 million in 1994, 1993 and 1992, respectively.

     The Company used $47.3 million of cash flow for financing activities for the year ended December 31, 1994 principally for the reduction of debt and payment of dividends. The Company generated $44.3 million of cash flow from financing activities for the year ended December 31, 1993 and used cash of $112.2 million for financing activities for the year ended December 31, 1992.

     The Company has a revolving credit facility with various banks providing for aggregate maximum outstanding borrowings of $100 million though December 31, 1998. At December 31, 1994, borrowings aggregating $35.0 million were outstanding under this facility. Under a minimum net worth test, contained in the revolving credit facility agreement, Reliance Financial Services Corporation ("Reliance Financial") could pay up to $47.1 million in dividends at December 31, 1994. Reliance Financial's net worth increases with its net income, subject to increases or decreases in net worth resulting from changes in the market value of fixed maturities available for sale and of equity securities. The Company is confident that Reliance Financial will continue to pay all dividends necessary to meet the Company's cash needs. The Company had $872.0 million of debt outstanding at December 31, 1994 with approximately $29 million maturing on or before December 31, 1995 and an additional $120 million maturing on or before December 31, 1999. The Company expects to either generate sufficient cash flow from operations to repay these amounts at their existing maturities or refinance a portion of these obligations.

      The National Association of Insurance Commissioners has adopted a risk-based capital requirement for the property and casualty insurance industry, effective in 1995, based on 1994 annual statutory financial statements. Risk-based capital refers to the determination of the amount of statutory capital required for an insurer based on the risks assumed by the insurer (including, for example, investment risks, credit risks relating to reinsurance recoverables and underwriting risks) rather than just the amount of net premiums written by the insurer. A formula that applies prescribed factors to the various risk elements in an insurer's business is used to determine the minimum statutory capital requirement for the insurer. An insurer having less statutory capital than the formula calculates would be subject to varying degrees of regulatory intervention, depending on the level of capital inadequacy. The Company's statutory capital is in excess of the minimum required risk-based capital. Management cannot predict the ultimate impact of risk-based capital requirements on the Company's competitive position.

      Maintaining appropriate levels of statutory surplus is considered important by the Company's management, state insurance regulatory authorities and the agencies that rate insurers' claims-paying abilities and financial strength. Failure to maintain certain levels of statutory capital and surplus could result in increased scrutiny or, in some cases, action taken by state regulatory authorities and/or downgrades in an insurer's ratings.

      The Company and its subsidiaries are involved in certain litigation arising in the course of their businesses, some of which involve claims of substantial amounts. Although the ultimate outcome of these matters cannot be ascertained at this time, and the results of legal proceedings cannot be predicted with certainty, the Company is contesting the allegations of the complaints in each pending action and believes, based on current knowledge and after consultation with outside counsel, that the resolution of these matters will not have a material adverse effect on the consolidated financial statements of the Company.

                     Consolidated Statement of Operations
                     ------------------------------------

                 Reliance Group Holdings, Inc. & Subsidiaries
                 --------------------------------------------

Year Ended December 31                                       1994          1993           1992
----------------------                                 ----------    ----------     ----------
(In thousands, except per-share amounts)
Revenues:
Premiums earned                                        $2,634,092    $2,464,903     $2,362,233

Net investment income                                     258,912       240,714        215,511
Gain on sales of investments                                7,767       133,804         53,347
Gain on sale of subsidiary                                     --            --          8,999
Other                                                     146,279       123,398        117,244
                                                       ----------    ----------     ----------
                                                        3,047,050     2,962,819      2,757,334
                                                       ----------    ----------     ----------
Claims and expenses:
Policy claims and settlement expenses                   1,372,960     1,317,397      1,390,160
Policy acquisition costs and other insurance expenses   1,347,828     1,282,184      1,169,465
Interest                                                   87,931       105,378        110,066
Other operating expenses                                  188,583       170,160        164,809
                                                       ----------    ----------     ----------
                                                        2,997,302     2,875,119      2,834,500
                                                       ----------    ----------     ----------
Income (loss) from continuing operations
     before income taxes, minority interests
     and equity in investee company                        49,748        87,700        (77,166)
Income tax (provision) benefit                            (12,200)      (11,000)        32,500
Minority interests                                         (3,205)       (3,605)        (3,760)
Equity in investee company                                  9,478        12,441          5,206
                                                       ----------    ----------     ----------
Income (loss) from continuing operations                   43,821        85,536        (43,220)
Income from discontinued operations                            --            --         64,105
Loss on disposal of discontinued operations                    --            --        (60,000)
                                                       ----------    ----------     ----------
Income (loss) before extraordinary item and
     cumulative effect of accounting change                43,821        85,536        (39,115)
Extraordinary item -- early extinguishment of debt             --       (27,922)         3,460
Cumulative effect of change in accounting
     for income taxes                                          --        15,911             --
                                                       ----------    ----------     ----------
Net income (loss)                                      $   43,821    $   73,525     $  (35,655)
                                                       ==========    ==========     ==========
Per-share information:
Income (loss) from continuing operations                     $.38         $ .92          $(.57)
Income from discontinued operations                            --            --            .84

Loss on disposal of discontinued operations                    --            --           (.79)
                                                       ----------    ----------     ----------
Income (loss) before extraordinary item and
     cumulative effect of accounting change                   .38           .92           (.52)
Extraordinary item                                             --          (.30)           .05
Cumulative effect of change in accounting
     for income taxes                                          --           .17             --
                                                       ----------    ----------     ----------
Net income (loss)                                            $.38         $ .79          $(.47)
                                                       ==========    ==========     ==========
Average number of common and common
     equivalent shares outstanding                        115,097        92,858         75,555

See notes to consolidated financial statements

                          Consolidated Balance Sheet
                          --------------------------

                 Reliance Group Holdings, Inc. & Subsidiaries
                 --------------------------------------------


Assets                                               December 31                         1994         1993
----------------------------------------------------------------                  -----------   ----------
(In thousands, except per-share amount)
Marketable securities:
     Fixed maturities held for investment -- at amortized
           cost (quoted market $1,053,551 and $973,113)                            $1,166,020   $  933,536
     Fixed maturities available for sale -- at quoted
           market (cost $1,945,919 and $1,856,969)                                  1,839,312    1,944,099
     Equity securities -- at quoted market (cost
           $482,529 and $458,217)                                                     564,636      547,173
     Short-term investments                                                           229,906      372,507
Cash                                                                                   48,977       94,114
Premiums and other receivables                                                      1,262,554    1,089,772
Reinsurance recoverables                                                            2,928,533    2,573,688
Federal and foreign income taxes, including
     deferred taxes                                                                    84,899       22,272
Investments in real estate -- at cost, less
     accumulated depreciation                                                         291,666      284,796
Investment in investee company                                                        148,776      158,279
Deferred policy acquisition costs                                                     181,938      178,129
Excess of cost over fair value of net assets
     acquired, less accumulated amortization                                          269,424      279,404
Other assets                                                                          352,912      337,445

                                                                                  -----------   ----------
                                                                                   $9,369,553   $8,815,214
                                                                                  ===========   ==========

Liabilities and Shareholders' Equity
Unearned premiums                                                                  $1,288,454   $1,276,331
Unpaid claims and related expenses                                                  5,809,546    5,253,137
Accounts payable and accrued expenses                                                 700,380      649,676
Reinsurance ceded premiums payable                                                    291,844      206,373
Term loans and short-term debt                                                        141,355      137,373
Debentures and notes                                                                  730,596      749,863
Minority interests -- redeemable preferred stock
     of a subsidiary                                                                   20,628       23,835
                                                                                  -----------   ----------
                                                                                    8,982,803    8,296,588
                                                                                  -----------   ----------
Contingencies and commitments
Shareholders' equity:
     Common stock, par value $.10 per share, 225,000
           shares authorized, 113,127 and 111,517
           shares issued and outstanding                                              11,313        11,152
     Additional paid-in capital                                                      533,979       525,289
     Retained earnings (deficit)                                                    (110,479)     (118,143)
     Net unrealized gain (loss) on investments                                       (27,881)      115,023
     Net unrealized loss on foreign currency translation                             (20,182)      (14,695)
                                                                                  -----------   ----------
                                                                                     386,750       518,626
                                                                                  -----------   ----------
                                                                                  $9,369,553    $8,815,214
                                                                                  ===========   ==========

See notes to consolidated financial statements

                       Consolidated Statement of Changes
                            in Shareholders' Equity
                       ---------------------------------

                 Reliance Group Holdings, Inc. & Subsidiaries
                 --------------------------------------------

                                                                                                       Net
                                                                                        Net     Unrealized
                                                                                 Unrealized     Gain (Loss)
                                                         Additional   Retained         Gain     on Foreign
                                                  Common    Paid-In   Earnings    (Loss) on       Currency     Shareholders'
                                                   Stock    Capital   (Deficit) Investments    Translation            Equity
                                                 ------- ----------  ---------  -----------    -----------     -------------

(In thousands, except per-share amounts)
Balance, January 1, 1992                         $ 7,455   $269,731  $(101,743)   $  40,216       $  3,643         $ 219,302
Issuance of common stock                           1,164     59,367         --           --             --            60,531
Transactions of investee company
     and other                                        --      7,368         --        3,818             --            11,186
Net loss                                              --         --    (35,655)          --             --           (35,655)
Dividends ($.32 per share)                            --         --    (24,618)          --             --           (24,618)
Appreciation after deferred income taxes              --         --          --      41,987             --            41,987
Foreign currency translation                          --         --          --          --        (14,933)          (14,933)
                                                 ------- ----------  ---------  -----------    -----------     -------------
Balance, December 31, 1992                         8,619    336,466    (162,016)     86,021        (11,290)          257,800
Issuance of common stock                           2,533    187,003          --          --             --           189,536
Transactions of investee company
     and other                                        --      1,820          --       1,244             --             3,064
Net income                                            --         --      73,525          --             --            73,525
Dividends ($.32 per share)                            --         --    (29,652)          --             --           (29,652)
Appreciation after deferred income taxes              --         --         --       27,758             --            27,758
Foreign currency translation                          --         --         --           --         (3,405)           (3,405)
                                                 ------- ----------  ---------  -----------    -----------     -------------
Balance, December 31, 1993                        11,152    525,289   (118,143)     115,023        (14,695)          518,626
Issuance of common stock                             161      8,752         --           --             --             8,913
Transactions of investee company
     and other                                        --        (62)        --       (9,002)            --            (9,064)
Net income                                            --         --     43,821           --             --            43,821
Dividends ($.32 per share)                            --         --    (36,157)          --             --           (36,157)
Depreciation after deferred income taxes              --         --         --     (133,902)            --          (133,902)
Foreign currency translation                          --         --         --           --         (5,487)           (5,487)
                                                 ------- ----------  ---------  -----------    -----------     -------------
Balance, December 31, 1994                       $11,313   $533,979  $(110,479)   $ (27,881)      $(20,182)        $ 386,750
                                                 ======= ==========  =========  ===========    ===========     =============

See notes to consolidated financial statements

                     Consolidated Statement of Cash Flows
                     ------------------------------------

                 Reliance Group Holdings, Inc. & Subsidiaries
                 --------------------------------------------

Year Ended December 31                                       1994          1993           1992
----------------------------------------               ----------    ----------     ----------
(In thousands)
Cash flows from operating activities:
Net income (loss)                                       $  43,821    $   73,525     $  (35,655)
Adjustments to reconcile net income (loss) to net
     cash provided from operating activities:
           Cumulative effect of change in accounting
             for income taxes                                  --       (15,911)            --
           Gain on sales of investments                    (7,767)     (133,804)       (53,347)
           Deferred policy acquisition costs               (3,809)      (54,779)       (13,182)
           Premiums and other receivables and
             reinsurance recoverables                    (507,557)     (219,529)      (711,434)
           Unearned premiums, unpaid claims and
             related expenses                             566,873       581,141        997,889
           Accounts payable, accrued expenses and
             other                                        154,213       (35,189)        57,490
                                                       ----------    ----------     ----------

                                                          245,774       195,454        241,761
                                                       ----------    ----------     ----------
Cash flows from investing activities:
Proceeds from sales of fixed maturities available for
  sale                                                    441,401       341,168        317,093
Proceeds from sales of fixed maturities held for
  investment                                               18,481            --        148,953
Proceeds from redemptions of fixed maturities available
  for sale                                                 60,752       170,281         42,019
Proceeds from redemptions of fixed maturities held for
investment                                                 15,785       194,193        243,694
Proceeds from sales of equity securities                  189,895     1,016,308        469,900
(Increase) decrease in short-term investments -- net      151,965       240,884        (59,050)
Sale of net assets of a subsidiary                             --            --        118,500
Purchases of fixed maturities available for sale         (587,581)     (958,817)      (422,395)
Purchases of fixed maturities held for investment        (265,672)     (586,677)      (478,209)
Purchases of equity securities                           (209,506)     (680,760)      (472,072)
Discontinued operations                                    15,550        69,157          8,569
Other -- net                                              (74,708)      (14,943)       (41,816)
                                                       ----------    ----------     ----------
                                                         (243,638)     (209,206)      (124,814)
                                                       ----------    ----------     ----------
Cash flows from financing activities:
Increase in term loans                                     75,272       140,248         20,221
Increase (decrease) in short-term debt -- net              10,652           183        (30,392)

Repayments of term loans                                  (81,942)     (297,036)       (38,519)
Issuance of debentures                                         --       650,000             --
Issuance of common stock                                    7,324       189,536             --
Repurchases of debentures and notes                       (19,062)     (616,253)       (35,533)
Collection of receivable pertaining to the issuance
  of common stock                                              --        10,625             --
Dividends                                                 (36,157)      (29,652)       (24,618)
Redemption of redeemable preferred stock of a
  subsidiary                                               (3,360)       (3,360)        (3,360)
                                                       ----------    ----------     ----------
                                                          (47,273)       44,291       (112,201)
                                                       ----------    ----------     ----------
Increase (decrease) in cash                               (45,137)       30,539          4,746
Cash, beginning of year                                    94,114        63,575         58,829
                                                       ----------    ----------     ----------
Cash, end of year                                       $  48,977    $   94,114      $  63,575
                                                       ==========    ==========     ==========
Supplemental disclosures of cash flow
   information:
     Interest paid                                      $  91,100    $   94,000      $ 100,100
                                                       ==========    ==========     ==========
     Income taxes refunded (paid)                       $  (3,300)   $  (83,800)     $  37,900
                                                       ==========    ==========     ==========

Supplemental disclosure of noncash financing activities:
In connection with the 1992 sale of the operating assets of Frank B. Hall & Co. Inc. ("Hall"), the Company issued shares of its common stock as merger consideration to certain holders of Hall common stock. See note 15 to the consolidated financial statements.

See notes to consolidated financial statements

                  Notes to Consolidated Financial Statements
                  ------------------------------------------

                 Reliance Group Holdings, Inc. & Subsidiaries
                 --------------------------------------------

NOTE 1     Summary of Significant Accounting Policies

           Basis of Consolidation and Presentation

           The consolidated financial statements of the Company include the accounts of all subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation.

           Insurance

           The financial statements of the insurance subsidiaries have been prepared in accordance with generally accepted accounting principles, which differ in certain respects from those followed in reports to regulatory authorities.

             Fixed maturity investments, the vast majority of which are publicly traded securities, include bonds, notes and redeemable preferred stocks. Fixed maturity investments classified as "available for sale" represent securities that will be held for an indefinite period of time and are carried at quoted market value with the net unrealized gain or loss included in shareholders' equity. Such investments may be sold in response to changes in interest rates, future general liquidity needs and similar factors. Fixed maturity investments classified as "held for investment" are carried at amortized cost since the Company has the positive intent and ability to hold these securities to maturity. Prior to June 30, 1992, the Company held all of its fixed maturity portfolio as "held for investment". Accordingly, sales of fixed maturities held for investment during 1992, as shown in the accompanying consolidated statement of cash flows, represent sales of all fixed maturity investments during the period January 1, 1992 through June 30, 1992. Investments in equity securities include common stocks, where ownership of outstanding voting stock is less than 20%, and nonredeemable preferred stocks and are carried at quoted market value with the net unrealized gain or loss included in shareholders' equity. Investments in which the Company has a 20% to 50% ownership interest, or otherwise exercises significant influence, are reported using the equity method of accounting. Short-term investments primarily consist of U.S. treasury securities, certificates of deposit and commercial paper carried at cost which approximates market. Investments whose declines in market values are deemed to be other than temporary are written down to market value and the accrual of investment income is discontinued. In circumstances where market values are not available, investments are written down to estimated fair value. In determining estimated fair value of investments, the Company reviews the issuer's financial condition and the stability of its income, as well as the discounted cash flow to be received by the Company. Write-downs and other realized gains and losses, determined on a specific identification basis, are included in income.

             Property and casualty insurance premiums reported as earned represent the portion of premiums written applicable to the current period, computed on a pro-rata basis over the terms of the policies in force. Premiums include estimated audit premiums and estimated premiums on retrospectively rated policies.

             The costs associated with the acquisition of property and casualty business are deferred and amortized on a straight-line basis over the terms (principally one year) of the policies in force. Such deferred policy acquisition costs consist of commissions, premium taxes and other variable policy issuance and underwriting expenses. Deferred policy acquisition costs are reviewed to determine that they do not exceed recoverable amounts, including anticipated investment income.

             Property and casualty unpaid claims and related expenses are based on an evaluation of reported claims in addition to statistical projections of claims incurred but not reported and loss adjustment expenses. Estimates of salvage and subrogation are deducted from the liability. Adjustments of the probable ultimate liability, based on subsequent developments, are included in operations currently. At December 31, 1994 and 1993, liabilities for unpaid claims and related expenses include $437,900,000 and $411,023,000 relating to short-duration contracts which are expected to have fixed, periodic payment patterns and have been discounted to present values using statutory annual rates ranging from 3 1/2% to 6%.

             Direct title insurance premiums and fees are recognized as revenue when policies become effective. Agency title insurance premiums are recognized as revenue when reported by the agent. Title insurance claims arise principally from unknown title defects which exist at the time policies become effective. The reserve for title losses, which is based on historical and anticipated loss experience, represents the estimated costs to settle reported claims and estimated future claims relating to policies issued. Changes in loss estimates, resulting from management's continuing review process and differences between estimates and actual payments, are included in operations currently.

           Investments in Real Estate

           Investments in real estate consist primarily of shopping centers and office buildings, and are recorded at cost (less accumulated depreciation), which includes real estate taxes, interest and other carrying costs incurred prior to substantial completion of the real estate development projects. Investments in real estate at December 31, 1994 include $60,800,000 related to undeveloped land which has been rezoned for mixed use development. Interest capitalized relating to the development of real estate properties was $1,100,000 in 1992. No interest was capitalized in 1994 or 1993. Depreciation expense is provided using the straight-line method.

             The Company periodically evaluates the discounted cash flow of each of its real estate properties over a ten-year period to determine whether they are carried at or below net realizable value. These cash flow projections reflect changes in occupancy, new leases, current rent roll, future expirations and general market conditions. Based on this analysis, impairment write-downs, if required, are made on a property-by-property basis. The Company does not rely on market value appraisals in determining net realizable value and obtains such appraisals on an infrequent basis.

           Excess of Cost Over Fair Value of Net Assets Acquired

           The excess of cost over fair value of net assets acquired is being amortized over 40 years using the straight-line method. The Company evaluates the carrying amount of the excess of cost over fair value of net assets acquired by analyzing historical and expected future income and undiscounted cash flows of its operations.

           Income Taxes

           The Company and its domestic subsidiaries, where their ownership is at least 80% of outstanding voting stock, file a consolidated federal income tax return. The Company provides for deferred income taxes under the asset and liability method, whereby deferred income taxes result from temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. In addition, deferred income taxes are provided for unrealized appreciation and depreciation on investments carried at quoted market value.

           Postretirement Benefit Plans

           Retirement pension benefits, covering substantially all employees, are provided under noncontributory trusteed defined benefit pension plans. Contributions to the pension plans are based on the minimum funding requirements of the Employee Retirement Income Security Act of 1974. In addition, the Company sponsors defined contribution plans covering employees who meet eligibility requirements and unfunded postretirement medical and life insurance plans for certain employees of a subsidiary.

           Translation of Foreign Currency Financial Statements

           Assets and liabilities of foreign subsidiaries are translated at year-end exchange rates. Results of operations are translated at average rates during the year. The effects of exchange rate changes in translating foreign financial statements are excluded from the consolidated results of operations and are presented as a separate component of shareholders' equity.

           Fair Value of Financial Instruments

           The estimated fair value of publicly traded financial instruments is determined by the Company using quoted market prices, dealer quotes and prices obtained from independent third parties. For financial instruments not publicly traded, fair values are estimated based on values obtained from independent

             Notes to Consolidated Financial Statements Continued
             ----------------------------------------------------

                  Reliance Group Holdings Inc. & Subsidiaries
                  -------------------------------------------

           third parties or quoted market prices of comparable instruments. However, judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates are not necessarily indicative of the amounts that could be realized in a current market exchange. See notes 2, 3 and 7 regarding fair value information for the Company's financial instruments.

           Per-Share Information

           Income (loss) per share is computed by using the average number of common shares outstanding during the period reduced, when appropriate, by shares of common stock held for contribution to the Company's defined contribution plans. Common stock equivalents have been included in shares outstanding where such effects are dilutive.

           Reclassifications

           The 1993 and 1992 consolidated statement of cash flows has been reclassified to include gains on sales of investments as a component of cash flows from investing activities, rather than a component of cash flows from operating activities. Certain other reclassifications have been made to the Company's 1993 and 1992 consolidated financial statements to conform with the current year's consolidated financial statements.

           Adoption of New Accounting Standard

           Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits". The adoption of this Statement had no material effect on the Company's consolidated financial statements.

Note 2     Investments

           Fixed maturities held for investment at December 31, 1994 consisted of:


                                                             Gross         Gross
                                  Amortized     Market  Unrealized    Unrealized
                                       Cost      Value       Gains        Losses(1)
                                 ----------  ---------  ----------    ----------
           (In thousands)
           Bonds and notes:
            Public utilities     $  536,746  $  477,942     $   202      $ 59,006
            Corporate bonds and
             notes and other        478,521     432,649         899        46,771
           Redeemable preferred
            stock                   150,753     142,960       1,613         9,406
                                 ----------  ----------  ----------    ----------
                                 $1,166,020  $1,053,551     $ 2,714      $115,183
                                 ----------  ----------  ----------    ----------


(1)The amortized cost and market value of fixed maturity investments which have unrealized losses were $1,065,908,000 and $950,725,000.

Fixed maturities available for sale at December 31, 1994 consisted of:


                                                                                       Gross           Gross
                                                       Market        Amortized    Unrealized      Unrealized
                                                        Value             Cost         Gains          Losses(1)
                                                       ------        ---------    ----------      ----------


           (In thousands)
           Bonds and notes:
            United States government and
             government agencies and authorities       $  495,007    $  528,297      $   615      $ 33,905
            Public utilities                               88,602        96,631          177         8,206
            Corporate bonds and notes and other           914,904       971,630       32,020        88,746
           Redeemable preferred stock                     340,799       349,361        5,695        14,257
                                                       ----------    ----------      -------      --------
                                                       $1,839,312    $1,945,919      $38,507      $145,114
                                                       ==========    ==========      =======      ========

           (1) The amortized cost and market value of fixed maturity investments which have unrealized losses were $1,533,070,000 and $1,387,956,000.

Fixed maturities held for investment at December 31, 1993 consisted of:

                                                                         Gross        Gross
                                           Amortized       Market   Unrealized   Unrealized
                                                Cost        Value        Gains       Losses(1)
                                           ---------   ----------   ----------    ---------
(In thousands)
Bonds and notes:
  Public utilities                         $ 433,073   $  446,506   $   14,733    $   1,300
  Corporate bonds and notes and other        364,655      383,517       20,232        1,370
Redeemable preferred stock                   135,808      143,090        7,382          100
                                          ----------   ----------   ----------    ---------
                                          $  933,536   $  973,113   $   42,347    $   2,770
                                          ==========   ==========   ==========    =========

(1) The amortized cost and market value of fixed maturity investments which have unrealized losses were $78,143,000 and $75,373,000.

Fixed maturities available for sale at December 31, 1993 consisted of:

                                                                          Gross        Gross
                                               Market    Amortized   Unrealized   Unrealized
                                                Value         Cost        Gains       Losses(1)
                                           ----------   ----------   ----------   ----------

(In thousands)
Bonds and notes:
 United States government and government
  agencies and authorities                 $  475,060   $  466,897   $   10,087   $    1,924
 Public utilities                              91,556       86,943        4,725          112
 Corporate bonds and notes and other          994,154      943,921       59,013        8,780
Redeemable preferred stock                    383,329      359,208       25,796        1,675
                                           ----------   ----------   ----------   ----------
                                           $1,944,099   $1,856,969   $   99,621   $   12,491
                                           ==========   ==========   ==========   ==========

(1) The amortized cost and market value of fixed maturity investments which have unrealized losses were $386,455,000 and $373,964,000.

As of December 31, 1994, the contractual maturities of fixed maturity investments are as follows:


                                               Held for investment           Available for sale
                                           ------------------------    ----------------------------
                                            Amortized         Market        Amortized        Market
                                                 Cost          Value             Cost         Value
                                           ----------    -----------   --------------    ----------
(In thousands)
Due after one year through five years      $   34,383     $   33,924       $  633,427    $  596,571
Due after five years through ten years        355,174        327,308          446,452       444,450
Due after ten years                           776,463        692,319          846,234       779,436
                                           ----------    -----------        ---------    ----------
                                            1,166,020      1,053,551        1,926,113     1,820,457
Mortgage-backed securities                         --             --           19,806        18,855
                                           ----------    -----------       ----------    ----------

                                           $1,166,020     $1,053,551       $1,945,919    $1,839,312
                                           ==========    ===========       ==========    ==========

Short-term investments represent securities which are scheduled to mature within one year.

Net investment income consisted of:


Year Ended December 31                                        1994             1993               1992
----------------------                                  ----------       ----------         ----------
(In thousands)
Investment income:
     Fixed maturities                                   $  218,970       $  183,095         $  170,119
     Equity securities                                      27,390           29,640             22,229
     Short-term investments                                  9,159           19,920             17,615
     Other                                                  14,159           15,832             13,664
                                                        ----------       ----------         ----------
                                                           269,678          248,487            223,627
Investment expenses                                        (10,766)          (7,773)            (8,116)
                                                         ---------       ----------         ----------
                                                        $  258,912       $  240,714         $  215,511
                                                        ==========       ==========         ==========

Notes to Consolidated Financial Statements Continued
-------------------------------------------------------------------------------
Reliance Group Holdings, Inc. & Subsidiaries
-------------------------------------------------------------------------------

Gain on sales of investments consisted of:



Year Ended December 31                                        1994             1993               1992
----------------------                                  ----------       ----------         ----------
(In thousands)
Fixed maturities(1):
     Realized gains                                       $ 44,661         $ 58,946           $ 40,359
     Realized losses(2)                                    (28,016)         (21,179)            (6,175)
                                                        ----------       -----------        ----------
                                                            16,645           37,767             34,184
Equity securities                                            7,290           98,944             19,628
Other(3)                                                   (16,168)          (2,907)              (465)
                                                        ----------       -----------        ----------
                                                          $  7,767         $133,804           $ 53,347
                                                        ==========       ===========        ==========

(1) For the year ended December 31, 1994, the Company sold fixed maturities held for investment with an amortized cost of $18,100,000. These sales were principally in response to a significant deterioration in the issuers' creditworthiness.

(2) Includes $21,900,000, $18,400,000 and $5,800,000 in 1994, 1993 and 1992,
respectively, related to non-investment grade securities.

(3) Includes realized losses of $14,500,000 in 1994 related to certain foreign currency contracts. As of December 31, 1994, the Company did not hold any derivative financial instruments.

Gain on sales of investments in 1994 and 1993 included write-downs of $23,500,000 and $23,400,000 equal to the difference between cost and market values of certain investments to reflect other than temporary declines.

Net unrealized appreciation (depreciation) on investments consisted of:


Year Ended December 31                                        1994             1993               1992
----------------------                                  ----------       ----------         ----------
(In thousands)
Unrealized appreciation (depreciation):
     Equity securities                                  $   (6,849)      $   (9,670)          $ 31,347
     Fixed maturities available for sale                  (193,737)          48,689             38,441
                                                        ----------       ----------         ----------
                                                          (200,586)          39,019             69,788
Deferred income tax (provision) benefit                     66,684          (11,261)           (27,801)
Net unrealized appreciation (depreciation) in
     investments of investee company                        (9,002)           1,244              3,818
                                                        ----------       ----------         ----------
                                                        $ (142,904)      $   29,002           $ 45,805
                                                        ==========       ===========        ==========


Unrealized appreciation (depreciation) on
     fixed maturities held for investment               $ (152,046)      $   24,433           $  4,076
                                                        ==========       ===========        ==========

Net unrealized gain (loss) on investments consisted of:

           December 31                                        1994             1993               1992
-----------------------                                 ----------       ----------         ----------
(In thousands)
Equity securities:
     Unrealized gains                                    $ 114,231         $100,179           $ 99,986
     Unrealized losses                                     (32,124)         (11,223)            (1,360)
                                                        ----------       ----------         ----------
                                                            82,107           88,956             98,626
                                                        ----------       ----------         ----------
Fixed maturities available for sale:
     Unrealized gains                                       38,507           99,621             66,392
     Unrealized losses                                    (145,114)         (12,491)           (27,951)
                                                        ----------       ----------         ----------
                                                          (106,607)          87,130             38,441
                                                        ----------       ----------         ----------
                                                           (24,500)         176,086            137,067
Deferred income tax (provision) benefit                      5,053          (61,631)           (50,370)
Net unrealized gain (loss) in investments of investee
     company                                                (8,434)             568               (676)
                                                        ----------       ----------         ----------
                                                         $ (27,881)        $115,023           $ 86,021
                                                        ==========       ===========        ==========

Fixed maturity investments carried at $482,500,000 at December 31, 1994 were on deposit under requirements of regulatory authorities, including deposits related to workers' compensation reinsurance pools.

Investments in a single issuer, other than obligations of the U.S. government, whose aggregate carrying value is in excess of 10% of the Company's shareholders' equity at December 31, 1994 are as follows:

                                    Carrying Value    Market Value
                                    --------------    ------------
(In thousands)
Fixed Maturity Investments:
     Boston Edison Co.                    $ 42,264      $   39,201
     Central Power & Lighting Co.           39,844          35,744
     CMAC Investment Corporation            40,700          40,700
     Commonwealth Edison Co.                65,782          59,592
     Consumers Power Co.                    46,837          39,738

     Duke Power Co.                         43,713          41,560
     Ford Motor Credit Co.                  77,708          66,577
     General Motors Acceptance Corp.        40,036          39,203
     Public Service Electric & Gas Co.      48,445          45,217
     Tele-Communications, Inc.              60,384          60,384
     Texas Utilities Electric Company       51,810          51,810
     Time Warner Entertainment Co.          56,277          56,277
     Zenith Electronics Corporation         47,790          47,790

Equity Securities:
     Aon Corporation preferred stock       123,132         123,132
     Citicorp Inc. preferred stock          50,857          50,857
     Symbol Technologies, Inc.             110,182         110,182

Note 3     Investment in Investee Company

Investment in investee company at December 31, 1994 and 1993 was $148,776,000 and $158,279,000 which represents the Company's investment in Zenith National Insurance Corp. ("Zenith"). Equity income in Zenith was $9,478,000, $12,441,000 and $5,206,000 for the years ended December 31, 1994, 1993 and 1992, respectively. Dividends received by the Company from Zenith were $6,574,000 for each of the years ended December 31, 1994, 1993 and 1992.

Summarized financial information for Zenith is as follows:

Year Ended December 31                                        1994             1993               1992
-----------------------                                 ----------       ----------         ----------
(In thousands, except per-share amounts)
Revenues                                                  $595,113       $  585,782          $ 549,335
Income before income taxes and
  extraordinary item                                        57,571           73,479             19,706
Net income                                                  37,900           53,200             28,700
Net income per share                                          1.99             2.76               1.52

December 31                                                   1994             1993
-----------                                             ----------       ----------
(In thousands, except percentage of ownership)
Total assets                                            $1,840,758       $1,857,790
Senior notes                                                74,111           73,989
Common shareholders' equity                                309,860          349,465
Percentage of ownership                                       34.7%            34.5%
Market value of investment in equity securities            149,569          147,103

The Company's equity in net income includes amortization of excess of cost over fair value of net assets acquired. At December 31, 1994, retained earnings (deficit) included undistributed net income of $31,091,000 from Zenith.

Notes to Consolidated Financial Statements Continued
-------------------------------------------------------------------------------
Reliance Group Holdings, Inc. & Subsidiaries
-------------------------------------------------------------------------------

Note 4     Premiums and Other Receivables

December 31                                                   1994             1993
---------------------------------------------           ----------       ----------
(In thousands)
Premiums receivable                                     $1,079,393       $  963,570
Investment income receivable                                64,205           54,540
Accounts, notes and other receivables                      118,956           71,662
                                                        ----------       ----------
                                                        $1,262,554       $1,089,772
                                                        ==========       ==========

At December 31, 1994, substantially all receivables were due within one year.
As of December 31, 1994 and 1993, the Company sold with recourse $126,700,000 and $117,900,000 of reinsurance recoverables and premiums receivable relating to its property and casualty insurance operations.

Note 5     Income Taxes

Income tax (provision) benefit from continuing operations consisted of:

Year Ended December 31                                        1994             1993               1992
-----------------------                                 ----------       ----------         ----------
(In thousands)
Current:
     Federal                                             $  (8,996)      $  (29,671)        $   12,738
     Foreign                                                (6,204)          (1,949)            (1,621)
                                                        ----------       ----------         ----------
                                                           (15,200)         (31,620)            11,117
Deferred federal                                             3,000           (2,680)            21,383
Reversal of valuation allowance                                 --           23,300                 --
                                                        ----------       ----------         ----------
                                                         $ (12,200)      $  (11,000)        $   32,500
                                                        ==========       ==========         ==========

Domestic and foreign income (loss) from continuing operations before income taxes, minority interests and equity in investee company were:


Year Ended December 31                                        1994             1993               1992
-----------------------                                 ----------       ----------         ----------
(In thousands)
Domestic                                                  $ 31,250       $   82,131         $  (81,934)
Foreign                                                     18,498            5,569              4,768
                                                        ----------       ----------         ----------
                                                          $ 49,748       $   87,700         $  (77,166)
                                                        ==========       ==========         ==========

The reconciliation of taxes computed at the statutory rate (35% in 1994 and 1993 and 34% in 1992) to the income tax (provision) benefit is as follows:

Year Ended December 31                                        1994             1993               1992
-----------------------                                 ----------       ----------         ----------
(In thousands)
Tax (provision) benefit at statutory rate                 $(17,412)      $  (30,695)        $   26,236
Nontaxable investment income                                13,989            1,743              7,999
Amortization of excess of cost over fair
     value of net assets acquired                           (3,150)          (2,975)            (3,060)
(Increase) decrease of valuation allowance                  (5,774)          23,300                 --
Impact of change in statutory rate
     from new tax act                                           --            3,500                 --
Other                                                          147           (5,873)             1,325
                                                        ----------       ----------         ----------
Income tax (provision) benefit                            $(12,200)      $  (11,000)        $   32,500
                                                        ==========       ==========         ==========

The tax effects of items comprising the Company's net deferred tax asset are as follows:

December 31                                                   1994             1993
------------                                            ----------       ----------
(In thousands)
Deferred tax assets:
     Discounting of loss reserves                        $ 197,655        $ 190,862
     Tax basis differential of subsidiary not
      included in consolidated tax return                  120,600          120,600
     Operating loss carryforwards of subsidiary not
      included in consolidated tax return                   57,925           54,600

     Unearned premium reserve                               40,748           41,198
     Accruals not currently deductible                      59,176           55,178
     Other                                                  77,208           58,507
                                                        ----------       ----------
                                                           553,312          520,945
Deferred tax liabilities:
     Deferred policy acquisition costs                      62,874           61,915
     Unrealized investment gains                                --           61,631
     Investment in investee company                         17,499           20,898
     Other                                                 109,891          105,077
                                                        ----------       ----------
                                                           363,048          271,424
Valuation allowance                                       (171,058)        (158,546)
                                                        ----------       ----------
Net deferred tax asset                                   $ 191,990        $ 112,878
                                                        ==========       ==========

The Company believes that its net deferred tax asset will be fully recoverable under Section 847 of the Internal Revenue Code and from the utilization of certain net operating loss carryforwards ("NOL"). For the year ended December 31, 1994, the Company's valuation allowance and income tax provision were increased by $5,774,000 relating primarily to deferred tax assets for which it is likely that tax benefits will not be realized. The remaining increase in the 1994 valuation allowance relates principally to a subsidiary that is not included in the consolidated tax return. For the year ended December 31, 1993, the Company's valuation allowance and income tax provision were reduced by $23,300,000 from the utilization of $7,100,000 of NOL's and $16,200,000 of deferred tax benefits previously not recognized.

     At December 31, 1994, a subsidiary of the Company, not included in the consolidated tax return, had available NOL's of approximately $165,500,000. For federal income tax purposes, approximately $131,500,000 expires in 2001, $17,000,000 in 2002 and $17,000,000 in 2004. The Internal Revenue Code imposes limitations on the availability of these NOL's since the subsidiary experienced a more than 50 percentage point ownership change in 1989. The amount of the NOL incurred prior to the ownership change which can be utilized in each subsequent year is limited (the "Loss Limitation") based on the value of the subsidiary on the date of the ownership change. The annual Loss Limitation approximates $25,000,000.

     On September 22, 1994, the Company filed a Petition in the U.S. Tax Court for a redetermination of the deficiencies for the tax years ended December 31, 1980 and December 31, 1981 as set forth by the Commissioner of Internal Revenue in a Notice of Deficiency dated June 27, 1994. The Company intends to pursue the action vigorously. The Internal Revenue Service ("IRS") seeks, among other things, to disallow an investment tax credit of $36,499,000 with respect to intermodal cargo containers leased to others by a former subsidiary of the Company. The IRS asserts that the deficiencies would result in an increase in tax of $32,179,000 for 1980 and 1981, plus interest at the statutorily prescribed rates for the periods since those years. On January 11, 1995, the U.S. Tax Court handed down a decision in Norfolk Southern Corp. v. Commissioner, a case involving a taxpayer, which, like the Company, had claimed investment tax credits in connection with the leasing of intermodal cargo containers. In the decision, which is the first pronouncement by the courts on this issue, the Tax Court articulated a standard, different from that proposed by the IRS, which, if applied to the Company, would result in the disallowance of a substantial percentage (although significantly less than that sought by the IRS) of the investment tax credits claimed by the Company. The Company believes that it has appropriately provided for this matter in light of its exposure in the event a standard such as the one articulated in Norfolk Southern is applied to the Company's facts and circumstances. On February 22, 1995, the Tax Court granted the joint motion of the Company and the Commissioner to

                 Reliance Group Holdings, Inc. & Subsidiaries
                 --------------------------------------------

             Notes to Consolidated Financial Statements Continued
             ----------------------------------------------------

postpone the trial of the investment tax credit issue until after the resolution of appellate proceedings in Norfolk Southern. The Company does not believe that it is probable that its additional liability, if any, in respect of this matter will have a material adverse effect on its consolidated financial statements.

     The IRS is currently examining the Company's 1986 through 1990 federal income tax returns. While the outcome of the current examinations is uncertain, the Company does not believe that it is probable that its additional tax liability, if any, will have a material adverse effect on its consolidated financial statements.

     Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("FAS 109"). The effect of adopting FAS 109 in 1993 was to increase net income by $32,311,000 representing a decrease in the provision for income taxes of $26,800,000, an increase in income for the cumulative effect of the change in accounting principle of $15,911,000 and a decrease in extraordinary income from the utilization of NOL's of $10,400,000. As a result of adopting FAS 109, previously unrecorded deferred tax benefits from NOL's were recognized. These benefits amounted to $29,400,000, net of a valuation allowance of $35,500,000.


Note 6     Unpaid Claims and Related Expenses

The following table presents information relating to the liability for unpaid claims and related expenses for the Company's property and casualty insurance operations. The reconciliation of beginning and ending liability balances are as follows:

December 31                                                 1994             1993               1992
------------                                            ----------       ----------         ----------
(In thousands)

Liability for unpaid claims and related expenses,
  beginning of year                                     $5,048,442       $4,571,792         $3,685,049
     Less reinsurance recoverables                       2,116,914        1,868,800          1,309,814
                                                        ----------       ----------         ----------
Net liability for unpaid claims and related expenses,
  beginning of year                                      2,931,528        2,702,992          2,375,235
                                                        ----------       ----------         ----------
Provision for policy claims and related expenses:
     Provision for insured events of the current year    1,274,649        1,195,425          1,258,111
     Increase in provision for insured events of prior
       years                                                22,444           40,169             31,487
                                                        ----------       ----------         ----------
      Total provision                                    1,297,093        1,235,594          1,289,598
                                                        ----------       ----------         ----------
Payments for policy claims and related expenses:
     Attributable to insured events of the current year    321,538          229,778            271,878
     Attributable to insured events of prior years         780,961          776,881            689,181
                                                        ----------       ----------         ----------
      Total payments                                     1,102,499        1,006,659            961,059
                                                        ----------       ----------         ----------
Foreign currency translation                                 1,659             (399)              (782)
                                                        ----------       ----------         ----------
Net liability for unpaid claims and related expenses,
  end of year                                            3,127,781        2,931,528          2,702,992
     Plus reinsurance recoverables                       2,453,702        2,116,914          1,868,800
                                                        ----------       ----------         ----------
Liability for unpaid claims and related expenses, end
  of year                                               $5,581,483       $5,048,442         $4,571,792
                                                        ==========       ==========         ==========

The 1994 provision for property and casualty insured events of prior years includes $17,000,000 of adverse development related to prior year asbestos-related and environmental pollution claims. Development of asbestos-related and environmental pollution claims primarily effects general liability and multiple peril lines of business. The 1994 provision also includes $14,700,000 of adverse development from other general liability lines. This development was partially offset by $13,300,000 of favorable development in workers' compensation. The 1993 provision includes $21,100,000 of adverse development from workers' compensation reinsurance pools and $35,200,000 of adverse development related to prior year asbestos-related and environmental pollution claims. This development was partially offset by favorable development in other lines of business, including other general liability lines. The 1992 provision included $55,600,000 of adverse development from workers' compensation and automobile reinsurance pools. This development was partially offset by favorable development of $11,900,000 from two general liability claims and favorable development of $10,700,000 related to unallocated loss adjustment expenses.

The following table presents information relating to the liability for unpaid claims and related expenses for the Company's title insurance operations. The reconciliation of beginning and ending liability balances are as follows:

December 31                                                   1994             1993               1992
-----------------------                                 ----------       ----------         ----------
(In thousands)
Liability for unpaid claims and related expenses,
  beginning of year                                       $204,695         $173,328           $177,449
                                                        ----------       ----------         ----------
Provision for policy claims and related expenses:
     Provision for insured events of the current year       71,060           76,955             95,963
     Increase in provision for insured events of prior
      years                                                  4,807            4,848              4,599
                                                        ----------       ----------         ----------
       Total provision                                      75,867           81,803            100,562
                                                        ----------       ----------         ----------
Payments for policy claims and related expenses:
     Attributable to insured events of the current year      4,475            2,356              7,450
     Attributable to insured events of prior years          48,024           48,080             78,950
                                                        ----------       ----------         ----------
       Total payments                                       52,499           50,436             86,400
                                                        ----------       ----------         ----------
Other(1)                                                        --               --            (18,283)
                                                        ----------       ----------         ----------
Liability for unpaid claims and related expenses, end
  of year                                                 $228,063         $204,695           $173,328
                                                        ==========       ==========         ==========

(1) Represents the effects of the sale and acquisition of certain subsidiaries.

The following table presents information relating to the net liability for unpaid claims and related expenses pertaining to asbestos-related and environmental pollution claims. Information is presented for 1994 and 1993 only, as certain 1992 data is not available. The reconciliation of beginning and ending net liability balances are as follows:

December 31                                                   1994             1993
-----------------------                                 ----------       ----------
(In thousands)
Net liability for unpaid claims and related expenses,
  beginning of year                                       $122,034         $ 94,253
Provision for policy claims and related expenses            28,279           52,630
Payments for policy claims and related expenses            (20,170)         (24,849)
                                                        ----------       ----------
Net liability for unpaid claims and related expenses,
  end of year                                             $130,143         $122,034
                                                        ==========       ==========


                 Reliance Group Holdings, Inc. & Subsidiaries
                 --------------------------------------------

             Notes to Consolidated Financial Statements Continued
             ----------------------------------------------------

Included in the December 31, 1994 net liability for unpaid claims and related expenses for asbestos-related and environmental pollution claims are $36,500,000 of loss costs for claims incurred but not reported, $49,400,000 of loss costs for reported claims and $44,243,000 of related expenses. The Company continues to receive claims asserting injuries from hazardous materials and alleged damages to cover various clean-up costs. Loss and loss expense reserves for asbestos-related and environmental pollution claims are established using standard actuarial techniques as well as management's judgment. Coverage and claim settlement issues, related to policies written in prior years, such as the determination that coverage exists and the definition of an occurrence, may cause the actual loss development for asbestos-related and environmental pollution claims to exhibit more variation than the remainder of the Company's book of business. See Financial Review section for further discussion.

Note 7     Debentures, Notes, Term Loans and Short-Term Debt

In 1993, the Company completed the simultaneous public offering of $200,000,000 of its common stock, $400,000,000 principal amount of 9% Senior Notes due 2000 and $250,000,000 principal amount of 9 3/4% Senior Subordinated Debentures due 2003. In addition, Reliance Financial Services Corporation ("Reliance Financial") entered into a revolving credit facility and term loan agreement ("Credit Facility"). The net proceeds from the offerings were $820,910,000 after deducting underwriting discounts and commissions and related expenses. These proceeds, together with borrowings under the Credit Facility, were used to repay in full the previously existing term loans and revolving credit agreement and to redeem all outstanding debentures and notes, other than the senior reset notes. As a result of the early extinguishment of this debt, the Company incurred an extraordinary loss of $27,922,000, net of income taxes of $16,470,000, in 1993.

Debentures and notes outstanding are as follows:

December 31                                                   1994             1993
-----------------------                                 ----------       ----------
(Dollars in thousands)
9% senior notes due 2000                                  $400,000         $400,000
9 3/4% senior subordinated debentures due 2003             250,000          250,000
10.36% senior reset notes (interest rate is adjustable
  every five years based on Treasury Rate) due
  1998-2000                                                 30,713           50,000

9.48% senior reset notes (interest rate is adjustable
  every three years based on Treasury Rate) due
  1995-2000; ($50,000 principal amount,
     less unamortized discount of $117 at December 31,
     1994)                                                  49,883           49,863
                                                        ----------       ----------
                                                          $730,596         $749,863
                                                        ==========       ==========

The fair value of the Company's debentures and notes at December 31, 1994 and 1993 was $674,003,000 and $766,155,000 based on quoted market prices.

Term Loans And Short-Term Debt

At December 31, 1994, term loans and short-term debt aggregated $141,355,000 and consisted of $128,102,000 of term loans which are payable in varying amounts through 2015 with interest rates ranging from 3.4% to 10.5% and $13,253,000 of short-term debt. The weighted average interest rate on short-term debt was 7.4% and 5.3% at December 31, 1994 and 1993. During 1992, the Company retired real estate debt which resulted in an extraordinary gain of $3,460,000, net of income taxes of $1,800,000. The Company believes that the fair value of its term loans and short-term debt at December 31, 1994 and 1993 approximates carrying value.

Maturities and sinking fund payments of debentures and notes and term loans and short-term debt for each of the next five years are as follows:

                           Term Loans
                                  and
               Debentures  Short-Term
                and Notes        Debt
               ----------  ----------
(In thousands)
1995              $ 5,000     $23,736
1996                5,000      15,652
1997                5,000      23,267
1998                5,713      55,000
1999               10,000          --

Reliance Financial's Credit Facility includes a revolving credit facility with various banks providing for aggregate maximum outstanding borrowings of $100,000,000 through December 31, 1998. At Reliance Financial's option, all borrowings under the revolving credit facility will bear interest at a floating rate based on a bank reference rate (or, if higher, the Federal Funds rate plus 1/2%) or at a rate based on the Eurodollar rate. At December 31, 1994, borrowings aggregating $35,000,000 were outstanding under this facility. All of the common stock of Reliance Insurance Company ("Reliance Insurance"), the principal subsidiary of Reliance Financial, has been pledged to secure the Credit Facility and the senior reset notes.


     The provisions of certain notes and debentures contain limitations on the payment of dividends. At December 31, 1994 the Company could pay up to $68,700,000 in dividends without violating the most restrictive provisions. See note 9 to the consolidated financial statements.

Note 8     Reinsurance

In the normal course of business, the property and casualty insurance companies assume and cede reinsurance on both a pro-rata and excess basis. Reinsurance provides greater diversification of business and limits the maximum net loss potential arising from large claims. Although the ceding of reinsurance does not discharge an insurer from its primary legal liability to a policyholder, the reinsuring company assumes the related liability.

     Amounts recoverable from reinsurers are estimated in a manner consistent with the liability for unpaid claims and related expenses associated with the reinsurance. Estimated amounts of reinsurance recoverables are reported as assets in the accompanying consolidated balance sheet. As of December 31, 1994 and 1993, reinsurance recoverables include $463,380,000 and $439,337,000 of prepaid reinsurance premiums which represents the portion of property and casualty premiums ceded to reinsurers applicable to unearned premiums.

                 Reliance Group Holdings, Inc. & Subsidiaries
                 --------------------------------------------

             Notes to Consolidated Financial Statements Continued
             ----------------------------------------------------

The reconciliation of property and casualty insurance direct premiums to net premiums is as follows:


Year Ended December 31          1994                      1993                          1992
                    ------------------------   ---------------------------   ---------------------------
                       Premiums     Premiums      Premiums        Premiums       Premiums       Premiums
                        Written       Earned       Written          Earned        Written         Earned
                    -----------  -----------   -----------     -----------   -----------    ------------
(In thousands)
Direct              $ 2,654,437  $ 2,630,549   $ 2,587,149     $ 2,531,478   $  2,480,417   $  2,350,216
Assumed                 330,261      345,398       323,422         304,422        280,530        312,730
Ceded                (1,220,408)  (1,198,629)   (1,139,974)     (1,264,361)    (1,219,387)    (1,127,206)
                    -----------  -----------   -----------     -----------   -----------    ------------
Net premiums        $ 1,764,290  $ 1,777,318   $ 1,770,597     $ 1,571,539   $  1,541,560   $  1,535,740
                    ===========  ===========   ===========     ===========   ===========    ============


The reconciliation of property and casualty insurance gross policy claims and settlement expenses to net policy claims and settlement expenses is as follows:

Year Ended December 31                 1994          1993          1992
----------------------          -----------   -----------   -----------
(In thousands)
Gross                           $ 2,220,285   $ 2,097,428   $ 2,383,349
Reinsurance recoveries             (923,192)     (861,834)   (1,093,751)
                                -----------   -----------   -----------
Net policy claims and
  settlement expenses           $  1,297,093  $ 1,235,594   $ 1,289,598
                                ===========   ===========   ===========

The Company holds substantial amounts of funds and letters of credit as collateral pursuant to recoverables from unauthorized reinsurers. The Company is not aware of any impairment of the creditworthiness of any of its significant reinsurers.

Reliance Insurance's ten largest reinsurers, based
on 1994 ceded premiums, are as follows:
----------------------------------------------------
(In thousands)
American Re-Insurance Company            $   132,778
North American Reinsurance Corp.              98,756
Lloyd's of London                             93,503
Hertz International Reinsurance Ltd.          67,309
Commercial Risk Re-Insurance Co.              45,822
G.I.O. Insurance Ltd.                         35,869
TRN Insurance Company                         34,692
Employers Reinsurance Corp.                   34,537
TIG Reinsurance Company                       29,550
Transatlantic Reinsurance Company             26,725

Note 9     Redeemable Preferred Stock and Dividends of Subsidiaries

The Reliance Insurance preferred stock (940,725 shares) has cumulative dividend rights of $2.68 per share and is redeemable, at Reliance Insurance's option, at various prices decreasing to $25 per share in 1996. Reliance Insurance redeemed 134,389 shares during each of 1994 and 1993, which were used to satisfy the mandatory annual redemption of one-fifteenth of all shares issued. Dividends on the preferred stock are included in minority interests in the consolidated statement of operations.

Dividends from Reliance Financial are subject to provisions of certain notes. These provisions are less restrictive than the provisions in the Credit Facility of Reliance Financial which requires, among other things, a minimum net worth requirement and a limitation of indebtedness. At December 31, 1994, Reliance Financial could pay up to $47,100,000 in dividends without violating the most restrictive provisions. Reliance Financial's net worth increases with its net income, subject to increases or decreases in net worth resulting from changes in the market value of fixed maturities available for sale and of equity securities. The Company is confident that Reliance Financial will continue to pay all dividends necessary to meet the Company's cash needs. Dividend payments by Reliance Insurance, without prior regulatory approval, are limited to the greater of 10% of the preceding year-end policyholders' surplus or the preceding year's statutory net income, but in no event to exceed the amount of unassigned funds. In accordance with these regulatory restrictions, $124,500,000 is available for the payment of dividends to Reliance Financial in 1995, subject to the broad discretionary powers of insurance regulatory authorities to further limit dividend payments of insurance companies.

Note 10    Shareholders' Equity

Common Stock

During 1993, the Company completed a public offering of 25,000,000 shares of its common stock at a price of $8.00 per share. After deducting for underwriting commissions and related expenses this offering increased shareholders' equity by $188,289,000.

Warrants

The Company has warrants outstanding to purchase 4,999,969 shares of the Company's common stock at $12.50 per share through January 1997. Unexercised warrants may be redeemed during the sixty days preceding their expiration at the option of the holder, for $2.50 per warrant.

Stock Options

The Company's Stock Option Plan, as amended, (the "Plan") provides for the granting of incentive stock options, nonstatutory stock options and stock appreciation rights to officers, non-employee directors and key employees of the Company and certain of its affiliates. Under the terms of the Plan, options which have a maximum term of 10 years from the date of grant are available to purchase 11,850,000 shares of the Company's common stock.

                 Reliance Group Holdings, Inc. & Subsidiaries
                 --------------------------------------------

             Notes to Consolidated Financial Statements Continued
             ----------------------------------------------------

A summary of Plan activity is as follows:

Year Ended December 31                               1994                       1993                       1992
----------------------                      --------------------------   ------------------------   -------------------------
                                            Number of      Price Range   Number of    Price Range   Number of     Price Range
                                               Shares        Per Share      Shares      Per Share      Shares       Per Share
                                            ---------      -----------   ---------    -----------   ---------     -----------
(In thousands, except per-share
     amounts)
Balance, beginning of year                      6,748     3.825-7 3/4       7,612     3.825-6 5/8       7,502   3 7/8 - 6 5/8
Granted                                         1,713         5-6 1/8         142     6 1/4-7 3/4       7,267   3.825 - 5 1/8
Exercised                                         145           3.825         326           3.825          --              --
Cancelled                                         187     3.825-6 1/2         680     3.825-6 1/2       7,157   3.825 - 6 5/8
                                            ---------     ------------   --------     -----------   ---------   -------------
Balance, end of year                            8,129     3.825-7 3/4       6,748     3.825-7 3/4       7,612   3.825 - 6 5/8
                                            =========     ============   ========     ===========   =========   =============
Exercisable portion                             3,085     3.825-7 3/4       1,514     3.825-6 5/8         361   4 1/2 - 6 5/8
                                            =========     ============   ========     ===========   =========   =============

Note 11    Policy Acquisition Costs and Other Insurance Expenses

Year Ended December 31                                                     1994                1993           1992
-------------------------------------------------                    ----------          ----------     ----------
(In thousands)
Policy acquisition costs amortized during the year                   $  387,924          $  327,437     $  289,591
                                                                     ----------          ----------     ----------
Other insurance expenses:
     Salaries and commissions                                           704,254             684,362        613,743
     Taxes, other than income taxes                                      34,849              54,049         52,161
     Rent                                                                54,863              50,852         52,108
     Policyholders' dividends                                             2,630               6,342          9,827
     Other                                                              163,308             159,142        152,035
                                                                     ----------          ----------     ----------
                                                                        959,904             954,747        879,874
                                                                     ----------          ----------     ----------
                                                                     $1,347,828          $1,282,184     $1,169,465
                                                                     ==========          ==========     ==========


Note 12    Postretirement Benefit Plans

Retirement benefits under the Company's noncontributory trusteed defined benefit pension plans are paid to eligible employees based primarily on years of service and compensation. Plan assets principally consist of corporate and government debt securities and 1,430,300 shares of the Company's common stock and 460,869 warrants to purchase shares of the Company's common stock.

Pension cost includes the following components:

Year Ended December 31                                                       1994                1993           1992
-------------------------------------------------                    ------------         -----------     ----------
(In thousands)
Service cost -- benefits earned during the period                    $     10,559         $     8,041     $    9,953
Interest cost on projected benefit obligation                              14,309              13,884         12,871
Actual return on plan assets                                               10,300             (29,161)       (19,727)
Net amortization and deferral                                             (30,222)             11,342          4,150
Effect of plan curtailment                                                     --              (1,310)          (542)
                                                                       ----------         -----------     ----------
                                                                       $    4,946         $     2,796     $    6,705
                                                                       ==========         ===========     ==========

                                      46

A reconciliation of the funded status of the plans with the accrued pension cost included in accounts payable and accrued expenses is as follows:

December 31                                                                 1994                 1993
-------------------------------------------------                     ----------          -----------
(In thousands)
Actuarial present value of benefit obligation:
     Vested                                                            $ 133,747            $ 145,183
     Nonvested                                                             7,063                7,449
                                                                      ----------          -----------
Accumulated benefit obligation                                           140,810              152,632
Effect of anticipated future compensation levels                          27,639               41,846
                                                                      ----------          -----------
Projected benefit obligation                                             168,449              194,478
Plan assets at market value                                             (164,545)            (180,128)
                                                                      ----------          -----------
Projected benefit obligation in excess of plan assets                      3,904               14,350
Unrecognized net asset at date of adoption                                11,486               13,336
Unrecognized net loss                                                     (1,622)             (15,473)
                                                                      ----------          -----------

Accrued pension cost                                                   $  13,768            $  12,213
                                                                      ==========          ===========

Contributions under the Company's noncontributory trusteed defined benefit pension plans were $3,391,000, $4,381,000 and $7,914,000 in 1994, 1993 and 1992,
respectively.

The assumptions used to measure the projected benefit obligation at December 31, 1994 and 1993 include a discount rate of 9.0% and 7.5%, respectively. The weighted average rate of compensation increase was 5.9% at December 31, 1994 compared to a fixed rate of compensation increase of 5.0% at December 31, 1993. The expected long-term investment rate of return on plan assets for the years ended December 31, 1994 and 1993 was 10.0%.

Contributions under the Company's defined contribution plans were $5,277,000, $6,560,000 and $5,838,000 in 1994, 1993 and 1992, respectively, and were based on a formula specified in the plan agreements.

The Company offers unfunded postretirement medical and life insurance plans to certain employees of a subsidiary. Postretirement benefit cost includes the following components:

Year Ended December 31                                                      1994                 1993
----------------------                                                ----------          -----------
(In thousands)
Service cost -- benefits earned during the period                       $    226            $     242
Interest cost on accumulated postretirement benefit obligation               715                  893
Net amortization and deferral                                                790                1,141
                                                                      ----------          -----------
                                                                        $  1,731            $   2,276
                                                                      ==========          ===========


The components of the accumulated postretirement benefit obligation are as follows:

Year Ended December 31                                                      1994                 1993
-------------------------------------------------                     ----------          -----------
(In thousands)
Accumulated postretirement benefit obligation:
     Retirees                                                          $   5,743            $   7,131
     Other active plan participants                                        3,001                4,693
                                                                      ----------          -----------
Accumulated benefit obligation                                             8,744               11,824
Unrecognized net gain (loss)                                                 853               (1,755)
Unrecognized transition obligation                                        (8,630)              (9,406)

                                                                      ----------          -----------
Accrued postretirement benefit cost                                     $    967             $    663
                                                                      ==========          ===========

                                      47

                 Reliance Group Holdings, Inc. & Subsidiaries
                 --------------------------------------------

             Notes to Consolidated Financial Statements Continued
             ----------------------------------------------------

The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation as of December 31, 1994 was 15.0% for 1995 decreasing until it reaches 7.0% in 2007, after which it remains constant. A one-percentage-point change in the assumed health care cost trend rate for each year would change the accumulated postretirement benefit obligation as of December 31, 1994 and the 1994 net postretirement health care cost by approximately 4.1% and 2.2%, respectively. The assumed discount rate used in determining the accumulated postretirement benefit obligation at December 31, 1994 and 1993 was 9.0% and 7.5%, respectively.

Note 13    Sale of Subsidiary

During 1992, Commonwealth Land Title Insurance Company ("Commonwealth") sold its mortgage insurance operations, Commonwealth Mortgage Assurance Company ("CMAC"), through a public offering of common stock of CMAC Investment Corporation ("CMAC Investment"). Commonwealth sold 100% of its CMAC Investment common stock for net proceeds of $118,500,000 resulting in a pretax gain of $8,999,000. Commonwealth continues to own 800,000 shares of $4.125 Redeemable Preferred Stock of CMAC Investment, which were purchased for $40,000,000 in connection with the offering. For the ten months ended October 30, 1992, CMAC had revenues of $65,354,000, income before income taxes of $15,875,000 and net income of $10,649,000.

Note 14    Statutory Information

Statutory net income was as follows:

Year Ended December 31                                                      1994                 1993              1992
-------------------------------------------------                     ----------          -----------       -----------
(In thousands)
Property and casualty insurance operations                              $123,970             $217,353          $100,648
Title insurance operations                                                32,421               43,904            22,575

Statutory policyholders' surplus was as follows:


December 31                                                                 1994                 1993
-------------------------------------------------                     ----------          -----------
(In thousands)
Property and casualty insurance operations(1)                           $908,538             $902,290
Title insurance operations                                               180,757              176,868

(1) Includes Reliance Insurance's investment in title insurance operations. Also reflects a reduction in statutory loss reserves of $104,100,000 and $96,000,000 at December 31, 1994 and 1993, representing discounts of workers' compensation reserves in excess of GAAP discounts.


Note 15    Discontinued Operations

Discontinued operations include the operations of United Pacific Life Insurance Company ("UPL"), an indirect wholly-owned subsidiary of the Company, and the insurance brokerage operations of Frank B. Hall & Co. Inc. ("Hall").

     During 1993, the Company sold its life insurance subsidiary, UPL, to General Electric Capital Corporation. In connection with the sale, the Company purchased, from UPL, securities and real estate with a carrying value of $482,000,000. The aggregate consideration was $567,000,000. The sale resulted in a loss of $100,000,000 which was recorded in 1992. For the year ended December 31, 1992, UPL had revenues of $638,770,000, income before income taxes of $86,445,000 and net income of $57,352,000.

     During 1992, Hall, the Company's discontinued insurance brokerage operation, completed the sale of substantially all of its operating assets and its insurance brokerage, employee benefits consulting and related services businesses to Aon Corporation ("Aon"). Total consideration received by Hall was $457,000,000, plus the assumption by Aon of certain of Hall's operating liabilities. The Company's gain on the sale of Hall's operating assets was $40,000,000, net of state and federal taxes of $30,000,000. For the six months ended June 30, 1992, Hall had revenues of $241,460,000, income before income taxes of $9,471,000 and net income of $6,753,000. Pursuant to the terms of an Agreement and Plan of Merger, each outstanding share of Hall, other than shares owned by the Company, was converted into the right to receive .625 of a share of the Company's common stock. As a result, in 1992, the Company issued 9,232,968 shares of its common stock as merger consideration to certain holders of Hall common stock. In addition, the Company issued 2,407,730 shares of its common stock in order to fulfill its potential obligations to holders of Hall options and Convertible Preferred Stock (other than the Company) to deliver its common stock upon the exercise or conversion of such securities. These issuances of the Company's common stock increased shareholders' equity by $60,531,000 in 1992. The Company has also agreed to provide $18,000,000 per year until 2007 of reinsurance brokerage commissions to Aon. In the first quarter of 1994, in connection with the settlement of litigation, the Company issued 305,635 shares of its common stock as additional merger consideration to former shareholders of Hall. The issuance of the Company's common stock increased shareholders' equity by $1,589,000 in 1994.

Note 16    Contingencies and Commitments

Contingencies
On November 8, 1988, voters in California approved Proposition 103, which requires a rollback of rates for property and casualty insurance policies issued or renewed after November 8, 1988 of 20% from November 1987 levels and freezes rates at such lower levels until November 1989. Proposition 103 also requires that subsequent rate changes be justified to, and approved by, an elected insurance commissioner.

     In 1989, the California Department of Insurance directed to United Pacific Insurance Company, one of the Company's California subsidiaries which writes business in California, a notice to reduce its current rates and make refunds to its policyholders by approximately $10,000,000. In January 1991, the regulations which formed the basis of the notice were repealed by the newly elected Insurance Commissioner. Subsequently, there were several administrative hearings on rate rollback and several different sets of regulations were issued. The regulations were subject to ongoing administrative and legal challenges. In February 1993, a Los Angeles Superior Court issued a decision declaring several sections of the regulations invalid and enjoined the enforcement of the regulations. On August 18, 1994, the California Supreme Court issued a decision reversing the Superior Court and upholding the validity of the regulations issued by the Insurance Commissioner. A petition filed with the United States Supreme Court seeking review of the California Supreme Court decision was denied on February 21, 1995. On November 28, 1994, Reliance Insurance Company and several of its affiliates received an order from the outgoing Insurance Commissioner ordering refunds totaling $44,800,000 plus interest of $27,500,000. The Company believes that the refund order is based on incomplete and erroneous data. Furthermore, the Company believes that it did not earn a fair rate of return on its California business during the year at issue, 1989. Consequently, it intends to contest the order vigorously. The Company is entitled to a hearing to present evidence to establish what it believes to be an appropriate rollback or refund amount, if any. In the fourth quarter of 1994, the Company recorded a pre-tax charge of $11,600,000 related to Proposition 103. While this charge reflects the Company's assessment of the impact of potential refunds to policyholders under Proposition 103, the Company nevertheless intends to contest the imposition of any refund on the basis of the matters set forth above. The Company does not believe that it is probable that it will be subject to a refund in an amount which will have a material adverse effect on its consolidated financial statements.

                 Reliance Group Holdings, Inc. & Subsidiaries
                 --------------------------------------------

             Notes to Consolidated Financial Statements Continued
             ----------------------------------------------------

Legal Proceedings

The Company and its subsidiaries are involved in certain litigation arising in the course of their businesses, some of which involve claims of substantial amounts. Although the ultimate outcome of these matters cannot be ascertained at this time, and the results of legal proceedings cannot be predicted with certainty, the Company is contesting the allegations of the complaints in each pending action and believes, based on current knowledge and after consultation with counsel, that the resolution of these matters will not have a material adverse effect on the consolidated financial statements of the Company. In addition, the Company is subject to the litigation set forth below.

     In March 1987, the Superintendent of Insurance of New York (the "Superintendent"), as liquidator of Union Indemnity Insurance Company of New York ("Union Indemnity"), formerly a wholly-owned subsidiary of Hall which the Superintendent took possession of in 1985, commenced an action in the Supreme Court of the State of New York seeking damages of not less than $140,000,000 against Hall, various subsidiaries of Hall, Hall's and Union Indemnity's independent auditors and certain individuals who were former officers and directors of Union Indemnity. The Superintendent sought to hold the defendants liable for the insolvency of Union Indemnity alleging, among other claims, that Hall breached fiduciary and other duties owed to Union Indemnity and violated provisions of the New York State Insurance Code, that Union Indemnity did not have a separate operating identity, and that Hall and the Hall subsidiaries named as defendants constituted a single enterprise which was liable for Union Indemnity's obligations to its policyholders and other creditors.

     In July 1987, American Centennial Insurance Company, International Fidelity Insurance Company, and Ranger Insurance Company (the "American Centennial Plaintiffs") commenced an action in the Supreme Court of the State of New York against Hall, two subsidiaries of Hall, and certain individuals who were former officers and directors of Union Indemnity seeking to hold the defendants liable for certain alleged reinsurance obligations of Union Indemnity, certain misrepresentations concerning Union Indemnity's financial position and the breach of certain duties owed to the American Centennial Plaintiffs. The American Centennial Plaintiffs sought damages of at least $54,900,000 and punitive damages against all defendants.

     The action brought by the Superintendent was settled by an agreement, dated June 2, 1989, under which Hall, now known as Prometheus Funding Corp. ("Prometheus"), will make an initial payment of $19,000,000 and additional payments aggregating $29,000,000 over a ten-year-period without interest as follows: $1,500,000 each in years one and two; $2,000,000 each in years three and four; $5,000,000 in year five; $4,500,000 each in years six and seven; $4,000,000 in year eight; and $2,000,000 each in years nine and ten. The settlement agreement provides for the entry of an order by the court barring other claims against Hall relating to Union Indemnity, including the claims by the American Centennial Plaintiffs described above. The settlement agreement was submitted to the court for approval in October 1989 and objections were filed by various parties. In March 1994, the Superintendent informed Prometheus that he did not intend to pursue court approval of the settlement until the resolution of appellate proceedings in a pending litigation between the Superintendent and certain of Union Indemnity's reinsurers. Prometheus has advised the Superintendent that this position is in breach of the settlement agreement's requirement that the parties diligently make every effort to obtain court approval of the settlement, and Prometheus has reserved all of its rights with respect thereto. There is no assurance that such approval will be obtained. The settlement agreement will not become effective until final approval by the court. Prometheus has recorded a reserve of $36,000,000 representing the initial payment of $19,000,000 and the present value of the additional remaining annual payments over a ten-year period. In 1994, Prometheus received $600,000 in insurance proceeds and, in prior years, had received an aggregate of $19,400,000 in insurance proceeds in connection with this matter from its insurance carrier.

     Thirty-one employers doing business in Texas have brought two actions in the District Court of Dallas County, Texas, against, among others, approximately 200 individual insurance companies, including Reliance Insurance Company and several of its subsidiaries. The plaintiffs in the actions, which were commenced against the Reliance parties in April 1992 and February 1995 respectively (and the second of which has been stayed in light of the pendency of the first), assert that they were overcharged for workers' compensation insurance and multiple line retrospectively rated casualty insurance between 1987 and 1992. In August 1994, the plaintiffs in the first action moved for certification of a purported plaintiff class consisting of all employers who purchased Texas workers' compensation insurance from the insurance company defendants during the years in question. Plaintiffs seek monetary damages, with interest and attorneys' fees, against all defendants jointly and severally, together with a release of all purported class members from liability for payment of unlawful premiums, and injunctive relief. The Company has filed answers denying the allegations and is contesting the actions vigorously. The Company does not believe that it is probable that its liability, if any, in excess of what the Company has provided for in respect of this matter, will have a material adverse effect on its consolidated financial statements.

Commitments

A subsidiary of Reliance Financial, Saul P. Steinberg and other executives of the Company are partners in a partnership which owns certain real estate properties. As of December 31, 1994, Reliance
Financial guaranteed $38,000,000 of the partnership's outstanding debt which matures on December 29, 1996. At December 31, 1994, the partnership's total outstanding debt was $171,902,000. Reliance Financial receives a fee of .5% per annum on the average outstanding debt covered by the guarantee. The Company has issued a line of credit to the partnership in the amount of $8,000,000. Borrowings under the line of credit mature on June 1, 2005 and bear interest at 4% over the prime rate. At December 31, 1994, borrowings of $3,928,000 were outstanding under the line of credit. In addition, Reliance Financial will receive 48% of any cumulative net profit (as defined) realized from the activities of the partnership.

Lease Commitments

The Company and its subsidiaries lease certain office facilities and equipment under lease agreements that expire at various dates through 2011. Rent expense for the years ended December 31, 1994, 1993 and 1992 was $96,000,000, $95,700,000 and $94,000,000, respectively.

At December 31, 1994, future net minimum rental payments required under noncancelable leases were as follows:


(In thousands)

1995                       $ 65,629
1996                         54,875
1997                         43,022
1998                         28,786
1999                         21,822
2000 and thereafter          22,584
                           --------
                           $236,718
                           --------

                 Reliance Group Holdings, Inc. & Subsidiaries
                 --------------------------------------------

             Notes to Consolidated Financial Statements Continued
             ----------------------------------------------------

Note 17    Business Segment Information


Year Ended December 31                       1994         1993         1992
                                       ----------   ----------   ----------
(In thousands)


Revenues:
Property and casualty insurance
  Premiums earned                      $1,777,318   $1,571,539   $1,535,740
  Net investment income                   232,299      216,432      189,287
  Gain on sales of investments              8,851      129,018       50,080
                                       ----------   ----------   ----------
                                        2,018,468    1,916,989    1,775,107
                                       ----------   ----------   ----------
Title and mortgage insurance
  Premiums earned                         856,774      893,364      826,493
  Net investment income                    26,613       24,282       26,224
  Gain on sales of investments                516        4,786        3,267
  Gain on sale of subsidiary                   --           --        8,999
                                       ----------   ----------   ----------
                                          883,903      922,432      864,983
                                       ----------   ----------   ----------
Other                                     144,679      123,398      117,244
                                       ----------   ----------   ----------
                                       $3,047,050   $2,962,819   $2,757,334
                                       ==========   ==========   ==========

Income (loss) from continuing
  operations before income taxes,
   minority interests and equity
   in investee company:
Property and casualty insurance
  Underwriting                         $  (97,343)  $ (175,220)  $ (219,286)
  Net investment income                   232,299      216,432      189,287
  Gain on sales of investments              8,851      129,018       50,080
                                       ----------   ----------   ----------
                                          143,807      170,230       20,081
                                       ----------   ----------   ----------
Title and mortgage insurance               31,326       59,966       59,297
                                       ----------   ----------   ----------
Other                                    (125,385)    (142,496)    (156,544)
                                       ----------   ----------   ----------
                                       $   49,748   $   87,700   $  (77,166)
                                       ==========   ==========   ==========

Identifiable assets at year-end:
Property and casualty insurance        $8,529,300   $7,948,113   $7,315,919
Title insurance                           547,000      544,548      471,193
Other                                     293,253      322,553      398,499
                                       ----------   ----------   ----------
                                       $9,369,553   $8,815,214   $8,185,611
                                       ==========   ==========   ==========

Income (loss) from continuing operations before income taxes, minority interests and equity in investee company relating to property and casualty insurance underwriting has been reduced by policyholders' dividends and other income and expense. Income (loss) from continuing operations before income taxes, minority interests and equity in investee company by segment is before allocation of corporate overhead and corporate interest expense, which relates primarily to the Company and its financing subsidiary. Corporate overhead and corporate interest expense are included in Other.

Identifiable assets by industry segment are those assets which are used in the Company's operations in each segment.

Note 18    Quarterly Financial Data (Unaudited)

                                                   1994 Quarter
                                      --------------------------------------
                                      First     Second      Third     Fourth
                                      -----     ------      -----     ------
(In thousands, except per-share amounts)
Revenues:
Premiums earned                    $685,885   $734,588   $623,547   $590,072
Net investment income                62,650     64,603     65,362     66,297
Gain on sales of investments          2,037      1,821      3,403        506
Other                                32,390     38,357     38,072     37,460
                                  ---------   --------   --------   --------
                                   $782,962   $839,369  $ 730,384   $694,335
                                   ========   ========  =========   ========
Net income (loss)                  $ (5,649)  $ 18,398  $  19,306   $ 11,766
                                   ========   ========  =========   ========
Per-share information:
Net income (loss)                     $(.05)      $.16       $.17       $.10
                                   ========   ========  =========   ========
Average number of common and
  common equivalent shares
  outstanding                       112,086    115,075    115,165    115,172


                                                   1993 Quarter
                                      --------------------------------------
                                      First     Second      Third     Fourth
                                      -----     ------      -----     ------
(In thousands, except per-share amounts)
Revenues:
Premiums earned                    $550,028   $634,405   $612,768   $667,702
Net investment income                62,733     61,300     58,366     58,315
Gain on sales of investments         35,582     35,195     42,221     20,806
Other                                28,997     31,363     31,579     31,459
                                   --------   --------   --------   --------
                                   $677,340   $762,263   $744,934   $778,282
                                   ========   ========   ========   ========

Income from continuing
  operations(1)                    $ 12,356   $ 29,682   $ 30,549   $ 12,949
Extraordinary item-early
  extinguishment of debt                 --         --         --    (27,922)

Cumulative effect of change in
  accounting for income taxes        15,911         --         --         --
                                   --------   --------   --------   --------
Net income (loss)                  $ 28,267   $ 29,682   $ 30,549  $ (14,973)
                                   ========   ========   ========  =========
Per-share information:
Income from continuing
  operations                           $.14       $.33       $.34       $.13
Extraordinary item-early
  extinguishment of debt                 --         --         --       (.28)
Cumulative effect of change in
  accounting for income taxes           .18         --         --         --
                                   --------   --------   --------  ---------
Net income (loss)                      $.32       $.33       $.34      $(.15)
                                   ========   ========   ========  =========
Average number of common and
  common equivalent shares
  outstanding                        88,935     89,604     89,695     99,281

(1) Income from continuing operations for the fourth quarter includes a tax benefit of $16,200,000 resulting from deferred tax benefits previously not recognized.

                         Independent Auditors' Report
                         ----------------------------

                 Reliance Group Holdings, Inc. & Subsidiaries
                 --------------------------------------------

Board of Directors and Shareholders
Reliance Group Holdings, Inc.
New York, New York


We have audited the accompanying consolidated balance sheets of Reliance Group Holdings, Inc. and subsidiaries as of December 31, 1994 and 1993, and the related statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Reliance Group Holdings, Inc. and subsidiaries at December 31, 1994 and 1993 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

     As discussed in note 5 to the consolidated financial statements, in 1993 the Company adopted Statement of Financial Accounting Standards No. 109 and, accordingly, changed its method of accounting for income taxes.


     /s/ Deloitte & Touche LLP
-----------------------------------



New York, New York
February 22, 1995

                              Report of Management
                              --------------------

                  Reliance Group Holdings, Inc. & Subsidiaries
                  --------------------------------------------

Scope of responsibility

Management is responsible for the financial information included in this annual report and for ascertaining that such information presents fairly the financial position and operating results of the Company. The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles. Such statements include informed estimates and judgments of management for those transactions that are not yet complete or for which the ultimate effects cannot be precisely determined. Financial information presented elsewhere in this annual report is consistent with that in the financial statements.

Internal Controls

The Company maintains a system of internal accounting controls designed to provide reasonable assurance that assets are safeguarded against losses from unauthorized use or disposition, that transactions are executed in accordance with management's authorization and are recorded properly. Qualified personnel throughout the organization maintain and monitor these internal accounting controls on an ongoing basis. In addition, the Company's Internal Audit Department systematically reviews these controls, evaluates their adequacy and effectiveness, and reports thereon.


Independent Auditors

The Company engages Deloitte & Touche LLP as independent auditors to audit its financial statements and express their opinion thereon. They have full access to each member of management in conducting their audits. Such audits are conducted in accordance with generally accepted auditing standards and include a review and evaluation of the system of internal accounting controls, tests of the accounting records and other auditing procedures they consider necessary to express their opinion on the consolidated financial statements.

Audit Committee

The Audit Committee of the Board of Directors is comprised solely of non-employee outside directors, and is responsible for overseeing and monitoring the quality of the Company's accounting practices and internal controls. The Committee meets regularly with management, the internal auditors and the independent auditors to review the accounting practices employed by the Company and to discuss auditing, internal control and financial reporting matters. Both the internal and independent auditors have unrestricted access to the Audit Committee, without members of management present.

Saul P. Steinberg
Chairman of the Board and
Chief Executive Officer

George E. Bello
Executive Vice President
and Controller

                        Market and Dividend Information
                                for Common Stock
                        -------------------------------

                  Reliance Group Holdings, Inc. & Subsidiaries
                  --------------------------------------------

The Company's common stock, $.10 par value, is traded on the New York Stock Exchange and the Pacific Stock Exchange under the symbol "REL". As of March 1, 1995, there were 3,100 holders of record of the Company's common stock. The high and low sales prices of the common stock, as reported by the New York Stock Exchange, were as follows:

                               1994                          1993
                        ------------------            ------------------
Quarter                 High           Low            High           Low
                        ----           ---            ----           ---
First                  8 1/8         5 1/2           8 1/2         5 5/8
Second                 6 5/8         4 7/8           8 3/8         6 3/8
Third                  6 3/4         4 7/8           8 3/8         5 7/8

Fourth                 6 1/2         4 7/8          10 3/8         7 1/8

Cash dividends for each share of the Company's common stock were $.08 for each quarter in 1994 and 1993.

     The provisions of certain notes and debentures contain limitations on the payment of dividends. As of December 31, 1994, the Company could pay up to $68,700,000 in dividends, without violating the most restrictive provisions. As a holding company, the Company is dependent upon dividends, advances and net tax payments from its wholly-owned subsidiaries to meet its debt service obligations, to pay its expenses and to pay dividends to its shareholders. In addition to the terms of certain notes and bank covenants limiting the payment of dividends by Reliance Financial, dividends from the Company's principal operating subsidiaries are subject to regulatory limitations.

                             Directors and Officers
                             ----------------------
                  Reliance Group Holdings, Inc. & Subsidiaries
                  --------------------------------------------


DIRECTORS
George R. Baker(2),(5),(6)
Corporate Director/Advisor

George E. Bello(3)
Executive Vice President
and Controller
Reliance Group
Holdings, Inc.

Carter Burden(6)
Managing General Partner
William A.M. Burden & Co.

Dennis A. Busti
President and
Chief Executive Officer
Reliance National
Insurance Company

Dean W. Case
Vice Chairman of the Board
Reliance Insurance
Company

Lowell C. Freiberg(3)
Senior Vice President and
Chief Financial Officer
Reliance Group

Holdings, Inc.

Dr. Thomas P. Gerrity(2)
Dean of the Wharton School
University of Pennsylvania

Jewell Jackson McCabe(3),(4),(6)
President, Jewell Jackson
McCabe Associates

Irving Schneider(2),(6)
Executive Vice President
Helmsley-Spear, Inc.

Bernard L. Schwartz(1)
Chairman of the Board
President and Chief
Executive Officer
Loral Corporation

Richard E. Snyder(3)
Corporate Director/Advisor

Thomas J. Stanton, Jr.(2),(5)
Chairman Emeritus
National Westminster
Bank NJ

Robert M. Steinberg(1),(4)
President and
Chief Operating Officer
Reliance Group
Holdings, Inc.

Saul P. Steinberg(1),(4)
Chairman of the Board and
Chief Executive Officer
Reliance Group
Holdings, Inc.

James E. Yacobucci
Senior Vice President
Investments Reliance Group
Holdings, Inc.

(1) Executive Committee
(2) Audit Committee
(3) Finance Committee
(4) Regular Compensation
    Committee
(5) Special Compensation Committee
(6) Stock Option Committee

OFFICERS

Saul P. Steinberg
Chairman of the Board and
Chief Executive Officer

Robert M. Steinberg
President and
Chief Operating Officer

George E. Bello
Executive Vice President
and Controller

Lowell C. Freiberg
Senior Vice President and
Chief Financial Officer

Dennis J. O'Leary
Senior Vice President
Taxes

Philip S. Sherman
Senior Vice President and
Group Controller

Bruce L. Sokoloff
Senior Vice President
Administration

Howard E. Steinberg
Senior Vice President,
General Counsel and
Corporate Secretary

James E. Yacobucci
Senior Vice President
Investments

Albert A. Benchimol
Vice President and Treasurer

Thomas G. Butler
Vice President
Taxes

Andrew B. Donnellan, Jr.
Vice President and
Chief Litigation Counsel

David F. Noyes
Vice President and
Chief Credit Officer

Joel H. Rothwax
Vice President

Human Resources

Thomas J. Sanders
Vice President and
Assistant Controller

Thomas L. Wright
Vice President and
Assistant Treasurer

Paul W. Zeller
Vice President,
Deputy General
Counsel and
Assistant Secretary

Ronald S. Ziemba
Vice President
Communications

OFFICERS OF
OPERATING UNITS

RELIANCE
INSURANCE GROUP
Robert M. Steinberg
Chairman and
Chief Executive Officer

Jerome H. Carr
Senior Vice President and
Chief Financial Officer

Kenneth R. Frohlich
Senior Vice President and
Chief Actuarial Officer

PROPERTY AND
 CASUALTY INSURANCE
Dennis A. Busti
President and
Chief Executive Officer
Reliance National
Insurance Company

George T. Holbrook, Jr.
President and
Chief Executive Officer
Reliance Surety Company

Robert C. Olsman
President and
Chief Operating Officer
Reliance Insurance Company


George H. Roberts
President
Reliance Reinsurance
Corp.

TITLE INSURANCE
Herbert Wender
Chairman and
Chief Executive Officer
Commonwealth Land Title
Insurance Company

RELIANCE
DEVELOPMENT GROUP
Henry A. Lambert
President and
Chief Executive Officer
Reliance Development
Group, Inc.

RELIANCE
CONSULTING GROUP
Fred M. Schriever
Chairman and President
RCG International, Inc.

                                 Corporate Data
                                 --------------

                    Reliance Group Holdings, Inc. & Subsidiaries
                    --------------------------------------------

Corporate Offices
Reliance Group Holdings, Inc.
Park Avenue Plaza
55 East 52nd Street
New York, NY 10055
(212) 909-1100
FAX (212) 909-1864

Common Stock Transfer Agent
Chemical Bank
J.A.F. Building
P.O. Box 3068
New York, NY 10116-3068
(800) 851-9677

Independent Auditors
Deloitte & Touche LLP
New York, NY


Annual Meeting
The annual meeting of shareholders
 of Reliance Group Holdings, Inc.
will be held on Thursday, May 11, 1995
at 10:30 A.M. in the New York Public
Library, Fifth Avenue and 42nd Street,
New York, NY

Form 10-K
A copy of the Company's Annual Report on Form 10-K to the Securities and Exchange Commission will be furnished to any security holder upon written request to Corporate Communications, Reliance Group Holdings, Inc., 55 East 52nd Street, New York, NY 10055.

                               -------------------
Listed Securities
Unless otherwise indicated, securities
are listed on the New York Stock Exchange.

Reliance Group Holdings, Inc.
Common Stock (Symbol: REL;
New York and Pacific Stock Exchanges)

9% Senior Notes, due 2000
9 3/4% Senior Subordinated Debentures, due 2003

Reliance Financial Services Corporation
10.36% Senior Reset Notes, due 2000
9.48% Senior Reset Notes, due 2000

Reliance Insurance Company
$2.68 Series A Cumulative Preferred
Stock (Philadelphia Stock Exchange)