Form 10-K405, Exhibit 13
period 1995-12-31
RELIANCE GROUP HOLDINGS INC
filed 1996-03-28
CIK 356395

                             Financial Highlights

(in thousands, except per share amounts)           1995        1994        1993

Revenues                                     $2,905,987  $3,047,050  $2,962,819
Income (loss) from continuing operations
  before gain on sales of investments            76,431      38,790      (1,437)
Net income                                       88,056      43,821      73,525
Per share information:
  Income (loss) from continuing operations
    before gain on sales of investments             .66         .34        (.02)
  Net income                                        .73         .38         .79
Assets                                        9,988,213   9,369,553   8,815,214
Shareholders' equity                            678,348     386,750     518,626
 ---------------------------------------------------------------------------
                                    [GRAPH]

Operating Income
Dollars in Millions
1993                                    1994                            1995
(1.4)                                   38.8                            76.4
 ---------------------------------------------------------------------------

 ---------------------------------------------------------------------------
                                    [GRAPH]

Shareholders' Equity
Dollars in Millions
1993                                    1994                            1995
518.6                                   386.8                           678.3
 ---------------------------------------------------------------------------

 ---------------------------------------------------------------------------
                                    [GRAPH]

Assets
Dollars in Millions
1993                                    1994                            1995
8.8                                     9.4                             10.0
 ---------------------------------------------------------------------------

               Table of Contents

Reliance At-A-Glance                           2
Letter to Shareholders                         4
Review of Operations                           7

Financial Information
  Selected Financial Data                     21
  Financial Review                            24
  Consolidated Financial Statements           32
  Notes to Consolidated Financial Statements  36

  Independent Auditors' Report                56
  Report of Management                        57
  Market and Dividend Information             58

Directors and Officers                        59
Corporate Data                                60

RELIANCE GROUP HOLDINGS, INC.
AT-A-GLANCE

          Reliance is...

          Property & Casualty

          Insurance & Title Insurance

  ---------------------------------------------------------------------------
                                    [GRAPH]

Vital Statistics

Percent of Net P & C Premiums Written
Reliance Surety 8%
Reliance Reinsurance 7%
Reliance Insurance 36%
Reliance National 49%
  ---------------------------------------------------------------------------

RELIANCE NATIONAL

  Market Focus

Operating in the U.S. and selected international markets with a broad range of innovative and specialized coverages and risk management services for Fortune 1000 companies.

  Vital Statistics

---------------------------------------------------------------------------
                                    [GRAPH]

Reliance National Combined Ratio*
Percent
1993                                    1994                            1995
109.2                                   104.5                           99.1
  ---------------------------------------------------------------------------

  1995 Results

Excellent combined ratio of 99.1%. Net premiums written of $864.4 million declined 3%, reflecting the shift to high deductible policies. Markets where

Reliance National played an active role in 1995 included directors and officers liability and ocean marine. Reliance National also pioneered coverage in 1995 in areas including satellite launches. International operations achieved excellent growth and profitability.

  Outlook

Attractive opportunities anticipated in the international markets for specialized products including directors and officers, ocean marine, accident and health and aviation. Expansion into Asia expected in 1996. Domestically, will seek to continue to identify profitable new market opportunities and move quickly to serve them.

RELIANCE INSURANCE

  Market Focus

Traditional and innovative coverages for the more complex commercial risks of midmarket customers -- typically, corporations with 25 to 1,000 employees and revenues from $5 million to $300 million. Also, custom underwriting for selected classes of nonstandard risks and programs for groups with common insurance needs.

  Vital Statistics

----------------------------------------------------------------------------
                                    [GRAPH]

Reliance Insurance Combined Ratio*
Percent
1993                                    1994                            1995
109.6                                   106.4                           106.3
  ---------------------------------------------------------------------------

  1995 Results

Combined ratio of 106.3% in 1995 includes catastrophe losses that contributed three combined ratio points to underwriting results. Net premiums written totaled $649.4 million, up 6%. Achieved strong results in areas including the Commercial Accounts Division and affinity group programs.

  Outlook

Further expansion planned in the midwestern states. Also anticipate growing opportunities for serving southeastern U.S. market with nonstandard underwriting capabilities. Other opportunities include a "24-Hour Comp" product that combines workers' compensation with employee benefits and providing claims service to other entities.

----------
*The combined ratio is the ratio of claims and expenses to earned premiums -- the better the performance, the lower the ratio.

RELIANCE REINSURANCE

  Market Focus

Treaty and facultative reinsurance for small and midsize insurers, and for specialty division of larger insurers. Primary emphasis is casualty coverage.

  Vital Statistics

---------------------------------------------------------------------------
                                    [GRAPH]

Reliance Reinsurance Combined Ratio*
Percent
1993                                    1994                            1995
104.8                                   111.3                           114.9
  ---------------------------------------------------------------------------

  1995 Results

Net premiums written declined 5% to $119.0 million as Reliance Reinsurance de-emphasized unprofitable property coverage and refocused on profitable casualty reinsurance. Combined ratio of 114.9% was adversely impacted by unprofitable property coverage and catastrophe losses. Established program business capability and stepped up activity in finite risk area. Strong year-end renewals.

  Outlook

Expect to reduce property coverage's share of total reinsurance book. Emphasis will be placed on solutions to complex problems where underwriting and financial knowledge add value.

RELIANCE SURETY

  Market Focus

Contract surety bonds (primarily for midsize contractors), commercial surety bonds and fidelity bonds (for financial institutions and a variety of other customers).

  Vital Statistics

---------------------------------------------------------------------------
                                    [GRAPH]

Reliance Surety Combined Ratio*
Percent
1993                                    1994                            1995
81.0                                    74.3                            65.6
  ---------------------------------------------------------------------------


  1995 Results

Record results in terms of both underwriting quality and premiums. Strong premium growth of 18% in 1995 to a total of $139.3 million. Exceptional combined ratio of 65.6%.

  Outlook

Anticipate strong growth from small contractor market and from Express Surety product. Large and midsize contractor business segments will remain competitive but Reliance Surety's long-standing relationships with producers and clients should favorably impact results.

COMMONWEALTH LAND TITLE INSURANCE

  Market Focus

Title insurance, appraisal services, escrow services and a range of other real estate-related services, for residential and commercial property owners, financial intermediaries and mortgage originators.

  Vital Statistics

---------------------------------------------------------------------------
                                    [GRAPH]

Commonwealth Land Title
1995 Revenues and Pretax Operating Income
Dollars in Millions
                        1st Q           2nd Q           3rd Q           4th Q
Revenue                 152.9           157.4           171.6           190.0
Pretax                   (4.2)            1.3             7.2             8.0
Operating
Income
  ---------------------------------------------------------------------------

  1995 Results

The real estate market bottomed out in the first quarter of 1995. From a loss position in the first quarter, Commonwealth achieved positive results and growth in revenues and income in each of the subsequent three quarters. Premiums and fees for 1995 totaled $671.9 million. Financial strength continued to be a hallmark of Commonwealth. A national appraisal management service was introduced.

  Outlook

Given current real estate market, anticipate growth in revenues and profitability in 1996. Investments in technology are expected to continue to contribute to productivity gains. Areas of opportunity and emphasis include commercial market, mortgage lenders served by Commonwealth OneStopTM operations and local business through product and geographic expansion.

TO OUR
SHAREHOLDERS:


     By virtually every important measure, 1995 was an outstanding year for Reliance. Operating income grew 97% to $76.4 million ($.66 per share) in 1995, compared with $38.8 million ($.34 per share) a year ago. We have achieved 11 consecutive quarters of year-over-year growth in operating income.

     Net income in 1995 was $88.1 million ($.73 per share), up substantially from 1994's results of $43.8 million ($.38 per share).

     The combined ratio of our property and casualty operations, which has been improving steadily since 1991, improved again in 1995 to 101.8%, among the best in the industry.

  ---------------------------------------------------------------------------
                                    [PHOTO]
Saul P. Steinberg (left)
Chairman and Chief Executive Officer

Robert M. Steinberg
President and Chief Operating Officer
  ---------------------------------------------------------------------------

     We significantly strengthened our financial position. Through a combination of investment appreciation and earnings growth, we have substantially increased shareholders' equity to $678 million and reduced the corporation's financial leverage. The statutory surplus of our insurance operations grew to a record level of $1.128 billion.

     Return on equity increased to 16.6%, even with substantial growth in shareholders' equity.

     Our shareholders achieved excellent returns in 1995, and we are determined to work to continue this progress.

     A Strategic Transformation

     This success is particularly gratifying because we have made significant progress accomplishing what we set out to do when we first began transforming the company to respond to fundamental changes in market conditions.

     We made a commitment to build Reliance into a family of insurance companies that would thrive even in adverse and competitive markets.

     We saw then that the traditional market cycles of the property and casualty industry were eroding and that the strongest competitors would need to excel and differentiate their performance in both weak and strong markets. The notion of waiting for better times was -- and remains -- unacceptable to us.

     Reliance is succeeding by aggressively targeting underserved markets,

adding value by engineering creative solutions to customer needs and providing superior service and support. Each business unit stays close to its customers with a strategy designed to meet the specific requirements of its market. At Reliance, there is no one-size-fits-all approach to business.

     We have brought together many talented and experienced people, and have built a flexible organization that is able to identify and seize new opportunities when market conditions change.

     Reliance is a "right-sized" company, large enough to be among the leaders in its chosen markets -- and small enough to be agile and grow without losing focus.

     We believe that Reliance has the people, strategy, structure and commitment to be the very best.

     Property and Casualty Insurance

     The successful transformation of Reliance into a more profitable, value-added competitor is dramatically evident in our property and casualty businesses, which account for about 70% of our revenues.

     In 1995, property and casualty pretax operating income grew 47%, to $208.3 million, compared with $141.9 million in 1994. Our combined ratio of 101.8% was markedly superior to the industry average.

  ---------------------------------------------------------------------------
                                    [GRAPH]

Consolidated Property and Casualty Combined Ratio
Percent
1993                            1994                                    1995
110.8                           104.4                                   101.8

The ratio of claims and expenses to earned premiums - the better the performance, the lower the ratio.
  ---------------------------------------------------------------------------

     Each of Reliance's property and casualty operations is highly focused on distinct market segments, but they share a common business philosophy: We focus primarily on specialized and less-traditional risks, where there are fewer competitors, and where we can price products profitably and provide customers with services and solutions that go beyond risk assumption.

     We are disciplined and flexible. When competition increases and prices fall, we look for other profitable approaches that serve client needs.

     We will not compromise our strict underwriting discipline for the sake of market share. Yet we have demonstrated that underwriting excellence and market leadership can be compatible. For example, Reliance Surety, a leading provider of contract surety and fidelity bonds, achieved both strong premium growth of

18% and an outstanding combined ratio of 65.6% in 1995.

     Reliance has successfully managed risks and reduced its exposure to catastrophes through a number of initiatives, which include conservative catastrophe reinsurance and withdrawal from traditional personal lines. We also benefit from an advanced computer system that monitors property exposures by region.
  ---------------------------------------------------------------------------
                  "Management is delivering on the promise."
                               CS First Boston--
                                  Sept. 1995
  ---------------------------------------------------------------------------
     In addition, Reliance has benefited from intensified efforts to combat insurance fraud. While we process claims quickly and efficiently, our outstanding antifraud unit has helped preserve the company's assets by effectively rooting out fraudulent claims.

     One area of growing opportunity and success for our specialized and less traditional property and casualty insurance products is the international marketplace. Currently, we have subsidiaries in Canada, the United Kingdom, Mexico and Argentina, and have offices in several European cities. We are very satisfied with the early results of our international expansion.

     Title Insurance

     Our title insurance company -- Commonwealth Land Title -- has taken a disciplined approach to managing costs across the real estate cycle. We carefully control expenses, and because we generate our business through an extensive agency network as well as through our own branch offices, we are able to keep our fixed costs down. This reduces the volatility of our results compared to competitors'. In addition, we are giving added emphasis to more profitable commercial business and building fee-based services -- including a recently created national appraisal management service.

     Pretax operating income from title insurance totaled $12.3 million in 1995, compared with $30.8 million in 1994. These 1995 results reflected the initially weak but gradually improving conditions in real estate markets.
Market conditions in the seasonally slow first quarter were exacerbated by high interest rates and low real estate activity, resulting in an operating loss in the first quarter. However, revenues and operating income increased in each successive quarter of 1995. We are encouraged by rece nt results and the outlook for 1996 is positive.

     A Strengthened Financial Position

     Reliance's excellent progress in its operating businesses was matched by its success in strengthening its financial position.

     Our record statutory surplus of $1.128 billion underscores the financial strength of our insurance operations and provides us with capacity for growth.

     With shareholders' equity of $678 million at year-end, Reliance's debt-to-capitalization ratio improved to 56% from 70% in 1994. Our goal is to continue to reduce leverage and obtain further upgrades in our corporate debt and insurance companies' ratings.
  ---------------------------------------------------------------------------
                                    [GRAPH]
Statutory Surplus
Dollars in Millions
1993                            1994                                    1995
902                             909                                     1,128
  ---------------------------------------------------------------------------

     Solid investment appreciation was a major contributor to our strengthened financial position. Reliance's investment portfolio is balanced, diversified and liquid. In 1995, our fixed-income portfolio achieved total returns of 17.2%, and our equity portfolio achieved total returns of 37.6%. By actively managing and intensively monitoring our portfolio, we have achieved safety and liquidity while seeking the best available total returns. The insight and skill Reliance brings to its investment activities are integral business strengths.

     Leadership

     With deep regret, we mourn the loss of an esteemed colleague and close friend -- our Director, Carter Burden who died in January 1996. We will miss his wisdom and good counsel.

     The people of Reliance make a difference. The talented and experienced team we have in place at Reliance is a key competitive advantage. We successfully develop, advance and retain good people. When we need new talent to augment our team, we recruit from among the best -- both inside and outside the industry.

     We design incentive compensation plans that align managers' interests with those of our shareholders. Our compensation plans are tied to profitability, and for many of our managers, we pay out deferred compensation over time frames structured to ensure that managers write business that develops profitably over the long term.

  ---------------------------------------------------------------------------
                  "The New Reliance! A Company on the Rise."
                              Fox-Pitt, Kelton --
                                   Jan. 1996
  ---------------------------------------------------------------------------

     We firmly believe that the men and women of Reliance are the best and most committed in the industry. We deeply appreciate their efforts.

     Outlook

     The current environment is creating exciting opportunities for those who are able to adapt to change. Our industry is in the midst of a dramatic restructuring; we believe we have a competitive edge in this environment. At

Reliance, the refocusing and restructuring are largely behind us. While many of our competitors are looking inward, we are able to focus on our customers and to pioneer the next generation of risk management tools for them.

     Over the longer term, the industry's consolidation could prove to be a very welcome trend for shareholders. Markets and pricing could become more rational if fewer, and better managed, competitors focus on their core strengths and show less patience with poorly performing operations.

     The international markets hold great promise for Reliance. Our goal is to double the share of our business from overseas operations by the year 2000 -- an expansion consistent with controlled and profitable results.

     Technology is also reshaping our business. Whether the application is a highly efficient and accurate data entry system in property and casualty or the imaging of title records at Commonwealth, our approach is lean, mobile and flexible. Looking further ahead, we are paying close attention to the potential of serving brokers, agents and policyholders through new technology channels.


     Reliance is also profiting from teamwork. For example, when underwriters, actuaries, and loss control, claims and marketing specialists work together, the client receives better service and solutions -- and we can achieve superior results. While our business units are highly differentiated and self-sufficient, teamwork between them ensures that we do not leave good business on the table in instances where our markets converge.

     Success in the future also will be advanced by more sophisticated and productive approaches to balance-sheet and risk management. Insurers have many more options for serving clients than simply writing and holding comprehensive policies. Reinsurance and other vehicles are making coverage and risks more transferable. Large and complex risks can be divided into layers of coverage that are consistent with the types and degrees of risks desired by different insurers. The strongest competitors will have the data and skills to profit from this enhanced liquidity and flexibility by managing risks better, limiting exposures and identifying opportunities to optimize returns, while satisfying customer needs.

  ---------------------------------------------------------------------------
                                 "1995 proved
                       to be an excellent year for REL."
                  Donaldson, Lufkin, & Jenrette -- Feb. 1996
  ---------------------------------------------------------------------------

     Even as we envision the convergence of several positive trends, we never depend on market conditions that are better than today's. If we can position our operations to be highly profitable in difficult market conditions, then we will be very successful in good markets.

     A year ago, we said we have the drive, determination and discipline to sustain our momentum. Again in 1995, we have delivered on the promise. Customers, analysts and investors have recognized our progress. We believe strongly that the steps we are taking in 1996 will lead to continued success and create superior long-term value for our investors.



/s/ Saul P. Steinberg                    /s/ Robert M. Steinberg
Saul P. Steinberg                        Robert M. Steinberg
Chairman and Chief Executive Officer     President and Chief Operating Officer

REVIEW
OF
OPERATIONS

Reliance National

Reliance Insurance

Reliance Reinsurance

Reliance Surety

Commonwealth
Land Title Insurance Company

                    Accountable

                    Innovative

                    Market driven

                    Entrepreneurial

Reliance is succeeding by aggressively targeting underserved markets, adding value by engineering creative solutions to customer needs and providing superior service and support.

  ---------------------------------------------------------------------------
                                    [PHOTO]

Hertz car return lot.
  ---------------------------------------------------------------------------

Reliance National tailors specialized coverage for FORTUNE 1000 companies and their equivalents. Sharing a commitment to quality and service, since 1988 the Hertz Corporation and Reliance National have developed solutions in areas including auto liability and workers' compensation.

RELIANCE NATIONAL

               From its inception in 1987, Reliance National has focused on specialized risks, moving rapidly into underserved markets, tailoring coverage and engineering solutions to specific client needs.

            Accounting for approximately half of the company's total property and casualty net premiums written, Reliance National provides specialized coverages and serves Fortune 1000 companies with risk management services. In addition, it has a growing international presence. Reliance National's 1995 combined ratio of 99.1% reflects the success of its specialization strategy. Its president, Dennis Busti, discusses how Reliance National's flexible approach is well suited to the current competitive environment:

  ---------------------------------------------------------------------------
                                    [PHOTO]
Dennis A. Busti seated.

Dennis A. Busti
President
Reliance National
  ---------------------------------------------------------------------------

Q. Competition is growing, placing pressure on pricing. How is Reliance National responding to this challenge?

              Challenging market conditions are nothing new to Reliance National. It's important to remember that Reliance National was conceived and structured specifically to thrive in competitive environments by identifying product needs that were not being served by the mainstream competition. While other insurers have entered some of the market segments Reliance National helped pioneer, we believe we will stay competitive by maintaining a flat organization and by rapidly identifying new opportunities. We'll continue to provide innovative coverage with responsive service that involves quick approvals and efficient claims management.

  ---------------------------------------------------------------------------
                                    [PHOTO]
Mr. Busti talking.
  ---------------------------------------------------------------------------
Q. What are some of the market segments that exemplify Reliance
   National's approach to the property and casualty business?

              Reliance National is one of the few insurers writing primary coverage for satellite launches. We began in 1993 through reinsurance and became a direct underwriter in 1995. By drawing on existing resources from every part of the company, we didn't have to build a huge infrastructure to support this product. We identified technical experts to assist in the underwriting and then outsourced some of the operations support.

               Another example is directors and officers liability. From start-up several years ago, we have built significant market share.

               Asbestos coverage is another illustration. A few years ago, it was difficult for asbestos abatement and removal companies to obtain insurance coverage. By specifically defining and limiting risk exposures, Reliance National developed sound and profitable structures for serving this market need. Other insurers eventually saw the opportunity and followed us into this business. And when the competition made pricing unattractive, we then were quick to de-emphasize this market.

  ---------------------------------------------------------------------------
"Reliance National has been extremely successful in identifying and exploiting profitable underwriting niches, both domestically and internationally."

Sanford C. Bernstein & Co., Inc. -- Aug. 1995
  ---------------------------------------------------------------------------

Q. Could you discuss the growing trend toward high-deductible policies and similar products?

              From our customers' standpoint, these products provide cost-efficient coverage in areas such as workers' compensation and general liability. We develop policy structures that take into account the cash flow, tax considerations and servicing needs of clients. While high deductibles result in lower premium growth and, therefore, higher expense ratios, when managed properly, these products can achieve good combined ratios and profitability. Reliance has a strong credit analysis capability, which is critical to executing this business on a sound basis.

Q. How does Reliance National manage risks as it introduces new products and enters new markets?


              First, our actuaries, underwriters, engineers, other technical experts and claims people work together to understand and measure each risk, determine which facets of it we believe we can profitably cover, and then set a rational price. We further manage risk through policy language that precisely defines and limits our exposures, loss-sensitive pricing structures, claims-made policies that provide for coverage only during an established time frame and extensive use of reinsurance. Mitigating counterparty risk is an integral part of risk management at Reliance. We analyze the strength of our reinsurers as well as the creditworthiness of policyholders who have obligations to us.

Q. Where do the international markets fit into the strategy of Reliance
   National?

              We have found Canada, Europe and Mexico fertile new ground for capabilities such as directors and officers, ocean marine, excess casualty, excess liability, accident and health, commercial auto and aviation coverage. Reliance National was among the first American companies to own a subsidiary in Mexico once NAFTA opened the door to this market. While economic conditions there have been difficult, we remain very optimistic for the longer term. Europe has been a wide-ranging success. In 1996, we intend to establish ourselves in Asia.

  ---------------------------------------------------------------------------
                                    [PHOTO]
Robert C. Olsman seated.

Robert C. Olsman
President
Reliance Insurance
  ---------------------------------------------------------------------------

RELIANCE INSURANCE

              Reliance Insurance provides "business America" customers -- typically, corporations with 25 to 1,000 employees and with revenues from $5 million to $300 million -- both traditional and innovative coverages for more complex commercial risks. Reliance Insurance also offers custom underwriting for selected classes of nonstandard risks and programs for groups with common insurance needs. In recent years, Reliance Insurance has significantly improved its combined ratio which stood at 106.3% in 1995. Net premiums written grew to $649.4 million. Bob Olsman, president of Reliance Insurance, discusses the company's successful strategy of bringing specialized capabilities and a customer-focused service standard to midmarket companies:


  ---------------------------------------------------------------------------
                                    [PHOTO]
Mr. Olsman talking.
  ---------------------------------------------------------------------------

Q. In a competitive market, how does Reliance Insurance distinguish itself?

              Reliance Insurance, with as broad a product line as any insurer serving midmarket companies, provides one-stop shopping for many clients. We have also brought to these midsize firms many products that were first developed for Fortune 1000 companies. Also important is the emphasis we place on consistent execution of the fundamentals of underwriting, claims management and customer service.

Q. What differentiates service at Reliance Insurance from that of its competitors?

              First, Reliance Insurance deploys its resources close to the point of sale. Unlike many of our competitors, who have closed offices and regionalized their operations, we offer a local presence -- with offices in more than 50 locations nationwide. Typical midmarket customers are owner/operators of closely held corporations, who are seeking peace of mind and balance-sheet protection. Local, personalized service is important to them and to their insurance agents and brokers.

  ---------------------------------------------------------------------------
Reliance Insurance has served Dennis Trucking through all phases of the trucking industry business cycle and has helped the company develop creative solutions that contribute to a safer workplace. Shown at right are Christine McNichol, President of Dennis Trucking and Dennis McNichol, Chief Executive Officer.
  ---------------------------------------------------------------------------

  ---------------------------------------------------------------------------
                                    [PHOTO]
Christine McNichol (left) and Dennis McNichol standing next to a truck.
  ---------------------------------------------------------------------------

  ---------------------------------------------------------------------------
Reliance Insurance and its producers build long-term relationships and pool their technical expertise on behalf of clients. Pictured above are Bill Graham, President and Mike Tiagwad, VP-Sales, The Graham Company.
  ---------------------------------------------------------------------------

  ---------------------------------------------------------------------------
                                    [PHOTO]
Bill Graham (left) and Mike Tiagwad standing.
  ---------------------------------------------------------------------------

  ---------------------------------------------------------------------------
                                    [PHOTO]
Businessman talking to businesswoman.
  ---------------------------------------------------------------------------

  ---------------------------------------------------------------------------
Reliance Reinsurance actively seeks situations where its understanding of clients, experience and creativity are of value, and avoids business where purchasing decisions are made strictly on price.
  ---------------------------------------------------------------------------

              Second, we take a collaborative approach to service: Our underwriters, loss control, claims and other people work together to build client solutions. As part of the process of improving service in areas such as claims management, we try to measure our results against our customers' own expectations as well as against our competitors' performance.

Q. Where are your opportunities coming from?

              From our specialized underwriting capabilities -- we can readily deploy them to serve changing needs because we stay close to the customer.

              From our people -- we've recruited new talent, and we develop the skills of our staff, giving them the tools necessary to replicate and customize new product ideas, in essence, to capitalize on our experience.

              From our competitors -- we never underestimate the competition but frankly, with all of the mergers and restructurings in the insurance industry today, some insurers are more internally-focused than customer-focused. That in itself presents opportunities.

Q. What products and services look most promising for the future?

              To give just three examples, in nonstandard business -- excess and surplus lines -- we've done well in 1995 and expect continued success. Second, we pioneered with Reliance National a "24-Hour Comp" product that combines workers' compensation with employee benefits. We're also providing claims service to other companies including self-insured entities.

  ---------------------------------------------------------------------------
                                    [PHOTO]
George H. Roberts standing.

George H. Roberts
President
Reliance Reinsurance
---------------------------------------------------------------------------

Q. What about geographic expansion?

              Reliance Insurance is building in the Midwest. We have opened offices in Pittsburgh, Chicago, Minneapolis and St. Louis, and have targeted Dallas and Kansas City for 1996. This is a good market where Reliance Insurance has been underrepresented.

RELIANCE REINSURANCE

              Reliance Reinsurance provides treaty and facultative reinsurance for small and midsize insurers, and for specialty divisions of larger insurers. A combined ratio of 114.9% in 1995 was the result of unprofitable property coverage and catastrophe losses. Reliance Reinsurance discontinued participation in a property treaty that accounted for 7.3 points of the total combined ratio. George Roberts, president of Reliance Reinsurance, discusses its emphasis on tailored solutions to clients' casualty reinsurance needs:

  ---------------------------------------------------------------------------
                                    [PHOTO]
Mr. Roberts talking.
  ---------------------------------------------------------------------------

Q. What is Reliance Reinsurance's success strategy?

              We are committed to maintaining our pricing and underwriting standards during all phases of the marketing cycle. We try to avoid highly competitive situations. Reliance Reinsurance prefers to reinsure in the first $1 million of exposure, where sound actuarial techniques apply and where results are more predictable and subject to less volatility.

Q. How does Reliance Reinsurance add value?

              First of all, we actively seek situations where our experience and creativity are of value and where we can establish close working relationships with our clients. We try to avoid large-capacity business, where the purchasing decision is based strictly on price.

              Second, our approach to underwriting in both our customized products area and in our traditional treaty division is based upon thoroughly understanding our clients' needs. We perform a comprehensive due diligence process, meeting with various levels of management, and reviewing claims, financial, actuarial and underwriting operations. We are then in an excellent position to develop innovative solutions that achieve a client's objectives while providing Reliance with an appropriate return for the risk assumed.

              In addition, we try to provide the primary market with what it currently needs most. For example, within our customized products division, we recently have established new capabilities to write program business and have stepped up our activity in the finite-risk area. Also, we have developed interactive models to assist our clients in optimizing the mix of reinsurance and capital on their balance sheets.

 ---------------------------------------------------------------------------
                                   [PHOTO]
C. Brian Schmalz seated.

C. Brian Schmalz
President
Reliance Surety
 ---------------------------------------------------------------------------

Q. What does Reliance Reinsurance see for the future?

              We see significant opportunities. As we reduce unprofitable property exposures, we are emphasizing casualty markets where we have been more successful. Year-end 1995 was the busiest renewal season in recent history for Reliance Reinsurance. To reinforce our commitment to reinsurance and take a more prominent role in the marketplace, we capitalized a new reinsurance company in Delaware and in 1996 are seeking to license it in all 50 states.


RELIANCE SURETY

              Reliance Surety is a top provider of surety bonds and fidelity bonds in the United States, and has consistently led the industry in terms of quality underwriting and service. Again in 1995, Reliance Surety achieved a stellar combined ratio -- 65.6%. Construction and fidelity bonds are provided to contractors, financial institutions and other businesses. Reliance Surety has built long-term relationships with these clients and with producers.

               Brian Schmalz, president of Reliance Surety, attributes its sustained success to its people and to a strong underwriting culture:

---------------------------------------------------------------------------
                    "Reliance is the  #1 surety writer in

                    the country and the surety business is
                    one  of the company's  crown jewels."
                     Oppenheimer & Co., Inc. -- Nov. 1995
 ---------------------------------------------------------------------------
Q. How has Reliance Surety remained the best in its business?

              Reliance Surety is first and foremost an underwriting company. We match this strong technical orientation with relationship-driven marketing strategies and unsurpassed claims management service.

              Reliance Surety also works to structure business to meet clients' needs for surety when competitors cannot. For example, we might structure an indemnity agreement that isolates one set of risks from another. We have worked with complex loan structures, identifying untapped collateral or other safeguards that are consistent with a loan agreement. Reliance Surety is able to provide surety for challenging construction and environmental projects that integrate the design and building stages.

 ---------------------------------------------------------------------------
                                   [PHOTO]
Mr. Schmalz talking.
 ---------------------------------------------------------------------------

Q. How does a relationship focus differentiate Reliance Surety in the marketplace?

              Relationships matter in our business. We have 32 field offices, which enable us to stay close to our producers and clients. Our underwriters and claims personnel work closely with customers. Reliance Surety builds strong two-way relationships with producers. We recognize that they have ideas to contribute to the underwriting process and to quality service delivery.

---------------------------------------------------------------------------
Reliance Surety, a top provider of surety bonds and fidelity bonds, has consistently led the industry in terms of quality underwriting and service. Reliance Surety wrote the bond in support of the Hardaway Construction Company's construction of the Willis Corroon national headquarters in Nashville, Tennessee.
 ---------------------------------------------------------------------------

 ---------------------------------------------------------------------------
                                   [PHOTO]
Interior lobby of Willis Corroon headquarters.
 ---------------------------------------------------------------------------

 ---------------------------------------------------------------------------
Commercial real estate transactions are of growing importance to Commonwealth Land Title. Wal-Mart Stores, Inc. is a client that has utilized Commonwealth's capabilities for executing complex multisite and multistate transactions.
 ---------------------------------------------------------------------------

 ---------------------------------------------------------------------------
                                   [PHOTO]
Exterior of Wal-Mart store.
 ---------------------------------------------------------------------------

Q. Can Reliance Surety grow and maintain its underwriting quality?

              Reliance Surety is a conservative company and understands that surety, properly executed, is a conservative business. Once we set risk and profitability parameters, we aggressively pursue the business that meets our standards. Our ability to say "No" to weaker, high-risk business is reinforced by our ability to say "Yes" to solid new opportunities.

              We conduct rigorous credit analyses on an ongoing basis and actively manage the claims function to minimize exposures to all involved.

              Surety and fidelity will continue to be highly competitive businesses. However, we anticipate strong growth from the small contractor market and from our Express Surety product, which is an efficient provider of smaller commercial surety coverage. The midsize and large contractor segments are the most competitive, but we believe we will be able to capitalize on our strong relationships with producers and customers.

 ---------------------------------------------------------------------------
                                   [PHOTO]
Herbert Wender seated.

Herbert Wender
Chairman
Commonwealth Land Title Insurance
 ---------------------------------------------------------------------------

COMMONWEALTH LAND TITLE INSURANCE

              Commonwealth Land Title Insurance is the third-largest title insurance company in the United States. In the slow title insurance and real estate environment of 1995, Commonwealth's premiums and fees were $671.9 million and pretax operating income totaled $12.3 million. Serving its customers better by investing in advanced technology and expanding its product offerings, Commonwealth is transforming itself from a traditional title insurer into a real estate information services company. Herbert Wender, Commonwealth chairman, discusses this continuing evolution:

 ---------------------------------------------------------------------------
  "The Commonwealth A+ claims paying ability rating is based on Commonwealth Group's market position in the title insurance industry, and loss reserving processes and controls that appear stronger than most other title insurers."
                       Duff & Phelps Credit Rating Co.
                                 -- Feb. 1996
 ---------------------------------------------------------------------------

Q. What forces are shaping the title industry of the future?


              The single most important trend is the growing rapidity with which mortgages are issued, packaged, sold and securitized. Technology contributes to faster mortgage cycles and reduces transaction costs.

              Commonwealth is able to thrive in this faster-paced environment by bringing a number of valuable capabilities to the market. For example, Commonwealth OneStopTM enables national and regional lenders to obtain virtually all of the key closing services -- title, appraisal, flood certification, mortgage documentation and tax certification -- required to complete residential real estate transactions through a single point of contact.

 ---------------------------------------------------------------------------
                                   [PHOTO]
Mr. Wender talking.
 ---------------------------------------------------------------------------

Q. What is Commonwealth's approach to the application of new technology?

              Within our operations, we're investing in new production systems that simplify work flows and enhance efficiency. In the field, Commonwealth is utilizing imaging technology to automate work flows. Serving customers, the technology we deploy is directly a function of the way our customers want to do business. This last point is probably the most important. We have a paper-free operating environment for functions such as appraisal management, but we recognize that our customers have differing comfort levels with technology and different capabilities. In doing business with us, our customers of every size and location can choose fax, e-mail or full electronic data interchange -- whatever works best for them.


Q. What are the opportunities in the commercial market?

              Commercial real estate transactions are of growing importance to our business. Over the last three years, our commercial premium volumes have increased substantially. On a per-transaction basis, they are more profitable than are residential transactions. Commercial transactions also require the specialized capabilities we have built to serve this market. We can undertake complex multistate and/or multisite transactions. For example, corporations have sophisticated requirements that must be met in very short time frames when they acquire or securitize properties. Commonwealth serves national commercial customers with specialized offices in 13 major markets, including a location we recently added in the Southwest. We have the expertise required for this business, and our strong claims-paying ability ratings are highly valued by commercial customers.

Q. How does Commonwealth manage through market cycles-- the large swings in mortgage origination volume?

              By planning, anticipating and moving rapidly. Commonwealth reacted when interest rates first moved up in early 1994. Throughout the balance of that year, we substantially reduced our cost structure. By mid-1995, when volumes began rising again, we had achieved sufficient productivity gains through technology and other initiatives to handle increased business without making substantial additions to our infrastructure.

Q. How will Commonwealth grow its business?

              While market conditions over the last two years have been difficult for title insurers, we believe Commonwealth has meaningful growth opportunities in each of its market segments. In our local business, increased market penetration should result from continuing to build relationships through existing branches and agencies, broadening the sales of our newer products and expanding geographically into those markets where we may be underrepresented. Among national and regional clients, mortgage lenders are an important focus for growth. We want to be the vendor of choice to the lender community. We believe that our Commonwealth OneStop operation gives us the industry's strongest capability for serving lenders. Our commercial business continues to expand its geographic base. Here, Commonwealth's technical skills and strong financial ratings will help us enhance our strong market position.

              In all three markets we don't believe we need to make major positioning moves to succeed. But as an integral part of our planning process, we regularly review the potential of new offices, strategic alliances and acquisitions to build our business.

 ---------------------------------------------------------------------------
                                   [PHOTO]
James E. Yacobucci standing.

James E. Yacobucci
Senior Vice President
Investments
Reliance Group
 ---------------------------------------------------------------------------

PORTFOLIO MANAGEMENT

              The investment skill Reliance brings to its portfolio management is a fundamental strength that distinguishes Reliance from the competition. Reliance's total portfolio of approximately $4.35 billion at year-end is comprised of about $3.68 billion (85%) in fixed-income instruments and $670 million (15%) in equities.


              The total rate of return on the company's fixed-income portfolio was 17.2%, as declining interest rates increased the value of fixed-income securities. Equity investments generated a total rate of return of 37.6%.

              Jim Yacobucci, senior vice president for investments, discusses Reliance's investment performance, strategy and outlook:

 ---------------------------------------------------------------------------
 Reliance takes an active, hands-on approach to maximizing total returns and avoiding risks that it is not adequately compensated for taking. In 1995, the total rate of return on the company's fixed-income portfolio was 17.2%.
          Equity investments generated a 37.6% total rate of return.
 ---------------------------------------------------------------------------

 ---------------------------------------------------------------------------
                                   [PHOTO]
Two businessmen talking.
 ---------------------------------------------------------------------------

Q. Reliance has been described as having an aggressive approach to managing its investment portfolio. Is that an accurate characterization?

              We are certainly aggressive in the sense that we take an active, hands-on approach to maximizing total returns and avoiding risks that we are not adequately compensated for taking. We are not passive, index-oriented investors. On the other hand, our approach can also be described as conservative in the sense that our investment analysis is bottom-up, value based and research oriented. We regularly conduct rigorous portfolio analyses of credit and other fundamentals. We believe that the risks in our portfolio are well diversified, and we take only those risks that we are comfortable we can analyze and manage.

 ---------------------------------------------------------------------------
                    "Reliance Group has posted strong and
                   consistent earnings in recent quarters."
                            Wall Street Journal --
                                 Dec. 6, 1995
 ---------------------------------------------------------------------------

Q. What are the portfolio investment objectives of Reliance?

              First, we want to grow investment income consistently from year to year. Second, we seek to generate capital through our equity holdings. We look for equity returns substantially higher than our fixed-income portfolio returns but consistent with prudent risk parameters. By focusing on these two objectives, we believe we can maximize total rates of return on invested assets over long periods of time.

 ---------------------------------------------------------------------------
                                   [PHOTO]
Mr. Yacobucci talking.
 ---------------------------------------------------------------------------

Q. What is Reliance's approach to fixed-income investments?

              Our focus is much more on credit analysis than on market timing. We attempt to identify improving or deteriorating credit conditions earlier than they are reflected in the market, and to take advantage of these inefficiencies when buying and selling bonds and preferred stocks. We carefully monitor the portfolio, and as part of our credit analysis, we regularly visit companies -- investment- as well as non-investment-grade issuers of debt. The opportunities may shift from government securities to corporate or tax-exempt securities. Our fixed-income portfolio is highly diversified.

              We have steered away from whole classes of instruments where returns do not compensate for lack of liquidity and higher levels of risk -- for example, commercial mortgages.


Q. What is Reliance's approach to equity investments?

              Our common stock portfolio is comprised of investments where we see outstanding opportunities as opposed to a highly diffused portfolio that will tend to behave more like the overall stock market, which is something we cannot control. We do fundamental research and analysis to identify the most promising companies, and we're also mindful of the importance of avoiding risks that are not justified by potential returns.

Q. What is your outlook for 1996?

              We anticipate a steeper yield curve by year-end. Accordingly, in very late 1995 and early 1996, we began to take some duration risk out of the portfolio by reducing our holdings of instruments with very long maturities.

              The U.S. economy should resume its upward trend after working off the effects of adverse weather and the government shutdown. However, com-petition in several industries will put corporate earnings under pressure. Therefore, we will continue to look for equity investments in companies with distinctive strategies and capabilities where there is potential to outperform the overall market.

SELECTED FINANCIAL DATA
Reliance Group Holdings, Inc. and Subsidiaries

YEAR ENDED DECEMBER 31                                  1995           1994           1993           1992           1991
---------------------------------------------------------------------------------------------------------------------
(In thousands)
INCOME STATEMENT DATA:
REVENUES:
Property and casualty insurance
  Premiums earned                                $ 1,774,591    $ 1,777,318    $ 1,571,539    $ 1,535,740    $ 1,548,838
  Net investment income                              247,343        232,299        216,432        189,287        193,375
  Gain (loss) on sales of investments                 27,381          8,851        129,018         50,080           (692)
                                                 -----------    -----------    -----------    -----------    -----------
                                                   2,049,315      2,018,468      1,916,989      1,775,107      1,741,521
                                                 -----------    -----------    -----------    -----------    -----------
Title and mortgage insurance
  Premiums earned(1)                                 671,947        856,774        893,364        826,493        675,904
  Net investment income                               27,946         26,613         24,282         26,224         25,521
  Gain (loss) on sales of investments                  1,729            516          4,786          3,267         (5,971)
  Gain on sale of subsidiary(1)                           --             --             --          8,999             --
                                                 -----------    -----------    -----------    -----------    -----------
                                                     701,622        883,903        922,432        864,983        695,454
                                                 -----------    -----------    -----------    -----------    -----------
Other                                                155,050        144,679        123,398        117,244        113,378
                                                 -----------    -----------    -----------    -----------    -----------
                                                 $ 2,905,987    $ 3,047,050    $ 2,962,819    $ 2,757,334    $ 2,550,353
                                                 -----------    -----------    -----------    -----------    -----------
                                                 -----------    -----------    -----------    -----------    -----------
INCOME (LOSS) FROM CONTINUING OPERATIONS
  BEFORE GAIN ON SALES OF INVESTMENTS,
  INCOME TAXES, MINORITY INTERESTS AND
  EQUITY IN INVESTEE COMPANIES:
Property and casualty insurance                  $   201,699    $   134,956    $    41,212    $   (29,999)   $  (133,479)
Title and mortgage insurance                          12,283         30,810         55,180         47,031         23,360
Corporate interest expense                           (76,230)       (75,619)       (89,517)       (95,574)      (100,659)
Corporate overhead and other                         (46,223)       (48,166)       (52,979)       (60,970)       (47,979)
                                                 -----------    -----------    -----------    -----------    -----------
                                                      91,529         41,981        (46,104)      (139,512)      (258,757)
Income tax (provision) benefit                       (21,929)        (9,464)        35,831         52,138         86,803
Minority interests                                      (961)        (3,205)        (3,605)        (3,760)        (4,198)
Equity in investee companies                           7,792          9,478         12,441          5,206        (16,574)
                                                 -----------    -----------    -----------    -----------    -----------
INCOME (LOSS) FROM CONTINUING OPERATIONS
  BEFORE GAIN ON SALES OF INVESTMENTS                 76,431         38,790         (1,437)       (85,928)      (192,726)
After-tax gain on sales of investments(2)             19,485          5,031         86,973         42,708         13,059
                                                 -----------    -----------    -----------    -----------    -----------

INCOME (LOSS) FROM CONTINUING OPERATIONS              95,916         43,821         85,536        (43,220)      (179,667)
Income from discontinued operations(3)                    --             --             --         64,105         31,444
Loss on disposal of discontinued operations(3)            --             --             --        (60,000)            --
Loss on disposal of discontinued operations of
  investee company(3)                                 (4,497)            --             --             --             --
                                                 -----------    -----------    -----------    -----------    -----------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEMS AND
  CUMULATIVE EFFECT OF ACCOUNTING CHANGE              91,419         43,821         85,536        (39,115)      (148,223)
Extraordinary item - early extinguishment
  of debt                                             (3,363)            --        (27,922)         3,460          1,715
Extraordinary item of investee company                    --             --             --             --            894
Cumulative effect of change in accounting
  for income taxes                                        --             --         15,911             --             --
                                                 -----------    -----------    -----------    -----------    -----------
NET INCOME (LOSS)                                $    88,056    $    43,821    $    73,525    $   (35,655)   $  (145,614)
                                                 -----------    -----------    -----------    -----------    -----------
                                                 -----------    -----------    -----------    -----------    -----------

                                      21

SELECTED FINANCIAL DATA
Reliance Group Holdings, Inc. and Subsidiaries

YEAR ENDED DECEMBER 31                                       1995         1994         1993         1992         1991
---------------------------------------------------------------------------------------------------------------------
(In thousands, except per-share amounts and ratios)
PER-SHARE INFORMATION:
INCOME (LOSS) FROM CONTINUING OPERATIONS
  BEFORE GAIN ON SALES OF INVESTMENTS                     $   .66      $   .34      $  (.02)     $ (1.14)     $ (2.61)
After-tax gain on sales of investments(2)                     .17          .04          .94          .57          .18
                                                         --------    ---------    ---------    ---------    ---------
INCOME (LOSS) FROM CONTINUING OPERATIONS                      .83          .38          .92         (.57)       (2.43)
Income from discontinued operations(3)                         --           --           --          .84          .43
Loss on disposal of discontinued operations(3)               (.04)          --           --         (.79)          --
                                                         --------    ---------    ---------    ---------    ---------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEMS AND
  CUMULATIVE EFFECT OF ACCOUNTING CHANGE                      .79          .38          .92         (.52)       (2.00)
Extraordinary items(4)                                       (.06)          --         (.30)         .05          .03
Cumulative effect of change in accounting
  for income taxes                                             --           --          .17           --           --
                                                         --------    ---------    ---------    ---------    ---------
NET INCOME (LOSS)                                         $   .73      $   .38      $   .79      $  (.47)     $ (1.97)
                                                         --------    ---------    ---------    ---------    ---------
                                                         --------    ---------    ---------    ---------    ---------
Average number of common and common
  equivalent shares outstanding                           116,045      115,097       92,858       75,555       73,918

CASH DIVIDENDS PER COMMON SHARE                           $   .32      $   .32      $   .32      $   .32      $   .32

OTHER OPERATING DATA(5):
Underwriting loss                                        $(45,644)   $ (97,343)   $(175,220)   $(219,286)   $(326,854)
Loss and loss expense ratio                                  67.7%        73.0%        78.6%        84.0%        90.1%
Underwriting expense ratio                                   34.1         31.4         32.2         30.1         30.9
                                                         --------    ---------    ---------    ---------    ---------
Combined ratio(6)                                           101.8%       104.4%       110.8%       114.1%       121.0%
                                                         --------    ---------    ---------    ---------    ---------
                                                         --------    ---------    ---------    ---------    ---------

                            DECEMBER 31              1995         1994         1993         1992         1991
-------------------------------------------------------------------------------------------------------------
(In thousands)
BALANCE SHEET DATA:
Assets                                         $9,988,213   $9,369,553   $8,815,214   $8,185,611   $7,201,548
Marketable securities                           4,298,510    3,799,874    3,797,315    3,435,595    2,916,214
Excess of cost over fair value of net
  assets acquired                                 259,444      269,424      279,404      289,385      303,503
Debt outstanding(7)                               878,419      892,579      911,071    1,000,698    1,082,986
Shareholders' equity                              678,348      386,750      518,626      257,800      219,302

Statutory policyholders' surplus of property
  and casualty insurance subsidiaries           1,128,336      908,538      902,290      857,611      840,538

(1) On October 30, 1992, the Company sold Commonwealth Mortgage Assurance Company ("CMAC"). Premiums earned by the title insurance subsidiaries excluding CMAC were $770.5 million and $613.7 million for the years ended December 31, 1992 and 1991.

(2) Includes net gain of $1.7 million ($.01 per-share) from the sale of certain consulting operations in 1995 and net gain of $7.5 million ($.10 per-share) from the sale of CMAC in 1992.

(3) In 1995, discontinued operations reflects the loss on the disposal of life insurance operations by Zenith National Insurance Corp. Discontinued operations in 1992 and 1991 include the operations of United Pacific Life Insurance Company and the insurance brokerage operations of Frank B. Hall & Co. Inc.

(4) Per-share information in 1995 includes a charge of $3.0 million ($.03 per-share) related to the early redemption of a subsidiary's preferred stock. The cost of the early redemption in excess of the carrying value of the preferred stock was charged directly to shareholders' equity.

(5) The data relate to the property and casualty insurance subsidiaries. Underwriting results include policyholders' dividends and other income and expense.

(6) In 1995 and 1994, the combined ratio excludes the effect of the $4.0 million and $11.6 million charge pertaining to Proposition 103.

(7) Debt outstanding includes a subsidiary's preferred stock which was redeemed in 1995.

PROPERTY AND CASUALTY INSURANCE OPERATIONS
Reliance Group Holdings, Inc. and Subsidiaries

Net premiums written for each line of property and casualty insurance are as follows:

----------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31          1995         1994         1993         1992         1991
----------------------------------------------------------------------------------------
(In thousands)
General Liability         $  468,951   $  423,377   $  369,895   $  349,777   $  312,935
Workers' Compensation        265,882      312,808      377,592      418,685      503,323
Automobile                   239,819      244,000      260,180      261,520      255,848
Multiple Peril               184,600      180,074      187,438      126,070      134,286
Surety                       139,298      117,989      106,664       94,316       90,721
Reinsurance                  118,969      125,597      123,742      108,095      155,667
Ocean and Inland Marine      118,757      103,865      105,254       49,658       51,651
Involuntary                   81,006      113,483      113,498      109,583       77,624
Fire and Allied               68,118       49,977       40,372       15,891       11,225
Other(1)                      93,640       93,120       85,962        7,965       17,764
                          ----------   ----------   ----------   ----------   ----------
                          $1,779,040   $1,764,290   $1,770,597   $1,541,560   $1,611,044
                          ----------   ----------   ----------   ----------   ----------
                          ----------   ----------   ----------   ----------   ----------

Combined ratios (on a GAAP basis), after policyholders' dividends, for each line of property and casualty insurance are as follows:

--------------------------------------------------------------------------
YEAR ENDED DECEMBER 31    1995(2)    1994(2)    1993       1992       1991
--------------------------------------------------------------------------
General Liability        102.4%     106.0%     105.0%     100.4%     100.1%
Workers' Compensation     79.1       95.3       96.5      105.8      121.7
Automobile               126.3      116.6      125.5      119.4      114.2
Multiple Peril           117.3      114.8      121.6      145.3      158.4
Surety                    65.6       74.3       81.0       80.9       89.4
Reinsurance              114.9      111.3      104.8      122.0      113.5
Ocean and Inland Marine   96.0      124.9      113.9      120.0       91.2
Involuntary               94.6      100.3      133.6      147.6      179.4
Fire and Allied          117.4       75.5      158.4      186.5       N/M
Other(1)                 113.1      104.2      144.4       N/M        N/M
                         -----      -----      -----      -----      -----
                         101.8%     104.4%     110.8%     114.1%     121.0%
                         -----      -----      -----      -----      -----
                         -----      -----      -----      -----      -----

N/M - Not Meaningful
(1) Includes personal lines.
(2) Excludes the effect of Proposition 103.

FINANCIAL REVIEW
Reliance Group Holdings, Inc. and Subsidiaries

OVERVIEW

The Company had income from continuing operations, before gains on sales of investments, of $76.4 million ($.66 per share) in 1995 compared to $38.8 million ($.34 per share) in 1994 and a loss of $1.4 million ($.02 per share) in 1993. These increases resulted from continued improvement in the underwriting results of the property and casualty insurance operations. After-tax gains on sales of investments were $19.5 million ($.17 per share) in 1995, which included a gain of $1.7 million from the sales of certain consulting operations, compared to $5.0 million ($.04 per share) in 1994 and $87.0 million ($.94 per share) in 1993.

     Net income was $88.1 million ($.73 per share) in 1995, which included a loss of $4.5 million on the disposal of discontinued life insurance operations by Zenith National Insurance Corp. ("Zenith"), an investee company, and an extraordinary loss of $3.4 million from the early extinguishment of debt. In addition, in 1995, the early redemption of all the outstanding shares of redeemable preferred stock of Reliance Insurance Company resulted in a charge to shareholders' equity of $3.0 million. Net income in 1994 was $43.8 million ($.38 per share) and $73.5 million ($.79 per share) in 1993, which included a $27.9 million ($.30 per share) extraordinary loss from the early extinguishment of debt and income of $15.9 million ($.17 per share) representing the cumulative effect of adopting Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

PROPERTY AND CASUALTY INSURANCE OPERATIONS

The property and casualty insurance operations reported pretax income, before gains on sales of investments, of $201.7 million in 1995 compared to $135.0 million in 1994 and $41.2 million in 1993. Gains on sales of investments were $27.4 million in 1995 compared to $8.9 million in 1994 and $129.0 million in 1993.

     Property and casualty insurance underwriting results improved significantly in 1995. The combined ratios (calculated on a GAAP basis), after policyholders' dividends, were 101.8%, 104.4% and 110.8% for 1995, 1994 and 1993, respectively.
The 1995 results reflect improved performance in workers' compensation, ocean and inland marine and general liability lines, as well as record underwriting profits in surety lines. Underwriting losses were $45.6 million in 1995 compared to $97.3 million in 1994 and $175.2 million in 1993. Underwriting results in 1995 benefitted from lower catastrophes losses, which were $25.7 million ($78.5 million before reinsurance) compared to $50.1 million in 1994 ($134.0 million before reinsurance) which included $44.9 million arising from the January 1994 California earthquake, and $39.3 million in 1993 ($88.5 million before reinsurance).

Net premiums written and premiums earned for each line of property and casualty insurance are as follows:

-----------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31               1995                      1994                     1993
-----------------------------------------------------------------------------------------------------
                                 Net          Net          Net          Net          Net          Net
                            Premiums     Premiums     Premiums     Premiums     Premiums     Premiums
                             Written       Earned      Written       Earned      Written       Earned
-----------------------------------------------------------------------------------------------------
(In thousands)
General Liability         $  468,951   $  451,867   $  423,377   $  427,864   $  369,895   $  337,151
Workers' Compensation        265,882      290,241      312,808      323,891      377,592      360,613
Automobile                   239,819      236,592      244,000      251,038      260,180      225,910
Multiple Peril               184,600      180,166      180,074      170,230      187,438      147,158
Surety                       139,298      127,355      117,989      108,833      106,664       97,414
Reinsurance                  118,969      119,921      125,597      132,694      123,742      124,150
Ocean and Inland Marine      118,757      115,590      103,865       95,103      105,254       82,451
Involuntary                   81,006       88,734      113,483      115,963      113,498      112,700
Fire and Allied               68,118       61,430       49,977       56,495       40,372       20,850
Other                         93,640      102,695       93,120       95,207       85,962       63,142
                          ----------   ----------   ----------   ----------   ----------   ----------
                          $1,779,040   $1,774,591   $1,764,290   $1,777,318   $1,770,597   $1,571,539
                          ----------   ----------   ----------   ----------   ----------   ----------
                          ----------   ----------   ----------   ----------   ----------   ----------

The increase in net premiums written in 1995, when compared to 1994, reflects growth in international operations, particularly in general liability and ocean and inland marine lines of business. In addition, surety premiums increased in 1995 resulting from an increase in construction activity by insureds and increased retentions from restructuring certain reinsurance programs. These increases were partially offset by declines in workers' compensation premiums resulting from the shift by insureds to high deductible and captive insurance programs, as well as a decline in premiums from involuntary insurance facilities. The decline in net premiums written in 1994, when compared to 1993, is primarily attributable to lower writings in workers' compensation, including a reduction of $11.0 million in premiums as a result of certain litigation claims in Texas. These claims were settled in 1995 for a total of $12.2 million. This decline was substantially offset by growth in general liability, surety and fire and allied lines of business. The increase in net premiums earned in 1994, when compared to 1993, is due to the non-renewal of certain quota share reinsurance treaties. These treaties reduced 1993 net premiums earned by $209.2 million.

     In addition to the effect of lower catastrophe losses, the improvement in 1995 underwriting results reflect higher underwriting profits in workers' compensation, which were $58.5 million in 1995 compared to $12.0 million in 1994 and $11.4 million in 1993. These improvements resulted from continued favorable trends in loss development. Underwriting results in 1995 also benefitted from record underwriting profits in surety lines, reflecting fewer large losses. Underwriting profits in surety lines were $41.5 million in 1995 compared to $27.5 million in 1994 and $18.4 million in 1993. These improvements were partially offset by higher underwriting losses in automobile lines which experienced adverse development in various programs. The improvement in underwriting results in 1994, when compared to 1993, reflects lower underwriting losses in automobile and multiple peril lines and involuntary insurance facilities. On January 31, 1996, the Company reached a settlement with the California Department of Insurance resolving its total liability for refunds and interest under Proposition 103. The 1995 and 1994 underwriting results include charges of $4.0 million and $11.6 million, respectively, resulting from this matter. See note 14 to the consolidated financial statements.

     The property and casualty insurance operations assume and cede reinsurance in the normal course of business. The Company's aggregate reinsurance recoverables were $3.16 billion at December 31, 1995, representing estimated amounts recoverable from reinsurers pertaining to unpaid claims, claims incurred but not reported, unearned premiums and paid claims. The Company is subject to credit risk with respect to its reinsurers, as the ceding of risk to reinsurers does not relieve the Company of its liability to insureds. In order to minimize losses from uncollectible reinsurance, the Company places its reinsurance with a number of different reinsurers and utilizes a security committee to approve, in advance, the reinsurers which meet its standards of financial strength. The Company holds substantial amounts of collateral to secure recoverables from unauthorized reinsurers. See note 8 to the consolidated financial statements.

     Policy claims and settlement expenses include a provision for insured events of prior years of $38.5 million in 1995 compared to $22.4 million in 1994 and $40.2 million in 1993. The provision for all years includes adverse development related to prior year asbestos-related and environmental pollution claims, which primarily affect general liability and multiple peril lines of business. The 1995 provision also includes adverse development in other general liability, automobile and reinsurance lines, partially offset by favorable development in workers' compensation. The 1994 provision also included adverse development in other general liability lines, partially offset by favorable development in workers' compensation. The 1993 provision also included adverse development from workers' compensation reinsurance pools, partially offset by favorable development in other general liability lines.

FINANCIAL REVIEW continued
Reliance Group Holdings, Inc. and Subsidiaries

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

     The liability for property and casualty insurance loss reserves at December 31, 1995 was $5.86 billion compared to $5.58 billion at December 31, 1994. This liability is based on an evaluation of reported claims in addition to statistical projections of claims incurred but not reported and loss adjustment expenses. Estimates of salvage and subrogation are deducted from the liability. Reinsurance recoverables of $2.68 billion and $2.45 billion at December 31, 1995 and 1994, respectively, are included in the liability.

     The establishment of loss reserves requires an estimate of the ultimate liability based primarily on past experience. The Company applies a variety of generally accepted actuarial techniques to determine the estimates of ultimate liability. The techniques recognize, among other factors, the Company's and industry's experience with similar business, historical trends in reserving patterns and loss payments, pending level of unpaid claims, cost of claim settlements, product mix and the economic environment in which property and casualty companies operate. Estimates are continually reviewed and adjustments of the probable ultimate liability based on subsequent developments and new data are included in operating results for the periods in which they are made. In general, reserves are initially established based upon the actuarial and underwriting data utilized to set pricing levels and are reviewed as additional information, including claims experience, becomes available. The Company regularly analyzes its reserves and reviews its pricing and reserving methodologies so that future adjustments to prior year reserves can be minimized. However, given the complexity of this process, reserves will require continual updates and the ultimate liability may be more or less than such estimates indicate. Estimation of loss reserves for long tail lines of business is more difficult than for short tail lines because long tail claims may not become apparent for a number of years, and a relatively higher proportion of ultimate losses are considered incurred but not reported. As a result, variation in loss development is more likely in long tail lines of business. The Company attempts to reduce these variations in certain of its long tail lines, primarily directors and officers liability and professional liability, by writing policies on a claims-made basis which mitigates the long tail nature of the risks. The Company also limits the potential loss from a single event through the extensive use of reinsurance.

     Included in the liability for loss reserves at December 31, 1995 are $178.6 million ($130.7 million net of recoverables from reinsurers) of loss reserves pertaining to asbestos-related and environmental pollution claims. Included in these reserves are reserves for claims incurred but not reported and reserves for loss expenses, which include litigation expenses. The Company continues to receive claims asserting injuries from hazardous materials and alleged damages to cover various clean-up costs. Coverage and claim settlement issues, related to policies written in prior years, such as the determination that coverage exists and the definition of an occurrence, may cause the actual loss development to exhibit more variation than the remainder of the Company's book of business. The Company's net paid losses and related expenses for asbestos-related and environmental pollution claims have not been material in relation to the Company's total net paid losses and related expenses. Net paid losses and related expenses (primarily legal fees and expenses) relating to these claims were $25.3 million (including $7.3 million of related expenses), $20.2 million (including $7.9 million of related expenses) and $24.8 million (including $8.1 million of related expenses) for the years ended December 31, 1995, 1994 and 1993, respectively. Net payments for all property and casualty insurance policy claims and related expenses were $1.14 billion, $1.10 billion and $1.01 billion for the years ended December 31, 1995, 1994 and 1993, respectively.

The following table presents information related to the number of insureds with asbestos-related and environmental pollution claims outstanding:

----------------------------------------------------------------------------
YEAR ENDED DECEMBER 31                                          1995    1994
----------------------------------------------------------------------------
Number of insureds with outstanding claims, beginning of year    666     661
Additional insureds with claims during the year                  463     307
Insureds with closed or settled claims during the year          (379)   (302)
                                                                ----    ----
Number of insureds with outstanding claims, end of year          750     666
                                                                ----    ----
                                                                ----    ----

The average net paid loss for asbestos-related and environmental pollution claims was $37,500 and $34,200 for the years 1995 and 1994, respectively. The increase in the average net paid loss reflects the settlement of a large environmental pollution claim. As of December 31, 1995, the Company was involved in approximately 46 coverage disputes (where a motion for declaratory judgement had been filed, the resolution of which will require a judicial interpretation of an insurance policy) related to asbestos or environmental pollution claims. The Company is not aware of any pending litigation or pending claim which will result in significant contingent liabilities in these areas. The Company believes it has made reasonable provisions for these claims, although the ultimate liability may be more or less than such reserves. The Company believes that future losses associated with these claims will not have a material adverse affect on its financial position, although there is no assurance that such losses will not materially affect the Company's results of operations for any period.

PROPERTY AND CASUALTY INSURANCE INVESTMENT RESULTS

     Net investment income of the property and casualty insurance operations increased to $247.3 million in 1995 from $232.3 million in 1994 and $216.4 million in 1993. These increases reflect growth in the size of the fixed maturity investment portfolio.

     Gains on sales of investments were $27.4 million in 1995 compared to $8.9 million in 1994 and $129.0 million in 1993. Gains on sales of investments in 1993 primarily resulted from sales of equity securities.

TITLE INSURANCE OPERATIONS

     The title insurance operations reported pretax income, before gains on sales of investments, of $12.3 million in 1995, $30.8 million in 1994 and $55.2 million in 1993.

     Premiums and fees were $671.9 million in 1995 compared to $856.8 million in 1994 and $893.4 million in 1993. The decline in premiums and fees in 1995 primarily resulted from decreased agency revenues reflecting the weak real estate markets that existed in late 1994 and early 1995. Premiums and fees in 1994 benefitted from increased agency revenues reflecting the strong real estate market conditions that existed in late 1993 and early 1994. Premiums and fees in 1993 benefitted from high levels of residential refinancing activity that existed throughout the year.

     Agency commissions represent the portion of premiums retained by agents pursuant to the terms of their agency contracts and are the title insurance operations' single largest expense. Agency commissions, which fluctuate in direct relation to agency premiums, were $310.7 million in 1995 compared to $432.0 million in 1994 and $418.4 million in 1993. Other expenses of the title insurance operations include personnel costs relating to marketing activities, title searches, information gathering on specific properties and preparation of insurance policies, as well as costs associated with the maintenance of title plants. Other expenses were $318.4 million in 1995 compared to $344.7 million in 1994 and $362.3 million in 1993. The decline in other expenses reflects cost control programs, including staff reductions, implemented by the title insurance operations. The expense ratio of the title insurance operations (which includes agency commissions) increased to 93.1% in 1995 from 90.0% in 1994 and 87.3% in 1993. These increases in the expense ratio resulted from a proportionately greater decline in premiums than expenses. The provision for policy claims decreased to $58.5 million in 1995 from $75.9 million in 1994 and $81.8 million in 1993 reflecting a decline in the amount of premiums.

FINANCIAL REVIEW continued
Reliance Group Holdings, Inc. and Subsidiaries

INVESTMENT PORTFOLIO

At December 31, 1995, the Company's investment portfolio aggregated $4.01 billion (at cost), of which 10% was invested in equity securities. The Company seeks to maintain a diversified and balanced fixed maturity portfolio representing a broad spectrum of industries and types of securities. At December 31, 1995, no one issuer comprised more than 2.5% of the fixed maturity and short-term investment portfolio. Furthermore, the Company holds virtually no investments in commercial real estate mortgages in its investment portfolio. Purchases of fixed maturity securities are researched individually based on in-depth analysis and objective predetermined investment criteria and the portfolio is managed to achieve a proper balance of safety, liquidity and investment yields.

     The Company's fixed maturity portfolio consists of investment grade securities (those rated "BBB" or better by Standard & Poor's) and, to a lesser extent, non-investment grade and non-rated securities. The risk of default is generally considered to be greater for non-investment grade securities, when compared to investment grade securities, since these issues may be more susceptible to severe economic downturns. At December 31, 1995, the carrying values of non-investment grade securities and securities not rated by Standard & Poor's were $299.0 million (8% of the fixed income portfolio) and $64.4 million (2% of the fixed income portfolio), respectively. Substantially all of the Company's non-investment grade and non-rated securities are classified as available for sale and, accordingly, are carried at market value. See note 2 to the consolidated financial statements.

     At December 31, 1995, approximately 29% of the Company's fixed maturity and short-term investment portfolio was comprised of securities issued by utilities, the vast majority of which are rated investment grade and are first mortgage or senior secured bonds. The utility portfolio is widely diversified among various geographic regions in the United States and is not dependent on the economic stability of any one particular region. No other industry group comprises more than 10% of the fixed maturity and short-term investment portfolio.

     In November 1995, the Financial Accounting Standards Board issued a special report which permitted a one-time reassessment of the classification of securities designated held for investment. Accordingly, the Company reclassified fixed maturity securities with a market value of $426.4 million and an amortized cost of $410.4 million from the held for investment portfolio into the available for sale portfolio. This reclassification resulted in an increase in shareholders' equity of $10.4 million.

OTHER OPERATIONS

RCG International, Inc., a subsidiary of the Company, provides technical services in the information technology and energy industries. Revenues for these operations were $150.8 million in 1995, $141.6 million in 1994 and $116.8 million in 1993. Revenues for 1995 include a pretax gain of $2.6 million resulting from the sales of certain consulting operations. These sales are not expected to have a material effect on the Company's ongoing operations. The increase in revenues in both 1995 and 1994 resulted from growth in the information technology business. Operating expenses incurred by these operations were $141.6 million in 1995, $134.7 million in 1994 and $111.7 million in 1993. Revenues and expenses of the technical services operations are included in other revenues and other operating expenses in the accompanying consolidated statement of income.

     At December 31, 1995, the Company's real estate operations had holdings with a carrying value of $281.9 million, which includes nine shopping centers with an aggregate carrying value of $120.6 million, office buildings and other commercial properties with an aggregate carrying value of $100.1 million, and undeveloped land with a carrying value of $61.2 million.

INTEREST EXPENSE

Consolidated interest expense was $89.3 million in 1995 compared to $87.9 million in 1994 and $105.4 million in 1993. The decline in interest expense in 1994, when compared to 1993, resulted from the refinancing of certain of the Company's debt in late 1993, which decreased the amount of debt outstanding and the interest rates on such debt.

EQUITY IN INVESTEE COMPANY

Equity in investee company income was $7.8 million, $9.5 million and $12.4 million in 1995, 1994 and 1993, respectively, from the Company's investment in Zenith. In addition, in 1995, the Company recognized an after-tax loss of $4.5 million on the disposal of discontinued life insurance operations by Zenith. The decline in equity income in 1995, when compared to 1994, reflects an increase in Zenith's property and casualty underwriting losses particularly in workers' compensation. The decline in equity income in 1994, when compared to 1993, reflects a lower level of gains on sales of investments by Zenith.

LIQUIDITY AND CAPITAL RESOURCES

The Company's principal sources of funds consist of dividends, advances and net tax payments from its subsidiaries. These net payments aggregated $132.7 million for the year ended December 31, 1995. The Company's ability to receive cash dividends has depended upon and continues to depend upon the dividend paying ability of its insurance subsidiaries. The Insurance Law of Pennsylvania, where Reliance Insurance Company (the Company's principal property and casualty insurance subsidiary) is domiciled, limits the maximum amount of dividends which may be paid without approval by the Pennsylvania Insurance Department. Under such law, Reliance Insurance Company may pay dividends during the year equal to the greater of (a) 10% of the preceding year-end policyholders' surplus or (b) the preceding year's statutory net income, but in no event to exceed the amount of unassigned funds, which are defined as "undistributed, accumulated surplus including net income and unrealized gains since the organization of the insurer." In addition, the Pennsylvania law specifies factors to be considered by the Pennsylvania Insurance Department to allow it to determine that statutory surplus after the payment of dividends is reasonable in relation to an insurance company's outstanding liabilities and adequate for its financial needs. Such factors include the size of the company, the extent to which its business is diversified among several lines of insurance, the number and size of risks insured, the nature and extent of the company's reinsurance and the adequacy of the company's reserves. The maximum dividend permitted by law is not indicative of an insurer's actual ability to pay dividends, which may be constrained by business and regulatory considerations, such as the impact of dividends on surplus, which could affect an insurer's ratings, competitive position, the amount of premiums that can be written and the ability to pay future dividends. Furthermore, the Pennsylvania Insurance Department has broad discretion to limit the payment of dividends by insurance companies.

     Total common stock dividends paid by Reliance Insurance Company during 1995, 1994 and 1993 were $111.5 million, $111.5 million and $130.6 million, respectively. During 1996, $165.4 million would be available for dividend payments by Reliance Insurance Company under Pennsylvania law. The Company believes such amount will be sufficient to meet its cash needs.

FINANCIAL REVIEW continued
Reliance Group Holdings, Inc. and Subsidiaries

     There is no assurance that Reliance Insurance Company will meet the tests in effect from time to time under Pennsylvania law for the payment of dividends without prior Insurance Department approval or that any requested approval will be obtained. Reliance Insurance Company has been advised by the Pennsylvania Insurance Department that any required prior approval will be based upon a solvency standard and will not be unreasonably withheld. Any significant limitation of Reliance Insurance Company's dividends would adversely affect the Company's ability to service its debt and to pay dividends on its common stock.

     Reliance Insurance Company collects and invests premiums prior to payment of associated claims, which are generally made months or years subsequent to the receipt of premiums. For the year ended December 31, 1995, Reliance Insurance Company generated $235.7 million of cash flow from operating activities. Reliance Insurance Company carefully monitors its cash, short-term investments and marketable securities to maintain adequate balances for the timely payment of claims and other operating requirements. At December 31, 1995, Reliance Insurance Company had $551.1 million of cash and short-term investments.

     For the year ended December 31, 1995, the Company generated $168.5 million of cash flow from operating activities compared to $245.8 million in 1994 and $219.6 million in 1993. The decrease in the 1995 operating cash flow, when compared to 1994, reflects higher net payments for property and casualty policy claims and related expenses. In addition, operating cash flow for the title insurance operations declined in 1995 primarily due to lower levels of title insurance income. The increase in 1994 operating cash flow, when compared to 1993, reflects improvement in the operating results of the Company's property and casualty insurance subsidiaries. Operating cash flows in 1995, 1994 and 1993 were positively affected by the increase in unearned premiums and unpaid claims and related expenses in excess of the increase in premiums and other receivables and reinsurance recoverables.

     The Company used $111.2 million, $243.6 million and $209.2 million of cash flow for investing activities for the years ended December 31, 1995, 1994 and 1993, respectively. Net purchases of marketable securities were $87.9 million, $184.5 million and $263.4 million in 1995, 1994 and 1993, respectively. The sale of the Company's discontinued life insurance operations provided cash of $15.6 million and $69.2 million in 1994 and 1993.

     The Company used $53.4 million and $47.3 million of cash flow for financing activities for the years ended December 31, 1995 and 1994, principally for the payment of dividends and reduction of debt. The Company generated $20.2 million of cash flow from financing activities for the year ended December 31, 1993.

     The Company has a revolving credit facility with various banks providing for aggregate maximum outstanding borrowings of $100 million. At December 31, 1995, borrowings aggregating $21 million were outstanding under this facility. On April 26, 1995, the Company extended the revolving credit facility through March 31, 2000 from December 31, 1998. In addition, the Company increased term loan borrowings to $137.5 million from $62.5 million and extended the maturity dates of the term loan borrowings through March 31, 2000. The additional $75 million of borrowings under the term loan were used, in part, to redeem $25 million of the 7.866% senior reset notes and $25 million of the 9.48% senior reset notes, including $9.7 million of notes held by Reliance Insurance Company. These transactions resulted in an after-tax extraordinary loss of $3.4 million. In addition, on May 1, 1995, all of the outstanding shares of redeemable preferred stock of Reliance Insurance Company, which had a carrying value of $20.7 million, were redeemed. The cost of the early redemption in excess of the carrying value of the preferred stock, $3.0 million, was charged directly to shareholders' equity. The Company had $878.4 million of debt outstanding at December 31, 1995 with approximately $8.3 million maturing on or before December 31, 1996. In addition, Reliance Financial Services Corporation has guaranteed $38 million of partnership debt which matures on December 29, 1996. See note 14 to the consolidated financial statements. An additional $596.4 million of debt matures on or before December 31, 2000 of which $505.4 million matures in the year 2000. The Company expects to repay these amounts, at their existing maturities, utilizing a combination of refinancing a portion of these obligations and cash flow generated from operations.

     The National Association of Insurance Commissioners has a risk-based capital requirement for the property and casualty insurance industry. Risk-based capital refers to the determination of the amount of statutory capital required for an insurer based on the risks assumed by the insurer (including, for example, investment risks, credit risks relating to reinsurance recoverables and underwriting risks) rather than just the amount of net premiums written by the insurer. A formula that applies prescribed factors to the various risk elements in an insurer's business is used to determine the minimum statutory capital requirement for the insurer. An insurer having less statutory capital than the formula calculates would be subject to varying degrees of regulatory intervention, depending on the level of capital inadequacy. All of the Company's statutory insurance companies have statutory capital in excess of the minimum required risk-based capital.

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

     The Company and its subsidiaries are involved in certain litigation arising in the course of their businesses, some of which involve claims of substantial amounts. Although the ultimate outcome of these matters cannot be ascertained at this time, and the results of legal proceedings cannot be predicted with certainty, the Company is contesting the allegations of the complaints in each action pending against it and believes, based on current knowledge and after consultation with outside counsel, that the resolution of these matters will not have a material adverse effect on the consolidated financial statements of the Company. See notes 5 and 14 to the consolidated financial statements.

CONSOLIDATED STATEMENT OF INCOME
Reliance Group Holdings, Inc. and Subsidiaries

YEAR ENDED DECEMBER 31                                         1995           1994           1993
-------------------------------------------------------------------------------------------------
(In thousands, except per-share amounts)
REVENUES:
Premiums earned                                         $ 2,446,538    $ 2,634,092    $ 2,464,903
Net investment income                                       275,289        258,912        240,714
Gain on sales of investments                                 27,377          7,767        133,804
Other                                                       156,783        146,279        123,398
                                                        -----------    -----------    -----------
                                                          2,905,987      3,047,050      2,962,819
                                                        -----------    -----------    -----------
CLAIMS AND EXPENSES:
Policy claims and settlement expenses                     1,260,445      1,372,960      1,317,397
Policy acquisition costs and other insurance expenses     1,238,142      1,347,828      1,282,184
Interest                                                     89,284         87,931        105,378
Other operating expenses                                    196,631        188,583        170,160
                                                        -----------    -----------    -----------
                                                          2,784,502      2,997,302      2,875,119
                                                        -----------    -----------    -----------
INCOME BEFORE INCOME TAXES, MINORITY INTERESTS
   AND EQUITY IN INVESTEE COMPANY                           121,485         49,748         87,700
Provision for income taxes                                  (32,400)       (12,200)       (11,000)
Minority interests                                             (961)        (3,205)        (3,605)
Equity in investee company                                    7,792          9,478         12,441
                                                        -----------    -----------    -----------
INCOME FROM CONTINUING OPERATIONS                            95,916         43,821         85,536
Loss on disposal of discontinued operations of
   investee company                                          (4,497)            --             --
                                                        -----------    -----------    -----------
INCOME BEFORE EXTRAORDINARY ITEM AND CUMULATIVE
   EFFECT OF ACCOUNTING CHANGE                               91,419         43,821         85,536
Extraordinary item - early extinguishment of debt            (3,363)            --        (27,922)
Cumulative effect of change in accounting for
   income taxes                                                  --             --         15,911
                                                        -----------    -----------    -----------
NET INCOME                                              $    88,056    $    43,821    $    73,525
                                                        -----------    -----------    -----------
                                                        -----------    -----------    -----------

PER-SHARE INFORMATION:
INCOME FROM CONTINUING OPERATIONS                       $       .83    $       .38    $       .92
Loss on disposal of discontinued operations of
   investee company                                            (.04)            --             --
                                                        -----------    -----------    -----------
INCOME BEFORE EXTRAORDINARY ITEM AND CUMULATIVE
   EFFECT OF ACCOUNTING CHANGE                                  .79            .38            .92
Extraordinary item - early extinguishment of debt              (.06)            --           (.30)
Cumulative effect of change in accounting for
   income taxes                                                  --             --            .17
                                                        -----------    -----------    -----------
NET INCOME                                              $       .73    $       .38    $       .79
                                                        -----------    -----------    -----------
                                                        -----------    -----------    -----------
Average number of common and common
   equivalent shares outstanding                            116,045        115,097         92,858


See notes to consolidated financial statements

CONSOLIDATED BALANCE SHEET
Reliance Group Holdings, Inc. and Subsidiaries

ASSETS                                        DECEMBER 31                    1995           1994
------------------------------------------------------------------------------------------------
(In thousands, except per-share amount)
Marketable securities:
  Fixed maturities held for investment - at amortized cost
  (quoted market $791,459 and $1,053,551)                             $   753,563    $ 1,166,020
  Fixed maturities available for sale - at quoted market
  (amortized cost $2,299,510 and $1,945,919)                            2,371,995      1,839,312
  Equity securities - at quoted market (cost
  $408,054 and $482,529)                                                  672,668        564,636
  Short-term investments                                                  500,284        229,906
Cash                                                                       52,914         48,977
Premiums and other receivables                                          1,211,027      1,258,770
Reinsurance recoverables                                                3,163,073      2,937,533
Federal and foreign income taxes, including deferred taxes                     --         84,899
Investments in real estate - at cost, less accumulated depreciation       281,923        291,666
Investment in investee company                                            157,667        148,776
Deferred policy acquisition costs                                         194,648        181,938
Excess of cost over fair value of net assets acquired,
  less accumulated amortization                                           259,444        269,424
Other assets                                                              369,007        347,696
                                                                      -----------    -----------
                                                                      $ 9,988,213    $ 9,369,553
                                                                      -----------    -----------
                                                                      -----------    -----------

LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------------------------------------------
Unearned premiums                                                     $ 1,299,465    $ 1,288,454
Unpaid claims and related expenses                                      6,100,129      5,809,546
Accounts payable and accrued expenses                                     638,009        700,380
Reinsurance ceded premiums payable                                        325,246        291,844
Federal and foreign income taxes, including deferred taxes                 68,597             --
Term loans and short-term debt                                            188,101        141,355
Debentures and notes                                                      690,318        730,596
Minority interests - redeemable preferred stock of a subsidiary                --         20,628
                                                                      -----------    -----------
                                                                        9,309,865      8,982,803
                                                                      -----------    -----------
Contingencies and commitments

Shareholders' equity:
 Common stock, par value $.10 per-share, 225,000
  shares authorized, 113,440 and 113,127 shares
  issued and outstanding                                                   11,344         11,313
  Additional paid-in capital                                              535,091        533,979
  Retained earnings (deficit)                                             (61,694)      (110,479)
  Net unrealized gain (loss) on investments                               219,356        (27,881)
  Net unrealized loss on foreign currency translation                     (25,749)       (20,182)
                                                                      -----------    -----------
                                                                          678,348        386,750
                                                                      -----------    -----------
                                                                      $ 9,988,213    $ 9,369,553
                                                                      -----------    -----------
                                                                      -----------    -----------

See notes to consolidated financial statements

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
Reliance Group Holdings, Inc. and Subsidiaries

                                                                                                    Net
                                                                                       Net   Unrealized
                                                                                Unrealized      Loss on
                                                      Additional     Retained         Gain      Foreign
                                              Common     Paid-In     Earnings    (Loss) on     Currency  Shareholders'
                                               Stock     Capital    (Deficit)  Investments  Translation        Equity
---------------------------------------------------------------------------------------------------------------------
(In thousands, except per-share amounts)
BALANCE, JANUARY 1, 1993                   $   8,619   $ 336,466    $(162,016)   $  86,021    $ (11,290)    $ 257,800
Issuance of common stock                       2,533     187,003           --           --           --       189,536
Transactions of investee company
  and other                                       --       1,820           --        1,244           --         3,064
Net income                                        --          --       73,525           --           --        73,525
Dividends ($.32 per-share)                        --          --      (29,652)          --           --       (29,652)
Appreciation after deferred income taxes          --          --           --       27,758           --        27,758
Foreign currency translation                      --          --           --           --       (3,405)       (3,405)
                                           ---------   ---------    ---------    ---------    ---------     ---------
Balance, December 31, 1993                    11,152     525,289     (118,143)     115,023      (14,695)      518,626
Issuance of common stock                         161       8,752           --           --           --         8,913
Transactions of investee company
  and other                                       --         (62)          --       (9,002)          --        (9,064)
Net income                                        --          --       43,821           --           --        43,821
Dividends ($.32 per-share)                        --          --      (36,157)          --           --       (36,157)
Depreciation after deferred income taxes          --          --           --     (133,902)          --      (133,902)
Foreign currency translation                      --          --           --           --       (5,487)       (5,487)
                                           ---------   ---------    ---------    ---------    ---------     ---------
BALANCE, DECEMBER 31, 1994                    11,313     533,979     (110,479)     (27,881)     (20,182)      386,750
Issuance of common stock                          31       1,165           --           --           --         1,196
Transactions of investee company
  and other                                       --         (53)          --        8,693           --         8,640
Net income                                        --          --       88,056           --           --        88,056
Loss on early extinguishment of
  redeemable preferred stock
  of a subsidiary                                 --          --       (3,029)          --           --        (3,029)
Dividends ($.32 per-share)                        --          --      (36,242)          --           --       (36,242)
Appreciation after deferred income taxes          --          --           --      238,544           --       238,544
Foreign currency translation                      --          --           --           --       (5,567)       (5,567)
                                           ---------   ---------    ---------    ---------    ---------     ---------
BALANCE, DECEMBER 31, 1995                 $  11,344   $ 535,091    $ (61,694)   $ 219,356    $ (25,749)    $ 678,348
                                           ---------   ---------    ---------    ---------    ---------     ---------
                                           ---------   ---------    ---------    ---------    ---------     ---------

See notes to consolidated financial statements

CONSOLIDATED STATEMENT OF CASH FLOWS
Reliance Group Holdings, Inc. and Subsidiaries

YEAR ENDED DECEMBER 31                                                       1995           1994           1993
---------------------------------------------------------------------------------------------------------------
(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                            $    88,056    $    43,821    $    73,525
Adjustments to reconcile net income to net cash
  provided from operating activities:
  Cumulative effect of change in accounting for income taxes                   --             --        (15,911)
  Gain on sales of investments                                            (27,377)        (7,767)      (133,804)
  Deferred policy acquisition costs                                       (12,710)        (3,809)       (54,779)
  Premiums and other receivables and reinsurance recoverables            (240,742)      (482,557)      (219,529)
  Unearned premiums, unpaid claims and related expenses                   315,288        566,873        581,141
  Accounts payable, accrued expenses and other                             45,991        129,213        (11,060)
                                                                      -----------    -----------    -----------
                                                                          168,506        245,774        219,583
                                                                      -----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sales of fixed maturities available for sale                536,795        441,401        341,168
Proceeds from sales of fixed maturities held for investment                39,218         18,481             --
Proceeds from redemptions of fixed maturities available for sale           49,218         60,752        170,281
Proceeds from redemptions of fixed maturities held for investment          54,038         15,785        194,193
Proceeds from sales of equity securities                                  400,635        189,895      1,016,308
(Increase) decrease in short-term investments - net                      (283,141)       151,965        240,884
Purchases of fixed maturities available for sale                         (514,491)      (587,581)      (958,817)
Purchases of fixed maturities held for investment                        (108,053)      (265,672)      (586,677)
Purchases of equity securities                                           (262,075)      (209,506)      (680,760)
Discontinued operations                                                        --         15,550         69,157
Other - net                                                               (23,296)       (74,708)       (14,943)
                                                                      -----------    -----------    -----------
                                                                         (111,152)      (243,638)      (209,206)
                                                                      -----------    -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in term loans                                                    120,298         75,272        140,248
Increase (decrease) in short-term debt - net                               (5,400)        10,652            183
Repayments of term loans                                                  (68,152)       (81,942)      (297,036)
Issuance of debentures                                                         --             --        650,000
Issuance of common stock                                                    1,196          7,324        189,536
Repurchases of debentures and notes                                       (40,348)       (19,062)      (616,253)
Debt issuance costs                                                        (1,000)            --        (24,129)
Collection of receivable pertaining to the issuance of common stock            --             --         10,625
Dividends                                                                 (36,242)       (36,157)       (29,652)
Redemption of redeemable preferred stock of a subsidiary                  (23,769)        (3,360)        (3,360)
                                                                      -----------    -----------    -----------
                                                                          (53,417)       (47,273)        20,162
                                                                      -----------    -----------    -----------
Increase (decrease) in cash                                                 3,937        (45,137)        30,539
Cash, beginning of year                                                    48,977         94,114         63,575
                                                                      -----------    -----------    -----------
Cash, end of year                                                     $    52,914    $    48,977    $    94,114
                                                                      -----------    -----------    -----------
                                                                      -----------    -----------    -----------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid                                                         $    77,200    $    91,100    $    94,000
                                                                      -----------    -----------    -----------
                                                                      -----------    -----------    -----------
Income taxes paid                                                     $     9,500    $     3,300    $    83,800
                                                                      -----------    -----------    -----------
                                                                      -----------    -----------    -----------

See notes to consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Reliance Group Holdings, Inc. and Subsidiaries

NOTE 1

NATURE OF OPERATIONS/SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

The Company's principal operations consist of property and casualty insurance and title insurance. The Company's property and casualty insurance business consists of four principal operations: Reliance National, Reliance Insurance, Reliance Reinsurance and Reliance Surety. Reliance National offers, through national and regional brokers and program agents, a broad range of commercial property and casualty insurance products and services for large companies and specialty line customers. Reliance National selects market segments where it can provide specialized coverages and services, and it conducts business nationwide and in certain international markets. In 1995, Reliance National accounted for 49% of the net premiums written by the Company's property and casualty insurance operations. The Reliance Insurance operation offers, through independent agents, program agents and brokers, commercial property and casualty insurance coverages for mid-sized companies primarily throughout the United States. Reliance Insurance also offers traditional and specialized coverages for more complex risks as well as insurance programs for groups with common insurance needs. Reliance Reinsurance offers, through reinsurance brokers, treaty and facultative reinsurance for small to medium sized regional and specialty insurance companies located in the United States. Reliance Surety is a leading writer of surety bonds and fidelity bonds in the United States and conducts its business through branch offices, independent agents and brokers. The Company's property and casualty insurance operations accounted for $1,774,591,000 (73%) of the Company's 1995 net premiums earned.

     The Company's title insurance business consists of Commonwealth Land Title Insurance Company, Transnation Title Insurance Company and their subsidiaries ("Commonwealth/Transnation"). Commonwealth/ Transnation writes, through direct and agency operations, title insurance for residential and commercial real estate nationwide and provides escrow and settlement services in connection with real estate closings. Commonwealth/Transnation accounted for $671,947,000 (27%) of the Company's 1995 net premiums earned.

BASIS OF CONSOLIDATION AND PRESENTATION

The consolidated financial statements of the Company include the accounts of all subsidiaries. The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. Such statements include informed estimates and judgements of management for those transactions that are not yet complete or for which the ultimate effects cannot be precisely determined. Actual results may differ from these estimates.

     All material intercompany balances and transactions have been eliminated in consolidation.

INSURANCE

The financial statements of the insurance subsidiaries have been prepared in accordance with generally accepted accounting principles, which differ in certain respects from those followed in reports to regulatory authorities.

     Fixed maturity investments, the vast majority of which are publicly traded securities, include bonds, notes and redeemable preferred stocks. Fixed maturity investments classified as "available for sale" represent securities that will be held for an indefinite period of time and are carried at quoted market value with the net unrealized gain or loss included in shareholders' equity. Such investments may be sold in response to changes in interest rates, future general liquidity needs and similar factors. Fixed maturity investments classified as "held for investment" are carried at amortized cost since the Company has the positive intent and ability to hold these securities to maturity. In November 1995, the Financial Accounting Standards Board issued a special report which permitted a one-time reassessment of the classification of securities designated held for investment. Accordingly, the Company reclassified fixed maturity securities with a market value of $426,442,000 and an amortized cost of $410,395,000 from the held for investment portfolio into the available for sale portfolio. This reclassification resulted in an increase in shareholders' equity of $10,431,000. Investments in equity securities include common stocks, where the Company's ownership of outstanding voting stock is less than 20%, and nonredeemable preferred stocks and are carried at quoted market value with the net unrealized gain or loss included in shareholders' equity. Investments in which the Company has a 20% to 50% ownership interest of voting stock, or otherwise exercises significant influence, are reported using the equity method of accounting. Short-term investments primarily consist of United States government and other foreign government securities, certificates of deposit and commercial paper carried at cost which approximates market value. Investments whose declines in market values are deemed to be other than temporary are written down to market value and the accrual of investment income is discontinued. In circumstances where market values are not available, investments are written down to estimated fair value. In determining estimated fair value of investments, the Company reviews the issuer's financial condition and the stability of its income, as well as the discounted cash flow to be received by the Company. Write-downs and other realized gains and losses, determined on a specific identification basis, are included in income.

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

     Property and casualty unpaid claims and related expenses are estimated based on an evaluation of reported claims in addition to statistical projections of claims incurred but not reported and loss adjustment expenses. Estimates of salvage and subrogation are deducted from the liability. The Company applies a variety of generally accepted actuarial techniques to determine the estimates of ultimate liability. The process of estimating claims is a complex task and the ultimate liability may be more or less than such estimates indicate. Adjustments of the probable ultimate liability, based on subsequent developments, are included in operations currently.

     Direct title insurance premiums and fees are recognized as revenue when policies become effective. Agency title insurance premiums are recognized as revenue when reported by the agent. Title insurance claims arise principally from unknown title defects which exist at the time policies become effective. The reserve for title losses, which is based on historical and anticipated loss experience, represents the estimated costs to settle reported claims and estimated future claims relating to policies issued. The process of estimating claims is a complex task and the actual payments may be more or less than such estimates indicate. Changes in loss estimates, resulting from management's continuing review process, are included in operations currently.

INVESTMENTS IN REAL ESTATE

Investments in real estate consist primarily of shopping centers and office buildings, and are carried at cost (less accumulated depreciation), which includes real estate taxes, interest and other carrying costs incurred prior to substantial completion of the real estate development projects. Investments in real estate at December 31, 1995 include $61,200,000 related to undeveloped land which is zoned for mixed use development. Depreciation expense is provided using the straight-line method.

     The Company's real estate properties are reviewed for impairment whenever events or circumstances indicate that the carrying value of such properties may not be recoverable. In performing the review for recoverability of carrying value, the Company estimates the future undiscounted cash flows expected to result from the use of each of its properties and their eventual disposition. These cash flow projections reflect changes in occupancy, new leases, current rent roll, future expirations and general market conditions. If the total expected future undiscounted cash flows are less than the carrying value of such properties, impairment losses are recognized on a property-by-property basis. An impairment loss is measured by the amount that the carrying value of the property exceeds its fair value.

EXCESS OF COST OVER FAIR VALUE OF NET ASSETS ACQUIRED

The excess of cost over fair value of net assets acquired is being amortized over 40 years using the straight-line method. The Company evaluates the carrying amount of the excess of cost over fair value of net assets acquired by analyzing historical and expected future income and undiscounted cash flows of its operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued
Reliance Group Holdings, Inc. and Subsidiaries

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

TRANSLATION OF FOREIGN CURRENCY FINANCIAL STATEMENTS

Assets and liabilities of foreign subsidiaries are translated at year-end exchange rates. Results of operations are translated at average rates during the year. The effects of exchange rate changes in translating foreign financial statements are excluded from the consolidated statement of income and are presented as a separate component of shareholders' equity. Exchange gains and losses resulting from foreign currency transactions are included in operations currently.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair value of publicly traded financial instruments is determined by the Company using quoted market prices, dealer quotes and prices obtained from independent third parties. For financial instruments not publicly traded, fair values are estimated based on values obtained from independent third parties or quoted market prices of comparable instruments. However, judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates are not necessarily indicative of the amounts that could be realized in a current market exchange. See notes 2, 3 and 7 regarding fair value information for the Company's financial instruments.


PER-SHARE INFORMATION

Income per-share is computed by using the weighted average number of common shares outstanding during the period, reduced, when appropriate, by shares of common stock held for contribution to the Company's defined contribution plans. Common stock equivalents have been included in shares outstanding where such effects are dilutive.

     In 1995, all of the outstanding shares of redeemable preferred stock of Reliance Insurance Company, which had a carrying value of $20,740,000, were redeemed. The cost of the early redemption in excess of the carrying value of the preferred stock, $3,029,000 ("Redemption Premium"), was charged directly to shareholders' equity. For purposes of computing earnings per-share, the Redemption Premium was deducted from net income available to common shareholders and classified as an extraordinary loss. This reduced earnings per-share by $.03.

RECLASSIFICATIONS

Certain reclassifications have been made to the Company's 1994 and 1993 consolidated financial statements to conform with the current year's consolidated financial statements.

ADOPTION OF NEW ACCOUNTING STANDARDS

In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." This Statement is effective for 1996 and encourages, but does not require, companies to adopt a new accounting method that accounts for employee stock compensation awards based on their estimated fair value at the date they are granted. The resulting cost would be charged to income. Companies that do not adopt this Statement and continue to follow current accounting requirements are required to disclose in a footnote to the consolidated financial statements the effect on net income and earnings per-share had they adopted this Statement. The Company does not currently anticipate that it will adopt this Statement.

     Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" and effective January 1, 1995, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The adoption of these Statements had no material effect on the Company's consolidated financial statements.

NOTE 2

INVESTMENTS

Fixed maturities held for investment at December 31, 1995 consisted of:

-----------------------------------------------------------------------------------
                                                                  Gross       Gross
                                       Amortized     Market  Unrealized  Unrealized
                                            Cost      Value       Gains      Losses(1)
-----------------------------------------------------------------------------------
(In thousands)
Bonds and notes:
  Public utilities                      $296,456   $309,920    $ 13,470    $      6
  Foreign government                     133,252    139,042       6,715         925
  Corporate bonds and notes and other    181,849    193,087      11,526         288
Redeemable preferred stock               142,006    149,410       7,405           1
                                        --------   --------    --------    --------
                                        $753,563   $791,459    $ 39,116    $  1,220
                                        --------   --------    --------    --------
                                        --------   --------    --------    --------

(1) The amortized cost and market value of fixed maturity investments which have unrealized losses were $41,358,000 and $40,138,000.

Fixed maturities available for sale at December 31, 1995 consisted of:

---------------------------------------------------------------------------------------------
                                                                           Gross        Gross
                                                Market    Amortized   Unrealized   Unrealized
                                                 Value         Cost        Gains       Losses(1)
---------------------------------------------------------------------------------------------
(In thousands)
Bonds and notes:
  United States government and government
  agencies and authorities                  $  685,376   $  679,007   $    7,867   $    1,498
  States, municipalities and political
  subdivisions                                 133,093      125,967        7,151           25
  Public utilities                             313,906      305,652        8,900          646
  Corporate bonds and notes and other          868,291      837,060       44,864       13,633
Redeemable preferred stock                     371,329      351,824       21,445        1,940
                                            ----------   ----------   ----------   ----------
                                            $2,371,995   $2,299,510   $   90,227   $   17,742
                                            ----------   ----------   ----------   ----------
                                            ----------   ----------   ----------   ----------


(1) The amortized cost and market value of fixed maturity investments which have unrealized losses were $603,568,000 and $585,826,000.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued
Reliance Group Holdings, Inc. and Subsidiaries

Fixed maturities held for investment at December 31, 1994 consisted of:

-----------------------------------------------------------------------------------------
                                                                       Gross        Gross
                                         Amortized       Market   Unrealized   Unrealized
                                              Cost        Value        Gains       Losses(1)
-----------------------------------------------------------------------------------------
(In thousands)
Bonds and notes:
  Public utilities                      $  536,746   $  477,942   $      202   $   59,006
  Foreign government                       123,306      115,647          138        7,797
  Corporate bonds and notes and other      355,215      317,002          761       38,974
Redeemable preferred stock                 150,753      142,960        1,613        9,406
                                        ----------   ----------   ----------   ----------
                                        $1,166,020   $1,053,551   $    2,714   $  115,183
                                        ----------   ----------   ----------   ----------
                                        ----------   ----------   ----------   ----------

(1) The amortized cost and market value of fixed maturity investments which have unrealized losses were $1,065,908,000 and $950,725,000.

Fixed maturities available for sale at December 31, 1994 consisted of:

---------------------------------------------------------------------------------------------
                                                                           Gross        Gross
                                                Market    Amortized   Unrealized   Unrealized
                                                 Value         Cost        Gains       Losses(1)
---------------------------------------------------------------------------------------------
(In thousands)
Bonds and notes:
  United States government and government
  agencies and authorities                  $  495,007   $  528,297   $      615   $   33,905
  States, municipalities and political
  subdivisions                                  37,306       36,982          757          433
  Public utilities                              88,602       96,631          177        8,206
  Corporate bonds and notes and other          877,598      934,648       31,263       88,313
Redeemable preferred stock                     340,799      349,361        5,695       14,257
                                            ----------   ----------   ----------   ----------
                                            $1,839,312   $1,945,919   $   38,507   $  145,114
                                            ----------   ----------   ----------   ----------
                                            ----------   ----------   ----------   ----------

(1) The amortized cost and market value of fixed maturity investments which have unrealized losses were $1,533,070,000 and $1,387,956,000.

As of December 31, 1995, the contractual maturities of fixed maturity investments are as follows:

------------------------------------------------------------------------------------------
                                           Held for investment       Available for sale
                                         -----------------------   -----------------------
                                          Amortized       Market    Amortized       Market
                                               Cost        Value         Cost        Value
------------------------------------------------------------------------------------------
(In thousands)
Due within one year                      $    6,473   $    6,558   $   58,999   $   59,636
Due after one year through five years        53,181       56,365      568,469      577,205
Due after five years through ten years      289,905      303,838      451,229      460,217
Due after ten years                         404,004      424,698    1,063,474    1,114,732
                                         ----------   ----------   ----------   ----------
                                            753,563      791,459    2,142,171    2,211,790
Mortgage-backed securities                       --           --      157,339      160,205
                                         ----------   ----------   ----------   ----------
                                         $  753,563   $  791,459   $2,299,510   $2,371,995
                                         ----------   ----------   ----------   ----------
                                         ----------   ----------   ----------   ----------


Net investment income consisted of:

--------------------------------------------------------------
YEAR ENDED DECEMBER 31          1995         1994         1993
--------------------------------------------------------------
(In thousands)
Investment income:
  Fixed maturities         $ 221,279    $ 218,970    $ 183,095
  Equity securities           20,187       27,390       29,640
  Short-term investments      30,292        9,159       19,920
  Other                       15,359       14,159       15,832
                           ---------    ---------    ---------
                             287,117      269,678      248,487
Investment expenses          (11,828)     (10,766)      (7,773)
                           ---------    ---------    ---------
                           $ 275,289    $ 258,912    $ 240,714
                           ---------    ---------    ---------
                           ---------    ---------    ---------

Gain on sales of investments consisted of:

------------------------------------------------------------
YEAR ENDED DECEMBER 31        1995         1994         1993
------------------------------------------------------------
(In thousands)
Fixed maturities(1):
  Realized gains         $  47,764    $  44,661    $  58,946
  Realized losses(2)       (28,406)     (28,016)     (21,179)
                         ---------    ---------    ---------
                            19,358       16,645       37,767
Equity securities(3)        19,457        7,290       98,944
Other(3),(4)               (11,438)     (16,168)      (2,907)
                         ---------    ---------    ---------
                         $  27,377    $   7,767    $ 133,804
                         ---------    ---------    ---------
                         ---------    ---------    ---------

(1) During 1995 and 1994, the Company sold fixed maturities held for investment with an amortized cost of $41,000,000 and $18,100,000. These sales were in response to a significant deterioration in the issuers' creditworthiness.

(2) Includes realized losses of $7,600,000, $11,600,000 and $5,200,000 in 1995,
    1994 and 1993, respectively, and write-downs of $15,700,000, $10,300,000 and
    $13,200,000 in 1995, 1994 and 1993, respectively, related to non-investment grade securities.

(3) Gain on sales of equity securities and other in 1995, 1994 and 1993 includes write-downs of $1,500,000, $13,200,000 and $10,200,000, respectively.

(4) Includes exchange losses of $10,400,000 in 1995 related to certain foreign currency denominated investments and realized losses of $14,500,000 in 1994 related to certain foreign currency contracts.


Net unrealized appreciation (depreciation) on investments consisted of:

-----------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31                                  1995           1994          1993
-----------------------------------------------------------------------------------------
(In thousands)
Unrealized appreciation (depreciation):
  Equity securities                                 $182,507      $  (6,849)    $  (9,670)
  Fixed maturities available for sale                179,092       (193,737)       48,689
                                                    --------      ---------     ---------
                                                     361,599       (200,586)       39,019
Deferred income tax (provision) benefit             (123,055)        66,684       (11,261)
Net unrealized appreciation (depreciation) in
  investments of investee company                      8,693         (9,002)        1,244
                                                    --------      ---------     ---------
                                                    $247,237      $(142,904)    $  29,002
                                                    --------      ---------     ---------
                                                    --------      ---------     ---------
Unrealized appreciation (depreciation) on
  fixed maturities held for investment              $150,365      $(152,046)    $  24,433
                                                    --------      ---------     ---------
                                                    --------      ---------     ---------

Net unrealized gain (loss) on investments consisted of:

-------------------------------------------------------------------------------
                   DECEMBER 31                   1995         1994         1993
-------------------------------------------------------------------------------
(In thousands)
Equity securities:
  Unrealized gains                          $ 276,760    $ 114,231    $ 100,179
  Unrealized losses                           (12,146)     (32,124)     (11,223)
                                            ---------    ---------    ---------
                                              264,614       82,107       88,956
                                            ---------    ---------    ---------
Fixed maturities available for sale:
  Unrealized gains                             90,227       38,507       99,621
  Unrealized losses                           (17,742)    (145,114)     (12,491)
                                            ---------    ---------    ---------
                                               72,485     (106,607)      87,130
                                            ---------    ---------    ---------
                                              337,099      (24,500)     176,086
Deferred income tax (provision) benefit      (118,002)       5,053      (61,631)
Net unrealized gain (loss) in investments
 of investee company                              259       (8,434)         568
                                            ---------    ---------    ---------
                                            $ 219,356    $ (27,881)   $ 115,023
                                            ---------    ---------    ---------
                                            ---------    ---------    ---------


Fixed maturity investments carried at $529,200,000 at December 31, 1995 were on deposit under requirements of regulatory authorities, including deposits related to workers' compensation reinsurance pools.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued
Reliance Group Holdings, Inc. and Subsidiaries

Investments in a single issuer, other than obligations of the United States government, whose aggregate carrying value is in excess of 10% of the Company's shareholders' equity at December 31, 1995 are as follows:

-------------------------------------------------------
                                    Carrying     Market
                                       Value      Value
-------------------------------------------------------
(In thousands)
Fixed Maturity Investments:
  Ford Motor Credit Co.             $ 80,749   $ 80,749
  United Kingdom Gilts                69,689     70,250
Equity Securities:
  Aon Corporation preferred stock     72,137     72,137
  Human Genome Sciences, Inc.         79,216     79,216
  Symbol Technologies, Inc.          141,356    141,356

NOTE 3

INVESTMENT IN INVESTEE COMPANY

Investment in investee company at December 31, 1995 and 1994 was $157,667,000 and $148,776,000 which represents the Company's investment in Zenith National Insurance Corp. ("Zenith"). Equity income in Zenith was $7,792,000, $9,478,000 and $12,441,000 for the years ended December 31, 1995, 1994 and 1993, respectively. In addition, in 1995, the Company recognized an after-tax loss of $4,497,000 on the disposal of discontinued life insurance operations by Zenith. The Company's prior period results of operations have not been reclassified since amounts attributable to Zenith's life insurance operations are not significant. Dividends received by the Company from Zenith were $6,574,000 for each of the years ended December 31, 1995, 1994 and 1993.

Summarized financial information for Zenith is as follows:

-----------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31                                            1995         1994        1993
-----------------------------------------------------------------------------------------------
(In thousands, except per-share amounts)
Revenues                                                     $ 519,020    $ 512,455   $ 508,412
Income from continuing operations before income taxes           29,422       45,106      62,486
Loss on disposal of discontinued life insurance operations     (19,553)          --          --
Net income                                                       6,600       37,900      53,200
Net income per-share                                               .36         1.99        2.76

-------------------------------------------------------------------------------
                                    DECEMBER 31            1995            1994
-------------------------------------------------------------------------------
(In thousands, except percentage of ownership)
Total assets                                         $1,115,433      $1,093,675
Senior notes                                             74,232          74,111
Common shareholders' equity                             330,432         309,860
Percentage of ownership                                    37.0%           34.7%
Market value of the Company's investment in Zenith      140,529         149,569

The Company's equity in net income includes amortization of excess of cost over fair value of net assets acquired. At December 31, 1995, retained earnings (deficit) included undistributed net income of $27,812,000 from Zenith.

NOTE 4

PREMIUMS AND OTHER RECEIVABLES

---------------------------------------------------------------
                        DECEMBER 31           1995         1994
---------------------------------------------------------------
(In thousands)
Premiums receivable                     $1,075,226   $1,079,393
Investment income receivable                54,524       64,205
Accounts, notes and other receivables       81,277      115,172
                                        ----------   ----------
                                        $1,211,027   $1,258,770
                                        ----------   ----------
                                        ----------   ----------

At December 31, 1995, substantially all receivables were due within one year.

     As of December 31, 1995, the Company sold with limited recourse $122,400,000 and, in 1994, sold with full recourse $126,700,000 of reinsurance recoverables and premiums receivable relating to its property and casualty insurance operations. Pursuant to these recourse provisions, the maximum amount, at December 31, 1995, that the Company may be obligated to repurchase is $9,600,000.

NOTE 5

INCOME TAXES

Provision for income taxes consisted of:

-----------------------------------------------------------------
YEAR ENDED DECEMBER 31                1995       1994        1993
-----------------------------------------------------------------
(In thousands)
Current:
  Federal                         $ 11,611   $  8,996    $ 29,671
  Foreign                            6,830      6,204       1,949
                                  --------   --------    --------
                                    18,441     15,200      31,620
Deferred federal                    13,959     (3,000)      2,680
Reversal of valuation allowance         --         --     (23,300)
                                  --------   --------    --------
                                  $ 32,400   $ 12,200    $ 11,000
                                  --------   --------    --------
                                  --------   --------    --------

Domestic and foreign income before income taxes, minority interests and equity in investee company is as follows:

-----------------------------------------------------------------
YEAR ENDED DECEMBER 31                1995       1994        1993
-----------------------------------------------------------------
(In thousands)
Domestic                          $101,971   $ 31,250    $ 82,131
Foreign                             19,514     18,498       5,569
                                  --------   --------    --------
                                  $121,485   $ 49,748    $ 87,700
                                  --------   --------    --------
                                  --------   --------    --------

The reconciliation of taxes computed at the statutory rate of 35% to the provision for income taxes is as follows:

--------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31                                                       1995       1994        1993
--------------------------------------------------------------------------------------------------------
(In thousands)
Tax provision at statutory rate                                         $ 42,520    $ 17,412    $ 30,695
Nontaxable investment income                                             (13,405)    (13,989)     (1,743)
Amortization of excess of cost over fair value of net assets acquired      3,150       3,150       2,975
Net increase (decrease) in valuation allowance                             1,226       5,774     (23,300)
Impact of change in statutory rate from new tax act                           --          --      (3,500)
Other                                                                     (1,091)       (147)      5,873
                                                                        --------    --------    --------
Provision for income taxes                                              $ 32,400    $ 12,200    $ 11,000
                                                                        --------    --------    --------
                                                                        --------    --------    --------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued
Reliance Group Holdings, Inc. and Subsidiaries

The tax effects of items comprising the Company's net deferred tax asset are as follows:

------------------------------------------------------------------------
                           DECEMBER 31              1995            1994
------------------------------------------------------------------------
(In thousands)
Deferred tax assets:
  Discounting of loss reserves                 $ 200,907       $ 197,655
  Tax basis differential of subsidiary
   not included in consolidated tax return       111,815         120,600
  Operating loss carryforwards of subsidiary
   not included in consolidated tax return        57,925          57,925
  Unearned premium reserve                        40,354          40,748
  Accruals not currently deductible               61,492          59,176
  Other                                           68,120          77,208
                                               ---------       ---------
                                                 540,613         553,312

Deferred tax liabilities:
  Deferred policy acquisition costs               67,785          62,874
  Unrealized investment gains                    118,002              --
  Investment in investee company                  20,576          17,499
  Other                                          109,220         109,891
                                               ---------       ---------
                                                 225,030         363,048
Valuation allowance                             (166,848)       (171,058)
                                               ---------       ---------
Net deferred tax asset                         $  58,182       $ 191,990
                                               ---------       ---------
                                               ---------       ---------

For the years ended December 31, 1995 and 1994, the Company's valuation allowance and income tax provision were increased by $1,226,000 and $5,774,000 relating primarily to deferred tax assets for which it is likely that tax benefits will not be realized. The remaining changes in the 1995 and 1994 valuation allowances relate principally to a subsidiary that is not included in the consolidated tax return. For the year ended December 31, 1993, the Company's valuation allowance and income tax provision were reduced by $23,300,000 from the utilization of $7,100,000 of net operating loss carryforwards ("NOL") and $16,200,000 of deferred tax benefits previously not recognized.

     At December 31, 1995, a subsidiary of the Company, not included in the consolidated tax return, had available NOL's of approximately $165,500,000. For federal income tax purposes, approximately $129,300,000 expires in 2001, $17,000,000 in 2002, $17,000,000 in 2004 and $2,200,000 in 2010. The Internal
Revenue Code imposes limitations on the availability of these NOL's since the subsidiary experienced a more than 50 percentage point ownership change in 1989. The amount of the NOL incurred prior to the ownership change which can be utilized in each subsequent year is limited (the "Loss Limitation") based on the value of the subsidiary on the date of the ownership change. The annual Loss Limitation approximates $25,000,000.

     The Company is seeking a redetermination in the U.S. Tax Court of an asserted tax deficiency for the year ended December 31, 1980, as set forth by the Commissioner of Internal Revenue in a Notice of Deficiency dated June 27, 1994. The Company intends to pursue the action vigorously. The Internal Revenue Service ("IRS") seeks to disallow investment tax credits of approximately $36,500,000 with respect to intermodal cargo containers leased to others by a former subsidiary of the Company. The Company estimates that, if the IRS were to prevail, the deficiency would result in an increase in tax of approximately $31,000,000 for 1980, plus interest at the statutorily prescribed rates for the periods since that year. On January 11, 1995, the U.S. Tax Court handed down a decision in Norfolk Southern Corp. v. Commissioner, a case involving a taxpayer, which, like the Company, had claimed investment tax credits in connection with the leasing of intermodal cargo containers. In the decision, which is the first pronouncement by the courts on this issue, the Tax Court articulated a standard, different from that proposed by the IRS, which, if applied to the Company, would result in the disallowance of a substantial percentage (although significantly less than that sought by the IRS) of the investment tax credits claimed by the Company. The Company believes that it has appropriately provided for this matter in light of its exposure in the event a standard such as the one articulated in Norfolk Southern is applied to the Company's facts and circumstances. On

February 22, 1995, the Tax Court granted the joint motion of the Company and the Commissioner to postpone the trial of this matter until after the resolution of appellate proceedings in Norfolk Southern. The Company does not believe that it is probable that its additional liability, if any, in respect of this matter will have a material adverse effect on its consolidated financial statements.

     The IRS is currently examining the Company's 1986 through 1990 federal income tax returns. While the outcome of the current examinations is uncertain, the Company does not believe it is probable that its additional tax liability, if any, will have a material adverse effect on its consolidated financial statements.

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

NOTE 6

UNPAID CLAIMS AND RELATED EXPENSES

     The reconciliation of the beginning to ending liability for unpaid claims and related expenses ("loss reserves") for the Company's property and casualty insurance operations is as follows:

----------------------------------------------------------------------------------------------------
                                          DECEMBER 31              1995           1994          1993
----------------------------------------------------------------------------------------------------
(In thousands)
Loss reserves, beginning of year                            $ 5,581,483    $ 5,048,442   $ 4,571,792
  Less reinsurance recoverables                               2,453,702      2,116,914     1,868,800
                                                            -----------    -----------   -----------
Net loss reserves, beginning of year                          3,127,781      2,931,528     2,702,992
                                                            -----------    -----------   -----------
Provision for policy claims and related expenses:
  Provision for insured events of the current year            1,163,447      1,274,649     1,195,425
  Increase in provision for insured events of prior years        38,512         22,444        40,169
                                                            -----------    -----------   -----------
  Total provision                                             1,201,959      1,297,093     1,235,594
                                                            -----------    -----------   -----------

Payments for policy claims and related expenses:
  Attributable to insured events of the current year            271,915        321,538       229,778
  Attributable to insured events of prior years                 868,622        780,961       776,881
                                                            -----------    -----------   -----------
  Total payments                                              1,140,537      1,102,499     1,006,659
                                                            -----------    -----------   -----------
Foreign currency translation                                     (9,768)         1,659          (399)
                                                            -----------    -----------   -----------
Net loss reserves, end of year                                3,179,435      3,127,781     2,931,528
  Plus reinsurance recoverables                               2,679,917      2,453,702     2,116,914
                                                            -----------    -----------   -----------
Loss reserves, end of year                                  $ 5,859,352    $ 5,581,483   $ 5,048,442
                                                            -----------    -----------   -----------
                                                            -----------    -----------   -----------

The provision for insured events of prior years for 1995, 1994 and 1993 includes adverse development related to asbestos-related and environmental pollution claims, which primarily affect general liability and multiple peril lines of business. The 1995 provision also includes adverse development in other general liability, automobile and reinsurance lines, partially offset by favorable development in workers' compensation. The 1994 provision also included adverse development in other general liability lines, partially offset by favorable development in workers' compensation. The 1993 provision also included adverse development from workers' compensation reinsurance pools, partially offset by favorable development in other general liability lines.

     At December 31, 1995 and 1994, loss reserves include $400,200,000 and $437,900,000 relating to short-duration contracts which are expected to have fixed, periodic payment patterns and have been discounted to present values using statutory annual rates ranging from 3 1/2% to 6%.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued
Reliance Group Holdings, Inc. and Subsidiaries

The reconciliation of the beginning to ending loss reserves for the Company's title insurance operations is as follows:

------------------------------------------------------------------------------------------
                                        DECEMBER 31             1995       1994       1993
------------------------------------------------------------------------------------------
(In thousands)
Loss reserves, beginning of year                            $228,063   $204,695   $173,328
                                                            --------   --------   --------
Provision for policy claims and related expenses:
  Provision for insured events of the current year            57,900     71,060     76,955
  Increase in provision for insured events of prior years        586      4,807      4,848
                                                            --------   --------   --------
  Total provision                                             58,486     75,867     81,803
                                                            --------   --------   --------
Payments for policy claims and related expenses:
  Attributable to insured events of the current year           2,187      4,475      2,356
  Attributable to insured events of prior years               43,585     48,024     48,080
                                                            --------   --------   --------
  Total payments                                              45,772     52,499     50,436
                                                            --------   --------   --------
Loss reserves, end of year                                  $240,777   $228,063   $204,695
                                                            --------   --------   --------
                                                            --------   --------   --------

The reconciliation of the beginning to ending net loss reserves pertaining to asbestos-related and environmental pollution claims is as follows:

--------------------------------------------------------------------------------------
                                 DECEMBER 31            1995         1994         1993
--------------------------------------------------------------------------------------
(In thousands)
Net loss reserves, beginning of year               $ 130,143    $ 122,034    $  94,253
Provision for policy claims and related expenses      25,904       28,279       52,630
Payments for policy claims and related expenses      (25,341)     (20,170)     (24,849)
                                                   ---------    ---------    ---------
Net loss reserves, end of year                     $ 130,706    $ 130,143    $ 122,034
                                                   ---------    ---------    ---------
                                                   ---------    ---------    ---------

Included in the December 31, 1995 net loss reserves for asbestos-related and environmental pollution claims are $33,782,000 of loss costs for claims incurred but not reported, $51,875,000 of loss costs for reported claims and $45,049,000 of related expenses. The Company continues to receive claims asserting injuries from hazardous materials and alleged damages to cover various clean-up costs. Loss and loss expense reserves for asbestos-related and environmental pollution claims are established using standard actuarial techniques as well as management's judgement. Coverage and claim settlement issues, related to policies written in prior years, such as the determination that coverage exists and the definition of an occurrence, may cause the actual loss development from asbestos-related and environmental pollution claims to exhibit more variation than the remainder of the Company's book of business. See Financial Review section for further discussion.

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

     On April 26, 1995, the Company extended its revolving credit facility through March 31, 2000 from December 31, 1998. In addition, the Company increased term loan borrowings to $137,500,000 from $62,500,000 and extended the maturity dates of the term loan borrowings through March 31, 2000. The additional $75,000,000 of borrowings under the term loan were used, in part, to redeem $25,000,000 of the 7.866% senior reset notes and $25,000,000 of the 9.48% senior reset notes, including $9,652,000 of notes held by Reliance Insurance Company. These transactions resulted in an extraordinary loss of $3,363,000, net of income taxes of $1,811,000. In addition, on May 1, 1995, all of the outstanding shares of redeemable preferred stock of Reliance Insurance Company, which had a carrying value of $20,740,000, were redeemed. The cost of the early redemption in excess of the carrying value of the preferred stock, $3,029,000, was charged directly to shareholders' equity.

Debentures and notes outstanding are as follows:

---------------------------------------------------------------------------------------------------
                                                              DECEMBER 31           1995       1994
---------------------------------------------------------------------------------------------------
(Dollars in thousands)
9% senior notes due 2000                                                        $400,000   $400,000
9 3/4% senior subordinated debentures due 2003                                   250,000    250,000
7.866% senior reset notes (interest rate is adjustable every five years
  based on Treasury Rate) due 2000                                                15,365     30,713
9.48% senior reset notes (interest rate is adjustable every three years based on Treasury Rate) due 2000; ($25,000 and $50,000 principal amount, less
  unamortized discount of $47 and $117 at December 31, 1995 and 1994)             24,953     49,883
                                                                                --------   --------
                                                                                $690,318   $730,596
                                                                                --------   --------
                                                                                --------   --------

The fair value of the Company's debentures and notes at December 31, 1995 and 1994 was $711,540,000 and $674,003,000 based on quoted market prices.

TERM LOANS AND SHORT-TERM DEBT

At December 31, 1995, term loans and short-term debt aggregated $188,101,000 and consisted of $180,248,000 of term loans which are payable in varying amounts through 2015 with interest rates ranging from 4.3% to 10.5% and $7,853,000 of short-term debt. The weighted average interest rate on short-term debt was 7.5% and 7.4% at December 31, 1995 and 1994. The Company believes that the fair value of its term loans and short-term debt at December 31, 1995 and 1994 approximates carrying value.

Maturities and sinking fund payments of debentures and notes as well as term loans and short-term debt for each of the next five years are as follows:

------------------------------------------------
                                      Term Loans
                                             and
                      Debentures      Short-Term
                       and Notes            Debt
------------------------------------------------
(In thousands)
1996                          --        $  8,336
1997                          --          21,065
1998                          --          20,000
1999                          --          50,000
2000                     440,365          65,000

Reliance Financial's Credit Facility includes a revolving credit facility with various banks providing for aggregate maximum outstanding borrowings of $100,000,000 through March 31, 2000. At Reliance Financial's option, all borrowings under the revolving credit facility will bear interest at a floating rate based on a bank reference rate (or, if higher, the Federal Funds rate plus 1/2%) or at a rate based on the Eurodollar rate. At December 31, 1995, borrowings aggregating $21,000,000 were outstanding under this facility. All of the common stock of Reliance Insurance Company, the principal subsidiary of Reliance Financial, has been pledged to secure the Credit Facility and the senior reset notes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued
Reliance Group Holdings, Inc. and Subsidiaries

     The provisions of certain notes and debentures contain limitations on the payment of dividends. At February 14, 1996, the Company could pay up to $77,800,000 in dividends without violating the most restrictive provisions. See note 9 to the consolidated financial statements.

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

     Amounts recoverable from reinsurers are estimated in a manner consistent with the liability for unpaid claims and related expenses associated with the reinsurance. Estimated amounts of reinsurance recoverables are reported as assets in the accompanying consolidated balance sheet. As of December 31, 1995 and 1994, reinsurance recoverables include $472,925,000 and $463,380,000 of prepaid reinsurance premiums which represents the portion of property and casualty premiums ceded to reinsurers applicable to unearned premiums.

The reconciliation of property and casualty insurance direct premiums to net premiums is as follows:

-----------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31     1995                          1994                           1993
-----------------------------------------------------------------------------------------------------
                  Premiums       Premiums       Premiums        Premiums      Premiums       Premiums
                   Written         Earned        Written         Earned        Written         Earned
-----------------------------------------------------------------------------------------------------
(In thousands)
Direct         $ 2,748,439    $ 2,707,978    $ 2,654,437    $ 2,630,549    $ 2,587,149    $ 2,531,478
Assumed            325,226        350,636        330,261        345,398        323,422        304,422
Ceded           (1,294,625)    (1,284,023)    (1,220,408)    (1,198,629)    (1,139,974)    (1,264,361)
               -----------    -----------    -----------    -----------    -----------    -----------
Net premiums   $ 1,779,040    $ 1,774,591    $ 1,764,290    $ 1,777,318    $ 1,770,597    $ 1,571,539
               -----------    -----------    -----------    -----------    -----------    -----------
               -----------    -----------    -----------    -----------    -----------    -----------

The reconciliation of property and casualty insurance gross policy claims and settlement expenses to net policy claims and settlement expenses is as follows:

--------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31                             1995           1994            1993
--------------------------------------------------------------------------------------
(In thousands)
Gross                                       $ 1,987,055    $ 2,220,285    $ 2,097,428
Reinsurance recoveries                         (785,096)      (923,192)      (861,834)
                                            -----------    -----------    -----------
Net policy claims and settlement expenses   $ 1,201,959    $ 1,297,093    $ 1,235,594
                                            -----------    -----------    -----------
                                            -----------    -----------    -----------

The Company holds substantial amounts of funds and letters of credit as collateral pursuant to recoverables from unauthorized reinsurers. The Company is not aware of any impairment of the creditworthiness of any of its significant reinsurers.

Reliance Insurance Company's ten largest reinsurers, based on 1995 ceded premiums, are as follows:

-----------------------------------------------------
(In thousands)
Lloyd's of London                            $108,070
American Re-Insurance Company                 105,938
Hertz International Reinsurance Ltd.           59,583
Commercial Risk Re-Insurance Co.               42,593
Swiss Reinsurance America Corporation          34,380
Zurich Reinsurance Centre, Inc.                32,741
Kemper Reinsurance Company                     32,291
International Industrial Indemnity Company
 (formerly TRN Insurance Company)              32,126
Transatlantic Reinsurance Company              29,986
G.I.O. Insurance Ltd.                          29,288

The Company has entered into an aggregate excess of loss reinsurance agreement. This agreement indemnifies the Company for ultimate net property and casualty insurance losses in excess of a specified retention for the 1995 accident year up to a maximum aggregate limit of $100,000,000.

NOTE 9

DIVIDENDS OF SUBSIDIARIES

Dividends from Reliance Financial are subject to provisions of certain notes. These provisions are less restrictive than the provisions in the Credit Facility of Reliance Financial which requires, among other things, a minimum net worth requirement and a limitation of indebtedness. At February 14, 1996, Reliance Financial could pay up to $352,400,000 in dividends without violating the most restrictive provisions. Dividend payments by Reliance Insurance Company, without prior regulatory approval, are limited to the greater of 10% of the preceding year-end policyholders' surplus or the preceding year's statutory net income, but in no event to exceed the amount of unassigned funds. In accordance with these regulatory restrictions, $165,400,000 is available for the payment of dividends to Reliance Financial in 1996, subject to the broad discretionary powers of insurance regulatory authorities to further limit dividend payments of insurance companies.

NOTE 10

SHAREHOLDERS' EQUITY

COMMON STOCK

During 1993, the Company completed a public offering of 25,000,000 shares of its common stock at a price of $8.00 per share. After deducting for underwriting commissions and related expenses, this offering increased shareholders' equity by $188,289,000.

WARRANTS

The Company has warrants outstanding to purchase 4,999,969 shares of the Company's common stock at $12.50 per-share through January 28, 1997. Unexercised warrants may be redeemed during the sixty days preceding their expiration at the option of the holder, for $2.50 per warrant.

STOCK OPTIONS

The Company's Stock Option Plans, as amended, (the "Plans") provide for the granting of incentive stock options, nonstatutory stock options and stock appreciation rights to officers, non-employee directors and key employees of the Company and certain of its affiliates. Under the terms of the Plans, options which have a maximum term of 10 years from the date of grant are available to purchase 11,850,000 shares of the Company's common stock.

A summary of the Plans' activity is as follows:

-----------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31                   1995                            1994                              1993
-----------------------------------------------------------------------------------------------------------------------------
                             Number of         Price Range    Number of          Price Range   Number of          Price Range
                                Shares           Per-Share       Shares            Per-Share      Shares            Per-Share
-----------------------------------------------------------------------------------------------------------------------------
(In thousands, except per-share amounts)
Balance, beginning of year       8,129       3.825 - 7 3/4        6,748        3.825 - 7 3/4       7,612        3.825 - 6 5/8
Granted                            789       5 1/2 - 7 5/8        1,713            5 - 6 1/8         142        6 1/4 - 7 3/4
Exercised                          313       3.825 - 5 1/8          145                3.825         326                3.825
Cancelled                          143       3.825 - 7              187        3.825 - 6 1/2         680        3.825 - 6 1/2
                                 -----       -------------        -----        -------------       -----        -------------
Balance, end of year             8,462       3.825 - 7 3/4        8,129        3.825 - 7 3/4       6,748        3.825 - 7 3/4
                                 -----       -------------        -----        -------------       -----        -------------
                                 -----       -------------        -----        -------------       -----        -------------
Exercisable portion              4,700       3.825 - 7 3/4        3,085        3.825 - 7 3/4       1,514        3.825 - 6 5/8
                                 -----       -------------        -----        -------------       -----        -------------
                                 -----       -------------        -----        -------------       -----        -------------

                                      49

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued
Reliance Group Holdings, Inc. and Subsidiaries

NOTE 11

POLICY ACQUISITION COSTS AND OTHER INSURANCE EXPENSES

-----------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31                                     1995         1994         1993
-----------------------------------------------------------------------------------------
(In thousands)
Policy acquisition costs amortized during the year   $  411,979   $  387,924   $  327,437
                                                     ----------   ----------   ----------
Other insurance expenses:
  Salaries and commissions                              563,680      704,254      684,362
  Taxes, other than income taxes                         48,603       34,849       54,049
  Rent                                                   55,848       54,863       50,852
  Policyholders' dividends                                7,065        2,630        6,342
  Other                                                 150,967      163,308      159,142
                                                     ----------   ----------   ----------
                                                        826,163      959,904      954,747
                                                     ----------   ----------   ----------
                                                     $1,238,142   $1,347,828   $1,282,184
                                                     ----------   ----------   ----------
                                                     ----------   ----------   ----------

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

Pension cost includes the following components:

-----------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31                                 1995        1994        1993
-----------------------------------------------------------------------------------
(In thousands)
Service cost - benefits earned during the period   $  8,252    $ 10,559    $  8,041
Interest cost on projected benefit obligation        15,112      14,309      13,884
Actual return on plan assets                        (33,552)     10,300     (29,161)
Net amortization and deferral                        15,849     (30,222)     11,342
Effect of plan curtailment                               --          --      (1,310)
                                                   --------    --------    --------
                                                   $  5,661    $  4,946    $  2,796
                                                   --------    --------    --------
                                                   --------    --------    --------

A reconciliation of the funded status of the plans with the accrued pension cost included in accounts payable and accrued expenses is as follows:

------------------------------------------------------------------------------
                                   DECEMBER 31               1995         1994
------------------------------------------------------------------------------
(In thousands)
Actuarial present value of benefit obligation:
  Vested                                                $ 177,353    $ 133,747
  Nonvested                                                10,150        7,063
                                                        ---------    ---------
Accumulated benefit obligation                            187,503      140,810
Effect of anticipated future compensation levels           37,237       27,639
                                                        ---------    ---------
Projected benefit obligation                              224,740      168,449
Plan assets at market value                              (189,018)    (164,545)
                                                        ---------    ---------
Projected benefit obligation in excess of plan assets      35,722        3,904
Unrecognized net asset at date of adoption                  9,636       11,486
Unrecognized net loss                                     (25,929)      (1,622)
                                                        ---------    ---------
Accrued pension cost                                    $  19,429    $  13,768
                                                        ---------    ---------
                                                        ---------    ---------

No contributions under the Company's noncontributory trusteed defined benefit pension plans were made during 1995. Contributions were $3,391,000 and $4,381,000 in 1994 and 1993.

     The assumptions used to measure the projected benefit obligation at December 31, 1995 and 1994 include a discount rate of 7.5% and 9.0% and a weighted average rate of compensation increase of 5.4% and 5.9%. The expected long-term investment rate of return on plan assets for the years ended December 31, 1995 and 1994 was 9.5% and 10.0%.

     Contributions under the Company's defined contribution plans were $4,302,000, $5,277,000 and $6,560,000 in 1995, 1994 and 1993, respectively, and were based on a formula specified in the plan agreements.

The Company offers unfunded postretirement medical and life insurance plans to certain employees of a subsidiary. Postretirement benefit cost includes the following components:

-----------------------------------------------------------------------------------------
Year Ended December 31                                             1995     1994     1993
-----------------------------------------------------------------------------------------
(In thousands)
Service cost - benefits earned during the period                 $  167   $  226   $  242
Interest cost on accumulated postretirement benefit obligation      713      715      893
Net amortization and deferral                                       624      790    1,141
                                                                 ------   ------   ------
                                                                 $1,504   $1,731   $2,276
                                                                 ------   ------   ------
                                                                 ------   ------   ------

The components of the accumulated postretirement benefit obligation are as follows:

-------------------------------------------------------------------
                                  DECEMBER 31       1995       1994
-------------------------------------------------------------------
(In thousands)
Accumulated postretirement benefit obligation:
  Retirees                                       $ 5,597    $ 5,743
  Other active plan participants                   3,618      3,001
                                                 -------    -------
Accumulated benefit obligation                     9,215      8,744
Unrecognized net gain                                 92        853
Unrecognized transition obligation                (7,963)    (8,630)
                                                 -------    -------
Accrued postretirement benefit cost              $ 1,344    $   967
                                                 -------    -------
                                                 -------    -------

The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation as of December 31, 1995 was 12.0% for 1996 decreasing until it reaches 6.0% in 2008, after which it remains constant. A one-percentage-point change in the assumed health care cost trend rate for each year would change the accumulated postretirement benefit obligation as of December 31, 1995 and the 1995 net postretirement health care cost by approximately 2.9% and 2.2%. The assumed discount rate used in determining the accumulated postretirement benefit obligation at December 31, 1995 and 1994 was 7.5% and 9.0%.

NOTE 13

STATUTORY INFORMATION

Statutory net income is as follows:

---------------------------------------------------------------------------
YEAR ENDED DECEMBER 31                           1995       1994       1993
---------------------------------------------------------------------------
(In thousands)
Property and casualty insurance operations   $225,989   $123,970   $217,353
Title insurance operations                     12,439     32,421     43,904

Statutory policyholders' surplus is as follows:

-----------------------------------------------------------------------
                                DECEMBER 31           1995         1994
-----------------------------------------------------------------------
(In thousands)
Property and casualty insurance operations(1)   $1,128,336   $  908,538
Title insurance operations                         182,167      180,757

(1) Includes Reliance Insurance Company's investment in title insurance operations. Also reflects a reduction in statutory loss reserves of $98,800,000 and $104,100,000 at December 31, 1995 and 1994, representing discounts of workers' compensation reserves in excess of GAAP discounts.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued
Reliance Group Holdings, Inc. and Subsidiaries

NOTE 14

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

     On November 28, 1994, Reliance Insurance Company and several of its affiliates received an order from the outgoing Insurance Commissioner ordering refunds totaling $72,300,000 inclusive of interest. On January 31, 1996, the Company reached a settlement with the California Department of Insurance resolving its total liability for refunds and interest under Proposition 103. The settlement requires the Company to pay $15,600,000 in refunds and interest on certain policies issued or renewed between November 8, 1988 and November 7, 1989. Although the Company believes that the California Department of Insurance misapplied Proposition 103 as it relates to it, the Company agreed to the settlement to avoid prolonging the matter further. In the fourth quarter of 1995, the Company recorded a pre-tax charge of $4,000,000 related to Proposition
103. The fourth quarter 1995 charge represents the difference between the settlement amount and the pre-tax charge of $11,600,000 the Company had taken in the fourth quarter of 1994 to provide for Proposition 103 refunds and interest.

LEGAL PROCEEDINGS

The Company and its subsidiaries are involved in certain litigation arising in the course of their businesses, some of which involve claims of substantial amounts. Although the ultimate outcome of these matters cannot be ascertained at this time, and the results of legal proceedings cannot be predicted with certainty, the Company is contesting the allegations of the complaints in each pending action against it and believes, based on current knowledge and after consultation with counsel, that the resolution of these matters will not have a material adverse effect on the consolidated financial statements of the Company. In addition, the Company is subject to the litigation set forth below.

     In March 1987, the Superintendent of Insurance of New York (the "Superintendent"), as liquidator of Union Indemnity Insurance Company of New York ("Union Indemnity"), formerly a wholly-owned subsidiary of Frank B. Hall & Co. Inc. ("Hall") which the Superintendent took possession of in 1985, commenced an action in the Supreme Court of the State of New York seeking damages of not less than $140,000,000 against Hall, various subsidiaries of Hall, Hall's and Union Indemnity's independent auditors and certain individuals who were former officers and directors of Union Indemnity. The Superintendent sought to hold the defendants liable for the insolvency of Union Indemnity alleging, among other claims, that Hall breached fiduciary and other duties owed to Union Indemnity and violated provisions of the New York State Insurance Code, that Union Indemnity did not have a separate operating identity, and that Hall and the Hall subsidiaries named as defendants constituted a single enterprise which was liable for Union Indemnity's obligations to its policyholders and other creditors.

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

     The action brought by the Superintendent was settled by an agreement, dated June 2, 1989, under which Hall, now known as Prometheus Funding Corp. ("Prometheus"), will make an initial payment of $19,000,000 and additional payments aggregating $29,000,000 over a ten-year period without interest as follows: $1,500,000 each in years one and two; $2,000,000 each in years three and four; $5,000,000 in year five; $4,500,000 each in years six and seven; $4,000,000 in year eight; and $2,000,000 each in years nine and ten. The settlement agreement provides for the entry of an order by the court barring other claims against Hall relating to Union Indemnity, including the claims by the American Centennial Plaintiffs described above. The settlement agreement was submitted to the court for approval in October 1989 and objections were filed by various parties. The Superintendent has informed Prometheus that he intends to pursue court approval of the settlement. The settlement agreement will not become effective until final approval by the court and there is no assurance that such approval will be obtained. Prometheus has recorded a reserve of $36,000,000 representing the initial payment of $19,000,000 and the present value of the additional remaining annual payments over a ten-year period. Prometheus has received an aggregate of $20,000,000 in insurance proceeds in connection with this matter from its insurance carrier.

COMMITMENTS

A subsidiary of Reliance Financial, Saul P. Steinberg and other executives of the Company are partners in a partnership which owns certain real estate properties. At December 31, 1995, the partnership's total outstanding debt was $172,080,000. As of December 31, 1995, Reliance Financial guaranteed $38,000,000 of the partnership's outstanding debt which matures on December 29, 1996. The Company believes that, to the extent such debt cannot be fully refinanced at maturity, the partnership will need to seek additional financing from other sources, which may include the Company. Reliance Financial receives a fee of .5% per annum on the average outstanding debt covered by the guarantee. The Company has issued a line of credit to the partnership in the amount of $8,000,000. Borrowings under the line of credit mature on June 30, 2005 and bear a fixed interest rate of 10%. At December 31, 1995, borrowings of $6,563,000 were outstanding under the line of credit. In addition, Reliance Financial will receive 48% of any cumulative net profit (as defined) realized from the activities of the partnership.

     During 1992, Hall, the Company's discontinued insurance brokerage operation, completed the sale of substantially all of its operating assets and its insurance brokerage, employee benefits consulting and related services businesses to Aon Corporation ("Aon"). Under the terms of the sale, the Company agreed to provide $18,000,000 per year until 2007 of reinsurance brokerage commissions to Aon.

LEASE COMMITMENTS

The Company and its subsidiaries lease certain office facilities and equipment under lease agreements that expire at various dates through 2011. Rent expense for the years ended December 31, 1995, 1994 and 1993 was $95,900,000, $96,000,000 and $95,700,000, respectively.

At December 31, 1995, future net minimum rental payments required under noncancelable leases are as follows:

------------------------------
(In thousands)
1996                  $ 61,918
1997                    50,011
1998                    34,014
1999                    25,945
2000                     9,993
2001 and thereafter     13,328
                      --------
                      $195,209
                      --------
                      --------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued
Reliance Group Holdings, Inc. and Subsidiaries

NOTE 15

BUSINESS SEGMENT INFORMATION

----------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31                                      1995           1994           1993
----------------------------------------------------------------------------------------------
(In thousands)
REVENUES:
Property and casualty insurance
  Premiums earned                                    $ 1,774,591    $ 1,777,318    $ 1,571,539
  Net investment income                                  247,343        232,299        216,432
  Gain on sales of investments                            27,381          8,851        129,018
                                                     -----------    -----------    -----------
                                                       2,049,315      2,018,468      1,916,989
                                                     -----------    -----------    -----------
Title insurance
  Premiums earned                                        671,947        856,774        893,364
  Net investment income                                   27,946         26,613         24,282
  Gain on sales of investments                             1,729            516          4,786
                                                     -----------    -----------    -----------
                                                         701,622        883,903        922,432
                                                     -----------    -----------    -----------
Other                                                    155,050        144,679        123,398
                                                     -----------    -----------    -----------
                                                     $ 2,905,987    $ 3,047,050    $ 2,962,819
                                                     -----------    -----------    -----------
                                                     -----------    -----------    -----------
INCOME BEFORE INCOME TAXES, MINORITY INTERESTS AND
  EQUITY IN INVESTEE COMPANY:
Property and casualty insurance
  Underwriting                                       $   (45,644)   $   (97,343)   $  (175,220)
  Net investment income                                  247,343        232,299        216,432
  Gain on sales of investments                            27,381          8,851        129,018
                                                     -----------    -----------    -----------
                                                         229,080        143,807        170,230
                                                     -----------    -----------    -----------
Title insurance                                           14,012         31,326         59,966
                                                     -----------    -----------    -----------
Other                                                   (121,607)      (125,385)      (142,496)
                                                     -----------    -----------    -----------
                                                     $   121,485    $    49,748    $    87,700
                                                     -----------    -----------    -----------
                                                     -----------    -----------    -----------

IDENTIFIABLE ASSETS AT YEAR-END:
Property and casualty insurance                      $ 9,077,897    $ 8,529,300    $ 7,948,113
Title insurance                                          547,510        547,000        544,548
Other                                                    362,806        293,253        322,553
                                                     -----------    -----------    -----------
                                                     $ 9,988,213    $ 9,369,553    $ 8,815,214
                                                     -----------    -----------    -----------
                                                     -----------    -----------    -----------

Income before income taxes, minority interests and equity in investee company relating to property and casualty insurance underwriting has been reduced by policyholders' dividends and other income and expense. Income before income taxes, minority interests and equity in investee company by segment is before allocation of corporate overhead and corporate interest expense, which relates primarily to the Company and its financing subsidiary. Corporate overhead, corporate interest expense and the pre-tax results of RCG International, Inc. (a subsidiary of the property and casualty insurance operations) are included in Other.

     Identifiable assets by industry segment are those assets which are used in the Company's operations in each segment.

NOTE 16

QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                                        1995 Quarter
----------------------------------------------------------------------------------------------------
                                                        First       Second        Third       Fourth
----------------------------------------------------------------------------------------------------
(In thousands, except per-share amounts)
REVENUES:
Premiums earned                                     $ 604,666    $ 599,957    $ 618,831    $ 623,084
Net investment income                                  69,378       66,362       68,727       70,822
Gain on sales of investments                            8,286        7,669        8,454        2,968
Other                                                  38,976       42,189       38,103       37,515
                                                    ---------    ---------    ---------    ---------
                                                    $ 721,306    $ 716,177    $ 734,115    $ 734,389
                                                    ---------    ---------    ---------    ---------
                                                    ---------    ---------    ---------    ---------
INCOME FROM CONTINUING OPERATIONS                   $  21,540    $  26,438    $  27,997    $  19,941
Loss on disposal of discontinued operations
  of investee company                                      --           --       (4,497)          --
                                                    ---------    ---------    ---------    ---------

INCOME BEFORE EXTRAORDINARY ITEM                       21,540       26,438       23,500       19,941
Extraordinary item - early extinguishment of debt          --       (3,363)          --           --
                                                    ---------    ---------    ---------    ---------
NET INCOME                                          $  21,540    $  23,075    $  23,500    $  19,941
                                                    ---------    ---------    ---------    ---------
                                                    ---------    ---------    ---------    ---------
PER-SHARE INFORMATION:
INCOME FROM CONTINUING OPERATIONS                   $     .19    $     .23    $     .24    $     .17
Loss on disposal of discontinued operations
  of investee company                                      --           --         (.04)          --
                                                    ---------    ---------    ---------    ---------
INCOME BEFORE EXTRAORDINARY ITEM                          .19          .23          .20          .17
Extraordinary item - early extinguishment of debt          --         (.06)          --           --
                                                    ---------    ---------    ---------    ---------
NET INCOME                                          $     .19    $     .17    $     .20    $     .17
                                                    ---------    ---------    ---------    ---------
                                                    ---------    ---------    ---------    ---------
Average number of common and common
  equivalent shares outstanding                       114,805      115,548      116,413      117,160

                                                                                        1994 Quarter
----------------------------------------------------------------------------------------------------
                                                        First       Second        Third       Fourth
----------------------------------------------------------------------------------------------------
(In thousands, except per-share amounts)
Revenues:
Premiums earned                                     $ 685,885    $ 734,588    $ 623,547    $ 590,072
Net investment income                                  62,650       64,603       65,362       66,297
Gain on sales of investments                            2,037        1,821        3,403          506
Other                                                  32,390       38,357       38,072       37,460
                                                    ---------    ---------    ---------    ---------
                                                    $ 782,962    $ 839,369    $ 730,384    $ 694,335
                                                    ---------    ---------    ---------    ---------
                                                    ---------    ---------    ---------    ---------
Net income (loss)                                   $  (5,649)   $  18,398    $  19,306    $  11,766
                                                    ---------    ---------    ---------    ---------
                                                    ---------    ---------    ---------    ---------
Per-share information:
Net income (loss)                                   $    (.05)   $     .16    $     .17    $     .10
                                                    ---------    ---------    ---------    ---------
                                                    ---------    ---------    ---------    ---------
Average number of common and common
  equivalent shares outstanding                       112,086      115,075      115,165      115,172

                                      55

INDEPENDENT AUDITORS' REPORT
Reliance Group Holdings, Inc. and Subsidiaries

Board of Directors and Shareholders
Reliance Group Holdings, Inc.
New York, New York

We have audited the accompanying consolidated balance sheets of Reliance Group Holdings, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Reliance Group Holdings, Inc. and subsidiaries at December 31, 1995 and 1994 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

As discussed in note 5 to the consolidated financial statements, in 1993, the Company adopted Statement of Financial Accounting Standards No. 109 and, accordingly, changed its method of accounting for income taxes.

/s/ Deloitte & Touche LLP

NEW YORK, NEW YORK
February 26, 1996

REPORT OF MANAGEMENT
Reliance Group Holdings, Inc. and Subsidiaries

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

SAUL P. STEINBERG
Chairman of the Board and
Chief Executive Officer

GEORGE E. BELLO
Executive Vice President
and Controller

MARKET AND DIVIDEND INFORMATION FOR COMMON STOCK
Reliance Group Holdings, Inc. and Subsidiaries

The Company's common stock, $.10 par value, is traded on the New York Stock Exchange and the Pacific Stock Exchange under the symbol "REL". As of March 1, 1996, there were 2,700 holders of record of the Company's common stock. The high and low sales prices of the common stock, as reported by the New York Stock Exchange, are as follows:

                   1995            1994
-------------------------------------------
Quarter        HIGH     LOW    High     Low
-------------------------------------------
First         5 3/4   4 7/8   8 1/8   5 1/2
Second        6 3/4   5 1/4   6 5/8   4 7/8
Third         8 1/8   6 1/4   6 3/4   4 7/8
Fourth        9 1/4   7 1/8   6 1/2   4 7/8

Cash dividends for each share of the Company's common stock were $.08 for each quarter in 1995 and 1994.

The provisions of certain notes and debentures of the Company contain limitations on the payment of dividends. As of February 14, 1996, the Company could pay up to $77,800,000 in dividends, without violating the most restrictive of these provisions. As a holding company, the Company is dependent upon dividends, advances and net tax payments from its wholly-owned subsidiaries to meet its debt service obligations, to pay its expenses and to pay dividends to its shareholders. In addition to the terms of certain notes and bank covenants limiting the payment of dividends by Reliance Financial, dividends from the Company's principal operating subsidiaries are subject to regulatory limitations.

DIRECTORS AND OFFICERS
Reliance Group Holdings, Inc. and Subsidiaries

DIRECTORS

George R. Baker(2),(5),(6),(7)
Corporate Director/Advisor

George E. Bello(3)
Executive Vice President
and Controller
Reliance Group Holdings, Inc.

President and
Chief Executive Officer
Reliance National Insurance
Company

Lowell C. Freiberg(3)
Senior Vice President and
Chief Financial Officer
Reliance Group Holdings, Inc.

Dr. Thomas P. Gerrity(2),(7)
Dean of the Wharton School
University of Pennsylvania

Jewell Jackson McCabe(3),(4),(6)
President, Jewell Jackson
McCabe Associates

Irving Schneider(2),(6)
Executive Vice President
Helmsley-Spear, Inc.

Bernard L. Schwartz(1)
Chairman & CEO of Loral
Space & Communications Ltd.
and Chairman & CEO of Globalstar

Richard E. Snyder(3),(7)
President
Western Publishing Group

Thomas J. Stanton, Jr.(2),(5)
Chairman Emeritus
National Westminster Bank NJ

Robert M. Steinberg(1),(4)
President and
Chief Operating Officer
Reliance Group Holdings, Inc.

Saul P. Steinberg(1),(4)
Chairman of the Board and
Chief Executive Officer
Reliance Group Holdings, Inc.

James E. Yacobucci
Senior Vice President
Investments
Reliance Group Holdings, Inc.

(1) Executive Committee
(2) Audit Committee
(3) Finance Committee
(4) Regular Compensation Committee
(5) Special Compensation Committee
(6) Stock Option Committee
(7) Nominating Committee

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

Steven A. Rautenberg
Vice President
Communications

Joel H. Rothwax
Vice President
Human Resources

Thomas J. Sanders
Vice President and
Assistant Controller

Paul W. Zeller
Vice President,
Deputy General Counsel
and Assistant Secretary

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

C. Brian Schmalz
President and
Chief Executive Officer
Reliance Surety Company

TITLE INSURANCE

Herbert Wender
Chairman and
Chief Executive Officer
Commonwealth Land Title
Insurance Company

RELIANCE
DEVELOPMENT GROUP

Henry A. Lambert
President and
Chief Executive Officer
Reliance Development Group, Inc.

RCG INFORMATION TECHNOLOGY

Robert P. Buttacavoli
President and
Chief Executive Officer
RCG Information Technology, Inc.

CORPORATE DATA
Reliance Group Holdings, Inc. and Subsidiaries

CORPORATE OFFICES
Reliance Group Holdings, Inc.
Park Avenue Plaza
55 East 52nd Street
New York, NY 10055
(212) 909-1100
FAX (212) 909-1864

COMMON STOCK TRANSFER AGENT
Chemical Mellon Shareholder Services, L.L.C.
P.O. Box 590
Ridgefield Park, NJ 07660
(800) 851-9677

INDEPENDENT AUDITORS
Deloitte & Touche LLP
New York, NY

ANNUAL MEETING
The annual meeting of shareholders of Reliance Group Holdings, Inc. will be held on Wednesday, May 8, 1996 at 10:00 A.M. in the third floor auditorium of Chemical Bank, 270 Park Avenue, New York, NY

FORM 10-K
A copy of the Company's Annual Report on Form 10-K to the Securities and Exchange Commission will be furnished to any security holder upon written request to Corporate Communications, Reliance Group Holdings, Inc., 55 East 52nd Street, New York, NY 10055. This Report can also be obtained by calling
(888) REL-FACT.

--------------------------------------------------------------------------------

LISTED SECURITIES
Unless otherwise indicated, securities are listed on the New York Stock
Exchange.

RELIANCE GROUP HOLDINGS, INC.
Common Stock (Symbol: REL; New York and Pacific Stock Exchanges)

9% Senior Notes, due 2000
9 3/4% Senior Subordinated Debentures, due 2003

RELIANCE FINANCIAL SERVICES CORPORATION
7.866% Senior Reset Notes, due 2000
9.48% Senior Reset Notes, due 2000

--------------------------------------------------------------------------------

Reliance Group Holdings, Inc. quarterly results, as well as Annual Reports on Form 10-K, Form 10-Q, Annual Reports to shareholders, dividend declarations and other corporate information can be obtained by calling (888) REL-FACT
[(888) 735-3228].

The text of this annual report is printed on recycled paper

Design: The Graphic Expression, Inc., New York