Form 10-K405, Exhibit 13
period 1996-12-31
RELIANCE GROUP HOLDINGS INC
filed 1997-03-24
CIK 356395

--------------------------------------------------------------------------------

RELIANCE

--------------------------------------------------------------------------------

RELIANCE GROUP HOLDINGS, INC.

1996 ANNUAL REPORT
                                                                    [LOGO]

ABOUT THE COMPANY

Reliance Group Holdings, Inc. (NYSE: REL) is both a leading property and casualty insurer with specialized capabilities and coverages, and the nation's third-largest title insurer. In addition to these core businesses, Reliance has an information technology consulting operation.

In the past five years, Reliance has achieved:

o A dramatic shift to more profitable, specialized property and casualty insurance coverages

o Commercial business growth, productivity and service enhancements from its title insurance operations

o Excellent operating income

o Superior underwriting

o A significantly strengthened balance sheet

o Outstanding investment returns

o Strong returns on equity

TABLE OF CONTENTS

Reliance At A Glance              2

Letter to Shareholders            4

Review of Operations             10

Financial Information            20

Directors and Officers           59

Corporate Data                   60

FINANCIAL HIGHLIGHTS

in thousands, except per share amounts         1996          1995         1994
--------------------------------------------------------------------------------

Revenues                                 $3,090,587    $2,905,987   $3,047,050

Income from continuing operations
  before gain on sales of investments
  and 1996 charge to increase net loss
  reserves for asbestos-related and
  environmental pollution claims
  (A&E reserves)                            103,061        76,431       38,790

Income from continuing operations
  before gain on sales of investments        15,961        76,431       38,790

Net income                                   48,207        88,056       43,821

Per share information:
Income from continuing operations
before gain on sales of investments
and 1996 charge to increase
A&E reserves                                    .88           .66          .34

Income from continuing operations
  before gain on sales of investments           .14           .66          .34

Net income                                      .41           .73          .38

Assets                                   10,591,131     9,988,213    9,369,553

Shareholders' equity                        676,680       678,348      386,750

--------------------------------------------------------------------------------

Operating Income
Dollars in Millions

96*     103.1*
96       16.0
95       76.4
94       38.8

* Excluding charge to increase A&E reserves


Shareholders' Equity
Dollars in Millions

96      676.7
95      678.3
94      386.8


Assets
Dollars in Billions

96       10.6
95       10.0
94        9.4

RELIANCE GROUP HOLDINGS, INC. AT A GLANCE


4 pie charts stacked

Percent of Net Property and Casualty Premiums
Written

Reliance National     45%

Reliance Insurance    38%

Reliance Surety        9%

Reliance Reinsurance   8%


Consolidated Combined Ratio
Percent

96  101.6*
95  101.8
94  104.4


The combined ratio is the ratio of claims and expenses to earned premiums -- the better the performance, the lower the ratio.

--------------------------------------------------------------------------------

RELIANCE NATIONAL

Market Focus

Operating in the U.S. and selected international markets with a broad range of innovative and specialized coverages and risk management services for Fortune 1,000 companies.


Vital Statistics
Reliance National
Combined Ratio
Percent


96  101.7
95   99.1
94  104.5

1996 Highlights

o Broadened international presence with new offices in Amsterdam, Cologne, Stockholm, Singapore and Bahia Blanca, Argentina

o Established Reliant, nonstandard auto insurer

o Established global infrastructure department to underwrite coverage for roads, ports, power stations and related projects in emerging nations


Looking Ahead

Will continue expanding in both U.S. and selected international markets. Domestically, growth is anticipated in nonstandard auto, accident and health, workers' compensation and employment practices coverages.


RELIANCE INSURANCE

Market Focus

Traditional and innovative coverages for the more complex commercial risks of middle-market customers, typically, corporations with 25 to 1,000 employees, and with revenues from $5 million to $300 million.


Vital Statistics


Reliance Insurance
Combined Ratio
Percent

96  104.9*
95  106.3
94  106.4




1996 Highlights

o Premium growth of 8%

o Invested in technology and people to enhance claims management capabilities and service excellence

o Opened new offices in Dallas and Kansas City


Looking Ahead

Reliance Insurance will continue to meet middle-market demands by delivering a wide array of products and services through its nationwide network of local offices.

RELIANCE SURETY
Market Focus
Contract surety bonds, commercial surety bonds and fidelity bonds.

Vital Statistics
Reliance Surety
Combined Ratio
Percent

96  75.5
95  65.6
94  74.3

1996 Highlights
o Excellent premium growth of 14%

o Success meeting needs of smaller contractors through "Firemark" program; new Firemark offices opened in Atlanta, Phoenix, Richmond, San Diego and San Francisco

o Recorded strong growth in fidelity and commercial bond business

Looking Ahead
Anticipate growth in Firemark surety program serving smaller contractors, fidelity bonds and Express Surety product (small, high-volume bonds sold through cost-efficient distribution system).


RELIANCE REINSURANCE
Market Focus
Treaty and facultative casualty reinsurance for small and midsize insurers, and for specialty divisions of larger insurers.

Vital Statistics
Reliance Reinsurance
Combined Ratio
Percent

96  102.7*
95  114.9
94  111.3

1996 Highlights
o Achieved solid growth with renewed focus on casualty coverages; premiums grew 27% in 1996

o Targeted attractive markets including standard and nonstandard auto and workers' compensation coverages

o Customized products division active in providing finite risk contracts

Looking Ahead
Will build on close relationships with clients to develop tailored solutions in areas such as capital deployment. Continued focus on writing lower layers of risk where loss experience is more predictable and pricing more attractive.


COMMONWEALTH LAND TITLE INSURANCE

Market Focus
Title insurance, appraisal services, escrow services and a range of related real estate services for residential and commercial property owners, financial intermediaries and mortgage originators.

Vital Statistics
Commonwealth Land Title
Revenues and Pretax Operating Income
Dollars in Millions

Revenue

96  780.2
95  671.9
94  856.8

Pretax Operating Income

96  38.2
95  12.3
94  30.8

1996 Highlights
o Commonwealth continues to be a market leader, the third-largest title insurance company in the United States; premiums and fees up 16% over prior year

o Achieved record commercial title revenues


o Augmented commercial market presence with new offices in Atlanta, Chicago and Seattle

o Acquired new offices in rapidly growing Rocky Mountain region

Looking Ahead
Positive trends include continuing favorable housing affordability, fee income opportunities, more frequent residential refinancings, increased commercial real estate transaction activity and lower claims over the past few years, leading to declining loss ratios.


RCG INFORMATION TECHNOLOGY

Market Focus
A full-service computer consulting company with expertise in year 2000 software solutions and other programming, development and consulting services.

Vital Statistics
RCG Information Technology
Revenues
Dollars in Millions


96  136.7
95  106.5
94   90.0

1996 Highlights
o Grew in excess of industry rate; 1996 revenues up 28% over prior year

o Enhanced year 2000 software solution capabilities by acquiring both Quintic Systems and Century Conversion Software

o Invested in corporate infrastructure and opened offices in Atlanta, Columbia, Danbury, Raleigh and Tarrytown

Looking Ahead
RCG Information Technology will continue investing in capability-enhancing resources to take advantage of trends toward outsourcing of computer programming, systems analysis, design and related services including year 2000 reprogramming.

--------------------------------------------------------------------------------

* Excludes second quarter $134 million asbestos-related and environmental pollution reserve addition. Including this reserve addition, the 1996 consolidated property and casualty combined ratio was 109.0%, the combined ratio for Reliance Insurance was 121.9%, and the combined ratio for Reliance Reinsurance was 115.5%.

TO OUR SHAREHOLDERS

Reliance Group's progress over the last several years continued in 1996. We achieved solid operating income, sound investment returns and a strengthened financial position.

--------------------------------------------------------------------------------

This was an excellent year for us, and we have entered 1997 confident in what we can accomplish for our shareholders with our valuable franchise, our specialized capabilities, and an unremitting focus on our customers and markets.

o Operating income in 1996 was $103.1 million ($ .88 per share), excluding an after-tax charge of $87.1 million ($ .74 per share) to increase our asbestos-related and environmental pollution (A&E) reserves. Including the A&E charge, operating income was $16.0 million ($ .14 per share).

o Net income in 1996 was $135.3 million ($1.15 per share), excluding the A&E charge. Including this charge, net income was $48.2 million ($ .41 per share) in 1996.

o Although our reported return on equity was 7.48%, Reliance achieved a return on equity of 19.43%, excluding the A&E charge. This return is consistent with our goal of achieving returns on equity of 15% or better and is a more meaningful measure of the performance of our ongoing business, since the A&E charge is for claims from policies written in or before 1987.

o The addition of $134 million to our net loss reserves for asbestos-related and environmental pollution claims, which we made in the second quarter, is another important step in becoming a stronger company. Utilizing newly developed data and methodologies, we performed an extensive study and established conservative reserves. At year-end, total A&E reserves for policies written in or before 1987 stood at $213 million, or 10.4 times average paid losses over the past three years. Our action helps put behind us an issue that has beset much of the property and casualty industry.

o Even with the charge to strengthen reserves, shareholders' equity at year-end was $676.7 million, and book value per share was $5.92. Also, Reliance grew its statutory surplus in 1996 to $1.2 billion.

o Including the A&E charge, our property and casualty pretax operating income was $86.8 million, and our combined ratio was 109.0%. Our property and casualty pretax operating income, excluding the A&E charge, was $220.8 million. We also had an outstanding combined ratio of 101.6%, excluding the A&E charge. This ratio is among the best in the industry and demonstrates our ability to succeed in what continues to be a challenging and competitive environment.


GOALS

  o Continued growth in our core business


  o Consistent growth in earnings per share

  o A return on equity of at least 15%

  o Reductions in financial leverage leading to higher credit ratings

Photo - Executive Portraiture/Silhouetted.

Standing, left to right: George E. Bello, Saul P. Steinberg, Robert M. Steinberg, Lowell C Freiberg.

Seated, left to right: Howard E Steinberg, James E. Yacobucci

(Photo caption)
Standing, left to right:

George E. Bello, EVP and Controller;
Saul P. Steinberg, Chairman and Chief Executive Officer;
Robert M. Steinberg, President and Chief Operating Officer;
and Lowell C. Freiberg, SVP and Chief Financial Officer.

Howard E. Steinberg, SVP and General Counsel;
and James E. Yacobucci, SVP-Investments.

--------------------------------------------------------------------------------

o Our title insurance business was an important contributor to our progress. Title revenues were up 16%, to $780.2 million in 1996, and pretax operating income grew substantially to $38.2 million.

    Reliance today is acknowledged by customers, brokers, agents and its peers as one of the most disciplined and successful specialized property and casualty and title insurers. And we are totally committed to translating our success in the marketplace into success for our shareholders.

    While Reliance has accomplished much in the past several years, we have set high goals for the future:

  o Continued growth in our core business

  o Consistent growth in earnings per share

  o A return on equity of at least 15%

  o Reductions in financial leverage leading to higher credit ratings

    As we build our core property and casualty and title businesses, strengthen our financial position and unlock the value of our investments, we are confident in our ability to achieve our goals.


Property and Casualty Insurance
Reliance Group continues to intensify its focus on specialized property and casualty insurance coverages.

    Just about every insurer is talking specialization today, but for many years, Reliance has been successfully executing a strategy of specialization. We define this strategy as a disciplined focus on markets and products where we can provide distinctive capabilities and achieve above-average returns. Each of our four property and casualty profit centers, Reliance National, Reliance Insurance, Reliance Surety and Reliance Reinsurance, has built a valuable franchise serving targeted markets.

    We are succeeding in what is generally considered a soft market by growing and investing in those segments where opportunities are most rewarding, while cutting back business in segments that are unattractive. It's a simple strategy, but its successful execution requires discipline, the willingness to say "No" to business that yields inadequate risk-adjusted returns for shareholders. This strategy also requires unremitting attention to markets and customers. A flat and focused management structure helps Reliance stay close to the marketplace and move quickly to seize opportunities.

    For example, in 1996 we reduced our writings in excess and surplus lines to the large corporate market and property reinsurance coverages. At the same time, we wrote profitable new business in surety, casualty reinsurance, directors and officers, and the more complex commercial risks for middle-market customers.

    Reinsurance demonstrates the flexible, market-driven approach that Reliance Group brings to all of its businesses. We have found reinsurance pricing for large-account, large-capacity, excess-of-loss treaties to be attractive. So Reliance National has been a large buyer of this coverage. On the other hand, providing reinsurance in the lower layers of risk to smaller companies is a profitable, growing business for Reliance Reinsurance.

    Even within a specific line of business, opportunities and risks may vary dramatically by the nature of each specific risk, by the precise policy language chosen, and by the state or region where the business is written. While competitors sometimes paint with a broader brush, we pay close attention to these distinctions, and profit from them.

    We also have reduced our exposure to catastrophes through several refinements to our underwriting, including our exit a few years ago from most homeowner coverages. Catastrophes added only 1.1 points to our property and casualty combined ratio, compared with an industry average of approximately 3 points.

    Gross property and casualty premiums grew 11% in 1996, while net premiums grew 4%. The primary reasons for the difference are our extensive use of reinsurance to limit our risk exposures and the growing popularity of self-insurance arrangements for large corporate clients. We are a leader in this attractive business. While it generates lower premiums than traditional policies do, it also results in lower losses.

    We do not pursue premium growth at the expense of underwriting excellence and profitability, but we have been successful at retaining profitable accounts and winning quality new business.

    Underwriting excellence and premium growth are compatible when building business on a foundation of strong relationships, value-added services and technical expertise. A perfect example is Reliance Surety, the industry leader, which grew premiums 14% and achieved an excellent combined ratio of 75.5%.

    Our diverse book of business is one of our most important advantages. We are not overly dependent on any one market.

--------------------------------------------------------------------------------

Statutory Surplus
Dollars in Millions


96  1,187
95  1,128
94    909


"Property-casualty operations positioned to continue to outperform the industry, a result of successful implementation of specialist strategy"

Sanford C. Bernstein & Co.
February 1997

Title Insurance
Reliance's title insurance operations, Commonwealth Land Title and Transnation Title, achieved excellent results in 1996, having significantly increased revenues from both residential and commercial business. Revenues grew to $780.2 million in 1996 from $671.9 million a year ago. Pretax operating income was $38.2 million, compared with $12.3 million a year ago.

    As the third-largest title insurance company in the United States, Commonwealth has achieved strong operating efficiencies. By carefully managing expenses and staying on top of market conditions, Commonwealth has enhanced its productivity.

    We continue to be optimistic for 1997. Lower claims over the past few years should result in a declining loss ratio. A healthy economy and stable mortgage rates would contribute to a solid real estate market and superior results at Commonwealth.

RCG Information Technology
In addition to our core property and casualty and title insurance operations, Reliance has a valuable investment in the information technology consulting business. RCG Information Technology had revenues of $136.7 million in 1996, up 28% over 1995. Approximately 1,700 professionals operate through 14 locations across the United States and provide computer-related professional services to Fortune 1,000 clients. In 1996, we took steps to grow this business, building corporate infrastructure, opening new branches, hiring additional management and technical talent, and making targeted acquisitions. RCG Information Technology has built its capacity to serve clients in areas where demand for computer-based solutions is greatest, such as software outsourcing, supplemental staffing and client-server technologies. One of our areas of expertise is the reprogramming of systems to accommodate the year 2000 and beyond, a task costing businesses and governments billions of dollars to complete.

    We believe our information technology consulting business is a valuable asset, and we intend to enhance its long-term value to our shareholders by continuing to build its operations.

Investment Performance
Outstanding investment returns are a hallmark of Reliance. At year-end 1996, Reliance's total portfolio of $4.5 billion was comprised of $3.8 billion (84%) in fixed-income instruments and $700 million (16%) in equities. In 1996, a year of rising interest rates, our total return on the fixed-income portfolio was 5.1%. Our equity investments, including nonredeemable preferred stocks, returned 12.3%. Over the past five years, the total annual return on our fixed-income portfolio averaged 7.8%. Our equity portfolio generated an average annual five-year return of 17.6%.

    Fundamental credit analysis continues to be the cornerstone of our fixed-income investment strategy. We conduct extensive research on companies, focusing not only on financial statements but on overall business trends,

--------------------------------------------------------------------------------

"Reliance Group Holdings Prospects continue to brighten"

Oppenheimer & Co., Inc.
February 1997
including competition, demographics and technological change, attempting to identify deteriorating or improving trends before they are reflected in credit ratings. Additionally, we are sensitive to the duration of our fixed-income portfolio. We adjust it to reflect our expectations about the level and term structure of interest rates, while always taking into account the duration of our claims liabilities.

    Our investments in common stocks remain targeted at those businesses and companies that offer the potential for extraordinary returns over intermediate and longer-term time horizons.

    Just as information technology and wireless communications have proven to be important industries in the 1990s, biotechnology, we believe, will be extremely important and profitable in the first decade of the next century. Accordingly, we have made several investments in the field over the past two years. Our enthusiasm for biotechnology is bolstered by the substantial number of new drug applications now being filed by the young companies in this industry and by the improved efficacy and lower costs of treating disease using these new drug therapies. In addition, the industry's financial management is increasingly sophisticated, and the large pharmaceutical companies are demonstrating an appetite for joint ventures and acquisitions in the field.

    Our investments in biotechnology companies have been very successful. We made our first investments in this field in 1994. At year-end, the portfolio totaled $197 million, including unrealized gains of $87 million. In addition, in 1996, we realized gains on this portfolio of $16 million.

    Investment returns are a critical component of every insurer's success; we believe it is important to optimize results consistent with prudent risk parameters.

Outlook
We are investing for the future. Continuing our international expansion, we opened an office in Singapore to serve as a base for our Asia operations. We have begun to write business in Hong Kong, Indonesia and South Korea. In Europe this past year, we added offices in Amsterdam, Cologne and Stockholm to our continental presence, and we continue to grow in London, our headquarters for the region. In the Western Hemisphere, where we have offices in Canada and wholly owned subsidiaries in Argentina and Mexico, in 1996 we opened a new office in Bahia Blanca, Argentina.

    Nonstandard auto is one of our promising new lines of business. We began writing policies in the summer of 1996. The market is huge, $18 billion and growing. We recognize the unique characteristics of this business, so we are building a stand-alone organization with the culture, systems and structure specifically tailored to it.

--------------------------------------------------------------------------------

"Better than industry average results... Reliance is well positioned for future earnings growth."

Donaldson, Lufkin & Jenrette
February 1997

"The outlook for 1997 and 1998 remains positive due to growth in attractive property casualty segments as well as continued favorable operating conditions for title operations."

Fox-Pitt, Kelton
February 1997

--------------------------------------------------------------------------------

    We also have opened offices and appointed new producers to accelerate our progress serving the more complex commercial risks of middle-market clients. Other areas we've targeted for growth include casualty reinsurance, the small contractor surety market and fidelity bonds.

    In the title business, Commonwealth is increasing its penetration of the commercial market and is growing in the rapidly developing Rocky Mountain region, where it acquired several additional offices in 1996.

    Looking forward, we see opportunity for Reliance in many of the major trends affecting our industry. Consolidation and reorganization are causing many competitors to look inward. Having begun our evolution several years ago, we have a competitive advantage. We are better able to focus on customers. Risks are becoming more complex, playing to our strong technical skills and specialized capabilities. Also, the pace of change is accelerating. With the demise of predictable market cycles, adjustments to strategy, pricing and risk assessments need to be made on a continuous basis. Reliance is well placed to respond rapidly to changes in market conditions. Our resources are close to the marketplace, and we have a culture with a strong bias for action based on market insight.

    We hope this letter conveys our conviction that Reliance is no ordinary insurer. Conventional products and business-as-usual behavior can only lead to disappointing performance. Reliance is accountable, innovative, market driven and entrepreneurial.

    We are confident and enthusiastic because the people of Reliance have built a valuable franchise that distinguishes us in our business. Our outstanding management team works together very effectively and brings together complementary skills and experience. Our insurance industry knowledge is unsurpassed; our managers and professionals have perspective and experience drawn from a wide range of disciplines. We understand the forces at work in the larger financial arena and in our clients' industries.

    Our commitment to superior service, market acumen, and innovative property and casualty coverages has differentiated us. Our clients know what we stand for and what we aspire to achieve.

    We own our future. Reliance has moved beyond the industry's restructuring and refocusing stage, and is executing strategies for achieving outstanding shareholder returns. We have delivered on our promises and are focusing with increasing precision on what we do best. We're pleased with the growing recognition that Reliance Group has been earning from the investment community, and are totally committed to achieving outstanding results on your behalf in 1997 and beyond.


/s/ Saul P. Steinberg                       /s/ Robert M. Steinberg
Saul P. Steinberg                           Robert M. Steinberg
Chairman and Chief Executive Officer        President and Chief Operating
                                            Officer

REVIEW OF OPERATIONS


Reliance is successfully executing a strategy of specialization: a disciplined focus on markets and products where we can provide customers with distinctive capabilities and solutions while achieving above-average returns.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Reliance National provides a broad range of specialized coverages and risk management services for Fortune 1,000 companies.

Reliance Insurance serves the middle market with a full range of product offerings and a strong local presence.

Reliance Surety, the nation's most successful surety company, writes contract surety bonds, commercial surety bonds and fidelity bonds.

Reliance Reinsurance has a profitable focus on casualty reinsurance for small to midsize insurers.

Commonwealth Land Title is the nation's third-largest title insurer, serving both the commercial and residential markets.

RCG Information Technology is a full-service computer consulting company with expertise in areas such as year 2000 software solutions and other programming, development and consulting services.

--------------------------------------------------------------------------------
(Photo Caption)
Standing, left to right:
Robert C. Olsman,
President, Reliance Insurance;

Robert M. Steinberg,
President and Chief Operating Officer, Reliance Group Holdings, Inc.;

Dennis A. Busti,

President, Reliance National; and

Robert P. Buttacavoli,
President, RCG Information Technology.

Seated, left to right:

Herbert Wender,
Chairman, Commonwealth Land Title;

C. Brian Schmalz, President, Reliance Surety; and

George H. Roberts,
President, Reliance Reinsurance.

Photo
Executive Portraiture/Silhouetted

Standing, left to right: Robert C. Olsman, Robert M. Steinberg, Dennis A. Busti, Robert P. Buttacavoli

Seated, left to right:  Herbert Wender, C. Brian Schmalz, George H. Roberts]

RELIANCE NATIONAL


101.7%

Reliance National achieved an outstanding combined ratio even as it invests for the future. Start-up expenses for new businesses contributed 1.4 points to this ratio.

--------------------------------------------------------------------------------

Reliance National has the right people, skills, culture, structure and incentives to serve national and international markets for specialty lines, and risk management services for Fortune 1,000 companies.

--------------------------------------------------------------------------------

An undistracted focus on its targeted market distinguishes Reliance National from the majority of its competition. Reliance National is fast moving, innovative, efficient and prudent in providing tailored coverages and addressing the needs of risk managers and national brokers.

    To ensure underwriting excellence, Reliance National utilizes a team approach, which brings together underwriters, actuaries, loss-control specialists and claims experts who review, structure and price all policies. In 1996, the combined ratio was 101.7%.


    Reliance National has been in the forefront of the move, first by very large corporations, now by others as well, to self-insured, "captive" arrangements. These innovations have cash-flow and cost-control benefits for companies willing to assume a greater share of the risks that they had traditionally placed with insurance carriers. For Reliance National, these arrangements are a profitable business and entail less risk than traditional policies do.

    A leader in attractive segments such as risk management, directors and officers, aviation and marine coverages, Reliance National continues to expand its market presence both domestically and internationally. Growth opportunities include international business, accident and health, and nonstandard auto coverages.

    Internationally, Reliance National has 15 offices in 10 countries. It writes policies in about 25 countries, and through direct presences and alliances, it has the capacity to do business in more than 50 countries. In 1996, Reliance National opened new offices in Amsterdam, Cologne, Stockholm, Singapore and Bahia Blanca, Argentina.

    In addition, Reliance National has established a global infrastructure department to underwrite comprehensive international coverage for public and private entities engaged in the development of roads, ports, industrial facilities, power stations and related projects in emerging economies.

    Reliant, the new nonstandard auto business, wrote its first business in July 1996. Its goal for 1997 is $100 million in premiums. Recognizing the unique characteristics of the market, Reliant has a management team recruited from industry leaders in nonstandard auto insurance and has built an efficient organization with the right systems and structure for this business. Reliant is focusing its efforts on independent agents who account for approximately three-quarters of this growing, $18 billion market.


MARKET LAUNCH

An employee-leasing company wanted to reduce its sizable workers' compensation insurance costs by adopting a high-deductible policy. However, the rapidly growing company did not want to tie up the collateral that these policies require. Reliance National stepped forward with a solution, an innovative structure that required less up-front capital. Before long, the company was ranked in the top three of its industry, and it embarked on an initial public offering (IPO). Working with the insured and the broker, Reliance National then tailored a guaranteed-cost policy that limited the company's potential liabilities and gave investors added confidence, contributing to a successful IPO.


[Middle, right hand side

Photo illustration of freestanding letters "IPO"]

RELIANCE INSURANCE

Reliance Insurance has a compelling middle-market strategy, offering a full range of specialized products and services through a strong local network.

--------------------------------------------------------------------------------

Middle-market clients, typically corporations with 25 to 1,000 employees, and with revenues from $5 million to $300 million, have increasingly sophisticated insurance needs. At the same time, these clients want to be served locally. Yet regional insurers often lack strong product capabilities, and many larger companies have closed local offices. Reliance Insurance bridges this gap with its distinctive middle-market focus, providing effective solutions for managing complex risks and quality service. By offering a full range of products through a broad-based office network, Reliance Insurance answers the needs of those producers and insureds who want ready access to all of their insurance solutions from one source.

SOPHISTICATED AND LOCAL

Reliance Insurance has both sophisticated product capabilities and a broad local presence. Middle-market clients look for both from their insurers.

--------------------------------------------------------------------------------


    Reliance Insurance has long had strong skills for underwriting more complex risks. These capabilities are being actively marketed on a nationwide basis. Reliance Insurance appointed new producers to serve this growing market and expanded its network of underwriting and service facilities. In 1996, it opened new offices in Dallas and Kansas City.

    Claims management is another area where Reliance Insurance intends to differentiate itself from the competition. The claims division has invested in technology and people, and now manages claims for third parties as well as other Reliance businesses. Superior claims capabilities will reduce losses and solidify relationships with producers and clients, leading to high business retention and a reputation that will attract new business.

    As a consequence of all of these efforts, premium growth at Reliance Insurance was 8% in 1996.

    The combined ratio was 104.9%, excluding the asbestos and environmental charge (121.9% including the A&E charge). Reliance Insurance is working toward further improvements through a combination of continued strong underwriting, premium growth and productive expense management.

--------------------------------------------------------------------------------

CLAIM FAME

A large West Coast roofing contractor wanted its small claims handled without going through a lot of administrative hoopla. Under traditional arrangements, for example, if a drop of roofing tar falls on an auto, it results in a small claim, and a large amount of red tape for the insured. After talking unsuccessfully to several carriers, the company turned to Reliance Insurance, whose underwriting and specialty claims units developed an innovative solution. The liability policy provides for on-site adjustment of small property damage claims with subsequent audits and controls. Time and administrative costs have been reduced, and claims experience continues to be favorable.

[Lower right hand side

Photo illustration of papers bound with red tape, with tin snips on top]

RELIANCE SURETY

Outstanding results at Reliance Surety demonstrate that underwriting excellence and solid premium growth can be compatible when a company has the right people, capabilities and customer relationships.

--------------------------------------------------------------------------------

The continuing success of Reliance Surety is the result of strong, long-term relationships with producers and core contractors, industry expertise, efficient technology, creative problem solving and active management of the claims function. Over the past five years, Reliance Surety has achieved average annual premium growth of 12% and an average combined ratio of 74.9%. Reliance Surety, a surety industry leader, is demonstrably the best in the business. In 1996, premiums grew 14%, and the combined ratio was an excellent 75.5%.

    The core business of Reliance Surety, serving large and midsize contractors, continues strong. Just as rewarding, investments in the small contractor segment and in the fidelity and the commercial bond businesses have contributed to growth and profitability.

    The Firemark program, serving smaller contractors, achieved 33% premium growth in 1996. This market offers Reliance Surety an opportunity to develop relationships with smaller growing companies, tailoring surety solutions to their specific needs. During the year, Firemark offices opened in Atlanta, Phoenix, Richmond, San Diego and San Francisco.

--------------------------------------------------------------------------------


GROWTH

Premiums at Reliance Surety grew 14% in 1996. Annual premium growth since 1991 has averaged 12%.

--------------------------------------------------------------------------------

SURE ENOUGH

A construction contractor had a difficult dilemma. Surety coverage was essential to its business but virtually unobtainable because its corporate parent had filed for bankruptcy. By working closely with the producer, the parent company, the contractor and lenders, Reliance Surety developed a solution. Bringing together its underwriting, financial and claims experts, Reliance Surety was able to address the risks and resolve the problem. A bond program was put in place, which gives Reliance sufficient protection while allowing the contractor to continue its business without disruption.

[Lower right hand side

Photo illustration of building construction combined with puzzle]

    Fidelity premiums also recorded strong growth, 31%, in 1996. Express Surety--small, high-volume, low-risk bonds sold through a cost-efficient distribution system--is another area of growth in 1996 and beyond.

    These products are becoming a larger share of the business of Reliance Surety, contributing to continued growth and excellence.

--------------------------------------------------------------------------------

RELIANCE REINSURANCE

Superior service, underwriting expertise and a renewed focus on casualty coverages have led to a dramatic resurgence at Reliance Reinsurance.

--------------------------------------------------------------------------------

Reliance Reinsurance has had long-standing success from its core book of casualty reinsurance for small to midsize insurers and the specialty divisions of larger companies. In the early 1990s, expansion into property reinsurance led to disappointing results. However, in 1996, Reliance Reinsurance renewed its focus on casualty coverages and achieved sound underwriting results and solid growth.

    Property coverages as a percentage of total premiums were only 10% in 1996, compared with 33% in 1995. Even with this substantial refocus, total net premiums grew 27% in 1996. Growth has come from both existing relationships and new clients and from lines of business where loss experience has proven favorable. This past year, Reliance Reinsurance had a combined ratio of 102.7%, excluding the asbestos and environmental charge (115.5% including the A&E charge).

    By establishing close working relationships with clients, Reliance Reinsurance is able to develop innovative solutions tailor-made for their individual needs. This partnership approach also enables Reliance Reinsurance to assist its clients in developing balance-sheet and capital-planning strategies to support their overall financial objectives. The customized products division, for example, is particularly active in providing finite risk contracts and other products to assist clients in improving their capital position relative to premium writings.

    Reliance Reinsurance continues to write in the lower layers of risk, where pricing is more attractive and loss experience more predictable. Targeted classes of business such as standard and nonstandard auto insurance and workers' compensation have generated excellent returns and now account for more than half of total premiums.

--------------------------------------------------------------------------------

TAILOR-MADE

The emphasis at Reliance Reinsurance is on providing service and underwriting expertise--custom solutions that result from close working relationships with clients.

A CAPITAL SOLUTION FOR GROWTH

A midsize workers' compensation insurer had an opportunity to write additional quality business, but its capital position limited its ability to grow. Reliance Reinsurance developed a multifaceted solution including a quota share reinsurance treaty on the existing book. In addition, Reliance appointed the insurer as a program manager for new business, enabling it to issue Reliance policies under strict underwriting guidelines. The marketing and claims functions were structured so that the insurer could continue to provide seamless service to its producers and insureds. Now the company is again able to grow and serve its customers.

[Upper right hand side

Photo illustration of broken eggshell with newly hatched chick]

--------------------------------------------------------------------------------

COMMONWEALTH LAND TITLE INSURANCE

The nation's third-largest title company, Commonwealth Land Title, profits from a high level of professional expertise and service, productivity management and a wide range of real estate information products for the residential and commercial markets.

--------------------------------------------------------------------------------

Its market leadership and strong financial position have enabled Commonwealth to maximize opportunities in a solid real estate market. According to a 1996 Harvard University study, with improved housing affordability, the number of homeowners in the United States is growing at a record pace.

    Commonwealth has positioned itself to be an effective presence serving decision makers at every decision point in the real estate transaction. Real estate investment trusts and other principals in commercial transactions, real estate brokers, national and regional mortgage lenders, and attorneys are all efficiently served by Commonwealth's national network of branch offices and agents.

--------------------------------------------------------------------------------

16%

Title revenues grew 16% in 1996 to $780.2 million. Pretax operating income reached $38.2 million.

    This network was augmented in 1996 by expanding its commercial capabilities in key markets including Atlanta, Phoenix, Seattle and Washington, DC, and by acquiring several offices in the rapidly growing Rocky Mountain region.

    Commonwealth achieved solid results in 1996. Revenues grew 16% to $780.2 million, and as a result of the significant operating leverage of Commonwealth and lower paid losses, pretax operating income grew substantially to $38.2 million.

    Several important factors should contribute to continued success. Over the past few years, paid losses have substantially declined, increasing overall underwriting profitability. Also, real estate information service products are creating fee income opportunities. Homeowners are refinancing with greater frequency, which creates additional transaction opportunities and reduces the length of time that policies are subject to claims. Favorable interest rates and strong economic activity are contributing to a sound residential and commercial real estate market.

--------------------------------------------------------------------------------

THE RIGHT INGREDIENTS

An investor group seeking to acquire three food manufacturing companies with sizable real estate holdings throughout the United States had only five business days to meet its lenders' title insurance, collateral and disbursement requirements. The investor group turned to Commonwealth, which tied together title policies initially issued by three separate insurers and produced commitments for 17 properties located in eight states. Commonwealth served as escrow agent for the three acquisitions, as well as for the related real estate transactions. During a single weekend, Commonwealth professionals finalized the complex escrow agreement, and coordinated the payment of prior loans and the release of liens, readying for the following business day an intricate series of electronic fund transfers totaling hundreds of millions of dollars.

[Lower left hand side

Photo illustration of table place setting (fork, plate, knife and spoon) with alarm clock on plate]

    Title insurance, an array of related services and a strong customer focus place Commonwealth at the center of opportunity within America's crucial real estate industry.

--------------------------------------------------------------------------------

RCG INFORMATION TECHNOLOGY

Software systems, services and integration firms--a $50 billion industry--are projected to grow 15% to 18% annually. RCG Information Technology is investing in new offices, management and technical resources to capture a larger share of this profitable market.

--------------------------------------------------------------------------------

Growth at RCG Information Technology actually has exceeded the industry rate:
Revenues in 1996 were $136.7 million, up 28% over the prior year. RCG Information Technology is a full-service computer consulting company with expertise in areas including year 2000 software conversions, programming, project management and consulting, systems analysis, development and design. Capabilities cover a variety of platforms, from PC applications to large-scale mainframe systems. Clients are provided with individual consultants or entire project teams.

    Through its system development centers and offices in 14 states, RCG Information Technology serves corporations in a wide variety of industries including communications, electronics, publishing, pharmaceuticals, energy, transportation, retail and finance, as well as government and not-for-profit entities.

    RCG Information Technology is building its capabilities to take further advantage of industry opportunities created by the trend toward outsourcing and the growing demand for programmers and technology-driven solutions. New management, marketing and systems professionals have been recruited. Offices were opened in 1996 in Atlanta, Columbia, Danbury, Raleigh and Tarrytown. In addition, focused acquisitions have enhanced the company's capabilities, market reach and revenue potential.

--------------------------------------------------------------------------------

1999  2000

RCG Information Technology has strong capabilities for assisting companies to ready their computer systems for the year 2000 and beyond.

    In 1996, RCG Information Technology acquired Quintic Systems and an affiliated company, Century Conversion Software, which provide year 2000 software assessment and conversion tools, client support and project management services. Many large companies will be spending $40 million or more on year 2000 systems conversions. The total cost of addressing the year 2000 problem worldwide is estimated at hundreds of billions of dollars. RCG Information Technology is positioned to support clients in meeting this challenge.

--------------------------------------------------------------------------------

SYSTEM SUCCESS

One of the world's largest banks needed to develop global systems for its business units and integrate them into its centralized operating environment. The bank turned to RCG Information Technology (RCG IT) for the right solutions. RCG IT designed and developed multiplatform systems utilizing mainframe, midrange and client server technologies that support the bank's global relationship banking, global trust accounting and mutual fund loan operations. RCG IT also manages and maintains the systems under a long-term operating agreement and is assisting the bank with its year 2000 compliance needs. This ongoing relationship is consistent with RCG IT's long-term client partnership philosophy.


[Middle right hand side

Photo illustration of globe with computer mouse attached]

FINANCIAL INFORMATION

         Selected Financial Data                           21

         Financial Review                                  24

         Consolidated Financial Statements                 32

         Notes to Consolidated Financial Statements        36

         Independent Auditors' Report                      56

         Report of Management                              57

         Market and Dividend Information                   58

Directors and Officers                                     59

Corporate Data                                             60

Selected Financial Data                                                            Reliance Group Holdings, Inc. and Subsidiaries
----------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31                                      1996             1995            1994             1993            1992
----------------------------------------------------------------------------------------------------------------------------------
(In thousands, except per-share amounts)

Income Statement Data:

Revenues:

Property and casualty insurance
   Premiums earned................................  $  1,800,854      $ 1,774,591    $  1,777,318    $   1,571,539    $  1,535,740
   Net investment income..........................       257,133          247,343         232,299          216,432         189,287
   Gain on sales of investments...................        49,264           27,381           8,851          129,018          50,080
                                                    ------------     ------------    ------------    -------------    ------------
                                                       2,107,251        2,049,315       2,018,468        1,916,989       1,775,107
                                                    ------------     ------------    ------------    -------------    ------------

Title and mortgage insurance

   Premiums earned(1).............................       780,157          671,947         856,774          893,364         826,493
   Net investment income..........................        30,455           27,946          26,613           24,282          26,224
   Gain on sales of investments...................           346            1,729             516            4,786           3,267
   Gain on sale of subsidiary(1)..................             -                -               -                -           8,999
                                                    ------------     ------------    ------------    -------------    ------------
                                                         810,958          701,622         883,903          922,432         864,983
                                                    ------------     ------------    ------------    -------------    ------------
Other.............................................       172,378          155,050         144,679          123,398         117,244
                                                    ------------     ------------    ------------    -------------    ------------

                                                    $  3,090,587     $  2,905,987    $  3,047,050    $   2,962,819    $  2,757,334
                                                    ============     ============    ============    =============    ============

Income (loss) from continuing operations before gain on sales of investments, income taxes and equity in investee company:

Property and casualty insurance...................  $    218,746     $    201,699    $    134,956    $      41,212    $    (29,999)
Asbestos and environmental loss
   reserve increase...............................      (134,000)(2)            -               -                -               -
                                                    ------------     ------------    ------------    -------------    ------------
                                                          84,746          201,699         134,956           41,212         (29,999)
Title and mortgage insurance......................        38,234           12,283          30,810           55,180          47,031
Corporate interest expense........................       (74,253)         (76,230)        (75,619)         (89,517)        (95,574)
Corporate overhead and other......................       (51,738)         (47,184)        (51,371)         (56,584)        (64,730)
                                                    ------------     -------------   ------------    -------------    ------------

                                                          (3,011)          90,568          38,776          (49,709)       (143,272)
Income tax (provision) benefit ...................        10,064          (21,929)         (9,464)          35,831          52,138

Equity in investee company........................         8,908            7,792           9,478           12,441           5,206
                                                    ------------     ------------    ------------    -------------    ------------

Income (loss) from continuing operations
   before gain on sales of investments............        15,961(2)        76,431          38,790           (1,437)        (85,928)
After-tax gain on sales of investments............        32,246           19,485           5,031           86,973          42,708
                                                    ------------     ------------    ------------    -------------    -------------

Income (loss) from continuing operations..........  $     48,207(2)  $     95,916    $      43,821    $     85,536    $    (43,220)
                                                    ============     ============    =============    ============    ============

Net income (loss).................................  $     48,207     $     88,056    $     43,821    $      73,525    $    (35,655)
                                                    ============     ============    ============    =============    ============

Per-share information:

Income (loss) from continuing operations
   before gain on sales of investments............        $  .14(2)      $   .66          $   .34         $  (.02)         $ (1.14)
After-tax gain on sales of investments............           .27             .17              .04             .94              .57
                                                          ------         -------          -------         -------          -------

Income (loss) from continuing operations..........        $ .41(2)       $   .83          $   .38         $   .92          $  (.57)
                                                          =====          =======          =======         =======          =======

Net income (loss).................................        $  .41          $   .73         $   .38          $   .79         $  (.47)
                                                          ======          =======         =======          =======         =======

Weighted average number of common and
   common equivalent shares outstanding                  117,563          116,045         115,097           92,858          75,555

Cash dividends per common share...................        $  .32          $   .32         $   .32          $   .32         $   .32

Selected  Financial  Data                                                           Reliance Group Holdings, Inc. and Subsidiaries
----------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31                                      1996             1995            1994             1993            1992
----------------------------------------------------------------------------------------------------------------------------------
(In thousands, except ratios)

Other Operating Data(3):
Underwriting loss.................................  $ (38,387)(4)     $   (45,644)    $   (97,343)     $  (175,220)    $  (219,286)
Loss and loss expense ratio.......................        67.6%(4)           67.7%           73.0%            78.6%           84.0%
Underwriting expense ratio........................          34.0             34.1            31.4             32.2            30.1
                                                          ------          -------         -------          -------         -------
Combined ratio(5).................................        101.6%(4)         101.8%          104.4%           110.8%          114.1%
                                                          =====           =======         =======          =======         =======


                                       December 31          1996             1995            1994             1993            1992
----------------------------------------------------------------------------------------------------------------------------------
(In thousands)

Balance Sheet Data:

Assets............................................  $ 10,591,131     $  9,988,213    $  9,369,553    $   8,815,214    $  8,185,611
Marketable securities.............................     4,447,276        4,298,510       3,799,874        3,797,315       3,435,595
Excess of cost over fair value of net
   assets acquired................................       249,464          259,444         269,424          279,404         289,385
Debt outstanding(6)...............................       901,532          878,419         892,579          911,071       1,000,698
Shareholders' equity..............................       676,680          678,348         386,750          518,626         257,800

Statutory policyholders' surplus of property
   and casualty insurance subsidiaries............     1,187,056        1,128,336         908,538          902,290         857,611

(1) On October 30, 1992, the Company sold Commonwealth Mortgage Assurance Company ("CMAC"). Premiums earned by the title insurance subsidiaries excluding CMAC were $770.5 million for the year ended December 31, 1992.

(2) The 1996 results include a charge of $134.0 million ($87.1 million after-tax, or $.74 per-share) to increase net loss reserves for asbestos-related and environmental pollution claims for business written in or before 1987.

(3) The data relate to the property and casualty insurance subsidiaries. Underwriting results include policyholders' dividends and other income and expense.

(4) The 1996 data excludes the charge of $134.0 million (7.4 combined ratio points) to increase net loss reserves for asbestos-related and environmental pollution claims for business written in or before 1987. The actual 1996 underwriting loss was $172.4 million, the loss and loss expense ratio was 75.0% and the combined ratio was 109.0%.

(5) In 1995 and 1994, the combined ratio excluded the effect of the $4.0 million and $11.6 million charge pertaining to Proposition 103.

(6) Debt outstanding included a subsidiary's preferred stock which was redeemed in 1995.

Property and Casualty Insurance Operations                                          Reliance Group Holdings, Inc. and Subsidiaries
----------------------------------------------------------------------------------------------------------------------------------


Net premiums written for each line of property and casualty insurance are as follows:
----------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31                                      1996             1995            1994             1993            1992
----------------------------------------------------------------------------------------------------------------------------------
(In thousands)

General Liability.................................  $    466,636     $    468,951    $    423,377    $     369,895    $    349,777
Automobile........................................       265,206          239,819         244,000          260,180         261,520
Workers' Compensation.............................       249,638          265,882         312,808          377,592         418,685
Multiple Peril....................................       211,857          184,600         180,074          187,438         126,070
Surety............................................       159,183          139,298         117,989          106,664          94,316
Reinsurance.......................................       151,099          118,969         125,597          123,742         108,095
Ocean and Inland Marine...........................       129,148          118,757         103,865          105,254          49,658
Fire and Allied...................................        64,250           68,118          49,977           40,372          15,891
Accident and Health...............................        61,873           58,426          51,976           35,649           7,965
Involuntary.......................................        44,229           81,006         113,483          113,498         109,583
Other.............................................        43,080           35,214          41,144           50,313               -
                                                    ------------     ------------    ------------    -------------    ------------

                                                    $  1,846,199     $  1,779,040    $  1,764,290    $   1,770,597    $  1,541,560
                                                    ============     ============    ============    =============    ============

Combined ratios (on a GAAP basis), after policyholders' dividends, for each line of property and casualty insurance are as follows:
----------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31                                     1996(1)         1995(2)          1994(2)           1993            1992
----------------------------------------------------------------------------------------------------------------------------------
General Liability.................................          95.5%          102.4%           106.0%           105.0%          100.4%
Automobile........................................         123.7            126.3           116.6            125.5           119.4
Workers' Compensation.............................          94.1             79.1            95.3             96.5           105.8
Multiple Peril....................................         107.0            117.3           114.8            121.6           145.3
Surety............................................          75.5             65.6            74.3             81.0            80.9
Reinsurance.......................................         102.7            114.9           111.3            104.8           122.0
Ocean and Inland Marine...........................         100.3             96.0           124.9            113.9           120.0
Fire and Allied...................................         100.9            117.4            75.5            158.4           186.5
Accident and Health...............................          96.0             81.2            88.9             94.2            94.6
Involuntary.......................................          98.8             94.6           100.3            133.6           147.6
Other.............................................         156.6            155.7           120.7           187.8                -
                                                           -----            -----           -----           -----            -----

                                                           101.6%           101.8%          104.4%          110.8%           114.1%
                                                           =====            =====           =====           =====            =====

(1) Excludes the effect of the $134.0 million increase in net loss reserves for asbestos-related and environmental pollution claims for business written in or before 1987. This charge impacted the general liability, automobile, multiple peril and reinsurance lines of business. Including this charge, the total combined ratio was 109.0%, while the combined ratios of the general liability, automobile, multiple peril and reinsurance lines of business were 113.8%, 124.5%, 123.9% and 115.5%, respectively.

(2) Excludes the effect of the $4.0 million and $11.6 million charge pertaining to Proposition 103 in 1995 and 1994.

RELIANCE GROUP HOLDINGS, INC. AND SUBSIDIARIES
FINANCIAL REVIEW

--------------------------------------------------------------------------------

OVERVIEW

The Company had income from continuing operations, before gains on sales of investments, of $16.0 million ($.14 per share) in 1996. Operating results in 1996 include an after-tax charge of $87.1 million ($.74 per share) to increase property and casualty insurance net loss reserves for asbestos-related and environmental pollution claims for business written in or before 1987. Excluding the effects of this charge, income from continuing operations, before gains on sales of investments, was $103.1 million ($.88 per share) compared to $76.4 million ($.66 per share) in 1995 and $38.8 million ($.34 per share) in 1994. The improved results in 1996 and 1995 reflect the continued strong performance of the property and casualty insurance operations. In addition, the 1996 results benefitted from improved title insurance operations. After-tax gains on sales of investments were $32.2 million ($.27 per share) in 1996 compared to $19.5 million ($.17 per share) in 1995 and $5.0 million ($.04 per share) in 1994.

Net income in 1996 was $48.2 million ($.41 per share). Excluding the effects of the charge to strengthen asbestos and environmental net loss reserves, net income in 1996 was $135.3 million ($1.15 per share), compared to $88.1 million ($.73 per share) in 1995 and $43.8 million ($.38 per share) in 1994. Net income in 1995 included a loss of $4.5 million on the disposal of discontinued life insurance operations by Zenith National Insurance Corp. ("Zenith"), an investee company, and an extraordinary loss of $3.4 million from the early extinguishment of debt.

PROPERTY AND CASUALTY INSURANCE OPERATIONS

Based on a study of their asbestos-related and environmental pollution reserves, the property and casualty insurance operations recorded a charge of $134.0 million in the second quarter of 1996 to increase net loss reserves for asbestos-related and environmental pollution claims for business written in or before 1987. The study entailed an extensive and detailed review of the Company's claims, analysis of new industry data, review of policies and classes of business written by the Company and the industry at large, and new actuarial methodologies for projecting ultimate losses based on payment patterns and claims analyses. The loss reserve levels established represent the Company's estimate of ultimate losses, based on current information and actuarial methodologies. Excluding the effects of the $134.0 million charge to strengthen asbestos and environmental net loss reserves, property and casualty insurance pretax operating income was $218.7 million in 1996 compared to $201.7 million in 1995 and $135.0 million in 1994. Pretax gains on sales of investments were $49.3 million in 1996 compared to $27.4 million in 1995 and $8.9 million in 1994.

------------------------------------------------------------------------------------------------------------------------------------
Net premiums written and premiums earned for each line of property and casualty insurance are as follows:
------------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31                                   1996                         1995                            1994
------------------------------------------------------------------------------------------------------------------------------------
(In thousands)                                      Net            Net              Net           Net              Net           Net
                                               Premiums       Premiums         Premiums      Premiums         Premiums      Premiums
                                                Written         Earned          Written        Earned          Written        Earned
                                               --------       --------         --------      --------         --------      --------
General Liability.....................   $      466,636    $   437,634      $   468,951   $   451,867      $   423,377   $   427,864
Automobile............................          265,206        260,735          239,819       236,592          244,000       251,038
Workers' Compensation.................          249,638        276,938          265,882       290,241          312,808       323,891
Multiple Peril........................          211,857        200,301          184,600       180,166          180,074       170,230
Surety................................          159,183        147,416          139,298       127,355          117,989       108,833
Reinsurance...........................          151,099        140,334          118,969       119,921          125,597       132,694
Ocean and Inland Marine...............          129,148        123,352          118,757       115,590          103,865        95,103
Fire and Allied.......................           64,250         63,020           68,118        61,430           49,977        56,495
Accident and Health...................           61,873         60,394           58,426        58,636           51,976        49,550
Involuntary...........................           44,229         50,489           81,006        88,734          113,483       115,963
Other.................................           43,080         40,241           35,214        44,059           41,144        45,657
                                         --------------    -----------      -----------   -----------      -----------   -----------

                                             $1,846,199     $1,800,854       $1,779,040    $1,774,591       $1,764,290    $1,777,318
                                         ==============    ===========      ===========   ===========      ===========   ===========

Premiums written and earned in 1996 benefitted from increased writings in the commercial multiple peril and automobile lines and increased reinsurance premiums resulting from new casualty treaties. Net premiums written and earned in 1996 and 1995 also benefitted from growth in surety premiums, resulting from a higher level of construction activity by insureds and growth in small contractor business. These increases were partially offset by declines in involuntary premiums as well as a decline in workers' compensation premiums resulting from the shift by insureds to captive insurance programs and other arrangements that reduce net premium retention.

The underwriting loss in 1996 was $172.4 million and the combined ratio (calculated on a GAAP basis), after policyholders' dividends, was 109.0%. Excluding the effects of the charge to strengthen asbestos and environmental net loss reserves, the 1996 underwriting loss was $38.4 million and the combined ratio was 101.6%, compared to an underwriting loss of $45.6 million in 1995 with a combined ratio of 101.8% and an underwriting loss of $97.3 million in 1994 with a combined ratio of 104.4%. The strong underwriting results in 1996 and 1995 reflect continued underwriting profits in workers' compensation, surety and accident and health lines of business, partially offset by underwriting losses in automobile lines. The Company has undertaken several initiatives to improve automobile underwriting results including, (i) elimination of certain unprofitable programs, (ii) increasing prices and deductible limits, and (iii) strengthening the automobile claims function. The 1996 underwriting results also benefitted from improved results in general liability, as well as in multiple peril, reinsurance and fire and allied lines of business, reflecting lower catastrophe losses which were $19.9 million ($26.1 million before reinsurance) in 1996, $25.7 million ($78.5 million before reinsurance) in 1995 and $50.1 million ($134.0 million before reinsurance) in 1994. The low level of catastrophe losses reflects the Company's efforts to reduce its catastrophe exposures by exiting homeowners' coverage, reducing property coverage in the reinsurance line of business and establishing rigorous underwriting criteria in catastrophe prone regions. The 1995 and 1994 underwriting results included charges of $4.0 million and $11.6 million, respectively, relating to the Company's settlement with the California Department of Insurance resolving its total liability for refunds and interest under Proposition 103.

The property and casualty insurance operations assume and cede reinsurance in the normal course of business. The Company's aggregate reinsurance recoverables were $3.58 billion at December 31, 1996, representing estimated amounts recoverable from reinsurers pertaining to unpaid claims, claims incurred but not reported, unearned premiums and paid claims. The Company is subject to credit risk with respect to its reinsurers, as the ceding of risk to reinsurers does not relieve the Company of its liability to insureds. In order to minimize losses from uncollectible reinsurance, the Company places its reinsurance with a number of different reinsurers and utilizes a security committee to approve, in advance, the reinsurers which meet its standards of financial strength. The Company holds substantial amounts of collateral to secure recoverables from unauthorized reinsurers. See note 8 to the consolidated financial statements.

Policy claims and settlement expenses include a provision for insured events of prior years of $138.7 million in 1996 compared to $38.5 million in 1995 and $22.4 million in 1994. The provision for all years includes adverse development related to prior year asbestos-related and environmental pollution claims, which primarily affect general liability, multiple peril and reinsurance lines of business, and includes a pretax charge of $134.0 million in 1996 to increase net loss reserves for asbestos-related and environmental pollution claims for business written in or before 1987. The 1996 provision also includes adverse development in the automobile line, offset by favorable development in workers' compensation. The 1995 provision also included adverse development in other general liability, automobile and reinsurance lines, partially offset by favorable development in workers' compensation. The

1994 provision also included adverse development in other general liability lines, partially offset by favorable development in workers' compensation.

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

The liability for property and casualty insurance loss reserves at December 31, 1996 was $6.27 billion compared to $5.86 billion at December 31, 1995. This liability is based on an evaluation of reported claims in addition to statistical projections of claims incurred but not reported and loss adjustment expenses. Estimates of salvage and subrogation are deducted from the liability. Reinsurance recoverables of $2.95 billion and $2.68 billion at December 31, 1996 and 1995, respectively, are included in the liability.

The establishment of loss reserves requires an estimate of the ultimate liability based primarily on past experience. The Company applies a variety of generally accepted actuarial techniques to determine the estimates of ultimate liability. The techniques recognize, among other factors, the Company's and industry's experience with similar business, historical trends in reserving patterns and loss payments, pending level of unpaid claims, cost of claim settlements, product mix and the economic environment in which property and casualty companies operate. Estimates are continually reviewed and adjustments of the probable ultimate liability based on subsequent developments and new data are included in operating results for the periods in which they are made. In general, reserves are initially established based upon the actuarial and underwriting data utilized to set pricing levels and are reviewed as additional information, including claims experience, becomes available. The Company regularly analyzes its reserves and reviews its pricing and reserving methodologies so that future adjustments to prior years reserves can be minimized. However, given the complexity of this process, reserves will require continual updates and the ultimate liability may be more or less than such estimates indicate. Estimation of loss reserves for long tail lines of business is more difficult than for short tail lines because long tail claims may not become apparent for a number of years, and a relatively higher proportion of ultimate losses are considered incurred but not reported. As a result, variation in loss development is more likely in long tail lines of business. The Company attempts to reduce these variations in certain of its long tail lines, primarily directors and officers liability and professional liability, by writing policies on a claims-made basis which mitigates the long tail nature of the risks. The Company also limits the potential loss from a single event through the extensive use of reinsurance.


PROPERTY AND CASUALTY INSURANCE INVESTMENT RESULTS

Net investment income of the property and casualty insurance operations increased to $257.1 million in 1996 from $247.3 million in 1995 and $232.3 million in 1994. These increases reflect growth in the size of the fixed maturity investment portfolio.

Gains on sales of investments were $49.3 million in 1996 compared to $27.4 million in 1995 and $8.9 million in 1994. Gains on sales of investments in 1996 resulted from sales of equity securities.

TITLE INSURANCE OPERATIONS

The title insurance operations reported pretax income, before gains on sales of investments, of $38.2 million in 1996, $12.3 million in 1995 and $30.8 million in 1994.

Premiums and fees were $780.2 million in 1996 compared to $671.9 million in 1995 and $856.8 million in 1994. The increase in premiums and fees in 1996, when compared to 1995, resulted from an increase in residential resale and new home sale activity reflecting a strong economy and favorable mortgage interest rates. In addition, the title insurance operations achieved a record level of commercial title insurance premiums. Premiums and fees in 1994 benefitted from increased agency revenues reflecting the strong real estate market conditions that existed in late 1993 and early 1994.

Agency commissions represent the portion of premiums retained by agents pursuant to the terms of their agency contracts and are the title insurance operations' single largest expense. Agency commissions, which fluctuate in direct relation to agency premiums, were $355.8 million in 1996 compared to $310.7 million in 1995 and $432.0 million in 1994. Other expenses of the title insurance operations include personnel costs relating to marketing activities, title searches, information gathering on specific properties and preparation of insurance policies, as well as costs associated with the maintenance of title plants. Other expenses were $355.4 million in 1996 compared to $318.4 million in 1995 and $344.7 million in 1994. The expense ratio of the title insurance operations (which includes agency commissions) was 90.5% in 1996 compared to 93.1% in 1995 and 90.0% in 1994. The decline in the expense ratio in 1996, when compared to 1995, resulted from an increase in direct title insurance premiums and effective expense control measures. The provision for policy claims was $61.1 million in 1996 compared to $58.5 million in 1995 and $75.9 million in 1994. The title insurance operations have benefitted from favorable claims experience in recent years, a trend which is expected to continue. Paid claim losses have declined to $37.1 million in 1996 from $45.8 million in 1995 and $52.5 million in 1994.


INVESTMENT PORTFOLIO

At December 31, 1996, the Company's investment portfolio aggregated $4.18 billion (at cost), of which 10% was invested in equity securities. The Company seeks to maintain a diversified and balanced fixed maturity portfolio representing a broad spectrum of industries and types of securities. At December 31, 1996, no one issuer comprised more than 3.0% of the fixed maturity and short-term investment portfolio. The portfolio is managed to achieve a proper balance of safety, liquidity and investment yields.

The Company's fixed maturity portfolio consists of investment grade securities (those rated "BBB" or better by Standard & Poor's) and, to a lesser extent, non-investment grade securities and non-rated securities. The risk of default is generally considered to be greater for non-investment grade securities, when compared to investment grade securities, since these issues may be more susceptible to severe economic downturns. At December 31, 1996, the carrying values of non-investment grade securities and securities not rated by Standard & Poor's were $499.5 million (13% of the fixed income portfolio) and $93.6 million (2% of the fixed income portfolio), respectively. At December 31, 1995, the carrying values of non-investment grade securities and securities not rated by Standard & Poor's were $299.0 million (8% of the fixed income portfolio) and $64.4 million (2% of the fixed income portfolio), respectively. Substantially all of the Company's non-investment grade and non-rated securities are classified as available for sale and, accordingly, are carried at market value. See note 2 to the consolidated financial statements.

At December 31, 1996, approximately 31% of the Company's fixed maturity and short-term investment portfolio was comprised of securities issued by utilities, the vast majority of which are rated investment grade and are first mortgage or senior note secured bonds. The utility portfolio is widely diversified among various geographic regions in the United States and is not dependent on the economic stability of any one particular region. No other industry group comprises more than 10% of the fixed maturity and short-term investment portfolio.

OTHER OPERATIONS

RCG International, Inc. ("RCG"), a subsidiary of the Company, primarily provides technical services in the information technology industry. Information technology revenues were $136.7 million in 1996, $106.5 million in 1995 and $90.0 million in 1994. The increase in revenues in both 1996 and 1995 resulted from increased assignments from existing clients and new clients. Information technology operating expenses were $134.4 million in 1996, $101.0 million in 1995 and $84.6 million in 1994. RCG's revenues and expenses are included in other revenues and other operating expenses in the accompanying consolidated statement of income. For the years 1995 and 1994 other revenues and other operating expenses included certain consulting operations which were sold in

1995.

At December 31, 1996, the Company's real estate operations had holdings with a carrying value of $286.7 million, which includes nine shopping centers with an aggregate carrying value of $118.8 million, office buildings and other commercial properties with an aggregate carrying value of $105.5 million and undeveloped land with a carrying value of $62.4 million.

INTEREST EXPENSE

Consolidated interest expense was $87.7 million in 1996 compared to $90.2 million in 1995 and $91.1 million in 1994. The decline in interest expense resulted from the refinancing of certain of the Company's debt in 1996 and 1995, which decreased the interest rates on such debt.

EQUITY IN INVESTEE COMPANY

Equity in investee company income was $8.9 million, $7.8 million and $9.5 million in 1996, 1995 and 1994, respectively, from the Company's investment in Zenith. The increase in equity income in 1996, when compared to 1995, reflects improved underwriting results due, in part, to lower catastrophe losses. The decline in equity income in 1995, when compared to 1994, reflects an increase in Zenith's property and casualty underwriting losses, particularly in workers' compensation. In 1995, the Company recognized an after-tax loss of $4.5 million on the disposal of discontinued life insurance operations by Zenith.

LIQUIDITY AND CAPITAL RESOURCES

The Company's principal sources of funds consist of dividends, advances and net tax payments from its subsidiaries. These net payments aggregated $139.2 million for the year ended December 31, 1996. The Company's ability to receive cash dividends has depended upon and continues to depend upon the dividend paying ability of its insurance subsidiaries. The Insurance Law of Pennsylvania, where Reliance Insurance Company (the Company's principal property and casualty insurance subsidiary) is domiciled, limits the maximum amount of dividends which may be paid without approval by the Pennsylvania Insurance Department. Under such law, Reliance Insurance Company may pay dividends during the year equal to the greater of (a) 10% of the preceding year-end policyholders' surplus or (b) the preceding year's statutory net income, but in no event to exceed the amount of the unassigned funds, which are defined as "undistributed, accumulated surplus including net income and unrealized gains since the organization of the insurer." In addition, the Pennsylvania law specifies factors to be considered by the Pennsylvania Insurance Department to allow it to determine that statutory surplus after the payment of dividends is reasonable in relation to an insurance company's outstanding liabilities and adequate for its financial needs. Such factors include the size of the company, the extent to which its business is diversified among several lines of insurance, the number and size of risks insured, the nature and extent of the company's reinsurance and the adequacy of the company's reserves. The maximum dividend permitted by law is not indicative of an insurer's actual ability to pay dividends, which may be constrained by business and regulatory considerations, such as the impact of dividends on surplus, which could affect an insurer's ratings, competitive position, the amount of premiums that can be written and the ability to pay future dividends. Furthermore, the Pennsylvania Insurance Department has broad discretion to limit the payment of dividends by insurance companies.

Common stock dividends paid by Reliance Insurance Company were $111.5 million in each of 1996, 1995 and 1994. During 1997, $118.5 million would be available for dividend payments by Reliance Insurance Company under Pennsylvania law. The Company believes such amount will be sufficient to meet its cash needs.

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

Reliance Insurance Company collects and invests premiums prior to payment of associated claims, which are generally made months or years subsequent to the receipt of premiums. For the year ended December 31, 1996, Reliance Insurance Company generated $243.6 million of cash flow from operating activities. Reliance Insurance Company carefully monitors its cash, short-term investments and marketable securities to maintain adequate balances for the timely payment of claims and other operating requirements. At December 31, 1996, Reliance Insurance Company had $356 million of cash and short-term investments.

For the year ended December 31, 1996, the Company generated $160.4 million of cash flow from operating activities compared to $168.5 million in 1995 and $245.8 million in 1994. The decrease in the 1996 operating cash flow, when compared to 1995, reflects higher net payments for property and casualty insurance policy claims and related expenses, partially offset by higher levels of operating cash flow from the title insurance operations, reflecting an increase in their operating income and a decline in paid claims. The decrease in the 1995 operating cash flow, when compared to 1994, reflected higher net payments for property and casualty insurance policy claims and related expenses. In addition, operating cash flow for the title insurance operations declined in 1995 primarily due to lower levels of title insurance income.

The Company used $159.9 million, $111.2 million and $243.6 million of cash flow for investing activities for the years ended December 31, 1996, 1995 and 1994,

respectively. Net purchases of marketable securities were $102.1 million, $87.9 million and $184.5 million in 1996, 1995 and 1994, respectively.

The Company used $12.5 million of cash flow for financing activities for the year ended December 31, 1996, primarily for the payment of dividends, partially offset by additional term loan borrowings. The Company used $53.4 million and $47.3 million of cash flow for financing activities for the years ended December 31, 1995 and 1994, principally for the payment of dividends and reduction of debt.

The Company has a revolving credit facility and term loan agreement with various banks. On November 8, 1996, the Company increased term loan borrowings by $25 million to $162.5 million. The additional borrowings were used to redeem all outstanding ($25 million principal amount) 9.48% senior reset notes. The revolving credit facility provides for aggregate maximum outstanding borrowings of $100 million. At December 31, 1996, borrowings aggregating $35 million were outstanding under this facility. The Company had $901.5 million of debt outstanding at December 31, 1996 with approximately $6.6 million maturing on or before December 31, 1997. An additional $620.4 million of debt matures on or before December 31, 2001 of which $563.6 million matures in the year 2000. The Company expects to repay these amounts, at their existing maturities, utilizing a combination of refinancing these obligations and cash flow generated from operations. In addition, at December 31, 1996, Reliance Financial Services Corporation guaranteed $38 million of partnership debt. See note 14 to the consolidated financial statements.

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


The Company and its subsidiaries are involved in certain litigation arising in the course of their businesses, some of which involve claims of substantial amounts. Although the ultimate outcome of these matters cannot be ascertained at this time, and the results of legal proceedings cannot be predicted with certainty, the Company is contesting the allegations of the complaints in each action pending against it and believes, based on current knowledge and after consultation with outside counsel, that the resolution of these matters will not have a material adverse effect on the consolidated financial statements of the Company. See note 14 to the consolidated financial statements.

Consolidated Statement of Income                                                   Reliance Group Holdings, Inc. and Subsidiaries
----------------------------------------------------------------------------------------------------------------------------------

Year Ended December 31                                                                       1996             1995            1994
----------------------------------------------------------------------------------------------------------------------------------
(In thousands, except per-share amounts)

Revenues:

Premiums earned.................................................................     $  2,581,011    $   2,446,538    $  2,634,092
Net investment income...........................................................          287,588          275,289         258,912
Gain on sales of investments....................................................           49,610           27,377           7,767
Other...........................................................................          172,378          156,783         146,279
                                                                                     ------------    -------------    ------------

                                                                                        3,090,587        2,905,987       3,047,050
                                                                                     ------------    -------------    ------------

Claims and expenses:

Policy claims and settlement expenses...........................................        1,411,453        1,260,445       1,372,960
Policy acquisition costs and other insurance expenses...........................        1,327,306        1,238,142       1,347,828
Interest........................................................................           87,724           90,245          91,136
Other operating expenses........................................................          217,505          196,631         188,583
                                                                                     ------------    -------------    ------------

                                                                                        3,043,988        2,785,463       3,000,507
                                                                                     ------------    -------------    ------------
Income before income taxes and equity
   in investee company..........................................................           46,599          120,524          46,543
Provision for income taxes......................................................           (7,300)         (32,400)        (12,200)
Equity in investee company......................................................            8,908            7,792           9,478
                                                                                     ------------    -------------    ------------

Income from continuing operations ..............................................           48,207           95,916          43,821
Loss on disposal of discontinued operations of

     investee company...........................................................                -           (4,497)              -
                                                                                     ------------    --------------   ------------

Income before extraordinary item ...............................................           48,207           91,419          43,821
Extraordinary item - early extinguishment of debt...............................                -           (3,363)              -
                                                                                     ------------    -------------    ------------

Net income......................................................................     $     48,207    $      88,056    $     43,821
                                                                                     ============    =============    ============

Per-share information:

Income from continuing operations ..............................................            $ .41           $  .83           $ .38
Loss on disposal of discontinued operations of
    investee company............................................................                -             (.04)              -
                                                                                            -----           ------           -----

Income before extraordinary item ...............................................              .41              .79             .38
Extraordinary item - early extinguishment of debt...............................                -             (.06)              -
                                                                                            -----           ------           -----

Net income......................................................................            $ .41           $  .73           $ .38
                                                                                            =====           ======           =====

Weighted average number of common and
   common equivalent shares outstanding.........................................          117,563          116,045         115,097

See notes to consolidated financial statements

Consolidated Balance Sheet                                                          Reliance Group Holdings, Inc. and Subsidiaries
----------------------------------------------------------------------------------------------------------------------------------
Assets                                                                            December 31                 1996            1995
----------------------------------------------------------------------------------------------------------------------------------
(In thousands, except per-share amount)

Marketable securities:
   Fixed maturities held for investment - at amortized cost
      (quoted market $801,738 and $791,459)..................................................       $      787,836    $    753,563
   Fixed maturities available for sale - at quoted market
      (amortized cost $2,595,929 and $2,299,510).............................................            2,623,669       2,371,995
   Equity securities - at quoted market (cost
        $436,053 and $408,054)...............................................................              716,606         672,668
   Short-term investments....................................................................              319,165         500,284
Cash.........................................................................................               40,853          52,914
Premiums and other receivables...............................................................            1,250,331       1,211,027

Reinsurance recoverables.....................................................................            3,576,953       3,163,073
Investments in real estate - at cost, less accumulated depreciation..........................              286,664         281,923
Investment in investee company...............................................................              159,157         157,667
Deferred policy acquisition costs............................................................              215,438         194,648
Excess of cost over fair value of net assets acquired,
      less accumulated amortization..........................................................              249,464         259,444
Other assets.................................................................................              364,995         369,007
                                                                                                    --------------    ------------

                                                                                                    $   10,591,131    $  9,988,213
                                                                                                    ==============    ============

Liabilities and Shareholders' Equity
----------------------------------------------------------------------------------------------------------------------------------
Unearned premiums............................................................................       $    1,468,299    $  1,299,465
Unpaid claims and related expenses...........................................................            6,530,258       6,100,129
Accounts payable and accrued expenses........................................................              578,002         638,009
Reinsurance ceded premiums payable...........................................................              365,412         325,246
Federal and foreign income taxes, including deferred taxes...................................               70,948          68,597
Term loans and short-term debt...............................................................              236,167         188,101
Debentures and notes.........................................................................              665,365         690,318
                                                                                                    --------------    ------------

                                                                                                         9,914,451       9,309,865
                                                                                                    --------------    ------------

Contingencies and commitments

Shareholders' equity:
     Common stock, par value $.10 per-share, 225,000
       shares authorized, 114,282 and 113,440 shares
       issued and outstanding................................................................               11,428          11,344
   Additional paid-in capital................................................................              540,465         535,091
   Retained earnings (deficit)...............................................................              (50,012)        (61,694)
   Net unrealized gain on investments........................................................              198,786         219,356
   Net unrealized loss on foreign currency translation.......................................              (23,987)        (25,749)
                                                                                                    --------------    ------------

                                                                                                           676,680         678,348
                                                                                                    --------------    ------------
                                                                                                    $   10,591,131    $  9,988,213
                                                                                                    ==============    ============

See notes to consolidated financial statements


Consolidated Statement of Changes
in Shareholders' Equity                                                              Reliance Group Holdings, Inc. and Subsidiaries
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                            Net
                                                                                            Net      Unrealized
                                                                                     Unrealized         Loss on
                                                    Additional     Retained                Gain         Foreign
                                     Common          Paid-In       Earnings           (Loss) on        Currency        Shareholders'
                                      Stock          Capital       (Deficit)        Investments     Translation           Equity
------------------------------------------------------------------------------------------------------------------------------------
(In thousands, except per-share
amounts)

Balance, January 1, 1994             $   11,152      $  525,289    $  (118,143)      $   115,023     $  (14,695)       $  518,626
Issuance of common stock                    161           8,752              -                 -              -             8,913
Transactions of investee
   company and other                          -             (62)             -            (9,002)             -            (9,064)
Net income                                    -               -         43,821                 -              -            43,821
Dividends ($.32 per-share)                    -               -        (36,157)                -              -           (36,157)
Depreciation after deferred income
   taxes                                      -               -              -          (133,902)             -          (133,902)
Foreign currency translation                  -               -              -                 -         (5,487)           (5,487)
                                     ----------      ----------    -----------       -----------     ----------        ----------

Balance, December 31, 1994               11,313         533,979       (110,479)          (27,881)       (20,182)          386,750
Issuance of common stock                     31           1,165              -                 -              -             1,196
Transactions of investee company
   and other                                  -             (53)             -             8,693              -             8,640
Net income                                    -               -         88,056                 -              -            88,056
Loss on early extinguishment of
   redeemable preferred stock
   of a subsidiary                            -               -         (3,029)                -              -            (3,029)
Dividends ($.32 per-share)                    -               -        (36,242)                -              -           (36,242)
Appreciation after deferred
   income taxes                               -               -              -           238,544              -           238,544
Foreign currency translation                  -               -              -                 -         (5,567)           (5,567)
                                     ----------      ----------    -----------       -----------     ----------        ----------

Balance, December 31, 1995               11,344         535,091        (61,694)          219,356        (25,749)          678,348
Issuance of common stock                     84           5,754              -                 -              -             5,838
Transactions of investee company              -            (380)             -            (1,504)             -            (1,884)
Net income                                    -               -         48,207                 -              -            48,207
Dividends ($.32 per-share)                    -               -        (36,525)                -              -           (36,525)
Depreciation after deferred
   income taxes                               -               -              -           (19,066)             -           (19,066)
Foreign currency translation                  -               -              -                 -          1,762             1,762
                                     ----------      ----------    -----------       -----------     ----------        ----------
Balance, December 31, 1996           $   11,428      $  540,465    $   (50,012)      $   198,786     $  (23,987)       $  676,680
                                     ==========      ==========    ===========       ===========     ==========        ==========

See notes to consolidated financial statements

Consolidated Statement of Cash Flows                                               Reliance Group Holdings, Inc. and Subsidiaries
----------------------------------------------------------------------------------------------------------------------------------

Year Ended December 31                                                                       1996             1995            1994
----------------------------------------------------------------------------------------------------------------------------------
(In thousands)

Cash flows from operating activities:
Net income........................................................................   $     48,207    $      88,056    $     43,821
Adjustments to reconcile net income to net cash
   provided from operating activities:

     Gain on sales of investments.................................................        (49,610)         (27,377)         (7,767)
     Deferred policy acquisition costs............................................        (20,790)         (12,710)         (3,809)
     Premiums and other receivables and reinsurance recoverables..................       (452,785)        (240,742)       (482,557)
     Unearned premiums, unpaid claims and related expenses........................        590,760          315,288         566,873
     Accounts payable, accrued expenses and other.................................         44,583           45,991         129,213
                                                                                     ------------    -------------    ------------
                                                                                          160,365          168,506         245,774
                                                                                     ------------    -------------    ------------
Cash flows from investing activities:
Proceeds from sales of:
   Fixed maturities available for sale............................................        629,688          536,795         441,401
   Fixed maturities held for investment...........................................         28,910           39,218          18,481
   Equity securities..............................................................        360,983          400,635         189,895

Maturities and repayments of:
   Fixed maturities available for sale............................................        106,811           49,218          60,752
   Fixed maturities held for investment...........................................         31,141           54,038          15,785

Purchases of:
   Fixed maturities available for sale............................................     (1,027,256)        (514,491)       (587,581)
   Fixed maturities held for investment...........................................        (83,190)        (108,053)       (265,672)
   Equity securities..............................................................       (343,146)        (262,075)       (209,506)
(Increase) decrease in short-term investments - net...............................        193,940         (283,141)        151,965
Other - net.......................................................................        (57,810)         (23,296)        (59,158)
                                                                                     ------------    -------------    ------------
                                                                                         (159,929)        (111,152)       (243,638)
                                                                                     ------------    -------------    ------------

Cash flows from financing activities:
Increase in term loans............................................................         86,327          120,298          75,272
Increase (decrease) in short-term debt - net......................................         (2,174)          (5,400)         10,652
Repayments of term loans..........................................................        (40,483)         (68,152)        (81,942)
Issuance of common stock..........................................................          5,838            1,196           7,324
Repurchases of senior reset notes.................................................        (25,000)         (40,348)        (19,062)

Debt issuance costs...............................................................           (480)          (1,000)              -
Dividends.........................................................................        (36,525)         (36,242)        (36,157)
Redemption of redeemable preferred stock of a subsidiary..........................              -          (23,769)         (3,360)
                                                                                     ------------    -------------    ------------
                                                                                          (12,497)         (53,417)        (47,273)
                                                                                     ------------    -------------    ------------

Increase (decrease) in cash.......................................................        (12,061)           3,937         (45,137)
Cash, beginning of year...........................................................         52,914           48,977          94,114
                                                                                     ------------    -------------    ------------
Cash, end of year.................................................................   $     40,853    $      52,914    $     48,977
                                                                                     ============    =============    ============

Supplemental disclosures of cash flow information:

Interest paid.....................................................................   $     75,100    $      77,200    $     91,100
                                                                                     ============    =============    ============
Income taxes paid.................................................................   $      8,900    $       9,500    $      3,300
                                                                                     ============    =============    ============

See notes to consolidated financial statements

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------
                                  Reliance Group Holdings, Inc. and Subsidiaries


1.   Nature of Operations/Summary of Significant Accounting Policies

NATURE OF OPERATIONS

The Company's principal operations consist of property and casualty insurance and title insurance. The Company's property and casualty insurance business consists of four principal operations: Reliance National, Reliance Insurance, Reliance Surety and Reliance Reinsurance. Reliance National offers, through national and regional brokers and program agents, a broad range of commercial property and casualty insurance products and services for large companies and specialty line customers. Reliance National selects market segments where it can provide specialized coverages and services, and it conducts business nationwide and in certain international markets. In addition, in 1996, Reliance National began to offer nonstandard automobile insurance. In 1996, Reliance National accounted for 45% of the net premiums written by the Company's property and casualty insurance operations. The Reliance Insurance operation offers, through independent agents, program agents and brokers, commercial property and casualty insurance coverages for mid-sized companies primarily throughout the United States. Reliance Insurance also offers traditional and specialized coverages for more complex risks as well as insurance programs for groups with common insurance needs. In 1996, Reliance Insurance accounted for

38% of the net premiums written by the Company's property and casualty insurance operations. Reliance Surety is a leading writer of surety bonds and fidelity bonds in the United States and conducts its business through branch offices, independent agents and brokers. Reliance Reinsurance offers, through reinsurance brokers, treaty and facultative reinsurance for small to medium sized regional and specialty insurance companies located in the United States. The Company's property and casualty insurance operations accounted for $1,800,854,000 (70%) of the Company's 1996 net premiums earned.

The Company's title insurance business consists of Commonwealth Land Title Insurance Company, Transnation Title Insurance Company and their subsidiaries ("Commonwealth/Transnation"). Commonwealth/Transnation writes, through direct and agency operations, title insurance for residential and commercial real estate nationwide and provides escrow, appraisal and settlement services in connection with real estate closings. Commonwealth/Transnation accounted for $780,157,000 (30%) of the Company's 1996 net premiums earned.

The Company also provides information technology consulting services offering computer-related professional services to large corporate clients throughout the United States. Information technology revenues were $136,700,000 in 1996.

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

Fixed maturity investments, the vast majority of which are publicly traded securities, include bonds, notes and redeemable preferred stocks. Fixed maturity investments classified as "available for sale" represent securities that will be held for an indefinite period of time and are carried at quoted market value with the net unrealized gain or loss included in shareholders' equity. Such investments may be sold in response to changes in interest rates, future general liquidity needs and similar factors. Fixed maturity investments classified as "held for investment" are carried at amortized cost since the Company has the positive intent and ability to hold these securities to maturity. In 1995, the Financial Accounting Standards Board issued a special report which permitted a one-time reassessment of the classification of securities designated held for investment. Accordingly, the Company reclassified fixed maturity securities with a market value of $426,442,000 and an amortized cost of $410,395,000 from the held for investment portfolio into the available for sale portfolio. This reclassification resulted in an increase in shareholders' equity of $10,431,000. Investments in equity securities include common stocks, where the Company's ownership of outstanding voting stock is less than 20%, and nonredeemable preferred stocks and are carried at quoted market value with the net unrealized gain or loss included in shareholders' equity. Investments in which the Company has a 20% to 50% ownership interest of voting stock, or otherwise exercises significant influence, are reported using the equity method of accounting. Short-term investments primarily consist of United States government and other foreign government securities, certificates of deposit and commercial paper carried at cost which approximates market value. Investments whose declines in market values are deemed to be other than temporary are written down to market value. In circumstances where market values are not available, investments are written down to estimated fair value. In determining estimated fair value of investments, the Company reviews the issuer's financial condition and the stability of its income, as well as the discounted cash flow to be received by the Company. Write-downs and other realized gains and losses, determined on a specific identification basis, are included in income.

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

The reserve for title losses, which is based on historical and anticipated loss experience, represents the estimated costs to settle reported claims and claims incurred but not reported. The process of estimating claims is a complex task and the actual payments may be more or less than such estimates indicate. Changes in loss estimates, based on subsequent developments, are included in operations currently.

INVESTMENTS IN REAL ESTATE

Investments in real estate consist primarily of shopping centers and office buildings, and are carried at cost (less accumulated depreciation), which includes real estate taxes, interest and other carrying costs incurred prior to substantial completion of the real estate development projects. Investments in real estate at December 31, 1996 include $62,400,000 related to undeveloped land which is zoned for mixed use development. Depreciation expense is provided using the straight-line method.

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

The carrying values and fair values of financial instruments are as follows:

----------------------------------------------------------------------------------------------------------------------------------
                                             December 31                    1996                                   1995
----------------------------------------------------------------------------------------------------------------------------------
                                                                   Carrying               Fair          Carrying              Fair
                                                                      Value              Value             Value             Value
----------------------------------------------------------------------------------------------------------------------------------
(In thousands)
Assets:

    Marketable securities:
       Fixed maturities:
          Held for investment.............................   $      787,836     $      801,738    $      753,563    $      791,459
          Available for sale..............................        2,623,669          2,623,669         2,371,995         2,371,995
       Equity securities..................................          716,606            716,606           672,668           672,668
       Short-term investments.............................          319,165            319,165           500,284           500,284

    Investment in investee company........................          159,157            179,975           157,667           140,529

Liabilities:

    Term loans and short-term debt........................          236,167            236,167           188,101           188,101
    Debentures and notes..................................          665,365            684,553           690,318           711,540

PER-SHARE INFORMATION

Income per-share is computed by using the weighted average number of common shares outstanding during the period, reduced, when appropriate, by shares of common stock held for contribution to the Company's defined contribution plans. Common stock equivalents have been included in shares outstanding where such effects are dilutive.

In 1995, all of the outstanding shares of redeemable preferred stock of Reliance Insurance Company, which had a carrying value of $20,740,000, were redeemed. The cost of the early redemption in excess of the carrying value of the preferred stock, $3,029,000 ("Redemption Premium"), was charged directly to shareholders' equity. For purposes of computing net income per-share in 1995, the Redemption Premium was deducted from net income available to common shareholders' and classified as an extraordinary loss. This reduced net income per-share by $.03.

RECLASSIFICATIONS

Certain reclassifications have been made to the Company's 1995 and 1994 consolidated financial statements to conform with the current year's consolidated financial statements.

ADOPTION OF NEW ACCOUNTING STANDARDS

In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The adoption of this Statement, which is not required until 1997, is not expected to have a material effect on the Company's consolidated financial statements.

Effective January 1, 1995, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The adoption of this Statement had no material effect on the Company's consolidated financial statements.

In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"). This Statement was effective for 1996 and encouraged, but did not require, companies to adopt a fair value based method of accounting for stock compensation plans, under which compensation cost is measured based on the fair value of the award at the grant date. The resulting compensation cost would be charged to income. Companies may continue to account for these plans as prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations ("APB 25"), under which compensation cost is measured as the excess, if any, of the quoted market price of the stock at the grant date over the exercise price to acquire the stock. Companies not adopting the fair value based method of FAS 123 must present pro forma disclosures of net income and net income per-share as if this method had been applied. The Company has elected to continue to follow APB 25 in accounting for its plans. See note 10 for the pro forma disclosures of net income and net income per-share.

2.     Investments

Fixed maturities held for investment at December 31, 1996 consisted of:

---------------------------------------------------------------------------------------------------------------------------------
                                                                                                          Gross             Gross
                                                                   Amortized            Market       Unrealized        Unrealized
                                                                        Cost             Value            Gains            Losses(1)
---------------------------------------------------------------------------------------------------------------------------------
(In thousands)

Bonds and notes:
   Public utilities.......................................      $    355,567      $    357,377     $      4,759      $      2,949
   Foreign government.....................................           145,065           150,622            6,583             1,026
   Corporate bonds and notes and other....................           174,386           178,400            6,870             2,856
Redeemable preferred stock................................           112,818           115,339            2,657               136
                                                                ------------      ------------     ------------      ------------

                                                                $    787,836      $    801,738     $     20,869      $      6,967
                                                                ============      ============     ============      ============

(1) The amortized cost and market value of fixed maturities held for investment which have unrealized losses were $242,880,000 and $235,913,000.


Fixed maturities available for sale at December 31, 1996 consisted of:

---------------------------------------------------------------------------------------------------------------------------------
                                                                                                          Gross             Gross
                                                                      Market         Amortized       Unrealized        Unrealized
                                                                       Value               Cost            Gains           Losses(1)
---------------------------------------------------------------------------------------------------------------------------------

(In thousands)

Bonds and notes:
   United States government and government
     agencies and authorities.............................      $    702,472      $    704,386     $      2,928      $      4,842
   States, municipalities and political
     subdivisions.........................................           132,163           128,874            4,221               932
   Public utilities.......................................           373,389           374,404            5,792             6,807
   Corporate bonds and notes and other....................           892,091           889,016           31,498            28,423
Redeemable preferred stock................................           523,554           499,249           26,776             2,471
                                                                ------------      ------------     ------------      ------------

                                                                $  2,623,669      $  2,595,929     $     71,215      $     43,475
                                                                ============      ============     ============      ============

(1) The amortized cost and market value of fixed maturities available for sale which have unrealized losses were $1,116,139,000 and $1,072,664,000.

Fixed maturities held for investment at December 31, 1995 consisted of:

---------------------------------------------------------------------------------------------------------------------------------
                                                                                                          Gross             Gross
                                                                   Amortized            Market       Unrealized        Unrealized
                                                                        Cost             Value            Gains            Losses(1)
---------------------------------------------------------------------------------------------------------------------------------
(In thousands)

Bonds and notes:
   Public utilities.......................................      $    296,456      $    309,920     $     13,470      $          6
   Foreign government.....................................           133,252           139,042            6,715               925
   Corporate bonds and notes and other....................           181,849           193,087           11,526               288
Redeemable preferred stock................................           142,006           149,410            7,405                 1
                                                                ------------      ------------     ------------      ------------

                                                                $    753,563      $    791,459     $     39,116      $      1,220
                                                                ============      ============     ============      ============

(1) The amortized cost and market value of fixed maturities held for investment which have unrealized losses were $41,358,000 and $40,138,000.


Fixed maturities available for sale at December 31, 1995 consisted of:


---------------------------------------------------------------------------------------------------------------------------------
                                                                                                          Gross             Gross
                                                                      Market         Amortized       Unrealized        Unrealized
                                                                       Value               Cost            Gains           Losses(1)
---------------------------------------------------------------------------------------------------------------------------------
(In thousands)

Bonds and notes:
   United States government and government
     agencies and authorities.............................      $    685,376      $    679,007     $      7,867      $      1,498
   States, municipalities and political
     subdivisions.........................................           133,093           125,967            7,151                25
   Public utilities.......................................           313,906           305,652            8,900               646
   Corporate bonds and notes and other....................           868,291           837,060           44,864            13,633
Redeemable preferred stock................................           371,329           351,824           21,445             1,940
                                                                ------------      ------------     ------------      ------------

                                                                $  2,371,995      $  2,299,510     $     90,227      $     17,742
                                                                ============      ============     ============      ============

(1) The amortized cost and market value of fixed maturities available for sale which have unrealized losses were $603,568,000 and $585,826,000.

As of December 31, 1996, the contractual maturities of fixed maturity investments are as follows:

----------------------------------------------------------------------------------------------------------------------------------
                                                                        Held for investment                Available for sale
                                                                    Amortized            Market         Amortized           Market
                                                                         Cost             Value              Cost            Value
----------------------------------------------------------------------------------------------------------------------------------
(In thousands)

Due within one year.......................................       $      2,046      $      2,079     $      62,538     $     62,915
Due after one year through five years.....................            102,270           107,114           537,805          541,773
Due after five years through ten years....................            315,437           323,020           597,028          599,049
Due after ten years.......................................            368,083           369,525         1,113,204        1,134,904
                                                                 ------------      ------------     -------------     ------------

                                                                      787,836           801,738         2,310,575        2,338,641
Mortgage-backed securities................................                  -                 -           285,354          285,028
                                                                 ------------      ------------     -------------     ------------

                                                                 $    787,836      $    801,738     $   2,595,929     $  2,623,669
                                                                 ============      ============     =============     ============

Net investment income consisted of:

----------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31                                                                     1996              1995             1994
----------------------------------------------------------------------------------------------------------------------------------
(In thousands)

Investment income:
  Fixed maturities..............................................................   $    236,093     $     221,279     $    218,970
  Equity securities.............................................................         12,990            20,187           27,390
  Short-term investments........................................................         32,244            30,292            9,159
  Other.........................................................................         18,652            15,359           14,159
                                                                                   ------------     -------------     ------------

                                                                                        299,979           287,117          269,678
Investment expenses.............................................................        (12,391)          (11,828)         (10,766)
                                                                                   ------------     -------------     ------------

                                                                                   $    287,588     $     275,289     $    258,912
                                                                                   ============     =============     ============

Gain on sales of investments consisted of:

----------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31                                                                     1996              1995             1994
----------------------------------------------------------------------------------------------------------------------------------
(In thousands)

Fixed maturities(1):
   Realized gains...............................................................   $     15,302     $      47,764     $     44,661
   Realized losses(2)...........................................................        (18,022)          (28,406)         (28,016)
                                                                                   ------------     -------------     ------------

                                                                                         (2,720)           19,358           16,645
Equity securities(3)............................................................         58,296            19,457            7,290
Other(3),(4)....................................................................         (5,966)          (11,438)         (16,168)
                                                                                   ------------     -------------     ------------

                                                                                   $     49,610     $      27,377     $      7,767
                                                                                   ============     =============     ============


(1) The Company sold fixed maturities held for investment with an amortized cost of $26,100,000, $41,000,000 and $18,100,000 in 1996, 1995 and 1994,
     respectively. These sales were in response to a significant deterioration in the issuers' creditworthiness.

(2)  Includes realized losses of $600,000, $7,600,000 and $11,600,000 in 1996,
     1995 and 1994, respectively, and write-downs of $3,200,000, $15,700,000 and $10,300,000 in 1996, 1995 and 1994, respectively, related to securities not rated investment grade.

(3) Gain on sales of equity securities and other in 1996, 1995 and 1994 includes write-downs of $3,600,000, $1,500,000 and $13,200,000, respectively.

(4)  Includes exchange losses of $3,300,000 in 1996 and $10,400,000 in 1995 related to certain foreign currency denominated investments and realized losses of $14,500,000 in 1994 related to certain foreign currency contracts.

Net unrealized appreciation (depreciation) on investments consisted of:

----------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31                                                                     1996              1995             1994
----------------------------------------------------------------------------------------------------------------------------------
(In thousands)

Unrealized appreciation (depreciation):
   Equity securities............................................................   $     15,939     $     182,507     $     (6,849)
   Fixed maturities available for sale..........................................        (44,745)          179,092         (193,737)
                                                                                   ------------     -------------     ------------

                                                                                        (28,806)          361,599         (200,586)
Deferred income tax (provision) benefit.........................................          9,740          (123,055)          66,684
Net unrealized appreciation (depreciation) in
   investments of investee company..............................................         (1,504)            8,693           (9,002)
                                                                                   ------------     -------------     ------------

                                                                                   $    (20,570)    $     247,237     $   (142,904)
                                                                                   ============     -------------     ============

Unrealized appreciation (depreciation) on
   fixed maturities held for investment.........................................   $    (23,994)    $     150,365     $   (152,046)
                                                                                   ============     =============     ============

Net unrealized gain (loss) on investments consisted of:

----------------------------------------------------------------------------------------------------------------------------------
                                                                     December 31           1996              1995             1994
----------------------------------------------------------------------------------------------------------------------------------
(In thousands)
Equity securities:
   Unrealized gains.............................................................   $    293,269     $     276,760     $    114,231
   Unrealized losses............................................................        (12,716)          (12,146)         (32,124)
                                                                                   ------------     -------------     ------------

                                                                                        280,553           264,614           82,107
                                                                                   ------------     -------------     ------------

Fixed maturities available for sale:

   Unrealized gains.............................................................         71,215            90,227           38,507
   Unrealized losses............................................................        (43,475)          (17,742)        (145,114)
                                                                                   ------------     -------------     ------------

                                                                                         27,740            72,485         (106,607)
                                                                                   ------------     -------------     ------------

                                                                                        308,293           337,099          (24,500)

Deferred income tax (provision) benefit.........................................       (108,262)         (118,002)           5,053
Net unrealized gain (loss) in investments of investee company...................         (1,245)              259           (8,434)
                                                                                   ------------     -------------     ------------

                                                                                   $    198,786     $     219,356     $    (27,881)
                                                                                   ============     =============     ============

Fixed maturity investments carried at $553,600,000 at December 31, 1996 were on deposit under requirements of regulatory authorities, including deposits related to workers' compensation reinsurance pools.

Investments in a single issuer, other than obligations of the United States government, whose aggregate carrying value is in excess of 10% of the Company's shareholders' equity at December 31, 1996 are as follows:

----------------------------------------------------------------------------------------------------------------------------------
                                                                                                    Carrying Value      Market Value
----------------------------------------------------------------------------------------------------------------------------------

(In thousands)
Fixed Maturity Investments:

   Commonwealth Edison Co....................................................................       $   73,552          $   73,031
   Ford Motor Credit Co......................................................................           76,368              76,368
   Time Warner Inc...........................................................................           85,319              85,319
   United Kingdom Gilts......................................................................           98,931              98,710

Equity Securities:
   Human Genome Sciences, Inc................................................................           99,822              99,822
   Occidental Petroleum Corp.................................................................           67,848              67,848
   Symbol Technologies, Inc..................................................................          158,355             158,355


3.   Investment in Investee Company

Investment in investee company at December 31, 1996 and 1995 was $159,157,000 and $157,667,000 which represents the Company's investment in Zenith National Insurance Corp. ("Zenith"). Equity income in Zenith was $8,908,000, $7,792,000 and $9,478,000 for the years ended December 31, 1996, 1995 and 1994, respectively. In addition, in 1995, the Company recognized an after-tax loss of $4,497,000 on the disposal of discontinued life insurance operations by Zenith. The Company's prior period results of operations were not reclassified since amounts attributable to Zenith's life insurance operations were not significant. Dividends received by the Company from Zenith were $6,574,000 for each of the years ended December 31, 1996, 1995 and 1994.

Summarized financial information for Zenith is as follows:

----------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31                                                                     1996              1995             1994
----------------------------------------------------------------------------------------------------------------------------------
(In thousands, except per-share amounts)

Revenues .......................................................................   $    556,371     $     519,020     $    512,455
Income from continuing operations before income taxes...........................         57,117            29,422           45,106
Loss on disposal of discontinued life insurance operations......................              -           (19,553)               -
Net income......................................................................         37,600             6,600           37,900
Net income per-share............................................................           2.11               .36             1.99

----------------------------------------------------------------------------------------------------------------------------------
                                                                                    December 31             1996              1995
----------------------------------------------------------------------------------------------------------------------------------

(In thousands, except percentage of ownership)

Total assets...................................................................................     $  1,242,724      $  1,115,433
Senior notes...................................................................................           74,353            74,232
Common shareholders' equity....................................................................          337,503           330,432
Percentage of ownership........................................................................             37.4%             37.0%

The Company's equity in net income includes amortization of excess of cost over fair value of net assets acquired. At December 31, 1996, retained earnings (deficit) included undistributed net income of $30,146,000 from Zenith.

4.   Premiums and Other Receivables

----------------------------------------------------------------------------------------------------------------------------------
                                                                                    December 31             1996              1995
----------------------------------------------------------------------------------------------------------------------------------
(In thousands)

Premiums receivable............................................................................     $  1,104,331      $  1,075,226
Investment income receivable...................................................................           57,571            54,524
Accounts, notes and other receivables..........................................................           88,429            81,277
                                                                                                    ------------      ------------

                                                                                                    $  1,250,331      $  1,211,027
                                                                                                    ============      ============

At December 31, 1996, substantially all receivables were due within one year.

As of December 31, 1996 and 1995, the Company sold with limited recourse $97,200,000 and $122,400,000 of reinsurance recoverables and premiums receivable relating to its insurance operations. Pursuant to these recourse provisions, the maximum amount, at December 31, 1996, that the Company may be obligated to repurchase is $7,500,000.

5.   Income Taxes

Provision for income taxes consisted of:

----------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31                                                                     1996              1995             1994
----------------------------------------------------------------------------------------------------------------------------------
(In thousands)
Current:

   Federal......................................................................   $     (6,313)    $      11,611     $      8,996

   Foreign......................................................................          7,888             6,830            6,204
                                                                                   ------------     -------------     ------------
                                                                                          1,575            18,441           15,200
Deferred federal................................................................          5,725            13,959           (3,000)
                                                                                   ------------     -------------     ------------

                                                                                   $      7,300     $      32,400     $     12,200
                                                                                   ============     =============     ============

Domestic and foreign income before income taxes and equity in investee company is as follows:

----------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31                                                                     1996              1995             1994
----------------------------------------------------------------------------------------------------------------------------------
(In thousands)

Domestic........................................................................   $     24,062     $     101,010     $     28,045
Foreign.........................................................................         22,537            19,514           18,498
                                                                                   ------------     -------------     ------------

                                                                                   $     46,599     $     120,524     $     46,543
                                                                                   ============     =============     ============

The reconciliation of taxes computed at the statutory rate of 35% to the provision for income taxes is as follows:

----------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31                                                                     1996              1995             1994
----------------------------------------------------------------------------------------------------------------------------------
(In thousands)

Tax provision at statutory rate.................................................   $     16,310     $      42,183     $     16,290
Nontaxable investment income....................................................        (14,403)          (13,405)         (13,989)
Amortization of excess of cost over fair value of net assets acquired...........          3,150             3,150            3,150
Net increase in valuation allowance.............................................          2,400             1,226            5,774
Other...........................................................................           (157)             (754)             975
                                                                                   -------------    -------------     ------------


Provision for income taxes......................................................   $      7,300     $      32,400     $     12,200
                                                                                   ============     =============     ============


The tax effects of items comprising the Company's net deferred tax asset are as follows:

----------------------------------------------------------------------------------------------------------------------------------
                                                                                    December 31             1996              1995
----------------------------------------------------------------------------------------------------------------------------------
(In thousands)

Deferred tax assets:
   Discounting of loss reserves................................................................     $    195,442      $    200,907
   Tax basis differential of subsidiary not included in consolidated tax return................          111,815           111,815
   Operating loss carryforwards of subsidiary not included in consolidated tax return..........           61,110            57,925
   Unearned premium reserve....................................................................           43,063            40,354
   Accruals not currently deductible...........................................................           62,481            61,492
   Other.......................................................................................           66,445            68,120
                                                                                                    ------------      ------------
                                                                                                         540,356           540,613
Deferred tax liabilities:

   Deferred policy acquisition costs...........................................................           75,062            67,785
   Unrealized investment gains.................................................................          108,262           118,002
   Investment in investee company..............................................................           21,098            20,576
   Other.......................................................................................          103,445           109,220
                                                                                                    ------------      ------------
                                                                                                         232,489           225,030

Valuation allowance............................................................................         (169,215)         (166,848)
                                                                                                    ------------      ------------

Net deferred tax asset.........................................................................     $     63,274      $     58,182
                                                                                                    ============      ============

For the years ended December 31, 1996, 1995 and 1994, the Company's valuation allowance and income tax provision were increased by $2,400,000, $1,226,000 and $5,774,000 relating primarily to deferred tax assets for which it is likely that tax benefits will not be realized.

At December 31, 1996, a subsidiary of the Company, not included in the consolidated tax return, had available net operating loss carryforwards ("NOL") of approximately $174,600,000, of which $129,700,000 is subject to a valuation allowance. For federal income tax purposes, approximately $129,300,000 expires in 2001, $17,000,000 in 2002, $17,000,000 in 2004, $2,200,000 in 2010 and
$9,100,000 in 2011. The Internal Revenue Code imposes limitations on the availability of these NOL's since the subsidiary experienced a more than 50 percentage point ownership change in 1989. The amount of the NOL incurred prior to the ownership change which can be utilized in each subsequent year is limited (the "Loss Limitation") based on the value of the subsidiary on the date of the ownership change. The annual Loss Limitation approximates $25,000,000.

The Company is seeking a redetermination in the U.S. Tax Court of an asserted tax deficiency for the year ended December 31, 1980, as set forth by the Commissioner of Internal Revenue in a Notice of Deficiency dated June 27, 1994. See note 14 to the consolidated financial statements.

The IRS is currently examining the Company's 1986 through 1991 federal income tax returns. While the outcome of the current examinations is uncertain, the Company does not believe it is probable that its additional tax liability, if any, will have a material adverse effect on its consolidated financial statements.

6.   Unpaid Claims and Related Expenses

The reconciliation of the beginning to ending liability for unpaid claims and related expenses ("loss reserves") for the Company's property and casualty insurance operations is as follows:

----------------------------------------------------------------------------------------------------------------------------------
                                                                     December 31           1996              1995             1994
----------------------------------------------------------------------------------------------------------------------------------
(In thousands)

Loss reserves, beginning of year................................................   $  5,859,352     $   5,581,483     $  5,048,442
   Less reinsurance recoverables................................................      2,679,917         2,453,702        2,116,914
                                                                                   ------------     -------------     ------------

Net loss reserves, beginning of year............................................      3,179,435         3,127,781        2,931,528
                                                                                   ------------     -------------     ------------

Provision for policy claims and related expenses:
   Provision for insured events of the current year.............................      1,211,672         1,163,447        1,274,649
   Increase in provision for insured events of prior years......................        138,665            38,512           22,444
                                                                                   ------------     -------------     ------------

     Total provision............................................................      1,350,337         1,201,959        1,297,093
                                                                                   ------------     -------------     ------------

Payments for policy claims and related expenses:
   Attributable to insured events of the current year...........................        298,838           271,915          321,538

   Attributable to insured events of prior years................................        926,996           868,622          780,961
                                                                                   ------------     -------------     ------------

     Total payments.............................................................      1,225,834         1,140,537        1,102,499
                                                                                   ------------     -------------     ------------

Foreign currency translation....................................................          7,668            (9,768)           1,659
                                                                                   ------------     --------------    ------------

Net loss reserves, end of year..................................................      3,311,606         3,179,435        3,127,781
   Plus reinsurance recoverables................................................      2,953,814         2,679,917        2,453,702
                                                                                   ------------     -------------     ------------

Loss reserves, end of year......................................................   $  6,265,420     $   5,859,352     $  5,581,483
                                                                                   ============     =============     ============

The provision for insured events of prior years for 1996, 1995 and 1994 includes adverse development related to asbestos-related and environmental pollution claims, which primarily affect general liability, multiple peril and reinsurance lines of business, and includes a pretax charge of $134,000,000 in the second quarter of 1996 to increase net loss reserves for asbestos-related and environmental pollution claims for business written in or before 1987. The 1996 provision also includes adverse development in the automobile line, offset by favorable development in workers' compensation. The 1995 provision also included adverse development in other general liability, automobile and reinsurance lines, partially offset by favorable development in workers' compensation. The 1994 provision also included adverse development in other general liability lines, partially offset by favorable development in workers' compensation.

At December 31, 1996 and 1995, loss reserves include $396,700,000 and $400,200,000 relating to short-duration contracts which are expected to have fixed, periodic payment patterns and have been discounted to present values using statutory annual rates ranging from 3 1/2% to 6%.

The reconciliation of the beginning to ending loss reserves for the Company's title insurance operations is as follows:

----------------------------------------------------------------------------------------------------------------------------------
                                                                     December 31           1996              1995             1994
----------------------------------------------------------------------------------------------------------------------------------
(In thousands)


Loss reserves, beginning of year................................................   $    240,777     $     228,063     $    204,695
                                                                                   ------------     -------------     ------------

Provision for policy claims and related expenses:

   Provision for insured events of the current year.............................         59,771            57,900           71,060
   Increase in provision for insured events of prior years......................          1,345               586            4,807
                                                                                   -------------     ------------     ------------

     Total provision............................................................         61,116            58,486           75,867
                                                                                   ------------     -------------     ------------

Payments for policy claims and related expenses:

   Attributable to insured events of the current year...........................          1,755             2,187            4,475
   Attributable to insured events of prior years................................         35,300            43,585           48,024
                                                                                   ------------     -------------     ------------

     Total payments.............................................................         37,055            45,772           52,499
                                                                                   ------------     -------------     ------------

Loss reserves, end of year......................................................   $    264,838     $     240,777     $    228,063
                                                                                   ============     =============     ============


The reconciliation of the beginning to ending net loss reserves for business written in or before 1987 pertaining to asbestos-related and environmental pollution claims is as follows:

----------------------------------------------------------------------------------------------------------------------------------
                                                                     December 31           1996              1995             1994
----------------------------------------------------------------------------------------------------------------------------------
(In thousands)

Net loss reserves, beginning of year............................................   $    101,008     $     100,404     $     97,040
Provision for policy claims and related expenses................................        135,801            23,547           17,996
Payments for policy claims and related expenses.................................        (23,762)          (22,943)         (14,632)
                                                                                   ------------     -------------     ------------

Net loss reserves, end of year..................................................   $    213,047     $     101,008     $    100,404
                                                                                   ============     =============     ============

The 1996 provision for policy claims and related expenses includes a pretax charge of $134,000,000 to increase net loss reserves for asbestos-related and environmental pollution claims for business written in or before 1987. In the second quarter of 1996, the Company completed a study of its asbestos-related and environmental pollution reserves. The study entailed a detailed review of the Company's claims, analysis of new industry data, review of policies and classes of business written by the Company and industry at large, and new actuarial methodologies for projecting ultimate losses based on payment patterns and claims analyses. The loss reserve levels established represent the Company's estimate of its ultimate losses, based on current information and actuarial methodologies.

Included in the December 31, 1996 net loss reserves for business written in or before 1987 pertaining to asbestos-related and environmental pollution claims are $78,184,000 of loss costs for claims incurred but not reported, $49,245,000 of loss costs for reported claims and $85,618,000 of related expenses.

For business written in or before 1987, the number of insureds with asbestos-related and environmental pollution claims outstanding is as follows:

----------------------------------------------------------------------------------------------------------------------------------
                                                                              December 31                   1996             1995
----------------------------------------------------------------------------------------------------------------------------------
Number of insureds with outstanding claims, beginning of year....................................            447               477
Additional insureds with claims during the year..................................................            153               188
Insureds with closed or settled claims during the year...........................................           (252)             (218)
                                                                                                        --------         ---------

Number of insureds with outstanding claims, end of year..........................................            348               447
                                                                                                        ========         =========

For business written in or before 1987, the average net paid loss for asbestos-related and environmental pollution claims was $50,200 and $61,100 for the years 1996 and 1995.

In addition, the Company currently underwrites policies covering asbestos removal and provides environmental pollution coverages for other insureds, primarily on a claims made basis. The net loss reserves for these policies as of December 31, 1996, 1995 and 1994 were $27,764,000, $29,698,000 and $29,739,000, respectively. The provisions for these policy claims and related expenses for the years 1996, 1995 and 1994 were $5,857,000, $2,357,000 and $10,283,000, respectively, and related payments were $7,791,000, $2,398,000 and $5,538,000, respectively. Included in the December 31, 1996 net loss reserves for these policies are $13,154,000 of loss costs for claims incurred but not reported, $4,282,000 of loss costs for reported claims and $10,328,000 of related expenses. The number of outstanding claims related to these policies as of December 31, 1996 and 1995 were 474 and 303. Additional claims reported during the years 1996 and 1995 were 385 and 275, and claims closed or settled during 1996 and 1995 were 214 and 161. The average net paid loss for these claims was $20,500 and $5,600 for the years 1996 and 1995.

7.   Debentures, Notes, Term Loans and Short-Term Debt

Debentures and notes outstanding are as follows:

----------------------------------------------------------------------------------------------------------------------------------
                                                                                  December 31               1996              1995
----------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)

9% senior notes due 2000.......................................................................     $    400,000      $    400,000
9 3/4% senior subordinated debentures due 2003.................................................          250,000           250,000
7.866% senior reset notes due 2000.............................................................           15,365            15,365
9.48% senior reset notes due 2000; ($25,000 principal amount,

   less unamortized discount of $47 at December 31, 1995)......................................                -            24,953
                                                                                                    ------------      ------------

                                                                                                    $    665,365      $    690,318
                                                                                                    ============      ============

At December 31, 1996, term loans and short-term debt aggregated $236,167,000 and consisted of $230,488,000 of term loans which are payable in varying amounts through 2015 with interest rates ranging from 3.0% to 9.6% and $5,679,000 of short-term debt. The weighted average interest rate on term loans and short-term debt was 6.0% and 6.6% at December 31, 1996 and 1995.

Maturities of term loans and short-term debt for each of the next five years are as follows: $6,627,000 in 1997; $4,489,000 in 1998; $50,767,000 in 1999; $148,267,000 in 2000; and $1,467,000 in 2001. In addition,
$415,365,000 of debentures and notes mature in the year 2000.

Reliance Financial Services Corporation ("Reliance Financial") has a revolving credit facility and term loan agreement with various banks ("Credit Facility"). In 1995, the Company extended its revolving credit facility through March 31, 2000 from December 31, 1998. In addition, the Company increased term loan borrowings to $137,500,000 from $62,500,000 and extended the maturity dates of the term loan borrowings through March 31, 2000. The additional $75,000,000 of borrowings under the term loan were used, in part, to redeem $25,000,000 of the 7.866% senior reset notes and $25,000,000 of the 9.48% senior reset notes, including $9,652,000 of notes held by Reliance Insurance Company. These transactions resulted in an extraordinary loss of $3,363,000, net of income taxes of $1,811,000, in 1995. In addition, all of the outstanding shares of redeemable preferred stock of Reliance Insurance Company, which had a carrying value of $20,740,000, were redeemed. The cost of the early redemption in excess of the carrying value of the preferred stock, $3,029,000, was charged directly to shareholders' equity in 1995. On November 8, 1996, the Company increased term loan borrowings by an additional $25,000,000 to $162,500,000. The additional borrowings were used to redeem all outstanding ($25,000,000 principal amount) 9.48% senior reset notes.

The revolving credit facility provides for aggregate maximum outstanding borrowings of $100,000,000. At Reliance Financial's option, all borrowings under the revolving credit facility will bear interest at a floating rate based on a bank reference rate (or, if higher, the Federal Funds rate plus 1/2%) or at a rate based on the Eurodollar rate. At December 31, 1996, borrowings aggregating $35,000,000 were outstanding under this facility. All of the common stock of Reliance Insurance Company, the principal subsidiary of Reliance Financial, has been pledged to secure the Credit Facility and the senior reset notes.

The provisions of certain notes and debentures contain limitations on the payment of dividends, including maintaining a minimum fixed charge coverage ratio. At February 14, 1997, the Company could pay up to $41,400,000 in dividends without violating the most restrictive provisions. The Company's dividend paying capacity will increase to the extent that 50% of the Company's cumulative net income (as defined) exceeds cumulative restricted payments (primarily dividends). The Company does not expect to change its dividend payment practices in the foreseeable future. See note 9 to the consolidated financial statements.

8.   Reinsurance

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

Amounts recoverable from reinsurers are estimated in a manner consistent with the liability for unpaid claims and related expenses associated with the reinsurance. Estimated amounts of reinsurance recoverables are reported as assets in the accompanying consolidated balance sheet. As of December 31, 1996 and 1995, reinsurance recoverables include $596,743,000 and $472,925,000 of prepaid reinsurance premiums which represents the portion of property and casualty premiums ceded to reinsurers applicable to unearned premiums.

The reconciliation of property and casualty insurance direct premiums to net premiums is as follows:

----------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31                 1996                                 1995                                1994
----------------------------------------------------------------------------------------------------------------------------------
(In thousands)

                               Premiums         Premiums            Premiums          Premiums          Premiums          Premiums
                                Written           Earned             Written            Earned           Written            Earned
                          -------------     ------------        ------------      ------------      ------------      ------------
Direct...........          $  3,070,944     $  2,894,096        $  2,748,439      $  2,707,978      $  2,654,437      $  2,630,549

Assumed..........               329,318          356,489             325,226           350,636           330,261           345,398
Ceded............            (1,554,063)      (1,449,731)         (1,294,625)       (1,284,023)       (1,220,408)       (1,198,629)
                           ------------     ------------        ------------      ------------      ------------      ------------

Net premiums               $  1,846,199     $  1,800,854        $  1,779,040      $  1,774,591      $  1,764,290     $   1,777,318
                           ============     ============        ============      ============      =============    =============

The reconciliation of property and casualty insurance gross policy claims and settlement expenses to net policy claims and settlement expenses is as follows:

----------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31                                                                     1996              1995             1994
----------------------------------------------------------------------------------------------------------------------------------
(In thousands)

Gross...........................................................................   $  2,262,809     $   1,987,055     $  2,220,285
Reinsurance recoveries..........................................................       (912,472)         (785,096)        (923,192)
                                                                                   ------------     -------------     ------------

Net policy claims and settlement expenses.......................................   $  1,350,337     $   1,201,959     $  1,297,093
                                                                                   ============     =============     ============

For the year ended December 31, 1996, gross policy claims and settlement expenses include a charge of $134,500,000 and net policy claims and settlement expenses include a charge of $134,000,000 to increase property and casualty insurance loss reserves for asbestos-related and environmental pollution claims for business written in or before 1987.

The Company holds substantial amounts of funds and letters of credit as collateral pursuant to recoverables from unauthorized reinsurers. The Company is not aware of any impairment of the creditworthiness of any of its significant reinsurers.

Reliance Insurance Company's ten largest reinsurers, based on 1996 ceded premiums, are as follows:

------------------------------------------------------------------------------------------------------------------------------------
(In thousands)
American Re-Insurance Company.................................................................................        $    133,324
Hertz International Reinsurance Ltd...........................................................................              63,259
Swiss Reinsurance America Corporation.........................................................................              56,455
Commercial Risk Re-Insurance Company..........................................................................              46,512
Zurich Reinsurance Centre, Inc................................................................................              45,954
General Reinsurance Corporation...............................................................................              45,280
Kemper Reinsurance Company....................................................................................              43,547
Everest Reinsurance Company...................................................................................              33,485

Lloyd's of London.............................................................................................              30,827
Cedar Hill Assurance Company..................................................................................              30,755

The Company has entered into aggregate excess of loss reinsurance agreements. These agreements indemnify the Company for ultimate net property and casualty insurance losses in excess of a specified retention for the 1995 and 1996 accident years up to a maximum aggregate limit of $100,000,000 for each year. No premiums or losses have been ceded under these agreements.

9.   Dividends of Subsidiaries

The Company's principal sources of funds consist of dividends, advances and net tax payments from its subsidiaries. Dividends from Reliance Financial are subject to provisions of certain notes. These provisions are less restrictive than the provisions in the Credit Facility of Reliance Financial which requires, among other things, a minimum net worth requirement and a limitation of indebtedness. At February 14, 1997, Reliance Financial could pay up to $288,300,000 in cash dividends without violating the most restrictive provisions. Dividend payments by Reliance Insurance Company, without prior regulatory approval, are limited to the greater of 10% of the preceding year-end policyholders' surplus or the preceding year's statutory net income, but in no event to exceed the amount of unassigned funds. In accordance with these regulatory restrictions, $118,500,000 is available for the payment of dividends to Reliance Financial in 1997, subject to the broad discretionary powers of insurance regulatory authorities to further limit dividend payments of insurance companies.

10.  Stock Options

The Company's Stock Option plans (the "Plans") provide for the granting of incentive stock options and nonstatutory stock options to officers, non-employee directors and key employees of the Company. Under the terms of the Plans, options have a maximum term of 10 years. At December 31, 1996, there were no options available for future grants; however, the Company plans to seek shareholder approval in 1997 to increase the number of options available to purchase its common stock.

A summary of the Plans' activity is as follows:

----------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31                        1996                               1995                            1994
----------------------------------------------------------------------------------------------------------------------------------
                                              Weighted Average                   Weighted Average                 Weighted Average
                                   Number of          Exercise          Number of        Exercise        Number of        Exercise

                                      Shares             Price             Shares           Price           Shares           Price
----------------------------------------------------------------------------------------------------------------------------------
(Shares in thousands)

Balance, beginning of year....         8,462        $     4.48              8,129       $    4.28            6,748       $    3.92
Granted.......................         2,839              8.03                789            6.26            1,713            5.66
Exercised.....................           292              4.21                313            3.83              145            3.83
Cancelled.....................           104              5.52                143            4.57              187            4.20
                                 -----------         ---------        -----------       ---------      -----------       ---------

Balance, end of year..........        10,905         $    5.40              8,462       $    4.48            8,129      $     4.28
                                 ===========         =========        ===========       =========      ===========      ==========

Exercisable portion...........         6,196         $    4.04              4,624       $    3.96            3,142       $    3.86
                                 ===========         =========        ===========       =========      ===========       =========

Weighted average fair value
   of options granted during
   the year...................                       $    2.08                          $    1.64
                                                     =========                          =========

Summarized information about stock options outstanding at December 31, 1996 is as follows:

                                                 Options Outstanding                                    Options Exercisable
                               --------------------------------------------------------         -----------------------------------
                                 Number of      Weighted Average                                   Number of
Range of                            Shares             Remaining      Weighted Average                Shares      Weighted Average
Exercise Prices                Outstanding      Contractual Life        Exercise Price           Exercisable        Exercise Price
------------------------------------------------------------------------------------------------------------------------------------
(Shares in thousands)

$3.825 to $5.75                     6,084            5.46 years       $      3.94                      5,679           $  3.86
$5.875 to $8.75                     4,821            8.70                    7.24                        517              6.04
                                 --------            ----             -----------                      -----           -------

$3.825 to $8.75                    10,905            6.89 years       $      5.40                      6,196           $  4.04
                                 ========            ====             ===========                      =====           =======


The Company has elected to follow APB 25 in accounting for its Plans. Since the exercise price of the Company's stock options equals the market value of the underlying stock on the grant date, no compensation cost has been recognized.

Pro forma information regarding net income and net income per-share is required by FAS 123, and has been determined as if the Company had accounted for its Plans under the fair value based method of FAS 123. The fair value of stock options granted under the Company's Plans was estimated on the grant dates using the Black-Scholes option-pricing model. The following weighted average assumptions were used for grants in 1996 and 1995, respectively: dividend yields of 4.0% and 5.1%, expected volatility of 27.3% and 33.7%, risk-free interest rates of 6.4% and 6.5% and an expected life of 7 years for both years.

Pro forma information regarding net income and net income per-share is as follows:

------------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31                                                                                         1996           1995
------------------------------------------------------------------------------------------------------------------------------------
(In thousands, except per-share amounts)

Net income                    as reported........................................................      $    48,207    $     88,056
                              pro forma..........................................................           47,724          87,956

Net income per-share          as reported........................................................              .41             .73
                              pro forma..........................................................              .41             .73

11.  Policy Acquisition Costs and Other Insurance Expenses

----------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31                                                                     1996              1995             1994
----------------------------------------------------------------------------------------------------------------------------------
(In thousands)

Policy acquisition costs amortized during the year..............................   $    414,636     $     411,979     $    387,924
                                                                                   ------------     -------------     ------------

Other insurance expenses:

  Salaries and commissions......................................................        630,777           563,680          704,254
  Taxes, other than income taxes................................................         41,564            48,603           34,849
  Rent..........................................................................         61,305            55,848           54,863
  Policyholders' dividends......................................................          3,158             7,065            2,630
  Other.........................................................................        175,866           150,967          163,308
                                                                                   ------------     -------------     ------------
                                                                                        912,670           826,163          959,904
                                                                                   ------------     -------------     ------------


                                                                                   $  1,327,306     $   1,238,142     $  1,347,828
                                                                                   ============     =============     ============

12.  Postretirement Benefit Plans

Retirement benefits under the Company's noncontributory trusteed defined benefit pension plans are paid to eligible employees based primarily on years of service and compensation. Plan assets principally consist of corporate and government debt securities and 1,430,300 shares of the Company's common stock.

Pension cost includes the following components:

----------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31                                                                     1996              1995             1994
----------------------------------------------------------------------------------------------------------------------------------
(In thousands)

Service cost - benefits earned during the period................................   $     11,146     $       8,252     $     10,559
Interest cost on projected benefit obligation...................................         16,500            15,112           14,309
Actual return on plan assets....................................................         (9,126)          (33,552)          10,300
Net amortization and deferral...................................................        (12,245)           15,849          (30,222)
                                                                                   ------------     -------------     ------------

                                                                                   $      6,275     $       5,661     $      4,946
                                                                                   ============     =============     ============

A reconciliation of the funded status of the plans with the accrued pension cost included in accounts payable and accrued expenses is as follows:

----------------------------------------------------------------------------------------------------------------------------------
                                                                                    December 31             1996              1995
----------------------------------------------------------------------------------------------------------------------------------
(In thousands)

Actuarial present value of benefit obligation:

   Vested......................................................................................     $    184,101      $    177,353
   Nonvested...................................................................................            7,685            10,150
                                                                                                    ------------      ------------

Accumulated benefit obligation.................................................................          191,786           187,503
Effect of anticipated future compensation levels...............................................           34,078            37,237
                                                                                                    ------------      ------------

Projected benefit obligation...................................................................          225,864           224,740
Plan assets at market value....................................................................         (199,954)         (189,018)
                                                                                                    ------------      ------------

Projected benefit obligation in excess of plan assets..........................................           25,910            35,722
Unrecognized net asset at date of adoption.....................................................            7,785             9,636
Unrecognized net loss..........................................................................          (14,526)          (25,929)
                                                                                                    ------------      ------------

Accrued pension cost...........................................................................     $     19,169      $     19,429
                                                                                                    ============      ============


Contributions under the Company's noncontributory trusteed defined benefit pension plans were $6,535,000 and $3,391,000 in 1996 and 1994. No contributions were made during 1995.

The assumptions used to measure the projected benefit obligation at December 31, 1996 and 1995 include a discount rate of 8.0% and 7.5% and a weighted average rate of compensation increase of 4.0% and 4.5%. The expected long-term investment rate of return on plan assets for the years ended December 31, 1996 and 1995 was 10.0% and 9.5%.

Contributions under the Company's defined contribution plans were $5,930,000, $4,302,000 and $5,277,000 in 1996, 1995 and 1994, respectively, and were based on a formula specified in the plan agreements.

The Company offers unfunded postretirement medical and life insurance plans to certain employees of a subsidiary. Postretirement benefit cost includes the following components:

----------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31                                                                     1996              1995             1994
----------------------------------------------------------------------------------------------------------------------------------
(In thousands)

Service cost - benefits earned during the period................................   $        168     $         167     $        226
Interest cost on accumulated postretirement benefit obligation                              622               713              715
Net amortization and deferral...................................................            754               624              790
                                                                                   ------------     -------------     ------------

                                                                                   $      1,544     $       1,504     $      1,731
                                                                                   ============     =============     ============

The components of the accumulated postretirement benefit obligation are as follows:

----------------------------------------------------------------------------------------------------------------------------------
                                                                                    December 31             1996              1995
----------------------------------------------------------------------------------------------------------------------------------
(In thousands)

Accumulated postretirement benefit obligation:

   Retirees....................................................................................     $      5,020      $      5,597
   Other active plan participants..............................................................            3,241             3,618
                                                                                                    ------------      ------------
Accumulated benefit obligation.................................................................            8,261             9,215
Unrecognized net gain..........................................................................              671                92
Unrecognized transition obligation.............................................................           (7,204)           (7,963)
                                                                                                    ------------      ------------

Accrued postretirement benefit cost............................................................     $      1,728      $      1,344
                                                                                                    ============      ============


The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation as of December 31, 1996 was 10.0% for 1997 decreasing until it reaches 6.0% in 2007, after which it remains constant. A one-percentage-point change in the assumed health care cost trend rate for each year would change the accumulated postretirement benefit obligation as of December 31, 1996 and the 1996 net postretirement health care cost by approximately 3.0% and 1.8%. The assumed discount rate used in determining the accumulated postretirement benefit obligation at December 31, 1996 and 1995 was 8.0% and 7.5%.

13.  Statutory Information

Statutory net income is as follows:

----------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31                                                                     1996              1995             1994
----------------------------------------------------------------------------------------------------------------------------------
(In thousands)

Property and casualty insurance operations......................................   $    121,665     $     225,989     $    123,970
Title insurance operations......................................................         40,094            12,439           32,421



Statutory policyholders' surplus is as follows:

----------------------------------------------------------------------------------------------------------------------------------
                                                                                    December 31             1996              1995
----------------------------------------------------------------------------------------------------------------------------------
(In thousands)

Property and casualty insurance operations(1)..................................................     $  1,187,056      $  1,128,336
Title insurance operations.....................................................................          199,587           182,167

(1) Includes Reliance Insurance Company's investment in title insurance operations. Also reflects a reduction in statutory loss reserves of $93,700,000 and $98,800,000 at December 31, 1996 and 1995, representing discounts of workers' compensation reserves in excess of GAAP discounts.

14.  Contingencies and Commitments

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

The action brought by the Superintendent was settled by an agreement, dated June 2, 1989, under which Hall, now known as Prometheus Funding Corp. ("Prometheus"), will make an initial payment of $19,000,000 and additional payments aggregating $29,000,000 over a ten-year period without interest as follows: $1,500,000 each in years one and two; $2,000,000 each in years three and four; $5,000,000 in year five; $4,500,000 each in years six and seven; $4,000,000 in year eight; and $2,000,000 each in years nine and ten. The settlement agreement provides for the entry of an order by the court barring other claims against Hall relating to Union Indemnity, including the claims by the American Centennial Plaintiffs described above. The settlement agreement was submitted to the court for approval in October 1989 and objections were filed and continue to be pursued by various parties. The Superintendent has informed Prometheus that he intends to pursue court approval of the settlement. The settlement agreement will not become effective until final approval by the court and there is no assurance that such approval will be obtained. Prometheus has recorded a reserve of $36,000,000 representing the initial payment of $19,000,000 and the present value of the additional remaining annual payments over a ten-year period. Prometheus has received an aggregate of $20,000,000 in insurance proceeds in connection with this matter from its insurance carrier.

The Company is also subject to the litigation set forth below.

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

COMMITMENTS

A subsidiary of Reliance Insurance Company, Saul P. Steinberg and other executives of the Company are partners in a partnership which owns certain real estate properties. At December 31, 1996, the partnership's total outstanding debt was $172,167,000. As of December 31, 1996, Reliance Financial guaranteed $38,000,000 of the partnership's outstanding debt which matures on June 30, 1997. The Company believes that, to the extent such debt cannot be fully refinanced at maturity, the partnership will seek additional financing from other sources, which may include the Company. Reliance Financial receives a fee of .5% per annum on the average outstanding debt covered by the guarantee. The Company has issued a line of credit to the partnership in the amount of $13,000,000. Borrowings under the line of credit mature on June 30, 2005 and bear a fixed interest rate of 10%. At December 31, 1996, borrowings of $9,829,000 were outstanding under the line of credit.

LEASE COMMITMENTS

The Company and its subsidiaries lease certain office facilities and equipment under lease agreements that expire at various dates through 2011. Rent expense for the years ended December 31, 1996, 1995 and 1994 was $97,300,000, $95,900,000 and $96,000,000, respectively.

At December 31, 1996, future net minimum rental payments required under noncancelable leases are as follows:

----------------------------------------------------------------------------------------------------------------------------------
(In thousands)
1997..........................................................................................................        $     63,142
1998..........................................................................................................              47,654
1999..........................................................................................................              38,438
2000..........................................................................................................              17,703
2001..........................................................................................................              10,482
2002 and thereafter...........................................................................................              21,642
                                                                                                                      ------------
                                                                                                                      $    199,061
                                                                                                                      ============

15.  Business Segment Information

----------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31                                                                     1996              1995             1994
----------------------------------------------------------------------------------------------------------------------------------
(In thousands)

Revenues:

Property and casualty insurance

   Premiums earned..............................................................   $  1,800,854     $   1,774,591     $  1,777,318
   Net investment income........................................................        257,133           247,343          232,299
   Gain on sales of investments.................................................         49,264            27,381            8,851
                                                                                   ------------     -------------     ------------

                                                                                      2,107,251         2,049,315        2,018,468
                                                                                   ------------     -------------     ------------

Title insurance

   Premiums earned..............................................................        780,157           671,947          856,774
   Net investment income........................................................         30,455            27,946           26,613
   Gain on sales of investments.................................................            346             1,729              516
                                                                                   ------------     -------------     ------------

                                                                                        810,958           701,622          883,903
                                                                                   ------------     -------------     ------------

Other...........................................................................        172,378           155,050          144,679
                                                                                   ------------     -------------     ------------

                                                                                   $  3,090,587     $   2,905,987     $  3,047,050
                                                                                   ============     =============     ============
Income before income taxes and equity
   in investee company:

Property and casualty insurance
   Underwriting(1)..............................................................   $   (172,387)    $     (45,644)    $    (97,343)
   Net investment income........................................................        257,133           247,343          232,299
   Gain on sales of investments.................................................         49,264            27,381            8,851
                                                                                   ------------     -------------     ------------

                                                                                        134,010           229,080          143,807
                                                                                   ------------     -------------     ------------

Title insurance.................................................................         38,580            14,012           31,326
                                                                                   ------------     -------------     ------------


Other...........................................................................       (125,991)         (122,568)        (128,590)
                                                                                   ------------     -------------     ------------

                                                                                   $     46,599     $     120,524     $     46,543
                                                                                   ============     =============     ============

Identifiable assets at year-end:
Property and casualty insurance.................................................   $  9,619,869     $   9,077,897     $  8,529,300
Title insurance.................................................................        590,137           547,510          547,000
Other...........................................................................        381,125           362,806          293,253
                                                                                   ------------     -------------     ------------

                                                                                   $ 10,591,131     $   9,988,213     $  9,369,553
                                                                                   ============     =============     ============

(1) The 1996 results include a charge of $134,000,000 to increase net loss reserves for asbestos-related and environmental pollution claims for business written in or before 1987.

Income before income taxes and equity in investee company relating to property and casualty insurance underwriting has been reduced by policyholders' dividends and other income and expense. Income before income taxes and equity in investee company by segment is before allocation of corporate overhead and corporate interest expense, which relates primarily to the Company and its financing subsidiary. Corporate overhead, corporate interest expense and the pre-tax results of RCG International, Inc. (a subsidiary of the property and casualty insurance operations) are included in Other.

Identifiable assets by industry segment are those assets which are used in the Company's operations in each segment.

16.  Quarterly Financial Data (Unaudited)

                                                                                                                       1996 Quarter
----------------------------------------------------------------------------------------------------------------------------------
                                                                        First            Second             Third           Fourth
----------------------------------------------------------------------------------------------------------------------------------
(In thousands, except per-share amounts)

Revenues:
Premiums earned...............................................     $  609,867        $  636,752        $  661,980       $  672,412
Net investment income.........................................         70,717            70,443            72,040           74,388
Gain on sales of investments..................................          4,468            18,936            16,542            9,664

Other.........................................................         38,734            41,765            43,548           48,331
                                                                   ----------        ----------        ----------       ----------

                                                                   $  723,786        $  767,896        $  794,110       $  804,795
                                                                   ==========        ==========        ==========       ==========

Net income (loss)(1)..........................................     $   22,512        $  (47,701)       $   37,651       $   35,745
                                                                   ==========        ==========        ==========       ==========

Per-share information:

Net income (loss)(1),(2)......................................          $ .19            $ (.41)           $  .32            $ .30
                                                                        =====            ======            ======            =====

Weighted average number of common and
   common equivalent shares outstanding.......................        117,490           117,610           117,355          117,921

(1) Includes a second quarter after-tax charge of $87,100,000, or $.74 per-share, to increase net loss reserves for asbestos-related and environmental pollution claims for business written in or before 1987.

(2) Net income (loss) per-share is computed independently for each of the quarters presented. Therefore, the sum of the quarterly net income (loss) per-share does not equal the total for the year.

                                                                                                                     1995 Quarter
----------------------------------------------------------------------------------------------------------------------------------
                                                                        First            Second             Third           Fourth
----------------------------------------------------------------------------------------------------------------------------------
(In thousands, except per-share amounts)
Revenues:
Premiums earned...............................................     $  604,666        $  599,957        $  618,831       $  623,084
Net investment income.........................................         69,378            66,362            68,727           70,822
Gain on sales of investments..................................          8,286             7,669             8,454            2,968
Other.........................................................         38,976            42,189            38,103           37,515
                                                                   ----------        ----------        ----------       ----------
                                                                   $  721,306        $  716,177        $  734,115       $  734,389
                                                                   ==========        ==========        ==========       ==========

Income from continuing operations.............................     $   21,540        $   26,438        $   27,997       $   19,941
Loss on disposal of discontinued operations
   of investee company........................................              -                 -            (4,497)               -
                                                                   ----------        ----------        ----------       ----------

Income before extraordinary item..............................         21,540            26,438            23,500           19,941
Extraordinary item - early extinguishment of debt.............              -            (3,363)               -                 -
                                                                   ----------        ----------       ----------        ----------
Net income....................................................     $   21,540        $   23,075        $   23,500       $   19,941
                                                                   ==========        ==========        ==========       ==========


Per-share information:

Income from continuing operations.............................          $ .19            $  .23            $  .24            $ .17
Loss on disposal of discontinued operations
   of investee company........................................              -                 -              (.04)               -
                                                                        -----            ------            ------            -----

Income before extraordinary item..............................            .19               .23               .20              .17
Extraordinary item - early extinguishment of debt.............              -              (.06)               -                -
                                                                       ------            ------            -----             ----

Net income....................................................          $ .19            $  .17             $ .20            $ .17
                                                                        =====            ======             =====            =====

Weighted average number of common and
   common equivalent shares outstanding.......................        114,805           115,548           116,413          117,160

Independent Auditors' Report      Reliance Group Holdings, Inc. and Subsidiaries
--------------------------------------------------------------------------------


Board of Directors and Shareholders
Reliance Group Holdings, Inc.
New York, New York

We have audited the accompanying consolidated balance sheets of Reliance Group Holdings, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Reliance Group Holdings, Inc. and subsidiaries at December 31, 1996 and 1995 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.
Deloitte & Touche LLP
NEW YORK, NEW YORK
FEBRUARY 14, 1997

REPORT OF MANAGEMENT              Reliance Group Holdings, Inc. and Subsidiaries
--------------------------------------------------------------------------------


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

SAUL P. STEINBERG
Chairman of the Board and
Chief Executive Officer

GEORGE E. BELLO
Executive Vice President
and Controller

MARKET AND DIVIDEND INFORMATION FOR COMMON STOCK
--------------------------------------------------------------------------------

                                  Reliance Group Holdings, Inc. and Subsidiaries

The Company's common stock, $.10 par value, is traded on the New York Stock Exchange and the Pacific Stock Exchange under the symbol "REL". As of March 1, 1997, there were approximately 2,400 holders of record of the Company's common stock. The high and low sales prices of the common stock, as reported by the New York Stock Exchange, are as follows:

                                                                              1996                    1995
-------------------------------------------------------------------------------------------------------------------
Quarter                                                                   High     Low          High       Low
-------------------------------------------------------------------------------------------------------------------
First    .....................................................            8 3/4    7 1/2        5 3/4      4 7/8
Second   .....................................................            8 3/4    7 1/8        6 3/4      5 1/4
Third    .....................................................            8 1/8    6 1/2        8 1/8      6 1/4
Fourth   .....................................................            9 1/8    7 5/8        9 1/4      7 1/8

Cash dividends for each share of the Company's common stock were $.08 for each quarter in 1996 and 1995.

The provisions of certain notes and debentures of the Company contain limitations on the payment of dividends, including maintaining a minimum fixed charge coverage ratio. At February 14, 1997, the Company could pay up to $41,400,000 in dividends without violating the most restrictive of these provisions. The Company's dividend paying capacity will increase to the extent that 50% of the Company's cumulative net income (as defined) exceeds cumulative restricted payments (primarily dividends). The Company does not expect to change its dividend payment practices in the foreseeable future. As a holding company, the Company is dependent upon dividends, advances and net tax payments from its wholly-owned subsidiaries to meet its debt service obligations, to pay its expenses and to pay dividends to its shareholders. In addition to the terms of certain notes and bank covenants limiting the payment of dividends by Reliance Financial, dividends from the Company's principal operating subsidiaries are subject to regulatory limitations.

DIRECTORS AND OFFICERS
--------------------------------------------------------------------------------
                                  Reliance Group Holdings, Inc. and Subsidiaries


DIRECTORS

GEORGE R. BAKER(2),(5),(6),(7)
Corporate Director/Advisor


GEORGE E. BELLO(3)
Executive Vice President
and Controller
Reliance Group Holdings, Inc.

DENNIS A. BUSTI
President and
Chief Executive Officer
Reliance National Insurance
Company

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

DR. THOMAS P. GERRITY(2),(7)
Dean of the Wharton School
University of Pennsylvania

JEWELL JACKSON MCCABE(3),(4),(6)
President, Jewell Jackson
McCabe Associates

IRVING SCHNEIDER(2),(6)
Executive Vice President
Helmsley-Spear, Inc.

BERNARD L. SCHWARTZ(1)
Chairman & CEO of Loral
Space & Communications Ltd.
and Chairman & CEO of
Globalstar

RICHARD E. SNYDER(3),(7)
Chairman and
Chief Executive Officer
Golden Books Family
Entertainment, Inc.

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

EILENE S. BLOOM
Vice President
Administrative Services

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

RCG INFORMATION
TECHNOLOGY

ROBERT P. BUTTACAVOLI
President and
Chief Executive Officer
RCG Information Technology, Inc.

RELIANCE DEVELOPMENT
GROUP

HENRY A. LAMBERT
President and
Chief Executive Officer
Reliance Development Group, Inc.

CORPORATE DATA                     Reliance Group Holdings, Inc. & Subsidiaries
--------------------------------------------------------------------------------

Corporate Offices                        Common Stock Transfer Agent                        Form 10-K
Reliance Group Holdings, Inc.            Chase Mellon Shareholder Services, L.L.C.          A copy of the Company's Annual Report
Park Avenue Plaza                        P. O. Box 590                                      on Form 10-K to the Securities and
55 East 52nd Street                      Ridgefield Park, NJ 07660                          Exchange Commission will be furnished
New York, NY 10055                       (800) 851-9677                                     to any security holder upon written
(212) 909-1100                                                                              request to Corporate Communications,
FAX (212) 909-1864                       Independent Auditors                               Reliance Group Holdings, Inc., 55 East
                                         Deloitte & Touche LLP                              52nd Street, New York, NY 10055.  This
                                         New York, NY                                       Report can also be obtained by calling
                                                                                            (888) REL-FACT or by visiting our
                                                                                            Internet web site at http://www.rgh.com.

                                         Annual Meeting
                                         The annual meeting of shareholders
                                         of Reliance Group Holdings, Inc.
                                         will be held on Thursday, May 8, 1997
                                         at 10:00 A.M. in the
                                         Solomon R. Guggenheim Museum,
                                         1071 Fifth Avenue, New York, NY.

                                         ------------------------------------------------------------------------------------------
                                         Listed Securities
                                         Unless otherwise indicated, securities
                                         are listed on the New York Stock
                                         Exchange.

                                         Reliance Group Holdings, Inc.
                                         Common Stock (Symbol:  REL; New York and
                                         Pacific Stock Exchanges)

                                         9% Senior Notes, due 2000
                                         9 3/4% Senior Subordinated Debentures, due 2003

                                         Reliance Financial Services Corporation
                                         7.866% Senior Reset Notes, due 2000
                                         ------------------------------------------------------------------------------------------

                                         Reliance Group Holdings, Inc. quarterly
                                         results, as well as Annual Reports on
                                         Form 10-K, Form 10-Q, Annual Reports to
                                         shareholders, dividend declarations and
                                         other corporate information can be
                                         obtained by calling (888) REL-FACT or
                                         by visiting our Internet web site at
                                         http://www.rgh.com.

Design: The Graphic Expression, Inc., New York

[LOGO] Reliance
       Reliance Group Holdings, Inc.