Form 10-K, Exhibit 13
period 1997-12-31
RELIANCE GROUP HOLDINGS INC
filed 1998-03-31
CIK 356395

RELIANCE GROUP HOLDINGS, INC. 1997 ANNUAL REPORT

Cover Photo: Starry night with comet in sky and semitransparent oval image, in upper right hand corner, of Reliance's logo - fire hydrant wrapped with firehose and year 1817 underneath.

Text: Reliance
      How can we be so old and move so fast?

Lower Left: Reliance logo

Along Right Side: RELIANCE GROUP HOLDINGS, INC. 1997 ANNUAL REPORT

About the Company

Reliance Group Holdings, Inc. is a leading property and casualty insurer with specialized capabilities and coverages. In addition to its core property and casualty business, Reliance has an information technology consulting operation.

In 1997, Reliance achieved:

o    Record operating income and net income

o    Record property and casualty insurance premiums and operating income

o Record revenues and improved margins in the information technology consulting business

o    Record shareholders' equity

                            RELIANCE GROUP HOLDINGS, INC. 1997 ANNUAL REPORT   1

financial highlights


in thousands, except per share amounts                1997                 1996              1995
-------------------------------------------------------------------------------------------------
Revenues                                       $ 3,442,636          $ 3,090,587       $ 2,905,987

Income from continuing operations
  before gain on sales of investments              127,033              103,061(1)         76,431

Net income                                         229,419              135,307(1)         88,056

Diluted per share information:

Income from continuing operations
  before gain on sales of investments                 1.07                  .89(1)            .66

Net income                                            1.94                 1.16(1)            .74

Assets                                          11,332,486           10,143,692         9,612,808

Shareholders' equity                               962,515              676,680           678,348

Shareholders' equity per share                        8.38                 5.92              5.98

Pro forma shareholders' equity                   1,089,913(2)                --                --

Pro forma shareholders' equity per share              9.49(2)                --                --


(1) 1996 excludes an after-tax charge of $87.1 million, or $ .75 per diluted share, to strengthen net loss reserves for asbestos-related and environmental pollution claims.

(2) Pro forma 1997 shareholders' equity includes $135 million after-tax recognized gain from February 27, 1998, title insurance transaction.


(Bar Charts)
      Operating Income
    Dollars in Millions
-------------------------------
1995               76.4
1996              103.1(1)
1997              127.0



    Shareholders' Equity
    Dollars in Millions
-------------------------------
1995              678.3
1996              676.7
1997              962.5
1997 Pro forma  1,090  (2)




          Assets
    Dollars in Billions
-------------------------------
1995                9.6
1996               10.1
1997               11.3


     Statutory Surplus
    Dollars in Millions
-------------------------------
1995             1,128
1996             1,187
1997             1,302

2   RELIANCE GROUP HOLDINGS, INC. 1997 ANNUAL REPORT


Reliance at a Glance


Reliance National

Market Focus
--------------------------------------------------------------------------------
Operates in the U.S. and selected international markets with a broad range of specialized property and casualty insurance coverages and risk management services for Fortune 1,000 companies.


Vital Statistics
--------------------------------------------------------------------------------
Reliance National
Combined Ratio
Percent

(Bar Chart)
1995               99.1
1996              101.7
1997              102.0


1997 Highlights
--------------------------------------------------------------------------------
o Strong operating results even as investments in new businesses increased the combined ratio more than two points.

o Reliant, the nonstandard auto insurance unit, wrote $98 million in premiums during its first full year of operation.

o Created CyberComp and became the first insurer to sell workers' compensation insurance over the Internet.

o Expanded international presence by forming a strategic alliance with the Huatai Insurance Company of China.


Looking Ahead
--------------------------------------------------------------------------------
International expansion will continue with new presences in Hong Kong, Johannesburg, Munich, Sao Paulo and Zurich. Further growth expected in nonstandard auto, workers' compensation and casualty risk management areas.


Reliance Insurance


Market Focus
--------------------------------------------------------------------------------
Provides traditional and innovative coverages for the more complex risks of middle-market commercial customers, typically companies with up to 1,000 employees and revenues from $5 million to $300 million.


Vital Statistics
--------------------------------------------------------------------------------
Reliance Insurance
Combined Ratio
Percent

(Bar Chart)
1995              106.3
1996              104.9*
1997              103.7


1997 Highlights
--------------------------------------------------------------------------------
o Continued to increase average account size by offering customized casualty insurance solutions.

o Reliance Specialty targeted specific business segments: transportation, manufacturing, contracting, public entities, social services and special properties.


o Nine new claims offices opened nationwide, and dedicated claims units formed to serve Reliance Specialty customers.


Looking Ahead
--------------------------------------------------------------------------------
New Large Account capabilities will be established in Boston, Kansas City and San Francisco. Reliance Insurance will continue to meet the needs of the middle market with outstanding products and superior claims management and customer service delivered through a strong local network.


Percent of Net Property and Casualty
Premiums Written

(Pie Chart)
Reliance National      48%
Reliance Insurance     36%
Reliance Surety         8%
Reliance Reinsurance    8%


Total net written premiums $2.07 billion


Consolidated
Combined Ratio
Percent

(Bar Chart)
1995              101.8
1996              101.6*
1997              100.9


The combined ratio is the ratio of claims and expenses to earned premiums--the lower the ratio, the better the performance.

                            RELIANCE GROUP HOLDINGS, INC. 1997 ANNUAL REPORT   3


Reliance Surety

Market Focus
--------------------------------------------------------------------------------
A leader in the contract surety bond market and a major underwriter of commercial surety bonds and fidelity bonds.


Vital Statistics
--------------------------------------------------------------------------------
Reliance Surety

Combined Ratio
Percent

(Bar Chart)
1995               65.6
1996               75.5
1997               77.0


1997 Highlights
--------------------------------------------------------------------------------
o Achieved excellent results, with 11% premium growth and continued outstanding underwriting.

o Successfully served midsize contractors and broadened customer base with Small Contractor Bond Program, offered through 33 offices nationwide, and Express Surety (cost-efficient distribution of small, high-volume commercial bonds).

o    Expanded to London to take advantage of international growth opportunities.


Looking Ahead
--------------------------------------------------------------------------------

Additional market penetration with the Small Contractor Bond Program and Express Surety. Fidelity bonds and other commercial bond products to contribute to profitable growth.



Reliance Reinsurance

Market Focus
--------------------------------------------------------------------------------
Specializing in treaty and facultative casualty reinsurance for midsize insurers and for the specialty divisions of larger insurers.


Vital Statistics
--------------------------------------------------------------------------------
Reliance
Reinsurance
Combined Ratio
Percent

(Bar Chart)
1995              114.9
1996              102.7*
1997              101.8


1997 Highlights
--------------------------------------------------------------------------------

o Maintained casualty reinsurance focus and expanded into ocean marine and general aviation markets.

o Enhanced service capabilities with electronic data interchange (EDI) technology, improving the flow of information to brokers and clients.

o Created and utilized sophisticated interactive modeling systems to analyze risks and assist clients in optimizing the amount of reinsurance and capital on their balance sheets.


Looking Ahead
--------------------------------------------------------------------------------
Focus on building business by delivering exceptional value and developing custom-tailored reinsurance solutions. Pursue growth opportunities in select liability coverages and agricultural reinsurance, as well as in capital planning and reinsurance for mutual insurance companies.



RCG Information Technology

Market Focus
--------------------------------------------------------------------------------
A full-service information technology company with expertise in software programming, client-server technologies, supplemental staffing and Year 2000 conversions.


Vital Statistics
--------------------------------------------------------------------------------
RCG Information Technology
Revenue and Pretax
Operating Income
Dollars in Millions

(Bar Chart)
                      Revenue            Pretax Operating
                                              Income

1995                  106.4                    5.4
1996                  136.7                    2.3
1997                  191.9                    4.8


1997 Highlights
--------------------------------------------------------------------------------
o One of the fastest-growing information technology companies; revenues up 40% in 1997.

o Acquired Integrated Systems Resources, Inc. of Hartford, a systems consulting firm specializing in testing and quality assurance.

o    Established in-country recruiting capabilities in India, Ireland, the

     Philippines and South Africa. Significant investments made in personnel and training.


Looking Ahead
--------------------------------------------------------------------------------
Escalating demand for programming, outsourcing services and technology-based solutions will fuel future growth. RCG Information
Technology has the full-service computer consulting capabilities that public and private entities will require into the next millennium.


* 1996 excludes $134 million pretax charge for increasing reserves for asbestos-related and environmental pollution claims. Including this reserve addition, Reliance's 1996 consolidated property and casualty combined ratio was 109.0%, the combined ratio for Reliance Insurance was 121.9%, and the combined ratio for Reliance Reinsurance was 115.5%.

4   RELIANCE GROUP HOLDINGS, INC. 1997 ANNUAL REPORT

[PHOTO]
Photo of Reliance Executives
Seated, left to right:
George H. Roberts, C. Brian Schmalz
Standing, left to right:
Robert P. Buttacavoli, Robert C. Olsman, Dennis A. Busti, Saul P. Steinberg, Robert M. Steinberg

(Photo Caption)
Seated, left to right:
George H. Roberts, President, Reliance Reinsurance

C. Brian Schmalz, President, Reliance Surety

Standing, left to right:
Robert P. Buttacavoli, President,
RCG Information Technology

Robert C. Olsman, President, Reliance Insurance

Dennis A. Busti, President, Reliance National

Saul P. Steinberg, Chairman and Chief Executive Officer,
Reliance Group Holdings, Inc.

Robert M. Steinberg, President and Chief Operating Officer,
Reliance Group Holdings, Inc.


To Our Shareholders

Reliance Group's results in 1997 were outstanding. We achieved every one of our goals for building shareholder value.

You may recall these goals from last
year's letter:

o    Continued profitable growth in our core business
o    Growth in earnings per share
o    A return on equity of at least 15%
o    Reductions in financial leverage

Here's what we accomplished in 1997:

o Operating income was a record $127.0 million, or $1.07 per diluted share. Net income was a record $229.4 million, or $1.94 per diluted share.
o    Our return on equity was excellent -- 16.2% based on operating income.
o Shareholders' equity increased by 42% to $962.5 million, and book value per share reached $8.38.
o Our debt to total capitalization was 48% on December 31, 1997, a significant improvement compared with 57% a year earlier.

We also are very pleased that shareholders of Reliance received a total return of 58.3% in 1997, outpacing the S&P 500 and exceeding the average return of property and casualty insurance companies.

With a five-year average annual return of 23.3%, Reliance ranked fourth out of 24 property and casualty insurers in a Wall Street Journal shareholder scoreboard of total returns to investors.

Once again, Reliance Group delivered on its promises and demonstrated that it can succeed -- even in a soft market -- with fast-moving, focused and disciplined management.


A MORE VALUABLE TITLE INVESTMENT

One of the highlights of 1997 was our landmark title transaction, which is a prime example of our ability to identify and take bold strategic action to benefit our shareholders.

Our title insurance results were excellent in 1997. Reliance's title premiums rose to $863.7 million from $780.2 million in 1996. Pretax operating income was $63.4 million, compared with $38.2 million in 1996. While these were very strong results, we recognized that the way to maximize the value of our investment, in an industry where critical mass is a key to success, was to consolidate.

The combination of our title operations, Commonwealth Land Title and Transnation Title, with Lawyers Title creates the largest title insurer in the U.S., based on combined revenues. The company, renamed LandAmerica Financial Group, Inc., will benefit from dramatic synergies. Specifically identified cost savings total approximately $40 million per year. With the largest capital base in the industry, a broad distribution network, strong geographic diversification, improved market position and product breadth, LandAmerica is a

                              RELIANCE GROUP HOLDINGS, INC. 1997 ANNUAL REPORT 5


leader in the residential title business and number one in the highly profitable commercial sector.

Reliance owns 45% of LandAmerica on a diluted basis, comprised of 4.039 million shares of LandAmerica common stock and 7% preferred stock convertible into 4.825 million common shares. At closing on February 27, 1998, these securities had a market value of $395.5 million. In addition, Reliance received $266.6 million in cash, for a total value to Reliance of $662.1 million.

The transaction resulted in an after-tax gain for Reliance Group of approximately $245 million, or $2.07 per diluted share. Of this total, $135 million, or $1.14 per diluted share, will be recognized immediately. The balance, a deferred gain of $110 million, or $ .93 per diluted share, is recognized as Reliance sells its LandAmerica securities.

The transaction boosts year-end book value to $9.49 per share on a pro forma basis, and to $10.45 per share taking into account the deferred gain.

Furthermore, we are significantly accelerating Reliance's deleveraging process. We plan to use part of the cash proceeds to reduce debt by $125 million. This would improve our debt to total capitalization to 42% on a pro forma basis, from 48% at year-end 1997 -- a level much closer to the range that would enable us to obtain further upgrades from the various rating agencies.


PROPERTY AND CASUALTY SUCCESS

The title transaction also benefits Reliance by enabling us to commit more resources to our successful and growing core business -- property and casualty insurance.

Property and casualty pretax operating income grew to a record $232.3 million in 1997, and our combined ratio was 100.9%. We have achieved these excellent results while investing to ensure continued growth.

--------------------------------------------------------------------------------
Fast-moving, focused and disciplined

Reliance is a fundamentally different kind of insurance company.
--------------------------------------------------------------------------------

In 1997, net written premiums grew 12%. Because we are quick to identify promising new opportunities and lay the necessary groundwork for them, Reliance has achieved growth that surpasses the industry average even as we reduce exposures to unattractive lines of business.

Each of our four property and casualty profit centers has a successful track record building profitable new business.

Reliance recognizes that innovation and creativity in the insurance business mean more than simply developing new coverages. We develop unconventional capabilities for our customers where we can be rewarded with above-average returns. We tailor individualized solutions for our customers. We build market- and client-focused organizations that better understand customer requirements and risks.

We manage risks prudently. One example is our extensive use of reinsurance to limit exposures and maximize risk-adjusted returns under all market conditions. Instead of focusing on processes, our claims organization works toward optimal outcomes that benefit our customers and, ultimately, our shareholders. We are more agile than larger companies, yet we provide a broader range of capabilities than smaller insurers can offer. In short, we believe Reliance has the right capabilities, people and culture to be the best in property and casualty insurance.


--------------------------------------------------------------------------------
"In our view, the title transaction with Lawyers Title is a win-win, providing financial strength and flexibility...a key accomplishment in the company's overall strategic plan."
Advest, Inc., February 1998


--------------------------------------------------------------------------------
"A lengthening track record of consistent earnings growth."
CIBC Oppenheimer Corp.
November 1997


--------------------------------------------------------------------------------

6   RELIANCE GROUP HOLDINGS, INC. 1997 ANNUAL REPORT

--------------------------------------------------------------------------------
Bold strategic action

The title transaction is a prime example of how we've built value for our shareholders.

--------------------------------------------------------------------------------

RCG INFORMATION TECHNOLOGY

Another way we are working to create value is through RCG Information Technology. We serve clients in areas where demand for computer-based solutions is greatest, such as software outsourcing, supplemental staffing, client-server technologies and Year 2000 solutions.

Business growth is strong. Revenues in 1997 were up 40% over 1996. We are starting to achieve improved margins and profits, after making large business development expenditures over the past several years. We believe this business is worth well in excess of its carrying value and intend to make it an even more valuable asset for our shareholders.


OUTLOOK FOR GROWTH

As we write this letter, the property and casualty market is increasingly competitive. In a soft market, some companies will pursue premium growth at the expense of their shareholders' interests. Not Reliance. We will stay focused on the bottom line. Accordingly, growth in most of our lines will be modest. However, we do have opportunities to grow profitably in several targeted areas of promise where we have been assiduously planting the seeds of our future success.

Our international operations have had a good deal of success, but we have only begun to tap the potential in overseas markets. In 1990, we had virtually no foreign-sourced premiums. Today, they exceed $270 million. Reliance now conducts business in 50 countries, through direct operations, joint ventures and alliances. By offering specialized expertise and capabilities, Reliance can add value and prosper even in markets with entrenched local competitors.

Reliant, our nonstandard auto insurance company, began operations in 1996 and, during 1997, wrote $98 million in premiums. We have built a topflight management team and organization to serve the huge -- $22 billion and growing -- nonstandard market.

Reliance is utilizing new technology in its CyberComp unit -- the first company to quote and bind workers' compensation policies on the Internet. CyberComp is an efficient writer of single-state policies for smaller companies through a select group of independent agents. These agents and their customers appreciate the fast response and transaction simplicity that CyberComp's technology affords. From a start-up earlier in the year, CyberComp generated more than $30 million in business in 1997.

Technology is also playing a role as we enter the standard and preferred personal auto insurance market. Reliance has begun selling auto insurance utilizing an Internet web site, direct mail and other direct marketing channels. We plan to expand sales by offering coverage through Intuit's Quicken and other web-based systems. With our low-cost structure, we should be able to offer savings to consumers and carve out a niche in the largest insurance line in the United States.

We also expect to thrive by taking advantage of economies of scale. For example, we see opportunities for making more productive and profitable use of our nationwide network serving the property and casualty needs of the middle market. We are already achieving good underwriting results. Continued growth would enable us to lower the expense ratio and generate higher profits. We are developing new capabilities and seeking additional opportunities to accelerate our progress.


--------------------------------------------------------------------------------
"Reliance Group has undergone broad-based and far-reaching positive change...Today, Reliance is a specialty markets insurer with a much strengthened balance sheet and highly favorable prospects."

Credit Suisse
First Boston Corporation
January 1998
--------------------------------------------------------------------------------

                            RELIANCE GROUP HOLDINGS, INC. 1997 ANNUAL REPORT   7


Reliance Surety, a leader in contract surety for midsize contractors, is working to replicate that success among small contractors. We are serving small contractors through each of our 33 Surety offices nationwide and have more than $30 million in small contractor surety premiums.

These are just a few of the businesses where Reliance is investing to build tomorrow's success. Within each profit center and line, we identify what we should be doing new, different and better for our customers in order to be rewarded with attractive risk-adjusted returns for our shareholders.

We follow a proven formula that begins by recruiting and cultivating the best people to lead our efforts. We free them from the straitjacket of large corporate bureaucracies and allow them to build an organization with the right structure, culture and resources for their specific line of business. We incent and reward their long-term success. And we always set standards to ensure disciplined underwriting and quality service.


REMEMBERING TOM STANTON

On a sad note, we mourn the loss of our esteemed director, Thomas J. Stanton, Jr., who died in January 1998. For more than 30 years, he faithfully and diligently shared his knowledge and wisdom with our company. His enormous talent will be sorely missed.


CONCLUSION

In our advertising we ask the question, how can Reliance, founded in 1817, "be so OLD and move so FAST?" We'd like to conclude by answering that question.

We built an organization, unique in the insurance industry, that combines an entrepreneurial culture with disciplined management intent on minimizing risks and capitalizing on opportunities. We stay focused on the marketplace and are driven by the goal of building shareholder value. We manage with the commitment and responsibility that owners bring to their business.

--------------------------------------------------------------------------------
The right people, culture and capabilities

Reliance has what it takes to be the best in property and casualty insurance.

--------------------------------------------------------------------------------


The marketplace is beginning to share our conviction that Reliance is a fundamentally different kind of insurance company. The people of Reliance are determined to stand above the industry, make further progress toward our stated goals and deliver exceptional results for our customers and shareholders.


/s/ Saul P. Steinberg
SAUL P. STEINBERG
Chairman and Chief Executive Officer


/s/Robert M. Steinberg
ROBERT M. STEINBERG
President and Chief Operating Officer

8   RELIANCE GROUP HOLDINGS, INC. 1997 ANNUAL REPORT


--------------------------------------------------------------------------------
Market-Driven

One hundred and eighty years young.
Reliance is thriving. We are fast and agile when it comes to identifying and seizing new opportunities, and we never stop finding new ways to enhance the value of our franchise for our customers, our shareholders and our employees.
--------------------------------------------------------------------------------

Reliance Group Ad - Photo in center of page, copy on left side

Photo: Dog sitting; close up of dog's face

Headline:   WHEN YOUR CORPORATE LOGO IS A FIRE
            HYDRANT YOU CAN'T SIT STILL FOR A MINUTE.



Text:
Reliance began in 1817. And we've never looked back. We've been too busy hounding our competition.

Today, we're an $11 billion group of companies in worldwide property and casualty insurance.

We're old, established, big. And anything but staid.

In fact, it's our unusually innovative approach to insurance that's helping us grow at twice the rate of the rest of the industry.

It might sound self-serving for us to tell you we're regarded as the most dynamic and creative company in insurance today. Yet ask our customers about us--many of whom are Fortune 500 companies--and they'll likely agree.

In any event, should you come across the Reliance fireplug on a letterhead, an annual report, a business card, or a building, you can at least be certain of one thing.

Nobody's parked there.

1-800-241-4487
http://www.rgh.com

(Copyright) Reliance Group Holdings, Inc., 1997

Bottom Center:  Reliance Group Holdings, Inc. [LOGO]
Reliance Logo - Fire hydrant wrapped with fire hose and year 1817 underneath
                HOW CAN WE BE SO OLD AND MOVE SO FAST? (Service Mark)


Lower Right:  Reliance National
              Reliance Insurance
              Reliance Surety
              Reliance Reinsurance

10  RELIANCE GROUP HOLDINGS, INC. 1997 ANNUAL REPORT

--------------------------------------------------------------------------------

                              Reliance on the move

                              [Photo: Dog Running]

--------------------------------------------------------------------------------
Reliance National
Specialty Leader

If Reliance is the industry's most youthful 180-year-old, then Reliance National certainly can be regarded as insurance's most mature 10-year-old.

Reliance National has grown from a start-up business in 1987 to become Reliance's largest property and casualty profit center, accounting for about half of net premiums written in 1997.

Reliance National is composed of several highly focused business units that provide specialized commercial property and casualty insurance coverages and risk management services to Fortune 1,000 companies and other major corporations throughout the world.

In 1997, premiums grew 18%, and Reliance National's combined ratio was 102.0%.

In today's challenging environment, success requires underwriting discipline and swift response to the marketplace's opportunities and risks.


Alternative risk transfer represents an area where Reliance National cultivated skills beyond those of traditional carriers and became a market leader by offering unbundled risk management services to support loss-sensitive, high-deductible and captive insurance arrangements. Ideally suited for commercial general liability, workers' compensation and commercial automobile liability coverages, this business has produced a solid rate of return.

Other lines that have performed exceptionally well include accident and health, directors and officers liability, aviation and marine insurance.

Over the last decade, Reliance National has developed extraordinary expertise in each of the coverages it writes. Integrated underwriting, actuarial, claims and loss control teams are vital to Reliance National's success in meeting the diverse needs of the clients and brokers it serves.

The entrepreneurial spirit that founded Reliance National is a driving force behind custom-tailored products and services and innovations, including underwriting coverage for the first captive insurance company domiciled in New York and a newly created online workers' compensation initiative, known as CyberComp.

With CyberComp, Reliance National became the first commercial property and casualty insurer to sell workers' compensation insurance over the Internet. CyberComp enables authorized independent agents to obtain quotes and bind single-state workers' compensation coverage for small to midsize accounts quickly and easily, 24 hours a day, via a dedicated web site. Reliance National has gained a competitive advantage by utilizing advanced technology to maximize cost savings and boost efficiency in the delivery of this product. CyberComp expects strong premium growth in 1998.

                            RELIANCE GROUP HOLDINGS, INC. 1997 ANNUAL REPORT  11

--------------------------------------------------------------------------------
Insuring Global Infrastructure

Trillions of dollars will be spent on international infrastructure in the next decade. To capitalize on this opportunity, Reliance National created a Global Infrastructure Division. Major development initiatives, such as ports, power plants and roadways, have complex coverage requirements, and Reliance National is the only insurer with a single unit that provides multiline insurance and risk management solutions for the consortia that build and finance these projects in rapidly industrializing nations throughout the world.

--------------------------------------------------------------------------------

Reliant, Reliance National's nonstandard automobile insurance operation, generated $98 million in premiums in 1997. Working through independent agents in 11 states, Reliant has grown selectively in the most attractive markets. The focus is on building an infrastructure and quality systems to support future premium growth. Reliant has a tremendous opportunity to carve out a niche in the profitable $22 billion U.S. nonstandard auto insurance market.


Internationally, Reliance National conducts business through direct operations, joint ventures and alliances in 50 countries. Foreign-sourced premiums grew 39% in 1997 and now represent more than 25% of Reliance National's book of business.

In 1997, Reliance National entered into an agreement to provide the Huatai Insurance Company of China with product development assistance and reinsurance support. This market offers enormous long-term growth potential.

In 1997 and early 1998, Reliance National opened additional offices in both Germany and Mexico, and its first office in Switzerland. By year-end, it expects to have new presences in Brazil, Hong Kong and South Africa.

Reliance National will continue to pursue growth domestically as well as abroad, while underwriting and pricing risk to ensure profitability.


--------------------------------------------------------------------------------
Reliance Insurance
Middle-Market Success

Continuing improvements in underwriting results at Reliance Insurance reflect the transformation that has taken place within this profit center over the past several years.

Today, Reliance Insurance is focused on insuring midsize companies, typically those with up to 1,000 employees and annual revenues of up to $300 million. A shift toward larger, middle-market accounts has enabled Reliance Insurance to grow selectively in areas where its expertise is valued and the premium potential is greater. Unlike small, regional insurers, Reliance Insurance has the capabilities to meet virtually all the property and casualty insurance needs of middle-market businesses.

With a broad spectrum of products and services and a nationwide network of 40 offices, Reliance Insurance provides a high level of personalized service. Producers and middle-market customers value Reliance Insurance's strong, local presence and customized coverages.

In 1997, Reliance Insurance's Large Accounts Division, which serves accounts with annual premiums in excess of $1 million, grew by expanding its casualty offerings to include construction wrap-ups, domestic and offshore captives, fronting services, finite risk arrangements and loss portfolio transfer contracts.

                                                            continued on page 14

Reliance Group Ad - photo is center of page, copy on left side

Photo: Volcano erupting

Headline:  1817:
           DISASTER FOLLOWS VOLCANIC
           ERUPTION IN INDONESIA,

           THE FIRST SEMINOLE UPRISING BEGINS,
           JEAN LAFFITE RESUMES PIRACY,
           AND OTHER OPPORTUNITIES FOR A
           BRIGHT NEW INSURANCE COMPANY.

Text:
You can still see our distinctive "fire hydrant" logo emblazoned on Independence Hall in Philadelphia. We covered it against fire back in the early days.

Since then we've grown to an $11 billion group of companies that provides property and casualty insurance for many of the world's best known companies.

If someone needs insurance we don't have, we'll even invent it.

No doubt you've heard talk about sexual harassment in the workplace. We're the ones who did something about it. We created insurance that covers and audits companies for their employee practices.

This is the kind of innovation that makes us a standout in insurance today. It's also one of the reasons we've been growing at twice the rate of the rest of the industry.

How long can we keep it up? Hard to say. We've been at it for 180 years and probably couldn't figure out how to stop.

1-800-241-4487
http://www.rgh.com

(Copyright) Reliance Group Holdings, Inc., 1997

Bottom Center:  Reliance Group Holdings, Inc. [LOGO]
Reliance Logo - Fire hydrant wrapped with fire hose and year 1817 underneath
                HOW CAN WE BE SO OLD AND MOVE SO FAST?(Service Mark)

Lower Right:  Reliance National
              Reliance Insurance
              Reliance Surety
              Reliance Reinsurance

                            RELIANCE GROUP HOLDINGS, INC. 1997 ANNUAL REPORT  13


--------------------------------------------------------------------------------
Accountable

Reliance has built an organization that has withstood the test of time and continues to flourish today as the industry's entrepreneurial insurance company. Shareholder-driven and customer-focused, Reliance remains a source of strength, stability and superior service.

--------------------------------------------------------------------------------

14  RELIANCE GROUP HOLDINGS, INC. 1997 ANNUAL REPORT

Reliance Insurance
continued from page 11

In 1998, Reliance Insurance offices in Boston, Kansas City and San Francisco will have new capabilities to serve this market.

Additional producers were appointed throughout the country this year, and the Specialty Division developed new business by emphasizing its insurance expertise in six key areas: contracting, manufacturing, transportation, public entities, social services and special properties. Specialty claims units are aligned with underwriting teams to support customers in each of these industry segments.

Reliance Insurance's ability to serve customers at the local level also was enhanced by the opening of new claims offices in Kansas City, Louisville, Minneapolis, New Orleans, Philadelphia, San Diego, San Francisco, St. Louis and West Palm Beach.

Reliance Insurance has an innovative, outcome-driven approach to claims management. Instead of focusing narrowly on processes, claim professionals have the resources and incentives to produce optimal results for policyholders as well as for the company. For example, enhancing the quality of investigations or improving litigation management can lead to lower losses for Reliance and help control customers' insurance costs. Similarly, a higher standard of medical care can improve disability claims outcomes by enabling injured workers to return to their jobs stronger and sooner.

Throughout Reliance Group, results are a determining factor in compensation. At Reliance Insurance, a growing number of employees -- currently about half of the total staff -- participate in incentive plans, which reward results that contribute to operating income and balance premium growth with improvements in the company's combined ratio.

Premiums grew 5% in 1997. Growth was achieved even as Reliance Insurance made greater use of reinsurance and discontinued certain program business that was not producing an adequate rate of return.

Reliance Insurance maintained its underwriting integrity and commitment to the fundamentals while achieving a combined ratio of 103.7%. Progress will continue as Reliance Insurance leverages producer relationships, adheres firmly to underwriting standards and builds business on the basis of outstanding service.


--------------------------------------------------------------------------------
Reliance Surety
Best in the Business

A leader in serving midsize contractors, Reliance Surety has been widely recognized for many years as the nation's top surety operation in terms of profitability, overall performance and customer service.


Reliance Surety offers a full range of performance and payment bonds for the construction industry; license, permit and probate bonds; bonds for public officials; and fidelity bonds for financial institutions and other commercial enterprises.

--------------------------------------------------------------------------------

                           Service with a difference

                                    [Photo]

Photo Description: Firemark - plaque with imprint of fire hydrant wrapped with fire hose and the letter "F" on the left side of the hydrant and the letter "A" on the right side of the hydrant. The firemark was the symbol of The Fire Association of Philadelphia, founded in 1817, which later became Reliance Insurance Company.

--------------------------------------------------------------------------------

RELIANCE GROUP HOLDINGS, INC. 1997 ANNUAL REPORT  15


Reliance Surety's track record is outstanding. Over the past five years, Reliance Surety has posted average premium growth of 13% and an average combined ratio of 74.6%. In 1997, Reliance Surety achieved both good premium growth of 11% and an excellent combined ratio of 77.0%. Consistent profitability and low loss levels are reflective of strict underwriting controls, rigorous credit analyses and close management of the claims function.

Contributing to superb results this year was the Reliance Small Contractor Bond Program. Premiums grew 36% this year as all 33 of Reliance Surety's branch offices actively marketed contract surety bonds and bonds guaranteed by the Small Business Administration to producers with small contractor accounts.

Additional penetration of the small business sector was achieved through Express Surety, which expedites the issuance of low-risk surety and fidelity bonds for smaller commercial accounts. Advanced technology streamlines bond processing, ensuring quick turnaround for producers and customers, and making it more cost-effective to manage a high volume of small bonds.

At Reliance Surety, success is definitely a team effort. Underwriters, claims personnel, actuaries and loss control specialists work together to provide seamless service and creative solutions. In-house experts in the areas of finance, law, accounting and engineering consult on each account, troubleshooting and sharing the benefit of their experience with producers and clients.

The focus is on building relationships and keeping them strong. A branch office system is an important part of this strategy. By keeping in close contact with producers and customers, Reliance Surety gains an in-depth understanding of their needs and is able to respond with customized bond programs. When a client faces a difficult situation, Reliance Surety has the knowledge necessary to react quickly and resolve the problem.

New customers have been attracted by the offering of workers' compensation program bonds, coal reclamation bonds for mining companies and bonding for complex risks, such as environmental remediation projects and design-build operations.

To take advantage of overseas opportunities, Reliance Surety in 1997 opened for business in London -- a gateway to international markets.

Reliance Surety will continue to pursue profitable growth in the contract surety and commercial bond business. Relationships established now will generate greater returns in the future as customers grow and succeed, and as they count on Reliance Surety to fulfill their expanded bond requirements.

Underwriting excellence will remain a company benchmark, integral to Reliance Surety's industry leadership and success.

--------------------------------------------------------------------------------
Claims Management at its Best

Since 1817, we have delivered on our promises to our customers by responding promptly when a loss occurs and managing claims effectively. Now Reliance is taking claims service to a new level. It's not about following a manual or processing paperwork; it's about finding the right solution for any given situation. This may involve litigation experts or settlement conferences, fraud investigation, subrogation, medical consultations, return-to-work programs or even placing a Reliance claims specialist at a customer's location. We've lowered caseloads, so our claims professionals can devote more time to each claim and produce better results. They do whatever it takes to achieve the optimal outcome for insureds, for Reliance and for our shareholders.

--------------------------------------------------------------------------------

16  RELIANCE GROUP HOLDINGS, INC. 1997 ANNUAL REPORT


--------------------------------------------------------------------------------
Entrepreneurial

The difference is our people. Talented and experienced individuals perform at the top of their profession in an environment that fosters creativity and rewards success. A vital, dynamic organization, Reliance stands out as a company committed to innovation and service excellence.

--------------------------------------------------------------------------------

Reliance Group Ad - photo in center of page, copy on left side


Photo: City skyline at night showing silhouette of large office building with lights on in three floors of building.

Headline:    IN A BUSINESS
             FAMOUS FOR
             SLEEPING GIANTS,
             THERE IS AN ALARM CLOCK.

Text:

Even though Reliance Group Holdings is an $11 billion corporation in property and casualty insurance, we're not one of the industry's giants.

Not in size and not in the way we do business.

Talk to some big insurance companies and if you want what they've got, you can get it. But if you want something new and unheard of, or a program that's a little differently tailored, they'd rather not bother.

We'd rather bother. Even though our roots go all the way back to 1817, we haven't gotten hardening of the policies. We've built a successful business by giving companies the coverage they want and need, even if it isn't off the shelf.

This is one of the reasons why we're working with some of the biggest names in business, worldwide. And growing twice as fast as the rest of the industry.

So we're burning some midnight oil. We like to think it's our competitors who are losing the sleep.

1-212-838-4239
http://www.rgh.com

(Copyright) Reliance Group Holdings, Inc., 1997

Bottom Center:  Reliance Group Holdings, Inc. [LOGO]
Reliance Logo - Fire hydrant wrapped with fire hose and year 1817 underneath
                HOW CAN WE BE SO OLD AND MOVE SO FAST?(Service Mark)

Lower Right:  Reliance National
              Reliance Insurance
              Reliance Surety
              Reliance Reinsurance

18  RELIANCE GROUP HOLDINGS, INC. 1997 ANNUAL REPORT

--------------------------------------------------------------------------------
                            An industry wake-up call
                              [Photo - Alarm Clock]

--------------------------------------------------------------------------------
Reliance Reinsurance

Service and Solutions

Insurance companies seek to maintain close ties with reinsurers that understand their needs and are responsive. Insurers and reinsurance brokers count on Reliance Reinsurance for underwriting acumen, security, superior claims service and custom-tailored solutions.

Reliance Reinsurance has long-standing relationships with a broad range of clients, including small and midsize insurers, the specialty divisions of larger insurance companies, captive insurers, risk retention groups and other alternative facilities. Reliance Reinsurance focuses primarily on reinsuring in the lower layers -- the first $1 million of primary coverage -- where risk is more actuarially predictable and there is less volatility.

While continuing to emphasize casualty reinsurance, Reliance Reinsurance also has established itself in the ocean marine and general aviation markets.

Reliance Reinsurance's combined ratio was 101.8% in 1997. In a reinsurance market where there has been a tendency toward more relaxed underwriting standards, Reliance Reinsurance has redoubled its commitment to disciplined underwriting.

Before entering a new market, Reliance Reinsurance utilizes sophisticated modeling techniques and actuarial analysis to thoroughly evaluate and manage risk effectively. For example, Reliance Reinsurance developed proprietary interactive computer models using extensive data on crop yields to evaluate geographic concentrations before it began writing agricultural reinsurance.

To ensure quality underwriting and help clients achieve their objectives, Reliance Reinsurance reviews each client's underwriting, claims, financial and actuarial operations before accounts are bound. Reliance Reinsurance's underwriting and actuarial teams draw on their extensive experience to structure optimal reinsurance arrangements, including finite risk programs and other risk transfer alternatives. Strategic alliances with offshore reinsurers enable Reliance Reinsurance to offer cost-effective liability coverages.

Client service is a top priority, and electronic data interchange speeds and simplifies communication between Reliance Reinsurance, brokers and insurers.

Reliance Reinsurance will continue to identify profitable niches and pursue growth opportunities in specialty liability lines. Reliance Reinsurance also has positioned itself as a resource for mutual insurance companies that need capital-planning and reinsurance support.

                            RELIANCE GROUP HOLDINGS, INC. 1997 ANNUAL REPORT  19

--------------------------------------------------------------------------------
At Reliance, there's no such thing as business as usual.

When you think like owners, you're constantly motivated to come up with new ideas and fresh approaches for satisfying customers and staying ahead of the competition. Employees at every level have equity investments in the company through various plans and incentives to own Reliance stock. Management's interests are totally aligned with those of shareholders, as top management has a substantial equity investment in the company, and compensation plans for key managers are structured to reward long-term underwriting profitability.

--------------------------------------------------------------------------------
RCG Information
Technology
Creating Value

Heavy demand for technology-driven solutions has made RCG Information Technology (RCG IT) one of the nation's fastest-growing computer consulting companies.

From programming, project management and consulting to supplemental staffing, systems analysis, design and integration, and end-to-end Year 2000 compliance, RCG IT provides a full range of highly customized services to help organizations operate more efficiently.

RCG IT serves clients in various business sectors, including banking, brokerage, insurance, electronics, telecommunications, petroleum, chemicals, retail, transportation, manufacturing and the travel industry. RCG IT's clients also include government and not-for-profit entities.

In 1997, revenues rose to $191.9 million, from $136.7 million in 1996. Pretax income was $4.8 million in 1997, up from $2.3 million in 1996. Profit margins increased significantly in the latter part of 1997.

Progress was impressive this year as substantial investments made in building the business and creating an infrastructure with the right management and technical staff produced positive returns.

RCG IT enhanced its capabilities by acquiring Integrated Systems Resources, Inc. of Hartford, an information systems consulting firm specializing in testing and quality assurance.

While unprecedented demand for information technology services is fueling RCG IT's growth, it has created an industry-wide shortage of computer programming talent. To meet demand and continue to grow, RCG IT is recruiting heavily internationally, as well as in the United States. Professional staffing has increased 58% in the past two years. In 1997, RCG IT expanded its network to 17 offices in 11 states and established recruiting capabilities in India, Ireland, the Philippines and South Africa. In 1998, RCG IT plans to open offices in Boston and San Francisco.

The Year 2000 problem has presented RCG IT with a unique opportunity to expand its client base and demonstrate its extensive capabilities. RCG IT is well positioned to help leading public and private entities tackle the Year 2000 problem and other challenges they face now and in the next millennium.

Success in meeting clients' diverse needs is a key to growing profitably and succeeding as a full-service provider of comprehensive information technology solutions.

20

Financial Information

21  Selected Financial Data

24  Financial Review

31  Consolidated Financial Statements

35  Notes to Consolidated Financial Statements

58  Independent Auditors' Report

59  Report of Management

60  Market and Dividend Information

61  Directors and Officers

62  Corporate Data

                              Reliance Group Holdings, Inc. and Subsidiaries 21

Selected Financial Data

Year Ended December 31                                1997             1996              1995             1994              1993
----------------------------------------------------------------------------------------------------- ----------------------------
(In thousands, except per share amounts)

Income Statement Data:
Revenues:
Property and casualty insurance
   Premiums earned                              $1,947,016       $1,800,854        $1,774,591       $1,777,318        $1,571,539
   Net investment income                           263,981          257,133           247,343          232,299           216,432
   Gain on sales of investments                     71,501           49,264            27,381            8,851           129,018
                                                ----------------------------------------------------------------------------------
                                                 2,282,498        2,107,251         2,049,315        2,018,468         1,916,989

Title insurance(1)                                 896,332          810,958           701,622          883,903           922,432

Other                                              263,806          172,378           155,050           144,679          123,398
                                                ----------------------------------------------------------------------------------

                                                $3,442,636       $3,090,587        $2,905,987       $3,047,050        $2,962,819
                                                ==================================================================================

Income (loss) from continuing operations
   before gain on sales of investments,
   income taxes and equity in investee company:
Property and casualty insurance                 $  232,259       $  218,746        $  201,699       $  134,956        $   41,212
Asbestos and environmental loss
   reserve increase(2)                                   -         (134,000)(2)             -                -                 -
                                                ----------------------------------------------------------------------------------

                                                   232,259           84,746           201,699          134,956            41,212
Title insurance(1)                                  63,367           38,234            12,283           30,810            55,180
Corporate interest expense                         (74,407)         (74,253)          (76,230)         (75,619)          (89,517)
Corporate overhead and other                       (53,095)         (51,738)          (47,184)         (51,371)          (56,584)
                                                ----------------------------------------------------------------------------------

                                                   168,124           (3,011)           90,568           38,776           (49,709)
Income tax (provision) benefit                     (48,766)          10,064           (21,929)          (9,464)           35,831
Equity in investee company                           7,675            8,908             7,792            9,478            12,441
                                                ----------------------------------------------------------------------------------

Income (loss) from continuing operations
   before gain on sales of investments             127,033           15,961(2)         76,431           38,790            (1,437)
After-tax gain on sales of investments              47,463           32,246            19,485            5,031            86,973
                                                ----------------------------------------------------------------------------------

Income from continuing operations                  174,496           48,207(2)         95,916           43,821            85,536

Gain on sale of discontinued operation              68,865                -                 -                -                 -
Other-net                                          (13,942)               -            (7,860)               -           (12,011)
                                                ----------------------------------------------------------------------------------

Net income                                      $  229,419       $   48,207        $   88,056       $   43,821        $   73,525
                                                ==================================================================================

Diluted per share information:
Income (loss) from continuing operations
   before gain on sales of investments               $1.07             $.14(2)           $.66             $.34             $(.02)
After-tax gain on sales of investments                 .40              .27               .17              .04               .95
                                                ----------------------------------------------------------------------------------

Income from continuing operations                    $1.47             $.41(2)           $.83             $.38             $ .93
                                                ==================================================================================

Net income                                           $1.94             $.41              $.74             $.38             $ .80
                                                ==================================================================================


Weighted average number of
   diluted shares outstanding                      118,363          116,281           115,054          114,306            91,708

Cash dividends per common share                     $  .32             $.32              $.32             $.32             $ .32

22 Reliance Group Holdings, Inc. and Subsidiaries

Selected Financial Data

Year Ended December 31                                1997             1996              1995             1994              1993
----------------------------------------------------------------------------------------------------------------------------------
(In thousands, except ratios)
Other Operating Data(3):
Underwriting loss                                $ (31,722)       $ (38,387)(4)     $ (45,644)       $ (97,343)       $ (175,220)
Loss and loss expense ratio                           64.8%            67.6%(4)          67.7%            73.0%             78.6%
Underwriting expense ratio                            36.1             34.0              34.1             31.4              32.2
                                                ----------------------------------------------------------------------------------

Combined ratio(5)                                    100.9%           101.6%(4)         101.8%           104.4%            110.8%
                                                ==================================================================================


                             December 31              1997             1996              1995             1994              1993
----------------------------------------------------------------------------------------------------------------------------------
(In thousands, except per share amounts)

Balance Sheet Data:
Assets                                         $11,332,486      $10,143,692        $9,612,808       $9,011,198        $8,496,596
Marketable securities                            4,149,969        3,991,627         3,876,551        3,394,068         3,398,779
Excess of cost over fair value of net
   assets acquired                                 229,484          239,047           248,610          258,173           267,736
Debt outstanding                                   903,083          901,532           878,419          892,579           911,071
Shareholders' equity                               962,515          676,680           678,348          386,750           518,626
Shareholders' equity per common share                 8.38             5.92              5.98             3.42              4.65

Statutory policyholders' surplus
   of property and casualty
   insurance subsidiaries                        1,302,490        1,187,056         1,128,336          908,538           902,290


(1) On February 27, 1998, the Company completed the sale of its title insurance operations to LandAmerica Financial Group, Inc. See note 2 to the consolidated financial statements.

(2) The 1996 results included a charge of $134.0 million ($87.1 million after-tax, or $.75 per diluted share) to increase net loss reserves for asbestos-related and environmental pollution claims for business written in or before 1987. Excluding this charge, 1996 income from continuing operations, before gains on sales of investments, would have been $103.1 million, or $.89 per diluted share.

(3) The data relate to the property and casualty insurance subsidiaries. Underwriting results include policyholders' dividends and other income and expense.

(4) The 1996 data excluded the charge of $134.0 million (7.4 combined ratio points) to increase net loss reserves for asbestos-related and environmental pollution claims for business written in or before 1987. The actual 1996 underwriting loss was $172.4 million, the loss and loss expense ratio was 75.0% and the combined ratio was 109.0%.

(5) In 1995 and 1994, the combined ratio excluded the effect of the $4.0 million and $11.6 million charge pertaining to California's Proposition 103.

                               Reliance Group Holdings, Inc. and Subsidiaries 23

Property and Casualty Insurance Operations

Net premiums written for each line of property and casualty insurance are as follows:

Year Ended December 31                                1997             1996              1995             1994              1993

----------------------------------------------------------------------------------------------------------------------------------
(In thousands)

General Liability                               $  423,278      $   466,636       $   468,951      $   423,377       $   369,895
Commercial Automobile                              295,014          265,206           239,819          244,000           260,180
Workers' Compensation                              275,898          249,638           265,882          312,808           377,592
Multiple Peril                                     221,021          211,857           184,600          180,074           187,438
Ocean and Inland Marine                            191,055          129,148           118,757          103,865           105,254
Surety                                             176,500          159,183           139,298          117,989           106,664
Reinsurance                                        159,032          151,099           118,969          125,597           123,742
Non-Standard Automobile                             97,939                -                 -                -                 -
Accident and Health                                 91,714           61,873            58,426           51,976            35,649
Fire and Allied                                     46,339           64,250            68,118           49,977            40,372
Involuntary                                         33,729           44,229            81,006          113,483           113,498
Other                                               54,328           43,080            35,214           41,144            50,313
                                                ----------------------------------------------------------------------------------
                                                $2,065,847       $1,846,199        $1,779,040       $1,764,290        $1,770,597
                                                ==================================================================================

Combined ratios (on a GAAP basis), after policyholders' dividends, for each line of property and casualty insurance are as follows:

Year Ended December 31                                1997             1996(2)           1995(3)          1994(3)           1993
----------------------------------------------------------------------------------------------------------------------------------

General Liability                                      100.0%            95.5%            102.4%           106.0%           105.0%
Commercial Automobile                                  115.1            123.7             126.3            116.6             125.5
Workers' Compensation                                   93.0             94.1              79.1             95.3              96.5
Multiple Peril                                         100.9            107.0             117.3            114.8             121.6
Ocean and Inland Marine                                 92.1            100.3              96.0            124.9             113.9
Surety                                                  77.0             75.5              65.6             74.3              81.0
Reinsurance                                            101.8            102.7             114.9            111.3             104.8
Non-Standard Automobile                                140.8(1)             -                 -                -                 -
Accident and Health                                     97.3             96.0              81.2             88.9              94.2
Fire and Allied                                        121.4            100.9             117.4             75.5             158.4
Involuntary                                             96.7             98.8              94.6            100.3             133.6
Other                                                  127.5            156.6             155.7            120.7             187.8
                                                    ------------------------------------------------------------------------------
                                                       100.9%           101.6%            101.8%           104.4%            110.8%
                                                    ==============================================================================



(1) Includes administrative expenses associated with building an infrastructure and quality control systems to support future premium growth of this start-up operation.


(2) Excluded the effect of the $134.0 million increase in net loss reserves for asbestos-related and environmental pollution claims for business written in or before 1987. This charge impacted the general liability, commercial automobile, multiple peril and reinsurance lines of business. Including this charge, the total combined ratio was 109.0%, while the combined ratios of the general liability, commercial automobile, multiple peril and reinsurance lines of business were 113.8%, 124.5%, 123.9% and 115.5%, respectively.

(3) Excluded the effect of the $4.0 million and $11.6 million charge pertaining to California's Proposition 103 in 1995 and 1994.

24 Reliance Group Holdings, Inc. and Subsidiaries


Financial Review

Sale of Title Insurance Operations

On February 27, 1998, the Company completed the sale of its title insurance operations to Lawyers Title Corporation, whose name was changed to LandAmerica Financial Group, Inc. ("LandAmerica") on that date. As consideration for the sale, the Company received $266.6 million of cash, 4,039,473 shares of LandAmerica common stock and 2,200,000 shares of LandAmerica 7% cumulative convertible preferred stock having a stated value of $110,000,000 and which is convertible into 4,824,561 shares of LandAmerica common stock. Such shares of common and preferred stock are subject to various terms, conditions and restrictions with regard to sale, conversion and voting. The Company owns approximately 27% of LandAmerica's outstanding common stock and, on a diluted basis, 45% of LandAmerica's common stock, and has three representatives on its 14 member board of directors. Accordingly, the Company will account for its investment in LandAmerica by the equity method of accounting for periods subsequent to the sale date. The sale resulted in an after-tax gain of approximately $245 million of which approximately $135 million will be recognized in the first quarter of 1998. The balance of the gain will be recognized as the equity securities of LandAmerica are sold. The Company intends to use a portion of the cash proceeds from the sale to purchase approximately $125 million of its debt.

Overview

The Company had income from continuing operations, before gains on sales of investments, of $127.0 million ($1.07 per diluted share) in 1997, compared to $16.0 million ($.14 per diluted share) in 1996 and $76.4 million ($.66 per diluted share) in 1995. The 1996 operating results included an after-tax charge of $87.1 million ($.75 per diluted share) to increase property and casualty insurance net loss reserves for asbestos-related and environmental pollution claims for business written in or before 1987. Excluding the effects of this charge, 1996 operating income, before gains on sales of investments, was $103.1 million ($.89 per diluted share). The improved results in 1997 and 1996 resulted from increased profitability in both property and casualty and title insurance operations. After-tax gains on sales of investments were $47.5 million ($.40 per diluted share), $32.2 million ($.27 per diluted share) and $19.5 million ($.17 per diluted share) in 1997, 1996 and 1995, respectively.

   Net income in 1997 was $229.4 million ($1.94 per diluted share) which includes an after-tax gain of $68.9 million ($.58 per diluted share) resulting from a tax benefit realized from the sale of all the issued and outstanding common stock of Prometheus Funding Corp. ("Prometheus"), formerly Frank B. Hall & Co. Inc., a subsidiary previously classified as discontinued, and an after-tax charge of $7.5 million ($.06 per diluted share) for a litigation settlement pertaining to Prometheus. Net income in 1997 also includes an after-tax charge of $6.4 million ($.05 per diluted share) representing the cumulative effect of adopting Emerging Issues Task Force Issue No. 97-13, which prohibits capitalization of process reengineering costs. Net income in 1996 was $48.2 million ($.41 per diluted share) and $88.1 million ($.74 per diluted share) in 1995. Excluding the effects of the charge to strengthen asbestos and environmental net loss reserves, net income in 1996 was $135.3 million ($1.16 per diluted share). Net income in 1995 included a loss of $4.5 million on the disposal of discontinued life insurance operations by Zenith National Insurance Corp. ("Zenith"), an investee company, and an extraordinary loss of $3.4 million from the early extinguishment of debt.

Property and Casualty Insurance Operations

Property and casualty insurance pretax operating income, before gains on sales of investments, increased to $232.3 million in 1997, from $218.7 million in 1996 (which excludes the $134.0 million pretax charge to strengthen asbestos-related and environmental pollution claims net loss reserves), and $201.7 million in 1995. These increases reflect continued strong underwriting results and higher levels of net investment income. Pretax gains on sales of investments were $71.5 million, $49.3 million and $27.4 million in 1997, 1996 and 1995, respectively.

                               Reliance Group Holdings, Inc. and Subsidiaries 25


Net premiums written and premiums earned for each line of property and casualty insurance are as follows:


Year Ended December 31                   1997                      1996                      1995
-------------------------------------------------------------------------------------------------------------------
                                      Net           Net          Net          Net          Net          Net
                                 Premiums      Premiums     Premiums     Premiums     Premiums     Premiums
                                  Written        Earned      Written       Earned      Written       Earned
-------------------------------------------------------------------------------------------------------------------
(In thousands)

General Liability              $  423,278    $  420,645   $  466,636   $  437,634   $  468,951   $  451,867

Commercial Automobile             295,014       275,467      265,206      260,735      239,819      236,592
Workers' Compensation             275,898       249,135      249,638      276,938      265,882      290,241
Multiple Peril                    221,021       207,369      211,857      200,301      184,600      180,166
Ocean and Inland Marine           191,055       188,001      129,148      123,352      118,757      115,590
Surety                            176,500       167,251      159,183      147,416      139,298      127,355
Reinsurance                       159,032       152,754      151,099      140,334      118,969      119,921
Non-Standard Automobile            97,939        53,512            -            -            -            -
Accident and Health                91,714        87,196       61,873       60,394       58,426       58,636
Fire and Allied                    46,339        55,336       64,250       63,020       68,118       61,430
Involuntary                        33,729        38,955       44,229       50,489       81,006       88,734
Other                              54,328        51,395       43,080       40,241       35,214       44,059
                               ------------------------------------------------------------------------------------
                               $2,065,847    $1,947,016   $1,846,199   $1,800,854   $1,779,040   $1,774,591
                               ====================================================================================


The increase in net premiums written and premiums earned in 1997 resulted from continued growth in both domestic and international operations and reflect premiums generated from the start-up of the Company's non-standard automobile line. Premiums from the non-standard automobile business are expected to continue to grow throughout 1998. The increase in 1997 premiums also reflect growth in the commercial automobile, ocean and inland marine, surety and accident and health lines of business. Net premiums written and premiums earned in 1996 benefitted from increased writings in the multiple peril, commercial automobile and reinsurance lines of business. Net premiums written and premiums earned in 1996 also benefitted from growth in surety premiums, resulting from a higher level of construction activity by insureds and growth in small contractor business.

   The underwriting losses in 1997, 1996 and 1995 were $31.7 million, $38.4 million and $45.6 million, respectively, and the combined ratios (calculated on a GAAP basis), after policyholders' dividends, were 100.9%, 101.6% and 101.8%, in 1997, 1996 and 1995, respectively. The 1996 underwriting results exclude the pretax charge of $134.0 million to increase asbestos-related and environmental pollution claims net loss reserves. Including the effects of this charge, the 1996 underwriting loss and combined ratio were $172.4 million and 109.0%. The low level of underwriting losses in 1997 and 1996 reflect strong underwriting results in most of the Company's lines of business, including workers' compensation which has benefitted from various state reforms and lower medical costs, general liability, ocean and inland marine, surety, reinsurance and accident and health lines. The 1997 underwriting results also benefitted from lower underwriting losses in the multiple peril and the commercial automobile lines. The favorable underwriting results in 1997 were partially offset by start-up costs associated with the Company's non-standard automobile line, which has adversely impacted the underwriting expense ratio. The Company's underwriting results have also benefitted from a relatively low level of catastrophe losses, which were $11.1 million, $19.9 million and $25.7 million in 1997, 1996 and 1995, respectively.

   The property and casualty insurance operations assume and cede reinsurance in the normal course of business. The Company's aggregate reinsurance recoverables were $4.24 billion at December 31, 1997, representing estimated amounts recoverable from reinsurers pertaining to unpaid claims, claims incurred but not reported, unearned premiums and paid claims. The Company is subject to credit risk with respect to its reinsurers, as the ceding of risk to reinsurers does not relieve the Company of its liability to insureds. In order to minimize potential losses from uncollectible reinsurance, the Company

26 Reliance Group Holdings, Inc. and Subsidiaries

Financial Review continued

places its reinsurance with a number of different reinsurers and utilizes a security committee to approve, in advance, the reinsurers which meet its standards of financial strength. The Company holds substantial amounts of collateral to secure recoverables from unauthorized reinsurers. See note 9 to the consolidated financial statements.

   Policy claims and settlement expenses for 1997 include favorable development of $36.0 million pertaining to insured events of prior years. This redundancy reflects favorable development in workers' compensation partially offset by adverse development in the commercial automobile line. The redundancy in workers' compensation is due, in part, to favorable development in retrospectively rated policies, which was more than offset by a corresponding reduction in premiums earned. Policy claims and settlement expenses for 1996 and 1995 included a provision for insured events of prior years of $138.7 million and $38.5 million, respectively. The provision for 1996 and 1995 included adverse development related to prior year asbestos-related and environmental pollution claims, which primarily affected general liability, multiple peril and reinsurance lines of business, and included a pretax charge of $134.0 million in 1996 to increase net loss reserves for asbestos-related and environmental pollution claims for business written in or before 1987. The 1996 provision also included adverse development in the commercial automobile line, offset by favorable development in workers' compensation. The 1995 provision also included adverse development in other general liability, commercial automobile and reinsurance lines, partially offset by favorable development in workers' compensation.

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

   The liability for property and casualty insurance loss reserves at December 31, 1997 was $6.67 billion compared to $6.14 billion at December 31, 1996. This liability is based on an evaluation of reported claims in addition to statistical projections of claims incurred but not reported and loss adjustment expenses. Estimates of salvage and subrogation are deducted from the liability. Reinsurance recoverables of $3.43 billion and $2.82 billion at December 31, 1997 and 1996, respectively, are included in the liability.


   The establishment of loss reserves requires an estimate of the ultimate liability based primarily on past experience. The Company applies a variety of generally accepted actuarial techniques to determine the estimates of ultimate liability. The techniques recognize, among other factors, the Company's and industry's experience with similar business, historical trends in reserving patterns and loss payments, pending level of unpaid claims, cost of claim settlements, product mix and the economic environment in which property and casualty companies operate. Estimates are continually reviewed and adjustments of the probable ultimate liability based on subsequent developments and new data are included in operating results for the periods in which they are made. In general, reserves are initially established based upon the actuarial and underwriting data utilized to set pricing levels and are reviewed as additional information, including claims experience, becomes available. The establishment of loss reserves makes no provision for the broadening of coverage by legislative action or judicial interpretation or for extraordinary future emergence of new classes of losses not sufficiently represented in the Company's historical data base, or which are not yet able to be quantified. The Company regularly analyzes its reserves and reviews its pricing and reserving methodologies so that future adjustments to prior years reserves can be minimized. However, given the complexity of this process, reserves will require continual updates and the ultimate liability may be more or less than such estimates indicate. Estimation of loss reserves for long tail lines of business is more difficult than for short tail lines because long tail claims may not become apparent for a number of years, and a relatively higher proportion of ultimate losses are considered incurred but not reported. As a result, variation in loss development is more likely in long tail lines of business. The Company attempts to reduce these variations in certain of its long tail lines, primarily directors and officers liability and

                               Reliance Group Holdings, Inc. and Subsidiaries 27

professional liability, by writing policies on a claims-made basis which mitigates the long tail nature of the risks. The Company also limits the potential loss from a single event through the extensive use of reinsurance.

Property and Casualty Insurance Investment Results

Net investment income of the property and casualty insurance operations increased to $264.0 million in 1997 from $257.1 million in 1996 and $247.3 million in 1995. These increases reflect growth in the size of the fixed maturity investment portfolio, partially offset, in 1997, by the effect of lower interest rates.

   Gains on sales of investments were $71.5 million in 1997 compared to $49.3 million in 1996 and $27.4 million in 1995. Gains on sales of investments in 1997 and 1996 primarily resulted from sales of equity securities. Gains on sales of investments in 1997 also included gains of $42.8 million resulting from sales of shopping centers, and an office building in Glendale, California. These real estate gains were partially offset by a $25.9 million write-down of undeveloped land which is zoned for mixed use development.

Property and Casualty Insurance Investment Portfolio


At December 31, 1997, the Company's property and casualty insurance investment portfolio aggregated $3.75 billion (at cost), of which 10% was invested in equity securities. The Company seeks to maintain a diversified and balanced fixed maturity portfolio representing a broad spectrum of industries and types of securities. At December 31, 1997, no one issuer comprised more than 3.5% of the fixed maturity and short-term investment portfolio. The portfolio is managed to achieve a proper balance of safety, liquidity and investment yields.

   The property and casualty insurance fixed maturity portfolio consists of investment grade securities (those rated "BBB" or better by Standard and Poor's) and, to a lesser extent, non-investment grade securities and non-rated securities. The risk of default is generally considered to be greater for non-investment grade securities, when compared to investment grade securities, since these issues may be more susceptible to severe economic downturns. At December 31, 1997, the carrying values of non-investment grade securities and securities not rated by Standard & Poor's were $539.6 million (16% of the fixed income portfolio) and $181.3 million (5% of the fixed income portfolio), respectively. Substantially all of the Company's non-investment grade and non-rated securities are classified as available for sale and, accordingly, are carried at market value. See note 3 to the consolidated financial statements.

   At December 31, 1997, approximately 28% of the property and casualty insurance fixed maturity and short-term investment portfolio was comprised of securities issued by utilities, the vast majority of which are rated investment grade and are first mortgage or senior secured bonds. The utility portfolio is widely diversified among various geographic regions in the United States and is not dependent on the economic stability of any one particular region. No other industry group comprises more than 10% of the fixed maturity and short-term investment portfolio.

Title Insurance Operations

On February 27, 1998, the Company completed the sale of its title insurance operations. See "Sale of Title Insurance Operations" for further discussion. The title insurance operations reported pretax income, before gains on sales of investments, of $63.4 million in 1997, $38.2 million in 1996 and $12.3 million in 1995.

   Premiums and fees were $863.7 million in 1997, $780.2 million in 1996 and $671.9 million in 1995. The increase in premiums and fees in 1997 and 1996 resulted from an increase in residential resales and refinancings and commercial real estate activity, reflecting a strong economy and favorable mortgage interest rates.

   Agency commissions represent the portion of premiums retained by agents pursuant to the terms of their agency contracts and are the title insurance operations' single largest expense. Agency

28 Reliance Group Holdings, Inc. and Subsidiaries

Financial Review continued


commissions, which fluctuate in direct relation to agency premiums, were $379.7 million in 1997, compared to $355.8 million in 1996 and $310.7 million in 1995. Other expenses of the title insurance operations include personnel costs relating to marketing activities, title searches, information gathering on specific properties and preparation of insurance policies, as well as costs associated with the maintenance of title plants. Other expenses were $410.2 million in 1997, $355.4 million in 1996 and $318.4 million in 1995. The increase in other expenses in 1997 and 1996 reflect higher employee related expenses due to growth in premium volume. The expense ratio of the title insurance operations (which includes agency commissions) was 90.9% in 1997 compared to 90.5% in 1996 and 93.1% in 1995. The provision for policy claims was $41.5 million in 1997 compared to $61.1 million in 1996 and $58.5 million in 1995. The decrease in the provision for policy claims in 1997 reflects the favorable paid claims experience in recent years.

Other Operations

RCG Information Technology, Inc. ("RCG"), a subsidiary of the Company, primarily provides computer-related professional services to large corporate clients throughout the United States. Information technology revenues were $191.9 million in 1997, $136.7 million in 1996 and $106.4 million in 1995. The increase in revenues in both 1997 and 1996 resulted from a significant increase in demand for information technology services from both existing and new clients. Information technology operating expenses increased to $187.1 million in 1997 from $134.4 million in 1996 and $101.0 million in 1995. These increases in operating expenses in 1997 and 1996 resulted from higher employee related expenses associated with the increased revenues and higher selling, recruiting and administrative costs associated with building the infrastructure of the information technology operations. RCG's revenues and expenses are included in other revenues and other operating expenses in the accompanying consolidated statement of income.

Equity in Investee Company

Equity in investee company was $7.7 million in 1997, $8.9 million in 1996 and $7.8 million in 1995, respectively, from the Company's investment in Zenith. The decline in equity income in 1997, when compared to 1996, reflects increased underwriting losses in Zenith's workers' compensation business due, in part, to reserve strengthening for prior year losses. The increase in equity income in 1996, when compared to 1995, reflects lower catastrophe losses. Catastrophe losses for 1997 and 1995 were $1.0 million and $8.7 million, respectively. There were no catastrophe losses in 1996.

Liquidity and Capital Resources

The Company's principal sources of funds consist of dividends, advances and net tax payments from its subsidiaries. These payments aggregated $138.3 million for the year ended December 31, 1997. The Company's ability to receive cash dividends has depended upon and continues to depend upon the dividend paying ability of its insurance subsidiaries. The Insurance Law of Pennsylvania, where Reliance Insurance Company (the Company's principal property and casualty insurance subsidiary) is domiciled, limits the maximum amount of dividends which may be paid without approval by the Pennsylvania Insurance Department. Under such law, Reliance Insurance Company may pay dividends during the year equal to the greater of (a) 10% of the preceding year-end policyholders' surplus or (b) the preceding year's statutory net income. Furthermore, the Pennsylvania Insurance Department has broad discretion to limit the payment of dividends by insurance companies. There is no assurance that Reliance Insurance Company will meet the tests in effect from time to time under Pennsylvania law for the payment of dividends without prior Insurance Department approval or that any requested approval will be obtained. Reliance Insurance Company has been advised by the Pennsylvania Insurance Department that any required approval will be based upon a solvency standard and will not be unreasonably withheld. Any significant limitation of Reliance Insurance Company's dividends would adversely affect the Company's ability to service its debt and to pay dividends on its common stock.

                               Reliance Group Holdings, Inc. and Subsidiaries 29

   Total common stock dividends paid by Reliance Insurance Company were $114.6 million in 1997 and $111.5 million in each of 1996 and 1995. During 1998, $130.1 million would be available for dividend payments by Reliance Insurance Company under Pennsylvania law. The Company believes such amount will be sufficient to meet its operating cash needs. On March 5, 1998, Reliance Insurance Company obtained the approval of the Pennsylvania Insurance Department to pay an extraordinary dividend in the amount of an additional $135 million, representing a portion of the gain from the sale of the title insurance operations. The Company plans to use funds provided by the dividend to purchase approximately $125 million of its outstanding debt.

   Reliance Insurance Company collects and invests premiums prior to payment of associated claims, which are generally made months or years subsequent to the receipt of premiums. Reliance Insurance Company carefully monitors its cash, short-term investments and marketable securities to maintain adequate balances for timely payment of claims and other operating requirements. At December 31, 1997, the property and casualty insurance operations had $527 million of cash and short-term investments.

   For the year ended December 31, 1997, the Company generated $10.5 million of cash flow from operating activities compared to $160.4 million in 1996 and $168.5 million in 1995. The decline in 1997 operating cash flow reflects the increase in premiums receivable, other receivables and reinsurance recoverables. The decline in operating cash flow in 1997 also reflects higher payments for property and casualty insurance policy claims and related expenses due, in part, to a shift in the mix of business to shorter tailed lines. The decrease in 1996 operating cash flow when compared to 1995, reflected higher net payments for property and casualty insurance policy claims and related expenses, partially offset by higher levels of operating cash flow from the title insurance operations, due to an increase in their operating income and a decline in paid claims.

   The Company generated $56.7 million of cash flow from investing activities for the year ended December 31, 1997, primarily from sales of real estate. The Company used $159.9 million and $111.2 million of cash flow for investing activities for the years ended December 31, 1996 and 1995, respectively. Net purchases of marketable securities for the property and casualty insurance investment portfolio were $62.2 million and $90.8 million in 1996 and 1995, respectively.

   The Company used $34.6 million and $12.5 million of cash flow for financing activities for the years ended December 31, 1997 and 1996, respectively, primarily for the payment of dividends, partially offset, in 1996, by additional term loan borrowings. The Company used $53.4 million of cash flow for financing activities for the year ended December 31, 1995, principally for the payment of dividends and reduction of debt.

   During 1997, the Company increased term loan borrowings by $25 million to $187.5 million. The additional borrowings were used to redeem all outstanding 7.866% senior reset notes, due December 1, 2000. The outstanding principal amount of such notes was $25 million, including $9.6 million held by Reliance Insurance Company. The redemption price was 100% of the principal amount of such notes plus interest from June 1, 1997 to the redemption date.

   The Company has a revolving credit facility with various banks providing for aggregate maximum outstanding borrowings of $100 million. At December 31, 1997, borrowings aggregating $25 million were outstanding under this facility. The Company has $903.1 million of debt outstanding at December 31, 1997 with $11.5 million maturing on or before December 31, 1998. An additional $617.1 million of debt matures on or before December 31, 2002 of which $563.8 million matures in the year 2000. The Company expects to repay these amounts at their existing maturities, utilizing a combination of refinancing these obligations and cash flow generated from operations. In addition, the Company intends to use the extraordinary dividend from Reliance Insurance Company to purchase, during 1998, approximately $125 million of its debt.

30 Reliance Group Holdings, Inc. and Subsidiaries

Financial Review continued

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

   Maintaining appropriate levels of statutory surplus is considered important by the Company's management, state insurance regulatory authorities and the agencies that rate the insurers' claims-paying abilities and financial strength. Failure to maintain certain levels of statutory capital and surplus could result in increased scrutiny or, in some cases, action taken by state regulatory authorities and/or downgrades in an insurer's ratings.

Year 2000

Many existing computer systems and software products are coded to accept only two digit entries in the date code field. Beginning in the year 2000, these date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. If not corrected, the Company's business operations, including claims and premiums processing operations, financial reporting systems and its actuarial calculations could be affected by the year 2000 issue. The Company commenced its efforts to address the year 2000 issue in 1996 and believes that its claims and premiums processing systems and corporate financial recording and reporting systems are year 2000 compliant. The Company is currently in the process of confirming its belief that these systems are year 2000 compliant and that certain of its other computer systems and software products are year 2000 compliant. Through year-end 1997, the Company has incurred approximately $5 million to correct the year 2000 issue. The Company does not believe that the costs associated with its resolution of the year 2000 issue will have a material adverse effect on its financial position, results of operations or cash flows.

   As part of its year 2000 process, the Company is identifying certain third parties with whom the Company does significant business to determine whether such third parties are, or will be, year 2000 compliant. While the Company is taking what it believes are appropriate safeguards, there can be no assurances that the failure of such third parties to be year 2000 compliant will not have a material adverse effect on the Company's financial position, results of operations or cash flows in future financial periods.

                               RELIANCE GROUP HOLDINGS, INC. AND SUBSIDIARIES 31

Consolidated Statement of Income

Year Ended December 31                                                                   1997             1996              1995
----------------------------------------------------------------------------------------------------------------------------------
(In thousands, except per share amounts)

Revenues:
Premiums earned                                                                    $2,810,762       $2,581,011        $2,446,538
Net investment income                                                                 294,971          287,588           275,289
Gain on sales of investments                                                           73,097           49,610            27,377
Other                                                                                 263,806          172,378           156,783
                                                                                   ---------------------------------------------
                                                                                    3,442,636        3,090,587         2,905,987
                                                                                   ---------------------------------------------
Claims and expenses:
Policy claims and settlement expenses                                               1,304,559        1,411,453         1,260,445
Policy acquisition costs and other insurance expenses                               1,496,983        1,327,306         1,238,142

Interest                                                                               88,663           87,724            90,245
Other operating expenses                                                              311,210          217,505           196,631
                                                                                   ---------------------------------------------
                                                                                    3,201,415        3,043,988         2,785,463
                                                                                   ---------------------------------------------
Income before income taxes and equity
   in investee company                                                                241,221           46,599           120,524
Provision for income taxes                                                            (74,400)          (7,300)          (32,400)
Equity in investee company                                                              7,675            8,908             7,792
                                                                                   ---------------------------------------------
Income from continuing operations                                                     174,496           48,207            95,916
Gain on disposal of discontinued operation                                             68,865                -                 -
Litigation settlement of discontinued operation                                        (7,500)               -                 -
Loss on disposal of discontinued operations of
   investee company                                                                         -                -            (4,497)
                                                                                   ---------------------------------------------
Income before extraordinary item and cumulative
   effect of accounting change                                                        235,861           48,207            91,419
Extraordinary item-early extinguishment of debt                                             -                -            (3,363)
Cumulative effect of change in accounting for process reengineering costs              (6,442)               -                 -
                                                                                   ---------------------------------------------
Net income                                                                         $  229,419       $   48,207        $   88,056
                                                                                   =============================================
Basic per share information:
Income from continuing operations                                                  $     1.52       $      .42        $      .85
                                                                                   =============================================

Net income                                                                         $     2.00       $      .42        $      .75
                                                                                   =============================================

Diluted per share information:
Income from continuing operations                                                  $     1.47       $      .41        $      .83
                                                                                   =============================================

Net income                                                                         $     1.94       $      .41        $      .74
                                                                                   =============================================


See notes to consolidated financial statements

32   RELIANCE GROUP HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Balance Sheet


Assets                                                                          December 31               1997              1996
--------------------------------------------------------------------------------------------------------------------------------
(In thousands, except per share amount)


Marketable securities:
   Fixed maturities held for investment - at amortized cost
      (quoted market $663,744 and $660,949)                                                        $   636,119        $  648,038
   Fixed maturities available for sale - at quoted market
      (amortized cost $2,214,963 and $2,311,548)                                                     2,317,673         2,333,678
   Equity securities - at quoted market
      (cost $376,065 and $436,053)                                                                     708,563           716,606
   Short-term investments                                                                              487,614           293,305
Cash                                                                                                    53,661            26,525
Premiums and other receivables                                                                       1,460,426         1,222,916
Reinsurance recoverables                                                                             4,241,015         3,447,953
Investment in investee company                                                                         166,673           159,157
Deferred policy acquisition costs                                                                      248,572           215,438
Excess of cost over fair value of net assets acquired,
   less accumulated amortization                                                                       229,484           239,047
Other assets                                                                                           494,067           558,914
Net assets of title insurance operations                                                               288,619           282,115
                                                                                                   -----------------------------
                                                                                                   $11,332,486       $10,143,692
                                                                                                   =============================


Liabilities and Shareholders' Equity
--------------------------------------------------------------------------------------------------------------------------------
Unearned premiums                                                                                  $ 1,722,258       $ 1,468,299
Unpaid claims and related expenses                                                                   6,669,508         6,136,420
Accounts payable and accrued expenses                                                                  579,582           503,249
Reinsurance ceded premiums payable                                                                     402,972           365,412
Federal and foreign income taxes, including deferred taxes                                              92,568            92,100
Term loans and short-term debt                                                                         253,083           236,167
Debentures and notes                                                                                   650,000           665,365
                                                                                                   -----------------------------
                                                                                                    10,369,971         9,467,012
                                                                                                   =============================

Contingencies and commitments

Shareholders' equity:
   Common stock, par value $.10 per share, 225,000 shares authorized,
      114,857 and 114,282 shares issued and outstanding                                                 11,486            11,428
   Additional paid-in capital                                                                          542,049           540,465
   Retained earnings (deficit)                                                                         142,701           (50,012)
   Net unrealized gain on investments                                                                  292,081           198,786
   Net unrealized loss on foreign currency translation                                                 (25,802)          (23,987)
                                                                                                   -----------------------------
                                                                                                       962,515           676,680
                                                                                                   -----------------------------
                                                                                                   $11,332,486       $10,143,692
                                                                                                   =============================


See notes to consolidated financial statements

                               RELIANCE GROUP HOLDINGS, INC. AND SUBSIDIARIES 33

Consolidated Statement of Changes in Shareholders' Equity


                                                                                                             Net
                                                                                             Net      Unrealized
                                                                                      Unrealized         Loss on
                                                     Additional         Retained            Gain         Foreign
                                         Common         Paid-In         Earnings       (Loss) on        Currency   Shareholders'
                                          Stock         Capital        (Deficit)     Investments     Translation          Equity
--------------------------------------------------------------------------------------------------------------------------------
(In thousands, except per share amounts)

Balance, January 1, 1995                $11,313        $533,979        $(110,479)       $(27,881)       $(20,182)       $386,750
Issuance of common stock                     31           1,165                -               -               -           1,196
Transactions of investee company
   and other                                  -             (53)               -           8,693               -           8,640
Net income                                    -               -           88,056               -               -          88,056
Loss on early extinguishment of
   redeemable preferred stock
   of a subsidiary                            -               -           (3,029)              -               -          (3,029)
Dividends ($.32 per share)                    -               -          (36,242)              -               -         (36,242)
Appreciation after deferred
   income taxes                               -               -                -         238,544               -         238,544
Foreign currency translation                  -               -                -               -          (5,567)         (5,567)
                                       -----------------------------------------------------------------------------------------
Balance, December 31, 1995               11,344         535,091          (61,694)        219,356         (25,749)        678,348
Issuance of common stock                     84           5,754                -               -               -           5,838
Transactions of investee company              -            (380)               -          (1,504)              -          (1,884)
Net income                                    -               -           48,207               -               -          48,207
Dividends ($.32 per share)                    -               -          (36,525)              -               -         (36,525)
Depreciation after deferred
   income taxes                               -               -                -         (19,066)              -         (19,066)
Foreign currency translation                  -               -                -               -           1,762           1,762
                                       -----------------------------------------------------------------------------------------
Balance, December 31, 1996               11,428         540,465          (50,012)        198,786         (23,987)        676,680
Issuance of common stock                     58           2,393                -               -               -           2,451
Transactions of investee company
   and other                                  -            (809)               -           3,284               -           2,475
Net income                                    -               -          229,419               -               -         229,419
Dividends ($.32 per share)                    -               -          (36,706)              -               -         (36,706)
Appreciation after deferred
   income taxes                               -               -                -          90,011               -          90,011
Foreign currency translation                  -               -                -               -          (1,815)         (1,815)
                                       ------------------------------------------------------------------------------------------
Balance, December 31, 1997             $ 11,486       $ 542,049       $  142,701       $ 292,081       $ (25,802)      $ 962,515
                                       ------------------------------------------------------------------------------------------



See notes to consolidated financial statements

34   RELIANCE GROUP HOLDINGS, INC. AND SUBSIDIARIES


Consolidated Statement of Cash Flows

Year Ended December 31                                                                   1997             1996              1995
--------------------------------------------------------------------------------------------------------------------------------
(In thousands)

Cash flows from operating activities:
Net income (including net income of $42,176, $25,233 and $5,102
   from the title insurance operations)                                           $   229,419        $  48,207         $  88,056
Adjustments to reconcile net income to net cash
   provided from operating activities:
      Discontinued operation                                                          (68,865)               -                 -
      Gain on sales of investments                                                    (73,097)         (49,610)          (27,377)
      Deferred policy acquisition costs                                               (33,134)         (20,790)          (12,710)
      Premiums and other receivables and reinsurance recoverables                    (993,443)        (418,187)         (209,054)
      Unearned premiums, unpaid claims and related expenses                           788,523          532,699           271,574
      Accounts payable, accrued expenses and other                                    134,757           25,902            52,404
      Change in title insurance operating assets and liabilities                       26,307           42,144             5,613
                                                                                  ----------------------------------------------
                                                                                       10,467          160,365           168,506
                                                                                  ----------------------------------------------
Cash flows from investing activities:
Proceeds from sales of:
   Fixed maturities available for sale                                                503,609          541,463           507,118
   Fixed maturities held for investment                                                     -           25,610            34,951
   Equity securities                                                                  352,445          360,983           400,635
Maturities and repayments of:
   Fixed maturities available for sale                                                259,717           93,140            46,349
   Fixed maturities held for investment                                                49,885           28,441            52,033
Purchases of:
   Fixed maturities available for sale                                               (682,577)        (888,946)         (476,569)
   Fixed maturities held for investment                                               (41,156)         (58,373)          (97,071)
   Equity securities                                                                 (228,598)        (343,146)         (262,075)
(Increase) decrease in short-term investments - net                                  (207,717)         178,580          (296,197)
Discontinued operation                                                                (11,238)               -                 -
Investing cash flows of the title insurance operations                                (23,887)         (51,319)           (2,318)
Other - net                                                                            86,238          (46,362)          (18,008)
                                                                                  -----------------------------------------------
                                                                                       56,721         (159,929)         (111,152)
                                                                                  -----------------------------------------------
Cash flows from financing activities:
Increase in term loans                                                                 75,000           86,327           120,298

Increase (decrease) in short-term debt - net                                              985           (2,174)           (5,400)
Repayments of term loans                                                              (61,003)         (40,483)          (68,152)
Issuance of common stock                                                                2,451            5,838             1,196
Repurchases of senior reset notes                                                     (15,365)         (25,000)          (40,348)
Debt issuance costs                                                                         -             (480)           (1,000)
Dividends                                                                             (36,706)         (36,525)          (36,242)
Redemption of redeemable preferred stock of a subsidiary                                    -                -           (23,769)
                                                                                  -----------------------------------------------
                                                                                      (34,638)         (12,497)          (53,417)
                                                                                  -----------------------------------------------
Increase (decrease) in cash                                                            32,550          (12,061)            3,937
(Increase) decrease in cash of the title insurance operations                          (5,414)             902            (5,945)
Cash, beginning of year                                                                26,525           37,684            39,692
                                                                                  ----------------------------------------------
Cash, end of year                                                                 $    53,661        $  26,525         $  37,684
                                                                                  ==============================================
Supplemental disclosures of cash flow information:
Interest paid                                                                     $    75,900        $  75,100         $  77,200
                                                                                  ==============================================
Income taxes paid                                                                 $    39,700         $  8,900        $    9,500
                                                                                  ==============================================


See notes to consolidated financial statements

                             RELIANCE GROUP HOLDINGS, INC. AND SUBSIDIARIES  35


Notes to Consolidated Financial Statements


NOTE 1    Nature of Operations/Summary of Significant Accounting Policies

          Nature of Operations

          The Company's property and casualty insurance business consists of four principal operations: Reliance National, Reliance Insurance, Reliance Surety and Reliance Reinsurance. Reliance National offers, through brokers and agents, a broad range of commercial property and casualty insurance products and services for large companies and specialty line customers. Reliance National also offers, through agents, non-standard automobile and smaller account workers' compensation insurance. Reliance National selects market segments where it can provide specialized coverages and services, and it conducts business nationwide and in certain international markets. In 1997, Reliance National accounted for 48% of the net premiums written by the Company's property and casualty insurance operations. The Reliance Insurance operation offers, through agents and brokers, commercial property and casualty insurance coverages for mid-sized companies primarily throughout the United States. Reliance Insurance also offers traditional and specialized coverages for more complex risks as well as insurance programs for groups with common insurance needs. In 1997, Reliance Insurance accounted for 36% of the net premiums written by the Company's property and casualty insurance operations. Reliance Surety is a leading writer of surety bonds and fidelity bonds in the United States and conducts its business through agents and brokers. Reliance Reinsurance offers, primarily through brokers, treaty and facultative reinsurance for small to medium sized regional and specialty insurance companies located in the United States. The Company's property and casualty insurance operations accounted for $1,947,016,000 (69%) of the Company's 1997 net premiums earned.

          On February 27, 1998, the Company completed the sale of its title insurance operations to Lawyers Title Corporation ("Lawyers Title"), whose name was changed to LandAmerica Financial Group, Inc. ("LandAmerica") on that date. As consideration for the sale, the Company received cash, convertible preferred stock, and common stock which represents ownership of approximately 27% of LandAmerica's outstanding common stock and, on a diluted basis, 45% of LandAmerica's common stock, assuming the conversion of the preferred stock. The Company also has three representatives on its 14 member board of directors. Accordingly, the Company will account for its investment in LandAmerica by the equity method of accounting for periods subsequent to the sale date. See note 2 to the consolidated financial statements. LandAmerica writes, through direct and agency operations, title insurance for residential and commercial real estate nationwide and provides escrow, appraisal and settlement services in connection with real estate closings. The Company's title insurance operations accounted for $863,746,000 (31%) of the Company's 1997 net premiums earned.

          The Company also provides computer-related professional services to large corporate clients throughout the United States. Information technology consulting revenues were $191,900,000 in 1997.

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

36  RELIANCE GROUP HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements continued

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

          Investments in Real Estate

          Investments in real estate were $126,800,000 and $286,700,000 at December 31, 1997 and 1996, respectively, and are included in other assets in the accompanying consolidated balance sheet. Investments in real estate, at December 31, 1997, consist primarily of office buildings and undeveloped land zoned for mixed use development, and are carried at cost (less accumulated

                             RELIANCE GROUP HOLDINGS, INC. AND SUBSIDIARIES 37

          depreciation), which includes real estate taxes and other carrying costs incurred prior to substantial completion of the real estate development projects. Depreciation expense is provided using the straight-line method.

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

          Postretirement Benefit Plans

          Retirement pension benefits, covering substantially all employees, are provided under noncontributory trusteed defined benefit pension plans. Contributions to the pension plans are based on the minimum funding requirements of the Employee Retirement Income Security Act of 1974. In addition, the Company sponsors defined contribution plans covering employees who meet eligibility requirements.

          Translation of Foreign Currency Financial Statements

          Assets and liabilities of foreign subsidiaries are translated at year-end exchange rates. Results of operations are translated at average rates during the year. The effects of exchange rate changes in translating foreign financial statements are excluded from the consolidated statement of income and are presented as a separate component of shareholders' equity. Exchange gains and losses resulting from foreign currency transactions are included in operations currently. Translation gains and losses relating to operations of companies where hyperinflation exists are included in the consolidated statement of income.

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

38 RELIANCE GROUP HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements  continued

          The carrying values and fair values of financial instruments are as follows:

                                                  December 31              1997                            1996
          -----------------------------------------------------------------------------------------------------------
                                                                 Carrying           Fair       Carrying          Fair
                                                                    Value          Value          Value         Value
          -----------------------------------------------------------------------------------------------------------
          (In thousands)

          Assets:
              Marketable securities:
                 Fixed maturities held for investment          $   636,119    $   663,744    $   648,038   $   660,949
                 Fixed maturities available for sale             2,317,673      2,317,673      2,333,678     2,333,678
                 Equity securities                                 708,563        708,563        716,606       716,606
                 Short-term investments                            487,614        487,614        293,305       293,305
              Investment in investee company                       166,673        169,292        159,157       179,975

          Liabilities:
              Term loans and short-term debt                       253,083        253,083        236,167       236,167
              Debentures and notes                                 650,000        675,375        665,365       684,553

          Reclassifications

          Certain reclassifications have been made to the Company's prior years' consolidated financial statements to conform with the current year's consolidated financial statements.

          Adoption of New Accounting Standards

          In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"). This Statement was effective for 1996 and encouraged, but did not require, companies to adopt a fair value based method of accounting for stock compensation plans, under which compensation cost is measured based on the fair value of the award at the grant date. The resulting compensation cost would be charged to income. Companies may continue to account for these plans as prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations ("APB 25"), under which compensation cost is measured as the excess, if any, of the quoted market price of the stock at the grant date over the exercise price to acquire the stock. Companies not adopting the fair value based method of FAS 123 must present pro forma disclosures of net income and net income per share as if this method had been applied. The Company has elected to continue to follow APB 25 in accounting for its plans. See note 11 for the pro forma disclosures of net income and net income per share.

               Effective January 1, 1997, the Company adopted Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The adoption of this Statement had no material effect on the Company's consolidated financial statements.

               In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share." This Statement requires dual presentation of basic and diluted income per share. Basic income per share is computed by dividing net income by the weighted average common shares outstanding for the period. Diluted income per share reflects the potential dilution that could occur if securities, such as stock options, were exercised or otherwise converted into common stock. The Company adopted this Statement in 1997. See note 16 to the consolidated financial statements. All prior periods earnings per share data have been restated to conform with the provisions of this Statement.

               In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" and Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information." The adoption of these Statements, which concern disclosure standards only, is not required until 1998.

                             RELIANCE GROUP HOLDINGS, INC. AND SUBSIDIARIES  39


               On November 20, 1997, the Emerging Issues Task Force released Issue No. 97-13, "Accounting for Costs Incurred in Connection with a Consulting Contract or an Internal Project That Combines Business Process Reengineering and Information Technology Transformation." Issue No. 97-13 requires that the cost of business process reengineering activities that are part of a systems development project be expensed as those costs are incurred. Any unamortized costs that were previously capitalized must be written off as a cumulative adjustment in the quarter containing November 20, 1997. The effect of adopting Issue No. 97-13 was a decrease in income for the cumulative effect of the change in accounting principle of $6,442,000, net of an income tax benefit of $3,468,000.

               In December 1997, the American Institute of Certified Public Accountants issued Statement of Position No. 97-3, "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments." The adoption of this Statement, which is not required until 1999, is not expected to have a material effect on the Company's consolidated financial statements.


NOTE 2    Sale of Subsidiaries

          Sale of Title Insurance Operations

          On February 27, 1998, the Company completed the sale of its title insurance operations to Lawyers Title, whose name was changed to LandAmerica Financial Group, Inc. ("LandAmerica") on that date. As consideration for the sale, the Company received $266,600,000 in cash, 4,039,473 shares of LandAmerica common stock and 2,200,000 shares of LandAmerica 7% cumulative convertible preferred stock having a stated value of $110,000,000 and which is convertible into 4,824,561 shares of LandAmerica common stock. Such shares of common stock and preferred stock are subject to various terms, conditions and restrictions with regard to sale, conversion and voting. The total sales proceeds were approximately $662,000,000. The Company owns approximately 27% of LandAmerica's outstanding common stock and, on a diluted basis, 45% of LandAmerica's common stock, assuming the conversion of the preferred stock, and has three representatives on its 14 member board of directors. Accordingly, the Company will account for its investment in LandAmerica by the equity method of accounting for periods subsequent to the sale date. The transaction resulted in an after-tax gain of approximately $245,000,000 of which approximately $135,000,000 will be recognized in the first quarter of 1998. The deferred gain of approximately $110,000,000 will be recognized as the equity securities received from LandAmerica are sold. See note 17 to the consolidated financial statements for business segment information regarding the title insurance operations.

          The assets and liabilities of the title insurance operations have been reclassified as a one line item "net assets of title insurance operations" in the accompanying consolidated balance sheet. Such net assets are comprised of the following:


                                                                             December 31           1997          1996
          -----------------------------------------------------------------------------------------------------------

          (In thousands)
          Investments                                                                          $462,345      $455,649
          Premiums and other receivables                                                         37,132        27,415
          Other assets                                                                          152,831       138,642
                                                                                                -------       -------
                                                                                                652,308       621,706
                                                                                                -------       -------
          Unpaid claims and related expenses                                                    272,792       264,838
          Other liabilities                                                                      90,897        74,753
                                                                                                -------       -------



                                                                                                363,689       339,591
                                                                                                -------       -------
          Net assets of title insurance operations                                             $288,619      $282,115
                                                                                                =======       =======


          The cash flows of the title insurance operations have likewise been reclassified in the accompanying consolidated statement of cash flows.

40  RELIANCE GROUP HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements continued

          Sale of Discontinued Operation

          On December 31, 1997, the Company sold all of the issued and outstanding common stock of Prometheus Funding Corp. ("Prometheus"), formerly known as Frank B. Hall & Co. Inc. The net proceeds received were $5,954,000. The sale resulted in an after-tax gain of $68,865,000, which included a tax benefit of $87,766,000. The tax benefit resulted primarily from a reversal of a previously established deferred tax asset valuation allowance pertaining to the tax basis differential of the Company's investment in Prometheus. The $68,865,000 after-tax gain has been classified as a gain on disposal of a discontinued operation in the accompanying consolidated statement of income.


NOTE 3    Investments

          Fixed maturities held for investment at December 31, 1997 consisted of:

                                                                                                  Gross         Gross
                                                                Amortized         Market     Unrealized    Unrealized
                                                                     Cost          Value          Gains      Losses(1)
          ------------------------------------------------------------------------------------------------------------

          (In thousands)
          Bonds and notes:
             Public utilities                                 $   249,202    $   257,434      $   8,238       $     6
             Foreign government                                   129,571        137,544          7,973             -
             Corporate bonds and notes and other                  165,634        172,395          6,895           134
          Redeemable preferred stock                               91,712         96,371          4,728            69
                                                              -------------------------------------------------------
                                                              $   636,119    $   663,744      $  27,834       $   209

                                                              =======================================================

          (1)The amortized cost and market value of fixed maturities held for investment which have unrealized losses were $30,537,000 and $30,328,000.

          Fixed maturities available for sale at December 31, 1997 consisted of:

                                                                                                 Gross         Gross
                                                                   Market      Amortized     Unrealized    Unrealized
                                                                    Value           Cost          Gains      Losses(1)
          ------------------------------------------------------------------------------------------------------------

          (In thousands)
          Bonds and notes:
             United States government and government
                agencies and authorities                       $  443,032     $  438,885       $  4,536       $   389
             States, municipalities and political
                subdivisions                                      139,473        130,922          8,551             -
             Public utilities                                     351,680        340,477         11,367           164
             Corporate bonds and notes and other                  919,724        880,068         50,696        11,040
          Redeemable preferred stock                              463,764        424,611         39,263           110
                                                               ------------------------------------------------------
                                                               $2,317,673     $2,214,963       $114,413       $11,703
                                                               ======================================================


          (1)The amortized cost and market value of fixed maturities available for sale which have unrealized losses were $335,885,000 and $324,182,000.


          Fixed maturities held for investment at December 31, 1996 consisted of:

                                                                                                  Gross         Gross
                                                                Amortized         Market     Unrealized    Unrealized
                                                                    Cost          Value          Gains      Losses(1)
          ------------------------------------------------------------------------------------------------------------

          (In thousands)
          Bonds and notes:
             Public utilities                                  $  265,146      $ 266,767       $  3,652       $ 2,031
             Foreign government                                   133,575        138,665          6,115         1,025
             Corporate bonds and notes and other                  148,202        152,077          5,992         2,117
          Redeemable preferred stock                              101,115        103,440          2,461           136
                                                               ------------------------------------------------------

                                                               $  648,038      $ 660,949       $ 18,220       $ 5,309
                                                               ======================================================

          (1)The amortized cost and market value of fixed maturities held for investment which have unrealized losses were $192,403,000 and $187,094,000.

                            RELIANCE GROUP HOLDINGS, INC. AND SUBSIDIARIES    41


          Fixed maturities available for sale at December 31, 1996 consisted of:

                                                                                                   Gross         Gross
                                                                    Market      Amortized     Unrealized    Unrealized
                                                                    Value           Cost          Gains      Losses(1)
          ------------------------------------------------------------------------------------------------------------

          (In thousands)
          Bonds and notes:
             United States government and government
                agencies and authorities                       $  607,325     $  609,041    $     2,268    $    3,984
             States, municipalities and political subdivisions    132,163        128,874          4,221           932
             Public utilities                                     300,509        300,947          5,444         5,882
             Corporate bonds and notes and other                  828,472        826,303         29,827        27,658
          Redeemable preferred stock                              465,209        446,383         21,289         2,463
                                                               ------------------------------------------------------
                                                               $2,333,678     $2,311,548     $   63,049    $   40,919
                                                               ======================================================

          (1)The amortized cost and market value of fixed maturities available for sale which have unrealized losses were $979,267,000 and $938,348,000.


          As of December 31, 1997, the contractual maturities of fixed maturity investments are as follows:

                                                                       Held for investment         Available for sale
                                                             --------------------------------------------------------
                                                                Amortized         Market      Amortized        Market
                                                                     Cost          Value           Cost         Value
          -----------------------------------------------------------------------------------------------------------

          (In thousands)
          Due within one year                                $      6,894   $      7,067     $  132,746    $  132,605

          Due after one year through five years                   107,110        112,278        279,467       287,073
          Due after five years through ten years                  292,601        307,278        674,634       708,874
          Due after ten years                                     229,514        237,121        954,024     1,012,581
                                                             --------------------------------------------------------
                                                                  636,119        663,744      2,040,871     2,141,133
          Mortgage-backed securities                                    -              -        174,092       176,540
                                                             --------------------------------------------------------
                                                             $    636,119   $    663,744     $2,214,963    $2,317,673
                                                             ========================================================


          Net investment income consisted of:

          Year Ended December 31                                                    1997           1996          1995
          -----------------------------------------------------------------------------------------------------------

          (In thousands)
          Investment income:
             Fixed maturities                                              $     252,930      $ 236,093     $ 221,279
             Equity securities                                                    11,510         12,990        20,187
             Short-term investments                                               24,607         32,244        30,292
             Other                                                                18,416         18,652        15,359
                                                                           ------------------------------------------
                                                                                 307,463        299,979       287,117
          Investment expenses                                                    (12,492)       (12,391)      (11,828)
                                                                           ------------------------------------------
                                                                           $     294,971      $ 287,588     $ 275,289
                                                                           ==========================================

42    RELIANCE GROUP HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements continued


          Gain on sales of investments consisted of:

          Year Ended December 31                                                    1997           1996          1995
          -----------------------------------------------------------------------------------------------------------

          (In thousands)
          Fixed maturities(1):
             Realized gains                                                    $  31,171       $ 15,302    $   47,764

             Realized losses(2)                                                  (26,828)       (18,022)      (28,406)
                                                                               ---------------------------------------
                                                                                   4,343         (2,720)       19,358
          Equity securities(3)                                                    55,667         58,296        19,457
          Real estate(4)                                                          16,955              -             -
          Other(3),(5)                                                            (3,868)        (5,966)      (11,438)
                                                                               --------------------------------------
                                                                               $  73,097       $ 49,610    $   27,377
                                                                               ======================================


          (1) The Company sold fixed maturities held for investment with an amortized cost of $26,100,000 and $41,000,000 in 1996 and 1995, respectively. These sales were in response to a significant deterioration in the issuers' creditworthiness. No fixed maturities held for investment were sold in 1997.

          (2)  Includes realized losses of $3,300,000, $600,000 and $7,600,000 in 1997, 1996 and 1995, respectively, and write-downs of $18,100,000, $3,200,000 and $15,700,000 in 1997, 1996 and 1995,
               respectively, related to securities not rated investment grade.

          (3) Gain on sales of equity securities and other in 1997, 1996 and 1995 includes write-downs of $2,700,000, $3,600,000 and
               $1,500,000, respectively.

          (4) Includes gains of $42,800,000 resulting from the sale of shopping centers located throughout the United States and an office building located in Glendale, California and a write-down of $25,900,000 related to undeveloped land.

          (5) Includes exchange losses of $3,500,000, $3,300,000 and $10,400,000 in 1997, 1996 and 1995, respectively, related to certain foreign currency denominated investments.


          Net unrealized appreciation (depreciation) on investments consisted of:


          Year Ended December 31                                                    1997           1996          1995
          -----------------------------------------------------------------------------------------------------------

          (In thousands)
          Unrealized appreciation (depreciation):
             Equity securities                                                  $ 51,945       $ 15,939     $ 182,507
             Fixed maturities available for sale                                  80,580        (38,441)      161,756
                                                                                -------------------------------------
                                                                                 132,525        (22,502)      344,263
          Deferred income tax (provision) benefit                                (46,025)         7,533      (116,987)

          Net unrealized appreciation (depreciation) in
             investments of title insurance operations                             3,511         (4,097)       11,268
          Net unrealized appreciation (depreciation) in
             investments of investee company                                       3,284         (1,504)        8,693
                                                                                -------------------------------------
                                                                                $ 93,295       $(20,570)    $ 247,237
                                                                                -------------------------------------
          Unrealized appreciation (depreciation) on
             fixed maturities held for investment                               $ 14,714       $(18,907)    $ 119,490
                                                                                =====================================

                            RELIANCE GROUP HOLDINGS, INC. AND SUBSIDIARIES    43

          Net unrealized gain on investments consisted of:
                                                                December 31         1997           1996          1995
          -----------------------------------------------------------------------------------------------------------

          (In thousands)
          Equity securities:
             Unrealized gains                                                  $ 340,361      $ 293,269     $ 276,760
             Unrealized losses                                                    (7,863)       (12,716)      (12,146)
                                                                               --------------------------------------
                                                                                 332,498        280,553       264,614
          Fixed maturities available for sale:
             Unrealized gains                                                    114,413         63,049        78,017
             Unrealized losses                                                   (11,703)       (40,919)      (17,446)
                                                                               --------------------------------------
                                                                                 102,710         22,130        60,571
                                                                               --------------------------------------
                                                                                 435,208        302,683       325,185
          Deferred income tax provision                                         (152,324)      (106,299)     (113,832)
          Net unrealized gain in investments of title insurance operations         7,158          3,647         7,744
          Net unrealized gain (loss) in investments of investee company            2,039         (1,245)          259
                                                                               --------------------------------------
                                                                               $ 292,081      $ 198,786     $ 219,356
                                                                               ======================================


          Fixed maturity investments carried at $567,300,000 at December 31, 1997 were on deposit under requirements of regulatory authorities, including deposits related to workers' compensation reinsurance pools.

               Investments in a single issuer, other than obligations of the United States government, whose aggregate carrying value is in excess of 10% of the Company's shareholders' equity at December 31, 1997 are comprised of fixed maturity investments of Time Warner Inc. and United Kingdom Gilts with carrying values of $100,169,000 and $119,878,000, respectively, and market values of $100,169,000 and $121,680,000, respectively, and equity securities of Occidental Petroleum Corp. and Symbol Technologies, Inc. with carrying and market values of $115,333,000 and $202,640,000, respectively.


NOTE 4    Investment in Investee Company

          Investment in investee company at December 31, 1997 and 1996 was $166,673,000 and $159,157,000 which represents the Company's investment in Zenith National Insurance Corp. ("Zenith"). Equity income in Zenith was $7,675,000, $8,908,000 and $7,792,000 for the
          years ended December 31, 1997, 1996 and 1995, respectively. In addition, in 1995, the Company recognized an after-tax loss of $4,497,000 on the disposal of discontinued life insurance operations by Zenith. Dividends received by the Company from Zenith were $6,574,000 for each of the years ended December 31, 1997, 1996 and 1995.

44    RELIANCE GROUP HOLDINGS, INC. AND SUBSIDIARIES


Notes to Consolidated Financial Statements continued

          Summarized financial information for Zenith is as follows:
          Year Ended December 31                                                    1997           1996          1995
          -----------------------------------------------------------------------------------------------------------

          (In thousands, except per share amounts)
          Revenues                                                              $600,480     $  556,371   $   519,020
          Income from continuing operations before income taxes                   43,478         57,117        29,422
          Loss on disposal of discontinued life insurance operations                   -              -       (19,553)
          Net income                                                              28,100         37,600         6,600
          Net income per diluted share                                              1.57           2.12           .36



                                                                             December 31           1997          1996
          -----------------------------------------------------------------------------------------------------------
          (In thousands, except percentage of ownership)
          Total assets                                                                       $1,252,156    $1,242,724
          Senior notes                                                                           74,474        74,353
          Common shareholders' equity                                                           361,866       337,503
          Percentage of ownership                                                                  36.9%         37.4%



          The Company's equity in net income includes amortization of excess of cost over fair value of net assets acquired. At December 31, 1997, retained earnings (deficit) included undistributed net income of $31,247,000 from Zenith.


NOTE 5    Premiums and Other Receivables

          Premiums and other receivables consisted of:
                                                                             December 31           1997          1996
          -----------------------------------------------------------------------------------------------------------

          (In thousands)
          Premiums receivable                                                                $1,284,034    $1,092,296
          Investment income receivable                                                           47,868        49,733
          Accounts, notes and other receivables                                                 128,524        80,887
                                                                                             ------------------------
                                                                                             $1,460,426    $1,222,916
                                                                                             ========================


          At December 31, 1997, substantially all receivables were due within one year.


NOTE 6    Income Taxes

          Provision for income taxes consisted of:

          Year Ended December 31                                                    1997           1996          1995
          -----------------------------------------------------------------------------------------------------------

          (In thousands)
          Current:
             Federal                                                           $  64,944    $   (6,313)    $  11,611
             Foreign                                                               8,327         7,888         6,830
                                                                               --------------------------------------
                                                                                  73,271          1,575        18,441
          Deferred federal                                                         1,129          5,725        13,959
                                                                               --------------------------------------
                                                                               $  74,400    $     7,300    $   32,400
                                                                               ======================================

                            RELIANCE GROUP HOLDINGS, INC. AND SUBSIDIARIES    45


          Domestic and foreign income before income taxes and equity in investee company is as follows:

          Year Ended December 31                                                    1997           1996          1995
          -----------------------------------------------------------------------------------------------------------

          (In thousands)
          Domestic                                                              $217,430       $ 24,062     $ 101,010
          Foreign                                                                 23,791         22,537        19,514
                                                                                -------------------------------------
                                                                                $241,221       $ 46,599     $ 120,524
                                                                                =====================================


          The reconciliation of taxes computed at the statutory rate of 35% to the provision for income taxes is as follows:

          Year Ended December 31                                                    1997           1996          1995
          -----------------------------------------------------------------------------------------------------------

          (In thousands)
          Tax provision at statutory rate                                      $  84,427       $ 16,310    $   42,183
          Nontaxable investment income                                           (15,228)       (14,403)      (13,405)
          Amortization of excess of cost over fair
             value of net assets acquired                                          3,150          3,150         3,150
          Net increase in valuation allowance                                          -          2,400         1,226
          Other                                                                    2,051           (157)          (754)
                                                                               ---------------------------------------
          Provision for income taxes                                           $  74,400       $  7,300    $   32,400
                                                                               ======================================


          The tax effects of items comprising the Company's net deferred tax asset are as follows:

                                                                             December 31           1997          1996
          -----------------------------------------------------------------------------------------------------------

          (In thousands)
          Deferred tax assets:

             Discounting of loss reserves                                                     $ 192,939     $ 194,957
             Tax basis differential of subsidiary not
                included in consolidated tax return                                                   -       111,815
             Operating loss carryforwards of subsidiary not
                included in consolidated tax return                                                   -        61,110
             Unearned premium reserve                                                            52,067        43,063
             Accruals not currently deductible                                                   42,142        57,021
             Other                                                                              102,174        32,278
                                                                                              -----------------------
                                                                                                389,322       500,244
          Deferred tax liabilities:
             Deferred policy acquisition costs                                                   87,000        75,062
             Unrealized investment gains                                                        152,324       106,299
             Investment in investee company                                                      23,728        21,098
             Other                                                                               75,386        94,572
                                                                                              -----------------------
                                                                                                 50,884       203,213
          Valuation allowance                                                                   (10,672)     (169,215)
                                                                                              -----------------------
          Net deferred tax asset                                                              $  40,212    $   33,998
                                                                                              =======================

          As a result of the sale of Prometheus, the Company's valuation allowance was decreased, in 1997, by $158,543,000 relating to deferred tax assets for which it was likely that tax benefits would not be realized. For the years ended December 31, 1996 and 1995, the Company's valuation allowance and income tax provision were increased by $2,400,000 and $1,226,000 relating primarily to deferred tax assets for which it is likely that tax benefits will not be realized.

               The Company is seeking a redetermination in the U.S. Tax Court of an asserted tax deficiency for the year ended December 31, 1980, as set forth by the Commissioner of Internal Revenue in a Notice of Deficiency dated June 27, 1994. See note 15 to the consolidated financial statements.

46   RELIANCE GROUP HOLDINGS, INC. AND SUBSIDIARIES


Notes to Consolidated Financial Statements continued

               The Internal Revenue Service ("IRS") completed its examination of the Company's 1986 through 1991 federal income tax returns and issued a Revenue Agent's Report on August 19, 1997. A protest in response to the Revenue Agent's Report was submitted on January 16, 1998 and the Company does not believe it is probable that its tax liability, if any, will have a material adverse effect on its consolidated financial statements. The IRS is currently examining the Company's 1992 through 1994 federal income tax returns. While the outcome of the current examination is uncertain, the Company does not believe it is probable that its tax liability, if any, will have a material adverse effect on its consolidated financial statements.



NOTE 7    Unpaid Claims and Related Expenses

          The reconciliation of the beginning to ending liability for unpaid claims and related expenses ("loss reserves") for the Company's property and casualty insurance operations is as follows:

                                                                December 31         1997           1996          1995
          -----------------------------------------------------------------------------------------------------------

          (In thousands)
          Loss reserves, beginning of year                                    $6,136,420     $5,764,352    $5,517,483
             Less reinsurance recoverables                                     2,824,814      2,584,917     2,389,702
                                                                              ---------------------------------------
          Net loss reserves, beginning of year                                 3,311,606      3,179,435     3,127,781
                                                                              ---------------------------------------
          Provision for policy claims and related expenses:
             Provision for insured events of the current year                  1,299,066      1,211,672     1,163,447
             Increase (decrease) in provision for insured
                events of prior years                                            (35,980)       138,665        38,512
                                                                              ---------------------------------------
                Total provision                                                1,263,086      1,350,337     1,201,959
                                                                              ---------------------------------------
          Payments for policy claims and related expenses:
             Attributable to insured events of the current year                  367,763        298,838       271,915
             Attributable to insured events of prior years                       963,135        926,996       868,622
                                                                              ---------------------------------------
                Total payments                                                 1,330,898      1,225,834     1,140,537
                                                                              ---------------------------------------
          Foreign currency translation                                            (1,476)         7,668        (9,768)
                                                                              ---------------------------------------
          Net loss reserves, end of year                                       3,242,318      3,311,606     3,179,435
             Plus reinsurance recoverables                                     3,427,190      2,824,814     2,584,917
                                                                              ----------------------------------------
          Loss reserves, end of year                                          $6,669,508     $6,136,420    $5,764,352
                                                                              =======================================


          The provision for policy claims and related expenses for 1997 includes favorable development in workers' compensation partially offset by adverse development in the commercial automobile line. The redundancy in workers' compensation is due, in part, to favorable development in retrospectively rated policies, which was more than offset by a corresponding reduction in premiums earned. The provision for insured events of prior years for 1996 and 1995 included adverse development related to asbestos-related and environmental pollution claims, which primarily affected general liability, multiple peril and reinsurance lines of business, and included a pretax charge of $134,000,000 in 1996 to increase net loss reserves for asbestos-related and environmental pollution claims for business written in or before 1987.

          The 1996 provision also included adverse development in the commercial automobile line, offset by favorable development in workers' compensation. The 1995 provision also included adverse development in other general liability, commercial automobile and reinsurance lines, partially offset by favorable development in workers' compensation.

                             RELIANCE GROUP HOLDINGS, INC. AND SUBSIDIARIES   47


               At December 31, 1997 and 1996, loss reserves include $380,900,000 and $396,700,000 relating to short-duration contracts which are expected to have fixed, periodic payment patterns and have been discounted to present values using statutory annual rates ranging from 31/2% to 6%.

          The reconciliation of the beginning to ending net loss reserves for business written in or before 1987 pertaining to asbestos-related and environmental pollution claims is as follows:

                                                                December 31         1997           1996          1995
          -----------------------------------------------------------------------------------------------------------

          (In thousands)
          Net loss reserves, beginning of year                                  $213,047       $101,008      $100,404
          Provision for policy claims and related expenses                             -        135,801        23,547
          Payments for policy claims and related expenses                        (20,114)       (23,762)      (22,943)
                                                                                --------------------------------------
          Net loss reserves, end of year                                        $192,933       $213,047      $101,008
                                                                                =====================================


          The 1996 provision for policy claims and related expenses included a pretax charge of $134,000,000 to increase net loss reserves for asbestos-related and environmental pollution claims for business written in or before 1987. In 1996, the Company completed a study of its asbestos-related and environmental pollution reserves. The study entailed a detailed review of the Company's claims, analysis of new industry data, review of policies and classes of business written by the Company and industry at large, and new actuarial methodologies for projecting ultimate losses based on payment patterns and claims analyses.

               Included in the December 31, 1997 net loss reserves for business written in or before 1987 pertaining to asbestos-related and environmental pollution claims are $69,097,000 of loss costs for claims incurred but not reported, $43,942,000 of loss costs for reported claims and $79,894,000 of related expenses.


          For business written in or before 1987, the number of insureds with asbestos-related and environmental pollution claims outstanding is as follows:

                                                                             December 31           1997          1996
          -----------------------------------------------------------------------------------------------------------

          Number of insureds with outstanding claims, beginning of year                             402           447
          Additional insureds with claims during the year                                           168           207
          Insureds with closed or settled claims during the year                                   (225)         (252)
                                                                                                   ------------------
          Number of insureds with outstanding claims, end of year                                   345           402
                                                                                                    =================


          For business written in or before 1987, the average net paid loss for asbestos-related and environmental pollution claims was $44,200 and $50,200 for the years 1997 and 1996.

               In addition, the Company currently underwrites policies with environmental coverage, primarily on a claims made basis, and underwrites policies covering asbestos removal. The net loss reserves for these policies as of December 31, 1997, 1996 and 1995 were $20,193,000, $16,554,000 and $15,829,000, respectively. The provisions for these policy claims and related expenses for the years 1997, 1996 and 1995 were $6,758,000, $4,053,000 and $1,891,000, respectively, and related payments were $3,119,000, $3,328,000 and $991,000, respectively. Included in the December 31, 1997 net loss reserves for these policies are $13,642,000 of loss costs for claims incurred but not reported, $2,271,000 of loss costs for reported claims and $4,280,000 of related expenses. The number of direct insureds with outstanding claims related to these policies as of December 31, 1997 and 1996 were 167 and 86. Additional direct insureds with claims reported during the years 1997 and 1996 were 155 and 44, and with claims closed or settled during 1997 and 1996 were 74 and 46. The average net paid loss for these claims was $24,000 and $56,800 for the years 1997 and 1996.

48   RELIANCE GROUP HOLDINGS, INC. AND SUBSIDIARIES


Notes to Consolidated Financial Statements continued


NOTE 8    Debentures, Notes, Term Loans and Short-Term Debt

          Debentures and notes outstanding are as follows:


                                                                               December 31         1997          1996
          -----------------------------------------------------------------------------------------------------------
          (Dollars in thousands)

          9% senior notes due 2000                                                             $400,000      $400,000

          9 3/4% senior subordinated debentures due 2003                                        250,000       250,000
          7.866% senior reset notes due 2000                                                          -        15,365
                                                                                               ----------------------
                                                                                               $650,000      $665,365
                                                                                               ======================


          At December 31, 1997, term loans and short-term debt aggregated $253,083,000 and consisted of $246,419,000 of term loans which are payable in varying amounts through 2015 with interest rates ranging from 3.0% to 9.0% and $6,664,000 of short-term debt. The weighted average interest rate on term loans and short-term debt was 6.2% and 6.0% at December 31, 1997 and 1996.

               Maturities of term loans and short-term debt for each of the next five years are as follows: $11,511,000 in 1998; $51,267,000 in 1999;
          $163,807,000 in 2000; $2,007,000 in 2001; and $67,000 in 2002. In
          addition, $400,000,000 of notes mature in the year 2000.

               Reliance Financial Services Corporation ("Reliance Financial") has a revolving credit facility and term loan agreement with various banks ("Credit Facility"). On July 8, 1997, the Company increased term loan borrowings by $25,000,000 to $187,500,000. The additional borrowings were used to redeem all outstanding 7.866% senior reset notes, due December 1, 2000. The outstanding principal amount of such notes was $25,000,000, including $9,600,000 held by Reliance Insurance Company, the principal subsidiary of Reliance Financial. The redemption price was 100% of the principal amount of such notes plus interest from June 1, 1997 to the redemption date.

               The revolving credit facility provides for aggregate maximum outstanding borrowings of $100,000,000. At Reliance Financial's option, all borrowings under the revolving credit facility will bear interest at a floating rate based on a bank reference rate (or, if higher, the Federal Funds rate plus 1/2%) or at a rate based on the Eurodollar rate. At December 31, 1997, borrowings aggregating $25,000,000 were outstanding under this facility. All of the common stock of Reliance Insurance Company has been pledged to secure the Credit Facility.

               The provisions of notes and debentures contain limitations on the payment of dividends, including maintaining a minimum fixed charge coverage ratio. At February 11, 1998, the Company could pay up to

          $106,100,000 in dividends without violating the most restrictive provisions. See note 10 to the consolidated financial statements.


NOTE 9    Reinsurance

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

               Amounts recoverable from reinsurers are estimated in a manner consistent with the liability for unpaid claims and related expenses associated with the reinsurance. Estimated amounts of reinsurance recoverables are reported as assets in the accompanying consolidated balance sheet. As of December 31, 1997 and 1996, reinsurance recoverables include $719,784,000 and $596,743,000 of prepaid reinsurance premiums which represents the portion of property and casualty premiums ceded to reinsurers applicable to unearned premiums.

                               RELIANCE GROUP HOLDINGS, INC. AND SUBSIDIARIES 49


          The reconciliation of property and casualty insurance direct premiums to net premiums is as follows:

          Year Ended December 31             1997                         1996                          1995
          -----------------------------------------------------------------------------------------------------------
                                    Premiums       Premiums      Premiums       Premiums       Premiums      Premiums
                                     Written         Earned       Written         Earned        Written        Earned
          -----------------------------------------------------------------------------------------------------------
          (In thousands)

          Direct                 $ 3,428,059    $ 3,232,403   $ 3,070,944    $ 2,894,096    $ 2,748,439   $ 2,707,978
          Assumed                    494,140        447,924       329,318        356,489        325,226       350,636
          Ceded                   (1,856,352)    (1,733,311)   (1,554,063)    (1,449,731)    (1,294,625)   (1,284,023)
                                 ------------------------------------------------------------------------------------
          Net premiums           $ 2,065,847    $ 1,947,016   $ 1,846,199    $ 1,800,854    $ 1,779,040   $ 1,774,591
                                 ====================================================================================


          The reconciliation of property and casualty insurance gross policy claims and settlement expenses to net policy claims and settlement expenses is as follows:


          Year Ended December 31                                                    1997           1996          1995
          -----------------------------------------------------------------------------------------------------------
          (In thousands)

          Gross                                                            $   2,562,423    $ 2,228,809   $ 1,956,055
          Reinsurance recoveries                                              (1,299,337)      (878,472)     (754,096)
                                                                           ------------------------------------------
          Net policy claims and settlement expenses                        $   1,263,086    $ 1,350,337   $ 1,201,959
                                                                           ==========================================


          For the year ended December 31, 1996, gross policy claims and settlement expenses included a charge of $134,500,000 and net policy claims and settlement expenses included a charge of $134,000,000 to increase property and casualty insurance loss reserves for asbestos-related and environmental pollution claims for business written in or before 1987.

               The Company holds substantial amounts of funds and letters of credit as collateral pursuant to recoverables from unauthorized reinsurers. The Company is not aware of any impairment of the creditworthiness of any of its significant reinsurers.

          Reliance Insurance Company's ten largest reinsurers, based on 1997 ceded premiums, are as follows:

          --------------------------------------------------------------------
          (In thousands)

          American Re-Insurance Company                           $    171,092
          General Reinsurance Corporation                               70,337
          Hertz International Reinsurance Ltd.                          60,393
          Commercial Risk Re-Insurance Company                          60,223
          Kemper Reinsurance Company                                    58,554
          Swiss Reinsurance America Corporation                         57,006
          Everest Reinsurance Company                                   56,346
          Zurich Reinsurance (North America), Inc.                      49,723
          Employers Reinsurance Corporation                             41,405
          SCOR Reinsurance Company                                      38,405


NOTE 10        Dividends of Subsidiaries

          The Company's principal sources of funds consist of dividends, advances and net tax payments from its subsidiaries. The Credit Facility of Reliance Financial requires, among other things, a minimum net worth requirement and a limitation of indebtedness. At February 11, 1998, Reliance Financial could pay up to $563,100,000 in cash dividends without violating the most restrictive provisions. Dividend payments by Reliance Insurance Company, without prior regulatory approval, are limited to the greater of 10% of the preceding year-end policyholders' surplus or the preceding year's statutory net income, but in no event to exceed the amount of unassigned funds. In accordance with these regulatory restrictions, $130,100,000 is available for the payment of dividends to Reliance Financial

50   RELIANCE GROUP HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements continued

          in 1998, subject to the broad discretionary powers of insurance regulatory authorities to further limit dividend payments of insurance companies. On March 5, 1998, Reliance Insurance Company obtained the approval of the Pennsylvania Insurance Department to pay an extraordinary dividend in the amount of an additional $135,000,000, representing a portion of the gain from the sale of the title insurance operations. The Company plans to use the funds provided by the dividend to purchase, during 1998, approximately $125,000,000 of its outstanding debt.


NOTE 11   Stock Plans

          Stock Options

          The Company's stock option plans (the "Plans") provide for the granting of incentive stock options and nonstatutory stock options to officers, non-employee directors and key employees of the Company. Under the terms of the Plans, options have a maximum term of 10 years from the date of grant. At December 31, 1997, there were 3,152,400 options available for future grants.


          A summary of the Plans' activity is as follows:
          Year Ended December 31            1997                     1996                             1995
          ----------------------------------------------------------------------------------------------------------------
                                                   Weighted                           Weighted                    Weighted
                                   Number of        Average     Number of              Average   Number of         Average
                                      Shares Exercise Price        Shares       Exercise Price      Shares  Exercise Price
          ----------------------------------------------------------------------------------------------------------------
          (Shares in thousands)

          Balance, beginning
             of year                  10,905         $ 5.40         8,462                $4.48       8,129           $4.28
          Granted                      4,460          13.40         2,839                 8.03         789            6.26
          Exercised                      573           4.28           292                 4.21         313            3.83
          Cancelled                      125           6.71           104                 5.52         143            4.57
                                      ------------------------------------------------------------------------------------

          Balance, end of year        14,667         $ 7.87        10,905                $5.40        8,462          $4.48
                                      ====================================================================================

          Exercisable portion          6,187         $ 4.19         6,196                $4.04        4,624          $3.96
                                      ====================================================================================
          Weighted average
            fair value of
            options granted
            during the year                          $ 4.53                              $2.08                       $1.64
                                                     ======                              =====                       =====

          Summarized information about stock options outstanding at December 31, 1997 is as follows:


                                                               Options Outstanding                   Options Exercisable
                                               ---------------------------------------------------------------------------
                                                  Number of  Weighted Average        Weighted    Number of        Weighted
          Range of                                   Shares         Remaining         Average       Shares         Average
          Exercise Prices                       Outstanding  Contractual Life  Exercise Price  Exercisable  Exercise Price
          ----------------------------------------------------------------------------------------------------------------
          (Shares in thousands)

          $3.825 to $5.75                             5,560             4.46 years    $ 3.94         5,319          $ 3.89
          $5.875 to $8.75                             4,647             7.80            7.25           868            6.03
          $11.00 to $14.375                           4,460             9.80           13.40             -               -
                                               ---------------------------------------------------------------------------
          $3.825 to $14.375                          14,667             7.13 years    $ 7.87         6,187          $ 4.19
                                               ===========================================================================


          Employee Stock Purchase Plan


          In 1997, the Company initiated an Employee Stock Purchase Plan ("ESPP") which enables eligible employees of the Company to subscribe for shares of common stock on an annual offering date at a purchase price which is the lesser of 85% of the fair market value of the shares on the first day or the last day of the annual period. Employee contributions to the ESPP were $2,388,000 in 1997. Pursuant to the ESPP, 237,000 shares were sold to employees in January 1998 and 10,000,000 shares are available for future sales.

               The Company has elected to follow APB 25 in accounting for its Plans and ESPP. In applying APB 25 no compensation cost has been recognized.

                             RELIANCE GROUP HOLDINGS, INC. AND SUBSIDIARIES   51


          Pro forma information regarding net income and net income per share is required by FAS 123, and has been determined as if the Company had accounted for its Plans and ESPP under the fair value based method of FAS 123. The fair value of stock options granted under the Company's Plans was estimated on the grant dates using the Black-Scholes option-pricing model. The following weighted average assumptions were used for grants in 1997, 1996 and 1995, respectively: dividend yields of 2.4%, 4.0% and 5.1%, expected volatility of 30.2%, 27.3% and 33.7%, risk-free interest rates of 6.1%, 6.4% and 6.5% and an expected life of 7 years for all three years. The fair value of the shares purchased under the ESPP was calculated as if the shares were "look back options" as required by FAS 123.

          Pro forma information regarding net income and diluted net income per share is as follows:


          Year Ended December 31                                                    1997           1996          1995
          -----------------------------------------------------------------------------------------------------------
          (In thousands, except per share amounts)

          Net income                          as reported                     $  229,419   $     48,207  $     88,056
                                              pro forma                          226,814         47,724        87,956
          Diluted net income per share        as reported                           1.94            .41           .74
                                              pro forma                             1.92            .41           .74


NOTE 12   Policy Acquisition Costs and Other Insurance Expenses

          Year Ended December 31                                                    1997           1996          1995
          ------------------------------------------------------------------------------------------------------------
          (In thousands)

          Policy acquisition costs amortized during the year                  $  487,432     $  414,636    $  411,979
                                                                              ----------------------------------------
          Other insurance expenses:
             Salaries and commissions                                            696,747        630,777       563,680
             Taxes, other than income taxes                                       38,689         41,564        48,603
             Rent                                                                 61,001         61,305        55,848
             Policyholders' dividends                                              4,224          3,158         7,065
             Other                                                               208,890        175,866       150,967
                                                                              ----------------------------------------
                                                                               1,009,551        912,670       826,163

                                                                              ----------------------------------------
                                                                              $1,496,983     $1,327,306    $1,238,142
                                                                              ========================================


NOTE 13   Postretirement Benefit Plans

          Retirement benefits under the Company's noncontributory trusteed defined benefit pension plans are paid to eligible employees based primarily on years of service and compensation. Plan assets principally consist of corporate and government debt securities and 1,116,200 shares of the Company's common stock.

          Pension cost includes the following components(1):

          Year Ended December 31                                                    1997           1996          1995
          ------------------------------------------------------------------------------------------------------------------------
          (In thousands)

          Service cost - benefits earned during the period                  $      6,784   $      7,201  $      5,176
          Interest cost on projected benefit obligation                           12,743         12,273        11,253
          Actual return on plan assets                                           (23,487)        (7,574)      (28,210)
          Net amortization and deferral                                            6,892         (8,475)       14,803
                                                                            ------------------------------------------
                                                                            $      2,932   $      3,425  $      3,022
                                                                            ==========================================

          (1) Excludes pension cost for the Company's title insurance operations which was $2,852,000, $2,850,000 and $2,639,000 for
               1997, 1996 and 1995, respectively.



52   Reliance Group Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements continued

          A reconciliation of the funded status of the plans with the accrued pension cost included in accounts payable and accrued expenses is as follows:

                                                                         December 31               1997          1996
          -----------------------------------------------------------------------------------------------------------
          (In thousands)

          Actuarial present value of benefit obligation:
             Vested                                                                          $  162,071     $ 140,166
             Nonvested                                                                            5,825         4,191

                                                                                             -------------------------
          Accumulated benefit obligation                                                        167,896       144,357
          Effect of anticipated future compensation levels                                       28,821        23,166
                                                                                             -------------------------
          Projected benefit obligation                                                          196,717       167,523
          Plan assets at market value                                                          (167,698)     (150,640)
                                                                                             -------------------------
          Projected benefit obligation in excess of plan assets                                  29,019        16,883
          Unrecognized net asset at date of adoption                                              4,207         5,517
          Unrecognized net loss                                                                 (19,899)      (10,908)
                                                                                            --------------------------
          Accrued pension cost                                                               $   13,327     $  11,492
                                                                                            ==========================




          Contributions under the Company's noncontributory trusteed defined benefit pension plans were $1,097,000 and $2,550,000 in 1997 and 1996. No contributions were made during 1995.

               The assumptions used to measure the projected benefit obligation at December 31, 1997 and 1996 include a discount rate of 7.25% and 8.0% and a weighted average rate of compensation increase of 4.0% for both 1997 and 1996. The expected long-term investment rate of return on plan assets for the years ended December 31, 1997 and 1996 was 10.0%.

               Contributions under the Company's defined contribution plans were $7,535,000, $6,102,000 and $4,670,000 in 1997, 1996 and 1995,
          respectively, and were based on a formula specified in the plan agreements.


NOTE 14   Statutory Information

Statutory net income is as follows:

          Year Ended December 31                                                    1997           1996          1995
          ------------------------------------------------------------------------------------------------------------
          (In thousands)

          Property and casualty insurance operations                             $95,111       $121,665     $ 225,989
          Title insurance operations                                              49,481         40,094        12,439


          Statutory policyholders' surplus at December 31, 1997 and 1996 was $1,302,490,000 and $1,187,056,000 which reflects a reduction in statutory loss reserves of $79,400,000 and $93,700,000, respectively, representing discounts of workers' compensation reserves in excess of GAAP discounts.


NOTE 15   Contingencies and Commitments

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

                             RELIANCE GROUP HOLDINGS, INC. AND SUBSIDIARIES   53


          of Deficiency dated June 27, 1994. The Company intends to pursue the action vigorously. The IRS seeks to disallow investment tax credits of approximately $36,500,000 with respect to intermodal cargo containers leased to others by a former subsidiary of the Company. The Company estimates that, if the IRS were to prevail, the deficiency would result in an increase in tax of approximately $31,000,000 for 1980, plus interest at the statutorily prescribed rates for the periods since that year. On January 11, 1995, the U.S. Tax Court handed down a decision in Norfolk Southern Corp. v. Commissioner, a case involving a taxpayer, which, like the Company, had claimed investment tax credits in connection with the leasing of intermodal cargo containers. In the decision, which is the first pronouncement by the courts on this issue, the Tax Court articulated a standard, different from that proposed by the IRS, which, if applied to the Company, would result in the disallowance of a substantial percentage (although significantly less than that sought by the IRS) of the investment tax credits claimed by the Company. The Company believes that it has appropriately provided for this matter in light of its exposure in the event a standard such as the one articulated in Norfolk Southern is applied to the Company's facts and circumstances. On February 22, 1995, the Tax Court granted the joint motion of the Company and the Commissioner to postpone the trial of this matter until after the resolution of appellate proceedings in Norfolk Southern. The Company does not believe that it is probable that its liability, if any, in respect of this matter will have a material adverse effect on the Company's financial position, although there is no assurance that the disposition of this matter will not materially affect the Company's results of operations for any period.

               The Company is also subject to the following litigation set forth below.

               Employers who purportedly purchased workers' compensation insurance policies on a retrospectively rated or other loss-sensitive basis have brought several putative class actions against, among others, individual insurance companies ranging in number from approximately 30 to approximately 270, including Reliance Insurance Company and several of its subsidiaries. The plaintiffs in the actions assert that, from as early as January 1, 1985 through the present, they and the members of the putative classes they purport to represent were overcharged for such insurance covering workers' compensation risks in the states in which the actions have been brought. In each of the cases, the plaintiffs, on behalf of themselves and the putative class members, seek unspecified monetary damages, with interest and attorneys' fees, against all defendants jointly and severally, and injunctive and other equitable relief.

               Such actions in which the Company is a defendant have been brought in Georgia, Tennessee, Florida, New Jersey, Pennsylvania, Illinois and Missouri. The Georgia lawsuit was dismissed without prejudice in February 1998 on the ground that the plaintiff was not licensed to do business in Georgia; the plaintiff's appeal from that ruling is pending. The other actions are in their early stages and there have been no rulings on any motions by the plaintiffs for certification of the putative classes they purport to represent. The Company has denied or intends to deny the material allegations in each of the lawsuits and intends to contest each action vigorously.

               The Company does not believe that it is probable that its aggregate liability, if any, in respect of these actions will have a material adverse effect on the Company's financial position, although there is no assurance that the disposition of the actions will not materially affect the Company's results of operations for any period.

          Cancellation of Partnership Guarantee

          Certain current and former senior executives of the Company are limited partners in a partnership which owns various real estate properties. The general partner of the partnership was, until late June 1997, an indirect subsidiary of Reliance Insurance Company. At June 15, 1997, the partnership's total outstanding debt was $174,600,000, including $12,700,000 borrowed from the Company under a line of credit. As of June 15, 1997, $38,000,000 of that indebtedness was guaranteed by Reliance Financial. In June 1997, investors unaffiliated with the Company acquired all of the common stock of the indirect subsidiary, and Reliance Insurance Company acquired $27,600,000 face amount of its preferred stock. Subsequently, the former indirect subsidiary sold to Reliance Insurance Company $11,000,000 in aggregate principal amount of senior notes, due 2010, and to the Company

54   RELIANCE GROUP HOLDINGS, INC. AND SUBSIDIARIES


Notes to Consolidated Financial Statements continued


          $18,000,000 in aggregate principal amount of subordinated notes, due 2020, the line of credit from the Company to the partnership was repaid in full and the Reliance Financial guarantee was terminated.

          Lease Commitments
          The Company and its subsidiaries lease certain office facilities and equipment under lease agreements that expire at various dates through 2007. Rent expense for the years ended December 31, 1997, 1996 and 1995 was $100,900,000, $97,300,000 and $95,900,000, respectively.

          At December 31, 1997, future net minimum rental payments required under noncancelable leases (excluding the title insurance operations) are as follows:

          ------------------------------------------------------------------
          (In thousands)

          1998                                                     $  49,146
          1999                                                        44,348
          2000                                                        26,673
          2001                                                        17,285
          2002                                                        13,192
          2003 and thereafter                                         21,380
                                                                   ---------
                                                                   $ 172,024
                                                                   =========



NOTE 16   Per Share Information

          The basic and diluted per share reconciliations of income from continuing operations to net income is as follows:

          Year Ended December 31                                                    1997           1996          1995
          ------------------------------------------------------------------------------------------------------------

          Basic income per share:

          Income from continuing operations                                           $1.52        $.42          $.85
          Gain on disposal of discontinued operation                                    .60           -             -
          Litigation settlement of discontinued operation                              (.06)          -             -
          Loss on disposal of discontinued operations of investee company                 -           -          (.04)
                                                                                      --------------------------------
          Income before extraordinary item and cumulative
             effect of accounting change                                               2.06           -           .81
          Extraordinary item - early extinguishment of debt(1)                         -              -          (.06)
          Cumulative effect of change in accounting for process
             reengineering costs                                                       (.06)          -             -
                                                                                      --------------------------------
          Net income                                                                  $2.00        $.42          $.75
                                                                                      ================================

          Diluted income per share:
          Income from continuing operations                                           $1.47        $.41          $.83
          Gain on disposal of discontinued operation                                    .58           -             -
          Litigation settlement of discontinued operation                              (.06)          -             -
          Loss on disposal of discontinued operations of investee company                 -           -          (.04)
                                                                                      --------------------------------
          Income before extraordinary item and cumulative
             effect of accounting change                                               1.99           -           .79
          Extraordinary item - early extinguishment of debt(1)                         -              -          (.05)
          Cumulative effect of change in accounting for process
             reengineering costs                                                       (.05)          -             -
                                                                                      --------------------------------
          Net income                                                                  $1.94        $.41          $.74
                                                                                      ================================


          (1) In 1995, all of the outstanding shares of redeemable preferred stock of Reliance Insurance Company, which had a carrying value of $20,740,000, were redeemed. The cost of the early redemption in excess of the carrying value of the preferred stock, $3,029,000 ("Redemption Premium"), was charged directly to shareholders' equity. For purposes of computing net income per share in 1995, the Redemption Premium was deducted from net income available to common shareholders' and classified as an extraordinary loss. This reduced both basic and diluted net income per share by $.03.

                             RELIANCE GROUP HOLDINGS, INC. AND SUBSIDIARIES   55


          The reconciliation of the basic to diluted per share information is as follows:

          Year Ended December 31             1997                         1996                          1995
          ----------------------------------------------------------------------------------------------------------------
                                                      Per Share                    Per Share                     Per Share

                                   Income    Shares      Amount    Income   Shares    Amount   Income    Shares     Amount
          ----------------------------------------------------------------------------------------------------------------

          (In thousands, except
          per share amounts)

          Basic income
             per share:
          Income from
             continuing
             operations          $174,496   114,651       $1.52   $48,207  113,838      $.42  $95,916   113,214       $.85
                                                          =====                         ====                          ====
          Effect of dilutive
             securities:
                Options                 -     3,712                    -     2,443                  -     1,840
                                 ------------------               ----------------            -----------------
          Diluted income
             per share:
          Income from
             continuing
             operations          $174,496   118,363       $1.47   $48,207  116,281      $.41  $95,916   115,054       $.83
                                 =========================================================================================


          Options to purchase 2,000,000, 134,000 and 100,000 shares of common stock were not included in the computation of diluted income per share for the years 1997, 1996 and 1995, respectively, since the options' exercise price was greater than the average market price of the common shares.

56   RELIANCE GROUP HOLDINGS, INC. AND SUBSIDIARIES


Notes to Consolidated Financial Statements continued


NOTE 17   Business Segment Information


          Year Ended December 31                                                    1997           1996          1995
          ----------------------------------------------------------------------------------------------------------------

          (In thousands)
          Revenues:
          Property and casualty insurance

             Premiums earned                                                 $ 1,947,016    $ 1,800,854    $1,774,591
             Net investment income                                               263,981        257,133       247,343
             Gain on sales of investments                                         71,501         49,264        27,381
                                                                             ----------------------------------------
                                                                               2,282,498      2,107,251     2,049,315
                                                                             ----------------------------------------
          Title insurance
             Premiums earned                                                     863,746        780,157       671,947
             Net investment income                                                30,990         30,455        27,946
             Gain on sales of investments                                          1,596            346         1,729
                                                                             ----------------------------------------
                                                                                 896,332        810,958       701,622
                                                                             ----------------------------------------
          Other                                                                  263,806        172,378       155,050
                                                                             ----------------------------------------
                                                                             $ 3,442,636    $ 3,090,587    $2,905,987
                                                                             ========================================

          Income before income taxes and equity in investee company:
          Property and casualty insurance
             Underwriting(1)                                                   $ (31,722)    $ (172,387)    $ (45,644)
             Net investment income                                               263,981        257,133       247,343
             Gain on sales of investments                                         71,501         49,264        27,381
                                                                             ----------------------------------------
                                                                                 303,760        134,010       229,080
                                                                             ----------------------------------------
          Title insurance                                                         64,963         38,580        14,012
                                                                             ----------------------------------------
          Other                                                                 (127,502)      (125,991)     (122,568)
                                                                             ----------------------------------------
                                                                             $   241,221 $       46,599   $   120,524
                                                                             ========================================
          Identifiable assets at year-end:
          Property and casualty insurance                                    $10,639,179    $ 9,490,869    $8,982,897
          Net assets of title insurance operations                               288,619        282,115       277,939
          Other                                                                  404,688        370,708       351,972
                                                                            ----------------------------------------
                                                                             $11,332,486    $10,143,692    $9,612,808
                                                                             ========================================

          (1) The 1996 results included a charge of $134,000,000 to increase net loss reserves for asbestos-related and environmental pollution claims for business written in or before 1987.


          On February 27, 1998, the Company completed the sale of its title insurance operations to LandAmerica. See note 2 to the consolidated financial statements.

               Income before income taxes and equity in investee company relating to property and casualty insurance underwriting has been reduced by policyholders' dividends and other income and expense. Income before income taxes and equity in investee company by segment is before allocation of corporate overhead and corporate interest expense, which relates primarily to the Company and its financing subsidiary. Corporate overhead, corporate interest expense and the pretax results of RCG International, Inc. (a subsidiary of the property and casualty insurance operations) are included in Other.

               Identifiable assets by industry segment are those assets which are used in the Company's operations in each segment.

                             RELIANCE GROUP HOLDINGS, INC. AND SUBSIDIARIES   57

NOTE 18   Quarterly Financial Data (Unaudited)

                                                                                                         1997 Quarter
          ------------------------------------------------------------------------------------------------------------
                                                                    First         Second          Third        Fourth
          ------------------------------------------------------------------------------------------------------------

          (In thousands, except per share amounts)
          Revenues:
          Premiums earned                                        $642,195       $689,929       $702,703      $775,935
          Net investment income                                    74,279         70,644         73,571        76,477
          Gain on sales of investments                             15,304         13,431         36,070         8,292
          Other                                                    50,167         65,558         68,901        79,180
                                                                 ----------------------------------------------------
                                                                 $781,945       $839,562       $881,245      $939,884
                                                                 ====================================================

          Income from continuing operations                      $ 35,886       $ 39,562       $ 57,316      $ 41,732
          Gain on disposal of discontinued operation                    -              -              -        68,865
          Litigation settlement of discontinued operation          (7,500)             -              -            -
                                                                 ----------------------------------------------------
          Income before cumulative effect
             of accounting change                                  28,386         39,562         57,316       110,597
          Cumulative effect of change in accounting for
             process reengineering costs                                -              -              -        (6,442)
                                                                 ----------------------------------------------------
          Net income                                             $ 28,386       $ 39,562       $ 57,316      $104,155
                                                                 ====================================================
          Diluted per share information:
          Income from continuing operations                         $ .30          $ .33          $ .48         $ .35
          Gain on disposal of discontinued operation                    -              -              -           .58
          Litigation settlement of discontinued operation            (.06)             -              -             -
                                                                 ----------------------------------------------------
          Income before cumulative effect
             of accounting change                                     .24            .33            .48           .93
          Cumulative effect of change in accounting for
             process reengineering costs                                -              -              -          (.05)

                                                                 -----------------------------------------------------
          Net income                                                $ .24          $ .33          $ .48         $ .88
                                                                 ====================================================
          Basic per share information:
          Net income                                                $ .25          $ .35          $ .50         $ .91
                                                                 ====================================================


                                                                                                         1996 Quarter
          ------------------------------------------------------------------------------------------------------------
                                                                    First         Second          Third        Fourth
          ------------------------------------------------------------------------------------------------------------

          (In thousands, except per share amounts)
          Revenues:
          Premiums earned                                        $609,867       $636,752       $661,980      $672,412
          Net investment income                                    70,717         70,443         72,040        74,388
          Gain on sales of investments                              4,468         18,936         16,542         9,664
          Other                                                    38,734         41,765         43,548        48,331
                                                                 ----------------------------------------------------
                                                                 $723,786       $767,896       $794,110      $804,795
                                                                 ====================================================

          Net income (loss)(1)                                   $ 22,512      $ (47,701)      $ 37,651      $ 35,745
                                                                 ====================================================
          Diluted per share information:
          Net income (loss)(1)                                       $.19          $(.42)          $.32          $.31
                                                                 ====================================================

          Basic per share information:
          Net income (loss)(1)                                       $.20          $(.42)          $.33          $.31
                                                                 ====================================================

          (1) Includes a second quarter after-tax charge of $87,100,000, or $.75 per basic and diluted share, to increase net loss reserves for asbestos-related and environmental pollution claims for business written in or before 1987.

58    RELIANCE GROUP HOLDINGS, INC. AND SUBSIDIARIES

Independent Auditors' Report

          Board of Directors and Shareholders
          Reliance Group Holdings, Inc.
          New York, New York



          We have audited the accompanying consolidated balance sheets of Reliance Group Holdings, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

          In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Reliance Group Holdings, Inc. and subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

          As discussed in note 1 to the consolidated financial statements, in 1997 the Company changed its method of accounting for process reengineering costs to conform with Emerging Issues Task Force Issue No. 97-13, "Accounting for Costs Incurred in Connection with a Consulting Contract or an Internal Project That Combines Business Process Reengineering and Information Technology Transformation."





          /s/ Deloitte & Touche LLP

          New York, New York
          February 13, 1998, except as to notes 1
          and 2, as to which the date is
          February 27, 1998 and note 10, as to
          which the date is March 5, 1998

                               RELIANCE GROUP HOLDINGS, INC. AND SUBSIDIARIES 59


Report of Management

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





          Saul P. Steinberg
          Chairman of the Board and
          Chief Executive Officer


          George E. Bello
          Executive Vice President
          and Controller

60   RELIANCE GROUP HOLDINGS, INC. AND SUBSIDIARIES

Market and Dividend Information for Common Stock


          The Company's common stock, $.10 par value, is traded on the New York Stock Exchange and the Pacific Exchange, Inc. under the symbol "REL". As of March 1, 1998, there were approximately 2,300 holders of record of the Company's common stock. The high and low sales prices of the common stock, as reported by the New York Stock Exchange, are as follows:

                                                                             1997                           1996
          ---------------------------------------------------------------------------------------------------------------
          Quarter                                                     High           Low            High            Low
          ---------------------------------------------------------------------------------------------------------------

          First                                                       12 1/4          8 3/4          8 3/4         7 1/2
          Second                                                      12 3/4         10 1/8          8 3/4         7 1/8
          Third                                                      14 7/16         11 5/8          8 1/8         6 1/2
          Fourth                                                      15 1/8         12 1/16         9 1/8         7 5/8


          Cash dividends for each share of the Company's common stock were $.08 for each quarter in 1997 and 1996.

               The provisions of notes and debentures of the Company contain limitations on the payment of dividends, including maintaining a minimum fixed charge coverage ratio. At February 11, 1998, the Company could pay up to $106,100,000 in dividends without violating the most restrictive of these provisions. As a holding company, the Company is dependent upon dividends, advances and net tax payments from its wholly-owned subsidiaries to meet its debt service obligations, to pay its expenses and to pay dividends to its shareholders. In addition to the terms of bank covenants limiting the payment of dividends by Reliance Financial, dividends from the Company's principal operating subsidiaries are subject to regulatory limitations.

                               Reliance Group Holdings, Inc. and Subsidiaries 61


Directors and Officers


Directors

George R.Baker(2),(5),(6),(7)
Corporate Director/Advisor

George E. Bello(3)
Executive Vice President
and Controller
Reliance Group Holdings, Inc.

Dennis A. Busti
President and
Chief Executive Officer
Reliance National Insurance
Company

Lowell C. Freiberg(3)
Senior Vice President and
Chief Financial Officer
Reliance Group Holdings, Inc.

Dr. Thomas P. Gerrity(2),(7)
Dean of the Wharton School
University of Pennsylvania

Jewell Jackson McCabe(3),(4),(5),(6)
President, Jewell Jackson
McCabe Associates

Irving Schneider(2),(6)
Co-Chairman and
Chief Operations Officer
Helmsley-Spear, Inc.

Bernard L. Schwartz(1)
Chairman, President
& CEO of Loral Space
& Communications Ltd.
and Chairman & CEO of
Globalstar

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


Linda S. Kaiser
Senior Vice President,
General Counsel and Secretary


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

62   Reliance Group Holdings, Inc. and Subsidiaries

Corporate Data

Corporate Offices
Reliance Group Holdings, Inc.
Park Avenue Plaza
55 East 52nd Street
New York, NY 10055
(212) 909-1100

FAX (212) 909-1864


Common Stock Transfer Agent
Chase Mellon Shareholder Services, L.L.C.
Shareholder Relations
P. O. Box 3315
South Hackensack, NJ 07606

Independent Auditors
Deloitte & Touche LLP
New York, NY

Annual Meeting
The annual meeting of shareholders
of Reliance Group Holdings, Inc.
will be held on Thursday, May 14, 1998
at 11:00 A.M. at the
corporate headquarters of
Reliance Insurance Group
located at 3 Parkway, Philadelphia, PA


Form 10-K

A copy of the Company's Annual Report on Form 10-K to the Securities and Exchange Commission will be furnished to any security holder upon written request to Corporate Communications, Reliance Group Holdings, Inc., 55 East 52nd Street, New York, NY 10055. This Report can also be obtained by calling (888) REL-FACT or by visiting our Internet web site at http://www.rgh.com.

--------------------------------------------------------------------------------
Listed Securities
Unless otherwise indicated, securities
are listed on the New York Stock Exchange.

Reliance Group Holdings, Inc.
Common Stock (Symbol: REL; New York Stock Exchange and
Pacific Exchange)

9% Senior Notes, due 2000
9 3/4% Senior Subordinated Debentures, due 2003


--------------------------------------------------------------------------------

Reliance Group Holdings, Inc. quarterly results, as well as Annual Reports on Form 10-K, Form 10-Q, Annual Reports to shareholders, dividend declarations and other corporate information can be obtained by calling (888) REL-FACT or by visiting our Internet web site at http://www.rgh.com.

(Recycled Logo) The text of this annual report is printed on recycled paper