Form 10-K, Exhibit 13
period 1998-12-31
RELIANCE GROUP HOLDINGS INC
filed 1999-04-01
CIK 356395

                         Reliance Group Holdings, Inc.

                               1998 Annual Report


             [Image Centered on Cover:  Reliance Logo - Oval with
                firemark (fire hydrant wrapped with fire hose)
                           and "1817" underneath.]

                [Photos of Reliance Employees (left to right):
              Jeff Miller, standing with left arm outstretched;
             Coy Rudd, standing with suit jacket held over right
               shoulder and notebook in left hand; Ted Martinez,
                 seated on stool; Millie Ramos, standing; and
               Terry Gawlinski, standing and holding a notebook
                               with both arms.]


                         Text, in large type: Owners

ABOUT THE COMPANY

Reliance Group Holdings, Inc. is a leading property and casualty insurer with specialized capabilities and coverages. In addition to its core property and casualty insurance operations, Reliance has a growing information technology consulting business.

owners: Reliance people have a strong sense of ownership. Employees at every level own Reliance stock, and management has a substantial equity stake in the company. The interests of Reliance people are closely aligned with those of its shareholders. We manage with the commitment and responsibility of owners, and we are driven by the goal of building shareholder value.


                [Photos of Reliance Employees (left to right):
              Cynthia Miller, standing and leaning to the left;
             Anthony Perez, seated; Ki-Young Chris Kim, standing;
                     Jackie Cartagena, standing; and Tom
                   Montgomery, standing with arms folded.]

1998 Financial Highlights

                                                        1998              1997             1996
-------------------------------------------------------------------------------------------------------
In thousands, except per share amounts

Revenues                                             $ 3,369,120       $ 3,442,636      $ 3,090,587

Income from continuing operations
  before gain on sales of investments
  and subsidiaries                                       128,484           127,033          103,061(2)

Net income                                               326,449(1)        229,419          135,307(2)

Diluted per share information:

Income from continuing operations
  before gain on sales of investments
  and subsidiaries                                          1.07              1.07              .89(2)

Net income                                                  2.72(1)           1.94             1.16(2)

Assets                                                12,775,339        11,222,486       10,055,512

Shareholders' equity                                   1,315,520           962,515          676,680

Shareholders' equity per share                             11.33              8.38             5.92


OPERATING INCOME
Dollars in Millions

[BAR CHART]

96     103.1(2)
97     127.0
98     128.5


SHAREHOLDERS' EQUITY
Dollars in Millions

[BAR CHART]

96     676.7
97     962.5
98   1,315.5

ASSETS
Dollars in Billions

[BAR CHART]

96      10.1
97      11.2
98      12.8

STATUTORY SURPLUS
Dollars in Millions

[BAR CHART]

96   1,187
97   1,302
98   1,747

(1) Net income for 1998 includes an after-tax gain of $133.6 million, or $1.11 per diluted share, from the sale of title insurance operations.

(2) 1996 excludes an after-tax charge of $87.1 million, or $ .75 per diluted share, to strengthen net loss reserves for asbestos-related and environmental pollution claims.

Reliance at a Glance

PERCENT OF NET PROPERTY AND CASUALTY PREMIUMS WRITTEN

[PIE CHART]

Reliance National     50%
Reliance Insurance    32%
Reliance Reinsurance   9%
Reliance Surety        8%

Total net premiums written $2.44 billion

CONSOLIDATED COMBINED RATIO
In Percent

[BAR CHART]

96       101.6*
97       100.9
98       102.1

Reliance
National
--------------------------------------------------------------------------------

Market Focus

A broad array of specialized property and casualty insurance coverages, as well as risk management services for Fortune 1,000 companies and other major corporations in the U.S. and internationally.

VITAL STATISTICS

RELIANCE NATIONAL COMBINED RATIO
In Percent

[BAR CHART]

96       101.7
97       102.0
98       102.2


1998 Highlights

o Net premiums written grew to $1.21 billion as new business initiatives and international operations contributed to growth.

o Nonstandard auto insurer Reliant expanded to 16 states and generated $201 million in net premiums written; 13 new claims offices were opened across the country and a western region policy servicing center opened in Tucson, Arizona.

o CyberComp, Reliance National's Internet-based workers' compensation insurance business, completed its first full year of operation with $81 million in gross premiums written ($43 million net).

o International presence broadened with a new operation in Hong Kong; the opening of offices in Barcelona, Johannesburg, Munich, Sao Paulo and Zurich; and the establishment of a joint cooperative agreement with the Tian An Insurance Co. in China.

Looking Ahead

Growth is expected to continue in non-standard auto, CyberComp, accident and health, directors and officers insurance, and international operations. Investments in international markets offer additional long-term growth potential.

Reliance
Insurance
--------------------------------------------------------------------------------

Market Focus

Local service and a full range of property and casualty products for the more complex risks of middle-market customers, typically companies with up to 1,000 employees and revenues from $5 million to $300 million.


VITAL STATISTICS

RELIANCE INSURANCE COMBINED RATIO
In Percent

[BAR CHART]

96       104.9*
97       103.7
98       106.7


1998 Highlights

o Greater diversification in casualty product offerings, with captives, wrap-ups and loss portfolio transfers, enhanced Reliance Insurance's ability to satisfy the increasingly sophisticated insurance requirements of larger middle-market customers.

o Outcome Management, Reliance Insurance's new approach to claims, succeeded in reducing the cost of third-party liability claims and resulted in a benefit of more than one point to the combined ratio for the year.

o Built business in key specialty segments, such as public entities, social services and transportation.

o Underwriting and claims capabilities expanded in Boston and Washington, D.C.

Looking Ahead

Reliance Insurance will remain focused on larger middle-market accounts, which offer higher profit potential, while leveraging the strength of its national network of 37 offices.

Reliance
Reinsurance
--------------------------------------------------------------------------------

Market Focus

Customized treaty and facultative reinsurance solutions for small and midsize insurers and the specialty divisions of larger insurers.


VITAL STATISTICS

RELIANCE REINSURANCE COMBINED RATIO
In Percent

[BAR CHART]

96       102.7*
97       101.8
98       102.5


1998 Highlights

o Strategic risk selection yielded solid returns in casualty reinsurance, particularly on quota share and excess-of-loss arrangements.

o Entered agriculture reinsurance market with a top team of experts and advanced computer modeling systems to create a geographically diverse book of business.

o Took advantage of favorable retrocessional market to minimize new business exposures.

o Formed Reliance Portfolio Solutions, Ltd. to structure specialized loss portfolio transfers and other financing programs for clients' insurance liabilities, principally in runoff situations.

o Established professional liability unit to develop selective opportunities in this market.

Looking Ahead

Reliance Reinsurance is positioned to succeed as an agile, niche underwriter. Further business development anticipated in casualty reinsurance, capital planning, finite risk insurance and professional liability.

Reliance
Surety
--------------------------------------------------------------------------------

Market Focus

A leader in the contract surety bond market and a major underwriter of commercial surety bonds and fidelity bonds.


VITAL STATISTICS

RELIANCE SURETY COMBINED RATIO
In Percent

[BAR CHART]

96       75.5
97       77.0
98       72.4


1998 Highlights

o Superb underwriting performance as net premiums written rose to a record $204 million.

o Midsize contract surety business increased 16%, and new small contract surety program grew more than 20%.

o Established Specialty Division to serve large contractor market.

o Technology utilized by Express Surety to increase efficiency and expedite the processing of small, high-volume commercial bonds.

o Enhanced capabilities with U.K.-based international operation, enabling the issuance of bonds in more than 40 countries.

Looking Ahead

Priorities include pursuing the most rewarding opportunities in contract surety, commercial surety and fidelity bonds. Recently established Specialty Division to contribute to growth. International expansion planned in Canada and South America.

RCG
Information
Technology
--------------------------------------------------------------------------------

Market Focus

A full-service information technology consulting company with expertise in software programming, client-server systems development and supplemental computer staffing.

VITAL STATISTICS

RCG INFORMATION TECHNOLOGY REVENUES & PRETAX OPERATING INCOME
Dollars in Millions

[BAR CHART]

96
  Revenue                      136.7
  Pretax Operating Income        2.7

97
  Revenue                      191.9
  Pretax Operating Income        5.6

98
  Revenue                      247.7
  Pretax Operating Income       19.4


1998 Highlights

o Record performance as revenues grew 29%, and pretax operating income more than tripled.

o Increased IT solutions assignments contributed to higher profit margins this year.

o Developed business in new areas, including imaging, enterprise resource planning, work-flow management, testing and quality assurance.

o Invested in new facilities and hired additional IT consultants to meet the growing demand for computer-related services.

Looking Ahead

Investments in infrastructure and new capabilities pave the way for future growth. RCG Information Technology will identify opportunities to increase solutions business in the U.S.


* 1996 excludes $134 million pretax charge for increasing reserves for asbestos-related and environmental pollution claims. Including this reserve addition, Reliance's 1996 consolidated property and casualty combined ratio was 109.0%, the combined ratio for Reliance Insurance was 121.9%, and the combined ratio for Reliance Reinsurance was 115.5%.

         To Our Fellow Shareholders:
         --------------------------

1998 was another year of accomplishment for Reliance Group.

o Operating income was $128.5 million--or $1.07 per diluted share--just exceeding our 1997 results.

o Net income was a record $326.4 million--or $2.72 per diluted share-which included $133.6 million--or $1.11 per diluted share--from the sale of our title insurance operations. As we reported to you last year, we have created substantial economic value for our shareholders through this transaction.

o Reliance grew shareholders' equity 37% to $1.32 billion--or $11.33 per share--at year-end, the highest it has ever been.

o Our property and casualty pretax operating income was $242.6 million, surpassing last year's results. Net premiums written grew by 18% to $2.44 billion.

     Reliance's performance was particularly noteworthy in a year when continued soft market conditions, high catastrophe losses and a large number of other weather-related losses contributed to the property and casualty industry's worst results since 1994. Reliance, of course, is not immune to these market conditions. Our combined ratio of 102.1% included 1.4 points of catastrophe losses, and we had a high frequency of other property losses.

     Property and casualty insurance is not a uniform market, and a disciplined, fast-moving, entrepreneurial company such as Reliance can differentiate itself even in the current challenging environment.

[Arrow Right] OWNERS
              ------

Ownership makes Reliance different. Our people manage with the commitment and responsibility owners bring to their businesses. Reliance management has a significant equity stake, and employees at every level participate in company stock programs. By aligning the interests of our employees and shareholders, we have created a distinctive organization driven by a common goal of building shareholder value.

WE ARE BUILDERS. Reliance has a successful track record putting innovative ideas and specialized skills to work, and building large and profitable businesses around them. We have grown by continually investing in attractive new business opportunities. More than one point of our combined ratio represents investments in the new businesses we believe will contribute to our future success.

WE ARE SPECIALISTS. We differentiate ourselves in competitive markets with innovative distribution, exceptional service and sophisticated underwriting.

WE ARE FAST AND FLEXIBLE. We move rapidly when we see a growth opportunity and are just as quick to back away from business that does not meet our risk-reward criteria.

-------------------------------------------------------------------------------
"Reliance has a solid group of insurance companies and is a proven incubator of new businesses." PaineWebber, July 1998
-------------------------------------------------------------------------------

WE ARE DISCIPLINED UNDERWRITERS. We take a proactive approach to managing risks with the support of sophisticated management information systems that track pricing and profitability in each of our lines of business. In addition, Reliance makes extensive use of reinsurance to mitigate risks and reduce earnings volatility.

OUR PEOPLE MAKE A DIFFERENCE. We recruit and cultivate the right people for the specific lines of business we are building. We instill the Reliance ownership culture, give our people the resources they need and reward them for long-term success.

     Our focused, entrepreneurial approach cannot be grafted onto a one-size-fits-all organization, so each of our profit centers has developed the strategy, structure and skills best suited to its specific market.

[Arrow Right] RELIANCE NATIONAL
              -----------------

Reliance National is our largest profit center and a leader in specialized property and casualty coverages and risk management services. In 1998, Reliance National had strong results in businesses where it is a long-standing market leader and broke new ground in overseas markets and e-commerce.

     Risk management is Reliance National's original business and its largest. We are a leader in providing risk management services to large companies, and we achieved superb retention rates and excellent profitability from this division in 1998. Reliance National also is the third-largest writer of directors and officers insurance, a business that continued to be very profitable in 1998.

     Our specialized approach has been well received internationally. Approximately 12% of Reliance's total net premiums written are from international sources, and we expect that share to grow in the years ahead. In 1998, we opened new offices in Europe, Asia, Latin America and Africa. Europe, which has our largest book of international business, had particularly strong growth. Overseas markets are competitive, but less so than the U.S.

     CyberComp, our Internet-based workers' compensation company, more than doubled its gross premiums in 1998, exceeding the $80 million mark. We have become a leader in e-commerce in the commercial property and casualty industry, and we see opportunities for applying the skills that we've developed at CyberComp to new products and markets both in the U.S. and internationally.

[Arrow Right] RELIANCE INSURANCE
              ------------------

Reliance Insurance, our middle-market company, is one of only a very few competitors to offer a full range of specialized products and a high standard of service delivered locally. A growing share of our new business is in the upper end of the middle market, where Reliance's sophisticated product capabilities are in higher demand.

[Photo of Saul P. Steinberg and Robert M. Steinberg]

(Photo Caption)  [Arrow Right] SAUL P. STEINBERG (LEFT)
                               CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                               RELIANCE GROUP HOLDINGS, INC.

                 [Arrow Right] ROBERT M. STEINBERG
                               PRESIDENT AND CHIEF OPERATING OFFICER
                               RELIANCE GROUP HOLDINGS, INC.

-------------------------------------------------------------------------------
"Over the past ten years, management has spent considerable time and effort to build and develop a company that could effectively meet the challenges of a very difficult operating environment." Goldman Sachs, December 1998
-------------------------------------------------------------------------------

     An outcome-driven approach to claims management is yielding concrete results at Reliance Insurance. By having more and higher skilled people managing claims in an entrepreneurial organization, Reliance Insurance has benefited its combined ratio by more than one percentage point in 1998.

     The middle market continues to be the most competitive segment of the market but by differentiating ourselves with our product depth and national network of 37 offices, we have been able to achieve pricing increases as we build our business.

[Arrow Right] RELIANCE REINSURANCE
              --------------------

Reliance Reinsurance demonstrated in 1998 our disciplined and agile approach to shifting market opportunities. We reduced our exposure to several less attractive lines, but total premiums grew primarily due to a new agriculture reinsurance unit.

     Agriculture reinsurance was one area at Reliance affected by the year's high level of catastrophes. Yet we were able to lock in a profit by purchasing retrocessional insurance, which is essentially reinsurance for reinsurers. To find new reinsurance opportunities, Reliance Reinsurance also established a Strategic Development Group, which identifies and analyzes promising products and services.

[Arrow Right] RELIANCE SURETY
              ---------------
Reliance Surety is one of our original specialization success stories. We are a leader in contract surety for midsize contractors. Over the last few years, we expanded into the smaller contractor market, and this business grew over 20% in 1998. More recently, we built a business serving large accounts. This initiative looks very promising, and we expect it to contribute to our growth and profitability.

     We are making greater use of technology in the high-volume, low-premium end of the business and plan to use the Internet as an efficient, low-cost distribution vehicle.

     Over the past five years, premium growth has averaged 14%, and the combined ratio averaged 73%. Reliance Surety continues to be a stellar performer.

[Arrow Right] PERSONAL AUTO
              -------------

Reliance is building a focused franchise in personal auto insurance, which is a profitable $120 billion market in the United States. Reliance National's nonstandard auto insurer, Reliant, is an outstanding new business success story. In its first full year of operation, 1997, it had $98 million in net premiums written. In 1998, its premiums doubled to $201 million. More recently, we launched RelianceDirect, which is utilizing our growing e-commerce capabilities and other direct marketing channels to serve the personal auto insurance market. We believe we can maximize profit opportunities by serving the standard and nonstandard markets through both agency and direct marketing channels. Going forward, these two initiatives will be more closely integrated to take advantage of cross-marketing opportunities, to share infrastructure such as claims and service capabilities, and to build a distinctive Reliance brand in the personal auto market.

[Arrow Right] RCG INFORMATION TECHNOLOGY
              --------------------------

The investments we made over the past several years in our information technology consulting company, RCG Information Technology (RCG IT), were evident in its strong 1998 performance. Revenues rose 29% to a record $247.7 million. Higher billing rates, increased solution assignments and value-added staff supplement services contributed to record pretax operating income. We offer a broad range of capabilities from top-level IT consulting to bottom-line project implementation in key technologies such as SAP, People Soft and Oracle. We intend to continue to build RCG IT's solutions business

-------------------------------------------------------------------------------
Forbes magazine selected Reliance Group in January 1999 for its "Platinum List" of the best performing big companies in the U.S. based on growth and profitability.
-------------------------------------------------------------------------------
"Strong underwriting expertise in several specialty insurance segments."
Duff & Phelps Credit Rating Co., June 1998
-------------------------------------------------------------------------------
"Reliance has transformed itself into a disciplined underwriter that has demonstrated the ability to grow profitably."
Donaldson, Lufkin & Jenrette, December 1998
-------------------------------------------------------------------------------
and expand its presence in the United States. Our efforts have built RCG IT into a valuable asset for our company.

[Arrow Right] A STRONG FINANCIAL POSITION
              ---------------------------

Reliance entered 1999 with more capital and less leverage than at any time in its history. Our year-end book value of $11.33 per share nearly doubled in two years.

     We also reduced debt by more than $180 million in 1998, which brought our debt-to-capitalization down to 35%, from 48% at the beginning of the year.

     Our success in enhancing profitability and strengthening our balance sheet has earned us recognition from the debt rating agencies. Last summer, both Duff & Phelps and Standard & Poor's raised our senior debt ratings to investment grade.

     This will provide us with an opportunity to refinance our debt at lower rates, and thereby further reduce interest expense.

[Arrow Right] OUTLOOK
              -------

The property and casualty market continues to be very challenging. It's been aptly called a 10-year price war. Several insurance companies that have been writing unprofitable business announced that they will shrink their business rather than spill more red ink. If they are firm in their resolve, and other companies that have not been achieving acceptable returns follow suit and demand an acceptable risk-adjusted return for their shareholders, then we might see the long-awaited hardening of this notoriously soft market. However, you can be sure that Reliance will not stand by passively waiting for a change in market conditions. We will differentiate ourselves and find opportunities to succeed with disciplined, selective and sophisticated underwriting, outstanding service and value-added distribution. As we capitalize on opportunities and create tomorrow's success stories, we look forward to reporting to you on our progress.

-------------------------------------------------------------------------------
"Strong profitable growth is supported by a business portfolio of predominantly casualty risks that is well diversified and prudently managed." Standard & Poor's, August 1998
-------------------------------------------------------------------------------

[Arrow Right] CONCLUSION
              ----------

Great companies often distinguish themselves most dramatically in challenging markets. Reliance people--our colleagues and co-owners--refuse to be deterred by the market's gloom and hand-wringing. They are solving problems for customers, opening new markets with higher profit potential for Reliance and building value for their fellow shareholders. Some of our co-owners are featured in this report, but our praise and thanks go to all of them. Together, we will continue to work on behalf of all of our owners demonstrating what sets Reliance apart from the competition.

/s/ Saul P. Steinberg

Saul P. Steinberg
Chairman and Chief Executive Officer

/s/ Robert M. Steinberg

Robert M. Steinberg
President and Chief Operating Officer

[Image of American Flag in Upper Left Hand Corner]

(Photo Caption) Below, Left to right: [Arrow Right]Nancy McClure
[Arrow Right]Wes Johnson [Arrow Right]Greg Wade [Arrow Right]Becky Clark [Arrow Right]Bob Lynam / Reliance Insurance, Nashville

[Small Photo of Reliance Employees (left to right): Nancy McClure, standing with arms folded; Wes Johnson, standing; Greg Wade, standing with hands in pockets; Becky Clark, standing; Bob Lynam, standing with arms folded.]

[Large Center Photo of Reliance Employee: Joe Graziano, standing with left leg on briefcase and hands crossed on left knee.]

[Background Image:  Enlarged photo of globe.]


(Photo Caption) [Arrow Right]Joe Graziano / Reliance National, International

(Photo Caption) Below, left to right: [Arrow Right]Alvaro Mengotti, Spain
[Arrow Right]Carl Bach, Europe [Arrow Right]Jan Visscher, Netherlands [Arrow Right]Paul Bialek, Germany / Reliance National market experts: From Nashville to the Netherlands, Reliance has the right people in the right locations with the right products for each distinct market we serve. For example, we know that middle-market businesses have unique insurance needs and want to be served locally. So Reliance Insurance is there with 37 offices nationwide and our entire portfolio of insurance products. We provide the local service midsize companies desire and the increasingly sophisticated insurance solutions they require. [Arrow Right] Internationally, we selectively target those markets where we know our specialized insurance coverages and value-added services can give us a competitive advantage. In entering a market, we move carefully, underwriting through one of our established facilities first and then opening an in-country office only when we are confident that we can grow the business profitably. Some markets require a different approach, such as a joint venture or an alliance with a local insurer. We make sure we have the best strategy in place wherever we do business. [Arrow Right] Our people are experienced in the local marketplace, and they understand the cultures, business practices, and regulatory and legal environments of the countries in which they work. With this expertise and local know-how, Reliance is building profitable new business and successfully serving customers, agents and brokers throughout the world.

[Photo of Reliance Employees (left to right): Alvaro Mengotti, standing with arms behind back; Carl Bach, standing with left hand in pocket; Jan Visscher, standing with arms folded; Paul Bialek, standing with left hand holding suit jacket lapel and right hand in pocket.]

[Background Image:  Enlarged photo of globe continued from previous page.]

(Photo Caption) [Arrow Right]Jeff Dailey / Reliant

[Full-Page Photograph: Jeff Dailey standing with left arm leaning on sign that says "Speed Limit 55."]

[Background Image:  Photo of winding road.]

(Photo Caption) Below, left to right: [Arrow Right]Bob Sadler [Arrow Right]Sue Tyler [Arrow Right]Roger Bevan [Arrow Right]Nila Harrison / Reliant

[Small Photo of Reliance Employees (left to right): Bob Sadler, standing; Sue Tyler, standing; Roger Bevan, standing and leaning to the left; Nila Harrison, standing and facing left.]

[On left, image of winding road continued from previous page.]

[In upper right hand corner, image of roadside mile marker that says "200."]

builders: Reliance has a successful track record building new businesses. One of our recent success stories is Reliant, the nonstandard auto insurance company we founded two years ago. From a start-up in 1996, Reliant has grown to $201 million in net premiums written in 1998. Reliant is moving quickly to gain a profitable share of the $24 billion nonstandard auto insurance market. [Right Arrow] Twelve years ago, when we saw promising opportunities in specialty lines and risk management, we created Reliance National and formed the Casualty Risk Services Division. This division developed new business with flexible retention structures, fronting for captive insurance facilities and other nontraditional approaches. A major source of innovative, new products, the Casualty Risk Services Division has become a leader in its field. [Right Arrow] Our blueprint for success: We recruit the best people in the industry--entrepreneurial people who love a challenge. We give them the freedom and the flexibility to start a business and manage it the way they know best. We reward them for positive long-term results, and we put in place the necessary checks and balances to ensure underwriting excellence and profitable growth. [Right Arrow] Driven by the goal of building shareholder value, Reliance will continue investing in new businesses and capabilities that will pave the way for future success.

[Photo of Reliance Employee:  Mario Vitale, standing with arms folded.]

(Photo Caption) [Arrow Right]Mario Vitale / Reliance National, Casualty Risk Services

(Photo Caption) [Arrow Right]Joe Pedrick / Reliance Insurance, Special Investigation Unit

[Small Photo of Reliance Employee: Joe Pedrick, standing and facing left with arms folded.]

movers & shakers: Reliance people think and act like business owners, not bureaucrats. When a claim occurs, we move quickly and mobilize our resources to achieve the best results--the optimal outcome for our customers, our company and, ultimately, our shareholders. [Arrow Right] At Reliance Insurance, we call this approach Outcome Management, and it's working. We've increased staffing and lowered caseloads so our claims professionals can devote more time to each claim and produce better and faster results. Old processes have been discarded, and greater emphasis is placed on investigation and settlement negotiation of third-party claims. As a result, Reliance Insurance realized a benefit of more than one point to its combined ratio in 1998. [Arrow Right] Throughout Reliance, claims professionals are having a positive impact on customer satisfaction and the bottom line. Reliance Surety utilizes its construction industry expertise to help complete projects and minimize claims costs when contractors run into trouble. Other customers benefit from the unbundled claims and loss control services provided by Sterling, our third party administrator (TPA), as well as from Reliance National's flexibility and skill in working with TPAs. [Arrow Right] Uncovering insurance fraud is also critical for achieving the optimal outcome, and Reliance's Special Investigation Units have been very successful at this effort. [Arrow Right] Superior claims capabilities are distinguishing Reliance in the marketplace and contributing to profitable growth.

[Larger photo of Reliance Employees (left to right): Gary Judd, standing with hands on hips; Vince Fasano, standing and resting hands on left knee while holding blueprints.]

[Background Image:  Enlarged photo of a Reliance claims check.]

(Photo Caption) Left to right: [Arrow Right]Gary Judd [Arrow Right]Vince Fasano / Reliance Surety, Claims

(Photo Caption) Left to right: [Arrow Right]John Quinn [Arrow Right] Lee Routledge [Arrow Right] Sally McNeill / Reliance Insurance, Outcome Management

[Image of Sunrise in upper right hand corner.]

[Full-Page Photo of Reliance Employees (left to right): John Quinn, standing with his arms folded facing right; Lee Routledge, standing and turned towards the right; Sally McNeill, standing and facing left.]

(Photo Caption) [Arrow right]Mark Benson / CyberComp

[Large Photo of Reliance Employee:  Mark Benson, seated with laptop computer.]


(Photo Caption) Left to right: [Arrow Right]John Carola [Arrow Right]Joan Carr / Express Surety

[Small Photo of Reliance Employees (left to right): John Carola, standing with left hand on chin and right hand folded; Joan Carr, standing.]

(Photo Caption) Left to right: [Arrow Right]Dean Watters [Arrow Right]Bill Clark / CyberComp

[Large Background Image of CyberComp's Web Site]

[Photo of Reliance Employees (left to right): Dean Watters, standing with both hands in pockets; Bill Clark, standing and facing left with arms crossed behind back.]

[Image of computer circuits in bottom right hand corner.]

innovators: Beyond bricks and mortar, Reliance has set up shop on the Information Superhighway. We are a leader in e-commerce within the property and casualty insurance industry. We pioneered the creation of a virtual insurance operation, CyberComp, in 1997--becoming the first insurer to sell workers' compensation coverage on the World Wide Web. Today, CyberComp is thriving. We have more than $80 million in gross premiums written, and more than 500 independent agents are online with CyberComp in 43 states. Quoting and binding accounts via the Internet takes less than 10 minutes, making CyberComp an efficient provider of workers' compensation for small businesses. [Arrow Right] Our Express Surety unit is moving to an Internet-based system, which will further expedite the already quick turnaround it provides agents on small commercial surety and fidelity bonds. [Arrow Right] Agents are also able to renew their professional liability coverage online with Reliance National. [Arrow Right] The Internet also is playing a role as we market personal auto insurance. Other areas of Reliance are utilizing advanced computer networking technologies to enable producers and customers to access detailed claims and loss control information online. [Arrow Right] Throughout Reliance, we are harnessing the power of the World Wide Web to increase efficiency, expand our distribution channels, reduce costs and enhance service to agents, brokers and our customers.

(Photo Caption) Left to right: [Arrow Right]Ed Stanco [Arrow Right]Roger Heckman / Reliance Reinsurance

[Small Photo of Reliance Employees (left to right): Ed Stanco, seated with left hand on chin and right hand on knee; Roger Heckman seated with arms resting on knees.]

[Background Image: Enlarged photo of designer's template.]

[Large Photo of Reliance Employee: Sue Monahan, seated and gesturing with both hands to the right.]

[Image of ruler in upper right hand corner.]

designers: Reliance has a diverse range of customers with vastly different coverage requirements. [Arrow Right] Each profit center is staffed with disciplined underwriters who understand the specialized needs of the customers they serve. We provide real value for our customers by creating customized insurance and reinsurance solutions, instead of simply selling conventional, off-the-shelf policies. [Arrow Right] For instance, when we saw that midsize companies were interested in some of the risk management techniques used by Fortune 1,000 companies, Reliance Insurance designed captive insurance arrangements, wrap-ups, loss portfolio transfers and other innovative approaches specifically for the middle market. [Arrow Right] At Reliance Reinsurance, we review each client's needs and then utilize interactive, computer-aided modeling systems to formulate strategies that help our clients achieve their particular objectives. From balance sheet management to long-range capital planning, we structure highly effective risk financing alternatives. [Arrow Right] Reliance's success in tailoring coverages and in developing new products and services to meet customer needs is a key factor in our ongoing ability to retain profitable accounts and win quality business.

[Image of designer's template continued from previous page.]

[Large Photo of Reliance Employee: John Gribben, seated and facing left with calculator in both hands.]

(Photo Caption) Left to right: [Arrow Right]Sue Monahan [Arrow Right]John Gribben / Reliance Insurance

(Photo Caption) Left to right:  [Arrow Right]Frank Filippo  [Arrow Right]Tom
O'Brien   [Arrow Right]Bruni Hernandez / RCG IT

[Small Photo of Reliance Employees (left to right): Tom O'Brien, standing and gesturing to the right; Bruni Hernandez, standing and facing left with arms folded.]

[Larger Photo of Reliance Employee: Frank Filippo, standing with both hands in pockets.]

[Large Photo of computer keyboard in center of page.]

problem solvers: RCG Information Technology (RCG IT), Reliance's information technology consulting subsidiary, has become one of the industry's fastest growing companies by providing technology-based solutions that give clients a competitive advantage. [Right Arrow] Leading corporations in financial services, energy, health care, pharmaceuticals, telecommunications, electronics and other industries, as well as the public sector, count on RCG IT for a broad range of services. Our areas of excellence include: systems analysis, design and integration; enterprise resource planning and implementation; imaging; client-server technologies; testing and quality assurance; work-flow management; staff augmentation; outsourcing; and management consulting. [Right Arrow] To keep pace with the high demand for services, RCG IT has expanded its network to more than 20 offices and now has 2,000 consultants engaged in technology projects around the globe. From sophisticated databases to virtual private networks, we have the ability to create exactly what clients need to enhance productivity and differentiate themselves from the competition. With these skills and strengths, RCG IT is growing successfully. [Right Arrow] RCG IT has dramatically increased profit margins and developed the specialized IT solutions capabilities that private and public entities will require in the next millennium.

[Image of graph paper in upper right hand corner]

[Photo of enlarged computer keyboard continued from previous page.]

[(Left to right) Photo of: Ed Grosso, seated on enlarged computer keyboard; Vivian Regino, standing and holding CD-ROM.]

(Photo Caption) Left to right: [Right Arrow]Ed Grosso [Right Arrow]Vivian Regino / RCG IT leaders: Strong leadership is the driving force behind Reliance's profitable growth. We develop the talent within our organization and recruit outstanding people with the right skills and experience for each of our lines of business. We build valuable, market-leading franchises and instill throughout our business the distinctive, ownership culture that is vital to Reliance's ongoing success.

[Photo of Reliance Leaders (left to right): C. Brian Schmalz, standing with hands behind back; Dennis A. Busti, standing with right hand in pocket; Robert
C. Olsman, standing with hands clasped together in front; George H. Roberts, standing with arms folded across chest.]

[Background Image: Actual firemark of the Fire Association of Philadelphia, which later became Reliance. The firemark has an imprint of a fire hydrant wrapped with a fire hose and the letter "F" on the left side of the hydrant and the letter "A" on the right side of the hydrant.]

(Photo Caption) Left to right:  [Arrow Right]C. Brian Schmalz, President,
Reliance Surety   [Arrow Right]Dennis A. Busti, President, Reliance National
[Arrow Right]Robert C. Olsman, President, Reliance Insurance [Arrow Right]George H. Roberts, President, Reliance Reinsurance

SELECTED FINANCIAL DATA
                                  RELIANCE GROUP HOLDINGS, INC. AND SUBSIDIARIES




--------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31                               1998                1997              1996              1995           1994
--------------------------------------------------------------------------------------------------------------------------------
(In thousands, except per share amounts)

Income Statement Data:
Revenues:
Property and casualty insurance
  Premiums earned                                 $2,304,280        $1,947,016        $1,800,854       $1,774,591     $1,777,318
  Net investment income                              294,743           263,981           257,133          247,343        232,299
  Gain on sales of investments                       108,535            71,501            49,264           27,381          8,851
  Gain on sales of subsidiaries(1)                   194,080                 -                 -                -              -
--------------------------------------------------------------------------------------------------------------------------------
                                                   2,901,638         2,282,498         2,107,251        2,049,315      2,018,468
Title insurance(1)                                   144,713           896,332           810,958          701,622        883,903
Information technology consulting                    247,749           191,886           136,709          106,443         89,993
Other                                                 75,020            71,920            35,669           48,607         54,686
--------------------------------------------------------------------------------------------------------------------------------
                                                  $3,369,120        $3,442,636        $3,090,587       $2,905,987     $3,047,050
================================================================================================================================
Income (loss) from continuing operations
  before gain on sales of investments and
  subsidiaries, income taxes and equity
  in investee companies:

Property and casualty insurance                   $  242,635        $  232,259        $  218,746       $  201,699      $ 134,956
Asbestos and environmental loss
  reserve increase(2)                                      -                 -          (134,000)(2)            -              -
--------------------------------------------------------------------------------------------------------------------------------
                                                     242,635           232,259            84,746          201,699        134,956
Title insurance(1)                                    10,981            63,367            38,234           12,283         30,810
Information technology consulting                     19,382             5,623             2,675            5,271          5,985
Corporate interest expense                           (63,285)          (74,407)          (74,253)         (76,230)       (75,619)
Corporate overhead and other                         (69,996)          (57,918)          (54,013)         (51,955)       (56,756)
--------------------------------------------------------------------------------------------------------------------------------
                                                     139,717           168,924            (2,611)          91,068         39,376
Income tax (provision) benefit                       (33,233)          (49,566)            9,664          (22,429)       (10,064)
Equity in investee companies(1)                       22,000             7,675             8,908            7,792          9,478
--------------------------------------------------------------------------------------------------------------------------------
Income from continuing operations
  before gain on sales of investments
  and subsidiaries                                   128,484           127,033            15,961(2)        76,431         38,790
After-tax gain on sales of investments                70,746            47,463            32,246           19,485          5,031
After-tax gain on sales of subsidiaries              134,985                 -                 -                -              -
--------------------------------------------------------------------------------------------------------------------------------
Income from continuing operations                    334,215           174,496            48,207(2)        95,916         43,821
Gain on sale of discontinued operation                     -            68,865                 -                -              -
Other-net                                             (7,766)          (13,942)                -           (7,860)             -
--------------------------------------------------------------------------------------------------------------------------------
Net income                                        $  326,449        $  229,419         $  48,207        $  88,056       $ 43,821
================================================================================================================================

Diluted per share information:
Income from continuing operations
  before gain on sales of investments
  and subsidiaries                                     $1.07             $1.07           $.14(2)             $.66           $.34
After-tax gain on sales of investments                   .59               .40            .27                 .17            .04
After-tax gain on sales of subsidiaries                 1.12                 -              -                  -               -
--------------------------------------------------------------------------------------------------------------------------------
Income from continuing operations                      $2.78             $1.47           $.41(2)             $.83           $.38
================================================================================================================================
Net income                                             $2.72             $1.94           $.41                $.74           $.38
================================================================================================================================
Weighted average number of
  diluted shares outstanding                         120,073           118,363        116,281             115,054        114,306

Cash dividends per common share                       $  .32            $  .32           $.32                $.32           $.32

SELECTED FINANCIAL DATA continued
                                  RELIANCE GROUP HOLDINGS, INC. AND SUBSIDIARIES


------------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31                                1998              1997                1996           1995           1994
------------------------------------------------------------------------------------------------------------------------------------
(In thousands, except ratios)

Other Operating Data(3):

Underwriting loss                                $  (52,108)       $  (31,722)       $  (38,387)(4)   $  (45,644)     $ (97,343)
Loss and loss expense ratio                            65.8%             64.8%             67.6%(4)         67.7%          73.0%
Underwriting expense ratio                              36.3              36.1                34.0           34.1           31.4
--------------------------------------------------------------------------------------------------------------------------------

Combined ratio                                        102.1%            100.9%            101.6%(4)        101.8%         104.4%
================================================================================================================================

--------------------------------------------------------------------------------------------------------------------------------

                               December 31              1998              1997              1996             1995           1994
--------------------------------------------------------------------------------------------------------------------------------
(In thousands, except per share amounts)

Balance Sheet Data:

Assets                                           $12,775,339       $11,222,486       $10,055,512       $9,544,134     $8,962,042
Marketable securities                              4,416,913         4,149,969         3,991,627        3,876,551      3,394,068
Excess of cost over fair value of net
  assets acquired                                    219,854           229,484           239,047          248,610        258,173
Debt outstanding                                     720,243           903,083           901,532          878,419        892,579
Shareholders' equity                               1,315,520           962,515           676,680          678,348        386,750
Shareholders' equity per common share                  11.33              8.38              5.92             5.98           3.42

Statutory policyholders' surplus of property
  and casualty insurance subsidiaries              1,747,425         1,302,490         1,187,056        1,128,336        908,538




----------

(1) On February 27, 1998, the Company completed the sale of its title insurance operations to LandAmerica Financial Group, Inc. See note 2 to the consolidated financial statements.
(2) The 1996 results included a charge of $134.0 million ($87.1 million after-tax, or $.75 per diluted share) to increase net loss reserves for asbestos-related and environmental pollution claims for business written in or before 1987. Excluding this charge, 1996 income from continuing operations, before gains on sales of investments, would have been $103.1 million, or $.89 per diluted share.
(3) Underwriting results include policyholders' dividends and other income and expense.
(4) The 1996 data excluded the charge of $134.0 million (7.4 combined ratio points) to increase net loss reserves for asbestos-related and environmental pollution claims for business written in or before 1987. The actual 1996 underwriting loss was $172.4 million, the loss and loss expense ratio was 75.0% and the combined ratio was 109.0%.

PROPERTY AND CASUALTY INSURANCE OPERATIONS
                                  RELIANCE GROUP HOLDINGS, INC. AND SUBSIDIARIES


--------------------------------------------------------------------------------
Net premiums written for each line of property and casualty insurance are as follows:

Year Ended December 31                                  1998              1997              1996             1995           1994
--------------------------------------------------------------------------------------------------------------------------------
(In thousands)

General Liability                                 $  465,208        $  423,278         $ 466,636       $  468,951      $ 423,377
Commercial Automobile                                335,505           295,014           265,206          239,819        244,000
Workers' Compensation                                304,281           275,898           249,638          265,882        312,808
Multiple Peril                                       226,089           221,021           211,857          184,600        180,074
Reinsurance                                          217,287           159,032           151,099          118,969        125,597
Surety                                               204,367           176,500           159,183          139,298        117,989
Non-Standard Automobile                              200,606            97,939                 -                -              -
Ocean and Inland Marine                              166,785           191,055           129,148          118,757        103,865
Accident and Health                                  154,323            91,714            61,873           58,426         51,976
Fire and Allied                                       60,005            46,339            64,250           68,118         49,977
Preferred Personal Automobile                         26,195             1,068                 -                -              -
Other                                                 77,659            86,989            87,309          116,220        154,627
                                                  ------------------------------------------------------------------------------
                                                  $2,438,310        $2,065,847        $1,846,199       $1,779,040     $1,764,290
                                                  ==============================================================================

Combined ratios (on a GAAP basis), after policyholders' dividends, for each line of property and casualty insurance are as follows:

Year Ended December 31                                    1998              1997              1996(1)          1995         1994
--------------------------------------------------------------------------------------------------------------------------------
General Liability                                         89.7%            100.0%             95.5%           102.4%       106.0%
Commercial Automobile                                    122.8             118.1             123.7            126.3        116.6
Workers' Compensation                                     91.3              93.0              94.1             79.1         95.3
Multiple Peril                                            98.7             100.9             107.0            117.3        114.8
Reinsurance                                              102.5             101.8             102.7            114.9        111.3
Surety                                                    72.4              77.0              75.5             65.6         74.3
Non-Standard Automobile                                   99.8             125.5                 -                -            -
Ocean and Inland Marine                                  121.1              92.1             100.3             96.0        124.9
Accident and Health                                       99.8              97.3              96.0             81.2         88.9
Fire and Allied                                          126.4             121.4             100.9            117.4         75.5
Preferred Personal Automobile                              N/M               N/M                -                 -            -
                  Other                                  132.7             107.5             124.4            114.9        106.1
                                                         -----------------------------------------------------------------------
                                                         102.1%            100.9%            101.6%           101.8%       104.4%
                                                         =======================================================================

----------
(1) Excludes the effect of the $134.0 million increase in net loss reserves for asbestos-related and environmental pollution claims for business written in or before 1987. This charge impacted the general liability, commercial automobile, multiple peril and reinsurance lines of business. Including this charge, the total combined ratio was 109.0%, while the combined ratios of the general liability, commercial automobile, multiple peril and reinsurance lines of business were 113.8%, 124.5%, 123.9% and 115.5%, respectively.
N/M-Not Meaningful

PROPERTY AND CASUALTY INSURANCE OPERATIONS continued
                                  RELIANCE GROUP HOLDINGS, INC. AND SUBSIDIARIES


--------------------------------------------------------------------------------
Net premiums written, net premiums earned, underwriting gain (loss) and combined ratios for each of the property and casualty insurance operating units are as follows:


Year Ended December 31                                  1998             1997              1996(1)          1995           1994
--------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)

Net Premiums Written

  Reliance National                               $1,214,256        $  987,253         $ 833,674        $ 864,387      $ 889,726
  Reliance Insurance                                 775,480           740,362           702,433          649,395        611,363
  Reliance Reinsurance                               217,287           159,032           151,099          118,969        125,597
  Reliance Surety                                    204,367           176,500           159,183          139,298        117,989
  Reliance Direct                                     26,195             1,068                 -                -              -
  Other                                                  725             1,632              (190)           6,991         19,615
                                                   -----------------------------------------------------------------------------
                                                  $2,438,310        $2,065,847        $1,846,199       $1,779,040     $1,764,290
                                                   =============================================================================
Net Premiums Earned

  Reliance National                               $1,126,901        $  926,154        $  827,037        $ 882,753     $  897,409
  Reliance Insurance                                 754,007           698,537           683,387          628,055        609,704
  Reliance Reinsurance                               214,712           152,754           140,334          119,921        132,694
  Reliance Surety                                    196,693           167,251           147,416          127,355        108,833
  Reliance Direct                                     10,791               136                 -                -              -
  Other                                                1,176             2,184             2,680           16,507         28,678
                                                   -----------------------------------------------------------------------------
                                                  $2,304,280        $1,947,016        $1,800,854       $1,774,591     $1,777,318
                                                   =============================================================================
Underwriting Gain (Loss)

  Reliance National                               $  (31,626)       $  (25,803)       $  (19,941)       $     481     $ (46,821)
  Reliance Insurance                                 (49,676)          (29,716)          (35,697)         (42,344)      (45,795)
  Reliance Reinsurance                                (5,070)           (3,120)           (4,117)         (18,204)      (15,455)
  Reliance Surety                                     54,346            37,733            34,421           41,544        27,493
  Reliance Direct                                    (18,289)           (6,039)                -                -             -
  Other                                               (1,793)           (4,777)          (13,053)         (27,121)      (16,765)
                                                   -----------------------------------------------------------------------------
                                                   $ (52,108)        $ (31,722)       $  (38,387)      $  (45,644)    $ (97,343)
                                                   =============================================================================
Combined Ratios(2)

  Reliance National                                    102.2%            102.0%            101.7%            99.1%        104.5%
  Reliance Insurance                                   106.7%            103.7%            104.9%           106.3%        106.4%
  Reliance Reinsurance                                 102.5%            101.8%            102.7%           114.9%        111.3%
  Reliance Surety                                       72.4%             77.0%             75.5%            65.6%         74.3%
  Consolidated                                         102.1%            100.9%            101.6%           101.8%        104.4%



----------

(1) Excludes the effect of the $134.0 million increase in net loss reserves for asbestos-related and environmental pollution claims. This charge impacted Reliance Insurance and Reliance Reinsurance. Including this charge, the total underwriting loss and combined ratio was $172.4 million and 109.0%, while the total underwriting loss and combined ratio for Reliance Insurance was $151.7 million and 121.9% and for Reliance Reinsurance was $22.1 million and 115.5%.

(2) Calculated on a GAAP basis, after policyholders' dividends. Combined ratios for Reliance Direct and Other are not presented since they are not meaningful.

FINANCIAL REVIEW

                         RELIANCE GROUP HOLDINGS, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------
                  OVERVIEW

                  The Company had income from continuing operations, before gains on sales of investments and subsidiaries, of $128.5 million ($1.07 per diluted share) in 1998, compared to $127.0 million ($1.07 per diluted share) in 1997. Operating results in 1998, when compared to 1997, reflect higher levels of net investment income and increased profits from the information technology business, offset by higher catastrophe claims and other weather related losses in the property and casualty insurance operations and less income from the title insurance operations which were sold in February 1998. Operating income in 1996 was $16.0 million ($.14 per diluted share) which included an after-tax charge of $87.1 million ($.75 per diluted share) to increase property and casualty insurance net loss reserves for asbestos-related and environmental pollution claims.

                     Net income in 1998 was $326.4 million ($2.72 per diluted
                  share) which includes after-tax gains of $135.0 million ($1.12 per diluted share) primarily resulting from the sale of the Company's title insurance operations. See note 2 to the consolidated financial statements for further discussion. Net income in 1998 also includes an after-tax extraordinary charge of $7.8 million ($.06 per diluted share) related to early extinguishment of debt. Net income in 1997 was $229.4 million ($1.94 per diluted share) which includes an after-tax gain of $68.9 million ($.58 per diluted share) resulting from a tax benefit realized from the sale of Prometheus Funding Corp. ("Prometheus"), a subsidiary previously classified as discontinued, and an after-tax charge of $7.5 million ($.06 per diluted share) for a litigation settlement pertaining to Prometheus. Net income in 1997 also includes an after-tax charge of $6.4 million ($.05 per diluted share) representing the cumulative effect of adopting Emerging Issues Task Force Issue No. 97-13, which prohibits capitalization of process reengineering costs. Net income in 1996 was $48.2 million ($.41 per diluted share). Net income in 1998, 1997 and 1996 also included after-tax gains on sales of investments of $70.7 million ($.59 per diluted share), $47.5 million ($.40 per diluted share) and $32.2 million ($.27 per diluted share), respectively.

                  PROPERTY AND CASUALTY INSURANCE OPERATIONS

                  Property and casualty insurance pretax operating income, before gains on sales of investments and subsidiaries, increased to $242.6 million in 1998 from $232.3 million in 1997 and $218.7 million in 1996 (which excludes the $134.0 million pretax charge to strengthen asbestos-related and environmental pollution claims net loss reserves). The increase in 1998 operating income reflects higher levels of net investment income partially offset by an increase in underwriting losses. Underwriting results in 1998 were adversely affected by an increase in catastrophe losses which were $33.3 million in 1998 compared to $11.1 million in 1997 and $19.9 million in 1996, and increased losses in property and marine lines of business. The improvement in 1997 operating income, when compared to 1996, resulted from lower underwriting losses and increased net investment income.

FINANCIAL REVIEW  continued

                         RELIANCE GROUP HOLDINGS, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------

                  Net premiums written, net premiums earned, underwriting gain
                  (loss) and combined ratios for each of the property and casualty insurance operating units are as follows (dollars in thousands):

                                                                                         1998             1997              1996(1)
                  -----------------------------------------------------------------------------------------------------------------
                  Net Premiums Written

                    Reliance National                                              $1,214,256      $   987,253       $   833,674
                    Reliance Insurance                                                775,480          740,362           702,433
                    Reliance Reinsurance                                              217,287          159,032           151,099
                    Reliance Surety                                                   204,367          176,500           159,183
                    Reliance Direct                                                    26,195            1,068                 -
                    Other                                                                 725            1,632              (190)
                                                                                   ---------------------------------------------
                                                                                   $2,438,310       $2,065,847        $1,846,199
                                                                                   =============================================
                  Net Premiums Earned

                    Reliance National                                              $1,126,901      $   926,154       $   827,037
                    Reliance Insurance                                                754,007          698,537           683,387
                    Reliance Reinsurance                                              214,712          152,754           140,334
                    Reliance Surety                                                   196,693          167,251           147,416
                    Reliance Direct                                                    10,791              136                 -
                    Other                                                               1,176            2,184             2,680
                                                                                   ---------------------------------------------
                                                                                   $2,304,280      $ 1,947,016        $1,800,854
                                                                                   =============================================

                  Underwriting Gain (Loss)

                    Reliance National                                            $    (31,626)     $   (25,803)     $    (19,941)
                    Reliance Insurance                                                (49,676)         (29,716)          (35,697)
                    Reliance Reinsurance                                               (5,070)          (3,120)           (4,117)
                    Reliance Surety                                                    54,346           37,733            34,421
                    Reliance Direct                                                   (18,289)          (6,039)                -
                    Other                                                              (1,793)          (4,777)          (13,053)
                                                                                   ----------------------------------------------
                                                                                 $    (52,108)    $    (31,722)     $    (38,387)
                                                                                   ==============================================

                  Combined Ratios(2)

                    Reliance National                                                   102.2%           102.0%            101.7%
                    Reliance Insurance                                                  106.7%           103.7%            104.9%
                    Reliance Reinsurance                                                102.5%           101.8%            102.7%
                    Reliance Surety                                                      72.4%            77.0%             75.5%
                    Consolidated                                                        102.1%           100.9%            101.6%


----------
(1) Excludes the effect of the $134.0 million increase in net loss reserves for asbestos-related and environmental pollution claims. This charge impacted Reliance Insurance and Reliance Reinsurance. Including this charge, the total underwriting loss and combined ratio was $172.4 million and 109.0%, while the total underwriting loss and combined ratio for Reliance Insurance was $151.7 million and 121.9% and for Reliance Reinsurance was $22.1 million and 115.5%.

(2) Calculated on a GAAP basis, after policyholders' dividends. Combined ratios for Reliance Direct and Other are not presented since they are not meaningful.

                  RELIANCE NATIONAL

                  The increase in net premiums written and net premiums earned in 1998 and 1997 reflects increased premiums from the Non-Standard Automobile division which commenced operation in late 1996. Non-Standard Automobile net premiums written were $200.6 million in 1998 and $97.9 million in 1997. The Company expects continued strong growth in Non-Standard Automobile premiums. Premium increases in 1998 and 1997 also reflects growth in the Accident and Health division, growth in the Casualty Risk Services division, including premiums generated from the internet-based marketing of workers' compensation business, and continued growth in European operations. The increase in net premiums written and net premiums earned in 1997 also reflects geographic expansion in the International Reinsurance and Special Risks division.

                     The increase in the underwriting loss in 1998, when
                  compared to 1997, reflects an increase in property and marine losses in the fourth quarter of 1998, primarily attributable to unusually harsh weather

                         RELIANCE GROUP HOLDINGS, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------

                  conditions. Reliance National plans to curtail writing certain of its property and marine lines. These losses offset the strong underwriting results in Reliance National's Non-Standard Automobile, Excess and Surplus and Financial Products divisions. The increase in underwriting loss in 1997, when compared to 1996, reflects reserve strengthening in Excess and Surplus, and start-up costs associated with Non-Standard Automobile, which offset the strong performance in most of Reliance National's other operating divisions.

                  RELIANCE INSURANCE

                  The increase in net premiums written and net premiums earned in 1998 and 1997 reflects growth in the Commercial Accounts division, particularly in commercial automobile and general liability lines of business, reflecting new business production and modest price increases. Underwriting results in 1998 were adversely impacted by an increase in catastrophe claims, including hurricane related losses. Catastrophe claims were $22.0 million in 1998 compared to $9.5 million in 1997 and $16.2 million in 1996. In addition, in the fourth quarter of 1998, Reliance Insurance experienced a high level of property and marine losses, primarily attributable to unusually harsh weather conditions. Reliance Insurance plans to curtail writing certain of its property and marine lines. The effects of the increase in catastrophe claims and property and marine losses were partially offset by improved underwriting results in Reliance Insurance's workers' compensation business.

                  RELIANCE REINSURANCE

                  The increase in net premiums written and net premiums earned in 1998, when compared to 1997, resulted from the start-up of the Agricultural Reinsurance division, which wrote $68.4 million of premiums in 1998 compared to $5.0 million in 1997. The combined ratios in 1998 reflect strong underwriting results in Agricultural Reinsurance and, in 1997 and 1996, reflect a low level of losses in Reliance Reinsurance's traditional treaty book of business.

                  RELIANCE SURETY

                  The increase in net premiums written and net premiums earned in 1998 and 1997 reflects continued growth in surety contract business for mid-sized companies and in small contractor surety business. Small contractor net premiums written increased to $37.8 million in 1998 from $31.1 million in 1997 and $22.8 million in 1996. Underwriting results in all years were strong due to the low level of loss activity in the contract surety business, and continued underwriting profits in the fidelity line.

                  RELIANCE DIRECT

                  Reliance Direct was formed in 1997 to market and underwrite preferred personal automobile insurance on a direct basis. Reliance Direct's underwriting losses in 1998 and 1997 include administrative expenses associated with building an infrastructure to support future premium growth. In the first quarter of 1999, the company commenced a review of its personal automobile lines of business to determine the feasibility of combining these businesses into a single operating unit.



                  The consolidated property and casualty insurance operations assume and cede reinsurance in the normal course of business. The Company's aggregate reinsurance recoverables were $5.0 billion at December 31, 1998, representing estimated amounts recoverable from reinsurers pertaining to unpaid claims, claims incurred but not reported, unearned premiums and paid claims. The Company is subject to credit risk with respect to its reinsurers, as the ceding of risk to reinsurers does not relieve the Company of its liability to insureds. The Company holds substantial amounts of collateral to secure recoverables from unauthorized reinsurers. See note 9 to the consolidated financial statements.

                     Policy claims and settlement expenses for 1998 and 1997
                  include favorable development of $33.0 million and $36.0 million, respectively, pertaining to insured events of prior years. These redundancies reflect favorable development in workers' compensation partially offset by adverse development in the commercial automobile line. The redundancy in workers' compensation is due, in part, to favorable development in retrospectively rated policies, which was more than offset by a corresponding reduction in

       FINANCIAL REVIEW continued

                         RELIANCE GROUP HOLDINGS, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------

                  premiums earned. The 1998 redundancy also includes favorable development in general liability and multiple peril lines of business and adverse development in ocean marine line of business. Policy claims and settlement expenses for 1996 included a provision for insured events of prior years of $138.7 million. The provision for 1996 included adverse development related to prior year asbestos-related and environmental pollution claims, which primarily affected general liability, multiple peril and reinsurance lines of business, and included a pretax charge of $134.0 million to increase net loss reserves for asbestos-related and environmental pollution claims for business written in or before 1987. The 1996 provision also included adverse development in the commercial automobile line, offset by favorable development in workers' compensation.

                     In the first quarter of 1999, the Company plans to adopt
                  Statement of Position 97-3, "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments." See note 1 to the consolidated financial statements for further discussion.

                     The liability for property and casualty insurance loss
                  reserves at December 31, 1998 was $7.17 billion compared to $6.56 billion at December 31, 1997. The liability is based on an evaluation of reported claims in addition to statistical projections of claims incurred but not reported and loss adjustment expenses. Estimates of salvage and subrogation are deducted from the liability. Reinsurance recoverables of $3.95 billion and $3.32 billion at December 31, 1998 and 1997, respectively, are included in the liability.

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

                  PROPERTY AND CASUALTY INSURANCE INVESTMENT RESULTS

                  Net investment income of the property and casualty insurance operations increased to $294.7 million in 1998 from $264.0 million in 1997 and $257.1 million in 1996. These increases resulted from growth in the size of the fixed maturity investment portfolio reflecting the investment of a portion of the proceeds received from the sale of the title insurance operations. The effects of these increases were partially offset by lower interest rates.

                     Gains on sales of investments of $108.5 million in 1998,
                  $71.5 million in 1997 and $49.3 million in 1996 primarily resulted from sales of equity securities. Gains on sales of investments in 1998 are net of write-downs of $50.8 million equal to the difference between the cost and market values of certain investments to reflect other than temporary declines. Gains on sales of investments in 1997 included

                         RELIANCE GROUP HOLDINGS, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------

                  gains of $42.8 million resulting from sales of shopping centers and an office building, partially offset by a $25.9 million write-down of undeveloped land which is zoned for mixed use development.

                  INVESTMENT PORTFOLIO

                  Investment activities are an integral part of the business of the property and casualty insurance operations. At December 31, 1998, the Company's investment portfolio aggregated $3.94 billion (at cost) of which 93% was invested in fixed maturities and 7% invested in equity securities. The Company seeks to maintain a diversified and balanced fixed maturity portfolio representing a broad spectrum of industries and types of securities and invests in investment grade securities (those rated "BBB" or better by Standard and Poor's) and, to a lesser extent, non-investment grade securities and non-rated securities. At December 31, 1998, no one issuer comprised more than 2.5% of the fixed maturity and short-term investment portfolio.

                     Fixed maturity securities classified as held for investment consist primarily of corporate securities of which substantially all are rated investment grade. Fixed maturity securities classified as available for sale consist of corporate, U.S. Treasury and Government National Mortgage Association (GNMA) securities. At December 31, 1998, the carrying values of non-investment grade securities and securities not rated by Standard and Poor's were $459.2 million (12% of the fixed income portfolio) and $194.5 million (5% of the fixed income portfolio), respectively. Substantially all of the Company's non-investment grade and non-rated securities are classified as available for sale. The weighted average maturity of the fixed maturity portfolio (excluding short-term investments) is approximately nine years.

                     At December 31, 1998, approximately 26% of the fixed
                  maturity and short-term investment portfolio was comprised of securities issued by utilities, the vast majority of which are rated investment grade and are first mortgage or senior secured bonds. The utility portfolio is widely diversified among various geographic regions in the United States and is not dependent on the economic stability of any one particular region. No other industry group comprises more than 10% of the fixed maturity and short-term investment portfolio.

                  OTHER OPERATIONS

                  RCG Information Technology, Inc. ("RCG"), a subsidiary of the Company, provides computer-related services to large corporate clients throughout the United States. Information technology revenues were $247.7 million in 1998, $191.9 million in 1997 and $136.7 million in 1996. The increase in revenues resulted from a significant increase in demand for information technology services from both existing and new clients, together with an increase in higher margin solutions business and an increase in billing rates. Gross margins (revenues less cost of services) were $78.8 million in 1998, $51.4 million in 1997 and $30.4 million in 1996. Pretax income increased to $19.4 million in 1998 from $5.6 million in 1997 and $2.7 million in 1996 resulting from increased gross margins, partially offset by higher selling, general and administrative expenses associated with continued domestic geographic expansion and investments in technical and sales capabilities. RCG's revenues and expenses are included in other revenues and other operating expenses in the accompanying consolidated statement of income.

                  EQUITY IN INVESTEE COMPANIES

                  Equity in investee companies was $22.0 million in 1998 which includes equity earnings of $15.6 million from the Company's investment in LandAmerica Financial Group, Inc. since March 1, 1998. The remaining 1998 equity earnings of $6.4 million is from the Company's Zenith National Insurance Corp. ("Zenith") investment, which compares to equity earnings from Zenith of $7.7 million in 1997 and $8.9 million in 1996. The decline in Zenith's equity earnings in 1998 reflects increased catastrophe losses.

                  LIQUIDITY AND CAPITAL RESOURCES

                  The Company's principal sources of funds consist of dividends, advances and net tax payments from its subsidiaries. These payments aggregated $308.1 million for the year ended December 31, 1998. The Company's ability to receive cash dividends has depended upon and continues to depend upon the dividend paying ability of its insurance subsidiaries. The Insurance Law of Pennsylvania, where Reliance Insurance Company (the Company's principal insurance subsidiary) is domiciled, limits the maximum amount of dividends which may be paid without approval by the Pennsylvania Insurance Department. Under such law, Reliance Insurance Company may pay dividends during the year equal to the greater of

       FINANCIAL REVIEW continued

                         RELIANCE GROUP HOLDINGS, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------

                  (a) 10% of the preceding year-end policyholders' surplus or
                  (b) the preceding year's statutory net income. Furthermore, the Pennsylvania Insurance Department has broad discretion to limit the payment of dividends by insurance companies. There is no assurance that Reliance Insurance Company will meet the tests in effect from time to time under Pennsylvania law for the payment of dividends without prior Insurance Department approval or that any requested approval will be obtained. Reliance Insurance Company has been advised by the Pennsylvania Insurance Department that any required approval will be based upon a solvency standard and will not be unreasonably withheld. Any significant limitation of Reliance Insurance Company's dividends would adversely affect the Company's ability to service its debt and to pay dividends on its common stock.

                     Regular common stock dividends paid by Reliance Insurance
                  Company were $136.0 million in 1998, $114.6 million in 1997 and $111.5 million in 1996. In addition, during 1998, Reliance Insurance Company paid special dividends of $135.0 million representing a portion of the gain from the sale of the title insurance operations. During 1999, $585.3 million would be available for dividend payments by Reliance Insurance Company under Pennsylvania law.

                     Reliance Insurance Company collects and invests premiums
                  prior to payment of associated claims, which are generally made months or years subsequent to the receipt of premiums. Reliance Insurance Company carefully monitors its cash, short-term investments and marketable securities to maintain adequate balances for the timely payment of claims and other operating requirements. At December 31, 1998, Reliance Insurance Company had $449 million of cash and short-term investments.

                     For the year ended December 31, 1998, the Company generated
                  $86.8 million of cash flow from operating activities compared to $10.5 million in 1997 and $160.4 million in 1996. The increase in 1998 operating cash flow reflects an increase in the net collection of insurance premiums as well as an increase in operating cash flow from the information technology operations. The 1998 increase was partially offset by higher net payments for policy claims and related expenses due, in part, to a shift in the mix of business to shorter tailed lines. Operating cash flow in 1998 was also reduced by higher payments of income taxes resulting from increased amounts of taxable income due, in part, to gains on sales of subsidiaries and investments. The decrease in 1997 operating cash flow when compared to 1996, reflected the increase in premiums receivable, other receivables and reinsurance recoverables as well as higher net payments for policy claims and related expenses due, in part, to a shift in the mix of business to shorter tailed lines.

                     The Company generated $163.4 million and $56.7 million of
                  cash flow from investing activities for the years ended December 31, 1998 and 1997, respectively, primarily from the sales of subsidiaries in 1998 and sales of real estate in 1997. The increase in cash flow from investing activities in 1998 was partially offset by net purchases of securities. The Company used $159.9 million of cash flow for investing activities for the year ended December 31, 1996, primarily due to net purchases of marketable securities.

                     For the year ended December 31, 1998, the Company used
                  $222.3 million of cash flow for financing activities. During 1998, the Company purchased $186.5 million of its outstanding senior notes and senior subordinated debentures utilizing the dividends from Reliance Insurance Company. These purchases resulted in an after-tax extraordinary charge of $7.8 million, net of a $4.2 million tax benefit. The Company used $34.6 million and $12.5 million of cash flow for financing activities for the years ended December 31, 1997 and 1996, respectively, primarily for the payment of dividends, partially offset in 1996, by additional term loan borrowings.

                     The Company has a revolving credit facility with various
                  banks providing for aggregate maximum outstanding borrowings of $100 million. At December 31, 1998, borrowings aggregating $38 million were outstanding under this facility. The Company had $720.2 million of debt outstanding at December 31, 1998 with $56.3 million maturing on or before December 31, 1999. An additional $639.2 million of debt matures on or before December 31, 2003 of which $465.4 million matures in the year 2000. The Company expects to repay these amounts at their existing maturities, utilizing a combination of refinancing and cash flow generated from operations.

                     The National Association of Insurance Commissioners has a
                  risk-based capital requirement for the property and casualty insurance industry. Risk-based capital refers to the determination of the amount of statutory capital required for an insurer based on the risks assumed by the insurer (including, for example,

                         RELIANCE GROUP HOLDINGS, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------

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

                     The Company and its subsidiaries are involved in certain
                  litigation arising in the course of their businesses, some of which involve claims of substantial amounts. See note 15 to the consolidated financial statements for further discussion.

                  MARKET RISKS

                  The Company manages its investment portfolio to achieve safety and liquidity, while seeking to maximize total return. The Company believes it can achieve these objectives by active portfolio management and intensive monitoring of investments. Investment decisions are centrally managed by investment professionals, including a fixed income investment department, which is staffed with individuals who have extensive experience in both the investment grade and non-investment grade bond markets.

                     Market risk represents the potential for loss due to
                  adverse changes in the fair value of financial instruments. The market risk related to financial instruments of the Company primarily relate to the investment portfolio, which exposes the Company to risks related to interest rates, defaults, prepayments, foreign currency exchange rates, concentration risk and declines in equity prices. The risk of default is generally considered to be greater for non-investment grade securities, when compared to investment grade securities, since these issues may be more susceptible to severe economic downturns. Analytical tools and monitoring systems are in place to assess each of these elements of market risk.

                     Interest rate risk is the price sensitivity of a fixed
                  income security to changes in interest rates. The Company views these potential changes in price within the overall context of asset and liability management. The Company's actuaries estimate the payout pattern of the property and casualty insurance loss reserves, to determine their duration, which is the weighted average payments expressed in years. The Company sets duration targets for fixed income investment portfolios which the Company believes mitigates the overall effect of interest rate risk. Based upon assumptions the Company uses in its duration calculations, increases in interest rates of 100 and 150 basis points would cause decreases in the market value of the fixed maturity portfolio (excluding short-term investments) of approximately $210 million and $320 million, respectively. Similarly, a decrease in interest rates of 100 to 150 basis points would cause increases in the market value of the fixed maturity portfolio of approximately $210 million and $320 million, respectively.

                     Foreign currency risk is the sensitivity to foreign
                  exchange rate fluctuations of foreign currency denominated financial instruments. The functional currency of the Company's foreign operations is generally the currency of the local operating environment since their business is primarily transacted in such local currency. The Company reduces the risks relating to currency fluctuations by maintaining investments in those foreign currencies in which the Company transacts business. Such investments have characteristics similar to liabilities in those currencies. In addition, the Company also invests in certain foreign currency denominated fixed income securities in its domestic portfolio. At December 31, 1998, the Company held foreign currency denominated fixed income investments of $437 million, including $146 million held in its domestic portfolio. The principal currencies creating foreign exchange rate risk for the Company are the Canadian dollar, British pound sterling and the Mexican peso. If the U.S. dollar strengthened by 10% in comparison to each of the foreign currencies held by the Company, an approximate $45 million decrease would have occurred in the market value of fixed maturity investments denominated

FINANCIAL REVIEW  continued

                         RELIANCE GROUP HOLDINGS, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------

                  in foreign currencies at December 31, 1998. If the U.S. dollar weakened by 10% in comparison to each of the foreign currencies held by the Company, an approximate $45 million increase would have occurred in the market value of fixed maturity investments denominated in foreign currencies at December 31, 1998. The Company believes that the effects on its shareholders' equity resulting from exchange rate fluctuations on foreign currency investments held by its international operations would be partially offset by the effect of exchange rate fluctuations on the liabilities maintained by the international operations.

                     At December 31, 1998, the market value and cost of the
                  Company's equity securities were $754.5 million and $263.0 million. The Company is exposed to equity price risk as a result of its investment in equity securities. Equity price risk results from changes in the level of equity prices which affect the value of equity securities. An approximate $75 million decrease in the market value of equity securities would have occurred if there had been a 10% decrease in the market prices of all equity securities, and an approximate $75 million increase in the market value of equity securities would have occurred if there had been a 10% increase in the market prices of all equity securities. The Company's investment in the common stock of Symbol Technologies, Inc. represented 68% of the market value of the equity portfolio at December 31, 1998. A 20% decline in the market price of this security would result in an approximate $100 million decrease in the market value of equity securities and a 20% increase in the market value of this security would result in an approximate $100 million increase in the market value of equity securities.

                     At December 31, 1998, the Company had total debt
                  outstanding of $720.2 million of which $483 million is fixed interest rate debt. The interest rate on the Company's remaining debt is variable. The Company believes that the impact of a 100 basis point increase in interest rates on the variable rate debt would result in an increase in annual interest expense of approximately $2.4 million, while a 100 basis point decrease in interest rates on the variable rate debt would result in a decrease in annual interest expense of approximately $2.4 million.

                  YEAR 2000

                  In general, the year 2000 issue concerns many existing computers and software products which were originally coded to accept only two digit entries in the date code field. These computers and software products will need to be either replaced or reprogrammed in order for computer systems to distinguish 21st century dates from 20th century dates.

                  Company Information Technology

                  The Company's insurance policies contain date sensitive data, such as policy expiration dates and premium payment dates. If the Company's material computer systems are not year 2000 compliant, the Company's business operations, including claims and premiums processing operations, financial reporting systems and actuarial calculations, could be materially adversely affected.

                     The Company commenced its efforts to address the year 2000 issue in 1996. All but two of its claims and premiums processing systems and corporate financial recording and reporting systems have been remediated and tested where necessary and the Company believes they are year 2000 compliant. While the Company has completed its originally scheduled testing for the remediated systems, in light of the additional time available to it, the Company implemented a second round of compliance assurance testing of these systems, which the Company plans to substantially complete by the third quarter of 1999. Of the two noncompliant systems (one of which was identified subsequent to the filing of the September 30, 1998, Quarterly Report on Form 10-Q of the Company), the Company plans to transfer the data from one of the systems to a year 2000 compliant system and plans to replace the other system. In addition, the Company plans to complete remediation of certain of its actuarial systems by the third quarter of 1999, and to perform compliance assurance testing on these actuarial systems by the last quarter of 1999. The year 2000 issue is constantly evolving, so the Company anticipates that it may from time to time revise its year 2000 compliance schedule; however, the Company expects that its year 2000 efforts will be completed in a timely fashion.

                  Third Party Information Technology

                  Even if all of the Company's computer systems and software products are year 2000 compliant, the failure of third parties with whom the Company does significant business to be year 2000 compliant could materially adversely affect the financial position, results of operations or cash flows of the Company.

                         RELIANCE GROUP HOLDINGS, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------

                  Accordingly, as part of its year 2000 process, the Company is identifying certain third parties with whom the Company does significant business to determine whether such third parties are, or will be, year 2000 compliant. The Company has sent year 2000 compliance questionnaires to its property managers, third party administrators, major reinsurers, reinsurance intermediaries, and employee benefit providers and to government and private agencies to which the Company electronically transmits, and from which the Company electronically receives, financial and other information. The Company expects to substantially complete by the end of March 1999 its initial follow-up with any of such third parties who either had not responded to such questionnaires or who had provided insufficiently detailed or inadequate responses to such questionnaires. As part of this process, the Company completed in January 1999 its distribution of year 2000 compliance questionnaires to insurance brokers and agents with whom the Company does significant business, and is in the process of distributing year 2000 compliance questionnaires to financial institutions and other vendors with whom the Company does significant business. The Company will follow-up with parties who either have not responded to such questionnaires or who have provided insufficiently detailed or inadequate responses to such questionnaires. The Company plans to conduct systems testing as appropriate with third parties in 1999. While the Company is taking what it believes are appropriate safeguards, there can be no assurances that the failure of such third parties to be year 2000 compliant will not have a material adverse effect on the Company's financial position, results of operations or cash flows in future financial periods.

                  Contingency Plans

                  The Company conducted in February 1999 workshops to assist business units in formulating contingency plans to deal with situations in which various systems of the Company, or of third parties with whom the Company does business, are not year 2000 compliant. Contingency plans are scheduled to be completed, and reviewed by the Company's year 2000 program office, by July 1, 1999.

                  Costs

                  Through year-end 1998, the Company had incurred approximately $5.5 million to address the year 2000 issue and expects to incur an additional $1.25 million through year-end 2000.

                  Insurance Policies

                  As an insurer, the Company may incur losses and loss adjustment expenses (including attorneys' fees and other legal expenses) arising from property and casualty insurance claims by its insureds, who may incur losses as a result of the failure of such insureds, or the customers or vendors of such insureds, to be year 2000 compliant. The Company is reviewing its exposures under its policies with respect to year 2000 noncompliance by its insureds, and the third parties who do business with its insureds, through various means which include communications with insureds and distribution of year 2000 written questionnaires. The Company is also in the process of implementing appropriate strategies to manage and mitigate such exposures including, without limitation, policy exclusions and reinsurance. However, because coverage determinations depend on unique factual situations, specific policy language and other variables, it is not possible to determine in advance whether and to what extent insureds will incur losses, the amount of the losses or whether any such losses would be covered under the Company's insurance policies.

                  FORWARD LOOKING INFORMATION

                     Certain statements in this document may be considered to be
                  "forward looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995, such as statements that include the words "expects", "probable", "estimate", or similar expressions. Such statements are subject to certain risks and uncertainties. The factors which could cause actual results to differ materially from those suggested by any such statements include, but are not limited to, those discussed or identified from time to time in the Company's public filings with the Securities and Exchange Commission and specifically to: risks or uncertainties associated with general economic conditions including changes in interest rates and the performance of the financial markets, changes in domestic and foreign laws, regulations and taxes, changes in competition and pricing environments, regional or general changes in asset valuations, the occurrence of significant natural disasters, the inability to reinsure certain risks economically, the adequacy of loss reserves, as well as general market conditions, competition, pricing and restructurings.



CONSOLIDATED STATEMENT OF INCOME    RELIANCE GROUP HOLDINGS, INC. AND
                                    SUBSIDIARIES

------------------------------------------------------------------------------------------------------
Year Ended December 31                                        1998            1997            1996
-----------------------------------------------------------------------------------------------------
(In thousands, except per share amounts)

Revenues:
Premiums earned                                           $2,443,412       $2,810,762     $2,581,011
Net investment income                                        300,019          294,971        287,588
Gain on sales of investments                                 108,840           73,097         49,610
Gain on sales of subsidiaries                                197,258               --             --
Other                                                        319,591          263,806        172,378
                                                          ----------       ----------     ----------
                                                           3,369,120        3,442,636      3,090,587
                                                          ----------       ----------     ----------
Claims and expenses:
Policy claims and settlement expenses                      1,523,624        1,304,559      1,411,453
Policy acquisition costs and other insurance
   expenses                                                  958,310        1,496,983      1,327,306
Interest                                                      79,840           88,663         87,724
Other operating expenses                                     361,531          310,410        217,105
                                                          ----------       ----------     ----------
                                                           2,923,305        3,200,615      3,043,588
                                                          ----------       ----------     ----------
Income before income taxes and equity
  in investee companies                                      445,815          242,021         46,999
Provision for income taxes                                  (133,600)         (75,200)        (7,700)
Equity in investee companies                                  22,000            7,675          8,908
                                                          ----------       ----------     ----------
Income from continuing operations                            334,215          174,496         48,207
Gain on disposal of discontinued operation                        --            68,865            --
Litigation settlement of discontinued operation                   --           (7,500)            --
                                                          ----------       ----------     ----------
Income before extraordinary item and cumulative
  effect of accounting change                                334,215          235,861         48,207
Extraordinary item-early extinguishment of debt               (7,766)              --             --
Cumulative effect of change in accounting for
   process reengineering costs                                    --           (6,442)            --
                                                          ----------       ----------     ----------
Net income                                                 $ 326,449       $  229,419       $ 48,207
                                                          ==========       ==========     ==========

Basic per share information:
Income from continuing operations                              $2.89            $1.52           $.42
                                                          ==========       ==========     ==========
Net income                                                     $2.82            $2.00           $.42
                                                          ==========       ==========     ==========


Diluted per share information:
Income from continuing operations                              $2.78            $1.47           $.41
                                                          ==========       ==========     ==========
Net income                                                     $2.72            $1.94           $.41
                                                          ==========       ==========     ==========


See notes to consolidated financial statements

CONSOLIDATED BALANCE SHEET       RELIANCE GROUP HOLDINGS, INC. AND SUBSIDIARIES

-------------------------------------------------------------------------------------------
Assets                                            December 31       1998            1997
-------------------------------------------------------------------------------------------
(In thousands, except per share amount)

Marketable securities:
  Fixed maturities held for investment-at amortized cost
    (quoted market $578,179 and $663,744)                      $   539,848    $   636,119
Fixed maturities available for sale-at quoted market
    (amortized cost $2,687,009 and $2,214,963)                   2,738,864      2,317,673
  Equity securities-at quoted market
    (cost $262,986 and $376,065)                                   754,543        708,563
  Short-term investments                                           383,658        487,614
Cash                                                                81,612         53,661
Premiums and other receivables                                   1,708,761      1,460,426
Reinsurance recoverables                                         4,958,504      4,131,015
Investment in investee companies                                   581,668        166,673
Deferred policy acquisition costs                                  295,939        248,572
Excess of cost over fair value of net assets acquired,
  less accumulated amortization                                    219,854        229,484
Other assets                                                       512,088        494,067
Net assets of title insurance operations                                --        288,619
                                                               -----------    -----------
                                                               $12,775,339    $11,222,486
                                                               ===========    ===========


Liabilities and Shareholders' Equity
-------------------------------------------------------------------------------------------
Unearned premiums                                              $ 1,980,481    $ 1,722,258
Unpaid claims and related expenses                               7,173,886      6,559,508
Accounts payable and accrued expenses                              847,452        579,582
Reinsurance ceded premiums payable                                 570,252        402,972
Federal and foreign income taxes, including deferred
   taxes                                                           167,505         92,568
Term loans and short-term debt                                     256,763        253,083
Debentures and notes                                               463,480        650,000
                                                               -----------    -----------
                                                                11,459,819     10,259,971
                                                               -----------    -----------
Contingencies and commitments

Shareholders' equity:
  Common stock, par value $.10 per share, 225,000 shares
    authorized, 116,076 and 114,857 shares issued and
    outstanding                                                     11,608         11,486
  Additional paid-in capital                                       548,674        542,049
  Retained earnings                                                432,096        142,701
  Accumulated other comprehensive income                           323,142        266,279
                                                               -----------    -----------
                                                                 1,315,520        962,515
                                                               -----------    -----------
                                                               $12,775,339    $11,222,486
                                                               ===========    ===========

See notes to consolidated financial statements

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                RELIANCE GROUP HOLDINGS, INC. AND SUBSIDIARIES

                                                                                           Accumulated Other
                                                                                         Comprehensive Income
                                                                                     ---------------------------
                                                                                                             Net
                                                                                                      Unrealized
                                                                                             Net         Loss on
                                                     Additional         Retained      Unrealized         Foreign
                                         Common         Paid-In         Earnings         Gain on        Currency   Shareholders'
                                          Stock         Capital         (Deficit)    Investments     Translation          Equity
----------------------------------------------------------------------------------------------------------------------------------
(In thousands, except per share amounts)

Balance, January 1, 1996               $ 11,344       $ 535,091       $  (61,694)     $  219,356       $ (25,749)    $   678,348
Issuance of common stock                     84           5,754               --              --              --           5,838
Transactions of investee company             --            (380)              --          (1,504)             --          (1,884)
Net income                                   --              --           48,207              --              --          48,207
Dividends ($.32 per share)                   --              --          (36,525)             --              --         (36,525)
Depreciation after deferred
  income taxes                               --              --               --         (19,066)             --         (19,066)
Foreign currency translation                 --              --               --              --           1,762           1,762
                                       -------------------------------------------------------------------------------------------
Balance, December 31, 1996               11,428         540,465          (50,012)        198,786         (23,987)        676,680
Issuance of common stock                     58           2,393               --              --              --           2,451
Transactions of investee company
  and other                                  --            (809)              --           3,284              --           2,475
Net income                                   --              --          229,419              --              --         229,419
Dividends ($.32 per share)                   --              --          (36,706)             --              --         (36,706)
Appreciation after deferred
  income taxes                               --              --               --          90,011              --          90,011
Foreign currency translation                 --              --               --              --          (1,815)         (1,815)
                                       -------------------------------------------------------------------------------------------
Balance, December 31, 1997               11,486         542,049          142,701         292,081         (25,802)        962,515
Issuance of common stock                    122           5,509               --              --              --           5,631
Transactions of investee companies
  and other                                  --           1,116               --             503              --           1,619
Net income                                   --              --          326,449              --              --         326,449
Dividends ($.32 per share)                   --              --          (37,054)             --              --         (37,054)
Appreciation after deferred
  income taxes                               --              --               --          63,175              --          63,175
Foreign currency translation                 --              --               --              --          (6,815)         (6,815)
                                       -------------------------------------------------------------------------------------------
Balance, December 31, 1998              $11,608        $548,674         $432,096        $355,759        $(32,617)     $1,315,520
                                       ===========================================================================================

See notes to consolidated financial statements, including note 17 for an analysis of comprehensive income

CONSOLIDATED STATEMENT OF CASH FLOWS       RELIANCE GROUP HOLDINGS, INC. AND
                                           SUBSIDIARIES

----------------------------------------------------------------------------------------------------------
Year Ended December 31                                             1998             1997           1996
----------------------------------------------------------------------------------------------------------
(In thousands)

Cash flows from operating activities:
Net income (including net income of $7,293, $42,176 and
  $25,233 from the title insurance operations)                  $ 326,449        $ 229,419      $  48,207
Adjustments to reconcile net income to net cash
  provided from operating activities:
    Discontinued operation                                             --          (68,865)            --
    Gain on sales of investments                                 (108,840)         (73,097)       (49,610)
    Gain on sales of subsidiaries                                (197,258)              --             --
    Deferred policy acquisition costs                             (47,367)         (33,134)       (20,790)
    Premiums and other receivables and reinsurance
      recoverables                                               (325,934)        (397,026)       (20,472)
    Unearned premiums, unpaid claims and related
      expenses                                                    119,825          192,106        134,984
    Accounts payable, accrued expenses, reinsurance
      premiums payable and other                                  319,929          134,757         25,902
    Change in title insurance operating assets and
      liabilities                                                      --           26,307         42,144
                                                                ------------------------------------------
                                                                   86,804           10,467        160,365
                                                                ------------------------------------------
Cash flows from investing activities:
Proceeds from sales of:
  Fixed maturities available for sale                             502,179          503,609        541,463
  Fixed maturities held for investment                                 --               --         25,610
  Equity securities                                               430,353          352,445        360,983
Maturities and redemptions of:
  Fixed maturities available for sale                             342,030          259,717         93,140
  Fixed maturities held for investment                            124,114           49,885         28,441
Purchases of:
  Fixed maturities available for sale                          (1,282,351)        (682,577)      (888,946)
  Fixed maturities held for investment                            (27,830)         (41,156)       (58,373)
  Equity securities                                              (206,279)        (228,598)      (343,146)
(Increase) decrease in short-term investments-net                  90,609         (207,717)       178,580
Investing cash flows of the title insurance
  operations                                                           --          (23,887)       (51,319)
Proceeds from sales of subsidiaries                               271,852               --             --
Other-net                                                         (81,280)          75,000        (46,362)
                                                                ------------------------------------------
                                                                  163,397           56,721       (159,929)
                                                                ------------------------------------------
Cash flows from financing activities:
Increase in term loans                                            145,000           75,000         86,327
Increase (decrease) in short-term debt-net                         (3,876)             985         (2,174)
Repayments of term loans                                         (135,755)         (61,003)       (40,483)
Repurchases of debt                                              (196,196)         (15,365)       (25,000)
Issuance of common stock                                            5,631            2,451          5,838
Debt issuance costs                                                    --               --           (480)
Dividends                                                         (37,054)         (36,706)       (36,525)
                                                                ------------------------------------------
                                                                 (222,250)         (34,638)       (12,497)
                                                                ------------------------------------------
Increase (decrease) in cash                                        27,951           32,550        (12,061)
(Increase) decrease in cash of the title
  insurance operations                                                 --           (5,414)           902
Cash, beginning of year                                            53,661           26,525         37,684
                                                                ------------------------------------------
Cash, end of year                                               $  81,612        $  53,661      $  26,525
                                                                ==========================================
Supplemental disclosures of cash flow
   information:
Interest paid                                                   $  67,300         $ 75,900      $  75,100
                                                                ==========================================
Income taxes paid                                               $ 109,100         $ 39,700      $   8,900
                                                                ==========================================

See notes to consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS    RELIANCE GROUP HOLDINGS, INC. AND
                                              SUBSIDIARIES

--------------------------------------------------------------------------------

Note 1            NATURE OF OPERATIONS/SUMMARY OF SIGNIFICANT ACCOUNTING
                  POLICIES

                  Nature of Operations

                  The Company's property and casualty insurance business consists of five operations: Reliance National, Reliance Insurance, Reliance Reinsurance, Reliance Surety and Reliance Direct.

                     Reliance National offers a broad range of commercial
                  insurance products and services with a focus on large accounts and specialty lines customers. Reliance National selects market segments where it can provide specialized coverages, such as directors and officers liability insurance, or specialized services, such as providing captive insurance arrangements to the alternative risk markets. In addition, Reliance National provides non-standard personal automobile insurance and traditional commercial insurance products. In 1998, Reliance National accounted for 50% of the net premiums written by the Company. Reliance National is organized into eight major divisions: casualty risk services, non-standard auto, international, international reinsurance and special risks, accident and health, financial products, excess and surplus and property. In addition, in 1998, Reliance National formed a new division, credit insurance, which is expected to write premiums in 1999. Reliance National, which conducts business nationwide, is headquartered in New York City and has offices in twenty-four states. Reliance National also conducts business in Europe, the Americas, the Pacific Rim and Africa. Reliance National distributes its products through insurance brokers and agents. Net premiums written by Reliance National were $1,214,256,000, $987,253,000 and $833,674,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

                     Reliance Insurance offers commercial lines property and
                  casualty insurance products, primarily focusing on the diverse needs of mid-sized companies nationwide. Reliance Insurance conducts business through a national network of offices and distributes its products through agents and brokers. Reliance Insurance's insureds are primarily closely held companies with 100 to 1,000 employees and annual sales of $5 million to $300 million. Reliance Insurance underwrites a variety of commercial insurance coverages, including commercial automobile, multiple peril, workers' compensation and general liability. In 1998, Reliance Insurance accounted for 32% of the net premiums written by the the Company. Reliance Insurance is organized into three major divisions: commercial accounts, specialty and large accounts. Reliance Insurance is headquartered in Philadelphia and operates in 50 states, the District of Columbia, Puerto Rico, Guam and the Virgin Islands. Net premiums written by Reliance Insurance were $775,480,000, $740,362,000 and $702,433,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

                     Reliance Reinsurance provides casualty reinsurance on both a treaty (blocks of risk) and facultative (individual risks) basis and property reinsurance on a treaty basis. The business of Reliance Reinsurance is primarily conducted on a treaty basis. All treaty business is marketed through reinsurance brokers who negotiate contracts of reinsurance on behalf of the primary insurer or ceding reinsurer, while facultative business is produced both directly and through reinsurance brokers. While Reliance Reinsurance's treaty clients include all types and sizes of insurers, it typically targets treaty reinsurance for small to medium sized regional and specialty insurance companies, as well as captives, risk retention groups and other alternative risk markets, providing both pro-rata and excess of loss coverage. Reliance Reinsurance believes that this market is subject to less competition and provides an opportunity to develop and market innovative programs where pricing is not the key competitive factor. Reliance Reinsurance typically avoids participating in large capacity reinsurance treaties where price is the predominant competitive factor. It generally writes reinsurance in the "lower layers," the first $1 million of primary coverage, where losses are more predictable and quantifiable. Reliance Reinsurance also has an agriculture division reinsuring insurers whose products include crop insurance and other products for agricultural-related risks. Reliance Reinsurance conducts its business nationwide and is headquartered in Philadelphia. Net premiums written by Reliance Reinsurance were $217,287,000, $159,032,000 and $151,099,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

                     Reliance Surety is a leading writer of surety and fidelity bonds in the United States. Reliance Surety concentrates on writing performance and payment bonds for contractors of public works projects, commercial real estate and multi-family housing. It also writes commercial surety, financial institution and commercial fidelity bonds. Reliance Surety performs extensive credit analysis on its clients and actively

                RELIANCE GROUP HOLDINGS, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------

                  manages claims to minimize losses and maximize recoveries. Reliance Surety's Firemark and Express Surety operations target smaller contractors and accounts, a market traditionally less fully serviced by national surety companies. In 1998, Reliance Surety established a new division to write surety bonds for large contractors. Reliance Surety is headquartered in Philadelphia and conducts business nationwide through 33 branch offices and distributes its products through agents and brokers. In addition, Reliance Surety has established a presence in London. Net premiums written by Reliance Surety were $204,367,000, $176,500,000 and $159,183,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

                     Reliance Direct was formed in 1997 to market and underwrite preferred personal automobile insurance on a direct basis. Net premiums written by Reliance Direct were $26,195,000 and $1,068,000 for the years ended December 31, 1998 and 1997. In the first quarter of 1999, the Company commenced a review of its personal automobile lines of business to determine the feasibility of combining these businesses into a single operating unit.

                     On February 27, 1998, the Company completed the sale of its title insurance operations to Lawyers Title Corporation, whose name was changed to LandAmerica Financial Group, Inc. ("LandAmerica") on that date. As consideration for the sale, the Company received cash, convertible preferred stock and common stock which represents ownership of approximately 26% of LandAmerica's outstanding common stock and, on a diluted basis, 44% of LandAmerica's common stock, assuming the conversion of the preferred stock. The Company also has three representatives on its 14 member board of directors. Accordingly, the Company accounts for its investment in LandAmerica by the equity method of accounting for periods subsequent to the sale date. See note 2 to the consolidated financial statements. LandAmerica writes, through direct and agency operations, title insurance for residential and commercial real estate nationwide and provides escrow, appraisal and settlement services in connection with real estate closings.

                     RCG Information Technology provides a full range of
                  information technology services to large corporate clients in the United States including clients in the following sectors: financial services, energy, computer services, healthcare and pharmaceuticals, telecommunications, public entities, publishing, electronics, travel and food and beverage. Such services include providing systems analysis, design and integration, enterprise resource planning and implementation, imaging, client-server technologies, testing and quality assurance, work-flow management, staff augmentation, outsourcing and management consulting. RCG Information Technology has 21 offices. RCG Information Technology recruits programmers both in the United States and internationally to meet demands for its services, and has established recruiting capabilities in the Philippines and South Africa. RCG Information Technology had revenues of $247,749,000, $191,886,000 and $136,709,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued
                                  RELIANCE GROUP HOLDINGS, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------

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

                     Insurance premiums reported as earned represent the portion of premiums written applicable to the current period, generally computed on a pro-rata basis over the terms of the policies in force. Premiums include estimated audit premiums and estimated premiums on retrospectively rated policies.

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

                  Investments In Real Estate

                  Investments in real estate were $135,700,000 and $126,800,000 at December 31, 1998 and 1997, respectively, and are included in other assets in the accompanying consolidated balance sheet. Investments in real estate, at December 31, 1998, consist primarily of office buildings and undeveloped land zoned for mixed use development, and are carried at cost (less accumulated depreciation), which includes interest, real estate taxes and other carrying costs incurred prior to substantial completion of the real estate development projects. Depreciation expense is provided using the straight-line method.

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

                                  RELIANCE GROUP HOLDINGS, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------

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

                  Translation of Foreign Currency Financial Statements

                  Assets and liabilities of foreign subsidiaries are translated at year-end exchange rates. Results of operations are translated at average rates during the year. The effects of exchange rate changes in translating foreign financial statements are excluded from the consolidated statement of income and are presented as a separate component of shareholders' equity. Exchange gains and losses resulting from foreign currency transactions are included in operations currently. Translation gains and losses relating to operations of subsidiaries where hyperinflation exists are included in the consolidated statement of income.

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

                  The carrying values and fair values of financial instruments are as follows:

                                                   December 31                 1998                                1997
--------------------------------------------------------------------------------------------------------------------------------
                                                                Carrying              Fair         Carrying              Fair
                                                                   Value             Value            Value             Value
--------------------------------------------------------------------------------------------------------------------------------
                  (In thousands)
                  Assets:
                    Marketable securities:
                      Fixed maturities held for investment      $   539,848       $   578,179      $   636,119       $   663,744
                      Fixed maturities available for sale         2,738,864         2,738,864        2,317,673         2,317,673
                      Equity securities                             754,543           754,543          708,563           708,563
                      Short-term investments                        383,658           383,658          487,614           487,614
                    Investment in investee companies                581,668           659,087          166,673           169,292

                  Liabilities:
                    Term loans and short-term debt                  256,763           256,763          253,083           253,083
                    Debentures and notes                            463,480           481,890          650,000           675,375


                  Reclassifications

                  Certain reclassifications have been made to the Company's prior years' consolidated financial statements to conform with the current year's consolidated financial statements.

                  Adoption of New Accounting Standards

                  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" and Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information." These Statements, which concern disclosure standards only, were adopted in 1998. See notes 17 and 18, respectively, to the consolidated financial statements. In addition, in February 1998, the Financial Accounting Standards Board

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued
                                  RELIANCE GROUP HOLDINGS, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------

                  issued Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." This Statement standardizes the disclosure requirements for pensions and other postretirement benefits, requires additional information on changes in the benefit obligations and fair values of plan assets and eliminates certain disclosures that are no longer useful. The Company also adopted this Statement in 1998. See note 13 to the consolidated financial statements.

                     In November 1997, the Emerging Issues Task Force released
                  Issue No. 97-13, "Accounting for Costs Incurred in Connection with a Consulting Contract or an Internal Project That Combines Business Process Reengineering and Information Technology Transformation." Issue No. 97-13 requires that the cost of business process reengineering activities that are part of a systems development project be expensed as those costs are incurred. Any unamortized costs that were previously capitalized must be written off as a cumulative adjustment in the quarter containing November 20, 1997. The effect of adopting Issue No. 97-13 was a decrease in 1997 net income for the cumulative effect of the change in accounting principle of $6,442,000, net of an income tax benefit of $3,468,000.

                     In December 1997, the American Institute of Certified
                  Public Accountants issued Statement of Position No. 97-3, "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments." This Statement provides guidance on accounting by entities subject to insurance-related assessments in an effort to improve the comparability of amounts reported and disclosures made. This Statement, which is required to be adopted in the first quarter of 1999, will result in an after-tax charge of approximately $60,000,000 which will be recorded as a cumulative effect of a change in accounting principle.

                     In March 1998, the American Institute of Certified Public
                  Accountants issued Statement of Position No. 98-1, "Accounting for Costs of Computer Software Developed or Obtained for Internal Use." This Statement, which is required to be adopted in the first quarter of 1999, is not expected to have a material effect on the Company's consolidated financial statements.

                     In June 1998, the Financial Accounting Standards Board
                  issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." This Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. The adoption of this Statement, which is not required until 2000, is not expected to have a material effect on the Company's consolidated financial statements.

                     In October 1998, the American Institute of Certified Public
                  Accountants issued Statement of Position No. 98-7, "Deposit
                  Accounting: Accounting for Insurance and Reinsurance Contracts That Do Not Transfer Insurance Risk." The adoption of this Statement, which is not required until 2000, is not expected to have a material effect on the Company's consolidated financial statements.

                     In 1998, the National Association of Insurance
                  Commissioners and the state of Pennsylvania (the state where Reliance Insurance Company is domiciled) adopted the Codification of Statutory Accounting Principles ("Codification"). The Codification, which is intended to standardize regulatory accounting and reporting for the insurance industry, is proposed to be effective January 1, 2001. The Company has not finalized the quantification of the effects of Codification on its statutory financial statements.

--------------------------------------------------------------------------------
Note 2            SALE OF SUBSIDIARIES

                  On February 27, 1998, the Company completed the sale of its title insurance operations to Lawyers Title Corporation, whose name was changed to LandAmerica Financial Group, Inc. ("LandAmerica") on that date. As consideration for the sale, the Company received $266,600,000 in cash, 4,039,473 shares of LandAmerica common stock and 2,200,000 shares of LandAmerica 7% cumulative convertible preferred stock having a stated value of $110,000,000 and which is initially convertible into 4,824,561 shares of LandAmerica common stock. Such shares of common stock and preferred stock are subject to various terms, conditions and restrictions with regard to sale, conversion and voting. The total sales proceeds were $662,100,000. The Company owns approximately 26% of LandAmerica's outstanding common stock and, on a diluted basis, 44% of LandAmerica's common stock, assuming the conversion of the preferred stock,

                RELIANCE GROUP HOLDINGS, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------

                  and has three representatives on its 14 member board of directors. Accordingly, the Company accounts for its investment in LandAmerica by the equity method of accounting for periods subsequent to the sale date. The transaction resulted in an after-tax gain of $242,900,000 of which $133,640,000 ($1.11 per diluted share) was recognized in 1998. The deferred gain of $109,300,000 will be recognized as the equity securities received from LandAmerica are sold. The deferred gain, exclusive of a related deferred tax amount, is included in "accounts payable and accrued expenses" in the accompanying consolidated balance sheet. See note 18 to the consolidated financial statements for business segment information regarding the title insurance operations.

                     The assets and liabilities of the title insurance
                  operations have been reclassified as a one line item "net assets of title insurance operations" in the accompanying consolidated balance sheet. Such net assets are comprised of the following:

                                                                 December 31              1997
----------------------------------------------------------------------------------------------
                  (In thousands)
                  Investments                                                         $462,345
                  Premiums and other receivables                                        37,132
                  Other assets                                                         152,831
                                                                                      --------
                                                                                       652,308
                                                                                      --------
                  Unpaid claims and related expenses                                   272,792
                  Other liabilities                                                     90,897
                                                                                      --------
                                                                                       363,689
                                                                                      --------
                  Net assets of title insurance operations                            $288,619
                                                                                      ========

                  The cash flows of the title insurance operations have likewise been reclassified in the accompanying consolidated statement of cash flows.

                    In addition, in the first quarter of 1998 the Company
                  sold a subsidiary, CSC of Washington D.C., Inc., which resulted in an after-tax gain of $1,345,000, net of tax expense of $1,833,000.

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

--------------------------------------------------------------------------------
Note 3            INVESTMENTS

                  Fixed maturities held for investment at December 31, 1998 consisted of:

                                                                                                         Gross             Gross
                                                                  Amortized            Market       Unrealized        Unrealized
                                                                       Cost             Value            Gains          Losses(1)
-----------------------------------------------------------------------------------------------------------------------------------
                  (In thousands)

                  Bonds and notes:
                    Public utilities                               $199,574          $211,261          $11,687      $          -
                    Foreign government                              123,615           136,020           12,405                 -
                    Corporate bonds and notes and other             151,724           161,093            9,471               102
                  Redeemable preferred stock                         64,935            69,805            4,870                 -
                                                                   -------------------------------------------------------------
                                                                   $539,848          $578,179          $38,433      $        102
                                                                   =============================================================

                  (1) The amortized cost and market value of fixed maturities held for investment which have unrealized losses were $2,741,000 and $2,639,000.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

                                  RELIANCE GROUP HOLDINGS, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                  Fixed maturities available for sale at December 31, 1998 consisted of:

                                                                                                         Gross             Gross
                                                                     Market         Amortized       Unrealized        Unrealized
                                                                      Value              Cost           Gains           Losses(1)
---------------------------------------------------------------------------------------------------------------------------------
                  (In thousands)
                  Bonds and notes:
                    United States government and
                     government agencies and authorities         $  552,547        $  545,482         $  7,328          $    263
                    States, municipalities and political
                     subdivisions                                   143,117           130,982           12,135                 -
                    Public utilities                                469,349           451,046           19,675             1,372
                    Corporate bonds and notes and other           1,230,535         1,233,211           34,747            37,423
                  Redeemable preferred stock                        343,316           326,288           23,388             6,360
                                                                ----------------------------------------------------------------
                                                                 $2,738,864        $2,687,009         $ 97,273           $45,418
                                                                ================================================================



                  (1) The amortized cost and market value of fixed maturities available for sale which have unrealized losses were $620,598,000 and $575,180,000.

                  Fixed maturities held for investment at December 31, 1997 consisted of:

                                                                                                         Gross             Gross
                                                                  Amortized            Market       Unrealized        Unrealized
                                                                       Cost             Value            Gains          Losses(1)
-----------------------------------------------------------------------------------------------------------------------------------
                  (In thousands)
                  Bonds and notes:
                    Public utilities                            $   249,202        $  257,434         $  8,238          $      6
                    Foreign government                              129,571           137,544            7,973                 -
                    Corporate bonds and notes and other             165,634           172,395            6,895               134
                  Redeemable preferred stock                         91,712            96,371            4,728                69
                                                                ----------------------------------------------------------------
                                                                $   636,119        $  663,744        $  27,834          $    209
                                                                ================================================================



                  (1) The amortized cost and market value of fixed maturities held for investment which have unrealized losses were $30,537,000 and $30,328,000.

                  Fixed maturities available for sale at December 31, 1997 consisted of:

                                                                                                         Gross             Gross
                                                                     Market         Amortized       Unrealized        Unrealized
                                                                      Value              Cost            Gains          Losses(1)
-----------------------------------------------------------------------------------------------------------------------------------
                  (In thousands)
                  Bonds and notes:
                    United States government and
                     government agencies and authorities       $    443,032       $   438,885         $  4,536          $    389
                    States, municipalities and political
                     subdivisions                                   139,473           130,922            8,551                 -
                    Public utilities                                351,680           340,477           11,367               164
                    Corporate bonds and notes and other             919,724           880,068           50,696            11,040
                  Redeemable preferred stock                        463,764           424,611           39,263               110
                                                                ----------------------------------------------------------------
                                                               $  2,317,673       $ 2,214,963         $114,413          $ 11,703
                                                                ================================================================

                  (1) The amortized cost and market value of fixed maturities available for sale which have unrealized losses were $335,885,000 and $324,182,000.

                                  RELIANCE GROUP HOLDINGS, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------
                  As of December 31, 1998, the contractual maturities of fixed maturity investments are as follows:

                                                                         Held for investment                Available for sale
                                                                  --------------------------------------------------------------
                                                                  Amortized            Market        Amortized            Market
                                                                       Cost             Value             Cost             Value
--------------------------------------------------------------------------------------------------------------------------------
                  (In thousands)
                  Due within one year                             $  18,820         $  19,034     $     51,276      $     51,567
                  Due after one year through five years             163,220           172,708          535,341           550,875
                  Due after five years through ten years            240,416           262,005          837,822           836,902
                  Due after ten years                               117,392           124,432        1,084,005         1,120,430
                                                                  --------------------------------------------------------------
                                                                    539,848           578,179        2,508,444         2,559,774
                  Government National Mortgage
                    Association (GNMA) securities                         -                 -          178,565           179,090
                                                                  --------------------------------------------------------------
                                                                   $539,848          $578,179       $2,687,009        $2,738,864
                                                                  ==============================================================

                  Net investment income consisted of:

                  Year Ended December 31                                                 1998             1997              1996
--------------------------------------------------------------------------------------------------------------------------------
                  (In thousands)
                  Investment income:
                    Fixed maturities                                                 $242,465      $   252,930      $    236,093
                    Equity securities                                                  18,229           11,510            12,990
                    Short-term investments                                             41,073           24,607            32,244
                    Other                                                               7,744           18,416            18,652
                                                                                     -------------------------------------------
                                                                                      309,511          307,463           299,979
                  Investment expenses                                                  (9,492)         (12,492)          (12,391)
                                                                                     -------------------------------------------
                                                                                     $300,019      $   294,971      $    287,588
                                                                                     ===========================================



                  Gain on sales of investments consisted of:

                  Year Ended December 31                                                 1998             1997              1996
------------------------------------------------------------------------------------------------------------------------------------
                  (In thousands)
                  Fixed maturities:
                    Realized gains                                                  $  61,794     $     31,171      $     15,302
                    Realized losses(1)                                                (46,482)         (26,828)          (18,022)
                                                                                     -------------------------------------------
                                                                                       15,312            4,343            (2,720)
                  Equity securities                                                   120,316           55,667            58,296
                  Real estate(2)                                                            -           16,955                 -
                  Other(3)                                                            (26,788)          (3,868)           (5,966)
                                                                                     -------------------------------------------
                                                                                     $108,840      $    73,097      $     49,610
                                                                                     ===========================================

                  (1)      Includes write-downs of $37,000,000, $18,100,000 and
                           $3,200,000 in 1998, 1997 and 1996, respectively,
                           related to securities not rated investment grade.
                  (2) Includes gains of $42,800,000 resulting from the sale of shopping centers located throughout the United States and an office building located in Glendale, California and a write-down of $25,900,000 related to undeveloped land.
                  (3)      Includes exchange losses of $16,600,000, $3,500,000
                           and $3,300,000 in 1998, 1997 and 1996, respectively,
                           related to certain foreign currency denominated investments and write-downs of $10,500,000 in 1998.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

                                  RELIANCE GROUP HOLDINGS, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                  Net unrealized appreciation (depreciation) on investments consisted of:

                  Year Ended December 31                                                 1998             1997              1996
---------------------------------------------------------------------------------------------------------------------------------
                  (In thousands)
                  Unrealized appreciation (depreciation):
                    Equity securities                                              $  159,059        $  51,945        $   15,939
                    Fixed maturities available for sale                               (50,855)          80,580           (38,441)
                                                                                   ----------------------------------------------
                                                                                      108,204          132,525           (22,502)
                  Deferred income tax (provision) benefit                             (37,871)         (46,025)            7,533
                  Net unrealized appreciation (depreciation) in
                    investments of title insurance operations                          (7,158)           3,511            (4,097)
                  Net unrealized appreciation (depreciation) in
                    investments of investee companies                                     503            3,284            (1,504)
                                                                                   ----------------------------------------------
                                                                                   $   63,678        $  93,295         $ (20,570)
                                                                                   ==============================================

                  Unrealized appreciation (depreciation) on
                    fixed maturities held for investment                          $    10,706        $  14,714         $ (18,907)
                                                                                   ==============================================

                  Net unrealized gain on investments consisted of:

                                                               December 31               1998             1997              1996
---------------------------------------------------------------------------------------------------------------------------------
                  (In thousands)
                  Equity securities:
                    Unrealized gains                                                $ 510,354       $  340,361         $ 293,269
                    Unrealized losses                                                 (18,797)          (7,863)          (12,716)
                                                                                   ----------------------------------------------
                                                                                      491,557          332,498           280,553
                                                                                   ----------------------------------------------
                  Fixed maturities available for sale:
                    Unrealized gains                                                   97,273          114,413            63,049
                    Unrealized losses                                                 (45,418)         (11,703)          (40,919)
                                                                                   ----------------------------------------------
                                                                                       51,855          102,710            22,130
                                                                                   ----------------------------------------------
                                                                                      543,412          435,208           302,683
                  Deferred income tax provision                                      (190,195)        (152,324)         (106,299)
                  Net unrealized gain in investments of
                    title insurance operations                                              -            7,158             3,647
                  Net unrealized gain (loss) in investments of
                    investee companies                                                  2,542            2,039            (1,245)
                                                                                   ----------------------------------------------
                                                                                    $ 355,759       $  292,081         $ 198,786
                                                                                   ==============================================

                  Fixed maturity investments carried at $506,800,000 at December 31, 1998 were on deposit under requirements of regulatory authorities, including deposits related to workers' compensation reinsurance pools.

                     Investments in a single issuer, other than obligations of
                  the United States government, whose aggregate carrying value is in excess of 10% of the Company's shareholders' equity at December 31, 1998 is comprised of the equity securities of Symbol Technologies, Inc. with a carrying and market value of $514,800,000.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

                                  RELIANCE GROUP HOLDINGS, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

Note 4            INVESTMENT IN INVESTEE COMPANIES

                  The Company's investment in investee companies is as follows:

                                                                                  December 31             1998              1997
--------------------------------------------------------------------------------------------------------------------------------
                  (In thousands)

                  LandAmerica Financial Group, Inc.                                                   $415,654         $       -
                  Zenith National Insurance Corp.                                                      166,014           166,673
                                                                                                      --------------------------
                                                                                                      $581,668         $ 166,673
                                                                                                      ==========================

                  The Company's equity in investee companies is as follows:

                  Year Ended December 31                                                1998             1997              1996
--------------------------------------------------------------------------------------------------------------------------------
                  (In thousands)
                  LandAmerica Financial Group, Inc.(1)                                $15,594        $       -      $          -
                  Zenith National Insurance Corp.                                       6,406            7,675             8,908
                                                                                      ------------------------------------------
                                                                                      $22,000      $     7,675    $        8,908
                                                                                      ==========================================

                  (1) The equity in investee company for 1998 includes equity earnings for the ten month period ending December 31, 1998.

                  Common stock dividends received by the Company from LandAmerica Financial Group, Inc. were $808,000 for the year ended December 31, 1998. Dividends received by the Company from Zenith National Insurance Corp. were $6,574,000 for each of the years ended December 31, 1998, 1997 and 1996.

                  Summarized financial information for LandAmerica Financial Group, Inc. is as follows:

                  Year Ended December 31                                                                                    1998
--------------------------------------------------------------------------------------------------------------------------------
                  (In thousands, except per share amount)

                  Revenues                                                                                            $1,848,870
                  Income before income taxes                                                                             146,302
                  Net income                                                                                              93,028
                  Net income per diluted share                                                                              5.05


                                                                                  December 31                               1998
---------------------------------------------------------------------------------------------------------------------------------
                  (In thousands, except percentage of ownership)

                  Total assets                                                                                        $1,692,358
                  Long-term debt                                                                                         207,792
                  Shareholders' equity                                                                                   771,189
                  Percentage of ownership                                                                                  26.4%


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

                                  RELIANCE GROUP HOLDINGS, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                  Summarized financial information for Zenith National Insurance Corp. is as follows:

                  Year Ended December 31                                                 1998             1997              1996
--------------------------------------------------------------------------------------------------------------------------------
                  (In thousands, except per share amounts)

                  Revenues                                                           $639,760        $600,480          $556,371
                  Income before income taxes                                           33,117          43,478            57,117
                  Net income                                                           21,600          28,100            37,600
                  Net income per diluted share                                           1.26            1.57              2.12


                                                                                  December 31             1998              1997
--------------------------------------------------------------------------------------------------------------------------------
                  (In thousands, except percentage of ownership)

                  Total assets                                                                      $1,972,773       $ 1,252,156
                  Senior notes                                                                          74,596            74,474
                  Common shareholders' equity                                                          349,452           361,866
                  Percentage of ownership                                                                38.3%             36.9%


                  The Company's equity in net income includes amortization of excess of cost over fair value of net assets acquired. At December 31, 1998, retained earnings included undistributed net income of $14,786,000 and $31,079,000 from LandAmerica Financial Group, Inc. and Zenith National Insurance Corp., respectively.

--------------------------------------------------------------------------------
Note 5            PREMIUMS AND OTHER RECEIVABLES

                  Premiums and other receivables consisted of:

                                                                                  December 31             1998              1997
--------------------------------------------------------------------------------------------------------------------------------
                  (In thousands)

                  Premiums receivable                                                               $1,513,536        $1,284,034
                  Investment income receivable                                                          67,322            47,868
                  Accounts, notes and other receivables                                                127,903           128,524
                                                                                                    ----------------------------
                                                                                                    $1,708,761        $1,460,426
                                                                                                    ============================


                  At December 31, 1998, substantially all receivables were due within one year.

--------------------------------------------------------------------------------
Note 6            INCOME TAXES

                  Provision for income taxes consisted of:

                  Year Ended December 31                                                 1998             1997              1996
-----------------------------------------------------------------------------------------------------------------------------------
                  (In thousands)
                  Current:

                    Federal                                                          $127,676          $65,744           $(5,913)
                    Foreign                                                            (2,773)           8,327             7,888
                                                                                     --------------------------------------------
                                                                                      124,903           74,071             1,975
                  Deferred:

                    Federal                                                             3,926            1,129             5,725
                    Foreign                                                             4,771                -                 -
                                                                                     --------------------------------------------
                                                                                     $133,600          $75,200            $7,700
                                                                                     ============================================


                  Domestic and foreign income before income taxes and equity in investee companies is as follows:

                  Year Ended December 31                                                1998             1997              1996
-----------------------------------------------------------------------------------------------------------------------------------
                  (In thousands)
                  Domestic                                                           $421,177     $    218,230     $      24,462
                  Foreign                                                              24,638           23,791            22,537
                                                                                     --------------------------------------------
                                                                                     $445,815     $    242,021     $      46,999
                                                                                     ============================================


                                  RELIANCE GROUP HOLDINGS, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

                  The reconciliation of taxes computed at the statutory rate of 35% to the provision for income taxes is as follows:


                  Year Ended December 31                                                 1998             1997              1996
---------------------------------------------------------------------------------------------------------------------------------
                  (In thousands)
                  Tax provision at statutory rate                                    $156,035        $   84,707        $  16,450
                  Nontaxable investment income                                        (16,161)         (15,228)          (14,403)
                  Amortization of excess of cost over fair
                    value of net assets acquired                                        2,905            3,150             3,150
                  Sale of subsidiaries                                                 (6,767)               -                 -
                  Other                                                                (2,412)           2,571             2,503
                                                                                     -------------------------------------------
                  Provision for income taxes                                         $133,600        $  75,200         $   7,700
                                                                                     ===========================================

                  The tax effects of items comprising the Company's net deferred tax (liability) asset are as follows:

                                                                                  December 31             1998              1997
---------------------------------------------------------------------------------------------------------------------------------
                  (In thousands)
                  Deferred tax assets:
                    Discounting of loss reserves                                                      $170,757          $192,939
                    Unearned premium reserve                                                            62,438            52,067
                    Accruals not currently deductible                                                   47,252            42,142
                    Deferred gain on sale of subsidiary                                                 49,657                 -
                    Other                                                                               71,328           102,174
                                                                                                      --------------------------
                                                                                                       401,432           389,322
                  Deferred tax liabilities:
                    Deferred policy acquisition costs                                                   99,541            87,000
                    Unrealized investment gains                                                        190,193           152,324
                    Investment in investee companies                                                    23,497            23,728
                    Other                                                                              101,436            75,386
                                                                                                      --------------------------
                                                                                                       (13,235)           50,884
                  Valuation allowance                                                                   (8,695)          (10,672)
                                                                                                      --------------------------
                  Net deferred tax (liability) asset                                                  $(21,930)         $ 40,212
                                                                                                      ==========================



                  As a result of the sale of Prometheus, the Company's valuation allowance was decreased, in 1997, by $158,543,000 relating to deferred tax assets for which it was likely that tax benefits would not be realized. For the year ended December 31, 1996, the Company's valuation allowance and income tax provision were increased by $2,400,000 relating primarily to deferred tax assets for which it is likely that tax benefits will not be realized.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

                                  RELIANCE GROUP HOLDINGS, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

Note 7            UNPAID CLAIMS AND RELATED EXPENSES

                  The reconciliation of the beginning to ending liability for unpaid claims and related expenses ("loss reserves") for the Company's property and casualty insurance operations is as follows:


                                                               December 31               1998             1997              1996
--------------------------------------------------------------------------------------------------------------------------------
                  (In thousands)
                  Loss reserves, beginning of year                                 $6,559,508       $6,048,240        $5,695,678
                    Less reinsurance recoverables                                   3,317,190        2,736,634         2,516,243
                                                                                   ---------------------------------------------
                  Net loss reserves, beginning of year                              3,242,318        3,311,606         3,179,435
                                                                                   ---------------------------------------------
                  Provision for policy claims and related expenses:
                    Provision for insured events of the current year                1,549,907        1,299,066         1,211,672
                    Increase (decrease) in provision for insured
                      events of prior years                                           (32,959)         (35,980)          138,665
                                                                                   ---------------------------------------------
                      Total provision                                               1,516,948        1,263,086         1,350,337
                                                                                   ---------------------------------------------
                  Payments for policy claims and related expenses:
                    Attributable to insured events of the current year                490,146          367,763           298,838
                    Attributable to insured events of prior years                   1,046,583          963,135           926,996
                                                                                   ---------------------------------------------
                      Total payments                                                1,536,729        1,330,898         1,225,834
                                                                                   ---------------------------------------------
                  Foreign currency translation                                         (2,491)          (1,476)            7,668
                                                                                   ---------------------------------------------
                  Net loss reserves, end of year                                    3,220,046        3,242,318         3,311,606
                    Plus reinsurance recoverables                                   3,953,840        3,317,190         2,736,634
                                                                                   ---------------------------------------------
                  Loss reserves, end of year                                       $7,173,886       $6,559,508        $6,048,240
                                                                                   =============================================



                  The provision for policy claims and related expenses for 1998 and 1997 includes favorable development in workers' compensation partially offset by adverse development in the commercial automobile line. The redundancy in workers' compensation is due, in part, to favorable development in retrospectively rated policies, which was more than offset by a corresponding reduction in premiums earned. The 1998 redundancy also includes favorable development in general liability and multiple peril lines of business and adverse development in ocean marine line of business. The provision for insured events of prior years for 1996 included adverse development related to asbestos-related and environmental pollution claims, which primarily affected general liability, multiple peril and reinsurance lines of business, and included a pretax charge of $134,000,000 to increase net loss reserves for asbestos-related and environmental pollution claims for business written in or before 1987. The 1996 provision also included adverse development in the commercial automobile line, offset by favorable development in workers' compensation.

                     At December 31, 1998 and 1997, loss reserves include
                  $357,800,000 and $380,900,000 relating to short-duration contracts which are expected to have fixed, periodic payment patterns and have been discounted to present values using statutory annual rates ranging from 3 1/2% to 6%.

                                  RELIANCE GROUP HOLDINGS, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

                  The reconciliation of the beginning to ending net loss reserves for business written in or before 1987 pertaining to asbestos-related and environmental pollution claims is as follows:


                                                               December 31               1998             1997              1996
---------------------------------------------------------------------------------------------------------------------------------
                  (In thousands)
                  Net loss reserves, beginning of year                               $192,933         $213,047          $101,008
                  Provision for policy claims and related expenses                          -                -           135,801
                  Payments for policy claims and related expenses                     (18,168)         (20,114)          (23,762)
                                                                                     --------------------------------------------
                  Net loss reserves, end of year                                     $174,765         $192,933          $213,047
                                                                                     ============================================

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

                     Included in the December 31, 1998 net loss reserves for
                  business written in or before 1987 pertaining to asbestos-related and environmental pollution claims are $60,553,000 of loss costs for claims incurred but not reported, $43,902,000 of loss costs for reported claims and $70,310,000 of related expenses.

                  For business written in or before 1987, the number of insureds with asbestos-related and environmental pollution claims outstanding is as follows:

                                                               December 31                                1998              1997
---------------------------------------------------------------------------------------------------------------------------------
                  Number of insureds with outstanding claims, beginning of year                            345               402
                  Additional insureds with claims during the year                                          183               168
                  Insureds with closed or settled claims during the year                                  (222)             (225)
                                                                                                          -----------------------
                  Number of insureds with outstanding claims, end of year                                  306               345
                                                                                                          =======================

                  For business written in or before 1987, the average net paid loss for asbestos-related and environmental pollution claims was $23,500 and $44,200 for the years 1998 and 1997, respectively.

                  On February 26, 1999, the Company received a preliminary decision in an initial phase of an alternative dispute resolution trial of certain contested issues between an asbestos producer and certain of its liability insurance carriers, including the Company. See note 15 for further information.

                     The Company currently underwrites policies with
                  environmental coverage, primarily on a claims made basis, and underwrites policies covering asbestos removal. The net loss reserves for these policies as of December 31, 1998, 1997 and 1996 were $33,713,000, $27,433,000 and $29,388,000, respectively. The provisions for these policy claims and related expenses for the years 1998, 1997 and 1996 were $24,144,000, $7,094,000 and $12,051,000, respectively, and related payments were $17,864,000, $9,049,000 and $7,211,000, respectively. Included in the December 31, 1998 net loss reserves for these policies are $14,022,000 of loss costs for claims incurred but not reported, $14,108,000 of loss costs for reported claims and $5,583,000 of related expenses. The number of direct insureds with outstanding claims related to these policies as of December 31, 1998 and 1997 were 385 and
                  381. Additional direct insureds with claims reported during the years 1998 and 1997 were 168 and 180, and claims closed or settled during 1998 and 1997 were 164 and 107. The average net paid loss for these claims was $82,100 and $64,200 for the years 1998 and 1997.


                                       51

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

                                  RELIANCE GROUP HOLDINGS, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

Note 8            DEBENTURES, NOTES, TERM LOANS AND SHORT-TERM DEBT

                  Debentures and notes outstanding are as follows:


                                                                                  December 31           1998              1997
--------------------------------------------------------------------------------------------------------------------------------
                  (Dollars in thousands)
                  9% senior notes due 2000                                                           $ 291,710          $400,000
                  9 3/4% senior subordinated debentures due 2003                                       171,770           250,000
                                                                                                     ---------------------------
                                                                                                      $463,480          $650,000
                                                                                                     ============================

                  During 1998, the Company purchased $186,520,000 of its outstanding senior notes and senior subordinated debentures utilizing dividends received from Reliance Insurance Company. These purchases resulted in an after-tax extraordinary charge of $7,766,000 net of a $4,181,000 tax benefit.

                     At December 31, 1998, term loans and short-term debt
                  aggregated $256,763,000 and consisted of $253,763,000 of term loans which are payable in varying amounts through 2015 with interest rates ranging from 3.0% to 9.0% and $3,000,000 of short-term debt. The weighted average interest rate on term loans and short-term debt was 5.7% and 6.2% at December 31, 1998 and 1997.

                     Maturities of term loans and short-term debt for each of
                  the next five years are as follows: $56,279,000 in 1999; $173,697,000 in 2000; $1,897,000 in 2001; $67,000 in 2002 and
                  $67,000 in 2003. In addition, $291,710,000 of senior notes mature in the year 2000 and $171,770,000 of senior subordinated debentures mature in 2003.

                     Reliance Financial Services Corporation ("Reliance
                  Financial") has a revolving credit facility and term loan agreement with various banks ("Credit Facility"). The revolving credit facility provides for aggregate maximum outstanding borrowings of $100,000,000. At Reliance Financial's option, all borrowings under the revolving credit facility will bear interest at a floating rate based on a bank reference rate (or, if higher, the Federal Funds rate plus 1/2%) or at a rate based on the Eurodollar rate. At December 31, 1998, borrowings aggregating $38,000,000 were outstanding under this facility. All of the common stock of Reliance Insurance Company has been pledged to secure the Credit Facility.

                     The provisions of certain notes and debentures contain
                  limitations on the payment of dividends, including maintaining a minimum fixed charge coverage ratio. At February 8, 1999, the Company could pay up to $84,200,000 in dividends without violating the most restrictive provisions. See note 10 to the consolidated financial statements.

-------------------------------------------------------------------------------
Note 9            REINSURANCE

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

                     Amounts recoverable from reinsurers are estimated in a
                  manner consistent with the liability for unpaid claims and related expenses associated with the reinsurance. Estimated amounts of reinsurance recoverables are reported as assets in the accompanying consolidated balance sheet. As of December 31, 1998 and 1997, reinsurance recoverables include $838,397,000 and $719,784,000 of prepaid reinsurance premiums which represents the portion of property and casualty premiums ceded to reinsurers applicable to unearned premiums.

                                  RELIANCE GROUP HOLDINGS, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------


                  The reconciliation of property and casualty insurance direct premiums to net premiums is as follows:

                  Year Ended December 31                1998                          1997                        1996
--------------------------------------------------------------------------------------------------------------------------------
                                               Premiums      Premiums       Premiums       Premiums      Premiums       Premiums
                                                Written        Earned        Written         Earned       Written         Earned
--------------------------------------------------------------------------------------------------------------------------------
                  (In thousands)
                  Direct                   $  4,018,450  $  3,743,993   $  3,428,059    $ 3,232,403  $  3,070,944   $  2,894,096
                  Assumed                       849,966       875,482        494,140        447,924       329,318        356,489
                  Ceded                      (2,430,106)   (2,315,195)    (1,856,352)    (1,733,311)   (1,554,063)    (1,449,731)
                                           --------------------------------------------------------------------------------------
                  Net premiums             $  2,438,310   $ 2,304,280   $  2,065,847    $ 1,947,016   $ 1,846,199    $ 1,800,854
                                           ======================================================================================

                  The reconciliation of property and casualty insurance gross policy claims and settlement expenses to net policy claims and settlement expenses is as follows:


                  Year Ended December 31                                                       1998          1997           1996
---------------------------------------------------------------------------------------------------------------------------------
                  (In thousands)

                  Gross                                                                 $ 3,100,093   $ 2,540,603    $ 2,209,303
                  Reinsurance recoveries                                                 (1,583,145)   (1,277,517)      (858,966)
                                                                                        -----------------------------------------
                  Net policy claims and settlement expenses                             $ 1,516,948   $ 1,263,086    $ 1,350,337
                                                                                        =========================================

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

                  Reliance Insurance Company's ten largest reinsurers, based on 1998 ceded premiums, are as follows:

--------------------------------------------------------------------------------------
                  (In thousands)
                  American Re-Insurance Company                            $   239,911
                  Lincoln National Life Insurance Company                      114,619
                  Swiss Reinsurance America Corporation                        100,368
                  Commercial Risk Re-Insurance Company                          91,525
                  Connecticut General Life Insurance Company                    70,986
                  Employers Reinsurance Corporation                             67,181
                  Phoenix Home Life Mutual Insurance Company                    65,813
                  Kemper Reinsurance Company                                    61,098
                  Hertz International Reinsurance Ltd.                          59,130
                  General Reinsurance Corporation                               56,329


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

                                  RELIANCE GROUP HOLDINGS, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

Note 10           DIVIDENDS OF SUBSIDIARIES

                  The Company's principal sources of funds consist of dividends, advances and net tax payments from its subsidiaries. The Credit Facility of Reliance Financial requires, among other things, a minimum net worth requirement and a limitation of indebtedness. At February 8, 1999, Reliance Financial could pay up to $785,500,000 in cash dividends without violating the most restrictive provisions. Dividend payments by Reliance Insurance Company, without prior regulatory approval, are limited to the greater of 10% of the preceding year-end policyholders' surplus or the preceding year's statutory net income, but in no event to exceed the amount of unassigned funds. In accordance with these regulatory restrictions, $585,300,000 is available for the payment of dividends to Reliance Financial in 1999, subject to the broad discretionary powers of insurance regulatory authorities to further limit dividend payments of insurance companies. In 1998, Reliance Insurance Company paid a special dividend in the amount of $135,000,000 which was used by the Company to purchase a portion of its outstanding debt.

--------------------------------------------------------------------------------
Note 11           STOCK PLANS

                  Stock Options

                  The Company's stock option plans (the "Plans") provide for the granting of incentive stock options and nonstatutory stock options to officers, non-employee directors and key employees of the Company. Under the terms of the Plans, options have a maximum term of 10 years from the date of grant. At December 31, 1998, there were 6,502,000 options available for future grants.

                  A summary of the Plans' activity is as follows:

                  Year Ended December 31                1998                          1997                        1996
------------------------------------------------------------------------------------------------------------------------------------
                                                               Weighted                        Weighted                     Weighted
                                              Number of         Average      Number of          Average   Number of          Average
                                                 Shares  Exercise Price         Shares   Exercise Price      Shares   Exercise Price
------------------------------------------------------------------------------------------------------------------------------------
                  (Shares in thousands)
                  Balance, beginning
                    of year                      14,667        $ 7.87         10,905         $ 5.40         8,462        $  4.48
                  Granted                         9,159         15.14          4,460          13.40         2,839           8.03
                  Exercised                       1,219          4.62            573           4.28           292           4.21
                  Cancelled                         229          9.54            125           6.71           104           5.52
                                               ---------------------------------------------------------------------------------
                  Balance, end of year           22,378        $11.00         14,667         $ 7.87        10,905        $  5.40
                                               =================================================================================

                  Exercisable portion             6,425        $ 4.90          6,187         $ 4.19         6,196        $  4.04
                                               =================================================================================
                  Weighted average fair
                    value of options granted
                    during the year                            $ 5.36                        $ 4.53                      $  2.08
                                                               ======                        ======                      =======


                  Summarized information about stock options outstanding at December 31, 1998 is as follows:


                                                                  Options Outstanding                    Options Exercisable
----------------------------------------------------------------------------------------------------------------------------------
                                                      Number of  Weighted Average        Weighted       Number of          Weighted
                  Range of                               Shares         Remaining         Average          Shares           Average
                  Exercise Prices                   Outstanding  Contractual Life  Exercise Price     Exercisable    Exercise Price
----------------------------------------------------------------------------------------------------------------------------------
                  (Shares in thousands)
                  $ 3.825 to $5.75                        4,636        3.49 years       $ 3.96           4,510             $ 3.92
                  $ 5.875 to $8.75                        4,209        6.93               7.26           1,765               6.72
                  $  11.00 to $14.375                     8,116        9.20              13.24             150              12.69
                  $15.625 to $18.00                       5,417        9.52              16.59               -                  -
                                                         ------------------------------------------------------------------------
                  $  3.825 to $18.00                     22,378        7.77 years      $11.00           6,425             $ 4.90
                                                         ========================================================================

                                  RELIANCE GROUP HOLDINGS, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

                  Employee Stock Purchase Plan

                  In 1997, the Company initiated an Employee Stock Purchase Plan ("ESPP") which enables eligible employees of the Company to subscribe for shares of common stock on an annual offering date at a purchase price which is the lesser of 85% of the fair market value of the shares on the first day or the last day of the annual period. Employee contributions to the ESPP were $2,956,000 and $2,388,000 in 1998 and 1997, respectively.
                  Pursuant to the ESPP, 270,000 and 237,000 shares were sold to employees in January 1999 and 1998 and 10,000,000 shares are available for future sales.

                     The Company has elected to follow Accounting Principles
                  Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB 25") in accounting for its Plans and ESPP. In applying APB 25 no compensation cost has been recognized.

                     Pro forma information regarding net income and diluted net income per share has been determined as if the Company had accounted for the Plans and ESPP under the fair value based method. The fair value of stock options granted under the Company's Plans was estimated on the grant dates using the Black-Scholes option-pricing model. The following weighted average assumptions were used for grants in 1998, 1997 and 1996, respectively: dividend yields of 2.1%, 2.4% and 4.0%, expected volatility of 33.2%, 30.2% and 27.3%, risk-free interest rates of 5.2%, 6.1% and 6.4% and an expected life of 7 years for all three years. The fair value of the shares purchased under the ESPP was calculated as if the shares were "look back options."

                  Pro forma information regarding net income and diluted net income per share is as follows:


                  Year Ended December 31                                                 1998             1997              1996
--------------------------------------------------------------------------------------------------------------------------------
                  (In thousands, except per share amounts)

                  Net income                         as reported                     $326,449       $  229,419       $    48,207
                                                     pro forma                        316,507          226,814            47,724
                  Diluted net income per share       as reported                         2.72            1.94                .41
                                                     pro forma                           2.64            1.92                .41


--------------------------------------------------------------------------------------------------------------------------------
Note 12           POLICY ACQUISITION COSTS AND OTHER INSURANCE EXPENSES
                     Year Ended December 31                                              1998             1997              1996
--------------------------------------------------------------------------------------------------------------------------------
                  (In thousands)

                  Policy acquisition costs amortized during the year                 $578,529      $   487,432        $  414,636
                                                                                     -------------------------------------------
                  Other insurance expenses:

                    Salaries and commissions                                          214,929          696,747           630,777
                    Taxes, other than income taxes                                     23,635           38,689            41,564
                    Rent                                                               32,124           61,001            61,305
                    Policyholders' dividends                                            5,939            4,224             3,158
                    Other                                                             103,154          208,890           175,866
                                                                                     -------------------------------------------
                                                                                      379,781        1,009,551           912,670
                                                                                     -------------------------------------------
                                                                                     $958,310       $1,496,983        $1,327,306
                                                                                     ===========================================

                  For the years ended December 31, 1998, 1997 and 1996, other insurance expenses include $126,800,000, $789,900,000 and $711,200,000 related to the Company's title insurance operations which were sold on February 27, 1998.

--------------------------------------------------------------------------------
Note 13           POSTRETIREMENT BENEFIT PLANS

                  Retirement benefits under the Company's noncontributory trusteed defined benefit pension plans are paid to eligible employees based primarily on years of service and compensation. Plan assets principally consist of corporate and government debt securities and 1,116,200 shares of the Company's common stock.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

                                  RELIANCE GROUP HOLDINGS, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

                  The reconciliation of the beginning to ending projected benefit obligation is as follows:

                                                                                  December 31             1998              1997
--------------------------------------------------------------------------------------------------------------------------------
                  (In thousands)
                  Projected benefit obligation, beginning of year                                     $196,717          $167,523
                  Service cost                                                                           9,687             6,784
                  Interest cost                                                                         14,155            12,743
                  Actuarial loss                                                                        11,629            17,193
                  Benefits paid                                                                         (7,694)           (7,526)
                                                                                                      ---------------------------
                  Projected benefit obligation, end of year                                           $224,494          $196,717
                                                                                                      ===========================

                  The reconciliation of the beginning to ending fair value of plan assets is as follows:

                                                                                  December 31             1998              1997
-----------------------------------------------------------------------------------------------------------------------------------
                  (In thousands)
                  Fair value of plan assets, beginning of year                                       $ 167,698          $150,640
                  Actual return on plan assets                                                           2,087            23,487
                  Employer contributions                                                                16,030             1,097
                  Benefits paid                                                                         (7,694)           (7,526)
                                                                                                      ---------------------------
                  Fair value of plan assets, end of year                                             $ 178,121         $ 167,698
                                                                                                      ===========================

                  The funded status of the plans includes the following components:


                                                                                  December 31             1998              1997
---------------------------------------------------------------------------------------------------------------------------------
                  (In thousands)

                  Funded status-projected benefit obligation
                    in excess of fair value of plan assets                                           $  46,373           $29,019
                  Unrecognized net actuarial loss                                                      (49,496)          (23,942)
                  Unrecognized prior service cost                                                        3,439             4,043
                  Unrecognized transition asset                                                          2,897             4,207
                                                                                                      ---------------------------
                  Accrued pension cost                                                                $  3,213           $13,327
                                                                                                      ===========================


                  Pension cost includes the following components(1):

                  Year Ended December 31                                                 1998             1997              1996
----------------------------------------------------------------------------------------------------------------------------------
                  (In thousands)

                  Service cost                                                      $   9,687       $    6,784        $    7,201
                  Interest cost                                                        14,155           12,743            12,273
                  Expected return on plan assets                                      (16,561)         (14,679)          (14,491)
                  Amortization of prior service cost                                     (606)            (606)             (606)
                  Amortization of net loss                                                551                -               358
                  Amortization of transition asset                                     (1,310)          (1,310)           (1,310)
                                                                                    ---------------------------------------------
                  Net periodic benefit cost                                         $   5,916       $    2,932        $    3,425
                                                                                    =============================================

                  (1) Excludes pension cost for the Company's then owned title insurance operations which was $2,852,000 and $2,850,000 for 1997 and 1996.

                  The assumptions used to measure the projected benefit obligation at December 31, 1998 and 1997 include a discount rate of 7.0% and 7.25% and a weighted average rate of compensation increase of 5.2% for both 1998 and 1997. The expected long-term investment rate of return on plan assets for the years ended December 31, 1998 and 1997 was 10.0%.

                     Contributions under the Company's defined contribution
                  plans were $4,936,000, $7,778,000 and $6,102,000 in 1998,
                  1997 and 1996, respectively, and were based on a formula specified in the plan agreements.

                                  RELIANCE GROUP HOLDINGS, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Note 14              STATUTORY INFORMATION

                  Statutory net income for the years ended December 31, 1998, 1997 and 1996 was $649,222,000, $95,111,000 and $121,665,000.

                     Statutory policyholders' surplus at December 31, 1998 and
                  1997 was $1,747,425,000 and $1,302,490,000 which reflects a reduction in statutory loss reserves of $61,200,000 and $79,400,000, respectively, representing discounts of workers' compensation reserves in excess of GAAP discounts.

--------------------------------------------------------------------------------
Note 15           CONTINGENCIES AND COMMITMENTS

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

                     (a) The Company is seeking a redetermination in the U.S.
                  Tax Court of an asserted tax deficiency for the year ended December 31, 1980, as set forth by the Commissioner of Internal Revenue in a Notice of Deficiency dated June 27, 1994. The Company intends to pursue the action vigorously. The IRS seeks to disallow investment tax credits of approximately $36,500,000 with respect to intermodal cargo containers leased to others by a former subsidiary of the Company. The Company estimates that, if the IRS were to prevail, the deficiency would result in an increase in tax of approximately $31,000,000 for 1980, plus interest at the statutorily prescribed rates for the periods since that year. In 1995, the U.S. Tax Court handed down a decision in Norfolk Southern Corp. v. Commissioner, a case involving a taxpayer, which, like the Company, had claimed investment tax credits in connection with the leasing of intermodal cargo containers. In the decision, the Tax Court articulated a standard different from that proposed by the IRS, which, if applied to the Company, would result in the disallowance of a substantial percentage (although significantly less than that sought by the IRS) of the investment tax credits claimed by the Company. The Company believes that it has appropriately provided for this matter in light of its exposure in the event a standard such as the one articulated in Norfolk Southern is applied to the Company's facts and circumstances. The Company does not believe that it is probable that its liability, if any, in respect of this matter will have a material adverse effect on the Company's financial position, although there is no assurance that the disposition of this matter will not materially affect the Company's results of operations for any period.

                     (b) Employers who purportedly purchased workers'
                  compensation insurance policies on a retrospectively rated or other loss-sensitive basis have brought several putative class actions against, among others, individual insurance companies ranging in number from approximately 50 to approximately 270, including Reliance Insurance Company and several of its subsidiaries. The plaintiffs in the actions assert that, from as early as January 1, 1985 through the present, they and the members of the putative classes they purport to represent were overcharged for such insurance covering workers' compensation risks in the states in which the actions have been brought. In each of the cases, the plaintiffs, on behalf of themselves and the putative class members, seek unspecified monetary damages, with interest and attorneys' fees, against all defendants jointly and severally, and injunctive and other equitable relief.

                     Such actions in which the Company is a defendant have been brought in Georgia, Tennessee, Florida, New Jersey, Pennsylvania, Illinois, Missouri, California, Alabama, Michigan, New York, and Kentucky. In addition to these putative class actions, approximately 85 employers, individually and not as a class, have brought an action in Arizona asserting overcharge claims against approximately 65 defendants, including the Company.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

                                  RELIANCE GROUP HOLDINGS, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

                  The Company is also a defendant in a putative class action commenced in federal court in Texas against approximately 150 individual insurance companies, in which the plaintiffs claim that the defendants violated the federal RICO statute by allegedly overcharging employers from 1988 to 1999 for retrospectively rated workers' compensation insurance policies covering risks in 44 states and the District of Columbia. The plaintiffs, on behalf of themselves and the putative class of employers, seek unspecified monetary damages, with interest and attorneys' fees, against all defendants jointly and severally.

                     The foregoing actions are in their early stages and there
                  have been no rulings on any motions by the plaintiffs for certification of the putative classes they purport to represent. The Company has denied or intends to deny the material allegations in each of the lawsuits and intends to contest each action vigorously. The Company does not believe that it is probable that its aggregate liability, if any, in respect of these actions will have a material adverse effect on the Company's financial position, although there is no assurance that the disposition of the actions will not materially affect the Company's results of operations for any period.

                     (c) On February 26, 1999, the Company received a
                  preliminary decision in an initial phase of an alternative dispute resolution trial of certain contested issues between an asbestos producer and certain of its liability insurance carriers, including the Company.

                     At issue in this proceeding, among other things, is the
                  amount of remaining insurance coverage, if any, under primary policies written by a predecessor of the Company during the years 1942 to 1951, applicable to asbestos related bodily injury claims against the producer. Those policies are treated as having separate coverage limits for bodily injury claims resulting from the producer's products and those resulting from its operations. Since 1970, the producer's insurers, including the Company, have treated all such claims as coming within the products coverage and on that basis the Company exhausted the coverage limits of its policies in 1987.

                     In 1996, pursuant to a 1985 settlement agreement between
                  certain asbestos producers and certain of their insurers, the producer instituted alternative dispute resolution proceedings against various of its insurers, including the Company. The proceedings sought to re-allocate a substantial percentage of claims to operations coverage, which had not been previously exhausted. In the preliminary decision, which is subject to appeal, the trial judge did not decide the issue of the allocation of pending and future claims or direct the payment of any amount by the Company to the producer. He did, however, reject the Company's position as to re-allocation of past claims and ruled, based on statistical data, that a substantial percentage of claims paid through September 1996 should have been classified as operations claims.

                     Given the preliminary and partial nature of the decision
                  and the absence of reliable data regarding the amount of claims attributable to the Company's early coverage period, the Company is unable to determine the amount that it may be required to pay. Further trial phases may be required to determine the financial implications of the preliminary decision.

                     If not overturned on appeal, an effect of the decision
                  would be to make available for the payment of asbestos related bodily injury claims, up to an additional $44,000,000 in liability coverage, plus associated defense and loss adjustment expenses, under the Company's policies.

                     The Company believes that the decision incorrectly rejects its position and is based on flawed statistical data. The Company intends to appeal. The Company does not believe that it is probable that its liability, if any, in respect of this matter will have a material adverse effect on the Company's financial position, although there is no assurance that the disposition of this matter will not materially affect the Company's results of operations for any period.

                                  RELIANCE GROUP HOLDINGS, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

                  Lease Commitments

                  The Company and its subsidiaries lease certain office facilities and equipment under lease agreements that expire at various dates through 2012. Rent expense for the years ended December 31, 1998, 1997 and 1996 was $80,800,000, $100,900,000
                  and $97,300,000, respectively.

                  At December 31, 1998, future net minimum rental payments required under noncancelable leases are as follows:

--------------------------------------------------------------------------------
                  (In thousands)

                  1999                                                  $ 56,017
                  2000                                                    53,087
                  2001                                                    50,728
                  2002                                                    35,554
                  2003                                                    28,584
                  2004 and thereafter                                    126,353
                                                                        --------
                                                                        $350,323
                                                                        ========

--------------------------------------------------------------------------------
Note 16           PER SHARE INFORMATION

                  The basic and diluted per share reconciliations of income from continuing operations to net income is as follows:

                  Year Ended December 31                                                 1998             1997              1996
--------------------------------------------------------------------------------------------------------------------------------
                  Basic income per share:
                  Income from continuing operations                                     $2.89            $1.52              $.42
                  Gain on disposal of discontinued operation                                -              .60                 -
                  Litigation settlement of discontinued operation                           -             (.06)                -
                                                                                        ----------------------------------------
                  Income before extraordinary item and cumulative
                    effect of accounting change                                          2.89             2.06               .42
                  Extraordinary item-early extinguishment of debt                        (.07)               -                 -
                  Cumulative effect of change in accounting for process
                    reengineering costs                                                     -             (.06)                -
                                                                                        ----------------------------------------
                  Net income                                                            $2.82            $2.00              $.42
                                                                                        ========================================
                  Diluted income per share:
                  Income from continuing operations                                     $2.78            $1.47              $.41
                  Gain on disposal of discontinued operation                                -              .58                 -
                  Litigation settlement of discontinued operation                           -             (.06)                -
                                                                                        ----------------------------------------
                  Income before extraordinary item and cumulative
                    effect of accounting change                                          2.78             1.99               .41
                  Extraordinary item--early extinguishment of debt                       (.06)               -                 -
                  Cumulative effect of change in accounting for process
                    reengineering costs                                                     -             (.05)                -
                                                                                        ----------------------------------------
                  Net income                                                            $2.72            $1.94              $.41
                                                                                        ========================================


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

                                  RELIANCE GROUP HOLDINGS, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

                  The reconciliation of the basic to diluted per share information is as follows:

                  Year Ended December 31               1998                        1997                        1996
-----------------------------------------------------------------------------------------------------------------------------------
                                                            Per Share                     Per Share                    Per Share
                                            Income    Shares   Amount    Income    Shares    Amount   Income    Shares    Amount
-----------------------------------------------------------------------------------------------------------------------------------

                  (In thousands, except
                  per share amounts)
                  Basic income
                  per share:
                  Income from
                    continuing
                    operations            $334,215   115,672    $2.89  $174,496   114,651     $1.52  $48,207   113,838      $.42
                                                                =====                         =====                         ====
                  Effect of dilutive
                    securities:
                      Options                    -     4,401                  -     3,712                  -     2,443
                                          ------------------           ------------------            -----------------
                  Diluted income
                    per share:
                  Income from
                    continuing
                    operations            $334,215   120,073    $2.78  $174,496   118,363     $1.47  $48,207   116,281      $.41
                                          ======================================================================================



                  Options to purchase 5,371,000, 2,000,000 and 134,000 shares of common stock were not included in the computation of diluted income per share for the years 1998, 1997 and 1996, respectively, since the options' exercise price was greater than the average market price of the common shares.

--------------------------------------------------------------------------------
Note 17           COMPREHENSIVE INCOME

                  The Company's comprehensive income is as follows:

                     Year Ended December 31                                              1998             1997              1996
-----------------------------------------------------------------------------------------------------------------------------------
                  (In thousands)
                  Net income                                                         $326,449         $229,419          $ 48,207
                  Unrealized holding gains, net of deferred tax expense
                    of $65,968, $67,035 and $3,010                                    122,511          125,518             4,611
                  Less: reclassification adjustment for gains realized
                    in net income, net of tax benefit of
                    $31,679, $17,351 and $13,560                                     (58,833)          (32,223)          (25,181)
                  Foreign currency translation, net of deferred tax benefit
                    (expense) of $3,670, $977 and $(949)                              (6,815)           (1,815)            1,762
                                                                                     --------------------------------------------
                  Comprehensive income                                               $383,312         $320,899          $ 29,399
                                                                                     =============================================

                                  RELIANCE GROUP HOLDINGS, INC. AND SUBSIDIARIES



--------------------------------------------------------------------------------------------------------------------------
NOTE 18   BUSINESS SEGMENT INFORMATION

          Year Ended December 31                                              1998             1997              1996
          ----------------------------------------------------------------------------------------------------------------
          (In thousands)

          Revenues:
          Property and casualty insurance
            Premiums earned(1):
              Reliance National                                           $ 1,126,901      $   926,154       $   827,037
              Reliance Insurance                                              754,007          698,537           683,387
              Reliance Reinsurance                                            214,712          152,754           140,334
              Reliance Surety                                                 196,693          167,251           147,416
              Reliance Direct                                                  10,791              136                 -
              Other                                                             1,176            2,184             2,680
                                                                         -------------------------------------------------
                                                                            2,304,280        1,947,016         1,800,854
            Net investment income                                             294,743          263,981           257,133
            Gain on sales of investments                                      108,535           71,501            49,264
            Gain on sales of subsidiaries                                     194,080                -                 -
                                                                         -------------------------------------------------
                                                                            2,901,638        2,282,498         2,107,251
                                                                         -------------------------------------------------
          Title insurance
            Premiums earned                                                   139,132          863,746           780,157
            Net investment income                                               5,276           30,990            30,455
            Gain on sales of investments                                          305            1,596               346
                                                                         -------------------------------------------------
                                                                              144,713          896,332           810,958
                                                                         -------------------------------------------------
          Information technology consulting                                   247,749          191,886           136,709
                                                                         -------------------------------------------------
          Other                                                                75,020           71,920            35,669
                                                                         -------------------------------------------------
                                                                          $ 3,369,120      $ 3,442,636       $ 3,090,587
                                                                         =================================================

          Income before income taxes and
            equity in investee companies:
          Property and casualty insurance
            Underwriting gain (loss):
              Reliance National                                           $   (31,626)     $   (25,803)      $   (19,941)
              Reliance Insurance(2)                                           (49,676)         (29,716)         (151,697)
              Reliance Reinsurance(2)                                          (5,070)          (3,120)          (22,117)
              Reliance Surety                                                  54,346           37,733            34,421
              Reliance Direct                                                 (18,289)          (6,039)                -
              Other                                                            (1,793)          (4,777)          (13,053)
                                                                         -------------------------------------------------
                                                                              (52,108)         (31,722)         (172,387)
            Net investment income                                             294,743          263,981           257,133
            Gain on sales of investments                                      108,535           71,501            49,264
            Gain on sales of subsidiaries                                     194,080                -                 -
                                                                         -------------------------------------------------
                                                                              545,250          303,760           134,010
                                                                         -------------------------------------------------
          Title insurance                                                      11,286           64,963            38,580
                                                                         -------------------------------------------------
          Information technology consulting                                    19,382            5,623             2,675
                                                                         -------------------------------------------------
          Other                                                              (130,103)        (132,325)         (128,266)
                                                                         -------------------------------------------------
                                                                          $   445,815      $   242,021       $    46,999
                                                                         =================================================

          Identifiable assets at year-end:
          Property and casualty insurance                                 $12,387,131      $10,529,179       $ 9,402,689
          Net assets of title insurance operations                                  -          288,619           282,115
          Information technology consulting                                    97,144           82,155            52,123
          Other                                                               291,064          322,533           318,585
                                                                         -------------------------------------------------
                                                                          $12,775,339      $11,222,486       $10,055,512
                                                                         =================================================

----------

(1) Includes foreign sourced premiums, representing premiums that are generated outside the United States regardless of underwriting location, of $261,000,000, $255,000,000 and $182,000,000 in 1998, 1997
         and 1996, respectively.

(2) The 1996 results included charges of $116,000,000 and $18,000,000 for Reliance Insurance and Reliance Reinsurance, respectively, to increase net loss reserves for asbestos-related and environmental pollution claims for business written in or before 1987.

                                  RELIANCE GROUP HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

--------------------------------------------------------------------------------

          On February 27, 1998, the Company completed the sale of its title insurance operations to LandAmerica. See note 2 to the consolidated financial statements.

             The Company operates in two business segments, property and casualty insurance and information technology consulting. The property and casualty insurance business consists of five operations: Reliance National, Reliance Insurance, Reliance Reinsurance, Reliance Surety and Reliance Direct, each of which has a distinct operating identity and is managed separately.

             Income before income taxes and equity in investee companies relating to property and casualty insurance underwriting has been reduced by policyholders' dividends and other income and expense. Income before income taxes and equity in investee companies by segment is before allocation of corporate overhead and corporate interest expense, which relates primarily to the Company and its financing subsidiary. Corporate overhead and corporate interest expense are included in Other.

             Identifiable assets are those assets that are used in the Company's operations in each segment.

-------------------------------------------------------------------------------------------------------------------------
NOTE 19   QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                                                             1998 Quarter
-------------------------------------------------------------------------------------------------------------------------
                                                             First            Second            Third            Fourth
-------------------------------------------------------------------------------------------------------------------------
          (In thousands, except per share amounts)

          Revenues:
          Premiums earned                                $  659,681          $560,566         $588,341          $634,824
          Net investment income                              74,628            75,072           74,908            75,411
          Gain on sales of investments                       51,952            53,986            1,483             1,419
          Gain on sales of subsidiaries                     197,258                 -                -                 -
          Other                                              72,248            80,340           83,339            83,664
                                                         ---------------------------------------------------------------
                                                         $1,055,767          $769,964         $748,071          $795,318
                                                         ===============================================================


          Income from continuing operations              $  202,294          $ 70,889         $ 30,006          $ 31,026
          Extraordinary item-early
            extinguishment of debt                           (1,912)           (5,592)               -              (262)
                                                         ---------------------------------------------------------------
          Net income                                     $  200,382          $ 65,297         $ 30,006          $ 30,764
                                                         ===============================================================


          Diluted per share information:
          Income from continuing operations                   $1.69            $  .59             $.25              $.26
          Extraordinary item-early
            extinguishment of debt                             (.02)             (.05)               -                 -
                                                         ---------------------------------------------------------------
          Net income                                          $1.67            $  .54             $.25              $.26
                                                         ===============================================================

          Basic per share information:

          Net income                                          $1.74            $  .56             $.26              $.27
                                                         ===============================================================

                                  RELIANCE GROUP HOLDINGS, INC. AND SUBSIDIARIES


-------------------------------------------------------------------------------------------------------------------------
                                                                                                             1997 Quarter
-------------------------------------------------------------------------------------------------------------------------
                                                             First            Second            Third            Fourth
-------------------------------------------------------------------------------------------------------------------------
          (In thousands, except per share amounts)

          Revenues:
          Premiums earned                                $  642,195          $689,929         $702,703          $775,935
          Net investment income                              74,279            70,644           73,571            76,477
          Gain on sales of investments                       15,304            13,431           36,070             8,292
          Other                                              50,167            65,558           68,901            79,180
                                                         ---------------------------------------------------------------
                                                         $  781,945          $839,562         $881,245          $939,884
                                                         ===============================================================

          Income from continuing operations              $   35,886          $ 39,562         $ 57,316          $ 41,732
          Gain on disposal of discontinued operation              -                 -                -            68,865
          Litigation settlement of discontinued
            operation                                        (7,500)                -                -                 -
                                                         ---------------------------------------------------------------
          Income before cumulative effect
            of accounting change                             28,386            39,562           57,316           110,597
          Cumulative effect of change in accounting
            for process reengineering costs                       -                 -                -            (6,442)
                                                         ---------------------------------------------------------------
          Net income                                     $   28,386          $ 39,562         $ 57,316          $104,155
                                                         ===============================================================


          Diluted per share information:
          Income from continuing operations                   $ .30              $.33             $.48             $ .35
          Gain on disposal of discontinued operation              -                 -                -               .58
          Litigation settlement of discontinued
            operation                                          (.06)                -                -                 -
                                                         ---------------------------------------------------------------
          Income before cumulative effect
            of accounting change                                .24               .33              .48               .93
          Cumulative effect of change in accounting
            for process reengineering costs                       -                 -                -              (.05)
                                                         ---------------------------------------------------------------
          Net income                                          $ .24              $.33             $.48             $ .88
                                                         ===============================================================

          Basic per share information:
          Net income                                          $ .25              $.35             $.50             $ .91
                                                         ===============================================================

                                  RELIANCE GROUP HOLDINGS, INC. AND SUBSIDIARIES

INDEPENDENT AUDITORS' REPORT


--------------------------------------------------------------------------------
                  Board of Directors and Shareholders
                  Reliance Group Holdings, Inc.
                  New York, New York

                  We have audited the accompanying consolidated balance sheets of Reliance Group Holdings, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

                     In our opinion, such consolidated financial statements
                  present fairly, in all material respects, the financial position of Reliance Group Holdings, Inc. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.


                  /s/ Deloitte & Touche LLP

                  New York, New York
                  February 12, 1999, except as to note 15(c), as to which the date is February 26, 1999

                                  RELIANCE GROUP HOLDINGS, INC. AND SUBSIDIARIES

REPORT OF MANAGEMENT


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

                  Audit Committee

                  The Audit Committee of the Board of Directors is comprised solely of non-employee outside directors, and is responsible for overseeing and monitoring the quality of the Company's accounting practices and internal controls. Management, the internal auditors and the independent auditors meet regularly with the Committee to review the accounting practices employed by the Company and to discuss auditing, internal control, financial reporting and any other matters they believe should be brought to the Committee's attention. Both the internal and independent auditors have unrestricted access to the Audit Committee, without members of management present.

                  Saul P. Steinberg
                  Chairman of the Board and
                  Chief Executive Officer

                  George E. Bello
                  Executive Vice President
                  and Controller

                                  RELIANCE GROUP HOLDINGS, INC. AND SUBSIDIARIES

MARKET AND DIVIDEND INFORMATION FOR COMMON STOCK


--------------------------------------------------------------------------------


                  The Company's common stock, $.10 par value, is traded on the New York Stock Exchange and the Pacific Exchange under the symbol "REL". As of March 1, 1999, there were approximately 2,100 holders of record of the Company's common stock. The high and low sales prices of the common stock, as reported by the New York Stock Exchange, are as follows:

                                                         1998                          1997
                  -----------------------------------------------------------------------------------
                  Quarter                        High            Low            High          Low
                  -----------------------------------------------------------------------------------

                  First                          19 1/8         12 5/8         12 1/4         8  3/4
                  Second                         19 1/8         16 7/16        12 3/4        10 1/8
                  Third                          19 13/16       12 1/4         14 7/16       11 5/8
                  Fourth                         15 1/8         10 3/4         15 1/8        12 1/16

                  Cash dividends for each share of the Company's common stock were $.08 for each quarter in 1998 and 1997.

                     The provisions of notes and debentures of the Company
                  contain limitations on the payment of dividends, including maintaining a minimum fixed charge coverage ratio. At February 8, 1999, the Company could pay up to $84,200,000 in dividends without violating the most restrictive of these provisions. As a holding company, the Company is dependent upon dividends, advances and net tax payments from its wholly-owned subsidiaries to meet its debt service obligations, to pay its expenses and to pay dividends to its shareholders. In addition to the terms of bank covenants limiting the payment of dividends by Reliance Financial, dividends from the Company's principal operating subsidiaries are subject to regulatory limitations.

                                  RELIANCE GROUP HOLDINGS, INC. AND SUBSIDIARIES

DIRECTORS AND OFFICERS

--------------------------------------------------------------------------------
DIRECTORS

George R. Baker(2),(5),(6),(7)
Corporate Director/Advisor

George E. Bello(3)
Executive Vice President and Controller
Reliance Group Holdings, Inc.

Dennis A. Busti
President and Chief Executive Officer
Reliance National

Lowell C. Freiberg(3)
Executive Vice President
and Chief Financial Officer
Reliance Group Holdings, Inc.

Dr. Thomas P. Gerrity(2),(7)
Dean of the Wharton School
University of Pennsylvania

Jewell Jackson McCabe(4),(5)
President, Jewell Jackson
McCabe Associates

Irving Schneider(2),(6)
Co-Chairman and
Chief Operations Officer
Helmsley-Spear, Inc.

Bernard L. Schwartz(1)
Chairman, President & CEO of Loral
Space & Communications Ltd.
and Chairman & CEO of Globalstar

Richard E. Snyder(3),(7)
Chairman and Chief Executive Officer
Golden Books Family
Entertainment, Inc.

Dr. Bruce E. Spivey(3),(6)
President and CEO
Columbia-Cornell Care LLC

Robert M. Steinberg(1),(4)
President and Chief Operating Officer
Reliance Group Holdings, Inc.

Saul P. Steinberg(1),(4)
Chairman of the Board and
Chief Executive Officer
Reliance Group Holdings, Inc.

James E. Yacobucci
Senior Vice President
Investments
Reliance Group Holdings, Inc.


----------

(1)      Executive Committee

(2)      Audit Committee

(3)      Finance Committee

(4)      Regular Compensation Committee

(5)      Special Compensation Committee

(6)      Stock Option Committee

(7)      Nominating Committee


--------------------------------------------------------------------------------
OFFICERS

Saul P. Steinberg
Chairman of the Board and
Chief Executive Officer

Robert M. Steinberg
President and
Chief Operating Officer

George E. Bello
Executive Vice President
and Controller

Lowell C. Freiberg
Executive Vice President
and Chief Financial Officer

Howard E. Steinberg
Executive Vice President,
General Counsel and
Corporate Secretary

Albert A. Benchimol
Senior Vice President and
Treasurer

Dennis J. O'Leary
Senior Vice President
Taxes

Philip S. Sherman
Senior Vice President
and Group Controller

Bruce L. Sokoloff
Senior Vice President
Administration

James E. Yacobucci
Senior Vice President
Investments

Paul W. Zeller
Senior Vice President,
Deputy General Counsel
and Assistant Secretary

Eilene S. Bloom
Vice President
Administrative Services

Thomas G. Butler
Vice President
Taxes

Andrew B. Donnellan, Jr.
Vice President and
Chief Litigation Counsel

Hilary E. Glassman
Vice President and
Corporate Counsel

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

Robert M. Steinberg
Chairman and
Chief Executive Officer

Jerome H. Carr
Senior Vice President
and Chief Financial Officer

Kenneth R. Frohlich
Senior Vice President and
Chief Actuarial Officer

Linda S. Kaiser
Senior Vice President,
General Counsel and Secretary



--------------------------------------------------------------------------------
Property and Casualty Insurance

Dennis A. Busti
President and Chief Executive Officer
Reliance National

Robert C. Olsman
President and Chief Operating Officer
Reliance Insurance

George H. Roberts
President
Reliance Reinsurance

C. Brian Schmalz
President and Chief Executive Officer
Reliance Surety


RCG Information Technology

George E. Bello
President and Chief Executive Officer
RCG Information Technology, Inc.


Reliance Development Group

Henry A. Lambert
President and Chief Executive Officer
Reliance Development Group, Inc.

                                  RELIANCE GROUP HOLDINGS, INC. AND SUBSIDIARIES

CORPORATE DATA


--------------------------------------------------------------------------------
CORPORATE OFFICES


Reliance Group Holdings, Inc.
Park Avenue Plaza
55 East 52nd Street
New York, NY 10055
(212) 909-1100
FAX (212) 909-1864


--------------------------------------------------------------------------------
COMMON STOCK TRANSFER AGENT


American Stock Transfer
& Trust Company
40 Wall Street
New York, NY 10005

INDEPENDENT AUDITORS
Deloitte & Touche LLP
New York, NY

ANNUAL MEETING
The annual meeting of shareholders
of Reliance Group Holdings, Inc.
will be held on Thursday, May 13, 1999
at 10:00 A.M. in the third floor
auditorium of the
Chase Manhattan Corporation located at
270 Park Avenue, New York, NY

--------------------------------------------------------------------------------

LISTED SECURITIES

All securities are listed on the
New York Stock Exchange.

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

[LOGO] This annual report is printed on recycled paper

(Photo Caption)

Front cover, left to right: [Right Arrow]Jeff Miller, Reliance Insurance [Right Arrow]Coy Rudd, Reliance National [Right Arrow]Ted Martinez, Reliance Surety [Right Arrow]Millie Ramos, Reliance Insurance [Right Arrow]Terry Gawlinski, Reliance Insurance

Inside front cover, left to right: [Right Arrow]Cynthia Miller, Reliance National [Right Arrow]Anthony Perez, Reliance National [Right Arrow]Ki-Young Chris Kim, Reliance National [Right Arrow]Jackie Cartagena, Reliance National [Right Arrow]Tom Montgomery, Reliance Insurance

Inside back cover, left to right: [Right Arrow]Liz Pepe, Reliance Insurance [Right Arrow]John Briggs, Reliance Insurance [Right Arrow]Ken Rookstool, Reliance Surety [Right Arrow]Yvonne Providence, Reliance Surety

Back cover, left to right: [Right Arrow]Ron Grobeck, Investments [Right Arrow]Rick McConnell, Reliance Reinsurance [Right Arrow]Nancy Dodd, Reliance Reinsurance [Right Arrow]Edward McBride, Reliance Reinsurance [Right Arrow]Stephanie Wallace, Reliance Insurance


[Photo of Reliance employees (left to right): Liz Pepe, seated on stool; John Briggs, standing and facing right with right hand on hip; Ken Rookstool, standing and facing left while holding eyeglasses; Yvonne Providence, standing and waving.]

Design: The Graphic Expression, Inc., New York

[Reliance Logo; Oval with image of firemark - fire hydrant wrapped with fire hose - and "1817" underneath.]

       Reliance
       Reliance Group Holdings, Inc.


[Photo of Reliance Employees (left to right): Ron Grobeck, standing and pointing with left hand; Rick McConnell, standing and facing left with both hands in pockets; Nancy Dodd, standing with hands clasped; Edward McBride, standing and facing right with arms folded across his chest; Stephanie Wallace, standing with hands crossed in front.]

Reliance Group Holdings, Inc. 1998 Annual Report

Spine copy:
Center side to side
within spine