Form 10-K, Exhibit 13
period 1999-12-31
RELIANCE GROUP HOLDINGS INC
filed 2000-03-30
CIK 356395

                                                                    Exhibit 13.1
                                                              1999 Annual Report

[Reliance logo - oval with firemark
(fire hydrant wrapped with fire
hose and "1817" underneath).]

Reliance Group
Holdings, Inc.

About the Company

Reliance Group Holdings, Inc. (NYSE: REL) is a leading property and casualty insurer with specialized capabilities and coverages, and a leader in the business-to-business Internet insurance marketplace. In addition to its core property and casualty insurance operations, Reliance has a full-service information technology consulting company with growing e-solutions capabilities.

To Our Shareholders



Reliance Group's 1999 results were unacceptable. Reliance had an operating loss of $318.3 million, or $2.79 per diluted share, including a $111.0 million after-tax charge for Unicover settlements and catastrophe losses of $48.6 million after tax.

         We have taken aggressive steps to eliminate unprofitable business, strengthen management, build capital and enhance productivity. As a result of these forceful actions and because of the underlying soundness of our core business, we expect to achieve substantially improved operating performance in 2000. Reliance will be stronger, more focused and better equipped to deliver outstanding results for our customers and value to our shareholders.

--------------------------------------------------------------------------------
Reliance will be stronger, more focused and better equipped to deliver outstanding results for our customers and value to our shareholders.
--------------------------------------------------------------------------------

         In the second quarter of 1999, we identified deteriorating profitability in certain lines of business. Working with Tillinghast-Towers Perrin, a highly respected independent actuarial firm, we conducted a comprehensive actuarial review of all of our insurance profit centers. Following this review, we took a pretax charge to operating income of $330.4 million, to increase reserves for policies written in prior years and for the cost of ceding losses to reinsurers. We targeted for cancellation or nonrenewal more than $300 million in annual net written premiums of unprofitable business. This runoff business generated $539.1 million in 1999 underwriting losses.

         We will continue to closely monitor market conditions and trends to ensure that we catch adverse developments--and take appropriate action--as soon as possible.


Unicover Settlement

The Unicover settlement in January 2000 is one of the most important recent steps we took to eliminate uncertainty and restore confidence in our company. This situation involved a reinsurance arrangement that was part of a workers' compensation insurance facility created and managed by Unicover Managers, Inc. Reliance acted as a fronting reinsurance carrier, which meant we reinsured these policies with other insurance companies that assumed the risk. However, those other insurers sought to rescind their contracts, which would have deprived Reliance of its reinsurance coverage, thereby creating significant financial uncertainty for our company. Although this settlement cost us $111 million after tax, by entering into it, we avoided protracted arbitration proceedings and litigation with our reinsurers, and lifted a cloud that had been casting a long shadow on our credit ratings and our competitive position in the market. Reliance believes it was defrauded by Unicover Managers, and has commenced legal proceedings to recover the amount paid to settle this matter, as well as additional damages.


--------------------------------------------------------------------------------
Reliance has taken forceful action to build its capital to a level that engenders the confidence of customers, producers, rating agencies and investors.
--------------------------------------------------------------------------------

Capital

In addition to addressing the operating issues that have undermined our profitability, Reliance has taken forceful action to build its capital to a level that engenders the confidence of customers, producers, rating agencies and investors.

         In February 2000, we reached an agreement in principle to sell our surety business to Travelers Property Casualty Corp. for $580 million in cash. This transaction, which we expect to close in the second quarter, will result in an after-tax GAAP gain of approximately $250 million and an after-tax statutory gain of approximately $300 million.

         On completion of this transaction and as a result of a substantial increase in the value of the company's investment portfolio since year-end 1999, Reliance would have a pro forma statutory surplus of approximately $1.7 billion and a GAAP book value of approximately $1.4 billion, or $12 per share. This compares with a statutory surplus of $1.2 billion and book value of $8.87 per share on December 31, 1999. In addition, the company's debt to total capitalization improves from 42% at year-end to 35% on a pro forma basis.

--------------------------------------------------------------------------------
Going forward, Reliance's goal is to build substantial additional capital and bring the debt-to-capital ratio into the 25% to 30% range.
--------------------------------------------------------------------------------

         Reliance's bank group has extended from March 31, 2000, to August 31, 2000, the maturity of its $237.5 million credit. Reliance plans to complete a comprehensive refinancing of its debt prior to that date.

         In recognition of the progress we have already made, Standard & Poor's has affirmed its ratings of Reliance, including its investment grade senior debt rating. In addition, A.M. Best Co. has revised the status of Reliance Insurance Group's A- (Excellent) rating to "under review with developing implications."

         Going forward, Reliance's goal is to build substantial additional capital and bring the debt-to-capital ratio into the 25% to 30% range. To help achieve these goals in a timely fashion, the board of directors has suspended the quarterly dividend payment on the company's common stock. The board will review and evaluate the dividend policy after the company completes the refinancing of its debt and achieves its financial and business objectives.


Discipline and Productivity

We have sought to make certain that we have the right policies, processes and people in place, and to ensure that we have stronger controls on the type and quality of business we write. At Reliance National, where most of the problems occurred, we have eliminated unprofitable divisions and refocused the business on its core competencies.

         Throughout our organization, we are becoming more attuned to marketplace risks and more efficient.

--------------------------------------------------------------------------------
We expect to achieve approximately $80 million in annualized expense savings by year-end 2000.
--------------------------------------------------------------------------------

         As a smaller, more focused company, Reliance intends to be leaner and more productive. We expect to achieve approximately $80 million in annualized expense savings by year-end 2000 by consolidating our corporate and business units. This consolidation will eliminate duplicative and overlapping resources and will more closely align the company's resources and capabilities to its customers' needs.

Strong Core Franchise

Reliance has distinctive competitive strengths. The value we bring to the marketplace was demonstrated under the challenging circumstances of 1999 and early 2000, when we were able to renew nearly 90% of the business we would ordinarily expect to retain under business-as-usual market conditions. Customers have repeatedly told us that they want to do business with Reliance because of our singular strengths and capabilities.

--------------------------------------------------------------------------------
Reliance has distinctive competitive strengths.
--------------------------------------------------------------------------------

         We have strong franchises in some of the industry's largest and most attractive segments, such as risk management, directors and officers coverages, the middle market, international and nonstandard personal auto insurance.

         We are an e-commerce pacesetter. With a growing roster of products delivered via the World Wide Web, including CyberComp(R), Umbrella Online and business owners' policies, Reliance is a leader in the business-to-business Internet insurance marketplace. In 1999, we established Point, Click & Bind as a focal point for our e-commerce efforts. We plan to continue to break new ground, serving customers faster and more efficiently through the World Wide Web, and to maximize the value of our e-commerce business.

--------------------------------------------------------------------------------
With a growing roster of products delivered via the World Wide Web, including CyberComp(r), Umbrella Online and business owners' policies, Reliance is a leader in the business-to-business Internet insurance marketplace.
--------------------------------------------------------------------------------

         Reliance is a proven business builder and innovator. Reliance has developed a valuable international franchise; built a personal auto insurer with a focus on the nonstandard segment; and brought such new products to the market as liability insurance for companies' e-commerce systems and computer networks.

         An emphasis on service excellence and tailored solutions has enabled Reliance to build strong relationships throughout all of our markets.


RCG Information Technology

We also have successfully grown RCG Information Technology (RCG IT), our computer technology consulting business. RCG IT has more than doubled revenues since 1995 by focusing on value-added solutions.

In 1999, revenues were $230.7 million, and pretax operating income was $12.7 million, compared with $247.7 million and $19.4 million, respectively, in 1998. The decline was a result of decreasing demand for Y2K and mainframe solutions. However, we expect growth and profitability to reaccelerate as RCG IT offers a growing array of capabilities--including e-solutions, enterprise resource planning and data warehousing systems--to corporations that have successfully completed their year 2000 conversions and are now investing in a new generation of technology. We will explore a range of strategic options to maximize the value of this business to our shareholders.

--------------------------------------------------------------------------------
RCG IT offers a growing array of capabilities, including e-solutions, enterprise resource planning and data warehousing systems.
--------------------------------------------------------------------------------

An Enhanced Management Team

We have made some very valuable additions to our management team.

         Our board member of nearly 30 years, George Baker, has been named president and chief executive officer of the company. Mr. Baker had been special assistant to the chairman since November 1999, and has served as a director and advisor to a number of corporations. Mr. Baker is providing us the benefit of his top management experience, leadership and financial insight.

         Saul Steinberg will continue as chairman of the board and will devote more time to developing the company's e-commerce capabilities.

         In addition, George (Terry) Van Gilder has been named president and chief executive officer of Reliance Insurance Group, the company's combined property and casualty insurance operations. In this position, Mr. Van Gilder will lead the transformation and consolidation of Reliance's core property and casualty insurance operations.

         Mr. Van Gilder, who joined Reliance in October 1999, had a 24-year career at Chubb Group of Insurance Companies. He served as Chubb's executive vice president and chief underwriting officer. In this position, Mr. Van Gilder had management responsibility for Chubb's domestic and international operations, which generated $4 billion in premiums annually.

         Howard E. Steinberg, an executive vice president of Reliance Group, was named Chief of Corporate Operations and a member of the board of directors. He will work closely with Mr. Van Gilder to facilitate the strategic consolidation of the company's insurance operations and corporate infrastructure.
Mr. Steinberg previously served as general counsel and corporate secretary.

         In September 1999, Robert D. Simplot was named president and chief executive officer of RCG Information Technology, following a 21-year career at Unisys, where he was responsible for sales, marketing and solutions delivery in the distributed computing services business throughout the United States and Canada.


Conclusion

As managers and shareholders, we are profoundly dissatisfied with our 1999 performance. We are deeply committed to, and hard at work at, regaining your confidence. The comprehensive plan we have been implementing to become a stronger, more profitable, more focused company is beginning to produce the intended results. We have the franchise, the people, the discipline and the commitment to deliver exemplary, long-term performance to our shareholders.

--------------------------------------------------------------------------------
Our best customers and producers stood behind us during a challenging year, and we are deeply grateful for their support.
--------------------------------------------------------------------------------

         One of the lessons we learned during our annus horribilis is the value our producers and customers place on the solutions and service we bring to the marketplace. Our best customers and producers stood behind us during a challenging year, and we are deeply grateful for their support. We also appreciate the efforts of Reliance people around the world, who were undaunted by the obstacles before them and performed with excellence and enthusiasm. They, too, give us great confidence in the future.


/s/ Saul P. Steinberg                   /s/ George R. Baker
Saul P. Steinberg                       George R. Baker
Chairman of the Board                   President and Chief Executive Officer




March 15, 2000

What Sets Reliance Apart from the Competition

Reliance is comprised of valuable franchises in property and casualty insurance and information technology consulting. We are focused on our core competencies and have compelling competitive strengths:

o Risk Management Know-how and demonstrated leadership serving large corporations.

o D&O Expertise and consistent profitable performance providing liability coverage for corporate directors and officers.

o A Strong Nationwide Presence, which enables us to excel in meeting the needs of middle-market commercial customers.

o International Reach, including global coverage capabilities and an in-country presence in targeted markets.

o Specialized Capabilities in excess and surplus lines, reinsurance and nonstandard auto insurance.

o E-Commerce Innovation, which has made Reliance the leader in the business-to-business Internet insurance marketplace.

o Information Technology Solutions, including end-to-end consulting services and e-business solutions, provided by Reliance's RCG Information Technology subsidiary.

Risk Management Know-how

Reliance is a premier provider of casualty insurance coverages and risk management services for corporate clients. We are a leader in the industry, serving Fortune 1,000 companies and other large corporations with captive insurance arrangements and customized, high-deductible policies. The flexibility we have shown in structuring cost-effective risk management programs and in the unbundling of risk management services continues to distinguish us in the market. A culture of innovation keeps us at the forefront of new product development. Reliance is also gaining recognition for a unique, integrated benefits program that combines workers' compensation with disability and medical stop-loss insurance to improve efficiency for employers in the administration of coverage and the management of occupational and nonoccupational injury and illness claims.

D&O Expertise

1999 marked the 12th consecutive year of profitable growth for Reliance's directors and officers (D&O) insurance business. We have an outstanding specialty lines franchise and are the nation's third largest provider of D&O liability coverage. Our consistent track record reflects an unwavering commitment to underwriting excellence, careful risk selection and the very best claims handling practices. Our underwriters and claims professionals, many of whom are attorneys, work closely together to structure coverage appropriately and to ensure prompt, effective claims resolution. Over the years, we've proven that we have an astute understanding of complex liability issues and the risks corporate directors and officers face. We build relationships that last. Companies count on us for our experience, business acumen, high-quality coverages and the superior level of service we provide. With an extensive array of specialized management and professional liability insurance products tailored for banks, financial service firms, and other public and private companies, Reliance excels at delivering the essential protection these businesses require.

Strong Nationwide Presence

Reliance has teams of underwriters, claims professionals and loss control specialists located throughout the United States. Our nationwide branch office network makes us a formidable competitor within the $47 billion middle market. We deliver the locally based service that midsize companies want, while offering a diverse portfolio of property and casualty insurance products that go far beyond what regional carriers can offer. We distinguish ourselves in the marketplace with custom-tailored coverages for midsize companies and a constant focus on managing claims to achieve the best results. Customers value our product diversity, our longevity in the business and the personalized service they receive. With a strong middle-market franchise, Reliance is able to meet the insurance needs of growing companies within this vital segment of our nation's economy.

International Reach

Reliance is a global insurer with the resources to coordinate coverage for multinational companies, as well as serve foreign customers locally. Since 1991, we have increased our international presence by opening offices in select major markets around the world. This strategy has worked very well for us, and we now have an international network consisting of 22 offices in the United Kingdom, continental Europe, Canada, Mexico, South America, South Africa and Asia. Our European operations are the largest and most established, while our business in emerging regions is growing steadily. In 1999, Reliance obtained a license to sell property and casualty insurance and life insurance products in Brazil. This paves the way for us to capture a share of the largest insurance market in South America. In each country in which we operate, we offer special-ized capabilities and coverages that stand out from the competition. We identify the most promising growth opportunities, and we stay focused on attractive lines, such as directors and officers liability insurance, professional liability and excess casualty coverages. Our experienced, in-country personnel understand the nuances of the local marketplace and take a disciplined approach to building new business.

Specialized Capabilities

There is no one-size-fits-all approach to business at Reliance. We determine the right strategies and skills for each particular market.

Reliance has been successful in excess and surplus lines by developing specialized coverages for a wide array of professional liability exposures, and by being first to market with such products as employment practices liability insurance, network computer liability insurance, and insurance that helps mitigate the risks associated with mergers and acquisitions.

In our reinsurance business, we have concentrated primarily on casualty lines, reinsuring lower layers, such as the first $1 million of coverage. We are selective and target niches that are less competitive and afford greater profit potential. In turn, our underwriting and actuarial services are highly valued by our clients, which include small and midsize insurance companies and the specialty divisions of larger insurers. Whether structuring coverage for groups of risks under custom-tailored treaties or providing facultative reinsurance for individual risks, we demonstrate an in-depth understanding of the business, which few can match.

         Reliance has also made its mark in personal auto insurance. We entered the market in 1996 with a focus on the nonstandard segment, and in 1999 we had $346 million in net premiums written. We now offer personal auto insurance in 18 states. Reliance provides auto insurance coverage to consumers through more than 8,800 independent insurance agents and via the Internet. Reliance is well positioned for success in this market.

E-Commerce Innovation

The Internet is transforming the way the entire world does business. From facilitating instantaneous communication to enabling products to be sold with a few simple keystrokes, the World Wide Web is setting new standards for performance and productivity. Those companies that harness the power of web technology and use it effectively to gain a competitive advantage will realize the greatest rewards. Reliance was one of the first insurers to view the Internet as an enabler--a revolutionary new tool that could help us substantially decrease the amount of paperwork we have to process, reduce frictional costs and lower overhead expenses. We created an online business, CyberComp(R), based on this premise. In 1997, our CyberComp operation was the first to quote and bind workers' compensation insurance over the Internet.

         Today, we are the leading business-to-business Internet insurer. CyberComp generated $146 million in gross premiums written in 1999, up from $81 million in 1998. More than 1,500 insurance agents are online with CyberComp in 43 states.

         Reliance has a rapidly growing portfolio of Internet-based insurance coverages designed for small businesses, including CyberComp workers' compensation, the Umbrella Online product that we introduced in 1999 and a Business Owner's Policy--eBOP(sm)--which we launched in early 2000.

         Our highly efficient electronic system enables agents and brokers to get price quotes and obtain coverage for their clients faster and easier than ever before. Transactions can be completed online in a matter of minutes, while traditional insurers can take up to two weeks to process an application. Every electronic submission Reliance receives is analyzed by a sophisticated computer program, which ensures that business is written in accordance with prescribed underwriting guidelines.

         We intend to further our e-commerce strategy with Point, Click & Bind, a new Reliance company that will market our growing array of online insurance coverages. We will have a distinct brand on the World Wide Web and be better positioned to capitalize on new opportunities in the burgeoning e-commerce arena. We are also exploring a full range of alternatives to maximize the value of our e-commerce operations for Reliance shareholders.

         Beyond the online sales of insurance, Reliance is utilizing the Internet to enhance service and deliver added value. We have created private portals where agents and brokers can access product descriptions, underwriting criteria, coverage applications, policy forms and other important data. Producers and customers can e-mail us and get quick responses. We are posting loss control tips and billing information online, and we have an Internet-based risk management system that provides our insureds and producers with real-time claims information. This system, Insight RMS, was recognized in 1999 as one of the top 10 innovations in the InfoWorld 100 listing of technology solutions. Going forward, Reliance will have an even stronger presence in the e-commerce marketplace, along with greater online capabilities, which will enable us to retain quality business, attract new customers and expand our producer base.

Information Technology Solutions

Reliance's RCG Information Technology (RCG IT) subsidiary is a $231 million IT consulting company. We transformed a small computer staffing firm into a leading full-service provider of technology-based solutions for Fortune 1,000 companies and other major corporations. RCG IT has consultants in 21 offices nationwide, as well as offshore programming resources in Asia. RCG IT is focusing on opportunities in the e-commerce arena--a market with a compound annual growth rate of more than 50%. RCG IT offers a full range of technology solutions, from the development of web-enabled architecture fully integrated with back-office and front-office systems, to the customization and optimization of Enterprise Resource Planning (ERP) software. RCG IT also has a successful data warehousing practice and is developing new capabilities in Customer Relationship Management (CRM), designing system interfaces that enable companies to deal more effectively with their clients. Working closely with SAP, Oracle, Microsoft and Siebel, RCG IT is able to leverage its skills in the latest technologies to serve a broad spectrum of clients in financial services, telecommunications, pharmaceuticals, the oil and gas industry and other business sectors. As more companies seek to outsource various IT functions, such as data management and the maintenance of legacy systems, RCG IT is well equipped to take on these assignments.

Reliance Group Holdings, Inc.
1999 Financial Information

                                  Reliance Group Holdings, Inc. and Subsidiaries
SELECTED FINANCIAL DATA


-----------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31                                    1999            1998            1997            1996           1995
-----------------------------------------------------------------------------------------------------------------------------
(In thousands)
INCOME STATEMENT DATA:
REVENUES:
Property and casualty insurance
  Premiums earned                                  $ 2,503,981     $ 2,304,280     $ 1,947,016     $ 1,800,854     $1,774,591
  Net investment income                                286,420         294,743         263,981         257,133        247,343
  Gain on sales of investments                          63,018         108,535          71,501          49,264         27,381
  Gain on sales of subsidiaries(1)                           -         194,080               -               -              -
                                                   --------------------------------------------------------------------------
                                                     2,853,419       2,901,638       2,282,498       2,107,251      2,049,315
Title insurance(1)                                           -         144,713         896,332         810,958        701,622
Information technology consulting                      230,654         247,749         191,886         136,709        106,443
Other                                                   69,183          75,020          71,920          35,669         48,607
                                                   --------------------------------------------------------------------------
                                                   $ 3,153,256     $ 3,369,120     $ 3,442,636     $ 3,090,587     $2,905,987
                                                   --------------------------------------------------------------------------
                                                   --------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE
  GAIN ON SALES OF INVESTMENTS AND SUBSIDIARIES,
  INCOME TAXES AND EQUITY IN INVESTEE COMPANIES:
Property and casualty insurance                    $  (502,006)(2) $   242,635     $   232,259     $    84,746(3)  $  201,699
Title insurance (1)                                          -          10,981          63,367          38,234         12,283
Information technology consulting                       12,743          19,382           5,623           2,675          5,271
Corporate interest expense                             (54,518)        (63,285)        (74,407)        (74,253)       (76,230)
Corporate overhead and other                           (46,411)        (69,996)        (57,918)        (54,013)       (51,955)
                                                   --------------------------------------------------------------------------
                                                      (590,192)        139,717         168,924          (2,611)        91,068
Income tax (provision) benefit                         210,519         (33,233)        (49,566)          9,664        (22,429)
Reversal of income tax and related interest
  expense                                               55,475               -               -               -              -
Equity in investee companies                             5,883          22,000           7,675           8,908          7,792
                                                   --------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE
  GAIN ON SALES OF INVESTMENTS AND SUBSIDIARIES       (318,315)(2)     128,484         127,033          15,961(3)      76,431
After-tax gain on sales of investments                  40,724          70,746          47,463          32,246         19,485
After-tax gain on sales of subsidiaries                      -         134,985               -               -              -
Equity in investee company-gain on sale of
  subsidiary                                            24,895               -               -               -              -
                                                   --------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS              (252,696)(2)     334,215         174,496          48,207(3)      95,916
Gain on sale of discontinued operation                       -               -          68,865               -              -
Cumulative effect of change in accounting for
  insurance assessments                                (57,850)              -               -               -              -
Other-net                                                    -          (7,766)        (13,942)              -         (7,860)
                                                   --------------------------------------------------------------------------
NET INCOME (LOSS)                                  $  (310,546)    $   326,449     $   229,419     $    48,207     $   88,056
                                                   --------------------------------------------------------------------------
                                                   --------------------------------------------------------------------------

                                  Reliance Group Holdings, Inc. and Subsidiaries
SELECTED FINANCIAL DATA   CONTINUED

-----------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31                                    1999            1998            1997            1996           1995
-----------------------------------------------------------------------------------------------------------------------------
(In thousands, except per share amounts and
  ratios)
DILUTED PER SHARE INFORMATION:
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE
  GAIN ON SALES OF INVESTMENTS AND SUBSIDIARIES    $     (2.79)(2) $      1.07     $      1.07     $       .14(3)  $      .66
After-tax gain on sales of investments                     .36             .59             .40             .27            .17
After-tax gain on sales of subsidiaries                      -            1.12               -               -              -
Equity in investee company-gain on sale of
  subsidiary                                               .22               -               -               -              -
                                                   --------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS           $     (2.21)(2) $      2.78     $      1.47     $       .41(3)  $      .83
                                                   --------------------------------------------------------------------------
                                                   --------------------------------------------------------------------------
NET INCOME (LOSS)                                  $     (2.72)    $      2.72     $      1.94     $       .41     $      .74
                                                   --------------------------------------------------------------------------
                                                   --------------------------------------------------------------------------
Weighted average number of diluted shares
  outstanding                                          114,124         120,073         118,363         116,281        115,054
CASH DIVIDENDS PER COMMON SHARE                    $       .32     $       .32     $       .32     $       .32     $      .32
OTHER OPERATING DATA(4):
Underwriting loss                                  $  (788,426)(2) $   (52,108)    $   (31,722)    $  (172,387)(3) $  (45,644)
Loss and loss expense ratio                               84.3%           65.8%           64.8%           75.0%          67.7%
Underwriting expense ratio                                40.0%           36.3            36.1            34.0           34.1
                                                   --------------------------------------------------------------------------
Combined ratio                                           124.3%          102.1%          100.9%          109.0%         101.8%
                                                   --------------------------------------------------------------------------
                                                   --------------------------------------------------------------------------


                                     DECEMBER 31          1999            1998            1997            1996           1995
-----------------------------------------------------------------------------------------------------------------------------
(In thousands, except per share amounts)
BALANCE SHEET DATA:
Assets                                             $14,615,503     $12,618,039     $11,222,486     $10,055,512     $9,544,134
Marketable securities                                4,515,666       4,416,913       4,149,969       3,991,627      3,876,551
Excess of cost over fair value of net assets
  acquired                                             210,294         219,854         229,484         239,047        248,610
Debt outstanding                                       735,085         720,243         903,083         901,532        878,419
Shareholders' equity                                 1,018,337       1,315,520         962,515         676,680        678,348
Shareholders' equity per common share                     8.87           11.33            8.38            5.92           5.98
Statutory policyholders' surplus of property and
  casualty insurance subsidiaries                    1,244,003       1,747,425       1,302,490       1,187,056      1,128,336

(1) In 1998, the Company completed the sale of its title insurance operations to LandAmerica Financial Group, Inc. See note 3 to the consolidated financial statements.
(2) The 1999 results include a charge of $170.8 million ($111.0 million after-tax, or $.97 per diluted share) relating to the settlement of issues involving the Unicover workers' compensation reinsurance facility, a charge of $254.3 million ($165.3 million after-tax, or $1.45 per diluted share) to increase net loss reserves for policies issued in prior years and a charge of $132.1 million ($85.9 million after-tax, or $.75 per diluted share) representing the cost of ceding to reinsurers losses under various stop loss treaties.
(3) The 1996 results included a charge of $134.0 million ($87.1 million after-tax, or $.75 per diluted share) to increase net loss reserves for asbestos-related and environmental pollution claims for business written in or before 1987.
(4) Underwriting results include policyholders' dividends and other income and expense.

                                  Reliance Group Holdings, Inc. and Subsidiaries
PROPERTY AND CASUALTY INSURANCE OPERATIONS

--------------------------------------------------------------------------------
Net premiums written for each line of property and casualty insurance are as follows:
--------------------------------------------------------------------------------

YEAR ENDED DECEMBER 31                                   1999           1998           1997           1996            1995
--------------------------------------------------------------------------------------------------------------------------
(In thousands)
Workers' Compensation                              $  457,784     $  304,281     $  275,898     $  249,638      $  265,882
Personal Automobile(1)                                346,086        226,801         99,007              -               -
Commercial Automobile                                 288,003        335,505        295,014        265,206         239,819
General Liability                                     255,173        465,208        423,278        466,636         468,951
Reinsurance                                           247,164        217,287        159,032        151,099         118,969
Surety                                                213,413        204,367        176,500        159,183         139,298
Multiple Peril                                        212,930        226,089        221,021        211,857         184,600
Accident and Health                                   190,221        154,323         91,714         61,873          58,426
Ocean and Inland Marine                               168,391        166,785        191,055        129,148         118,757
Fire and Allied                                       100,984         60,005         46,339         64,250          68,118
Other                                                  80,260         77,659         86,989         87,309         116,220
                                                   -----------------------------------------------------------------------
                                                   $2,560,409     $2,438,310     $2,065,847     $1,846,199      $1,779,040
                                                   -----------------------------------------------------------------------
                                                   -----------------------------------------------------------------------

Combined ratios (on a GAAP basis), after policyholders' dividends, for each line of property and casualty insurance are as follows:
--------------------------------------------------------------------------------

YEAR ENDED DECEMBER 31                                   1999(2)        1998           1997           1996(3)         1995
--------------------------------------------------------------------------------------------------------------------------
Workers' Compensation                                   103.1%          91.3%          93.0%          94.1%           79.1%
Personal Automobile(1)                                  125.8          111.3          136.6              -               -
Commercial Automobile                                   140.3          122.8          118.1          124.5           126.3
General Liability                                       123.0           89.7          100.0          113.8           102.4
Reinsurance                                             129.3          102.5          101.8          115.5           114.9
Surety                                                   79.6           72.4           77.0           75.5            65.6
Multiple Peril                                          123.3           98.7          100.9          123.9           117.3
Accident and Health                                     114.2           99.8           97.3           96.0            81.2
Ocean and Inland Marine                                 178.8          121.1           92.1          100.3            96.0
Fire and Allied                                         142.8          126.4          121.4          100.9           117.4
Other                                                   174.4          132.7          107.5          124.4           114.9
                                                   -----------------------------------------------------------------------
                                                        124.3%         102.1%         100.9%         109.0%          101.8%
                                                   -----------------------------------------------------------------------
                                                   -----------------------------------------------------------------------

(1) Represents the combination of non-standard automobile and personal automobile marketed through direct channels. As a result of the combination, a $24 million restructuring charge was recorded in 1999. See note 2 to the consolidated financial statements.
(2) Excludes the effect of the charge relating to the settlement of issues involving the Unicover workers' compensation reinsurance facility. Includes the effect of a charge of $254.3 million to increase net loss reserves for policies issued in prior years and a charge of $132.1 million representing the cost of ceding to reinsurers losses under various stop loss treaties.
(3) Includes the effect of the $134.0 million increase in net loss reserves for asbestos-related and environmental pollution claims for business written in or before 1987. This charge impacted the commercial automobile, general liability, reinsurance and multiple peril lines of business.

                                  Reliance Group Holdings, Inc. and Subsidiaries
PROPERTY AND CASUALTY INSURANCE OPERATIONS   CONTINUED

--------------------------------------------------------------------------------
Net premiums written, net premiums earned, underwriting gain (loss) and combined ratios for each of the property and casualty insurance operating units are as follows:
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31                                1999(1)           1998           1997        1996(4)            1995
--------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
NET PREMIUMS WRITTEN
  Reliance National(2)                             $1,060,654     $1,013,650     $  889,314     $  833,674      $  864,387
  Reliance Insurance                                  693,189        775,480        740,362        702,433         649,395
  Reliance Personal(3)                                346,086        226,801         99,007              -               -
  Reliance Reinsurance                                247,164        217,287        159,032        151,099         118,969
  Reliance Surety                                     213,413        204,367        176,500        159,183         139,298
  Other                                                   (97)           725          1,632           (190)          6,991
                                                   -----------------------------------------------------------------------
                                                   $2,560,409     $2,438,310     $2,065,847     $1,846,199      $1,779,040
                                                   -----------------------------------------------------------------------
                                                   -----------------------------------------------------------------------
NET PREMIUMS EARNED
  Reliance National(2)                             $1,042,527     $  977,947     $  872,642     $  827,037      $  882,753
  Reliance Insurance                                  718,545        754,007        698,537        683,387         628,055
  Reliance Personal(3)                                294,860        159,745         53,648              -               -
  Reliance Reinsurance                                241,593        214,712        152,754        140,334         119,921
  Reliance Surety                                     206,306        196,693        167,251        147,416         127,355
  Other                                                   150          1,176          2,184          2,680          16,507
                                                   -----------------------------------------------------------------------
                                                   $2,503,981     $2,304,280     $1,947,016     $1,800,854      $1,774,591
                                                   -----------------------------------------------------------------------
                                                   -----------------------------------------------------------------------
UNDERWRITING GAIN (LOSS)
  Reliance National(2)                             $ (495,306)    $  (31,966)    $  (12,161)    $  (19,941)     $      481
  Reliance Insurance                                 (186,962)       (49,676)       (29,716)      (151,697)        (42,344)
  Reliance Personal(3)                                (76,329)       (17,949)       (19,681)             -               -
  Reliance Reinsurance                                (71,242)        (5,070)        (3,120)       (22,117)        (18,204)
  Reliance Surety                                      41,575         54,346         37,733         34,421          41,544
  Other                                                  (162)        (1,793)        (4,777)       (13,053)        (27,121)
                                                   -----------------------------------------------------------------------
                                                   $ (788,426)    $  (52,108)    $  (31,722)    $ (172,387)     $  (45,644)
                                                   -----------------------------------------------------------------------
                                                   -----------------------------------------------------------------------
COMBINED RATIOS(5)
  Reliance National(2)                                  131.2%         102.6%         100.6%         101.7%           99.1%
  Reliance Insurance                                    125.2%         106.7%         103.7%         121.9%          106.3%
  Reliance Personal(3)                                  125.8%         111.3%         136.6%           N/A             N/A
  Reliance Reinsurance                                  129.3%         102.5%         101.8%         115.5%          114.9%
  Reliance Surety                                        79.6%          72.4%          77.0%          75.5%           65.6%
  Consolidated                                          124.3%         102.1%         100.9%         109.0%          101.8%

(1) Includes the effects of the 1999 charge of $170.8 million incurred by Reliance National relating to the settlement of issues involving the Unicover workers' compensation reinsurance facility, a charge of $254.3 million to increase net loss reserves for policies issued in prior years and a charge of $132.1 million representing the cost of ceding to reinsurers losses under various stop loss treaties.
(2) Restated to exclude Reliant, a non-standard auto insurer, which is now part of Reliance Personal.
(3) Represents the combination of Reliant and personal auto insurance marketed through direct channels.
(4) Includes the effect of the $134.0 million increase in net loss reserves for asbestos-related and environmental pollution claims. This charge impacted Reliance Insurance and Reliance Reinsurance.
(5) Calculated on a GAAP basis, after policyholders' dividends. Combined ratios for Other are not presented since they are not meaningful. The 1999 combined ratios excludes the effect of the charge incurred by Reliance National relating to the Unicover facility.

                                  Reliance Group Holdings, Inc. and Subsidiaries
FINANCIAL REVIEW

--------------------------------------------------------------------------------
OVERVIEW

The Company incurred a loss from continuing operations, before gains on sales of investments and subsidiaries, of $318.3 million ($2.79 per diluted share) in 1999. These results include several significant items: (i) a provision for insured events of prior years which aggregated $165.3 million ($1.45 per diluted share) after-tax, and an after-tax charge of $85.9 million ($.75 per diluted share) representing the cost of ceding to reinsurers losses under various stop loss treaties, (ii) an after-tax charge of $111.0 million ($.97 per diluted share) for the settlement of issues involving the Unicover workers' compensation reinsurance facility, (iii) an after-tax benefit of $55.5 million ($.49 per diluted share) resulting from the settlement of various federal income tax issues, (iv) an increase in catastrophe claims which were $48.6 million after-tax ($.43 per diluted share) in 1999, compared to $21.6 million after-tax ($.18 per diluted share) in 1998 and $7.2 million after-tax ($.06 per diluted share) in 1997, and (v) an after-tax restructuring charge of $15.6 million ($.14 per diluted share). See notes 8, 16, 7 and 2 of the consolidated financial statements for a discussion of the increase in net loss reserves, Unicover settlement, tax settlement and restructuring charge, respectively. Operating income in 1998 was $128.5 million ($1.07 per diluted share), compared to $127.0 million ($1.07 per diluted share) in 1997. Operating results in 1998 reflected higher levels of net investment income and increased profits in the information technology business, offset by increased catastrophe claims and less income from the title insurance operations which were sold in February 1998.

   The net loss in 1999 was $310.5 million ($2.72 per diluted share) which included an (i) after-tax charge of $57.9 million ($.51 per diluted share) representing the cumulative effect of adopting Statement of Position No. 97-3, 'Accounting by Insurance and Other Enterprises for Insurance Related Assessments' ('SOP'), (ii) an after-tax gain of $24.9 million ($.22 per diluted share) representing the pro rata portion of a gain realized by Zenith National Insurance Corp. ('Zenith') on the sale of its CalFarm subsidiary, and (iii) an after-tax gain on sales of investments of $40.7 million ($.36 per diluted share). See note 1 to the consolidated financial statements for a discussion of the adoption, in 1999, of the SOP. Net income in 1998 was $326.4 million ($2.72 per diluted share) which includes after-tax gains of $135.0 million ($1.12 per diluted share) primarily resulting from the sale of the Company's title insurance operations. See note 3 to the consolidated financial statements for further discussion. Net income in 1998 also includes an after-tax extraordinary charge of $7.8 million ($.06 per diluted share) related to early extinguishment of debt. Net income in 1997 was $229.4 million ($1.94 per diluted share) which includes an after-tax gain of $68.9 million ($.58 per diluted share) resulting from a tax benefit realized from the sale of Prometheus Funding Corp. ('Prometheus'), a subsidiary previously classified as discontinued, and an after-tax charge of $7.5 million ($.06 per diluted share) for a litigation settlement pertaining to Prometheus. Net income in 1998 and 1997 also included after-tax gains on sales of investments of $70.7 million ($.59 per diluted share) and $47.5 million ($.40 per diluted share), respectively.

   On February 29, 2000, the Company announced a series of strategic and financial actions and initiatives designed to strengthen its capital and improve its credit ratings. These actions include:

     o Reaching an agreement in principle to sell the Reliance Surety operation to Travelers Property Casualty Corp. for $580 million in cash. This transaction, which is expected to close in the second quarter of 2000, will result in an after-tax gain of approximately $250 million and increase statutory policyholders' surplus by approximately $300 million. Consummation of the sale is subject to the negotiation and execution of definitive agreements and customary corporate and regulatory approvals. The net proceeds from the sale, which will be retained by Reliance Insurance Company, are expected to be invested in fixed income securities. After taking into account the expected increase in net investment income on an ongoing basis, the Company estimates that as a result of the sale, its after-tax annualized operating income will be reduced by $24 million.

     o Extension of the maturity of $237.5 million of bank borrowings from March 31, 2000 to August 31, 2000.

     o Suspension of the Company's $.08 per share quarterly dividend, which is estimated to reduce cash payments by $37 million per year.

     o Consolidation of the corporate infrastructure and business units which is expected to result in approximately $80 million in annualized expense savings. In conjunction with the consolidation effort, the Company expects to incur a restructuring charge in the first half of 2000.

     o Changes in the senior management team, including naming George R. Baker president and chief executive officer. Saul P. Steinberg will continue as chairman of the board.

                                  Reliance Group Holdings, Inc. and Subsidiaries
FINANCIAL REVIEW   CONTINUED

--------------------------------------------------------------------------------
PROPERTY AND CASUALTY INSURANCE OPERATIONS

The property and casualty insurance operations incurred a pretax operating loss in 1999, before gains on sales of investments and subsidiaries, of $502.0 million. The loss in 1999 reflects a provision of $254.3 million to increase net loss reserves for policies issued in prior years, which resulted from updated information and subsequent developments, and a charge of $132.1 million representing the cost of ceding to reinsurers losses under various stop loss treaties. Regularly scheduled actuarial loss reserve reviews in the second quarter of 1999 revealed significant deterioration in a number of lines and programs. As a result of this updated information, the Company hired an independent actuarial firm to assist in its loss reserve reviews. The results of these reviews led the Company to conclude that an increase in loss reserves during 1999 was appropriate. The increase in loss reserves was due principally to construction defect claims, higher than expected losses in property, marine and aviation lines, deterioration in a program which wrote environmental coverages and adverse development in the commercial automobile line. The increase in loss reserves for the full year 1999 (before application of the stop loss treaties) was comprised of the following:

     o $121.4 million for construction defect claims, arising mostly in California. In 1999, the Company completed an actuarial study of these claims, utilizing methodologies provided by an independent actuarial firm. Actuarial analysis of these types of claims is particularly complex due to the protracted claims settlement process, as well as a widening interpretation of what constitutes insurance coverage that courts have applied to these cases.

     o $168.5 million for property, marine and aviation lines. This is largely the result of higher than expected losses reported to the Company on assumed reinsurance treaties. The Company has decided to non-renew the majority of these treaties.

     o $72.0 million for business written by a program manager, which provided commercial automobile coverage to hazardous waste haulers and general liability coverage to entities with environmental exposures. The Company's actuarial study of this program revealed recent price deterioration and an unusual amount of recent loss activity. The Company no longer writes this program.

     o $112.0 million for adverse development in other lines of business, primarily $73.1 million for commercial automobile where loss activity was higher than expected.

   The 1999 property and casualty insurance operating results also include a charge of $170.8 million relating to the settlement of issues involving the Unicover workers' compensation reinsurance facility, and includes $20 million for an anticipated settlement regarding the Company's participation in the Lincoln National facility managed by Unicover. In addition, the 1999 underwriting loss includes a $24 million restructuring charge which resulted from the consolidation of the Company's automobile insurance operations into a new operating unit, Reliance Personal.

   Pretax operating income was $242.6 million in 1998 compared to $232.3 million in 1997. The increase in 1998 operating income reflects higher levels of net investment income partially offset by an increase in underwriting losses. Underwriting results in all years have been adversely effected by catastrophe claims which totaled $74.8 million, $33.3 million and $11.1 million, in 1999, 1998 and 1997, respectively.

   Policy claims and settlement expenses for 1998 and 1997 include favorable development of $33.0 million and $36.0 million, respectively, pertaining to insured events of prior years. These redundancies reflect favorable development in workers' compensation and surety line of business partially offset by adverse development in the commercial automobile line. The redundancy in workers' compensation is due, in part, to favorable development in retrospectively rated policies, which was more than offset by a corresponding reduction in premiums earned. The 1998 redundancy also includes favorable development in general liability and multiple peril lines of business and adverse development in ocean marine line of business.

                                  Reliance Group Holdings, Inc. and Subsidiaries

--------------------------------------------------------------------------------
Net premiums written, net premiums earned, underwriting gain (loss) and combined ratios for each of the property and casualty insurance operating units are as follows (dollars in thousands):
--------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------
                                                                             1999           1998           1997
---------------------------------------------------------------------------------------------------------------
NET PREMIUMS WRITTEN
  Reliance National(1)                                              $   1,060,654  $   1,013,650  $     889,314
  Reliance Insurance                                                      693,189        775,480        740,362
  Reliance Personal(1)                                                    346,086        226,801         99,007
  Reliance Reinsurance                                                    247,164        217,287        159,032
  Reliance Surety                                                         213,413        204,367        176,500
  Other                                                                       (97)           725          1,632
                                                                    -------------------------------------------
                                                                    $   2,560,409  $   2,438,310  $   2,065,847
                                                                    -------------------------------------------
                                                                    -------------------------------------------
NET PREMIUMS EARNED
  Reliance National(1)                                              $   1,042,527  $     977,947  $     872,642
  Reliance Insurance                                                      718,545        754,007        698,537
  Reliance Personal(1)                                                    294,860        159,745         53,648
  Reliance Reinsurance                                                    241,593        214,712        152,754
  Reliance Surety                                                         206,306        196,693        167,251
  Other                                                                       150          1,176          2,184
                                                                    -------------------------------------------
                                                                    $   2,503,981  $   2,304,280  $   1,947,016
                                                                    -------------------------------------------
                                                                    -------------------------------------------
UNDERWRITING GAIN (LOSS)
  Reliance National(1)                                              $    (495,306) $     (31,966) $     (12,161)
  Reliance Insurance                                                     (186,962)       (49,676)       (29,716)
  Reliance Personal(1)                                                    (76,329)       (17,949)       (19,681)
  Reliance Reinsurance                                                    (71,242)        (5,070)        (3,120)
  Reliance Surety                                                          41,575         54,346         37,733
  Other                                                                      (162)        (1,793)        (4,777)
                                                                    -------------------------------------------
                                                                    $    (788,426) $     (52,108) $     (31,722)
                                                                    -------------------------------------------
                                                                    -------------------------------------------
COMBINED RATIOS(2)
  Reliance National(1)                                                     131.2%         102.6%         100.6%
  Reliance Insurance                                                       125.2%         106.7%         103.7%
  Reliance Personal(1)                                                     125.8%         111.3%         136.6%
  Reliance Reinsurance                                                     129.3%         102.5%         101.8%
  Reliance Surety                                                           79.6%          72.4%          77.0%
  Consolidated                                                             124.3%         102.1%         100.9%

(1) In the first quarter of 1999, the Company consolidated its non-standard automobile operation, formerly part of Reliance National, with its personal automobile direct writer Reliance Direct, into a new operating unit, Reliance Personal. Prior period results of Reliance National have been restated to reflect this consolidation.

(2) Calculated on a GAAP basis, after policyholders' dividends. Combined ratios for Other are not presented since they are not meaningful. The 1999 combined ratios exclude the effect of the charge incurred by Reliance National related to the Unicover facility.

RELIANCE NATIONAL

The increase in net premiums written and net premiums earned in 1999, when compared to 1998, reflect increased writings in the Accident & Health and Property divisions and increased foreign sourced premiums. These increases were partially offset by the ceding of $70.5 million of premiums in 1999 to various stop loss treaties, and by lower net premiums written by a program manager which had provided commercial automobile and general liability coverage. Due to the Company's decision to cancel or not to renew certain under-performing lines of business, including certain lines which contributed to the growth in 1999 premiums, Reliance National expects premium writings in 2000 to be lower than those in 1999. Premium increases in 1998, when compared to 1997, reflect growth in the Accident & Health and Casualty Risk Services divisions.

   Underwriting results in 1999 were adversely affected by losses from business that the Company has either cancelled or had decided not to renew. The underwriting results in 1999 were adversely affected by $194.8 million

                                  Reliance Group Holdings, Inc. and Subsidiaries
FINANCIAL REVIEW   CONTINUED

--------------------------------------------------------------------------------
from an increase in net loss reserves for policies written in prior years and cost of ceding losses to reinsurers. The 1999 underwriting results also include a charge of $170.8 million pertaining to the settlement of issues involving the Unicover facility. The increase in underwriting loss in 1999, when compared to prior years, also resulted from an increase in catastrophe losses, which were $59.0 million in 1999, primarily from international catastrophes, compared to $6.3 million in 1998 and $1.2 million in 1997. The increase in underwriting loss in 1998, when compared to 1997, reflects an increase in property and marine losses, offset by strong underwriting results in the Excess and Surplus and Financial Products divisions.

RELIANCE INSURANCE

The decline in net premiums written and net premiums earned in 1999, when compared to 1998, resulted from the decision to curtail writing certain under-performing contractors and transportation lines of business in the Specialty division, and the ceding of $28.1 million of premiums in 1999 to various stop loss treaties. These declines were partially offset by increased writings in the Commercial Accounts and Large Accounts divisions, particularly in workers' compensation and in commercial multiple peril and general liability lines of business. The increase in net premiums written and net premiums earned in 1998, when compared to 1997, reflects growth in the Commercial Accounts division, particularly in commercial automobile and general liability lines of business.

   The underwriting results in 1999 were adversely affected by $121.4 million from an increase in net loss reserves, including reserves for construction defect claims, for policies written in prior years and the cost of ceding losses to reinsurers. Underwriting results in 1999 also reflect increased losses in the commercial automobile line and in workers' compensation. The increase in the underwriting loss in 1998, when compared to 1997, reflects an increase in catastrophe claims as well as a high level of property and marine losses.

RELIANCE PERSONAL

Reliance Personal was created in late March 1999 by consolidating Reliance National's non-standard automobile operation, Reliant, with Reliance Direct (a direct writer of personal automobile insurance) which formerly was a separate operating unit. As a result of the consolidation, a $24 million restructuring charge was recorded by Reliance Personal in the first quarter of 1999 and is included in underwriting losses. Due to poor underwriting results in the direct automobile operation, the Company decided in late 1999 to discontinue this line. In November 1999, the Company entered into an agreement to transfer to a third party substantially all the assets and non-insurance liabilities related to policies written by Reliance Direct as well as the renewal rights to in-force policies. See note 1 to the consolidated financial statements for further discussion of this transfer.

   The increase in net premiums written and net premiums earned in 1999 and 1998 resulted from growth in non-standard automobile writings.

   The increase in the underwriting loss in 1999 resulted from increased losses in the non-standard automobile line. As a result of these losses, Reliance Personal will seek significant price increases and use more stringent underwriting criteria. Accordingly, the Company does not expect its non-standard automobile writings to increase in 2000.

RELIANCE REINSURANCE

The increase in net premiums written and net premiums earned in 1999 and 1998 resulted from new assumed reinsurance treaties, including the start-up in 1998 of an agricultural reinsurance division which generated $66.3 million and $68.4 million of net premiums written in 1999 and 1998, respectively. Due to the recent loss of key personnel in the agricultural reinsurance division, these writings are expected to substantially decline in 2000.

   The underwriting results in 1999 were adversely affected by $66.4 million from an increase in net loss reserves for policies written in prior years, primarily in marine and aviation lines, and the cost of ceding losses to reinsurers under various stop-loss treaties. Reliance Reinsurance has discontinued its marine and aviation lines.

RELIANCE SURETY

The increase in net premiums written and net premiums earned in 1999, when compared to 1998, resulted from an increase in contract surety premiums and growth in commercial surety premiums. The increase in net premiums written and net premiums earned in 1998, when compared to 1997, primarily resulted from an increase in contract surety business.

                                  Reliance Group Holdings, Inc. and Subsidiaries

--------------------------------------------------------------------------------
   The decline in underwriting income in 1999, when compared to 1998, resulted from an increase in large losses, primarily in contract surety. Losses over $1.0 million were $33.2 million in 1999 compared to $18.2 million in 1998. Loss activity in 1998 was unusually low which benefited 1998 underwriting results.

   On February 29, 2000, the Company announced that it had reached an agreement in principle to sell Reliance Surety for $580 million in cash. See 'Overview' section for further discussion.


   The consolidated property and casualty insurance operations assume and cede reinsurance in the normal course of business. The Company's aggregate reinsurance recoverables were $6.3 billion at December 31, 1999, representing estimated amounts recoverable from reinsurers pertaining to unpaid claims, claims incurred but not reported, unearned premiums and paid claims. The Company is subject to credit risk with respect to its reinsurers, as the ceding of risk to reinsurers does not relieve the Company of its liability to insureds. The Company holds substantial amounts of collateral to secure recoverables from unauthorized reinsurers. See note 10 to the consolidated financial statements.

   The liability for property and casualty insurance loss reserves at December 31, 1999 was $8.3 billion compared to $7.0 billion at December 31, 1998. The liability is based on an evaluation of reported claims in addition to statistical projections of claims incurred but not reported and loss adjustment expenses. Estimates of salvage and subrogation are deducted from the liability. Reinsurance recoverables of $4.9 billion and $3.8 billion at December 31, 1999 and 1998, respectively, are included in the liability.

   The establishment of loss reserves requires an estimate of the ultimate liability based primarily on past experience. The Company applies a variety of generally accepted actuarial techniques to determine the estimates of ultimate liability. The techniques recognize, among other factors, the Company's and industry's experience with similar business, historical trends in reserving patterns and loss payments, pending level of unpaid claims, cost of claim settlements, product mix and the economic environment in which property and casualty companies operate. Estimates are continually reviewed and adjustments of the probable ultimate liability based on subsequent developments and new data are included in operating results for the periods in which they are made. In general, reserves are initially established based upon the actuarial and underwriting data utilized to set pricing levels and are reviewed as additional information, including claims experience, becomes available. The establishment of loss reserves makes no provision for the broadening of coverage by legislative action or judicial interpretation or for extraordinary future emergence of new classes of losses not sufficiently represented in the Company's historical data base, or which are not yet able to be quantified. The Company regularly analyzes its reserves and reviews its pricing and reserving methodologies so that future adjustments to prior years reserves can be minimized. However, given the complexity of this process, reserves will require continual updates and the ultimate liability may be more or less than such estimates indicate. Estimation of loss reserves for long tail lines of business is more difficult than for short tail lines because long tail claims may not become apparent for a number of years, and a relatively higher proportion of ultimate losses are considered incurred but not reported. As a result, variation in loss development is more likely in long tail lines of business. The Company attempts to reduce these variations in certain of its long tail lines, primarily directors and officers liability and professional liability, by writing policies on a claims-made basis which mitigates the long tail nature of the risk. The Company also limits the potential loss from a single event through the extensive use of reinsurance.

PROPERTY AND CASUALTY INSURANCE INVESTMENT RESULTS

Net investment income of the property and casualty insurance operations was $286.4 million in 1999 compared to $294.7 million in 1998 and $264.0 million in 1997. The decline in net investment income in 1999, when compared to 1998, resulted from an increase in interest accrued on insurance funds held on behalf of reinsurers in connection with certain stop loss treaties. The increase in net investment income in 1998, when compared to 1997, resulted from growth in the size of the fixed maturity investment portfolio.

   Gains on sales of investments of $63.0 million in 1999, $108.5 million in 1998 and $71.5 million in 1997 primarily resulted from sales of equity securities, including the 1999 sale of 1.5 million shares of Symbol Technologies, Inc. ('Symbol') common stock which resulted in a realized gain of $66.0 million. From January 1, 2000 through March 15, 2000, the Company sold an additional 3.0 million shares of Symbol common stock which resulted in a realized gain of $266.6 million which will be recognized in the first quarter of 2000. Gains on sales of investments in

                                  Reliance Group Holdings, Inc. and Subsidiaries
FINANCIAL REVIEW   CONTINUED

--------------------------------------------------------------------------------
1999, 1998 and 1997 are net of write-downs of $31.7 million, $50.8 million and $20.8 million, respectively, equal to the difference between the cost and market values of certain investments to reflect other than temporary declines.

INVESTMENT PORTFOLIO

Investment activities are an integral part of the business of the property and casualty insurance operations. At December 31, 1999, the Company's investment portfolio aggregated $3.92 billion (at cost) of which 93% was invested in fixed maturities and 7% invested in equity securities. The Company seeks to maintain a diversified and balanced fixed maturity portfolio representing a broad spectrum of industries and types of securities and invests in investment grade securities (those rated 'BBB' or better by Standard and Poor's) and, to a lesser extent, non-investment grade securities and non-rated securities. At December 31, 1999, no one issuer comprised more than 3% of the fixed maturity and short-term investment portfolio.

   Fixed maturity securities classified as held for investment consist primarily of corporate securities of which substantially all are rated investment grade. Fixed maturity securities classified as available for sale consist of corporate, U.S. Treasury and Government National Mortgage Association (GNMA) securities. At December 31, 1999, the carrying values of non-investment grade securities and securities not rated by Standard and Poor's were $473.4 million (13% of the fixed income portfolio) and $197.9 million (6% of the fixed income portfolio), respectively. Substantially all of the Company's non-investment grade and non-rated securities are classified as available for sale. The weighted average maturity of the fixed maturity portfolio (excluding short-term investments) is approximately eleven years.

   At December 31, 1999, approximately 28% of the fixed maturity and short-term investment portfolio was comprised of securities issued by utilities, the vast majority of which are rated investment grade and are first mortgage or senior secured bonds. The utility portfolio is widely diversified among various geographic regions in the United States and is not dependent on the economic stability of any one particular region. No other industry group comprises more than 10% of the fixed maturity and short-term investment portfolio.

OTHER OPERATIONS

RCG Information Technology, Inc. ('RCG'), a subsidiary of the Company, provides computer-related services to large corporate clients throughout the United States. Information technology revenues were $230.7 million in 1999, $247.7 million in 1998 and $191.9 million in 1997. The decrease in revenues in 1999, when compared to 1998, resulted from an overall slowdown in the demand for certain consultant skill sets and a decline in solutions business reflecting the reluctance of clients to begin new technology initiatives until the impact of Year 2000 on their systems was known. The increase in revenues in 1998, when compared to 1997, resulted from a significant increase in demand for information technology services from both existing and new clients, together with an increase in higher margin solutions business and an increase in billing rates. Gross margins (revenues less cost of services) were $76.1 million in 1999, $78.8 million in 1998 and $51.4 million in 1997. Gross margins as a percentage of revenues were 33.0%, 31.8% and 26.8% in 1999, 1998 and 1997, respectively. Pretax income was $12.7 million in 1999, $19.4 million in 1998 and $5.6 million in 1997. The decline in pretax income in 1999, when compared to 1998, reflects a lower volume of business, as well as higher selling, general and administrative expenses associated with investments in technical and sales capabilities. The increase in pretax income in 1998, when compared to 1997, resulted from increased gross margins. RCG's revenues and expenses are included in other revenues and other operating expenses in the accompanying consolidated statement of operations.

EQUITY IN INVESTEE COMPANIES

On October 25, 1999, the Company completed the sale of its investment in Zenith for cash proceeds of $184.1 million. In conjunction with the sale, the Company wrote-down its investment in Zenith by $9.3 million in 1999. The Company's investment in Zenith has been reclassified from investment in investee company to other assets in the accompanying 1998 consolidated balance sheet.

   Equity in investee companies was $30.8 million in 1999, which included a gain of $24.9 million representing the Company's pro rata portion of a gain realized by Zenith. Equity earnings in 1999 from the Company's investment in LandAmerica Financial Group ('LandAmerica') were $7.0 million. Equity in investee companies was $22.0 million in 1998 which includes equity earnings of $15.6 million from LandAmerica. The remaining 1998 equity earnings of $6.4 million pertains to Zenith. The decline in equity earnings from LandAmerica in 1999, when compared to 1998,

                                  Reliance Group Holdings, Inc. and Subsidiaries

--------------------------------------------------------------------------------
reflects a decline in revenues due to a reduction in refinancing transactions. Equity in investee companies was $7.7 million in 1997 from Zenith.

LIQUIDITY AND CAPITAL RESOURCES

The Company's principal sources of funds consist of dividends, advances and net tax payments from its subsidiaries. These payments aggregated $170.3 million for the year ended December 31, 1999. Dividends paid by Reliance Insurance Company were $175.7 million in 1999. The Company's ability to receive cash dividends has depended upon and continues to depend upon the dividend paying ability of its insurance subsidiaries. The Insurance Law of Pennsylvania, where Reliance Insurance Company (the Company's principal insurance subsidiary) is domiciled, limits the maximum amount of dividends which may be paid without approval by the Pennsylvania Insurance Department. Under such law, Reliance Insurance Company may pay dividends during the year equal to the greater of (a) 10% of the preceding year-end policyholders' surplus or (b) the preceding year's statutory net income. Furthermore, the Pennsylvania Insurance Department has broad discretion to limit the payment of dividends by insurance companies. During 2000, $124 million would be available for dividend payments by Reliance Insurance Company under Pennsylvania law without prior approval by the Pennsylvania Insurance Department. The Company believes that such amount will be sufficient to meet its operating cash needs. There is no assurance that Reliance Insurance Company will meet the tests in effect from time to time under Pennsylvania law for the payment of dividends without prior Insurance Department approval or that any requested approval will be obtained. Reliance Insurance Company has been advised by the Pennsylvania Insurance Department that any required approval will be based upon a solvency standard and will not be unreasonably withheld. Any significant limitation of Reliance Insurance Company's dividends would adversely affect the Company's ability to service its debt.

   Reliance Insurance Company collects and invests premiums prior to payment of associated claims, which are generally made months or years subsequent to the receipt of premiums. Reliance Insurance Company carefully monitors its cash, short-term investments and marketable securities to maintain adequate balances for the timely payment of claims and other operating requirements. At
December 31, 1999, Reliance Insurance Company had $314 million of cash and short-term investments.

   For the year ended December 31, 1999, the Company utilized $171.0 million of cash flow for operating activities. In conjunction with the tax settlement described in note 7 to the consolidated financial statements, the Company made a $43.0 million payment, primarily interest, to the Internal Revenue Service. The Company also incurred higher net payments for property and casualty insurance policy claims and related expenses, which were partially offset by an increase in the net collection of insurance premiums. For the years ended December 31, 1999, 1998 and 1997, these payments were $2.0 billion, $1.5 billion and $1.3 billion, respectively. For the year ended December 31, 1998, the Company generated $86.8 million of cash flow from operating activities compared to $10.5 million in 1997. The increase in 1998 operating cash flow reflects an increase in the net collection of insurance premiums as well as an increase in operating cash flow from the information technology operations. The 1998 increase was partially offset by higher net payments for policy claims and related expenses. Operating cash flow in 1998 was also reduced by higher payments of income taxes resulting from increased amounts of taxable income due, in part, to gains on sales of subsidiaries and investments.

   The Company generated $228.1 million, $163.4 million and $56.7 million of cash flow from investing activities for the years ended December 31, 1999, 1998 and 1997, respectively, primarily from the sale of an investee company in 1999, sales of subsidiaries in 1998 and sales of real estate in 1997. The increase in cash flow from investing activities in 1999 also reflects net sales of marketable securities. The increase in cash flow from investing activities in 1998 was partially offset by net purchases of securities.

   For the year ended December 31, 1999, the Company used $32.5 million of cash flow for financing activities, principally for the payment of dividends. On February 29, 2000, the Company announced the suspension of the common stock dividend, which totaled $36.5 million, $37.1 million and $36.7 million in 1999, 1998 and 1997. For the year ended December 31, 1998, the Company used
$222.3 million of cash flow for financing activities. During 1998, the Company purchased $186.5 million of its outstanding senior notes and senior subordinated debentures utilizing the dividends from Reliance Insurance Company. These purchases resulted in an after-tax extraordinary charge of $7.8 million, net of a $4.2 million tax benefit. The Company used $34.6 million of cash flow for financing activities for the year ended December 31, 1997, primarily for the payment of dividends.

                                  Reliance Group Holdings, Inc. and Subsidiaries
FINANCIAL REVIEW   CONTINUED

--------------------------------------------------------------------------------
   At December 31, 1999, the Company had $735.1 million of outstanding debt, including $237.5 million of bank borrowings with an original maturity date of March 31, 2000, which date has been extended until August 31, 2000, and $291.7 million of senior notes due November of 2000 (including $7.5 million held by Reliance Insurance Company). The Company expects to repay these amounts by refinancing. In addition, during the years 2001 to 2004, $176.6 million of debt matures, including $171.8 million of senior subordinated debentures due 2003. The Company expects to repay these amounts by either refinancing this debt or using cash flow from operations or a combination thereof.

   The National Association of Insurance Commissioners has a risk-based capital requirement for the property and casualty insurance industry. Risk-based capital refers to the determination of the amount of statutory capital required for an insurer based on the risks assumed by the insurer (including, for example, investment risks, credit risks relating to reinsurance recoverables and underwriting risks) rather than just the amount of net premiums written by the insurer. A formula that applies prescribed factors to the various risk elements in an insurer's business is used to determine the minimum statutory capital requirement for the insurer. An insurer having less statutory capital than the formula calculates would be subject to varying degrees of regulatory intervention, depending on the level of capital inadequacy. At December 31, 1999, all of the Company's statutory insurance companies have, with the exception of Reliance Insurance Company, statutory capital in excess of the minimum required risk-based capital. Subsequent to December 31, 1999, the market value of the Company's investment in Symbol common stock has increased thereby increasing statutory capital. As a result, the Company believes that Reliance Insurance Company's statutory capital is in excess of the minimum required risk based capital. Additionally, upon completion of the sale of Reliance Surety which is expected to occur in the second quarter of 2000, it is estimated that Reliance Insurance Company's statutory capital will further increase by approximately $300 million.

   Maintaining appropriate levels of statutory policyholders' surplus is considered important by the Company's management, state insurance regulatory authorities and agencies that rate the insurers' claims-paying abilities and financial strength. Failure to maintain certain levels of statutory policyholder' surplus could result in increased scrutiny or, in some cases, action taken by state regulatory authorities and/or downgrades in an insurer's ratings. In the third quarter of 1999, Standard and Poor's and Moody's Investor Service placed the ratings of the Company's senior notes, senior subordinated debentures and the claims paying rating of Reliance Insurance Company on credit watch with negative implications. Standard and Poor's also lowered the claims paying rating of Reliance Insurance Company to 'A-'. In addition, A.M. Best & Company ('Best') placed the 'A-(Excellent)' rating of Reliance Insurance Company under review with negative implications. The Company believes that any downgrade in its Best rating would adversely affect its ability to underwrite certain lines of business.

   According to the various rating agencies, these actions were taken due to uncertainty relating to the Company's exposure in the Unicover workers' compensation reinsurance facility, the Company's ability to accomplish its capital raising objectives and refinancing of its debt. However, subsequent to these actions, the Company has made substantial progress in resolving these uncertainties. In January of 2000, the Company reached settlements with various parties with respect to Unicover. (See note 16 to the consolidated financial statements for a discussion of the Unicover settlement.) In addition, on February 29, 2000, the Company announced a series of strategic and financial actions designed to strengthen its capital base, including entering into an agreement in principle with Travelers Property Casualty Corp. to sell its Reliance Surety operation for cash proceeds of $580 million, the extension of the maturity date of its bank borrowings until August 31, 2000 and the suspension of cash dividends on the Company's common stock. As a result of these developments, Best improved the status of Reliance Insurance Company from 'under review with negative implications' to 'under review with developing implications.' Best has indicated its intention to reaffirm Reliance Insurance Company's 'A-(Excellent)' rating upon the successful completion of the Company's capital-enhancement program. In addition, Standard & Poor's reaffirmed its rating on the Company including its investment grade rating on the senior notes.

   The Company and its subsidiaries are involved in certain litigation arising in the course of their businesses, some of which involve claims of substantial amounts. See note 17 to the consolidated financial statements for further discussion.

MARKET RISKS

The Company manages its investment portfolio to achieve safety and liquidity, while seeking to maximize total return. The Company believes it can achieve these objectives by active portfolio management and intensive monitoring of

                                  Reliance Group Holdings, Inc. and Subsidiaries

--------------------------------------------------------------------------------
investments. Investment decisions are centrally managed by investment professionals, including a fixed income investment department, which is staffed with individuals who have extensive experience in both the investment grade and non-investment grade bond markets.

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

   Interest rate risk is the price sensitivity of a fixed security to changes in interest rates. The Company views these potential changes in price within the overall context of asset and liability management. The Company's actuaries estimate the payout pattern of the property and casualty insurance loss reserves, to determine their duration, which is the weighted average payments expressed in years. The Company sets duration targets for fixed income investment portfolios which the Company believes mitigates the overall effect of interest rate risk. Based upon assumptions the Company uses in its duration calculations, increases in interest rates of 100 and 150 basis points would cause decreases in the market value of the fixed maturity portfolio (excluding short-term investments) of approximately $203 million and $305 million, respectively, at December 31, 1999 and approximately $210 million and $320 million, respectively, at December 31, 1998. Similarly, a decrease in interest rates of 100 to 150 basis points would cause increases in the market value of the fixed maturity portfolio of approximately $203 million and $305 million, respectively, at December 31, 1999 and approximately $210 million and $320 million, respectively, at December 31, 1998.

   Foreign currency risk is the sensitivity to foreign exchange rate fluctuations of foreign currency denominated financial instruments. The functional currency of the Company's foreign operations is generally the currency of the local operating environment since their business is primarily transacted in such local currency. The Company reduces the risks relating to currency fluctuations by maintaining investments in those foreign currencies in which the Company transacts business. Such investments have characteristics similar to liabilities in those currencies. In addition, the Company also invests in certain foreign currency denominated fixed income securities in its domestic portfolio. At December 31, 1999 and 1998, the Company held foreign currency denominated fixed income investments of $482 million and $437 million, including $80 million and $146 million held in its domestic portfolio. The principal currencies creating foreign exchange rate risk for the Company are the British pound sterling, Canadian dollar and the Mexican peso. If the U.S. dollar strengthened by 10% in comparison to each of the foreign currencies held by the Company, an approximate $49 million and $45 million decrease would have occurred in the market value of fixed maturity investments denominated in foreign currencies at December 31, 1999 and 1998. If the U.S. dollar weakened by 10% in comparison to each of the foreign currencies held by the Company, an approximate $49 million and $45 million increase would have occurred in the market value of fixed maturity investments denominated in foreign currencies at December 31, 1999 and 1998. The Company believes that the effects on its shareholders' equity resulting from exchange rate fluctuations on foreign currency investments held by its international operations would be partially offset by the effect of exchange rate fluctuations on the liabilities maintained by the international operations.

   At December 31, 1999 and 1998, the market value of the Company's equity securities were $1.0 billion and $754.5 million, respectively. The Company is exposed to equity price risk as a result of its investment in equity securities. An approximate $100 million and $75 million decrease in the market value of equity securities would have occurred if there had been a 10% decrease in the market prices of all equity securities at December 31, 1999 and 1998, and an approximate $100 million and $75 million increase in the market value of equity securities would have occurred if there had been a 10% increase in the market prices of all equity securities at December 31, 1999 and 1998. At December 31, 1999 and 1998, the Company owned 10.6 million and 12.1 million shares, respectively, of Symbol common stock which represented 67% and 68% of the market value of the equity portfolio. Subsequent to year-end 1999, the Company sold
3.0 million shares of Symbol and at March 15, 2000, owns 7.5 million shares of Symbol with a market value of $694.6 million. At March 15, 2000, a 10% decline in the market value of this security would result in an approximate $69 million decrease in the market value of equity securities, and a 10% increase in

                                  Reliance Group Holdings, Inc. and Subsidiaries
FINANCIAL REVIEW   CONTINUED

--------------------------------------------------------------------------------
the market value of this security would result in an approximate $69 million increase in the market value of equity securities.

   At December 31, 1999 and 1998, the Company had total debt outstanding of $735.1 million and $720.2 million, respectively, of which $474 million and $471 million is fixed interest rate debt. The interest rate on the Company's remaining debt is variable. The Company believes that the impact of a 100 basis point increase in interest rates on the variable rate debt would result in an increase in annual interest expense of approximately $2.6 million, while a 100 basis point decrease in interest rates on the variable rate debt would result in a decrease in annual interest expense of approximately $2.6 million.

FORWARD LOOKING INFORMATION

Certain statements in this document may be considered to be 'forward looking statements' as that term is defined in the Private Securities Litigation Reform Act of 1995, such as statements that include the words 'expects', 'probable', 'estimate', or similar expressions. Such statements are subject to certain risks and uncertainties. The factors which could cause actual results to differ materially from those suggested by any such statements include, but are not limited to, those discussed or identified from time to time in the Company's public filings with the Securities and Exchange Commission and specifically to: risks or uncertainties associated with general economic conditions including changes in interest rates and the performance of the financial markets, changes in domestic and foreign laws, regulations and taxes, changes in competition and pricing environments, regional or general changes in asset valuations, the occurrence of significant natural disasters, the inability to reinsure certain risks economically, the adequacy of loss reserves, as well as general market conditions, competition, pricing and restructurings.

                                  Reliance Group Holdings, Inc. and Subsidiaries
CONSOLIDATED STATEMENT OF OPERATIONS


------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31                                    1999          1998          1997
------------------------------------------------------------------------------------------
(In thousands, except per share amounts)
REVENUES:
  Premiums earned                                   $2,503,981    $2,443,412    $2,810,762
  Net investment income                                286,420       300,019       294,971
  Gain on sales of investments                          63,018       108,840        73,097
  Gain on sales of subsidiaries                              -       197,258             -
  Other                                                299,837       319,591       263,806
                                                    --------------------------------------
                                                     3,153,256     3,369,120     3,442,636
                                                    --------------------------------------
CLAIMS AND EXPENSES:
  Policy claims and settlement expenses              2,111,072     1,523,624     1,304,559
  Policy acquisition costs, other insurance
     expenses and Unicover settlement                1,150,720       958,310     1,496,983
  Restructuring charge                                  24,000             -             -
  Interest                                              61,774        79,840        88,663
  Reversal of interest expense related
     to income tax                                     (31,500)            -             -
  Other operating expenses                             332,864       361,531       310,410
                                                    --------------------------------------
                                                     3,648,930     2,923,305     3,200,615
                                                    --------------------------------------
INCOME (LOSS) BEFORE INCOME TAXES AND EQUITY IN
  INVESTEE COMPANIES                                  (495,674)      445,815       242,021
Income tax benefit (provision)                         212,200      (133,600)      (75,200)
Equity in investee companies                            30,778        22,000         7,675
                                                    --------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS              (252,696)      334,215       174,496
Gain on disposal of discontinued operation                   -             -        68,865
Litigation settlement of discontinued operation              -             -        (7,500)
                                                    --------------------------------------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM AND
  CUMULATIVE EFFECT OF ACCOUNTING CHANGE              (252,696)      334,215       235,861
Extraordinary item-early extinguishment of debt              -        (7,766)            -
Cumulative effect of change in accounting              (57,850)            -        (6,442)
                                                    --------------------------------------
NET INCOME (LOSS)                                   $ (310,546)   $  326,449    $  229,419
                                                    --------------------------------------
                                                    --------------------------------------
BASIC PER SHARE INFORMATION:
INCOME (LOSS) FROM CONTINUING OPERATIONS            $    (2.21)   $     2.89    $     1.52
                                                    --------------------------------------
                                                    --------------------------------------
NET INCOME (LOSS)                                   $    (2.72)   $     2.82    $     2.00
                                                    --------------------------------------
                                                    --------------------------------------
DILUTED PER SHARE INFORMATION:
INCOME (LOSS) FROM CONTINUING OPERATIONS            $    (2.21)   $     2.78    $     1.47
                                                    --------------------------------------
                                                    --------------------------------------
NET INCOME (LOSS)                                   $    (2.72)   $     2.72    $     1.94
                                                    --------------------------------------
                                                    --------------------------------------

See notes to consolidated financial statements

                                  Reliance Group Holdings, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEET


-----------------------------------------------------------------------------------------------------------------------------
  ASSETS                                                                           DECEMBER 31            1999           1998
-----------------------------------------------------------------------------------------------------------------------------
(In thousands, except per share amount)
Marketable securities:
  Fixed maturities held for investment - at amortized cost
     (quoted market $480,016 and $578,179)                                                         $   484,340    $   539,848
  Fixed maturities available for sale - at quoted market
     (amortized cost $2,849,448 and $2,687,009)                                                      2,763,508      2,738,864
  Equity securities - at quoted market (cost $277,317 and $262,986)                                  1,004,776        754,543
  Short-term investments                                                                               263,042        383,658
Cash                                                                                                   106,207         81,612
Premiums and other receivables                                                                       1,763,561      1,708,761
Reinsurance recoverables                                                                             6,263,553      4,801,204
Federal and foreign income taxes, including deferred taxes                                              93,374              -
Investment in investee company                                                                         423,398        415,654
Deferred policy acquisition costs                                                                      301,168        295,939
Excess of cost over fair value of net assets acquired, less
  accumulated amortization                                                                             210,294        219,854
Other assets                                                                                           938,282        678,102
                                                                                                   --------------------------
                                                                                                   $14,615,503    $12,618,039
                                                                                                   --------------------------
                                                                                                   --------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
-----------------------------------------------------------------------------------------------------------------------------
Unearned premiums                                                                                  $ 2,065,411    $ 1,980,481
Unpaid claims and related expenses                                                                   8,285,977      7,016,586
Accounts payable and accrued expenses                                                                1,842,769        847,452
Reinsurance ceded premiums payable                                                                     667,924        570,252
Federal and foreign income taxes, including deferred taxes                                                   -        167,505
Term loans and short-term debt                                                                         279,105        256,763
Debentures and notes                                                                                   455,980        463,480
                                                                                                   --------------------------
                                                                                                    13,597,166     11,302,519
                                                                                                   --------------------------
Contingencies and commitments
Shareholders' equity:
  Common stock, par value $.10 per share, 225,000 shares
     authorized, 116,166 and 116,076 shares issued and outstanding                                      11,617         11,608
  Additional paid-in capital                                                                           551,514        548,674
  Retained earnings                                                                                     85,072        432,096
  Accumulated other comprehensive income                                                               381,106        323,142
                                                                                                   --------------------------
                                                                                                     1,029,309      1,315,520
  Treasury stock, 1,331 shares                                                                         (10,972)             -
                                                                                                   --------------------------
                                                                                                     1,018,337      1,315,520
                                                                                                   --------------------------
                                                                                                   $14,615,503    $12,618,039
                                                                                                   --------------------------
                                                                                                   --------------------------

See notes to consolidated financial statements

                                  Reliance Group Holdings, Inc. and Subsidiaries
CONSOLIDATED STATEMENT OF CHANGES
IN SHAREHOLDERS' EQUITY

------------------------------------------------------------------------------------------------------------------------
                                                                                         Accumulated Other
                                                                                      Comprehensive Income
                                                                               ---------------------------
                                                                                                      Net
                                                                                               Unrealized
                                                                                      Net         Loss on
                                                   Additional                  Unrealized         Foreign
                                        Common       Paid-In      Retained        Gain on        Currency       Treasury
                                         Stock       Capital      Earnings     Investments     Translation         Stock
------------------------------------------------------------------------------------------------------------------------
(In thousands, except per share
  amounts)
Balance, January 1, 1997               $11,428      $540,465      $(50,012)      $198,786       $ (23,987)     $       -
Issuance of common stock                    58         2,393             -              -               -              -
Transactions of investee company and
  other                                      -          (809)            -          3,284               -              -
Net income                                   -             -       229,419              -               -              -
Dividends ($.32 per share)                   -             -       (36,706)             -               -              -
Appreciation after deferred income
  taxes                                      -             -             -         90,011               -              -
Foreign currency translation                 -             -             -              -          (1,815)             -
                                       ---------------------------------------------------------------------------------
Balance, December 31, 1997              11,486       542,049       142,701        292,081         (25,802)             -
Issuance of common stock                   122         5,509             -              -               -              -
Transactions of investee companies
  and other                                  -         1,116             -            503               -              -
Net income                                   -             -       326,449              -               -              -
Dividends ($.32 per share)                   -             -       (37,054)             -               -              -
Appreciation after deferred income
  taxes                                      -             -             -         63,175               -              -
Foreign currency translation                 -             -             -              -          (6,815)             -
                                       ---------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1998              11,608       548,674       432,096        355,759         (32,617)             -
Issuance of common stock                     9           406             -              -               -              -
Transactions of investee companies           -         2,434             -         (6,396)              -              -
Net loss                                     -             -      (310,546)             -               -              -
Dividends ($.32 per share)                   -             -       (36,478)             -               -              -
Appreciation after deferred income
  taxes                                      -             -             -         63,770               -              -
Foreign currency translation                 -             -             -              -             590              -
Purchase of treasury stock                   -             -             -              -               -        (10,972)
                                       ---------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1999             $11,617      $551,514      $ 85,072       $413,133       $ (32,027)     $ (10,972)
                                       ---------------------------------------------------------------------------------
                                       ---------------------------------------------------------------------------------

                                      Shareholders'
                                             Equity
---------------------------------------------------
(In thousands, except per share
  amounts)
Balance, January 1, 1997                  $676,680
Issuance of common stock                     2,451
Transactions of investee company and
  other                                      2,475
Net income                                 229,419
Dividends ($.32 per share)                 (36,706)
Appreciation after deferred income
  taxes                                     90,011
Foreign currency translation                (1,815)
                                        ----------
Balance, December 31, 1997                 962,515
Issuance of common stock                     5,631
Transactions of investee companies
  and other                                  1,619
Net income                                 326,449
Dividends ($.32 per share)                 (37,054)
Appreciation after deferred income
  taxes                                     63,175
Foreign currency translation                (6,815)
                                        ----------
BALANCE, DECEMBER 31, 1998               1,315,520
Issuance of common stock                       415
Transactions of investee companies          (3,962)
Net loss                                  (310,546)
Dividends ($.32 per share)                 (36,478)
Appreciation after deferred income
  taxes                                     63,770
Foreign currency translation                   590
Purchase of treasury stock                 (10,972)
--------------------------------------------------
BALANCE, DECEMBER 31, 1999              $1,018,337
--------------------------------------------------
--------------------------------------------------

See notes to consolidated financial statements

                                  Reliance Group Holdings, Inc. and Subsidiaries
CONSOLIDATED STATEMENT OF
COMPREHENSIVE INCOME (LOSS)

----------------------------------------------------------------------------------------------------------------------------------
                                                                  Year Ended December 31
                        ----------------------------------------------------------------------------------------------------------
                                        1999                                      1998                              1997
                        -------------------------------------     ------------------------------------     -----------------------
                                     INCOME TAX                                Income tax                               Income tax
                          PRETAX        EFFECT      AFTER-TAX       Pretax        effect      After-tax      Pretax        effect
----------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                   $(310,546)                                $326,449
                                                    ---------                                 --------
Other comprehensive
  income:
Unrealized holding
  gains                 $159,210      $(55,723)       103,487     $188,479      $(65,968)      122,511     $192,553      $(67,035)
Less:
  reclassification
  adjustment for
  gains realized in
  net income (loss)      (71,307)       25,194        (46,113)     (90,512)       31,679       (58,833)     (49,574)       17,351
                        ----------------------------------------------------------------------------------------------------------
Net unrealized gains
  recognized in
  other
  comprehensive
  income                  87,903       (30,529)        57,374       97,967       (34,289)       63,678      142,979       (49,684)
Foreign currency
  translation                908          (318)           590      (10,485)        3,670        (6,815)      (2,792)          977
                        ----------------------------------------------------------------------------------------------------------
Total other
  comprehensive
  income                $ 88,811      $(30,847)        57,964     $ 87,482      $(30,619)       56,863     $140,187      $(48,707)
                        ----------------------------------------------------------------------------------------------------------
Total comprehensive
  income (loss)                                     $(252,582)                                $383,312
                                                    ---------                                 --------
                                                    ---------                                 --------


                      After-tax
-------------------------------
Net income (loss)     $229,419
                      --------
Other comprehensive
  income:
Unrealized holding
  gains                125,518
Less:
  reclassification
  adjustment for
  gains realized in
  net income (loss)    (32,223)
                      --------
Net unrealized gains
  recognized in
  other
  comprehensive
  income                93,295
Foreign currency
  translation           (1,815)
                      --------
Total other
  comprehensive
  income                91,480
                      --------
Total comprehensive
  income (loss)       $320,899
                      --------
                      --------

See notes to consolidated financial statements

                                  Reliance Group Holdings, Inc. and Subsidiaries
CONSOLIDATED STATEMENT OF CASH FLOWS


------------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31                                                                        1999           1998         1997
------------------------------------------------------------------------------------------------------------------------------
(In thousands)
CASH FLOWS (DEFICIT) FROM OPERATING ACTIVITIES:
Net income (loss) (including net income of $7,293 and $42,176 from the title insurance
  operations in 1998 and 1997)                                                           $(310,546)   $   326,449    $ 229,419
Adjustments to reconcile net income (loss) to net cash (used by)
  provided from operating activities:
  Discontinued operation                                                                         -              -      (68,865)
  Gain on sales of investments                                                             (63,018)      (108,840)     (73,097)
  Gain on sales of subsidiaries                                                                  -       (197,258)           -
  Deferred policy acquisition costs                                                        (23,229)       (47,367)     (33,134)
  Premiums and other receivables and reinsurance recoverables                             (319,893)      (325,934)    (397,026)
  Unearned premiums, unpaid claims and related expenses                                    142,390        119,825      192,106
  Accounts payable, accrued expenses, reinsurance
     premiums payable and other                                                            403,312        319,929      134,757
  Change in title insurance operating assets and liabilities                                     -              -       26,307
                                                                                         -------------------------------------
                                                                                          (170,984)        86,804       10,467
                                                                                         -------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sales of:
  Fixed maturities available for sale                                                      531,105        502,179      503,609
  Equity securities                                                                        235,779        430,353      352,445
Maturities and redemptions of:
  Fixed maturities available for sale                                                      167,410        342,030      259,717
  Fixed maturities held for investment                                                      61,636        124,114       49,885
Purchases of:
  Fixed maturities available for sale                                                     (838,718)    (1,282,351)    (682,577)
  Fixed maturities held for investment                                                      (4,641)       (27,830)     (41,156)
  Equity securities                                                                       (157,445)      (206,279)    (228,598)
(Increase) decrease in short-term investments-net                                          143,213         90,609     (207,717)
Investing cash flows of the title insurance operations                                           -              -      (23,887)
Proceeds from sales of subsidiaries                                                              -        271,852            -
Proceeds from sale of investee company                                                     184,084              -            -
Other-net                                                                                  (94,330)       (81,280)      75,000
                                                                                         -------------------------------------
                                                                                           228,093        163,397       56,721
                                                                                         -------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in term loans                                                                     131,331        145,000       75,000
Increase (decrease) in short-term debt-net                                                  (3,000)        (3,876)         985
Repayments of term loans                                                                  (106,310)      (135,755)     (61,003)
Redemption of debentures and notes                                                          (7,500)      (196,196)     (15,365)
Issuance of common stock                                                                       415          5,631        2,451
Dividends                                                                                  (36,478)       (37,054)     (36,706)
Purchase of treasury stock                                                                 (10,972)             -            -
                                                                                         -------------------------------------
                                                                                           (32,514)      (222,250)     (34,638)
                                                                                         -------------------------------------
Increase in cash                                                                            24,595         27,951       32,550
Increase in cash of the title insurance operations                                               -              -       (5,414)
Cash, beginning of year                                                                     81,612         53,661       26,525
                                                                                         -------------------------------------
Cash, end of year                                                                        $ 106,207    $    81,612    $  53,661
                                                                                         -------------------------------------
                                                                                         -------------------------------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid, including $36,300 in 1999 pertaining to a tax settlement                  $  91,800    $    67,300    $  75,900
                                                                                         -------------------------------------
                                                                                         -------------------------------------
Income taxes refunded (paid)                                                             $   5,900    $  (109,100)   $ (39,700)
                                                                                         -------------------------------------
                                                                                         -------------------------------------

See notes to consolidated financial statements

                                  Reliance Group Holdings, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
1 NATURE OF OPERATIONS/SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

The Company's property and casualty insurance business consists of five operations: Reliance National, Reliance Insurance, Reliance Personal, Reliance Reinsurance and Reliance Surety.

   Reliance National offers a broad range of commercial insurance products and services with a focus on large accounts and specialty lines customers. Reliance National selects market segments where it can provide specialized coverages, such as directors and officers liability insurance, or specialized services, such as providing captive insurance arrangements to the alternative risk markets. In addition, Reliance National provides traditional commercial insurance products. In 1999, Reliance National accounted for 41% of the net premiums written by the Company. Reliance National is organized into eight major divisions: casualty risk services, international, accident and health, property, excess and surplus, financial products, cybercomp (which writes workers' compensation coverage utilizing the internet) and credit insurance. In conjunction with the Company's plan to reduce operating expenses, the Company may merge certain of Reliance National's divisions. Reliance National, which conducts business nationwide, is headquartered in New York City. Reliance National also conducts business in the European Community, the Americas, the Pacific Rim and Africa. Reliance National distributes its products through insurance brokers and agents. Net premiums written by Reliance National were $1,060,654,000, $1,013,650,000 and $889,314,000 for the years ended December 31,
1999, 1998 and 1997, respectively.

   Reliance Insurance offers commercial lines property and casualty insurance products, primarily focusing on the diverse needs of mid-sized companies nationwide. Reliance Insurance conducts business through a national network of offices and distributes its products through agents and brokers. Reliance Insurance's insureds are primarily closely held companies with 100 to 1,000 employees and annual sales of $5 million to $300 million. Reliance Insurance underwrites a variety of commercial insurance coverages, including commercial automobile, workers' compensation, multiple peril and general liability. In 1999, Reliance Insurance accounted for 27% of the net premiums written by the Company. Reliance Insurance is organized into three major divisions: commercial, specialty and large accounts. In conjunction with the Company's plan to reduce operating expenses, the Company may merge certain of Reliance Insurance's divisions. Reliance Insurance is headquartered in Philadelphia and operates in 50 states, the District of Columbia, Puerto Rico, Guam and the Virgin Islands. Net premiums written by Reliance Insurance were $693,189,000, $775,480,000 and $740,362,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

   Reliance Personal was created in late March 1999 by consolidating Reliance National's non-standard automobile operation, Reliant, with Reliance Direct which formerly was a separate operating unit. As a result of the consolidation, a $24,000,000 restructuring charge was recorded by Reliance Personal in the first quarter of 1999. See note 2 to the consolidated financial statements. Reliance Personal is headquartered in Cleveland and conducts business nationwide through branch offices and distributes its products through agents and brokers. Net premiums written by Reliance Personal were $346,086,000, $226,801,000 and $99,007,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

   In the fourth quarter of 1999, the Company entered into an Asset Purchase Agreement pursuant to which it transferred substantially all of the assets and non-insurance liabilities of Reliance Direct to a third party. In addition, through reinsurance and other arrangements effective January 15, 2000, the Company transferred all of Reliance Direct's liabilities for unearned premium and related insured losses, as well as the renewal rights to in-force policies. The gain from the transaction, which will be recognized in 2000, is not significant.

   Reliance Reinsurance provides casualty reinsurance on both a treaty (blocks of risk) and facultative (individual risks) basis and property reinsurance on a treaty basis. The business of Reliance Reinsurance is primarily conducted on a treaty basis. All treaty business is marketed through reinsurance brokers who negotiate contracts of reinsurance on behalf of the primary insurer or ceding reinsurer, while facultative business is produced both directly and through reinsurance brokers. While Reliance Reinsurance's treaty clients include all types and sizes of insurers, it typically targets treaty reinsurance for small to medium sized regional and specialty insurance companies, as well as captives, risk retention groups and other alternative risk markets, providing both pro-rata and excess of loss coverage. Reliance Reinsurance believes that this market is subject to less competition and provides an opportunity to develop and market innovative programs where pricing is not the key competitive factor. Reliance Reinsurance typically

                                  Reliance Group Holdings, Inc. and Subsidiaries

--------------------------------------------------------------------------------
avoids participating in large capacity reinsurance treaties where price is the predominant competitive factor. It generally writes reinsurance in the 'lower layers,' the first $1 million of primary coverage. Reliance Reinsurance conducts its business nationwide and is headquartered in Philadelphia. Net premiums written by Reliance Reinsurance were $247,164,000, $217,287,000 and $159,032,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

   Reliance Surety is a leading provider of surety and fidelity bonds in the United States. Reliance Surety concentrates on writing performance and payment bonds for contractors of public works projects, commercial real estate and multi-family housing. It also writes commercial surety, financial institution and commercial fidelity bonds. Reliance Surety performs extensive credit analysis on its clients and actively manages claims to minimize losses and maximize recoveries. Reliance Surety's Firemark and Express Surety operations target smaller contractors and accounts, a market traditionally less fully serviced by national surety companies. In 1998, Reliance Surety established a new division to write surety bonds for large contractors. Reliance Surety is headquartered in Philadelphia and conducts business nationwide through branch offices and distributes its products through agents and brokers. In addition, Reliance Surety has established a presence in London. Net premiums written by Reliance Surety were $213,413,000, $204,367,000 and $176,500,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

   On February 29, 2000, the Company announced that it had reached an agreement in principle to sell its surety operations to Travelers Property Casualty Corp. for $580,000,000 in cash. The transaction, which is subject to the negotiation and execution of definitive agreements and customary corporate and regulatory approvals, is expected to close in the second quarter of 2000.

   RCG Information Technology provides a full range of information technology services to large corporate clients in the United States including clients in the following sectors: financial services, energy, computer services, healthcare and pharmaceuticals, telecommunications, public entities, publishing, electronics, travel and food and beverage. Such services include E-solutions, customer relationship management, application management, data warehousing, enterprise resource planning and staff augmentation. RCG Information Technology has 21 offices nationwide. RCG Information Technology recruits programmers both in the United States and internationally to meet demands for its services, and has established recruiting capabilities in the Philippines and South Africa. RCG Information Technology had revenues of $230,654,000, $247,749,000 and $191,886,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

   In 1998, the Company completed the sale of its title insurance operations to LandAmerica Financial Group, Inc. ('LandAmerica'). The Company accounts for its investment in LandAmerica by the equity method of accounting for periods subsequent to the sale date. See note 3 to the consolidated financial statements. LandAmerica writes, through direct and agency operations, title insurance for residential and commercial real estate nationwide and provides escrow, appraisal and settlement services in connection with real estate closings.

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

   Fixed maturity investments, the vast majority of which are publicly traded securities, include bonds, notes and redeemable preferred stocks. Fixed maturity investments classified as 'available for sale' represent securities that will be held for an indefinite period of time and are carried at quoted market value with the net unrealized gain or loss included in shareholders' equity. Such investments may be sold in response to changes in interest rates, future general liquidity needs and similar factors. Fixed maturity investments classified as 'held for investment' are carried at amortized cost since the Company has the positive intent and ability to hold these securities to maturity. Investments in equity securities include common stocks, where the Company's ownership of outstanding voting stock

                                  Reliance Group Holdings, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   CONTINUED

--------------------------------------------------------------------------------
is less than 20%, and nonredeemable preferred stocks and are carried at quoted market value with the net unrealized gain or loss included in shareholders' equity. Investments in which the Company has a 20% to 50% ownership interest of voting stock, or otherwise exercises significant influence, are reported using the equity method of accounting. Short-term investments primarily consist of United States government and other foreign government securities, certificates of deposit and commercial paper carried at cost which approximates market value. Investments whose declines in market values are deemed to be other than temporary are written down to market value. In circumstances where market values are not available, investments are written down to estimated fair value. In determining estimated fair value of investments, the Company reviews the issuer's financial condition and the stability of its income, as well as the discounted cash flow to be received by the Company. Write-downs and other realized gains and losses, determined on a specific identification basis, are included in income.

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

   Unpaid claims and related expenses are estimated based on an evaluation of reported claims in addition to statistical projections of claims incurred but not reported and loss adjustment expenses. Estimates of salvage and subrogation are deducted from the liability. The Company applies a variety of generally accepted actuarial techniques to determine the estimates of ultimate liability. The process of estimating claims is a complex task and the ultimate liability may be more or less than such estimates indicate. Adjustments of the probable ultimate liability, based on subsequent developments, are included in operations currently. In 1999, the Company recorded a significant provision attributable to insured events of prior years. See note 8 to the consolidated financial statements.

INVESTMENTS IN REAL ESTATE

Investments in real estate were $178,800,000 and $135,700,000 at December 31, 1999 and 1998, respectively, and are included in other assets in the accompanying consolidated balance sheet. Investments in real estate, at December 31, 1999, consist primarily of office buildings, construction in progress and undeveloped land zoned for mixed use development, and are carried at cost (less accumulated depreciation), which includes interest, real estate taxes and other carrying costs incurred prior to substantial completion of the real estate development projects. Depreciation expense is provided using the straight-line method.

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

                                  Reliance Group Holdings, Inc. and Subsidiaries

--------------------------------------------------------------------------------
POSTRETIREMENT BENEFIT PLANS

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

TRANSLATION OF FOREIGN CURRENCY FINANCIAL STATEMENTS

Assets and liabilities of foreign subsidiaries are translated at year-end exchange rates. Results of operations are translated at average rates during the year. The effects of exchange rate changes in translating foreign financial statements are excluded from the consolidated statement of operations and are presented as a separate component of shareholders' equity. Exchange gains and losses resulting from foreign currency transactions are included in operations currently. Translation gains and losses relating to operations of subsidiaries where hyperinflation exists are included in the consolidated statement of operations.

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

The carrying values and fair values of financial instruments are as follows:

-------------------------------------------------------------------------------------------------------------
                                              DECEMBER 31            1999                     1998
-------------------------------------------------------------------------------------------------------------
                                                        CARRYING           FAIR       Carrying           Fair
                                                           VALUE          VALUE          Value          Value
-------------------------------------------------------------------------------------------------------------
(In thousands)
ASSETS:
  Marketable securities:
     Fixed maturities held for investment             $  484,340     $  480,016     $  539,848     $  578,179
     Fixed maturities available for sale               2,763,508      2,763,508      2,738,864      2,738,864
     Equity securities                                 1,004,776      1,004,776        754,543        754,543
     Short-term investments                              263,042        263,042        383,658        383,658
     Investment in investee company                      423,398        190,125        415,654        507,053
LIABILITIES:
     Term loans and short-term debt                      279,105        279,105        256,763        256,763
     Debentures and notes                                455,980        382,899        463,480        481,890

RECLASSIFICATIONS

Certain reclassifications have been made to the Company's prior years' consolidated financial statements to conform with the current year's consolidated financial statements.

ADOPTION OF NEW ACCOUNTING STANDARDS

Effective January 1, 1999, the Company adopted the American Institute of Certified Public Accountants' Statement of Position No. 97-3, 'Accounting by Insurance and Other Enterprises for Insurance-Related Assessments' ('SOP'). The SOP provides guidance as to when to recognize a liability for loss-based and other insurance-related assessments. Previously, and as was the practice of many property and casualty insurance companies, the Company had accounted for these assessments on a pay-as-you-go basis and, accordingly, had no recorded liability related to these assessments. The effect of adopting the SOP was an increase in the net loss in 1999 for the cumulative effect of the change in accounting principle of $57,850,000 ($.51 per diluted share), net of a $31,150,000 income tax benefit. Approximately $61,000,000 of the $89,000,000 pretax charge relates to loss-based assessments for workers' compensation insurance. The remaining $28,000,000 charge relates primarily to premium-based

                                  Reliance Group Holdings, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   CONTINUED

--------------------------------------------------------------------------------
assessments and assessments by guaranty funds. The Company estimates that a substantial majority of the liability for assessments will be paid over the next ten years.

   Exclusive of the impact of the cumulative effect, the adoption of the SOP reduced policy acquisition costs in 1999 by $8,300,000 including the impact of new legislation by New York State which changed the assessment liability for workers' compensation insurance.

   In March 1998, the American Institute of Certified Public Accountants issued Statement of Position No. 98-1, 'Accounting for Costs of Computer Software Developed or Obtained for Internal Use.' This Statement was adopted in the first quarter of 1999 and did not have a material effect on the Company's consolidated financial statements.

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, 'Accounting for Derivative Instruments and Hedging Activities.' This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. The adoption of this Statement, which is not required until 2001, is not expected to have a material effect on the Company's consolidated financial statements.

   In October 1998, the American Institute of Certified Public Accountants issued Statement of Position No. 98-7, 'Deposit Accounting: Accounting for Insurance and Reinsurance Contracts That Do Not Transfer Insurance Risk.' The adoption of this Statement, which is not required until 2000, is not expected to have a material effect on the Company's consolidated financial statements.

   In 1998, the National Association of Insurance Commissioners and the state of Pennsylvania (the state where Reliance Insurance Company is domiciled) adopted the Codification of Statutory Accounting Principles ('Codification'). The Codification, which is intended to standardize regulatory accounting and reporting for the insurance industry, is proposed to be effective January 1, 2001. The Company has not finalized the quantification of the effects of Codification on its statutory financial statements.

   In November 1997, the Emerging Issues Task Force released Issue No. 97-13, 'Accounting for Costs Incurred in Connection with a Consulting Contract or an Internal Project That Combines Business Process Reengineering and Information Technology Transformation.' Issue No. 97-13 requires that the cost of business process reengineering activities that are part of a systems development project be expensed as those costs are incurred. Any unamortized costs that were previously capitalized must be written off as a cumulative adjustment in the quarter containing November 20, 1997. The effect of adopting Issue No. 97-13 was a decrease in 1997 net income for the cumulative effect of the change in accounting principle of $6,442,000, net of an income tax benefit of $3,468,000.

--------------------------------------------------------------------------------
2 RESTRUCTURING CHARGE

During the first quarter of 1999, the Company recorded a $24,000,000 restructuring charge. This charge resulted from the consolidation of the Company's non-standard automobile insurance operation, Reliant, formerly part of Reliance National, with Reliance Direct, formerly a separate operating unit. The new combined operating unit is named Reliance Personal.

   The restructuring charge includes the write-off of $18,000,000 of deferred policy acquisition costs at Reliance Direct, which resulted from the decision to offer a new integrated product, change marketing focus and support, non-renew certain policies, and the related reduction in the estimate of automobile policy renewal rates. The charge also includes the write-off of $2,200,000 of previously capitalized information technology expenditures at Reliance Direct which will not be utilized by Reliance Personal and which have no alternative use. The charge also includes $2,000,000 of severance costs, of which $1,000,000 has been paid through December 31, 1999, related to the termination of Reliance Direct employees, and $1,800,000 of costs, of which $1,700,000 has been paid through December 31, 1999, associated with the termination of certain of Reliance Direct's third party service contracts. The Company estimates that the remaining severance and terminated service contracts will be substantially paid by the end of 2000.

   On February 29, 2000, the Company announced a series of strategic and financial actions and initiatives including the consolidation of the corporate infrastructure and business units, which is expected to result in expense savings. In conjunction with the consolidation effort, the Company expects to incur a restructuring charge in the first half of 2000. In addition, the Company expects, under certain circumstances, to incur a pretax charge of approximately $18,000,000, in 2000, related to its capital raising initiatives.

                                  Reliance Group Holdings, Inc. and Subsidiaries

--------------------------------------------------------------------------------
3 SALE OF OPERATIONS

On February 29, 2000, the Company announced that it had reached an agreement in principle to sell its surety operations to Travelers Property Casualty Corp. for $580,000,000 in cash. The transaction, which is subject to the negotiation and execution of definitive agreements and customary corporate and regulatory approvals, is expected to close in the second quarter of 2000 and will result in an after-tax gain of approximately $250,000,000 and increase statutory policyholders' surplus by approximately $300,000,000.

   In the first quarter of 1998, the Company completed the sale of its title insurance operations to LandAmerica Financial Group, Inc. ('LandAmerica'). The transaction resulted in an after-tax gain of $242,900,000 of which $133,640,000 ($1.11 per diluted share) was recognized in the first quarter of 1998. The deferred pretax gain of $158,793,000 is included in 'accounts payable and accrued expenses' in the accompanying consolidated balance sheet. The Company accounts for its investment in LandAmerica by the equity method of accounting for periods subsequent to the sale date. The Company owns 4,039,473 shares of LandAmerica common stock and 2,200,000 shares of LandAmerica 7% cumulative convertible preferred stock which is initially convertible into 4,824,561 shares of LandAmerica common stock. The Company owns approximately 30% of LandAmerica's outstanding common stock and, on a diluted basis, 48% of LandAmerica's common stock, assuming the conversion of the preferred stock. See note 19 to the consolidated financial statements for business segment information regarding the title insurance operations.

   In addition, in the first quarter of 1998, the Company sold a subsidiary, CSC of Washington D.C., Inc., which resulted in an after-tax gain of $1,345,000, net of tax expense of $1,833,000.

SALE OF DISCONTINUED OPERATION

On December 31, 1997, the Company sold all of the issued and outstanding common stock of Prometheus Funding Corp. ('Prometheus'), formerly known as Frank B. Hall & Co. Inc. The net proceeds received were $5,954,000. The sale resulted in an after-tax gain of $68,865,000, which included a tax benefit of $87,766,000. The tax benefit resulted primarily from a reversal of a previously established deferred tax asset valuation allowance pertaining to the tax basis differential of the Company's investment in Prometheus. The $68,865,000 after-tax gain has been classified as a gain on disposal of a discontinued operation in the accompanying consolidated statement of operations.

                                  Reliance Group Holdings, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   CONTINUED

--------------------------------------------------------------------------------
4 INVESTMENTS

Fixed maturities held for investment at December 31, 1999 consisted of:

--------------------------------------------------------------------------------------------------------------
                                                                                          Gross          Gross
                                                        Amortized         Market     Unrealized     Unrealized
                                                             Cost          Value          Gains         Losses(1)
--------------------------------------------------------------------------------------------------------------
(In thousands)
Bonds and notes:
  Public utilities                                       $166,543       $160,705         $  417        $ 6,255
  Foreign government                                      106,367        110,587          4,220              -
  Corporate bonds and notes and other                     150,679        149,045          1,138          2,772
Redeemable preferred stock                                 60,751         59,679            491          1,563
                                                       -------------------------------------------------------
                                                         $484,340       $480,016         $6,266        $10,590
                                                       -------------------------------------------------------
                                                       -------------------------------------------------------

(1) The amortized cost and market value of fixed maturities held for investment which have unrealized losses were $284,508,000 and $273,918,000.

Fixed maturities available for sale at December 31, 1999 consisted of:

--------------------------------------------------------------------------------------------------------------
                                                                                          Gross          Gross
                                                           Market      Amortized     Unrealized     Unrealized
                                                            Value           Cost          Gains         Losses(1)
--------------------------------------------------------------------------------------------------------------
(In thousands)
Bonds and notes:
  United States government and government agencies
     and authorities                                   $  416,756     $  425,497       $   324      $   9,065
  States, municipalities and political subdivisions       147,633        146,231         5,145          3,743
  Public utilities                                        512,323        548,632         1,295         37,604
  Corporate bonds and notes and other                   1,379,082      1,434,058        25,303         80,279
Redeemable preferred stock                                307,714        295,030        13,905          1,221
                                                       -------------------------------------------------------
                                                       $2,763,508     $2,849,448      $ 45,972       $131,912
                                                       -------------------------------------------------------
                                                       -------------------------------------------------------

(1) The amortized cost and market value of fixed maturities available for sale which have unrealized losses were $2,111,348,000 and $1,979,436,000.

Fixed maturities held for investment at December 31, 1998 consisted of:

--------------------------------------------------------------------------------------------------------------
                                                                                          Gross          Gross
                                                       Amortized         Market      Unrealized     Unrealized
                                                            Cost          Value           Gains         Losses(1)
--------------------------------------------------------------------------------------------------------------
(In thousands)
Bonds and notes:
  Public utilities                                      $199,574       $211,261       $ 11,687           $  -
  Foreign government                                     123,615        136,020         12,405              -
  Corporate bonds and notes and other                    151,724        161,093          9,471            102
Redeemable preferred stock                                64,935         69,805          4,870              -
                                                       -------------------------------------------------------
                                                        $539,848       $578,179        $38,433           $102
                                                       -------------------------------------------------------
                                                       -------------------------------------------------------

(1) The amortized cost and market value of fixed maturities held for investment which have unrealized losses were $2,741,000 and $2,639,000.

                                  Reliance Group Holdings, Inc. and Subsidiaries

--------------------------------------------------------------------------------

Fixed maturities available for sale at December 31, 1998 consisted of:

--------------------------------------------------------------------------------------------------------------
                                                                                          Gross          Gross
                                                           Market      Amortized     Unrealized     Unrealized
                                                            Value           Cost          Gains         Losses(1)
--------------------------------------------------------------------------------------------------------------
(In thousands)
Bonds and notes:
  United States government and government agencies
     and authorities                                   $  552,547     $  545,482        $ 7,328         $  263
  States, municipalities and political subdivisions       143,117        130,982         12,135              -
  Public utilities                                        469,349        451,046         19,675          1,372
  Corporate bonds and notes and other                   1,230,535      1,233,211         34,747         37,423
Redeemable preferred stock                                343,316        326,288         23,388          6,360
                                                       -------------------------------------------------------
                                                       $2,738,864     $2,687,009        $97,273        $45,418
                                                       -------------------------------------------------------
                                                       -------------------------------------------------------

(1) The amortized cost and market value of fixed maturities available for sale which have unrealized losses were $620,598,000 and $575,180,000.

As of December 31, 1999, the contractual maturities of fixed maturity investments are as follows:

--------------------------------------------------------------------------------------------------------------
                                                          Held for investment           Available for sale
--------------------------------------------------------------------------------------------------------------
                                                        Amortized         Market      Amortized         Market
                                                             Cost          Value           Cost          Value
--------------------------------------------------------------------------------------------------------------
(In thousands)
Due within one year                                      $ 21,364     $   21,489     $  156,996     $  156,682
Due after one year through five years                     185,818        188,447        373,016        370,790
Due after five years through ten years                    235,314        231,681        927,228        922,209
Due after ten years                                        41,844         38,399      1,244,371      1,172,321
                                                       -------------------------------------------------------
                                                          484,340        480,016      2,701,611      2,622,002
Government National Mortgage Association (GNMA)
  securities                                                    -              -        147,837        141,506
                                                       -------------------------------------------------------
                                                         $484,340     $  480,016     $2,849,448     $2,763,508
                                                       -------------------------------------------------------
                                                       -------------------------------------------------------

Net investment income consisted of:

--------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31                                                      1999           1998           1997
--------------------------------------------------------------------------------------------------------------
(In thousands)
Investment income:
  Fixed maturities                                                    $  235,152     $  242,465     $  252,930
  Equity securities                                                       20,668         18,229         11,510
  Short-term investments                                                  31,339         41,073         24,607
  Other                                                                    7,564          7,744         18,416
                                                                      ----------------------------------------
                                                                         294,723        309,511        307,463
Investment expenses                                                       (8,303)        (9,492)       (12,492)
                                                                      ----------------------------------------
                                                                      $  286,420     $  300,019     $  294,971
                                                                      ----------------------------------------
                                                                      ----------------------------------------

                                  Reliance Group Holdings, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   CONTINUED

--------------------------------------------------------------------------------


Gain on sales of investments consisted of:
----------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31                                                        1999        1998        1997
----------------------------------------------------------------------------------------------------------
(In thousands)
Fixed maturities:
  Realized gains                                                          $ 48,570    $ 61,794    $ 31,171
  Realized losses(1)                                                       (53,940)    (46,482)    (26,828)
                                                                          --------------------------------
                                                                            (5,370)     15,312       4,343
Equity securities                                                           73,494     120,316      55,667
Real estate(2)                                                               1,460           -      16,955
Other(3)                                                                    (6,566)    (26,788)     (3,868)
                                                                          --------------------------------
                                                                          $ 63,018    $108,840    $ 73,097
                                                                          --------------------------------
                                                                          --------------------------------

(1) Includes write-downs of $12,300,000, $37,000,000 and $18,100,000 in 1999,
    1998 and 1997, respectively, related to securities not rated investment grade.
(2) Includes gains in 1997 of $42,800,000 resulting from the sale of shopping centers located throughout the United States and an office building located in Glendale, California and a write-down of $25,900,000 related to undeveloped land.
(3) Includes exchange gains of $6,700,000 in 1999 and exchange losses of $16,600,000 and $3,500,000 in 1998 and 1997, respectively, related to certain foreign currency denominated investments and write-downs of $10,000,000 and $10,500,000 in 1999 and 1998.

                                  Reliance Group Holdings, Inc. and Subsidiaries

--------------------------------------------------------------------------------

Net unrealized appreciation on investments consisted of:
----------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31                                  1999          1998          1997
----------------------------------------------------------------------------------------
(In thousands)
Unrealized appreciation (depreciation):
  Equity securities                                $ 235,902     $ 159,059     $  51,945
  Fixed maturities available for sale               (137,795)      (50,855)       80,580
                                                   -------------------------------------
                                                      98,107       108,204       132,525
Deferred income tax provision                        (34,337)      (37,871)      (46,025)
Net unrealized appreciation (depreciation) in
  investments of title insurance operations                -        (7,158)        3,511
Net unrealized appreciation (depreciation) in
  investments of investee companies                   (6,396)          503         3,284
                                                   -------------------------------------
                                                   $  57,374     $  63,678     $  93,295
                                                   -------------------------------------
                                                   -------------------------------------
Unrealized appreciation (depreciation) on fixed
  maturities held for investment                   $ (42,655)    $  10,706     $  14,714
                                                   -------------------------------------
                                                   -------------------------------------

Net unrealized appreciation on investments consisted of:
----------------------------------------------------------------------------------------
                                    DECEMBER 31         1999          1998          1997
----------------------------------------------------------------------------------------
(In thousands)
Equity securities:
  Unrealized gains                                 $ 739,691     $ 510,354     $ 340,361
  Unrealized losses                                  (12,232)      (18,797)       (7,863)
                                                   -------------------------------------
                                                     727,459       491,557       332,498
                                                   -------------------------------------
Fixed maturities available for sale:
  Unrealized gains                                    45,972        97,273       114,413
  Unrealized losses                                 (131,912)      (45,418)      (11,703)
                                                   -------------------------------------
                                                     (85,940)       51,855       102,710
                                                   -------------------------------------
                                                     641,519       543,412       435,208
Deferred income tax provision                       (224,532)     (190,195)     (152,324)
Net unrealized gain in investments of title
  insurance operations                                     -             -         7,158
Net unrealized gain (loss) in investments of
  investee companies                                  (3,854)        2,542         2,039
                                                   -------------------------------------
                                                   $ 413,133     $ 355,759     $ 292,081
                                                   -------------------------------------
                                                   -------------------------------------

Fixed maturity investments carried at $605,100,000 at December 31, 1999 were on deposit under requirements of regulatory authorities, including deposits related to workers' compensation reinsurance pools.

   Investments in a single issuer, other than obligations of the United States government, whose aggregate carrying value is in excess of 10% of the Company's shareholders' equity at December 31, 1999 are comprised of fixed maturity investments of UK Gilts and NTL Incorporated with carrying values of $118,600,000 and $103,600,000, respectively, and market values of $120,000,000 and $103,600,000, respectively, and the equity securities of Symbol Technologies, Inc. ('Symbol') with a carrying and market value of $672,400,000. From January 1, 2000 through March 15, 2000, the Company sold 3,049,000 shares of Symbol common stock. As of March 15, 2000, the carrying and market value of the remaining investment in equity securities of Symbol was $694,600,000.

                                  Reliance Group Holdings, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   CONTINUED

--------------------------------------------------------------------------------

5 INVESTMENT IN INVESTEE COMPANIES

On October 25, 1999, the Company completed the sale of its entire investment in Zenith National Insurance Corp. ('Zenith') for cash proceeds of $184,084,000. In connection with the sale, the Company wrote-down its investment in Zenith in 1999 by $9,316,000. The write-down is included in gain on sales of investments in the accompanying consolidated statement of operations, and the Company's investment in Zenith has been reclassified from investment in investee company to other assets in the accompanying 1998 consolidated balance sheet.

The Company's equity in investee companies is as follows:

---------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31                                 1999         1998         1997
---------------------------------------------------------------------------------------
(In thousands)
LandAmerica Financial Group, Inc. (1)             $   7,001    $  15,594    $       -
Zenith (2)                                           23,777        6,406        7,675
                                                  -------------------------------------
                                                  $  30,778    $  22,000    $   7,675
                                                  -------------------------------------
                                                  -------------------------------------

(1) The equity in investee company for 1998 includes equity earnings for the ten month period ending December 31, 1998.
(2) The equity in investee company for 1999 includes $24,895,000 representing the Company's portion of a gain from the sale of CalFarm Insurance Company by Zenith.

Common stock dividends received by the Company from LandAmerica Financial Group, Inc. were $808,000 for each of the years ended December 31, 1999 and 1998. Dividends received by the Company from Zenith were $4,931,000 for the year ended December 31, 1999 and $6,574,000 for each of the years ended December 31, 1998 and 1997.


Summarized financial information for LandAmerica Financial Group, Inc. is as follows:

------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31                                     1999           1998
------------------------------------------------------------------------------
(In thousands, except per share amounts)
Revenues                                            $ 2,048,013    $ 1,848,870
Income before income taxes                               84,870        146,302
Net income                                               54,317         93,028
Net income per diluted share                               2.79           5.05

------------------------------------------------------------------------------
                                    DECEMBER 31            1999           1998
------------------------------------------------------------------------------
(In thousands, except percentage of ownership)
Total assets                                        $ 1,667,570    $ 1,692,358
Notes payable                                           207,653        207,792
Shareholders' equity                                    742,223        771,189
Percentage of ownership                                    29.5%          26.4%


The Company's equity in net income includes amortization of excess of cost over fair value of net assets acquired. At December 31, 1999, retained earnings included undistributed net income of $20,979,000 from LandAmerica Financial Group, Inc.

                                  Reliance Group Holdings, Inc. and Subsidiaries

--------------------------------------------------------------------------------

6 PREMIUMS AND OTHER RECEIVABLES

Premiums and other receivables consisted of:

------------------------------------------------------------------------------
                                    DECEMBER 31            1999           1998
------------------------------------------------------------------------------
(In thousands)
Premiums receivable                                 $ 1,602,379    $ 1,513,536
Investment income receivable                             61,325         67,322
Accounts, notes and other receivables                    99,857        127,903
                                                    --------------------------
                                                    $ 1,763,561    $ 1,708,761
                                                    --------------------------
                                                    --------------------------

At December 31, 1999, substantially all receivables were due within one year.

--------------------------------------------------------------------------------

7 INCOME TAXES

Income tax benefit (provision) consisted of:

-----------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31                                  1999          1998           1997
-----------------------------------------------------------------------------------------
(In thousands)
Current:
  Federal                                           $220,125     $(127,676)    $  (65,744)
  Foreign                                              2,090         2,773         (8,327)
                                                    -------------------------------------
                                                     222,215      (124,903)       (74,071)
Deferred:
  Federal                                             (7,700)       (3,926)        (1,129)
  Foreign                                             (2,315)       (4,771)             -
                                                    -------------------------------------
                                                    $212,200     $(133,600)    $  (75,200)
                                                    -------------------------------------
                                                    -------------------------------------

                                  Reliance Group Holdings, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   CONTINUED

--------------------------------------------------------------------------------

Domestic and foreign income (loss) before income taxes and equity in investee companies is as follows:

----------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31                                   1999          1998         1997
----------------------------------------------------------------------------------------
(In thousands)
Domestic                                            $(503,850)     $421,177     $218,230
Foreign                                                 8,176        24,638       23,791
                                                    ------------------------------------
                                                    $(495,674)     $445,815     $242,021
                                                    ------------------------------------
                                                    ------------------------------------

The reconciliation of taxes computed at the statutory rate of 35% to the income tax benefit (provision) is as follows:

----------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31                                   1999          1998         1997
----------------------------------------------------------------------------------------
(In thousands)
Tax benefit (provision) at the statutory rate       $ 173,486     $(156,035)    $(84,707)
Nontaxable investment income                           14,146        16,161       15,228
Amortization of excess of cost over fair value
  of net assets acquired                               (2,800)       (2,905)      (3,150)
Tax reversal                                           35,000             -            -
Sale of subsidiary                                          -         6,767            -
Other                                                  (7,632)        2,412       (2,571)
                                                    ------------------------------------
Income tax benefit (provision)                      $ 212,200     $(133,600)    $(75,200)
                                                    ------------------------------------
                                                    ------------------------------------

The tax effects of items comprising the Company's net deferred tax asset (liability) are as follows:

-------------------------------------------------------------------------------
                                    DECEMBER 31         1999               1998
-------------------------------------------------------------------------------
(In thousands)
DEFERRED TAX ASSETS:
  Discounting of loss reserves                      $168,912           $170,757
  Unearned premium reserve                            66,005             62,438
  Accruals not currently deductible                   50,793             47,252
  Deferred gain on sale of subsidiary                 49,657             49,657
  Net operating loss and other carryforwards         135,092                  -
  Other                                               89,038             71,328
                                                    ---------------------------
                                                     559,497            401,432
DEFERRED TAX LIABILITIES:
  Deferred policy acquisition costs                  103,679             99,541
  Unrealized investment gains                        224,532            190,193
  Investment in investee companies                         -             23,497
  Other                                              119,519            101,436
                                                    ---------------------------
                                                     111,767            (13,235)
Valuation allowance                                   (8,695)            (8,695)
                                                    ---------------------------
Net deferred tax (liability) asset                  $103,072           $(21,930)
                                                    ---------------------------
                                                    ---------------------------

In the second quarter of 1999, the Company reached a settlement with the Internal Revenue Service concerning various tax matters, including a 1980 asserted tax deficiency with respect to investment tax credits. As a result of the settlement, the Company recorded an after-tax benefit in the year ended December 31, 1999 of $55,475,000, including the reversal of $31,500,000 of previously accrued interest expense.

   At December 31, 1999, the Company had available net operating loss carryforwards of approximately $376,000,000 which expire in 2019.

   The Internal Revenue Service ('IRS') completed its examination of the Company's 1986 through 1991 federal income tax returns and issued a Revenue Agent's Report on August 19, 1997. A protest in response to the Revenue Agent's Report was submitted on January 16, 1998 and the Company has negotiated with the IRS a resolution in principle of the Revenue Agent's Report subject to final administrative approval. The Company does not believe it is probable that its additional tax liability will have a material adverse effect on its consolidated financial statements. The IRS completed its examination of the Company's 1992 through 1994 federal income tax returns and issued a

                                  Reliance Group Holdings, Inc. and Subsidiaries

--------------------------------------------------------------------------------
Revenue Agent's Report on December 8, 1999. A protest in response to the Revenue Agent's Report was submitted and the Company does not believe it is probable that its additional tax liability, if any, will have a material adverse effect on its consolidated financial statements.

--------------------------------------------------------------------------------

8 UNPAID CLAIMS AND RELATED EXPENSES

The reconciliation of the beginning to ending liability for unpaid claims and related expenses ('loss reserves') for the Company's property and casualty insurance operations is as follows:


--------------------------------------------------------------------------------------------
                                    DECEMBER 31           1999           1998           1997
--------------------------------------------------------------------------------------------
(In thousands)
Loss reserves, beginning of year                    $7,016,586     $6,559,508     $6,048,240
  Less reinsurance recoverables                      3,796,540      3,317,190      2,736,634
                                                    ----------------------------------------
Net loss reserves, beginning of year                 3,220,046      3,242,318      3,311,606
                                                    ----------------------------------------
Provision for policy claims and related
  expenses:
  Provision for insured events of the
     current year                                    1,856,774      1,549,907      1,299,066
  Increase (decrease) in provision for insured
     events of prior years                             254,298        (32,959)       (35,980)
                                                    ----------------------------------------
Total provision                                      2,111,072      1,516,948      1,263,086
                                                    ----------------------------------------
Payments for policy claims and related expenses:
  Attributable to insured events of the
     current year                                      621,569        490,146        367,763
  Attributable to insured events of prior years      1,371,242      1,046,583        963,135
                                                    ----------------------------------------
Total payments                                       1,992,811      1,536,729      1,330,898
                                                    ----------------------------------------
Foreign currency translation                             1,347         (2,491)        (1,476)
                                                    ----------------------------------------
Net loss reserves, end of year                       3,339,654      3,220,046      3,242,318
  Plus reinsurance recoverables                      4,946,323      3,796,540      3,317,190
                                                    ----------------------------------------
Loss reserves, end of year                          $8,285,977     $7,016,586     $6,559,508
                                                    ----------------------------------------
                                                    ----------------------------------------

The provision for policy claims and settlement expenses for insured events of prior years in 1999 was $254,298,000 net of losses ceded to reinsurers under various stop loss treaties and was comprised of the following:

   o Construction defect claims, arising mostly in California. In 1999, the Company completed an actuarial study of these claims, utilizing the methodologies provided by an independent actuarial firm. Actuarial analysis of these types of claims is particularly complex due to the protracted claims settlement process, as well as a widening interpretation of what constitutes insurance coverage that courts have applied to these cases.

   o Property, marine and aviation lines resulting from higher than expected losses reported to the Company on assumed reinsurance treaties. The Company has decided to non-renew the majority of these treaties.

   o Business written by a program manager, which provided commercial automobile coverage to hazardous waste haulers and general liability coverage to entities with environmental exposures. The Company's actuarial study of this program revealed recent price deterioration and an unusual amount of recent loss activity. The Company no longer writes this program.

   o Adverse development in other lines of business, primarily commercial automobile where loss activity was higher than expected.

   The provision for policy claims and related expenses for 1998 and 1997 includes favorable development in workers' compensation and surety line of business partially offset by adverse development in the commercial automobile line. The redundancy in workers' compensation is due, in part, to favorable development in retrospectively rated policies, which was more than offset by a corresponding reduction in premiums earned. The 1998 redundancy also includes favorable development in general liability and multiple peril lines of business and adverse development in ocean marine line of business.

                                  Reliance Group Holdings, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   CONTINUED

--------------------------------------------------------------------------------

At December 31, 1999 and 1998, loss reserves include $355,100,000 and $357,800,000 relating to short-duration contracts which are expected to have fixed, periodic payment patterns and have been discounted to present values using statutory annual rates ranging from 3 1/2% to 6%.

The reconciliation of the beginning to ending net loss reserves for business written in or before 1987 pertaining to asbestos-related and environmental pollution claims is as follows:

--------------------------------------------------------------------------------------
                                    DECEMBER 31         1999         1998         1997
--------------------------------------------------------------------------------------
(In thousands)
Net loss reserves, beginning of year                $163,788     $185,836     $208,456
Provision for policy claims and related expenses      23,100            -            -
Payments for policy claims and related expenses      (18,710)     (22,048)     (22,620)
                                                    ----------------------------------
Net loss reserves, end of year                      $168,178     $163,788     $185,836
                                                    ----------------------------------
                                                    ----------------------------------

In 1999, the Company increased its loss reserves for asbestos claims based on a review of asbestos payments over the past several years, as well as a review by an independent actuarial firm. Of this $23,100,000 increase, $15,100,000 relates to primary business and $8,000,000 relates to assumed reinsurance and pools.
   Included in the December 31, 1999 net loss reserves for business written in or before 1987 pertaining to asbestos-related and environmental pollution claims are $52,531,000 of loss costs for claims incurred but not reported, $49,608,000 of loss costs for reported claims and $66,039,000 of related expenses.

For business written in or before 1987, the number of insureds with asbestos-related and environmental pollution claims outstanding is as follows:

--------------------------------------------------------------------------------------
                                                DECEMBER 31          1999         1998
--------------------------------------------------------------------------------------
(In thousands)
Number of insureds with outstanding claims,
  beginning of year                                                   302          345
Additional insureds with claims during the year                       186          178
Insureds with closed or settled claims
  during the year                                                    (191)        (221)
                                                                 ---------------------
Number of insureds with outstanding claims,
  end of year                                                         297          302
                                                                 ---------------------
                                                                 ---------------------

For business written in or before 1987, the average net paid loss and expenses for asbestos-related and environmental pollution claims was $75,800 and $80,800 for the years 1999 and 1998, respectively.

   In February 1999, the Company received a decision in an initial phase of an alternative dispute resolution trial of certain contested issues between an asbestos producer and certain of its liability insurance carriers, including the Company. See note 17 for further information.

The Company underwrites policies with environmental coverage, primarily on a claims made basis, and underwrites policies covering asbestos removal. The reconciliation of the beginning to ending net loss reserves for these policies is as follows:

-------------------------------------------------------------------------------------
                                    DECEMBER 31         1999         1998        1997
-------------------------------------------------------------------------------------
(In thousands)
Net loss reserves, beginning of year                $ 33,713     $ 27,433     $29,388
Provision for policy claims and related expenses      23,149       24,144       7,094
Payments for policy claims and related expenses      (14,096)     (17,864)     (9,049)
                                                    ---------------------------------
Net loss reserves, end of year                      $ 42,766     $ 33,713     $27,433
                                                    ---------------------------------
                                                    ---------------------------------

Since the Company is no longer writing a program which provided environment coverage, it expects environmental and asbestos premium writings to decline in 2000. Included in the December 31, 1999 net loss reserves for these policies are $24,058,000 of loss costs for claims incurred but not reported, $12,119,000 of loss costs for reported claims and $6,589,000 of related expenses.

                                  Reliance Group Holdings, Inc. and Subsidiaries

--------------------------------------------------------------------------------

The number of insureds with outstanding claims related to these policies is as follows:

------------------------------------------------------------------------------------------
                                                DECEMBER 31          1999             1998
------------------------------------------------------------------------------------------
Number of insureds with outstanding claims,
  beginning of year                                                   385              381
Additional insureds with claims during the year                       143              168
Insureds with closed or settled claims during
  the year                                                           (218)            (164)
                                                                 -------------------------
Number of insureds with outstanding claims, end
  of year                                                             310              385
                                                                 -------------------------
                                                                 -------------------------

   The average net paid loss for these claims and expenses was $64,700 and $108,900 for the years 1999 and 1998, respectively.

--------------------------------------------------------------------------------

9 DEBENTURES, NOTES AND TERM LOANS
Debentures and notes outstanding are as follows:


------------------------------------------------------------------------------------------
                                                DECEMBER 31          1999             1998
------------------------------------------------------------------------------------------
(Dollars in thousands)
9% senior notes due 2000                                         $284,210         $291,710
9 3/4% senior subordinated debentures due 2003                    171,770          171,770
                                                                 -------------------------
                                                                 $455,980         $463,480
                                                                 -------------------------
                                                                 -------------------------

As of December 31, 1999, the 9% senior notes exclude $7,500,000 held by Reliance Insurance Company. During 1998, the Company purchased $186,520,000 of its outstanding senior notes and senior subordinated debentures utilizing dividends received from Reliance Insurance Company. These purchases resulted in an after-tax extraordinary charge of $7,766,000 net of a $4,181,000 tax benefit.

   At December 31, 1999, term loans aggregated $279,105,000 which are payable in varying amounts through 2015 with interest rates ranging from 3.0% to 9.0%. The weighted average interest rate on term loans was 6.3% and 5.7% at December 31, 1999 and 1998.

   Maturities of term loans for each of the next five years are as follows:
$241,444,000 in 2000 including $237,500,000 of bank borrowings; $2,644,000 in
2001; $814,000 in 2002, $814,000 in 2003 and $514,000 in 2004. In addition,
$284,210,000 of senior notes mature in the year 2000 and $171,770,000 of senior subordinated debentures mature in 2003. The Company expects to refinance the senior notes and term loans which come due in 2000. The Company expects to repay debt maturing in 2001 through 2003 by either refinancing or using cash flow from operations or a combination thereof.

   Reliance Financial Services Corporation ('Reliance Financial') has a revolving credit facility and term loan agreement with various banks ('Credit Facility'). The revolving credit facility provides for aggregate maximum outstanding borrowings of $100,000,000. At Reliance Financial's option, all borrowings under the revolving credit facility will bear interest at a floating rate based on a bank reference rate (or, if higher, the Federal Funds rate plus 1/2%) or at a rate based on the Eurodollar rate. At December 31, 1999, borrowings aggregating $100,000,000 were outstanding under this facility. All of the common stock of Reliance Insurance Company has been pledged to secure the Credit Facility. The Company's banks have extended to August 31, 2000 from
March 31, 2000 the maturity of the Credit Facility. The Company plans to complete a comprehensive refinancing of its debt prior to that date.

   The provisions of certain notes and debentures contain limitations on the payment of dividends, including maintaining a minimum fixed charge coverage ratio. At February 29, 2000, the Company could pay up to $54,000,000 in dividends without violating the most restrictive provisions; however, on February 29, 2000, the Company announced the suspension of the common stock cash dividend. See note 11 to the consolidated financial statements.

                                  Reliance Group Holdings, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   CONTINUED

--------------------------------------------------------------------------------

10 REINSURANCE

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

   Amounts recoverable from reinsurers are estimated in a manner consistent with the liability for unpaid claims and related expenses associated with the reinsurance. Estimated amounts of reinsurance recoverables are reported as assets in the accompanying consolidated balance sheet. As of December 31, 1999 and 1998, reinsurance recoverables include $899,197,000 and $838,397,000 of prepaid reinsurance premiums which represents the portion of property and casualty premiums ceded to reinsurers applicable to unearned premiums.

The reconciliation of property and casualty insurance direct premiums to net premiums is as follows:

---------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31                  1999                        1998                        1997
---------------------------------------------------------------------------------------------------------------
(In thousands)
                                 PREMIUMS      PREMIUMS      Premiums      Premiums      Premiums      Premiums
                                  WRITTEN        EARNED       Written        Earned       Written        Earned
                              ---------------------------------------------------------------------------------
Direct                        $ 4,443,928   $ 4,343,510   $ 4,018,450   $ 3,743,993   $ 3,428,059   $ 3,232,403
Assumed                           863,834       850,712       633,573       659,089       494,140       447,924
Ceded                          (2,747,353)   (2,690,241)   (2,213,713)   (2,098,802)   (1,856,352)   (1,733,311)
                              ---------------------------------------------------------------------------------
Net premiums                  $ 2,560,409   $ 2,503,981   $ 2,438,310   $ 2,304,280   $ 2,065,847   $ 1,947,016
                              ---------------------------------------------------------------------------------
                              ---------------------------------------------------------------------------------

The reconciliation of property and casualty insurance gross policy claims and settlement expenses to net policy claims and settlement expenses is as follows:

---------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31                         1999                        1998                        1997
---------------------------------------------------------------------------------------------------------------
(In thousands)
Gross                                       $ 4,587,277                 $ 2,942,793                 $ 2,540,603
Reinsurance recoveries                       (2,476,205)                 (1,425,845)                 (1,277,517)
                                            -------------------------------------------------------------------
Net policy claims and
  settlement expenses                       $ 2,111,072                 $ 1,516,948                 $ 1,263,086
                                            -------------------------------------------------------------------
                                            -------------------------------------------------------------------

The Company holds substantial amounts of funds and letters of credit as collateral pursuant to recoverables from unauthorized reinsurers.

Reliance Insurance Company's ten largest reinsurers, based on 1999 ceded premiums, are as follows:

---------------------------------------------------------------------------------------------------------------
(In thousands)
American Re-Insurance Company                                                                          $245,187
NAC Reinsurance Corporation                                                                             160,519
Swiss Reinsurance America Corporation                                                                   159,172
Employers Reinsurance Corporation                                                                        78,741
Sun Life Assurance Company of Canada                                                                     74,970
Hertz International Reinsurance Ltd                                                                      58,815
Zurich Reinsurance Group                                                                                 54,122
Hanover Reinsurance Ltd                                                                                  48,300
General Reinsurance Corporation                                                                          46,577
Gerling Global Reinsurance Corporation                                                                   43,876

                                  Reliance Group Holdings, Inc. and Subsidiaries

--------------------------------------------------------------------------------

11 DIVIDENDS OF SUBSIDIARIES

The Company's principal sources of funds consist of dividends, advances and net tax payments from its subsidiaries. The Credit Facility of Reliance Financial requires, among other things, a minimum net worth requirement and a limitation of indebtedness. At February 29, 2000, Reliance Financial could pay up to $365,500,000 in cash dividends without violating the most restrictive provisions. Dividend payments by Reliance Insurance Company, without prior regulatory approval, are limited to the greater of 10% of the preceding year-end policyholders' surplus or the preceding year's statutory net income, but in no event to exceed the amount of unassigned funds. In accordance with these regulatory restrictions, $124,000,000 is available for the payment of dividends to Reliance Financial in 2000, subject to the broad discretionary powers of insurance regulatory authorities to further limit dividend payments of insurance companies. In 1998, Reliance Insurance Company paid an extraordinary dividend in the amount of $135,000,000 which was used by the Company to purchase a portion of its outstanding debt.


--------------------------------------------------------------------------------

12 STOCK PLANS

STOCK OPTIONS

The Company's stock option plans (the 'Plans') provide for the granting of incentive stock options and nonstatutory stock options to officers, non-employee directors and key employees of the Company. Under the terms of the Plans, options have a maximum term of 10 years from the date of grant. At December 31, 1999, there were 7,555,700 options available for future grants, subject to shareholder approval.


A summary of the Plans' activity is as follows:

--------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31                     1999                         1998                         1997
--------------------------------------------------------------------------------------------------------------------
                                  Number       Weighted        Number       Weighted        Number       Weighted
                                      of        Average            of        Average            of        Average
                                  Shares    Exercise Price     Shares    Exercise Price     Shares    Exercise Price
--------------------------------------------------------------------------------------------------------------------
(Shares in thousands)
Balance, beginning of year        22,378       $  11.00        14,667       $   7.87        10,905       $   5.40
Granted                           14,413           4.52         9,159          15.14         4,460          13.40
Exercised                             91           4.59         1,219           4.62           573           4.28
Cancelled                            453          10.98           229           9.54           125           6.71
                                 -----------------------------------------------------------------------------------
Balance, end of year              36,247       $   8.44        22,378       $  11.00        14,667       $   7.87
                                 -----------------------------------------------------------------------------------
                                 -----------------------------------------------------------------------------------
Exercisable portion                8,455       $   6.24         6,425       $   4.90         6,187       $   4.19
                                 -----------------------------------------------------------------------------------
                                 -----------------------------------------------------------------------------------
Weighted average fair value of
  options granted during the
  year                                         $   1.61                     $   5.36                     $   4.53
                                               --------                     --------                     --------
                                               --------                     --------                     --------

                                  Reliance Group Holdings, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   CONTINUED

--------------------------------------------------------------------------------

Summarized information about stock options outstanding at December 31, 1999 is as follows:

--------------------------------------------------------------------------------------------------------------------
                                            Options Outstanding                            Options Exercisable
                           ------------------------------------------------------    -------------------------------
                           Number of      Weighted Average                           Number of
Range of                      Shares         Remaining           Weighted Average       Shares      Weighted Average
Exercise Prices            Outstanding    Contractual Life       Exercise Price      Exercisable    Exercise Price
---------------------------------------------------------------------------------    -------------------------------
(Shares in thousands)
$3.125 to $5.75               15,761               7.4 YEARS         $   3.64            5,539          $   4.30
$5.875 to $8.75                7,199               8.1                   7.56            1,716              7.53
$11.00 to $14.375              7,850               8.2                  13.25            1,200             13.36
$15.625 to $18.00              5,437               8.4                  16.59                -                 -
                           ------------------------------------------------------    -------------------------------
$3.125 to $18.00              36,247               7.9 YEARS         $   8.44            8,455          $   6.24
                           ------------------------------------------------------    -------------------------------
                           ------------------------------------------------------    -------------------------------

EMPLOYEE STOCK PURCHASE PLAN

The Company's Employee Stock Purchase Plan ('ESPP') enables eligible employees of the Company to subscribe for shares of common stock on an annual offering date at a purchase price which is the lesser of 85% of the fair market value of the shares on the first day or the last day of the annual period. Employee contributions to the ESPP were $1,866,000 and $2,956,000 in 1999 and 1998, respectively. Pursuant to the ESPP, 328,000 and 270,000 shares were sold to employees in January 2000 and 1999 and 10,000,000 shares are available for future sales.

   The Company has elected to follow Accounting Principles Board Opinion
No. 25, 'Accounting for Stock Issued to Employees' ('APB 25') in accounting for its Plans and ESPP. In applying APB 25 no compensation cost has been recognized.

PRO FORMA INFORMATION

Pro forma information regarding net income and diluted net income per share has been determined as if the Company had accounted for its Plans and ESPP under the fair value based method. The fair value of stock options granted under the Company's Plans was estimated on the grant dates using the Black-Scholes option-pricing model. The following weighted average assumptions were used for grants in 1999, 1998 and 1997, respectively: dividend yields of 8.2%, 2.1% and 2.4%, expected volatility of 72.0%, 33.2% and 30.2%, risk-free interest rates of 5.9%, 5.2% and 6.1% and an expected life of 7 years for all three years. The fair value of the shares purchased under the ESPP was calculated as if the shares were 'look back options'.

Pro forma information regarding net income (loss) and diluted net income (loss) per share is as follows:

------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31                                                        1999         1998         1997
------------------------------------------------------------------------------------------------------------
(In thousands, except per share
  amounts)
Net income (loss)                   as reported                          $(310,546)   $ 326,449    $ 229,419
                                    pro forma                             (327,675)     316,507      226,814

Diluted net income (loss) per
  share                             as reported                              (2.72)        2.72         1.94
                                    pro forma                                (2.87)        2.64         1.92

                                  Reliance Group Holdings, Inc. and Subsidiaries

--------------------------------------------------------------------------------

13 POLICY ACQUISITION COSTS, OTHER INSURANCE EXPENSES AND UNICOVER SETTLEMENT
--------------------------------------------------------------------------------

YEAR ENDED DECEMBER 31                                   1999         1998           1997
-----------------------------------------------------------------------------------------
(In thousands)
Policy acquisition costs amortized during the
  year                                             $  677,766     $578,529     $  487,432
                                                   --------------------------------------
Other insurance expenses:
  Salaries and commissions                            134,946      214,929        696,747
  Taxes, other than income taxes                       24,392       23,635         38,689
  Rent                                                 31,167       32,124         61,001
  Policyholders' dividends                             10,307        5,939          4,224
  Unicover settlement                                 167,065            -              -
  Other                                               105,077      103,154        208,890
                                                   --------------------------------------
                                                      472,954      379,781      1,009,551
                                                   --------------------------------------
                                                   $1,150,720     $958,310     $1,496,983
                                                   --------------------------------------
                                                   --------------------------------------

For the years ended December 31, 1998 and 1997, other insurance expenses include $126,800,000 and $789,900,000 related to the Company's title insurance operations which were sold in February 1998.

                                  Reliance Group Holdings, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   CONTINUED

--------------------------------------------------------------------------------

14 POSTRETIREMENT BENEFIT PLANS

Retirement benefits under the Company's noncontributory trusteed defined benefit pension plans are paid to eligible employees based primarily on years of service and compensation. Plan assets principally consist of corporate and government debt securities and 1,116,200 shares of the Company's common stock, which subsequent to December 31, 1999, were sold by the Plan pursuant to instructions issued by the Plan's independent trustee.

The reconciliation of the beginning to ending projected benefit obligation is as follows:

---------------------------------------------------------------------------------------------------------------
                                                                              DECEMBER 31      1999        1998
---------------------------------------------------------------------------------------------------------------
(In thousands)
Projected benefit obligation, beginning of year                                            $224,494    $196,717
Service cost                                                                                 10,366       9,687
Interest cost                                                                                15,091      14,155
Actuarial (gain) loss                                                                       (44,967)     11,629
Benefits paid                                                                                (8,333)     (7,694)
                                                                                           --------------------
Projected benefit obligation, end of year                                                  $196,651    $224,494
                                                                                           --------------------
                                                                                           --------------------

The reconciliation of the beginning to ending fair value of plan assets is as follows:
---------------------------------------------------------------------------------------------------------------
                                                                              DECEMBER 31      1999        1998
---------------------------------------------------------------------------------------------------------------
(In thousands)
Fair value of plan assets, beginning of year                                               $178,121     167,698
Actual return on plan assets                                                                  1,206       2,087
Employer contributions                                                                            -      16,030
Benefits paid                                                                                (8,333)     (7,694)
                                                                                           --------------------
Fair value of plan assets, end of year                                                     $170,994    $178,121
                                                                                           --------------------
                                                                                           --------------------

The funded status of the plans includes the following components:
---------------------------------------------------------------------------------------------------------------
                                                                              DECEMBER 31      1999        1998
---------------------------------------------------------------------------------------------------------------
(In thousands)
Funded status-projected benefit obligation in excess of fair value of plan assets          $ 25,657    $ 46,373
Unrecognized net actuarial loss                                                             (18,797)    (49,496)
Unrecognized prior service cost                                                               2,834       3,439
Unrecognized transition asset                                                                 1,586       2,897
                                                                                           --------------------
Accrued pension cost                                                                       $ 11,280    $  3,213
                                                                                           --------------------
                                                                                           --------------------

Pension cost includes the following components (1):
----------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31                                                              1999        1998        1997
----------------------------------------------------------------------------------------------------------------
(In thousands)
Service cost                                                                    $ 10,366    $  9,687    $  6,784
Interest cost                                                                     15,091      14,155      12,743
Expected return on plan assets                                                   (17,361)    (16,561)    (14,679)
Amortization of prior service cost                                                  (606)       (606)       (606)
Amortization of net loss                                                           1,887         551           -
Amortization of transition asset                                                  (1,310)     (1,310)     (1,310)
                                                                                --------------------------------
Net periodic benefit cost                                                       $  8,067    $  5,916    $  2,932
                                                                                --------------------------------
                                                                                --------------------------------

(1) Excludes pension cost for the Company's then owned title insurance operations which was $2,852,000 for 1997.

                                  Reliance Group Holdings, Inc. and Subsidiaries

--------------------------------------------------------------------------------

   The assumptions used to measure the projected benefit obligation at December 31, 1999 and 1998 include a discount rate of 8.25% and 7.0% and a weighted average rate of compensation increase of 5.2% for both 1999 and 1998. The expected long-term investment rate of return on plan assets for the years ended December 31, 1999 and 1998 was 10.0%. The Company will use an expected long-term investment rate of return on plan assets of 9.5% for the year ended
December 31, 2000.

   Contributions under the Company's defined contribution plans were $5,107,000, $4,936,000 and $7,778,000 in 1999, 1998 and 1997, respectively, and were based on a formula specified in the plan agreements.

--------------------------------------------------------------------------------

15 STATUTORY INFORMATION

Statutory net income (loss) for the years ended December 31, 1999, 1998 and 1997 was $(222,487,000), $649,222,000 and $95,111,000.

   Statutory policyholders' surplus at December 31, 1999 and 1998 was $1,244,003,000 and $1,747,425,000 which reflects a reduction in statutory loss reserves of $61,900,000 and $61,200,000, respectively, representing discounts of workers' compensation reserves in excess of GAAP discounts.

--------------------------------------------------------------------------------

16 WORKERS' COMPENSATION REINSURANCE FACILITY

In 1998, the Company entered into reinsurance fronting arrangements as part of a workers' compensation insurance facility created and managed by Unicover Managers, Inc. ('Unicover'), a third party manager of reinsurance pools. Under these arrangements, the Company reinsured workers' compensation policies, the occupational accident portion of which was then 100 percent retroceded to a number of retrocessional reinsurers. In 1999, two of the Company's retrocessional reinsurers, Sun Life Assurance Company of Canada ('Sun Life') and Phoenix Home Life Mutual Insurance Company ('Phoenix'), sought to rescind their retrocessional reinsurance contracts with the Unicover pool and facilities, including the Reliance facility.

   On January 21, 2000, the Company concluded settlements with various insurance and reinsurance companies to resolve outstanding issues relating to Unicover. The settlements were reached with the Company's retrocessional reinsurers, including Sun Life, Phoenix and Cologne Life Reinsurance Company, and all of the insurance companies that purchased reinsurance from the Reliance Unicover facility.

   As a result of the settlements, the Company has taken a pre-tax charge in 1999 of $170,800,000 ($111,000,000 or $.97 per diluted share after-tax) which includes $3,800,000 for various costs and expenses relating to the Unicover facility. This charge also includes $20,000,000 for an anticipated settlement regarding the Company's participation in the Lincoln National facility managed by Unicover.

   At December 31, 1999, other assets, as shown in the accompanying consolidated balance sheet, include $399,900,000 of receivables from third parties relating to the Unicover settlement, and accounts payable and accrued expenses, as shown in the accompanying consolidated balance sheet, include $570,700,000 due to the insurance companies that purchased reinsurance from the Unicover facilities. These amounts were collected and paid in January 2000.

--------------------------------------------------------------------------------

17 CONTINGENCIES AND COMMITMENTS

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

                                  Reliance Group Holdings, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   CONTINUED

--------------------------------------------------------------------------------

   (a) In February 1999, the Company received a decision in an initial phase of an alternative dispute resolution trial of certain contested issues between an asbestos producer and certain of its liability insurance carriers, including the Company.

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

   In 1996, pursuant to a 1985 settlement agreement between certain asbestos producers and certain of their insurers, the producer instituted alternative dispute resolution proceedings against various of its insurers, including the Company. The proceedings sought to re-allocate a substantial percentage of claims to operations coverage, which had not been previously exhausted. In the decision, which the Company has appealed, the trial judge did not decide the issue of the allocation of pending and future claims or direct the payment of any amount by the Company to the producer. He did, however, reject the Company's position as to re-allocation of past claims and ruled, based on statistical data, that a substantial percentage of claims paid through September 1996 should have been classified as operations claims.

   In December 1999, a further trial phase was conducted to determine the financial implications of the decision and the allocation of claims closed since September 1996. The outcome of this trial phase may also be appealed. The Company is unable to determine, at this time, the amount that it may be required to pay.

   If not overturned on appeal, an effect of the decision would be to make available for the payment of asbestos related bodily injury claims, up to an additional $44,000,000 in liability coverage, plus associated defense and loss adjustment expenses, under the Company's policies.

   The Company believes that the decision is incorrect and is based on flawed statistical data. The Company does not believe that it is probable that its liability, if any, in respect of this matter will have a material adverse effect on the Company's financial position, although there is no assurance that the disposition of this matter will not materially affect the Company's results of operations for any period.

   (b) Employers who purportedly purchased workers' compensation insurance policies on a retrospectively rated or other loss-sensitive basis have brought several putative class actions against, among others, individual insurance companies ranging in number from approximately 6 to approximately 160, including Reliance Insurance Company and several of its subsidiaries. The plaintiffs in the actions assert that, from as early as January 1, 1985, they and the members of the putative classes they purport to represent were overcharged for such insurance covering workers' compensation risks in the states in which the actions have been brought. The plaintiffs, on behalf of themselves and the putative class members, seek unspecified monetary damages, with interest and attorneys' fees, against all defendants jointly and severally, and in most cases also seek injunctive and other equitable relief.

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

   In January 2000, the court in the Pennsylvania action denied the plaintiff's motion for class certification, and ruled that the case could not proceed as a class action. The plaintiffs did not appeal from that ruling. To date, there have been no other rulings on motions by the plaintiffs for certification of the putative classes they purport to represent. The Company has denied or intends to deny the material allegations in each of the lawsuits and intends to contest each action vigorously.

                                  Reliance Group Holdings, Inc. and Subsidiaries

--------------------------------------------------------------------------------

   The Company does not believe that it is probable that its aggregate liability, if any, in respect of these actions will have a material adverse effect on the Company's financial position, although there is no assurance that the disposition of the actions will not materially affect the Company's results of operations for any period.

LEASE COMMITMENTS

The Company and its subsidiaries lease certain office facilities and equipment under lease agreements that expire at various dates through 2012. Rent expense for the years ended December 31, 1999, 1998 and 1997 was $91,100,000, $80,800,000 and $100,900,000, respectively.

At December 31, 1999, future net minimum rental payments required under noncancelable leases are as follows:

--------------------------------------------------------------------------------
(In thousands)
2000                                                                    $ 60,123
2001                                                                      56,698
2002                                                                      47,306
2003                                                                      35,831
2004                                                                      30,552
2005 and thereafter                                                      122,295
                                                                        --------
                                                                        $352,805
                                                                        --------
                                                                        --------

                                  Reliance Group Holdings, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   CONTINUED

--------------------------------------------------------------------------------

18 PER SHARE INFORMATION
The basic and diluted per share reconciliations of income (loss) from continuing operations to net income (loss) is as follows:

-------------------------------------------------------------------------------------------------------------
 YEAR ENDED DECEMBER 31                                                        1999         1998         1997
-------------------------------------------------------------------------------------------------------------
BASIC INCOME (LOSS) PER SHARE:
INCOME (LOSS) FROM CONTINUING OPERATIONS                                  $   (2.21)   $    2.89    $    1.52
Gain on disposal of discontinued operation                                        -            -          .60
Litigation settlement of discontinued operation                                   -            -         (.06)
                                                                          -----------------------------------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM AND CUMULATIVE EFFECT OF
  ACCOUNTING CHANGE                                                           (2.21)        2.89         2.06
Extraordinary item-early extinguishment of debt                                   -         (.07)           -
Cumulative effect of change in accounting                                      (.51)           -         (.06)
                                                                          -----------------------------------
Net income (loss)                                                         $   (2.72)   $    2.82    $    2.00
                                                                          -----------------------------------
                                                                          -----------------------------------
DILUTED INCOME (LOSS) PER SHARE:
INCOME (LOSS) FROM CONTINUING OPERATIONS                                  $   (2.21)   $    2.78    $    1.47
Gain on disposal of discontinued operation                                        -            -          .58
Litigation settlement of discontinued operation                                   -            -         (.06)
                                                                          -----------------------------------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM AND CUMULATIVE EFFECT OF
  ACCOUNTING CHANGE                                                           (2.21)        2.78         1.99
Extraordinary item-early extinguishment of debt                                   -         (.06)           -
Cumulative effect of change in accounting                                      (.51)           -         (.05)
                                                                          -----------------------------------
NET INCOME (LOSS)                                                         $   (2.72)   $    2.72    $    1.94
                                                                          -----------------------------------
                                                                          -----------------------------------

The reconciliation of the basic to diluted per share information is as follows:

-------------------------------------------------------------------------------------------------------------
 YEAR ENDED DECEMBER 31                                                        1999         1998         1997
-------------------------------------------------------------------------------------------------------------
(In thousands, except per share amounts)
Income (loss) from continuing operations                                  $(252,696)   $ 334,215    $ 174,496
                                                                          -----------------------------------
                                                                          -----------------------------------
Weighted average number of basic shares outstanding                         114,124      115,672      114,651
Effect of dilutive securities-options                                             -        4,401        3,712
                                                                          -----------------------------------
Weighted average number of diluted shares outstanding                       114,124      120,073      118,363
                                                                          -----------------------------------
                                                                          -----------------------------------
Basic per share income (loss) before extraordinary item and cumulative
  effect of accounting change                                             $   (2.21)   $    2.89    $    1.52
                                                                          -----------------------------------
                                                                          -----------------------------------
Diluted per share income (loss) before extraordinary item and
  cumulative effect of accounting change                                  $   (2.21)   $    2.78    $    1.47
                                                                          -----------------------------------
                                                                          -----------------------------------

     For the year ended December 31, 1999, the effect of options has been excluded since their inclusion would be anti-dilutive. Options to purchase 5,371,000 and 2,000,000 shares of common stock were not included in the computation of diluted income per share for the years 1998 and 1997, respectively, since the options' exercise price was greater than the average market price of the common shares.

                                  Reliance Group Holdings, Inc. and Subsidiaries

--------------------------------------------------------------------------------

19 BUSINESS SEGMENT INFORMATION

--------------------------------------------------------------------------------

  YEAR ENDED DECEMBER 31                                                    1999           1998           1997
--------------------------------------------------------------------------------------------------------------
(In thousands)
REVENUES:
Property and casualty insurance
  Premiums earned (1):
     Reliance National                                               $ 1,042,527    $   977,947    $   872,642
     Reliance Insurance                                                  718,545        754,007        698,537
     Reliance Personal                                                   294,860        159,745         53,648
     Reliance Reinsurance                                                241,593        214,712        152,754
     Reliance Surety                                                     206,306        196,693        167,251
     Other                                                                   150          1,176          2,184
                                                                     -----------------------------------------
                                                                       2,503,981      2,304,280      1,947,016
Net investment income                                                    286,420        294,743        263,981
Gain on sales of investments                                              63,018        108,535         71,501
Gain on sales of subsidiaries                                                  -        194,080              -
                                                                     -----------------------------------------
                                                                       2,853,419      2,901,638      2,282,498
                                                                     -----------------------------------------
Title insurance
  Premiums earned                                                              -        139,132        863,746
  Net investment income                                                        -          5,276         30,990
  Gain on sales of investments                                                 -            305          1,596
                                                                     -----------------------------------------
                                                                               -        144,713        896,332
Information technology consulting                                        230,654        247,749        191,886
Other                                                                     69,183         75,020         71,920
                                                                     -----------------------------------------
                                                                     $ 3,153,256    $ 3,369,120    $ 3,442,636
                                                                     -----------------------------------------
                                                                     -----------------------------------------

INCOME (LOSS) BEFORE INCOME TAXES AND EQUITY IN INVESTEE
  COMPANIES:
Property and casualty insurance
  Underwriting gain (loss):
     Reliance National                                               $  (495,306)   $   (31,966)   $   (12,161)
     Reliance Insurance                                                 (186,962)       (49,676)       (29,716)
     Reliance Personal                                                   (76,329)       (17,949)       (19,681)
     Reliance Reinsurance                                                (71,242)        (5,070)        (3,120)
     Reliance Surety                                                      41,575         54,346         37,733
     Other                                                                  (162)        (1,793)        (4,777)
                                                                     -----------------------------------------
                                                                        (788,426)       (52,108)       (31,722)
Net investment income                                                    286,420        294,743        263,981
Gain on sales of investments                                              63,018        108,535         71,501
Gain on sales of subsidiaries                                                  -        194,080              -
                                                                     -----------------------------------------
                                                                        (438,988)       545,250        303,760
Title insurance                                                                -         11,286         64,963
Information technology consulting                                         12,743         19,382          5,623
Other                                                                    (69,429)      (130,103)      (132,325)
                                                                     -----------------------------------------
                                                                     $  (495,674)   $   445,815    $   242,021
                                                                     -----------------------------------------
                                                                     -----------------------------------------
IDENTIFIABLE ASSETS AT YEAR-END:
Property and casualty insurance                                      $14,215,508    $12,229,831    $10,529,179
Net assets of title insurance operations                                       -              -        288,619
Information technology consulting                                         97,742         97,144         82,155
Other                                                                    302,253        291,064        322,533
                                                                     -----------------------------------------
                                                                     $14,615,503    $12,618,039    $11,222,486
                                                                     -----------------------------------------
                                                                     -----------------------------------------


(1) Includes foreign sourced premiums, representing premiums that are generated outside the United States regardless of underwriting location, of $307,000,000, $261,000,000 and $255,000,000 in 1999, 1998 and 1997,
    respectively.

                                  Reliance Group Holdings, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   CONTINUED

--------------------------------------------------------------------------------

On February 27, 1998, the Company completed the sale of its title insurance operations to LandAmerica. See note 3 to the consolidated financial statements.

     The Company operates in two business segments, property and casualty insurance and information technology consulting. The property and casualty insurance business consists of five operations, Reliance National, Reliance Insurance, Reliance Personal, Reliance Reinsurance and Reliance Surety.

     Income before income taxes and equity in investee companies relating to property and casualty insurance underwriting has been reduced by policyholders' dividends and other income and expense. Income before income taxes and equity in investee companies by segment is before allocation of corporate overhead and corporate interest expense, which relates primarily to the Company and its financing subsidiary. Corporate overhead and corporate interest expense are included in Other which, in 1999, includes the reversal of $31,500,000 of previously accrued interest expense pertaining to a tax settlement.

     Identifiable assets are those assets that are used in the Company's operations in each segment.

--------------------------------------------------------------------------------

20 QUARTERLY FINANCIAL DATA (UNAUDITED)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------
                                                                                            1999 QUARTER
--------------------------------------------------------------------------------------------------------
                                                                      Second                      Fourth
                                                         First           (1)         Third           (2)
--------------------------------------------------------------------------------------------------------
(In thousands, except per share amounts)
REVENUES:
Premiums earned                                       $588,994     $ 585,766     $ 719,293     $ 609,928
Net investment income                                   73,188        71,270        72,107        69,855
Gain (loss) on sales of investments                      9,177        (2,762)        3,193        53,410
Other                                                   78,667        81,735        72,093        67,342
                                                      --------------------------------------------------
                                                      $750,026     $ 736,009     $ 866,686     $ 800,535
                                                      --------------------------------------------------
                                                      --------------------------------------------------

INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF
  ACCOUNTING CHANGE                                   $ 42,301     $(156,891)    $ (15,063)    $(123,043)
Cumulative effect of change in accounting for
  insurance assessments                                (57,850)            -             -             -
                                                      --------------------------------------------------
NET INCOME (LOSS)                                     $(15,549)    $(156,891)    $ (15,063)    $(123,043)
                                                      --------------------------------------------------
                                                      --------------------------------------------------

DILUTED PER SHARE INFORMATION:
Income (loss) before cumulative effect of
  accounting change                                   $    .36     $   (1.38)    $    (.13)    $   (1.08)
Cumulative effect of change in accounting for
  insurance assessments                                   (.49)            -             -             -
                                                      --------------------------------------------------
NET INCOME (LOSS)                                     $   (.13)    $   (1.38)    $    (.13)    $   (1.08)
                                                      --------------------------------------------------
                                                      --------------------------------------------------
BASIC PER SHARE INFORMATION:
NET INCOME (LOSS)                                     $   (.13)    $   (1.38)    $    (.13)    $   (1.08)
                                                      --------------------------------------------------
                                                      --------------------------------------------------


(1) Includes an after-tax charge of $147.7 million ($1.30 per diluted share) to increase net loss reserves related to policies issued in prior periods, resulting from updated information and subsequent developments. In addition, the Company also incurred a charge of $67.1 million ($.59 per diluted share) representing the cost of ceding to reinsurers losses under various stop loss treaties.

(2) Includes an after-tax charge of $117.0 million ($1.03 per diluted share) relating to the settlement of issues involving the Unicover workers' compensation reinsurance facility.

                                  Reliance Group Holdings, Inc. and Subsidiaries

                                                                                           1998 QUARTER
-------------------------------------------------------------------------------------------------------
                                                           First       Second        Third       Fourth
-------------------------------------------------------------------------------------------------------
(In thousands, except per share amounts)
REVENUES:
  Premiums earned                                     $  659,681     $560,566     $588,341     $634,824
  Net investment income                                   74,628       75,072       74,908       75,411
  Gain on sales of investments                            51,952       53,986        1,483        1,419
  Gain on sales of subsidiaries                          197,258            -            -            -
  Other                                                   72,248       80,340       83,339       83,664
                                                      -------------------------------------------------
                                                      $1,055,767     $769,964     $748,071     $795,318
                                                      -------------------------------------------------
                                                      -------------------------------------------------
INCOME FROM CONTINUING OPERATIONS                     $  202,294     $ 70,889     $ 30,006     $ 31,026
Extraordinary item-early extinguishment of debt           (1,912)      (5,592)           -         (262)
                                                      -------------------------------------------------
Net income                                            $  200,382     $ 65,297     $ 30,006     $ 30,764
                                                      -------------------------------------------------
                                                      -------------------------------------------------
DILUTED PER SHARE INFORMATION:
Income from continuing operations                     $     1.69     $    .59     $    .25     $    .26
Extraordinary item-early extinguishment of debt             (.02)        (.05)           -            -
                                                      -------------------------------------------------
Net income                                            $     1.67     $    .54     $    .25     $    .26
                                                      -------------------------------------------------
                                                      -------------------------------------------------
BASIC PER SHARE INFORMATION:
  Net income                                          $     1.74     $    .56     $    .26     $    .27
                                                      -------------------------------------------------
                                                      -------------------------------------------------

                                  Reliance Group Holdings, Inc. and Subsidiaries
INDEPENDENT AUDITORS' REPORT

--------------------------------------------------------------------------------

Board of Directors and Shareholders
Reliance Group Holdings, Inc.
New York, New York

We have audited the accompanying consolidated balance sheets of Reliance Group Holdings, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in shareholders' equity, comprehensive income (loss) and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Reliance Group Holdings, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.

   As discussed in note 1 to the consolidated financial statements, the Company changed its method of accounting for insurance related assessments in 1999 and process reengineering costs in 1997.


/s/ Deloitte & Touche LLP


New York, New York
February 29, 2000, except as to note 4,
as to which the date is March 15, 2000

                                  Reliance Group Holdings, Inc. and Subsidiaries
REPORT OF MANAGEMENT

--------------------------------------------------------------------------------

SCOPE OF RESPONSIBILITY

Management is responsible for the financial information included in this annual report and for ascertaining that such information presents fairly the financial position and operating results of the Company. The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles. Such statements include informed estimates and judgments of management for those transactions that are not yet complete or for which the ultimate effects cannot be precisely determined. Financial information presented elsewhere in this annual report is consistent with that in the consolidated financial statements.

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

AUDIT COMMITTEE

The Audit Committee of the Board of Directors is comprised solely of non-employee outside directors, and is responsible for overseeing and monitoring the quality of the Company's accounting practices and internal controls. Management, the internal auditors and the independent auditors meet regularly with the Committee to review the accounting practices employed by the Company and to discuss auditing, internal control, financial reporting matters and any other matters they believe should be brought to the Committee's attention. Both the internal and independent auditors have unrestricted access to the Audit Committee, without members of management present.

George R. Baker
President and
Chief Executive Officer

George E. Bello
Executive Vice President
and Controller

                                  Reliance Group Holdings, Inc. and Subsidiaries
MARKET AND DIVIDEND INFORMATION FOR COMMON STOCK

--------------------------------------------------------------------------------

The Company's common stock, $.10 par value, is traded on the New York Stock Exchange and the Pacific Exchange, Inc. under the symbol 'REL.' As of March 15, 2000, there were approximately 2150 holders of record of the Company's common stock. The high and low sales prices of the common stock, as reported by the New York Stock Exchange, are as follows:

                                                          1999                  1998
--------------------------------------------------------------------------------------------

QUARTER                                                HIGH        LOW       High        Low
--------------------------------------------------------------------------------------------
First                                              13 11/16     7 9/16     19 1/8     12 5/8
Second                                               10 7/8      6 1/4     19 7/8    16 7/16
Third                                                7 9/16    3 15/16   19 13/16     12 1/4
Fourth                                                7 3/4    2 13/16     15 1/8     10 3/4

Cash dividends for each share of the Company's common stock were $.08 for each quarter in 1999 and 1998. On February 29, 2000, the Company announced the suspension of the common stock dividend.

   As a holding company, the Company is dependent upon dividends, advances and net tax payments from its wholly-owned subsidiaries to meet its debt service obligations and to pay its expenses. In addition to the terms of bank covenants limiting the payment of dividends by Reliance Financial, dividends from the Company's principal operating subsidiaries are subject to regulatory limitations.

                                  Reliance Group Holdings, Inc. and Subsidiaries
DIRECTORS AND OFFICERS

--------------------------------------------------------------------------------

DIRECTORS

George R. Baker(1)
President and Chief Executive Officer
Reliance Group Holdings, Inc.

George E. Bello(1)(3)(4)
Executive Vice President and Controller
Reliance Group Holdings, Inc.

Lowell C. Freiberg(3)
Executive Vice President and Chief Financial Officer
Reliance Group Holdings, Inc.

Dr. Thomas P. Gerrity(2)(7)
Professor of Management of the Wharton School
University of Pennsylvania

Jewell Jackson McCabe(4)(5)(6)
President, Jewell Jackson McCabe Associates

Irving Schneider(2)(5)(6)
Co-Chairman and Chief Operations Officer
Helmsley-Spear, Inc.

Bernard L. Schwartz(1)
Chairman, President & CEO of Loral Space & Communications Ltd. and Chairman & CEO of Globalstar

Richard E. Snyder(3)(7)
Chairman and Chief Executive Officer
Golden Books Family Entertainment, Inc.

Dr. Bruce E. Spivey(2)(3)(6)
President and CEO
Columbia-Cornell Care LLC

Howard E. Steinberg
Executive Vice President and Chief of Corporate Operations
Reliance Group Holdings, Inc.

Robert M. Steinberg
Vice-Chairman
Reliance Group Holdings, Inc.

Saul P. Steinberg(1)(4)
Chairman of the Board
Reliance Group Holdings, Inc.

James E. Yacobucci
Senior Vice President Investments
Reliance Group Holdings, Inc.

----------------------------------
(1) Executive Committee
(2) Audit Committee
(3) Finance Committee
(4) Regular Compensation Committee
(5) Special Compensation Committee
(6) Stock Option Committee
(7) Nominating Committee

OFFICERS

Saul P. Steinberg
Chairman of the Board

Robert M. Steinberg
Vice-Chairman

George R. Baker
President and Chief Executive Officer

George E. Bello
Executive Vice President and Controller

Lowell C. Freiberg
Executive Vice President and Chief Financial Officer

Howard E. Steinberg
Executive Vice President and Chief of Corporate Operations

Dennis J. O'Leary
Senior Vice President
Taxes

Philip S. Sherman
Senior Vice President and Group Controller

Bruce L. Sokoloff
Senior Vice President Administration

James E. Yacobucci
Senior Vice President Investments

Paul W. Zeller
Senior Vice President,
Deputy General Counsel and Assistant Secretary

Eilene S. Bloom
Vice President
Administrative Services

Thomas G. Butler
Vice President
Taxes

Gregory P. Candela
Vice President and Litigation Counsel

Andrew B Donnellan, Jr.
Vice President and Chief Litigation Counsel

David J. Grill
Vice President and Assistant Treasurer

David F. Noyes
Vice President and Chief Credit Officer

Steven A Rautenberg
Vice President Communications

Joel H. Rothwax
Vice President
Human Resources

Thomas J. Sanders
Vice President and Assistant Controller


OFFICERS OF OPERATING UNITS

RELIANCE INSURANCE GROUP

George T. Van Gilder
President and Chief Executive Officer

Stewart J. Gerson
Senior Vice President, Chief Executive Officer and Treasurer

Kenneth R. Frohlich
Senior Vice President and Chief Actuarial Officer

Linda S. Kaiser
Senior Vice President, General Counsel and Secretary

PROPERTY AND CASUALTY INSURANCE

George T. Van Gilder
President and Chief Executive Officer
Reliance National

Robert C. Olsman
President and Chief Operating Officer
Reliance Insurance

Jeffrey J. Dailey
President and Chief Executive Officer
Reliance Personal

George H. Roberts
President
Reliance Reinsurance

C. Brian Schmalz
President and Chief Executive Officer
Reliance Surety

RCG INFORMATION TECHNOLOGY

Robert D. Simplot
President and Chief Executive Officer
RCG Information Technology, Inc.

RELIANCE DEVELOPMENT GROUP

Henry A. Lambert
President and Chief Executive Officer
Reliance Development Group, Inc.

                                  Reliance Group Holdings, Inc. and Subsidiaries
CORPORATE DATA

--------------------------------------------------------------------------------

CORPORATE OFFICES                          COMMON STOCK TRANSFER AGENT                FORM 10-K
Reliance Group Holdings, Inc.              American Stock Transfer & Trust Company    A copy of the Company's Annual
Park Avenue Plaza                          40 Wall Street                             Report on Form 10-K to the Securities
55 East 52nd Street                        New York, NY 10005                         and Exchange Commission will be
New York, NY 10055                                                                    furnished to any security holder upon
(212) 909-1100                             INDEPENDENT AUDITOR                        written request to Corporate
FAX (212) 909-1864                         Deloitte & Touche LLP                      Communications, Reliance Group
                                           New York, NY                               Holdings, Inc., 55 East 52nd Street,
                                                                                      New York, NY 10055.

                                           ------------------------------------------------------------------------------------

                                           LISTED SECURITIES
                                           All securities are listed on the New York Stock Exchange

                                           RELIANCE GROUP HOLDINGS, INC.
                                           Common Stock (Symbol: REL; New York Stock Exchange
                                           and Pacific Exchange)

                                           9% Senior Notes, due 2000
                                           9 3/4% Senior Subordinated Debentures, due 2003
                                           ------------------------------------------------------------------------------------
                                           Reliance Group Holdings, Inc. quarterly results, as well as Annual Reports on
                                           Form 10-K, Form 10-Q, Annual Reports to shareholders and other corporate information can be obtained by calling (888) REL-FACT or by visiting our internet web site at http://www.rgh.com.

Design: The Graphic Expression, Inc., New York

[Reliance Group Holdings, Inc. logo]

Reliance Group Holdings, Inc. o 1999 Annual Report